Exhibit (a)(1)(B)

AMENDED AND RESTATED EXCHANGE OFFER MEMORANDUM

Offer by Cazoo Group Ltd to Exchange

All of the US$630 million Aggregate Principal Amount of 2.00% Convertible Senior Notes due 2027

For

a pro rata portion of (1) US$200 million Aggregate Principal Amount of 4.00%/2.00%
Cash/Payment-in-Kind (“PIK”)
Toggle Senior Secured Notes due 2027 and (2) Class A Ordinary Shares
Representing 92% of the Total Class A Ordinary Shares Outstanding

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW CONVERTIBLE NOTES THAT YOU TENDER WILL EXPIRE AT 11:59 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON DECEMBER 4, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Cazoo Group Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Company” or “Cazoo”), is making an offer to the holders of all $630 million aggregate principal amount of the Company’s 2% Convertible Senior Notes due 2027 (the “Convertible Notes”) issued pursuant to the indenture (the “2022 Indenture”) dated as of February 16, 2022, between the Company, as issuer, and U.S. Bank Trust Company, National Association, as the trustee (the “Convertible Notes Trustee”). The Company is offering to exchange, upon the terms and subject to the conditions set forth in this amended and restated exchange offer memorandum (this “Offering Memorandum”), any and all Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date (as defined herein) and Additional Amounts (as defined in the 2022 Indenture), if any) for (i) a pro rata portion of US$200 million aggregate principal amount of 4.00%/2.00% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 (the “New Notes”) and (ii) a pro rata portion of Cazoo’s Class A ordinary shares (the “New Shares” and, together with the New Notes, the “Offered Securities”) which will represent 92% of the total Class A ordinary shares outstanding immediately after giving effect to this exchange offer (the “Exchange Offer”).

Title of Existing Notes	CUSIP Number(1)	Principal Amount Outstanding	Consideration per $1,000 of Convertible Notes(2)	Total Consideration
2% Convertible Senior Notes due 2027	14986T AA3	$630,000,000	(1) $317.46 of New Notes and (2) 7.08 Class A ordinary shares(3)	(1) $200,000,000 of New Notes and (2) 4,465,799 Class A ordinary shares(3)

____________

(1)      No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this communication or printed on the Convertible Notes. CUSIPs are provided solely for convenience.

(2)      Consideration in the form of Offered Securities per $1,000 principal amount of Convertible Notes that are validly tendered and accepted for exchange (including any accrued and unpaid interest up to but not including the Closing Date (as defined herein) and Additional Amounts (as defined in the 2022 Indenture), subject to any rounding as described herein.

(3)      Illustrative calculation using the number of Class A ordinary shares issued and outstanding as of September 22, 2023 of 38,833,034 Class A ordinary shares to represent the 8% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer held by existing shareholders, resulting in 446,579,891 Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities, representing 92% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer. After applying the 1-to-100 ratio to be used in the Reverse Stock Split (as defined below), the total number of Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities amounts to 4,465,799 Class A ordinary shares. The actual number of Class A ordinary shares to be issued in connection with the Exchange Offer will depend on the number of Class A ordinary shares issued and outstanding following the Reverse Stock Split immediately prior to the Closing Date.

The New Notes will be senior secured obligations of the Company, guaranteed on the Closing Date (the “New Notes Guarantees”) by all of the Company’s existing subsidiaries organized in the United Kingdom (the “Closing Date New Notes Guarantors”), subject to the agreed security principles and certain customary exceptions and limitations, and secured by certain of the assets of the Company and the Closing Date New Notes Guarantors specified herein (the “New Notes Collateral”). Subject to a materiality threshold, a guarantor coverage test and the agreed security principles, as described in more detail under “Appendix I — Description of the New Notes” hereto, the New Notes may be guaranteed by other subsidiaries of the Company (collectively with the Closing Date New Notes Guarantors, the “New Notes Guarantors”). Interest on the New Notes will accrue at a rate of 6.00% per annum from the date of the issuance of the New Notes, with a minimum of 4.00% payable in cash and, at the option of the Company, up to 2.00% payable in kind, and will be payable semi-annually, beginning on May 15, 2024. At any time prior to the second anniversary of the Closing Date, the Company may redeem all or part of the New Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest, if any) to, but not including, the applicable redemption date, and additional amounts, if any, plus a “make-whole” premium, as described under “Appendix I — Description of the New Notes — Optional Redemption.” From (and including) the second anniversary to (and excluding) the third anniversary of the Closing Date, the Company may redeem all or part of the New Notes at a redemption price equal to 104% and, from (and including) the third anniversary of the Closing Date and thereafter, at 102%, in each case, of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest (if any) and additional amounts, if any. The Company will also be required to pay the applicable redemption premiums following any acceleration caused by certain insolvency or bankruptcy events. Upon the occurrence of a change of control, the Company will be required to offer to repurchase the New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest, if any) and additional amounts, if any. The New Notes will mature on February 16, 2027, unless earlier redeemed or repurchased in accordance with the terms of the New Notes. The New Notes will be issued pursuant to an indenture expected to be entered into with U.S. Bank Trust Company, National Association, as trustee, and GLAS Trust Corporation Limited, as security agent, and will be governed by New York law. The principal terms of the New Notes, the New Notes Guarantees and the New Notes Collateral are described in “Summary of the New Notes” and the terms of the New Notes, the New Notes Guarantees and the New Notes Collateral are set forth in more detail under “Appendix I — Description of the New Notes” hereto.

The Exchange Offer (as defined below) will expire at 11:59 p.m., New York City time, on December 4, 2023, unless extended or earlier terminated by the Company (such date and time, as they may be extended, the “Expiration Deadline”). To be eligible to receive the Offered Securities, Eligible Holders (as defined herein) must validly tender their Convertible Notes at or prior to 11:59 p.m., New York City time, on December 4, 2023, unless extended by the Company. Tenders of Convertible Notes may be validly withdrawn at any time at or prior to the Expiration Deadline, except as such Expiration Deadline may be extended by the Company (such date and time, as they may be extended, the “Withdrawal Deadline”).

This Exchange Offer is being made in accordance with the terms of a Transaction Support Agreement dated September 20, 2023, as amended on November 3, 2023 (the “Transaction Support Agreement”) among the Company, certain of its subsidiaries, Viking Global Investors LP, on behalf of certain funds, accounts and entities (“Viking”), certain funds, accounts and entities managed or advised by Farallon Capital Management, L.L.C. (“Farallon”) and certain other holders of Convertible Notes, who, together with the holders of Convertible Notes who signed joinder agreements to the Transaction Support Agreement as of the date of this Offering Memorandum, hold 100% of the aggregate outstanding principal amount of the Convertible Notes (the “Consenting Noteholders”) and certain holders of our Class A ordinary shares, par value $0.002 per share (or as the context requires, as varied by the Reverse Stock Split (as defined below), at a par value of $0.20 per share (as applicable)) (the “Class A ordinary shares”) (together with the shareholders who signed joinder agreements to the Transaction Support Agreement as of the date of this Offering Memorandum, the “Consenting Equityholders” and, together with the Consenting Noteholders, the “Consenting Stakeholders”). Subject to the terms and conditions set forth in the Transaction Support Agreement, the Consenting Noteholders have agreed to tender their Convertible Notes in the Exchange Offer prior to the Expiration Deadline. The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum. As of the date of this Offering Memorandum, the holders of the Convertible Notes, including the Consenting Noteholders, consist of a limited number of institutional investors.

The Exchange Offer is one of a series of transactions being implemented by the Company pursuant to the Transaction Support Agreement, which include (i) the Exchange Offer, (ii) the issuance of three tranches of new warrants to our existing shareholders, (iii) the replacement of our existing board of directors (the “Board”) with a new seven-person board of directors on or after the closing date of the Transactions, with six members chosen by the holders of our Convertible Notes, (iv) a reverse stock split, (v) an increase in our authorized share capital, (vi) amendments to our amended and restated articles of association and (vii) the solicitation of shareholder approval of the Exchange Offer, the issuance of the new warrants, the change in the board, the reverse stock split, the increase in our authorized share capital, amendments to our amended and restated articles of association and the Transaction Support Agreement and the transactions contemplated thereby (collectively, the “Transactions”).

The obligation of the Company to complete the Exchange Offer is subject to certain conditions, including the receipt of Convertible Notes validly tendered (and not validly withdrawn) prior to the Expiration Deadline representing not less than 100% of the aggregate principal amount of Convertible Notes outstanding (the “Minimum Exchange Condition”). See “Description of the Exchange Offer — Conditions to the Exchange Offer.” The Exchange Offer may be amended or extended at any time prior to the Expiration Deadline and for any reason, including if any of the conditions specified herein of the Exchange Offer are not satisfied or waived by the Expiration Deadline, subject to applicable law and the Transaction Support Agreement.

The closing date for the Exchange Offer will occur promptly after the Expiration Deadline (the “Closing Date”). On the Closing Date, the New Notes and New Shares will be issued by the Company in exchange for the Convertible Notes which are tendered for exchange and accepted by the Company on the Closing Date in the amount and manner described in this Offering Memorandum. On the Closing Date, (1) the New Notes due to such holders pursuant to the terms hereof will be delivered to accounts specified by such holders through DTC and (2) the New Shares due to such holder will be delivered to accounts of such holders established by the Company’s transfer agent, Equiniti Trust Company.

The Convertible Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Deadline in exchange for the Offered Securities, will be retired and cancelled on or around the Closing Date and cannot be reissued. Upon such retirement and cancellation, the 2022 Indenture will be discharged and any claims under the Convertible Notes will be released in consideration for the Offered Securities.

If the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, the Company will implement the Exchange Offer through an English restructuring plan or scheme of arrangement rather than through this Exchange Offer (a “Scheme Transaction”). Pursuant to a Scheme Transaction, if approved by the requisite majorities (which are more than 75% by value of the Convertible Notes who vote in the case of a restructuring plan and more than 75% by value of the Convertible Notes and more than 50% by number of the holders of the Convertible Notes who vote in the case of a scheme of arrangement) and then sanctioned by an English court, the Company would be authorized by the court to exchange the Convertible Notes for the New Notes and the New Shares. The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum and have agreed to vote in favor of a Scheme Transaction, subject to the terms of the Transaction Support Agreement. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction. As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction. If any Scheme Transaction pursued by the Company is not sanctioned by an English court and so cannot be implemented, the Transaction Support Agreement would terminate, and the Company and the holders of the Convertible Notes would likely continue discussions regarding potential options for restructuring the Convertible Notes.

In connection with any Scheme Transaction, holders of the Convertible Notes will receive their pro rata portion of up to $180 million of the New Notes. In addition, in connection with any Scheme Transaction, only holders of the Convertible Notes who are a party to the Transaction Support Agreement, who execute a joinder and become a party to the Transaction Support Agreement or who become a party to an alternative agreement (an “Alternative Tender Agreement”) with the Company to tender (or cause to be tendered) and not withdraw such holder’s Convertible Notes in the Exchange Offer in accordance with this Offering Memorandum on or prior to November 17, 2023 (the “Scheme Incentive Deadline”) (together, the “Scheme Incentive Noteholders”) will receive a pro rata portion of the remaining $20 million of the New Notes (the “Scheme Transaction Incentive”) while holders of the Convertible Notes who are not Scheme Incentive Noteholders will not receive any portion of the remaining $20 million of the New Notes.

As a result, in connection with any Scheme Transaction, if the Scheme Incentive Noteholders comprise less than all of the holders of the Convertible Notes, the aggregate principal amount of the New Notes would be less than $200 million. For the avoidance of doubt, the Scheme Transaction Incentive will not apply and the Company will not implement any Scheme Transaction if the Exchange Offer is completed in accordance with its terms, including if 100% of the holders of the Convertible Notes become a party to the Transaction Support Agreement or an Alternative Tender Agreement prior to the Scheme Incentive Deadline. If the Exchange Offer is not completed in accordance with its terms and the Company completes a Scheme Transaction, all Convertible Notes will be exchanged for the Offered Securities. However, any holder of the Convertible Notes who validly tendered and did not withdraw their Convertible Notes in connection with the Exchange Offer but did not execute a joinder to become a party to the Transaction Support Agreement or become a party to an Alternative Tender Agreement with the Company by November 17, 2023, will receive their pro rata portion of the New Shares and their pro rata portion of up to $180 million of the New Notes but will not receive any portion of the remaining $20 million of the New Notes.

To become a party to the Transaction Support Agreement, holders of the Convertible Notes are requested to submit a validly completed executed joinder to the Transaction Support Agreement in the form attached hereto as Appendix V to the Company at legal@cazoo.co.uk.

There is currently no public market for the New Notes. Application will be made to The International Stock Exchange Authority Limited (the “Authority”) to list the New Notes on the Official List (the “Official List”) of the International Stock Exchange (the “Exchange”) and for permission to be granted to deal in the New Notes on the Official List. There is no guarantee that such application to the Authority will be approved. The Authority assumes no responsibility for the correctness of any of the statements made, opinions expressed, or reports contained in, this Offering Memorandum or in the documents incorporated by reference into this Offering Memorandum. The application to, approval in-principle from, admission of the New Notes to the Official List of the Exchange and quotation of the New Notes on the Exchange are not to be taken as an indication of the merits of the Exchange Offer, the Company, its subsidiaries or the New Notes.

You should consider the risk factors beginning on page 22 of this Offering Memorandum before you decide whether to participate in the Exchange Offer.

The Company’s Class A ordinary shares are currently listed on the New York Stock Exchange under the symbol “CZOO”. On November 2, 2023, the last reported sale price of the Company’s Class A ordinary shares as reported on the New York Stock Exchange was $0.41 per Class A ordinary share.

The Company has not registered the Offered Securities under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state of the United States. The Offered Securities may not be offered or sold absent registration except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Offered Securities are being offered only (1) inside the United States in accordance with Section 4(a)(2) of the Securities Act to (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) (“IAIs”), and (2) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S under the Securities Act (collectively, “Regulation S Holders”). For a description of certain restrictions on transfers of the Offered Securities, see “Transfer Restrictions” and “Offer and Distribution Restrictions.” All of the holders of the Convertible Notes are known to the Company and all of the holders of the Convertible Notes are either QIBs, IAIs or Regulation S Holders.

Tenders of Convertible Notes tendered in the Exchange Offer may be validly withdrawn at any time at or prior to the Expiration Deadline, unless extended by the Company, but will thereafter be irrevocable. Notwithstanding the foregoing, tendered Convertible Notes may also be withdrawn if the Company has not accepted the Convertible Notes for exchange by the 40th business day after the initial commencement of the Exchange Offer. Subject to applicable law, the Company may extend the Expiration Deadline at any time, which will have the effect of extending the Withdrawal Deadline.

In order to tender Convertible Notes pursuant to the Exchange Offer, Eligible Holders will be required, at the time of such tender, to certify to the Company that they have validly tendered and not validly withdrawn any and all Convertible Notes beneficially owned by them pursuant to the Exchange Offer. No Eligible Holder may tender less than all of its Convertible Notes in the Exchange Offer.

Only holders of Convertible Notes (“Eligible Holders”) are authorized to receive and review this Offering Memorandum. Only Eligible Holders that also comply with the other requirements set forth in this Offering Memorandum are eligible to participate in the Exchange Offer.

The Convertible Notes may be tendered and will be accepted for payment only in principal amounts equal to the minimum denomination of US$1,000 and integral multiples of US$1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. The New Notes will be issued in a minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof. In addition, no fractional Class A ordinary shares will be issued in connection with the Exchange Offer. If, under the terms of the Exchange Offer, (1) any tendering Eligible Holder is entitled to receive New Notes in a principal amount that is not a permitted denomination, the principal amount of the New Notes will be rounded down to the nearest permitted denomination and no cash will be paid for fractional New Notes not received as a result of such rounding down and (2) any tendering Eligible Holder is entitled to receive fractional amounts of New Shares, the amount of the New Shares will be rounded down to the nearest Class A ordinary share and no cash will be paid for fractional New Shares not received as a result of such rounding down.

November 20, 2023

i

SUMMARY TERM SHEET

Offeror	Cazoo Group Ltd (the “Company”).
Exchange Offer

Upon the terms and subject to the conditions set forth in this Offering Memorandum, the Company is offering to exchange any and all of the outstanding 2% Convertible Senior Notes due 2027 (the “Convertible Notes”) (including any accrued and unpaid interest up to but not including the Closing Date and Additional Amounts (as defined in the 2022 Indenture), if any) that are held by Eligible Holders for (i) a pro rata portion of new 4%/2% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 (the “New Notes”) to be issued by the Company and (ii) a pro rata portion of the Company’s Class A ordinary shares which will represent 92% of the outstanding Class A ordinary shares immediately following consummation of the Exchange Offer (the “New Shares” and, together with the New Notes, the “Exchange Consideration”).

Eligible Holders who validly tender on or before the Expiration Deadline and do not validly withdraw their Convertible Notes, and whose Convertible Notes are accepted by the Company for exchange, will receive the Exchange Consideration on the Closing Date.

Exchange Consideration

Upon the terms and subject to the conditions set forth in this Offering Memorandum, Eligible Holders that validly tender Convertible Notes at or prior to 11:59 p.m., New York City time, on December 4, 2023 (the “Expiration Deadline”) and who do not validly withdraw tendered Convertible Notes at or prior to the Withdrawal Deadline, and whose Convertible Notes are accepted for exchange by the Company, will receive Exchange Consideration equal to (1) $317.46 of New Notes and (2) 7.08 Class A ordinary shares per $1,000 principal amount of Convertible Notes, subject to any rounding as described herein.

The above is an illustrative calculation using the number of Class A ordinary shares issued and outstanding as of September 22, 2023 of 38,833,034 Class A ordinary shares to represent the 8% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer held by Existing Shareholders, resulting in 446,579,891 Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities, representing 92% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer. After applying the 1-to-100 ratio to be used in the Reverse Stock Split, the total number of Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities amounts to 4,465,799 Class A ordinary shares. The actual number of Class A ordinary shares to be issued in connection with the Exchange Offer will depend on the number of Class A ordinary shares issued and outstanding following the Reverse Stock Split immediately prior to the Closing Date. See “Description of the Exchange Offer — Exchange Consideration.”

Minimum Exchange Condition

The obligation of the Company to complete the Exchange Offer is subject to certain conditions, including the receipt of Convertible Notes validly tendered (and not validly withdrawn) prior to the Expiration Deadline representing not less than 100% of the aggregate principal amount of Convertible Notes outstanding (the “Minimum Exchange Condition”). See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

New Notes

New Notes in the aggregate principal amount of $200 million will be issued by the Company as part of the Exchange Consideration. On the Closing Date, the New Notes will be guaranteed by all subsidiaries of the Company which are organized in the United Kingdom, subject to the agreed security principles and certain customary exceptions and limitations. The New Notes will be issued pursuant to a New Notes Indenture dated as of the Closing Date by and between the Company, the guarantors named therein, U.S. Bank Trust Company, National Association, as trustee and GLAS Trust Corporation Limited, as security agent. The New Notes will mature on February 16, 2027. The New Notes will bear interest at a rate of 6.00% per annum, with a minimum of 4.00% payable in cash and up to 2.00% payable in kind at the option of the Company.

On the Closing Date, the New Notes and the New Notes Guarantees will be secured, subject to certain agreed security principles and customary limitations and exceptions, over (a) a first priority fixed charge over the Company’s bank accounts; (b) a first priority assignment of all intragroup receivables owed to the Company; (c) a first priority fixed charge over all of the shares in Cazoo Holdings Limited granted by the Company; (d) a first priority fixed charge over each New Notes Guarantors’ bank accounts kept in England and Ireland, including at least one bank account of Cazoo Holdings Limited that shall hold a minimum balance of £50,000,000 at all times; (e) a first priority fixed charge over the shares in each New Notes Guarantor; (f) a first priority assignment of all intragroup receivables owed to each New Notes Guarantor; and (g) a first priority floating charge over the assets of each New Notes Guarantor, including intellectual property but excluding (among others) vehicles which secure or are subject to a negative pledge under floor plan facilities and transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles (together, the “New Notes Collateral”).

The New Notes will not be listed on any national securities exchange in the United States. Application will be made to The International Stock Exchange Authority Limited (the “Authority”) to list the New Notes on the Official List (the “Official List”) of the International Stock Exchange (the “Exchange”) and for permission to be granted to deal in the New Notes on the Official List. Prior to the first interest payment date, the New Notes shall be listed and admitted to trading on the Official List of the Exchange and/or another recognized stock exchange (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) for the purposes of section 987 of the ITA) acceptable to the Steering Committee and the Company and, following such listing, the Company shall maintain the listing of the New Notes on that exchange.

At any time prior to the second anniversary of the Closing Date, the Company may redeem all or part of the New Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest, if any) to, but not including, the applicable redemption date, and additional amounts, if any, plus a “make-whole” premium, as described under “Appendix I — Description of the New Notes — Optional Redemption.” From (and including) the second anniversary to (and excluding) the third anniversary of the Closing Date, the Company may redeem all or part of the New Notes at a redemption price equal to 104% and, from (and including) the third anniversary of the Closing Date and thereafter, at 102%, in each case, of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest (if any) and additional amounts, if any. The Company will also be required to pay the applicable redemption premiums following any acceleration caused by certain insolvency or bankruptcy events. Upon the occurrence of a change of control, the Company will be required to offer to repurchase the New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest (including capitalized interest (if any) and additional amounts, if any.

The New Notes and the New Note Indenture will be governed by New York law.

Ranking of the New Notes

The New Notes will be the Company’s general senior obligations and (1) rank equally in right of payment with any existing and future indebtedness of the Company that is not subordinated in right of payment to the New Notes; (2) rank senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the New Notes; (3) rank senior to any existing and future unsecured indebtedness of the Company to the extent of the value of the property and assets which secure the New Notes; (4) are effectively subordinated to any existing and future secured indebtedness of the Company and its subsidiaries that is secured by property or assets that do not secure the New Notes, to the extent of the value of the property and assets securing such indebtedness; and (5) are structurally subordinated to any existing and future indebtedness of subsidiaries of the Company that do not guarantee the New Notes.

Covenants in the New Notes

The New Notes Indenture will include customary incurrence-based negative covenants, including but not limited to (1) limitations on debt; (2) limitations on liens; (3) limitations on mergers, consolidations, and sales of all or substantially all assets; (4) limitations on transactions with affiliates; (5) limitations on restricted payments; (6) limitations on dividends and other payment restrictions affecting any direct or indirect restricted subsidiaries; (7) limitations on future guarantees by restricted subsidiaries without such subsidiaries also guaranteeing the New Notes; (8) limitations on disposals of assets; (9) limitations on impairment of security; (9) suspension of covenants on achievement of investment grade status; (10) holding company covenant; and (11) limitations on business activities, as set out in more detail under “Appendix I — Description of the New Notes” hereto.

The New Notes Indenture will also contain a minimum liquidity covenant to be set at £50 million tested quarterly.

Delivery and Form and Denomination of the New Notes

The New Notes will be issued in the form of global notes without coupons and registered in the name of a nominee of DTC. The New Notes will be issued in minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof.

Transfer Restrictions for New Notes

The New Notes and the New Notes Guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and will not be so registered. The New Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See “Transfer Restrictions”. Holders of the New Notes do not have the benefit of any exchange or registration rights.

New Notes Trustee	U.S. Bank Trust Company, National Association
New Shares

The New Shares that are part of the Exchange Consideration will represent 92.0% of the Company’s outstanding Class A ordinary shares immediately after giving effect to the consummation of the Exchange Offer. Our Class A ordinary shares are currently listed on the New York Stock Exchange under the symbol “CZOO.” As of September 22, 2023, the Company had 38,833,034 Class A ordinary shares issued and outstanding, which would become 4,854,129 Class A ordinary shares after giving effect to the contemplated Reverse Stock Split and Exchange Offer, and total authorized Class A ordinary shares of 165 million, which would become 100 million after giving effect to the contemplated Reverse Stock Split and Share Increase. Holders of Class A ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. The Company has not paid any cash dividends on Class A ordinary shares to date and has no intention of paying cash dividends for the foreseeable future.

Transfer Restrictions on New Shares

The New Shares will be issued in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the New Shares may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Company has agreed to register the resale of all of the New Shares on a registration statement on Form F-3 shortly after the closing of the Exchange Offer.

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to improve the Company’s capital structure, decrease the total amount of outstanding indebtedness and create a platform for the Company to pursue profitable growth and unlock the opportunity for potential strategic initiatives.

For more information, see “Description of the Transactions and the Transaction Agreements — Cazoo’s Board of Directors Reasons for Approval of the Transactions.”

Holders Eligible to Participate in the Exchange Offer

The Company has not registered the Exchange Offer, and will not register the offering, issuance and sale of the Offered Securities pursuant to the Exchange Offer, under the Securities Act or any other laws. See “Description of the Exchange Offer — Eligibility to Participate in the Exchange Offer,” “Transfer Restrictions” and “Offer and Distribution Restrictions.”

Transaction Support Agreement

We have entered into the Transaction Support Agreement dated September 20, 2023, as amended on November 3, 2023, among the Company, certain of its subsidiaries, the Consenting Noteholders and the Consenting Equityholders. Subject to the terms and conditions set forth in the Transaction Support Agreement, the Consenting Noteholders have agreed to tender their Convertible Notes in the Exchange Offer.

Scheme Transaction Trigger Event

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an alternative agreement (an “Alternative Tender Agreement”) with the Company to tender (or cause to be tendered) and not withdraw such holder’s Convertible Notes in the Exchange Offer in accordance with this Offering Memorandum or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

Pursuant to a Scheme Transaction, if approved by the requisite majorities (which are more than 75% by value of the Convertible Notes who vote in the case of a restructuring plan and more than 75% by value of the Convertible Notes and more than 50% by number of the holders of the Convertible Notes who vote in the case of a scheme of arrangement) and then sanctioned by an English court, the Company would be authorized by the court to exchange the Convertible Notes for the New Notes and the New Shares.

The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum and, subject to the terms of the Transaction Support Agreement, have agreed to vote in favor of a Scheme Transaction. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction.

As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities

v

pursuant to a Scheme Transaction. If any Scheme Transaction pursued by the Company is not sanctioned by an English court and so cannot be implemented, the Transaction Support Agreement would terminate, and the Company and the holders of the Convertible Notes would likely continue discussions regarding potential options for restructuring the Convertible Notes.

In connection with any Scheme Transaction, holders of the Convertible Notes will receive their pro rata portion of up to $180 million of the New Notes. In addition, in connection with any Scheme Transaction, only holders of the Convertible Notes who are a party to the Transaction Support Agreement, who execute a joinder and become a party to the Transaction Support Agreement or who become a party to an Alternative Tender Agreement on or prior to November 17, 2023 (the “Scheme Incentive Deadline”) (together, the “Scheme Incentive Noteholders”) will receive a pro rata portion of the remaining $20 million of the New Notes (the “Scheme Transaction Incentive”) while holders of the Convertible Notes who are not Scheme Incentive Noteholders will not receive any portion of the remaining $20 million of the New Notes.

As a result, in connection with any Scheme Transaction, if the Scheme Incentive Noteholders comprise less than all of the holders of the Convertible Notes, the aggregate principal amount of the New Notes would be less than $200 million. For the avoidance of doubt, the Scheme Transaction Incentive will not apply and the Company will not implement any Scheme Transaction if the Exchange Offer is completed in accordance with its terms, including if 100% of the holders of the Convertible Notes become a party to the Transaction Support Agreement or an Alternative Tender Agreement prior to the Scheme Incentive Deadline. If the Exchange Offer is not completed in accordance with its terms and the Company completes a Scheme Transaction, all Convertible Notes will be exchanged for the Offered Securities. However, any holder of the Convertible Notes who validly tendered and did not withdraw their Convertible Notes in connection with the Exchange Offer but did not execute a joinder to become a party to the Transaction Support Agreement or become a party to an Alternative Tender Agreement with the Company by November 17, 2023, will receive their pro rata portion of the New Shares and their pro rata portion of up to $180 million of the New Notes but will not receive any portion of the remaining $20 million of the New Notes.

To become a party to the Transaction Support Agreement, holders of the Convertible Notes are requested to submit a validly completed executed joinder to the Transaction Support Agreement in the form attached hereto as Appendix V to the Company at legal@cazoo.co.uk.

Return of Convertible Notes

In the event tendered Convertible Notes are not accepted due to an invalid tender, or in the event of the termination of the Exchange Offer, such Convertible Notes will be credited to appropriate accounts at The Depository Trust Company (“DTC”) promptly following the Expiration Deadline or the termination of the Exchange Offer, as applicable.

No Fractional Amount of Offered Securities

Convertible Notes may be tendered and will be accepted for payment only in principal amounts equal to the minimum denomination of US$1,000 and integral multiples of US$1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

The New Notes will be issued in a minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof. In addition, no fractional Class A ordinary shares will be issued in connection with the Exchange Offer. If, under the terms of the Exchange Offer, (1) any tendering Eligible Holder is entitled to receive New Notes in a principal amount that is not a permitted denomination, the principal amount of the New Notes will be rounded down to the nearest permitted denomination and no cash will be paid for fractional New Notes not received as a result of such rounding down and (2) any tendering Eligible Holder is entitled to receive fractional amounts of New Shares, the amount of the New Shares will be rounded down to the nearest Class A ordinary share and no cash will be paid for fractional New Shares not received as a result of such rounding down.

No Partial Tenders

In order to tender Convertible Notes pursuant to the Exchange Offer, Eligible Holders will be required, at the time of such tender, to certify to the Company that they have validly tendered and not validly withdrawn any and all Convertible Notes beneficially owned by them pursuant to the Exchange Offer. No Eligible Holder may tender less than all of its Convertible Notes in the Exchange Offer.

Use of Proceeds

The Company will not receive any cash proceeds from the Exchange Offer or the issuance of the New Notes in the Exchange Offer. The Convertible Notes acquired by the Company pursuant to the Exchange Offer will be cancelled and will not be reissued. See “Use of Proceeds.”

Withdrawal Deadline	11:59 p.m., New York City time, on December 4, 2023, unless extended with respect to the Exchange Offer.
Expiration Deadline	11:59 p.m., New York City time, on December 4, 2023, unless extended with respect to the Exchange Offer.
Closing Date

The Closing Date for the Exchange Offer will occur promptly after the Expiration Deadline (as may be extended by the Company at its sole option and subject to the terms of the Transaction Support Agreement).

Withdrawal of Tenders

Tenders of Convertible Notes in the Exchange Offer may be validly withdrawn at any time at or prior to 11:59 p.m., New York City time, on December 4, 2023, unless extended by the Company, but will thereafter be irrevocable.

Subject to applicable law, the Company may extend the Expiration Deadline, which would have the effect of extending the Withdrawal Deadline.

Unless the context indicates otherwise, all references to a valid tender of the Convertible Notes in this Offering Memorandum shall mean that the Convertible Notes have been validly tendered, at or prior to the Expiration Deadline, and such tender has not been validly withdrawn at or prior to the Withdrawal Deadline.

Notwithstanding the foregoing, tendered Convertible Notes may also be withdrawn if the Company has not accepted the Convertible Notes for exchange by the 40th business day after the initial commencement of the Exchange Offer.

See “Description of the Exchange Offer — Withdrawal of Tenders.”

Conditions to the Exchange Offer

The completion of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the Minimum Exchange Condition with respect to the Exchange Offer. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

Extensions; Amendments; Termination; Announcements

Subject to the Transaction Support Agreement, the Exchange Offer may be amended or extended at any time prior to the Expiration Deadline and for any reason. If we extend the Exchange Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Deadline of the Exchange Offer. In addition, the Exchange Offer may be terminated or withdrawn if any of the conditions of the Exchange Offer are not satisfied or waived by the Expiration Deadline, subject to applicable law and the Transaction Support Agreement. See “Description of the Exchange Offer — Amendments; Extensions; Termination; Announcements.”

Procedures for Tendering Existing Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC. Only an Eligible Holder of the Convertible Notes may tender the Convertible Notes in the Exchange Offer. To tender Convertible Notes that are held through a broker, dealer, commercial bank, trust company or other nominee, a beneficial owner thereof must instruct such nominee to tender the Convertible Notes on such beneficial owner’s behalf according to the procedure described in this Offering Memorandum. There is no separate letter of transmittal in connection with this Offering Memorandum or the Exchange Offer.

For an Eligible Holder to tender Convertible Notes validly pursuant to the Exchange Offer, (1) an Agent’s Message must be received by the Exchange Agent via ATOP (as defined below) and (2) tendered Convertible Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent at or prior to the Expiration Deadline.

To effectively tender Convertible Notes, DTC participants should transmit their acceptance of the Exchange Offer through ATOP, for which the Exchange Offer will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Exchange Agent for acceptance by the Company. Delivery of tendered Convertible Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below. See “Description of the Exchange Offer — Procedures for Tendering Convertible Notes.”

Convertible Notes can be tendered only in principal amounts equal to the minimum denomination of US$1,000 and integral multiples of US$1,000 in excess thereof.

Consequences of Failure to Exchange

If the Exchange Offer is not completed, the Company will implement the Exchange Offer through a Scheme Transaction. The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum and, subject to the terms of the Transaction Support Agreement, have agreed to vote in favor of a Scheme Transaction. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction. As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction. If any Scheme Transaction pursued by the Company is not sanctioned by an English court and so cannot be implemented, the Transaction Support Agreement would terminate, and the Company and the holders of the Convertible Notes would likely continue discussions regarding potential options for restructuring the Convertible Notes.

Brokerage Fees and Commissions

No brokerage fees or commissions are payable by the holders of the Convertible Notes to the Exchange Agent or us in connection with the Exchange Offer. If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Certain Tax Considerations

The U.S. federal income tax treatment of the exchange of Convertible Notes for Offered Securities under the Exchange Offer is uncertain and will depend upon whether such exchange will be treated as occurring pursuant to a recapitalization of the Company under Section 368 of the U.S. Internal Revenue Code (the “Code”) and whether the New Notes will be treated as “securities” for such purposes. If the exchange is not treated as a recapitalization for such purposes, U.S. Holders (as defined below) will be required to recognize gain or loss on such exchange. However, if the exchange is treated as a recapitalization for purposes of Section 368 of the Code, U.S. Holders will not be permitted to recognize any loss, but will be required to recognize gain realized on the exchange of Convertible Notes for Offered Securities, if any, up to the fair market value of the New Notes if either the New Notes are not considered securities for purposes of Section 368 of the Code or if the Convertible Notes are considered equity for U.S. federal income tax purposes. For a summary of certain U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”

For a summary of certain Cayman Islands law as relates to taxation in connection with the Exchange Offer, see “Certain Cayman Islands Tax Considerations.”

For a summary of certain United Kingdom tax consequences of the Exchange Offer, see “Certain United Kingdom Tax Considerations.”

Exchange Agent and Information Agent

U.S. Bank Trust Company, National Association, is serving as the exchange agent (in such capacity, the “Exchange Agent”) and the information agent (in such capacity, the “Information Agent”) in connection with the Exchange Offer. The address and telephone numbers of the Exchange Agent and the Information Agent are listed on the back cover of this Offering Memorandum.

Convertible Notes Trustee	U.S. Bank Trust Company, National Association
Risk Factors

Investing in the Offered Securities involves substantial risks and uncertainties. See “Risk Factors” and other information included in this Offering Memorandum, in our Annual Report on Form 20-F filed with the SEC on March 30, 2023 (the “2022 Form 20-F”) and in our Form 6-K filed with the SEC on October 2, 2023, which are incorporated by reference into this Offering Memorandum, for a discussion of factors you should carefully consider before deciding to participate in this Exchange Offer.

Further Information

Questions or requests for assistance related to the Exchange Offer and tender procedures, or for additional copies of this Offering Memorandum, may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer. The contact information for the Exchange Agent and the Information Agent is set forth on the back cover page of this Offering Memorandum.

NOTICE TO INVESTORS

We are solely responsible for the information contained in, or incorporated by reference into, this Offering Memorandum. No person is authorized to give any information or to make any representation in connection with the Exchange Offer other than as contained in this Offering Memorandum. If any such information is given or made, it must not be relied upon as having been authorized by the Company, the New Notes Guarantors, the Exchange Agent or the Information Agent, the Convertible Notes Trustee or the New Notes Trustee (each as defined under “Summary Term Sheet”) or any of their respective affiliates. We do not take any responsibility for any such information that is given to you. You should not assume that the information set forth is accurate as of any date other than the date of the documentation in which the information appears. Neither the delivery of this Offering Memorandum nor any exchange made in the Exchange Offer shall under any circumstances imply that there has been no change in the affairs of the Company, the New Notes Guarantors or their respective subsidiaries or that the information set forth is correct as of any date subsequent to the date of the documentation in which the information appears.

We are not aware of any state where the making of the Exchange Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Exchange Offer or the acceptance of the Convertible Notes, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Exchange Offer. If, after a good faith effort, we cannot cause the Exchange Offer to comply with the state statute, we will not make the Exchange Offer to, nor will we accept Convertible Notes from or on behalf of, the holders of the Convertible Notes in that state.

This Offering Memorandum is submitted only to Eligible Holders. Its use for any other purpose is not authorized. Distribution of this Offering Memorandum to any person other than the Eligible Holder and any person retained to advise such Eligible Holder with respect to its participation in the Exchange Offer is unauthorized. Each Eligible Holder, by accepting delivery of this Offering Memorandum, agrees to the foregoing and to make no copies or reproductions of this Offering Memorandum or any documents referred to in this Offering Memorandum (other than publicly available documents) in whole or in part.

None of the Company or the New Notes Guarantors is making any representations to any Eligible Holder regarding the legality of an investment in the Offered Securities by such Eligible Holder under applicable legal investment or similar laws or regulations.

In making an investment decision regarding the Offered Securities, Eligible Holders must rely on their own examination of the Company, the terms of the Exchange Offer and the terms of the Offered Securities, including the merits and risks involved. Eligible Holders should not consider any information in this Offering Memorandum to be legal, business or tax advice. Eligible Holders should consult their own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of an acquisition of the Offered Securities.

The Company is relying on exemptions from registration under the Securities Act for offers of the Offered Securities that do not involve a public offering. Because the offering, issuance and sale of the Offered Securities have not been registered under the Securities Act, they are subject to certain restrictions on transfer. Eligible Holders should read the information contained under “Transfer Restrictions” in this Offering Memorandum for a description of the restrictions on transfers of beneficial interests in the Offered Securities. By tendering Convertible Notes and accepting the Offered Securities in the Exchange Offer and by delivering an “Agent’s Message” through ATOP (as described below), Eligible Holders will be deemed to have made certain acknowledgements, representations and agreements set forth in this Offering Memorandum. See “Description of the Exchange Offer — Representations, Warranties and Covenants of Holders of Convertible Notes.” Eligible Holders should understand that they may be required to bear the financial risks of the investment in the Offered Securities for an indefinite period of time.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has registered, recommended or approved of the Offered Securities or passed upon the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

x

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference into, this Offering Memorandum, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the New Notes Guarantors, the Exchange Agent, the Information Agent, the Convertible Notes Trustee or the New Notes Trustee (as defined under “Summary of the New Notes”). Neither the delivery of this Offering Memorandum nor any exchange hereunder will, under any circumstance, create any implication that the information herein is current as of any time subsequent to the date hereof, or that there has been no change in our affairs as of such date.

NONE OF THE COMPANY, THE NEW NOTES GUARANTORS, ANY OF THEIR RESPECTIVE DIRECTORS OR OFFICERS, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE CONVERTIBLE NOTES TRUSTEE OR THE NEW NOTES TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER ELIGIBLE HOLDERS SHOULD TENDER ANY CONVERTIBLE NOTES IN RESPONSE TO THE EXCHANGE OFFER AND NEITHER THE COMPANY, THE NEW NOTES GUARANTORS NOR ANY SUCH OTHER PERSON HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER ANY OF THEIR CONVERTIBLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF SUCH CONVERTIBLE NOTES TO TENDER.

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

Presentation of Financial Information

In this Offering Memorandum, the discussion of our business includes the business of the Company and its direct and indirect subsidiaries, including each of the New Notes Guarantors. Unless otherwise indicated or the context otherwise requires, the “Company” refers to Cazoo Group Ltd, and “Cazoo,” “us,” “we,” or “our” refer to Cazoo Group Ltd and its consolidated subsidiaries. The term “New Notes Guarantors” refers to all subsidiaries of the Company which are organized in the United Kingdom.

References to “U.S.$,” “U.S. Dollars,” “USD” and “$” in this Offering Memorandum are to United States dollars, the legal currency of the United States. References to “Pound(s) Sterling,” “GBP” and “£” in this Offering Memorandum are to the legal currency of the United Kingdom. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this Offering Memorandum have been rounded to a single decimal place for the convenience of readers.

Cazoo currently qualifies as a foreign private issuer as defined in Rule 405 promulgated under the Securities Act. Cazoo’s financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are reported in Pounds Sterling.

The financial information presented in this Offering Memorandum should be read in conjunction with our audited financial statements and the related notes as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020, which are included in the 2022 Form 20-F and our unaudited financial statements and the related notes as of and for the six-month periods ended June 30, 2023 and 2022 included in our Report on Form 6-K filed with the SEC on August 15, 2023, both of which are incorporated by reference into this Offering Memorandum.

Non-IFRS Financial Measures: Adjusted EBITDA

Cazoo refers in various places in this Offering Memorandum to Adjusted EBITDA, a non-IFRS financial measure. In addition to our results determined in accordance with IFRS we believe that Adjusted EBITDA provides useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of our underlying operating performance or results of operations. We believe that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends and because it provides consistency and comparability with past financial performance. The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for Cazoo’s consolidated financial results prepared in accordance with IFRS.

Adjusted EBITDA is presented for supplemental informational purposes only, and Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as loss for the year. Some of the limitations of Adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and other companies in our industry may calculate Adjusted EBITDA differently, or use a different accounting standard such as U.S. GAAP, which limits its usefulness as a comparative measure. Adjusted EBITDA may not be indicative of our historic operating results nor is it meant to be predictive of potential future results.

“Adjusted EBITDA” is defined as loss for the year from continuing operations adjusted for tax, finance income, finance expense, depreciation, amortization and impairment of intangible assets, share-based payment expense, fair value movement in the Convertible Notes and embedded derivative, fair value movement in the warrants and foreign exchange movements and exceptional items which do not relate to our underlying operations.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Cazoo and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this Offering Memorandum are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this Offering Memorandum are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

INDUSTRY AND MARKET DATA

In this Offering Memorandum, Cazoo presents industry data, forecasts, information and statistics regarding the markets in which it operates and/or may operate as well as its analysis of statistics, data and other information that it has derived from third parties, publicly available information, various industry publications and other published industry sources. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with Cazoo’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and management’s judgment where information is not publicly available. This information appears under “Summary” and in other sections of this Offering Memorandum.

Although Cazoo believes that these third-party sources are reliable, it does not guarantee the accuracy or completeness of this information, and it has not independently verified this information. Accordingly, Cazoo makes no representation or warranty as to the accuracy of any such information from third-party studies included in this Offering Memorandum. Prospective investors are advised to consider this data with caution. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this Offering Memorandum. Forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on Cazoo’s good faith estimates, which are derived from management’s knowledge of Cazoo’s industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this Offering Memorandum, including the size of certain markets and Cazoo’s size or position and the positions of its competitors within these markets, including services relative to competitors, are based on estimates by Cazoo. These estimates have been derived from management’s knowledge and experience in the markets in which Cazoo operates and/or may operate, as well as information obtained from surveys, reports by market research firms, Cazoo’s customers, suppliers, trade and business organizations and other contacts in the markets in which Cazoo operates and/or may operate and have not been verified by independent sources. Unless otherwise noted, all of Cazoo’s market share and market position information presented in this Offering Memorandum is an approximation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Offering Memorandum (and the documents incorporated by reference to this Offering Memorandum) constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 20E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) do not apply to any forward-looking statements that we make in connection with the Exchange Offer, including forward-looking statements in this Offering Memorandum (and the documents incorporated by reference to this Offering Memorandum). Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “budget,” “contemplate,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this Offering Memorandum provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•        risks related to the consummation of the Transactions, including the Exchange Offer;

•        the implementation of and expected benefits from our Business Realignment Plan, the winddown of operations in mainland Europe, the Revised 2023 Plan, and other cost-saving initiatives;

•        prospects for reaching and maintaining profitability and positive cash flow in the future;

•        global inflation and cost increases for labor, fuel, materials and services;

•        geopolitical and macroeconomic conditions and their impact on prices for goods and services and on consumer discretionary spending;

•        having access to suitable and sufficient vehicle inventory for resale to customers and reconditioning and selling inventory expeditiously and efficiently;

•        availability of credit for vehicle and other financing and the affordability of interest rates;

•        increasing Cazoo’s service offerings and price optimization;

•        effectively promoting Cazoo’s brand and increasing brand awareness;

•        expanding Cazoo’s product offerings and introducing additional products and services;

•        enhancing future operating and financial results;

•        achieving our long-term growth goals;

•        acquiring and integrating other companies;

•        acquiring and protecting intellectual property;

•        attracting, training and retaining key personnel;

•        complying with laws and regulations applicable to Cazoo’s business;

•        risks related to the consummation of the Transactions;

•        our inability to consummate the Transactions contemplated by the Transaction Support Agreement as scheduled or at all, including by not receiving shareholder approval of the Transactions;

•        the volatility of the trading price of our Class A ordinary shares, which has increased as a result of announcing the Transactions and may increase as a result of the issuance of additional Class A ordinary shares and warrants pursuant to the Transaction Support Agreement;

•        our inability to comply with the restrictive debt covenants contained in the New Notes;

•        Cazoo’s ability to regain compliance with the continued listing standards of the NYSE as set forth in Section 802.01B and Rule 802.01C of the NYSE Listed Company Manual within the applicable cure period; and

•        Cazoo’s ability to continue to comply with applicable listing standards of the NYSE.

These and other factors are more fully discussed in the “Risk Factors” section and in our 2022 Form 20-F and in subsequent filings with the SEC, including our Form 6-K filed with the SEC on October 2, 2023. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this Offering Memorandum.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

NOTICE TO HOLDERS IN THE EUROPEAN ECONOMIC AREA

The Offered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes: (a) a “retail investor” means a person who is one (or more) of (i) a retail client as defined in point (11) of Article 4(1) of Directive No. 2014/65/EU (as amended, “MiFID II”), (ii) a customer within the meaning of Directive (EU) No. 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in Regulation (EU) No. 2017/1129 (the “Prospectus Regulation”); and (b) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to subscribe for the Offered Securities. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Offered Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This Offering Memorandum has been prepared on the basis that any offer of Offered Securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Offered Securities. This Offering Memorandum is not a prospectus for the purposes of the Prospectus Regulation.

NOTICE TO HOLDERS IN THE UNITED KINGDOM

The Offered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes: (a) a “retail investor” means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”), (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA, or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and (b) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to subscribe for the Offered Securities. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Offered Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

IMPORTANT DATES AND TIMES

Please take note of the following important dates and times in connection with the Exchange Offer. Subject to the Transaction Support Agreement, the Company may extend the Expiration Deadline, in which case the relevant Withdrawal Deadline and Closing Date as set out below may be modified accordingly. The Exchange Offer may be individually amended or extended at any time prior to the Expiration Deadline and for any reason, and may be terminated or withdrawn if any of the conditions of the Exchange Offer are not satisfied or waived by the Expiration Deadline (as it may be extended), subject to applicable law and the Transaction Support Agreement. The Transaction Support Agreement provides that the Company and the Steering Committee may agree to terminate the Exchange Offer after the Scheme Incentive Deadline.

Date	Calendar Date	Event
Commencement of the Exchange Offer	November 3, 2023.	Exchange Offer commenced and Offering Memorandum made available to Eligible Holders.
Scheme Incentive Deadline	11:59 p.m., New York City time, on November 17, 2023, unless extended.

Deadline for Eligible Holders to receive the Scheme Transaction Incentive in connection with any Scheme Transaction by submitting a validly completed executed joinder to the Transaction Support Agreement in the form attached hereto as Appendix V to the Company at legal@cazoo.co.uk or entering into a validly completed executed Alternative Tender Agreement.

Withdrawal Deadline	11:59 p.m., New York City time, on December 4, 2023, unless extended.	Deadline for Eligible Holders to withdraw their Convertible Notes.
Expiration Deadline	11:59 p.m., New York City time, on December 4, 2023, unless extended.	Deadline for Eligible Holders to validly tender Convertible Notes in order to be eligible to receive the Exchange Consideration.
Closing Date	Expected to occur promptly after the Expiration Deadline (as may be extended by the Company at its sole option and subject to the terms of the Transaction Support Agreement).

Payment of the applicable New Notes and New Shares delivered in exchange for the Convertible Notes validly tendered (and not validly withdrawn) and accepted for exchange by the Company. Interest will cease to accrue on the Closing Date for all Convertible Notes accepted in the Exchange Offer on the Closing Date.

SUMMARY

This summary highlights selected information from this Offering Memorandum and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this Offering Memorandum. It may not contain all the information that is important to you. Before participating in the Exchange Offer, you should read carefully this entire Offering Memorandum and the other documents to which it refers to understand fully the terms of the Offered Securities and the Exchange Offer, especially the risks relating to the Offered Securities, the Exchange Offer discussed under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” the risks relating to Cazoo which are set forth in our 2022 Form 20-F, including “Item 3. Key Information — D. Risk Factors” and our Form 6-K filed with the SEC on October 2, 2023 and the financial statements and related notes, incorporated by reference in this Offering Memorandum. See “Where You Can Find More Information.”

Overview

Cazoo is a UK online used car retailer. Cazoo was founded with a mission to transform the car buying and selling experience across the UK by providing better selection, transparency, and convenience. Our aim is to make buying or selling a car no different to ordering any other product online, where consumers can simply and seamlessly buy, sell and finance a car entirely online on our platform for delivery or collection. Since our launch in the UK in December 2019, we have sold more than 130,000 cars to Retail customers across the UK as of June 30, 2023.

We have an established brand, a market leading platform, a talented team whose experience spans the e-commerce and automotive industries, and an end-to-end in-house infrastructure in the UK. Our Cazoo brand enjoys a strong brand identity, and we achieved national brand awareness of 58% among consumers in the UK who have used or are using online services beyond grocery shopping, based on a July 2023 engagement survey. As of September 22, 2023, we are a team of approximately 1,200 employees across the UK.

We are a highly data-driven company and use our proprietary data and algorithms both to purchase vehicles and to price them for sale. Our end-to-end digital platform offers customers in the UK a choice of used vehicles of different makes and models for acquisition, and also offer an opportunity for customers to sell their car without an obligation to buy a car from us. Other options available to the customer include part-exchanging their current vehicle as a form of partial payment for a Cazoo car, as well as options to finance a car purchase and add ancillary products. Our customer proposition continues to evolve over time as we adjust to the market backdrop and needs of the customer.

Our end-to-end in-house infrastructure includes seven Cazoo Customer Centers, three retail vehicle preparation centers and one wholesale vehicle preparation center, one dedicated Customer service center to handle customer queries and an office in the UK. The three retail preparation centers provide us with the potential to recondition just over 85,000 cars per year. We have retained Cazoo Customer Centers in the most geographically optimal locations in the UK in order to maximize the number of customers who can come to a center to pick up their car and to make our logistics network, which included 190 car transporters as of June 30, 2023, more efficient. We store, distribute, and hand over cars for collection or delivery at these centers.

Our focus is on the UK market, which consists of approximately seven million used car transactions annually, worth approximately £100 billion. The UK used car retail market is fragmented and highly competitive with respect to price, quality, service, location and vehicle offering. As of March 2023, there were approximately 13,000 used vehicle dealers in the UK. No dealership in the UK has a share of the market greater than 4%. The majority of dealerships are traditional brick-and-mortar firms, while a few are developing a hybrid model. There are only a few players in the market who currently offer a fully digital journey to buy and/or sell a car in the UK. We stand out as a leading independent player with a comprehensive physical infrastructure (in-house vehicle preparation, Cazoo Customer Centers and Cazoo logistics) that is behind our completely online proposal to buy and/or sell a used car including options to finance the purchase and add ancillary products, again all entirely online.

We launched in December 2019 and rapidly grew in the first three years driven by the appeal to customers of our fully online proposition. We listed on the NYSE in August 2021 and in February 2022, we issued and sold, via a private placement, $630 million in aggregate principal amount of 2.00% Convertible Senior Notes due 2027. We expanded rapidly through a number of acquisitions of complementary assets, businesses and technologies in 2021 and 2022. We acquired two vehicle reconditioning businesses in the UK in 2021, which allowed us to bring vehicle reconditioning activities fully in-house the same year. We opened our Cazoo Customer Centers and a customer services center. We expanded across Europe, in France, Germany, Spain and Italy, in retail and car subscription services through a number of acquisitions. We launched a channel to buy used cars directly from our customers. We acquired a third-party data platform to enhance our data team and capabilities.

In 2022, we generated revenues of £1.25 billion, up 91% year-on-year, on unit sales of 85,035 (up 72% year-on-year) of which retail was 65,366 cars (up 88% year-on-year) and wholesale was 19,669 vehicles (up 33% year-on-year). We achieved close to 1% market share of the UK used car market. Given the change in economic climate and the reduced availability of capital, in June 2022, we launched a business realignment plan to right-size the business, which also included the winddown of our subscription services across all markets, and in September 2022 we announced that we would be exiting our European operations which still required significant capital to expand.

In early 2023, with inflation and interest rates continuing to climb, we made a further strategic decision to pivot from fast growth to focus on unit economics, optimization of our operational footprint and preservation of our cash balance. To that end, we announced restructuring changes in January 2023.

We delivered significant progress against this plan in the first six months of 2023. We consolidated Cazoo Customer Centers from 21 down to 7, Cazoo vehicle preparation centers were reduced from eight down to three vehicle preparation centers for refurbishment of retail cars plus one center for wholesale vehicle preparation, and we reduced our transporter fleet size from over 250 in 2022 to 190 as of June 30, 2023. Our headcount was reduced from 3,226 employees as of December 31, 2022 to approximately 1,200 employees as of September 22, 2023.

Importantly, we improved Retail GPU (retail gross profit per unit) from £596 in the fourth quarter of 2022 to £980 in the first quarter of 2023 and £1,290 in the second quarter of 2023. In line with our re-set expectations, our revenue for the six months ended June 30, 2023, at £419 million, declined on fewer units sold, while our gross profit for the six months ended June 30, 2023 improved to £23 million with gross margin increasing to 5.4% from 1.0% in the comparable period of 2022. Our loss for the six months ended June 30, 2023 decreased to £(151) million for continued operations compared to £(201) million in the comparable period of 2022. Our Adjusted EBITDA for the six months ended June 30, 2023 halved to £(70) million from £(142) million in the comparable period as we delivered improved unit economics and cut marketing, selling and distribution, and administrative costs through the restructuring changes.

As of June 30, 2023, our cash balance was strong and better than our expectations due to lower restructuring spend as well as lower EU exit costs and amounted to £195 million of cash and cash equivalents with a further approximately £35 million of self-financed inventory.

Since the announcement of our restructuring plan in January 2023 our results demonstrate sustained improvement in Retail GPU, on-target fixed and variable cost reduction and improved Adjusted EBITDA and net cash flow from operating activities. The cost savings targeted in the restructuring started to come through towards the end of the first quarter of 2023 and became more pronounced in the second quarter of 2023. We believe that this progress allows us to lay the foundations for profitable growth in the future.

The Transactions

On September 20, 2023, the Transaction Support Agreement was executed by the Company and certain of its subsidiaries, and certain of the Consenting Stakeholders. In October 2023, additional Consenting Stakeholders signed joinder agreements to the Transaction Support Agreement. On November 3, 2023, the Transaction Support Agreement was amended by an Amendment No. 1 to the Transaction Support Agreement in order to, among other things, extend the Outside Date set out in the Transaction Support Agreement from November 15, 2023 to December 15, 2023 (and from December 31, 2023 to January 15, 2024 if the Transactions have not been consummated by the Outside Date because the registration statement on Form F-1 filed in connection with the New Warrants has not yet been declared effective by the SEC or the Schedule TO filed in connection with the Exchange Offer remains subject to ongoing SEC review, in each case for reasons outside of the Company’s control (regardless of whether any other condition remains unsatisfied at the Outside Date)). The Consenting Noteholders in the aggregate own 100% of the Convertible Notes and the Consenting Equityholders in the aggregate own more than 32% of the outstanding Class A ordinary shares. In accordance with the Transaction Support Agreement, the Company announced a series of transactions aimed at improving the Company’s capital structure, reducing the Company’s debt and establishing a platform for future profitability. These transactions include (collectively, and together with the Shareholder Approval (defined below), the “Transactions”):

(i)     commencing this Exchange Offer in which the holders of the Convertible Notes are being offered the opportunity to exchange their Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date and Additional Amounts (as defined in the 2022 Indenture), if any), for their pro rata portion of (1) $200 million aggregate principal amount of New Notes and (2) Class A ordinary shares such that immediately following the consummation of the Exchange Offer the holders of the Convertible Notes will hold 92.0% of the Company’s outstanding Class A ordinary shares;

(ii)    the issuance of three tranches of new warrants (the “New Warrants”) to existing shareholders of the Company’s Class A ordinary shares immediately prior to the Closing Date but after giving effect to the Reverse Stock Split (as defined below) (the “Existing Shareholders”) based on the aggregate amount of Class A ordinary shares held by each such shareholder as of the Closing Date, including the registration of the New Warrants and the Class A ordinary shares issuable upon exercise of the New Warrants;

(iii)   the replacement of the existing board of directors (the “Board”) with a new seven-member board of directors (the “New Board”) on or after the Closing Date, six of whom will be chosen by the holders of the Convertible Notes and one of whom will be chosen by the existing Board;

(iv)    a consolidation of the Company’s issued and unissued share capital at a reverse stock split ratio of 1-for-100 to be submitted to a vote of the Company’s shareholders at the Company’s extraordinary general meeting and subject to such approval, to take effect on the Closing Date (the “Reverse Stock Split”);

(v)     the increase to the Company’s authorized share capital to be submitted to a vote of the Company’s shareholders at the Company’s extraordinary general meeting and subject to such approval, to take effect on the Closing Date (the “Share Increase”); and

(vi)   the amendments to the Articles such that (1) holder(s) of Class A ordinary shares representing a majority of the then outstanding Class A ordinary shares shall have the right by vote or written consent or direction to the Company to remove directors with or without cause and to appoint any person to fill any director positions that remain unfilled by like means; provided that the director appointed by the current Board (or his or her designee) may not be removed without cause prior to the third annual general meeting of the Company following the Closing Date, (2) a director may be removed from office for cause by the other directors then appointed numbering at least a majority and (3) holder(s) of Class A ordinary shares representing a majority of the then outstanding Class A ordinary shares shall have the ability to convene a general meeting of the Company (the “Articles Amendment”).

In connection with the Transactions, the Company will solicit the approval of our shareholders at an extraordinary general meeting of (t) the Exchange Offer, (u) the issuance of the New Warrants, (v) the replacement of the Board with the New Board, (w) the Reverse Stock Split, (x) the Share Increase, (y) the Articles Amendment and (z) the Transaction Support Agreement and the transactions contemplated by the Transaction Support Agreement (the “Shareholder Approval”). Approval of the Exchange Offer, issuance of the New Warrants, the replacement of the Board with the New Board, the Articles Amendment and the Transaction Support Agreement and the transactions contemplated thereby will in each case require approval by at least a two-thirds majority of the voting power of the Company’s shareholders present or represented by proxy at the Company’s extraordinary general meeting (provided that the requisite quorum is present).

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an Alternative Tender Agreement or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

Conditions to Completion of the Transactions

The completion of the Transactions is subject to the closing conditions set out in the Transaction Support Agreement, which include, in addition to other customary conditions:

•        the registration statement on Form F-1 filed by the Company with the SEC on September 29, 2023 to register the issuance of the New Warrants and the issuance of the Class A ordinary shares issuable upon exercise of the New Warrants shall have been declared effective by the SEC;

•        our shareholders shall have approved the Transactions in the manner contemplated in the term sheet attached to the Transaction Support Agreement and the Reverse Stock Split and the Share Increase shall have been effectuated;

•        each of the New Warrants, New Notes and New Shares shall have been issued in accordance with the terms of the Transaction Support Agreement;

•        each of the definitive documents, including the New Investor Rights Agreement and the New Registration Rights Agreement, (a) shall have been executed and delivered by each party thereto, and (b) each of the conditions precedent related to each such definitive document shall have been satisfied or waived;

•        the existing Investor Rights Agreement has been amended in a manner satisfactory to the Company and the Steering Committee and subsequently terminated;

•        unless the Transactions are implemented through an English restructuring plan or an English scheme of arrangement, the Consenting Noteholders must own or control, in the aggregate, no less than 100% of the aggregate outstanding principal amount of the Convertible Notes;

•        if the Transactions are effected through an English restructuring plan or an English scheme of arrangement, the restructuring plan or scheme of arrangement shall have been approved by the applicable English court and shall have been recognized by an order of an applicable U.S. court; and

•        the Company shall have paid or reimbursed in full any and all financial advisory and legal fees and expenses of the Consenting Noteholders in accordance with the terms of the Transaction Support Agreement.

Subject to the satisfaction of the conditions to closing contained in the Transaction Support Agreement, the Company expects the Transactions to close in the fourth quarter of 2023.

Termination of the Transaction Support Agreement

The Transaction Support Agreement may be terminated by the parties thereto in specified circumstances, including by the Company in connection with the Board’s fiduciary duties or by Viking and Farallon (together, the “Steering Committee”) upon a material adverse effect on the Company’s business. If the Closing Date does not occur on or prior to December 15, 2023 in accordance with the terms of the Transaction Support Agreement (the “Outside Date”), the Transaction Support Agreement will automatically terminate; provided that, if the Transactions have not been consummated by the Outside Date because the registration statement on Form F-1 has not yet been declared effective by the SEC or the Schedule TO filed in connection with the Exchange Offer remains subject to ongoing SEC review, in each case for reasons outside of the Company’s control (regardless whether any other condition remains unsatisfied at the Outside Date), the Outside Date will be automatically extended to January 15, 2024; provided, further, that the Outside Date may be extended with the prior written consent of the Company, each Consenting Equityholder and the Steering Committee.

The Scheme Transaction

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an Alternative Tender Agreement or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

Pursuant to a Scheme Transaction, if approved by the requisite majorities (which are more than 75% by value of the Convertible Notes who vote in the case of a restructuring plan and more than 75% by value of the Convertible Notes and more than 50% by number of the holders of the Convertible Notes who vote in the case of a scheme of arrangement) and then sanctioned by an English court, the Company would be authorized by the court to exchange the Convertible Notes for the New Notes and the New Shares.

The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum and, subject to the terms of the Transaction Support Agreement, have agreed to vote in favor of a Scheme Transaction. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction.

As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction. If any Scheme Transaction pursued by the Company is not sanctioned by an English court and so cannot be implemented, the Transaction Support Agreement would terminate, and the Company and the holders of the Convertible Notes would likely continue discussions regarding potential options for restructuring the Convertible Notes.

In connection with any Scheme Transaction, holders of the Convertible Notes will receive their pro rata portion of up to $180 million of the New Notes. In addition, in connection with any Scheme Transaction, only Scheme Incentive Noteholders will receive a pro rata portion of the remaining $20 million of the New Notes, which comprises the Scheme Transaction Incentive while holders of the Convertible Notes who are not Scheme Incentive Noteholders will not receive any portion of the remaining $20 million of the New Notes. As a result, in connection with any Scheme Transaction, if the Scheme Incentive Noteholders comprise less than all of the holders of the Convertible Notes, the aggregate principal amount of the New Notes would be less than $200 million. For the avoidance of doubt, the Scheme Transaction Incentive will not apply and the Company will not implement any Scheme Transaction if the Exchange Offer is completed in accordance with its terms, including if 100% of the holders of the Convertible Notes become a party to the Transaction Support Agreement or an Alternative Tender Agreement prior to the Scheme Incentive Deadline. If the Exchange Offer is not completed in accordance with its terms and the Company completes a Scheme Transaction, all Convertible Notes will be exchanged for the Offered Securities. However, any holder of the Convertible Notes who validly tendered and did not withdraw their Convertible Notes in connection with the Exchange Offer but did not execute a joinder to become a party to the Transaction Support Agreement or become a party to an Alternative Tender Agreement with the Company by November 17, 2023, will receive their pro rata portion of the New Shares and their pro rata portion of up to $180 million of the New Notes but will not receive any portion of the remaining $20 million of the New Notes. To become a party to the Transaction Support Agreement, holders of the Convertible Notes are requested to submit a validly completed executed joinder to the Transaction Support Agreement in the form attached hereto as Appendix V to the Company at legal@cazoo.co.uk.

For more information about the Transactions and the Transaction Support Agreement, see “Description of the Transactions and the Transaction Agreements” contained elsewhere herein. The foregoing description of the terms of the Transaction Support Agreement is not complete and is qualified in its entirety by reference to the Transaction Support Agreement, a copy of which is attached hereto as Appendix IV and is incorporated herein by reference.

Corporate Information

Cazoo Group Ltd is an exempted company incorporated under the laws of the Cayman Islands on March 24, 2021 and became a public company on August 26, 2021. The registered office of Cazoo Group Ltd is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 41 Chalton Street, London, NW1 1JD, United Kingdom, and our telephone number is +44 20 3901 3488. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is https://www.cazoo.co.uk/. The information contained on our website does not form a part of, and is not incorporated by reference into, this Offering Memorandum.

Foreign Private Issuer Status

We are currently a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer, we are subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. In addition, we are generally permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the Board consisting of independent directors nor a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements applicable to U.S. domestic companies.

Whether or not we remain a foreign private issuer will be evaluated on June 30 of each year. We will lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we are not a foreign private issuer on June 30 of any year, we will be required to file reports with the SEC as a domestic U.S. registrant beginning on January 1 of the following year, including preparation of financial statements audited in accordance with U.S. GAAP and filing reports on Form 10-K, Form 10-Q and Form 8-K.

Corporate and Financing Structure

The following simplified chart sets forth certain aspects of our corporate and financing structure as of the date of this Offering Memorandum after giving effect to the Exchange Offer. All entities shown below are 100% unless otherwise indicated.

All Shareholders are 100% unless otherwise stated
UK
France
Germany
Germany
= New Notes Guarantors(2)
Issuer of the New Notes(1)
Cazoo Group Ltd
Cazoo Holdings Limited
Cazoo Group Ltd UK Establishment
Cazoo Ltd
Cazoo Subscription Services Limited
Cazoo Wholesale Services Limited
Imperial Car Supermarkets Ltd
Vans 365 Limited
Cazoo Trading France SaS
Cazoo Trading Germany Gmbh
Project Chicago Newco Limited
Fantastic Cars Limited
Cazoo Properties Limited
Carsaz Limited
Cazoo Properties Germany Gmbh
Arctos Holdings Limited
Imperial Cars of Swanwick Limited
Cazoo Support Services Limited
Moorgate House (Newco) Limited
Ensco 1109 Limited
GBJ Developments Limited
SMH Fleet Solutions Limited
CD Auction Group Limited

____________

(1)      On the Closing Date, the New Notes will be senior obligations of the Company, secured by the New Notes Collateral, including the shares of Cazoo Holdings Limited held by the Company.

(2)      On the Closing Date, the obligations under the New Notes will be fully, unconditionally and irrevocably guaranteed by the New Notes Guarantors. The New Note Guarantees will be subject to New York law provisions including, without limitation, provisions relating to the maximum liability thereunder in connection with fraudulent transfer, voidable transfer or other similar applicable law and certain limitations described in “Risk Factors — Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral — Fraudulent and/or voidable transfer laws and other applicable laws permit a court to void the New Notes Guarantees and any liens and security interests in respect thereof, and, if that occurs, you may not receive any payments on the New Notes Guarantees” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial data shown below for the years ended December 31, 2022, 2021 and 2020 and as of December 31, 2022 and 2021 is derived from our audited consolidated financial statements which are included in our 2022 Form 20-F and incorporated by reference herein. The summary consolidated financial data as of December 31, 2020 is derived from our audited consolidated financial statements not included in this Offering Memorandum. The summary consolidated financial data as of June 30, 2023 and 2022 and for each of the six-month periods then ended is derived from our unaudited consolidated financial statements which are included in our Report on Form 6-K filed with the SEC on August 15, 2023 and incorporated by reference herein. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal, recurring adjustments necessary for a fair presentation of such financial data.

The historical financial data presented below is not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with our consolidated financial statements and the related notes incorporated by reference herein.

(£ ‘000)	Year Ended December 31,			Six Months Ended June 30,
	2022	2021(1)	2020	2023	2022(1)
	(audited)			(unaudited)
Statement of profit or loss data:
Revenue(2)	1,248,591	655,423	162,208	418,562	583,220
Cost of sales	(1,228,324)	(632,114)	(165,082)	(395,779)	(577,547)
Gross profit/(loss)	20,267	23,309	(2,874)	22,783	5,673
Marketing expenses	(62,596)	(63,165)	(36,110)	(18,803)	(37,463)
Selling and distribution expenses	(96,246)	(54,172)	(17,693)	(34,614)	(51,352)
Administrative expenses	(529,907)	(218,855)	(42,358)	(104,661)	(262,235)
Loss from operations	(668,482)	(312,883)	(99,035)	(135,295)	(345,377)
Net finance expense	(51,228)	(4,431)	(812)	(30,338)	(19,594)
Other income and expenses(3)	194,236	(214,140)	—	14,378	157,973
Loss before tax	(525,474)	(531,454)	(99,847)	(151,255)	(206,998)
Tax credit	7,352	2,162	969	—	6,319
Loss for the period from continuing operations	(518,122)	(529,292)	(98,878)	(151,255)	(200,679)
Profit/(loss) after tax from discontinued operations	(185,762)	(14,217)	(3,809)	871	(40,779)
Loss for the period	(703,884)	(543,509)	(102,687)	(150,384)	(241,458)

Earnings per share:
Basic loss per ordinary share(4)	(18.48)	(16.27)	(3.99)	(3.90)	(6.36)
Diluted loss per ordinary share(4)	(18.48)	(16.27)	(3.99)	(3.90)	(6.36)
Earnings per share from continuing operations:
Basic loss per ordinary share from continuing operations(4)	(13.61)	(15.85)	(3.84)	(3.92)	(5.29)
Diluted loss per ordinary share from continuing operations(4)	(13.61)	(15.85)	(3.84)	(3.92)	(5.29)

(£ ‘000)	Year Ended December 31,			Six Months Ended June 30,
	2022	2021(1)	2020	2023	2022(1)
	(audited)			(unaudited)
Statement of financial position data (at end of period):
Property, plant and equipment and right-of-use assets	241,527	273,209	85,934	149,579	362,642
Intangible assets	16,369	261,514	26,660	16,980	195,357
Inventory(5)	232,565	364,585	114,694	130,119	374,462
Other net working capital	(5,442)	8,482	1,300	(18,103)	(23,412)
Cash and cash equivalents	245,879	192,629	243,524	194,578	401,198
Loans and borrowings(6)	(182,197)	(248,653)	(90,203)	(86,475)	(284,560)
Convertible Notes and embedded derivative	(349,040)	—	—	(355,395)	(359,660)
Warrants	(515)	(42,692)	—	(16)	(5,675)
Lease liabilities	(117,460)	(90,400)	(48,048)	(94,028)	(120,959)
Provisions	(35,290)	(7,985)	(3,363)	(15,172)	(15,916)
Assets held for sale	65,805	—	—	—	—
Liabilities directly associated with the assets held for sale(7)	(39,602)	—	—	—	—
Net (liabilities)/assets	72,599	710,689	330,498	(77,933)	523,477

Equity (at end of period):
Share capital, share premium and merger reserve	1,346,526	1,323,475	447,370	1,346,526	1,346,526
Retained earnings	(1,278,799)	(611,209)	(116,872)	(1,427,344)	(825,503)
Foreign currency translation reserve	4,872	(1,577)	—	2,885	2,454
Total equity	72,599	710,689	330,498	(77,933)	523,477

____________

(1)      Data for the year ended December 31, 2021 and the six months ended June 30, 2022 has been restated to show the EU segment as a discontinued operation. We had no operations in mainland Europe in 2020.

(2)      Revenue for the years ended December 31, 2022, 2021 and 2020 excludes £1.9 million, £17.4 million and £nil of sales, respectively, where Cazoo sold vehicles as an agent for third parties and only the net commission received from those sales is recorded within revenue. For the same reason, revenue for the six months ended June 30, 2023 and 2022 excludes £nil and £2.0 million, respectively.

(3)      In the six months ended June 30, 2023 and 2022 and the year ended December 31, 2022, other income and expenses includes fair value movement in the Convertible Notes, embedded derivative, and warrants and foreign exchange movements. For the year ended December 31, 2021, other income and expenses includes a non-cash IFRS 2 expense related to the De-SPAC Transactions, and there were no Convertible Notes, embedded derivatives or warrants issued during this period.

(4)      Adjusted retrospectively for the reverse stock split which became effective on February 8, 2023. See note 15 of our unaudited consolidated financial statements which are included in our Report on Form 6-K filed with the SEC on August 15, 2023 and incorporated by reference herein for further details on the reverse stock split. The book value per ordinary share as of June 30, 2023 was $0.002.

(5)      Inventory consists of vehicles purchased, direct and indirect vehicle reconditioning costs, including parts and labor and inbound transportation costs. Inventory includes vehicles which have been ordered but not delivered which remain in inventory until the revenue is recognized.

(6)      Loans and borrowings comprises stocking loans and facilities used to finance subscription vehicles and transporters.

(7)      The German subscription business, Cluno, was presented as a disposal group held for sale at December 31, 2022.

SELECTED PRO FORMA FINANCIAL INFORMATION

The following tables show (1) selected historical financial information for the Company for the year ended December 31, 2022 and as of and for the six months ended June 30, 2023 and (2) unaudited selected pro forma financial information as of and for the same periods, assuming (a) the consummation of the Exchange Offer at 100% participation, resulting in the issuance of $200 million aggregate principal amount of the New Notes and 4,465,799 Class A ordinary shares, (b) implementation of the Reverse Stock Split at a ratio of 1-for-100, (c) implementation of the Share Increase and (d) the issuance of the New Warrants.

The selected pro forma information is based on our historical financial information for the year ended December 31, 2022 and as of and for the six months ended June 30, 2023, and gives effect to (a) the consummation of the Exchange Offer, assuming 100% participation, (b) implementation of the Reverse Stock Split and the Share Increase and (c) the issuance of the New Warrants, as if they were completed on (i) February 16, 2022, the original issuance date of the Convertible Notes, in respect of the income statement for the year ended December 31, 2022, (ii) January 1, 2023, in respect of the income statement for the six months ended June 30, 2023 and (iii) June 30, 2023, in respect of the balance sheet as of June 30, 2023.

The selected pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Exchange Offer, the Reverse Stock Split, the Share Increase and the issuance of the New Warrants had been completed at the dates indicated or that may be obtained at any date in the future. The following selected historical financial information has been derived from our audited consolidated financial statements which are included in our 2022 Form 20-F and unaudited consolidated financial statements which are included in our Report on Form 6-K filed with the SEC on August 15, 2023, each of which is incorporated by reference herein, and should be read in conjunction with those financial statements.

	Year ended December 31,
	As Reported 2022 £’000	Unaudited Pro Forma Adjustments £’000		Unaudited Pro Forma 2022 £’000
Continuing operations

Revenue	1,248,591	—		1,248,591
Cost of sales	(1,228,324)	—		(1,228,324)
Gross profit/(loss)	20,267	—		20,267

Marketing expenses	(62,596)	—		(62,596)
Selling and distribution expenses	(96,246)	—		(96,246)
Administrative expenses	(529,907)	—		(529,907)
Loss from operations	(668,482)	—		(668,482)

Finance income	2,111			2,111
Finance expense	(53,339)	27,623	(1)	(25,716	)(1)
Other income and expenses(2)	194,236	(175,352	)(2)	18,884	(2)
Loss before tax	(525,474)	(147,729)		(673,203)

Tax credit	7,352	—		7,352
Loss for the year from continuing operations	(518,122)	(147,729)		(665,851)

Discontinued operations
Loss after tax from discontinued operations	(185,762)	—		(185,762)

Loss for the year	(703,884)	(147,729)		(851,613)

Other comprehensive income that may be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations	6,449	—		6,449

Total comprehensive loss for the year	(697,435)	(147,729)		(845,164)

Earnings per share:
Basic loss per ordinary share(3)	£(18.48)			£(178.91)
Diluted loss per ordinary share(3)	£(18.48)			£(178.91)

Earnings per share from continuing operations:
Basic loss per ordinary share from continuing operations(3)	£(13.61)			£(139.88)
Diluted loss per ordinary share from continuing operations(3)	£(13.61)			£(139.88)

	Six months ended June 30,
	As Reported Unaudited 2023 £’000	Unaudited Pro Forma Adjustments £’000		Unaudited Pro Forma 2023 £’000
Continuing operations

Revenue	418,562	—		418,562
Cost of sales	(395,779)	—		(395,779)
Gross profit	22,783	—		22,783

Marketing expenses	(18,803)	—		(18,803)
Selling and distribution expenses	(34,614)	—		(34,614)
Administrative expenses	(104,661)	—		(104,661)
Loss from operations	(135,295)	—		(135,295)

Finance income	2,671	—		2,671
Finance expense	(33,009)	18,297	(1)	(14,712	)(1)
Other income and expenses(2)	14,378	(10,048	)(2)	4,330	(2)
Loss before tax	(151,255)	8,249		(143,006)

Tax credit	—	—		—
Loss for the period from continuing operations	(151,255)	8,249		(143,006)

Discontinued operations
Profit/(Loss) after tax from discontinued operations	871	—		871

Loss for the period	(150,384)	8,249		(142,135)

Other comprehensive income that may be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations	(1,987)	—		(1,987)

Total comprehensive loss for the period	(152,371)	8,249		(144,122)

Earnings per share:
Basic loss per ordinary share(3)	£(3.90)			£(29.49	)(3)
Diluted loss per ordinary share(3)	£(3.90)			£(29.49	)(3)

Earnings per share from continuing operations:
Basic loss per ordinary share from continuing operations(3)	£(3.92)			£(29.67	)(3)
Diluted loss per ordinary share from continuing operations(3)	£(3.92)			£(29.67	)(3)

	As of June 30, 2023
	As Reported Unaudited June 2023 £’000	Unaudited Pro Forma Adjustments £’000	Unaudited Pro Forma June 2023 £’000
Assets
Non-current assets
Property, plant and equipment	53,740	—	53,740
Right-of-use assets	95,839	—	95,839
Intangible assets	16,980	—	16,980
Trade and other receivables	6,018	—	6,018
	172,577	—	172,577
Current assets
Inventory(4)	130,119	—	130,119
Trade and other receivables	31,069	—	31,069
Cash and cash equivalents	194,578	—	194,578
	355,766	—	355,766
Total assets	528,343	—	528,343

Liabilities
Current liabilities
Trade and other payables	55,190	—	55,190
Loans and borrowings(5)	84,137	—	84,137
Convertible Notes and embedded derivative	1,248	(1,248)	—
Lease liabilities	17,972	—	17,972
Provisions	9,436	—	9,436
	167,983	(1,248)	166,735
Non-current liabilities
Loans and borrowings(5)	2,338	—	2,338
Convertible Notes and embedded derivative	354,147	(354,147)	—
New senior secured notes(1)	—	70,941 (1)	70,941 (1)
Warrants	16	18,029 (6)	18,045
Lease liabilities	76,056	—	76,056
Provisions	5,736	—	5,736
Deferred tax	—	—	—
	438,293	(265,177)	173,116
Total liabilities	606,276	(266,425)	339,851
Net (liabilities)/assets	(77,933)	266,425	188,492

Share capital	55	—	55
Share premium	925,637	—	925,637
Merger reserve	420,834	—	420,834
Retained earnings	(1,427,344)	266,425	(1,160,919)
Foreign currency translation reserve	2,885	—	2,885
Total equity	(77,933)	266,425	188,492

____________

(1)      The selected pro forma information assumes that $200 million aggregate principal amount of New Notes are issued upon completion of the Exchange Offer and that interest on the New Notes for each interest period is paid at the rate of 4.00% cash and 2.00% PIK. The New Notes have been recorded at fair value as at June 30, 2023.

(2)      In the six months ended June 30, 2023 and the year ended December 31, 2022, other income and expenses includes fair value movement in the Convertible Notes, embedded derivative, and warrants and foreign exchange movements. These amounts have been adjusted to reflect (a) the consummation of the Exchange Offer, assuming 100% participation, (b) implementation of the Reverse Stock Split and the Share Increase and (c) the issuance of the New Warrants, as if they were completed on February 16, 2022, the original issuance date of the Convertible Notes, in respect of the income statement for the year ended December 31, 2022 and on January 1, 2023, in respect of the income statement for the six months ended June 30, 2023. Any fair value movement on issuance of the New Shares issued to extinguish the financial liability (see note 8 below) has not been considered.

(3)      Earnings per share have been adjusted to reflect the implementation of the Reverse Stock Split and the Share Increase as if they were completed on February 16, 2022, the original issuance date of the Convertible Notes, in respect of the income statement for the year ended December 31, 2022 and on January 1, 2023, in respect of the income statement for the six months ended June 30, 2023. See note 15 of our unaudited consolidated financial statements which are included in our Report on Form 6-K filed with the SEC on August 15, 2023 and incorporated by reference herein, which includes further information about the previous reverse stock split which became effective on February 8, 2023. The book value per ordinary share as of June 30, 2023 was $0.002 and the pro forma book value per ordinary share as of June 30, 2023 was $0.20.

(4)      Inventory consists of vehicles purchased, and direct and indirect vehicle reconditioning costs, including parts and labor and inbound transportation costs. Inventory includes vehicles which have been ordered but not delivered which remain in inventory until the revenue is recognized.

(5)      Loans and borrowings consists of stocking loans and facilities used to finance subscription vehicles and transporters.

(6)      The selected pro forma information assumes the New Warrants have been issued to the Existing Shareholders. The New Warrants are recorded at fair value upon establishment and revalued at the period end through the income statement.

(7)      IFRIC 19, Extinguishing Financial Liabilities with Equity Instruments, provides that if shares are issued to extinguish a financial liability, such shares must be measured at their fair value. The fair value measurement of the Class A ordinary shares has not been reflected in the unaudited selected pro forma information. The impact of IFRIC 19 however is expected to be £Nil on net assets.

(8)      The selected pro forma information assumes that the Reverse Stock Split has been implemented at a ratio of 1-to-100 and that 4,465,799 Class A ordinary shares have been issued to holders of the Convertible Notes upon completion of the Exchange Offer.

SUMMARY OF THE NEW NOTES

The summary below describes the principal terms of the New Notes. The following summary is provided solely for your convenience. Certain of the terms and conditions described below are subject to important limitations and exceptions. The summary is not intended to be complete. For a more fulsome description of the New Notes, see Appendix I — Description of the New Notes.

Issuer	Cazoo Group Ltd.
New Notes Guarantors

As of the Closing Date, the New Notes will be guaranteed by all of the Company’s existing subsidiaries organized in the United Kingdom and, thereafter, subject to a materiality threshold and guarantor coverage test, will be guaranteed by other subsidiaries of the Company, subject to the agreed security principles and certain customary exceptions and limitations.

Notes Offered

US$200,000,000 aggregate principal amount of 4%/2% cash/payment-in-kind toggle senior secured notes due February 16, 2027, to be issued in exchange for Convertible Notes pursuant to the terms of the Exchange Offer.

New Notes Indenture

The Company, the New Notes Guarantors, the New Notes Trustee, as the trustee, and GLAS Trust Corporation Limited, as security agent, will enter into an indenture dated as of the Closing Date, which will govern the New Notes and the New Notes Guarantees (the “New Notes Indenture”).

Maturity Date	The New Notes will mature on February 16, 2027, unless earlier redeemed or repurchased and cancelled in accordance with the terms of the New Notes.
Interest

The New Notes will bear interest at a rate of 6.00% per annum, with a minimum of 4.00% payable in cash and, at the option of the Company, up to 2.00% payable in kind. Interest will be payable semi-annually on May 15 and November 15 of each year starting on May 15, 2024. Interest on the New Notes shall accrue from the issue date of the New Notes (the “New Notes Issue Date”).

New Notes Guarantees

The obligations under the New Notes will be fully, unconditionally and irrevocably guaranteed by the New Notes Guarantors as described under “Ranking of the New Notes” below. The New Note Guarantees will be subject to New York law provisions including, without limitation, provisions relating to the maximum liability thereunder in connection with fraudulent transfer, voidable transfer or other similar applicable law and certain limitations described in “Risk Factors — Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral — Fraudulent and/or voidable transfer laws and other applicable laws permit a court to void the New Notes Guarantees and any liens and security interests in respect thereof, and, if that occurs, you may not receive any payments on the New Notes Guarantees” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

As of and for the year ended December 31, 2022, the New Notes Guarantors represented 100% of the Company’s revenue and 87.3% of the Company’s total assets. As of and for the year ended December 31, 2022, our subsidiaries who are not New Notes Guarantors represented 0% of the Company’s revenue and 12.7% of the Company’s total assets. As of and for the six months ended June 30, 2023, the New Notes Guarantors represented 100% of the Company’s revenue and 100% of the Company’s total assets. As of and for the six months ended June 30, 2023, our subsidiaries who are not New Notes Guarantors represented 0% of the Company’s revenue and 0% of the Company’s total assets.

New Notes Collateral

On the Closing Date, the New Notes and the New Notes Guarantees will be secured, subject to certain agreed security principles and customary limitations and exceptions, over the following security:

(a)    a first priority fixed charge over the Company’s bank accounts;

(b)    a first priority assignment of all intragroup receivables owed to the Company;

(c)    a first priority fixed charge over all of the shares in Cazoo Holdings Limited granted by the Company;

(d)    a first priority fixed charge over each New Notes Guarantors’ bank accounts kept in England and Ireland, including at least one bank account of Cazoo Holdings Limited that shall hold a minimum balance of £50,000,000 at all times;

(e)    a first priority fixed charge over the shares in each New Notes Guarantor;

(f)    a first priority assignment of all intragroup receivables owed to each New Notes Guarantor; and

(g)    a first priority floating charge over the assets of each New Notes Guarantor, including intellectual property but excluding (among others) vehicles which secure or are subject to a negative pledge under floor plan facilities and transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles

(together, the “New Notes Collateral”), in each case, subject to customary limitations and exceptions.

The amount secured pursuant to any security document will be limited to the respective New Notes Guarantor’s guarantee obligations as set forth above. The security interests are subject to contractual, legal and regulatory limitations and may be released in certain circumstances. See “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

Ranking of the New Notes

The New Notes will be the Company’s general senior obligations and

•   rank equally in right of payment with any existing and future indebtedness of the Company that is not subordinated in right of payment to the New Notes;

•   will be secured by the New Notes Collateral on a first-ranking basis;

•   rank senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the New Notes;

•   rank senior to any existing and future unsecured indebtedness of the Company to the extent of the value of the property and assets which secure the New Notes;

•   are effectively subordinated to any existing and future secured indebtedness of the Company and its subsidiaries that is secured by property or assets that do not secure the New Notes, to the extent of the value of the property and assets securing such indebtedness; and

•   are structurally subordinated to any existing and future indebtedness of subsidiaries of the Company that do not guarantee the New Notes.

Ranking of the New Notes Guarantees

Each New Notes Guarantee is the general senior obligation of each New Notes Guarantor and:

•   ranks equally in right of payment with any existing and future indebtedness of the relevant New Notes Guarantor that is not subordinated in right of payment to such New Notes Guarantor’s New Notes Guarantee;

•   will be secured by the New Notes Collateral on a first-ranking basis;

•   ranks senior in right of payment to any existing and future indebtedness of the relevant New Notes Guarantor that is expressly subordinated in right of payment to the New Notes;

•   ranks senior to any existing and future unsecured indebtedness of the relevant New Notes Guarantor to the extent of the value of the property and assets which secure the New Notes;

•   is effectively subordinated to any existing and future indebtedness of the relevant New Notes Guarantor that is secured by liens on property or assets that do not secure such New Notes Guarantor’s New Notes Guarantee, to the extent of the value of the property and assets securing such indebtedness; and

•   is structurally subordinated to any existing and future indebtedness of subsidiaries of that New Notes Guarantor that do not guarantee the New Notes.

Redemption

For the first two years beginning on the date the New Notes are issued, the Company will be entitled at its option to redeem all or a portion of the New Notes at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, and additional amounts, if any, plus a make-whole premium.

During the third year after the New Notes are issued, the Company will be entitled at its option to redeem all or a portion of the New Notes at a redemption price equal to 104% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest (including capitalized interest, if any) to, but not including, the date of redemption and additional amounts, if any.

During the fourth year after the New Notes are issued, the Company will be entitled at its option to redeem all or a portion of the New Notes at a redemption price equal to 102% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest (including capitalized interest, if any) to, but not including, the date of redemption, and additional amounts, if any.

The Company will also be required to pay the applicable redemption premiums following any acceleration caused by certain insolvency or bankruptcy events.

Change of Control

Upon the occurrence of a change of control (which shall include the acquisition by any person or group of more than 50% of the outstanding Class A ordinary shares of the Company or a parent of the Company), the Company shall offer to repurchase all of the outstanding New Notes for cash at a repurchase price equal to 101% of the aggregate principal amount of the New Notes then outstanding (including capitalized interest, if any) plus accrued and unpaid interest.

Additional Amounts

All payments by or on behalf of the Company or a successor in respect of the New Notes or by or on behalf of the New Notes Guarantors or a successor in respect of the relevant New Notes Guarantee, will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or any other jurisdiction in which the Company or the New Notes Guarantors (or in each case, their successor) are organized or otherwise considered to be resident or have a permanent establishment for tax purposes or from or through which payments are made in respect of the New Notes (including the jurisdiction of any paying agent) or (in each case) any political subdivision or taxing authority thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Company or the New Notes Guarantors (or their respective successor) are compelled by law to deduct or withhold such taxes, duties, assessments, or governmental charges.

In such an event, the Company or the New Notes Guarantors (or, in each case, their successor) will pay additional amounts as may be necessary to ensure that the net amounts receivable by registered holders of the New Notes after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of the New Notes in the absence of such withholding or deduction, subject to certain exemptions. Such additional amounts may be paid (i) in relation to PIK interest, by way of issuing additional New Notes, or (ii) otherwise, in cash.

Covenants

The New Notes Indenture will include customary incurrence-based negative covenants, including but not limited to:

•   limitations on debt;

•   limitations on liens;

•   limitations on mergers, consolidations, and sales of all or substantially all assets;

•   limitations on transactions with affiliates;

•   limitations on restricted payments;

•   limitations on dividends and other payment restrictions affecting any direct or indirect restricted subsidiaries;

•   limitations on future guarantees by restricted subsidiaries without such subsidiaries also guaranteeing the New Notes;

•   limitations on disposals of assets;

•   limitations on impairment of security;

•   suspension of covenants on achievement of investment grade status;

•   holding company covenant; and

•   limitations on business activities.

The New Notes Indenture will also include customary affirmative covenants, including but not limited to:

•   further assurance;

•   payment of obligations;

•   reporting; and

•   compliance certificate.

The New Notes Indenture will also include a minimum liquidity covenant to be set at £50 million tested quarterly. See “Appendix I — Description of the New Notes”.

Use of Proceeds

The Company will not receive any cash proceeds from the Exchange Offer or the issuance of the New Notes in the Exchange Offer. The Convertible Notes acquired by the Company pursuant to the Exchange Offer will be cancelled. See “Use of Proceeds.”

Book-Entry System; Delivery and Form and Denomination of the New Notes

The New Notes will be issued in the form of global notes without coupons and registered in the name of a nominee of DTC. The New Notes will be issued in minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof.

Governing Law

The New Notes, the New Notes Guarantees and the New Notes Indenture will be governed by the laws of the State of New York. The New Notes Collateral will be governed by the laws of England and Ireland, as indicated in each of the relevant Security Documents.

Listing

The Company will apply for the New Notes to be listed on the Official List of the Exchange. There can be no assurances that such application will be accepted. The Exchange Offer is not conditional upon such listing.

Prior to the first interest payment date, the New Notes shall be listed and admitted to trading on the Official List of the Exchange and/or another recognized stock exchange (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) for the purposes of section 987 of the ITA) acceptable to the Steering Committee and the Company and, following such listing, the Company shall maintain the listing of the New Notes on that exchange.

New Notes Trustee	U.S. Bank Trust Company, National Association
New Notes Collateral Agent	GLAS Trust Corporation Limited
Transfer Restrictions

The New Notes and the New Notes Guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and will not be so registered. The New Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See “Transfer Restrictions”. Holders of the New Notes do not have the benefit of any exchange or registration rights.

No Registration Rights

The Company has no intention or obligation to register the New Notes for resale under the Securities Act or the securities laws of any other jurisdiction or to offer to exchange the New Notes for registered notes under the Securities Act or the securities laws of any other jurisdiction.

Further Issuances	The Company may issue additional New Notes in the future, subject to compliance with certain covenants in the New Notes Indenture.
Risk Factors

Investing in the New Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this Offering Memorandum and in our 2022 Form 20-F and our Form 6-K filed with the SEC on October 2, 2023, which are incorporated by reference into this Offering Memorandum, for a discussion of factors you should carefully consider before deciding to participate in this Exchange Offer.

SUMMARY OF THE NEW SHARES

The summary below contains basic information about the New Shares. The following summary is provided solely for your convenience. The summary is not intended to be a complete description of the New Shares.

New Shares

The “New Shares” will be the pro rata portion of Class A ordinary shares issued to holders of Convertible Notes participating in the Exchange Offer, such that immediately following the Exchange Offer, the holders of the Convertible Notes in the aggregate will hold 92.0% of the Company’s outstanding Class A ordinary shares. Based on the number of Class A ordinary shares outstanding on September 22, 2023 and after giving effect to the Exchange Offer and applying the 1-to-100 ratio to be used in the Reverse Stock Split, the total number of New Shares would be 4,465,799 Class A ordinary shares. The actual number of Class A ordinary shares to be issued in connection with the Exchange Offer will depend on the number of Class A ordinary shares issued and outstanding following the Reverse Stock Split immediately prior to the Closing Date. See “Description of the Exchange Offer — Exchange Consideration.”

Listing	Our Class A ordinary shares are currently listed on the New York Stock Exchange under the symbol “CZOO.”
Share capital

The Company’s authorized share capital as at the date of this Offering Memorandum is $435,500, divided into 165,000,000 Class A ordinary shares, par value of $0.002 each, 2,500,000 Class B ordinary shares, par value of $0.002 each, 50,000,000 Class C ordinary shares, par value of $0.002 each (such Class A ordinary shares, Class B ordinary shares and Class C ordinary shares collectively, the “Ordinary Shares”), and 250,000 preference shares, par value of $0.002 each.

If the Company’s shareholders approve the proposed Reverse Stock Split and the Share Increase, the Company’s authorized share capital will be US$22,105,000, divided into 100,000,000 Class A ordinary shares with a par value of US$0.20 each, 25,000 Class B ordinary shares with a par value of US$0.20 each, 500,000 Class C ordinary shares with a par value of US$0.20 each and 10,000,000 preference shares with a par value of US$0.20 each.

As of September 22, 2023 we had 38,833,034 Class A ordinary shares(1) issued and outstanding, which would become 4,854,129 Class A ordinary shares after giving effect to the contemplated Reverse Stock Split and Exchange Offer. As of September 22, 2023, we had no Class B ordinary shares, Class C ordinary shares, or preference shares outstanding.

Voting Rights

Holders of Class A ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by members. There is no cumulative voting with respect to the election of directors.

____________

(1)      Does not include 2,062,728 (or 20,627 after giving effect to the Reverse Stock Split) Class A ordinary shares issuable upon exercise of the Existing Warrants (as defined herein) or approximately 2,337,545 (or 23,375 after giving effect to the Reverse Stock Split) Class A ordinary shares issuable upon exercise of outstanding share options as of September 22, 2023 (the number of shares issuable upon exercise of outstanding options is an estimate and does not give effect to shares underlying options that may have been forfeited due to employees who have left the Company since June 30, 2023 and did not exercise their vested options within the requisite timeframe post termination), in each case before giving effect to the Reverse Stock Split.

Dividend Policy

We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, contractual limitations, market conditions and our general financial condition. The payment of any cash dividends will be within the discretion of the board of directors at such time.

Variation of Rights

Under the amended and restated memorandum and articles of association of the Company, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Company’s board of directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Shares

The Company’s shareholders may transfer all or any of their Ordinary Shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Company’s board of directors may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Company’s board of directors may, but is not required to, decline to register a transfer of any Ordinary Shares unless certain requirements are met.

Any attempted transfer that is not a permitted transfer as described above will be null and void.

Transfer Agent and Registrar	The transfer agent and registrar for the Class A ordinary shares is Equiniti Trust Company (“Equiniti”).

RISK FACTORS

You should consider carefully the following factors, as well as the other information set forth in this Offering Memorandum and in the documents incorporated by reference in this Offering Memorandum, including the risks set forth in our 2022 Form 20-F and our Form 6-K, filed with the SEC on October 2, 2023, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition or operating results and the trading price of the Convertible Notes, the New Notes and the New Shares. You could lose all or part of your investment.

Risks Related to the Transactions

If the Transactions are not completed, we may not have sufficient cash to repay amounts due under the Convertible Notes at their maturity in 2027 or upon a Fundamental Change (as defined in the 2022 Indenture). If the Transactions are completed, we may not have sufficient cash to repay amounts due under the New Notes at their maturity or upon a Change of Control (as defined in the New Notes Indenture)

The 2022 Indenture provides that the Convertible Notes will be repayable at maturity in February 2027 at a 50% premium over the aggregate principal thereof then outstanding (i.e., $945 million) if the Convertible Notes have not been converted, redeemed or repurchased prior to maturity. Given the current price of our Class A ordinary shares, we consider it highly unlikely that the Convertible Notes will become convertible prior to maturity. The 2022 Indenture also provides that the Convertible Notes will be repayable at 100% of their principal amount, plus accrued and unpaid interest, upon the occurrence of a Fundamental Change (as defined in the 2022 Indenture), which includes a delisting of our Class A ordinary shares.

If the Transactions are not completed, absent other significant capital raising or strategic transactions, we will not have sufficient cash to repay amounts due under the Convertible Notes at maturity in February 2027 equal to $945 million, which includes a premium payable at maturity. If we are successful in completing the Transactions as contemplated by the Transaction Support Agreement, we will issue $200 million aggregate principal amount of the New Notes. The New Notes will mature in February 2027, and we may be required to repay the New Notes earlier upon the occurrence of a Change of Control (as defined in the New Notes Indenture). There can be no assurance that at the maturity of the New Notes we will have sufficient cash to repay amounts due under the New Notes, absent significant additional capital raising or strategic transactions, or that we will be able to repay amounts due under the New Notes upon the occurrence of a Change of Control.

If we are unable to complete the Transactions, in a timely manner or at all, our business and share price may be adversely affected

The closing of the Transactions is subject to, among other things, the satisfaction or waiver of the conditions described in the section entitled “Description of the Transactions and the Transaction Agreements — Transaction Support Agreement — Closing Conditions.” We cannot assure you that all of the conditions will be satisfied or waived. The required satisfaction of the closing conditions could delay the completion of the Transactions for a significant period of time and could prevent the Transactions from occurring. Any delay in completing the Transactions could cause us not to realize some or all of the benefits that we expect to achieve following the Transactions.

If the Transactions are not completed or are delayed, our share price may be adversely affected. Furthermore, if the Transactions are delayed or are not completed, we may suffer other consequences that could adversely affect our business, financial condition, results of operations and share price, including the following:

•        we have incurred and will continue to incur costs relating to the Transactions (including significant legal and advisory fees), and many of these costs are payable whether or not the Transactions are completed;

•        matters relating to the Transactions may require substantial commitments of time and resources by our management teams, which could otherwise have been devoted to conducting business or other opportunities that may have been beneficial to us;

•        we may be subject to legal proceedings related to the Transactions or the failure to complete the Transactions;

•        a delay in completing the Transactions, failure to complete the Transactions, negative perceptions about the Transactions or other factors beyond our control may result in negative publicity and a negative perception in the investment community and may create doubt as to our ability to effectively implement our current business strategies;

•        we may not be able to identify an alternate strategic transaction, or if an alternate strategic transaction is identified, such alternate strategic transaction may not result in equivalent or better terms or anticipated benefits as compared to what is proposed in the Transactions; and

•        any disruptions to our business resulting from the announcement and pendency of the Transactions.

Failure to obtain the Shareholder Approval would prevent the closing of the Transactions

The closing of the Transactions is subject to Shareholder Approval. While not all matters on which approval from our shareholders is being sought in connection with the Transactions technically require such shareholder approval under Cayman Islands law, the Transaction Support Agreement provides that a super majority approval (at least 66 ⅔%) of the holders of Class A ordinary shares in respect of which votes are cast at the extraordinary general meeting is required to approve the Transactions proposal. In addition, the amended and restated memorandum and articles of association of the Company (the “Articles”) provide that approval through a special resolution (at least 66 2/3%) of the holders of Class A ordinary shares in respect of which votes are cast at the extraordinary general meeting is required to approve the Articles Amendment proposal. In contrast, the Reverse Stock Split proposal and Share Increase proposal only require a simple majority of the votes that are cast. Any failure to obtain the required shareholder approval may result in a material delay in, or the abandonment of, some or all of the Transactions. Any delay in completing the Transactions may materially adversely affect the timing and benefits that are expected to be achieved from the Transactions.

Uncertainty about the Transactions may adversely affect our relationships with our customers, suppliers and employees, which could negatively affect our business, whether or not the Transactions are completed

The announcement of the Transactions may cause uncertainties in our relationships with our customers and suppliers, which could impair our ability to maintain or expand our business. Furthermore, uncertainties about the Transactions may cause current and prospective employees to experience uncertainty about their future with us. These uncertainties may impair our ability to retain, recruit or motivate key employees, which could adversely affect our business. Further, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the Transactions. The occurrence of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations.

The Transactions, if consummated, will constitute a “change of control” under two of our stocking loan facilities which we utilize to finance the purchase of inventory. If not waived, the change of control would permit the applicable lenders to terminate these facilities

Our business as an online used car retailer depends on having the right volume and range of inventory on our website. The appropriate volume and mix of vehicle inventory are fundamental to our operations and require an ability to finance the acquisition of inventory at competitive rates and across various acquisition channels nationwide. We use stocking loans to finance the purchase of inventory. Stocking loan facilities typically cover approximately 80% of the car value for an average of 180 days from inception of the loan. The availability of stocking loans provides us with the flexibility to finance our inventory while maximizing liquidity available in the business.

The Transactions constitute a change of control for purposes of two of our three stocking loan facilities. These two facilities comprise £125 million of the aggregate capacity of £130 million of our stocking loan facilities as at September 30, 2023. The lenders under these facilities will have the right to terminate their facilities as a result of the change of control, unless waived in the sole discretion of the lender. The lender with respect to one of these facilities, Santander, notified us that with effect from January 1, 2024, it will no longer be providing wholesale stocking loan facilities, due to a change in global strategy. The Santander facility has a borrowing capacity of £11 million. There can be no assurance that either of these lenders will waive any breach that may arise as a result of the Transactions. In the event that one or more of the stocking loan facilities is terminated as a result of the Transactions, there can be no guarantee that we will be successful in negotiating new stocking loan facilities on similar terms or on terms acceptable to us. An inability to obtain adequate stocking loan financing would have a material adverse impact on our ability to manage our inventory, which in turn could have a significant adverse effect on our business and results of operations.

We may fail to realize the anticipated benefits of the Transactions

Following the completion of the Transactions, we expect to benefit from, among other things, an improved capital structure, reduced but still significant refinancing risk, an increased ability to raise capital and engage in strategic transactions and grow our shareholder base, and a reduced delisting risk. If we are not able to successfully achieve these objectives, then the anticipated benefits of the Transactions may not be realized fully or at all or may take longer to realize than expected.

Even if the Transactions are successful, we may incur future losses and will need to raise additional funds through further issuances of equity or debt securities and we cannot be certain that we will achieve or maintain profitability in the future

We have not been profitable since we began operations in December 2019 and had an accumulated loss of approximately £1,427 million as of June 30, 2023. See “Risks Related to our Business and Industry — We have a history of losses and we may not achieve or maintain profitability in the future.” Even if the Transactions are successful, we cannot be certain that we will achieve or maintain profitability. We may continue to incur significant losses in the future and will need to raise additional funds through further issuances of equity or debt securities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to litigation in connection with the Transactions

Lawsuits may be filed against us, our subsidiaries or our directors or executive officers in connection with the Transactions. If any such lawsuit is filed, it could result in a reduction of our share price, substantial costs and diversion of management’s attention and resources, which could adversely affect the business, financial condition or results of operations of the Company whether or not the lawsuit has any merit and whether or not a settlement or other resolution is achieved.

Because the number of Class A ordinary shares to be held by Existing Shareholders and the holders of Convertible Notes immediately following the Closing Date is not adjustable based on changes in the market price of our Class A ordinary shares, the equity ownership of our Existing Shareholders and the holders of Convertible Notes immediately following the Closing Date may have a greater or lesser value than at the time the Transaction Support Agreement was executed

The number of Class A ordinary shares to be held by Existing Shareholders and the holders of Convertible Notes immediately following the Closing Date is not adjustable based on changes in the market price of our Class A ordinary shares. The market price of our Class A ordinary shares may decline in the period between the date the terms of the Transactions were agreed upon and the consummation of the Transactions. If such decline in market price were to occur, our Existing Shareholders and the holders of Convertible Notes would receive equity ownership of substantially lower value than the value of such equity ownership on the date the Transactions terms were agreed upon.

We have and will continue to incur significant costs in conducting the Transactions

The Transactions have resulted, and will continue to result, in significant costs to us, including advisory and professional fees. We will be required to pay a significant portion of these expenses whether or not the Transactions close. We have also been required to pay a portion of the fees and expenses of the legal and financial advisors to the holders of Convertible Notes incurred prior to the execution of the Transaction Support Agreement and will be required to pay the remainder of their fees and expenses at the closing of the Transactions. These costs and fees have and will continue to reduce our available cash flow, which could have an adverse effect on our business prospects, financial condition and results of operations.

Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral

Our substantial debt could limit our flexibility, adversely affect our financial health and prevent us from fulfilling our obligations under the New Notes

We have a substantial amount of debt and significant debt service obligations. As of June 30, 2023, our total debt outstanding was £441.9 million. As of June 30, 2023, and as adjusted to give effect to the Transactions, our pro forma total debt would have been £245.0 million. Our ability to fund working capital, capital expenditures and other expenses will depend on our future operating performance and ability to generate sufficient cash.

Our substantial debt could have important negative consequences for us and any holders of the New Notes. For example, our substantial debt could:

•        make it difficult for us to satisfy our obligations with respect to the New Notes and our other debt;

•        require us to dedicate a substantial portion of our cash flow from operations to making payments on our debt, thereby limiting the availability of funds for working capital, business opportunities and other general corporate purposes;

•        increase our vulnerability to a downturn in our business or adverse general economic or industry conditions;

•        limit our flexibility in reacting adequately to changes in our business or the industry in which we operate;

•        limit our flexibility to enter into potentially advantageous strategic combinations or business relationships;

•        place us at a competitive disadvantage compared to those of our competitors that have less debt than we do; or

•        limit our ability to borrow additional funds or raise equity capital in the future and increase the costs of any such additional capital.

Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our debt obligations, including the New Notes.

We and our subsidiaries may be able to incur additional amounts of debt, which could further exacerbate the risks associated with our indebtedness

We may be able to incur additional debt in the future. Although the New Notes Indenture will contain restrictions on the incurrence of additional debt, these restrictions are subject to qualifications and exceptions. Incurring such additional debt could further increase the related risks we now face. In addition, the New Notes Indenture will not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

The New Notes will contain restrictive debt covenants that will limit our operating and financial flexibility, including a liquidity covenant that will require the Company to maintain a minimum amount of liquidity

The New Notes Indenture will contain covenants that will impose significant operating and financial restrictions on us. These agreements will limit our ability to, among other things:

•        incur or guarantee additional indebtedness;

•        make certain restricted payments and investments;

•        transfer or sell assets;

•        enter into transactions with affiliates;

•        create or incur certain liens;

•        make certain loans, investments or acquisitions;

•        issue or sell share capital of certain of our subsidiaries;

•        issue or sell redeemable preferred shares;

•        create or incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us; and

•        merge, consolidate or transfer substantially all of our assets.

All of these restrictions will be subject only to limited exceptions and qualifications. In particular, we will have very limited ability to incur or guarantee additional unsecured debt, create or incur liens on the New Notes Collateral and make loans, investments or acquisitions. In addition, we will be required to apply the proceeds from certain transfers or sales of assets only towards repaying, repurchasing or redeeming the New Notes at a premium. We will also be restricted in our ability to transfer cash among our subsidiaries for operations above £36 million. The covenants to which we become subject pursuant to the New Notes Indenture could limit our ability to implement our business plan, to finance our future operations and capital needs and to pursue business opportunities and activities that may be in our interest.

The New Notes Indenture will also contain a minimum liquidity covenant that will require us to maintain a minimum amount of liquidity to be set at £50 million, to be tested quarterly. We expect that, without raising additional capital and depending on our expenditure levels going forward, we could be in breach of this liquidity covenant during the second half of 2024. Any uncured breach of the covenants contained in the New Notes Indenture, including the minimum liquidity covenant, could result in the occurrence of an event of default under the New Notes Indenture, which would enable the holders of the New Notes to potentially accelerate the maturity of the principal amount due under the New Notes and foreclose on the collateral which secures the obligations under the New Notes Indenture.

The New Notes will be secured by a substantial portion of the assets of the Company and its subsidiaries

The New Notes will be secured by a first priority fixed charge over the Company’s bank accounts, a first priority assignment of all intragroup receivables owed to the Company, a first priority fixed charge over all of the shares in Cazoo Holdings Limited granted by the Company, a first priority fixed charge over each New Notes Guarantor’s bank accounts kept in England and Ireland, including at least one bank account of Cazoo Holdings Limited that shall hold a minimum balance of £50,000,000 at all times, a first priority fixed charge over the shares in each New Notes Guarantor, a first priority assignment of all intragroup receivables owed to each New Notes Guarantor, and a first priority floating charge over substantially all of the assets of each New Notes Guarantor, including intellectual property but excluding (among others) vehicles which secure or are subject to a negative pledge under floor plan facilities and transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles subject to further exceptions. The documents governing the New Notes will also provide that any existing funding arrangements among the Company and/or any New Notes Guarantor and any future upstream, downstream or other movement of funds among the Company and/or any New Notes Guarantor will be documented under intragroup loan agreements in an agreed form and that any equity investment made into any New Notes Guarantor will be made only by way of an intragroup loan documented under an intragroup loan in an agreed form; receivables under all such intragroup loans also will be subject to first priority security for the benefit of the holders of the New Notes.

Because a substantial portion of our assets will secure the New Notes, we will not have substantial remaining assets available to secure other indebtedness, and the indenture governing the New Notes significantly limits our ability to incur additional secured debt. Accordingly, to the extent we required additional capital, there would not be substantial remaining assets available for incurring additional secured debt, which could have an adverse effect on the Company’s ability to consummate its business plan.

We may not be able to generate or raise sufficient cash to service our debt and sustain our operations

Our ability to make principal or interest payments when due on our indebtedness, including obligations under the New Notes, and to fund our ongoing operations, will depend on our future performance and ability to generate cash, which, to a certain extent, is subject to the success of our business strategy as well as general economic, financial, competitive, legislative, legal, regulatory and other factors, as well as other factors discussed in these “Risk Factors,” many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flows from operations, will achieve revenue growth, or that cost savings and operating improvements will be realized or that future debt and/or equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including the New Notes, or to fund our other liquidity needs.

If the Transactions are not consummated, our current cash flows from operations are unlikely to generate sufficient cash to enable our repayment of the Convertible Notes, to the extent such remained outstanding until maturity. Similarly, if the Transactions are consummated, the New Notes will have the same February 2027 maturity date as the Convertible Notes, and we will need to raise additional capital before the end of 2024 and seek to refinance or restructure the New Notes prior to maturity if we fail to improve our operating cash flows.

If our future cash flows from operations and other capital resources are insufficient to service our debt obligations and repay the same as they mature, or to fund our liquidity needs, we may be forced to:

•        reduce or delay our business activities and capital expenditures;

•        sell assets;

•        obtain additional debt or equity capital; or

•        restructure or refinance all or a portion of our debt, including the New Notes, on or before maturity.

The type, timing and terms of any future financing, restructuring, asset sales or other capital raising transactions will depend on our cash needs and the prevailing conditions in the financial markets. We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In such an event, we may not have sufficient assets to repay all of our debt.

Any failure to make payments on the New Notes on a timely basis would likely result in a reduction of our credit rating, which could also harm our ability to incur additional indebtedness. In addition, the terms of our debt, including the New Notes and the New Notes Indenture, will limit, and any future debt may limit, our ability to pursue any of these alternatives. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business, financial condition and results of operations. There can be no assurance that any assets that we could be required to dispose of could be sold or that, if sold, the timing of such sale and the amount of proceeds realized from such sale would be acceptable. Furthermore, the New Notes Indenture will contain covenants regarding permitted uses of the proceeds from asset sales that may require us to allocate such proceeds in a manner that is not optimal for the growth of our business. If our business does not generate sufficient cash flows from operations and if we are unsuccessful in raising additional capital, we may not have sufficient cash to service our debts and repay the same when due, including the New Notes, or to fund our other liquidity needs.

The Company will have the discretion to pay a portion of the interest on the New Notes in PIK interest rather than cash for any interest period

The New Notes bear interest of 6.00% per annum. For any interest period, the Company may elect, in its sole discretion, to pay up to 2.00% of the interest due on the New Notes in PIK interest rather than cash. In the event that the Company elects not to pay cash interest, the Company will pay interest on the New Notes by increasing the principal amount of the New Notes or by issuing additional New Notes as PIK interest. Accordingly, we cannot assure you that the Company will elect to pay the full amount of interest due in any interest period in the form of cash interest. As a result, holders of the New Notes could potentially receive only up to 4.00% cash interest on the New Notes for any interest period. The payment of PIK interest will increase the amount of the Company’s outstanding indebtedness and will accordingly increase the risks associated with the Company’s level of indebtedness.

We may not have the ability to repurchase the New Notes if required upon the occurrence of a Change of Control (as defined in the New Notes Indenture) or repay the New Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash as needed to repurchase or repay the New Notes

Holders of the New Notes will have the right to require us to repurchase for cash all or a portion of their New Notes at 101% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a Change of Control. We also will be required to repay the New Notes in cash at their maturity, unless earlier redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time of a Change of Control in order to make any required repurchases of the New Notes surrendered or to repay the New Notes at maturity.

In addition, our ability to repurchase the New Notes or to repay principal at maturity may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the New Notes at a time when the repurchase is required by the New Notes Indenture or to repay the New Notes at maturity will constitute a default under the New Notes Indenture. A default under the New Notes Indenture, or the Change of Control itself, could also lead to a default and cross-acceleration under agreements governing our other present or future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the interest on such indebtedness and repurchase the New Notes or to repay the New Notes at maturity.

The occurrence of certain important corporate events will not constitute a change of control

The change of control provision contained in the New Notes Indenture may not necessarily afford you protection in the event of certain important corporate events, including reorganizations, restructurings, mergers or other similar transactions involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the New Notes Indenture.

The Company and certain of the New Notes Guarantors are holding companies that have no revenue generating operations of their own and will depend on cash from other subsidiaries of the Company to be able to meet their obligations on the New Notes and the New Notes Guarantees, respectively

The Company and certain of the New Notes Guarantors are holding companies with no independent business operations and no significant assets, other than the equity interests each of such companies holds in its subsidiaries. Each of these companies will be dependent upon the cash flow from other subsidiaries of the Company in the form of dividends or other distributions or payments to meet its obligations, including its obligations under the New Notes and the New Notes Guarantees, respectively. The amounts of dividends and distributions available to each such company will depend on the profitability and cash flows of other subsidiaries of the Company and/or the ability of such company’s subsidiaries to issue dividends to it under applicable law. The subsidiaries of the Company and certain New Notes Guarantors, however, may not be permitted to make distributions, move cash among the other subsidiaries of the Company or advance upstream loans to the Company or the New Notes Guarantors to make payments in respect of its indebtedness, including the New Notes and New Notes Guarantees. Applicable tax laws may also subject such payments to further taxation.

The Company and the New Notes Guarantors have control over the New Notes Collateral, and the sale of particular assets could reduce the pool of assets securing the New Notes

The security documents allow the Company and the New Notes Guarantors to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the New Notes Collateral. So long as no default or event of default under the New Notes Indenture would result therefrom, the Company and the New Notes Guarantors may, among other things, without any release or consent by the New Notes Collateral Agent, conduct ordinary course activities with respect to the New Notes Collateral, such as selling, abandoning or otherwise disposing of New Notes Collateral and making ordinary course cash payments, including repayments of indebtedness.

The New Notes Collateral is limited to certain categories of assets

Vehicles in our inventory comprise a large share of our total assets. As of June 30, 2023, the value of our overall inventory amounted to £130.1 million. However, only certain of our assets will be pledged to secure the New Notes and New Notes Guarantees and all of the vehicles in our inventory will be altogether excluded from the New Notes Collateral securing the New Notes and New Notes Guarantees. As a result, the New Notes Collateral Agent and therefore indirectly the holders of the New Notes will only have an unsecured claim against any of the Company’s or the New Notes Guarantors’ assets that do not constitute New Notes Collateral, including the vehicles in our inventory.

The New Notes are secured only to the extent of the value of the New Notes Collateral that has been granted as security for the New Notes and the New Notes Guarantees, and such security may not be sufficient to satisfy the obligations under the New Notes and the New Notes Guarantees

If there is an event of default on the New Notes, the holders of the New Notes will be secured only by the New Notes Collateral. To the extent that the claims of the holders of the New Notes exceed the value of the New Notes Collateral securing the New Notes and other obligations, these claims will rank equally with the claims of the holders of all other existing and future senior unsecured indebtedness ranking pari passu with the New Notes and the New Notes Guarantees. There is no guarantee that the value of the New Notes Collateral will be sufficient to enable the Company to satisfy its obligations under the New Notes. The proceeds of any sale of the New Notes Collateral following an event of default with respect to the New Notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the New Notes.

No appraisals have been prepared by or on behalf of the Company or the New Notes Guarantors in connection with the issue of the New Notes. The fair market value of the New Notes Collateral may be subject to fluctuations based on factors that include, among others, general economic conditions, industry conditions and similar factors. The amount to be received upon an enforcement of such New Notes Collateral will depend upon many factors, including, among others, the ability to sell the New Notes Collateral in an orderly sale, and the availability of buyers, whether or not our business is sold as a going concern, the jurisdiction in which the enforcement action or sale is completed, the ability to readily liquidate the New Notes Collateral and the fair market value and condition of the New Notes Collateral. Further, there may not be any buyer willing and able to purchase our business as a going concern, or willing to buy a significant portion of our assets in the event of an enforcement action. The book value of the New Notes Collateral should not be relied on as a measure of realizable value for such assets. All or a portion of the New Notes Collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that there will be a market for the sale of the New Notes Collateral, or, if such a market exists, that there will not be a substantial delay in our liquidation.

To the extent that security interests and other rights granted to other parties encumber assets owned by the Company or the New Notes Guarantors, those parties have or may exercise rights and remedies with respect to the property subject to their security interests or other rights that could adversely affect the value of that New Notes Collateral and the ability of the New Notes Collateral Agent, New Notes Trustee or holders of the New Notes to realize or enforce that New Notes Collateral. If the proceeds of any sale of the New Notes Collateral are not sufficient to repay all amounts due on the New Notes and the New Notes Guarantees, holders of the New Notes (to the extent not repaid from the proceeds of the sale of the New Notes Collateral) would have only an unsecured claim (if the relevant New Notes Guarantee has not been released) against the Company’s and the New Notes Guarantors’ remaining assets. Each of these factors or any challenge to the validity of the New Notes Collateral could reduce the proceeds realized upon enforcement of the New Notes Collateral.

The New Notes Guarantees and the New Notes Collateral are subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit their validity and enforceability

Enforcement of any of the New Notes Guarantees against any New Notes Guarantor or security interests in the New Notes Collateral against any security provider is subject to certain defenses available to New Notes Guarantors or security providers in England and Wales and the Cayman Islands. See “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”. These or similar laws may also apply to any future guarantee or security granted by any of our subsidiaries pursuant to the New Notes Indenture.

Fraudulent and/or voidable transfer laws and other applicable laws permit a court to void the New Notes Guarantees and any liens and security interests in respect thereof, and, if that occurs, you may not receive any payments on the New Notes Guarantees

The issuance of the New Notes Guarantees and the granting of any liens and security interests in respect thereof may be subject to review under U.S. federal and state fraudulent and/or voidable transfer and conveyance statutes as well as other laws applicable to enforcement of the New Notes Guarantees in other jurisdictions, including those relating to fraudulent or voidable transactions, voidable preference, financial assistance, preservation of share capital, capital maintenance, insolvency or bankruptcy challenges, or similar laws or regulations relating to protection of creditors’ interests. See “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the incurrence of obligations and the granting of liens and security interests in respect thereof may be a voidable transfer if (1) the New Notes Guarantees and the granting of any liens and security interests in respect thereof were entered into with the intent to give preference to one creditor over another or of hindering, delaying or defrauding creditors or (2) any of the New Notes Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing a New Notes Guarantee and the granting of the related liens and security interests and, in the case of (2) only, one of the following is also true:

•        the applicable New Notes Guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness and the granting of the related liens and security interests;

•        entering into a New Notes Guarantee and the granting of the related liens and security interests left the applicable New Notes Guarantor with an unreasonably small amount of capital to carry on its business; or

•        the applicable New Notes Guarantor intended to, or believed that it would, incur debts beyond its ability to pay those debts as they mature.

Upon a determination that the obligations and related liens and security interests of the applicable New Notes Guarantor were incurred or granted for less than reasonably equivalent value or fair consideration, a court will then determine whether the applicable New Notes Guarantor was insolvent or rendered insolvent by reason of the granting of the New Notes Guarantees. We cannot be certain as to the standards a court would use to determine whether the New Notes Guarantors were solvent (or rendered insolvent by reason of the granting of the New Notes Guarantees) at the relevant time. Generally, an entity would be considered insolvent if incurring the indebtedness or granting the related liens and security interests results in:

•        the sum of its debts, including contingent liabilities, being greater than the fair saleable value of all its assets;

•        the present fair saleable value of its assets being less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•        the inability to pay its debts as they become due.

If a court were to find that the issuance of a New Notes Guarantee and the granting of the related liens and security interest were fraudulent and/or voidable transfers, fraudulent conveyances or a voidable preference, or held it unenforceable for any other reason, the court could void the payment obligations under such New Notes Guarantee, subordinate such New Notes Guarantee to presently existing and future indebtedness of such New Notes Guarantor, and void the related liens and security interests, or require the holders of such New Notes to repay any amounts received with respect to the New Notes Guarantee. In the event of a finding that a fraudulent and/or voidable transfer, a fraudulent conveyance or a voidable preference occurred, you may not receive full or any repayment on the applicable New Notes Guarantees and the liability of each New Notes Guarantor may be set aside entirely or limited to the amount that would result in the New Money Guarantee not constituting a fraudulent and/or voidable transfer, a fraudulent conveyance or a voidable preference.

Each New Notes Guarantee and the related lien and security documents will contain provisions intended to limit the New Notes Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its New Notes Guarantee to be a fraudulent or voidable transfer. This provision may not be effective to protect the New Notes Guarantees and the related liens and security interests from being voided under fraudulent transfer and/or voidable transfer and conveyance laws.

The Company is operationally based and has its principal executive office in the United Kingdom, but is incorporated in the Cayman Islands and therefore may be subject to overseas insolvency law on the security enforcement process

While the Company is incorporated in the Cayman Islands, the Company is operationally based, and has its principal executive office, in the United Kingdom. The scope of the English courts’ jurisdiction varies for the different insolvency (and restructuring) proceedings available in England and Wales, but the English courts are, in certain circumstances, able to open insolvency or restructuring proceedings in relation to companies incorporated in a jurisdiction other than England and Wales.

The Company is managed and operated from England such that it is likely that a creditor would assume the Company’s centre of main interests (as defined in the Insolvency (England and Wales) Rules 2016 (“COMI”)) is in England. The fact that the Company’s COMI is in England will enable the courts in England and Wales to open compulsory liquidation or administration proceedings. Further, the fact that the Company’s COMI is in England will enable the Company to file for administration proceedings, creditors’ voluntary liquidation proceedings or a company voluntary arrangement.

In addition, the English courts have jurisdiction to open compulsory liquidation proceedings or a scheme or arrangement or restructuring plan proceeding where there is a sufficient connection with England, regardless of the fact that the Company is incorporated outside of England and Wales. A sufficient connection can be established if the Company has its COMI in England (see above) or if the Company has assets in England. A sufficient connection can also be established where, for example, the New Notes are governed by English law.

If insolvency proceedings were to be opened in England and Wales such proceedings could be in parallel to proceedings opened elsewhere (for example in the country of the Company’s incorporation). Recognition of those proceedings in such other jurisdictions is likely to be a relevant consideration for the English courts prior to open insolvency or restructuring proceedings. Such recognition would be a matter for the private international law of the relevant jurisdictions.

If insolvency proceedings were to be opened in a place other than England and Wales, such foreign proceedings could be in parallel to proceedings opened in England. Such foreign proceedings would not benefit from automatic recognition in England — although the foreign officeholder could apply under the Model Law Regulations (as defined below) which provide that foreign insolvency proceedings may be recognized in England where a company has its centre of main interests (as that concept is used in the Model Law Regulations) or an “establishment” (being a place of operations where it carries out a non-transitory economic activity with human means and assets) in such foreign jurisdiction. The UNCITRAL Model Law on Cross-Border Insolvency was implemented, subject to certain modifications, in Great Britain on 4 April 2006 by The Cross-Border Insolvency Regulations 2006, SI 2006/1030 (the “Model Law Regulations”). Under the Model Law Regulations, if foreign insolvency proceedings are commenced in respect of a company, then, upon application by the foreign representative (defined to be a person or body, including one appointed on an interim basis, authorized in a foreign proceeding to administer the reorganization or the liquidation of the company’s assets or affairs or to act as a representative of the foreign proceeding), and provided that certain requirements are met, the English courts are required to recognize such proceedings. Any such recognition may in effect impact upon the availability of certain types of creditor action in England and Wales or, provided certain further requirements are met, result in the application of English avoidance (including claw-back) provisions.

In addition, if the relevant foreign insolvency proceedings are recognized as “foreign main proceedings”, an automatic stay on certain types of creditor action will apply (including the commencement or continuation of certain legal proceedings) and the company’s right to transfer, encumber or otherwise dispose of its assets will be suspended in England and Wales. In general, this stay and suspension will not restrict rights relating to the enforcement of security or of a creditor to set-off its claim against a claim of the company (so long as these rights could be exercised if the company had been made the subject of a winding up order under the IA86 (as defined below)). However, the foreign representative may also make an application to an English court to exercise its discretion to provide further relief, including the imposition of a wider stay (which may extend to restrictions on the rights referred to above), particularly if the foreign proceedings in question are reorganization proceedings which, under the foreign insolvency law, give rise to a stay on security enforcement.

Alternatively, English insolvency law may also be applicable to the Company if a request for assistance is made by the Cayman Islands court to the English court under section 426 of the Insolvency Act 1986 (“IA86”).

It is unlikely that it would be possible to appoint an administrative receiver in respect of the Company in England (so as to prevent the appointment of an English administrator) using the capital market exemption described in more detail in “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”. This is because notwithstanding the fact that its COMI may be in England, the Company is unlikely to be considered a “company” for the purposes of section 28 of the IA86 since they are not formed under one of the UK Companies Acts.

The insolvency laws in the Cayman Islands may provide you with less protection than U.S. bankruptcy law

The Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Accordingly, insolvency proceedings with respect to the Company may proceed under, and be governed by, Cayman Islands insolvency law. As a consequence, enforcement of rights under the New Notes and the New Notes Collateral in an insolvency situation may be subject to the applicable rules of the Cayman Islands. In the event that the Company experiences financial difficulty, it is not possible to predict with certainty in which jurisdiction insolvency or similar proceedings would be commenced, or the outcome of such proceedings. The insolvency and other laws of the Cayman Islands may be materially different from, or in conflict with, the laws of the United States or any other jurisdiction, including in the areas of rights of secured and other creditors, the ability to void preferential transfers, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply, adversely affect your ability to enforce the rights of holders of New Notes under the New Notes Collateral securing the New Notes and limit any amounts that you may receive. See “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests.”

Relevant insolvency laws in England and the Cayman Islands may not be as favorable to you as the laws of the United States or other insolvency laws and enforcing your rights as a holder of the New Notes or under the New Notes Guarantees across multiple jurisdictions may be difficult

Any insolvency proceedings with regard to the Company or any New Notes Guarantor would most likely be based on and governed by the insolvency laws of England and Wales (in the case of the New Notes Guarantors) and the Cayman Islands (in the case of the Company). The provisions of such insolvency laws differ substantially from each other including with regard to rights of creditors, priority claims and procedure and may contain provisions that are unfavorable to holders of the New Notes.

In the event a bankruptcy, insolvency or other similar proceedings is initiated in England and Wales or the Cayman Islands, your rights under the New Notes or the New Notes Guarantees may be subject to the laws of multiple jurisdictions, and there can be no assurance that you will be able to effectively enforce your rights in such multiple bankruptcy, insolvency or other similar proceedings. The application of these laws could call into question whether any particular jurisdiction’s laws should apply, adversely affect your ability to enforce your rights against the New Notes Collateral in England and Wales, or the Cayman Islands and limit any amounts that you may receive. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. See “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

As a general matter, under insolvency law, the Company’s or any New Notes Guarantor’s liabilities in respect of the New Notes and the New Notes Guarantees, as applicable, may, in the event of insolvency or similar proceeding, rank junior to certain of the Company’s or the New Notes Guarantor’s debts that are entitled to priority under such law of such jurisdiction. For example, debts entitled to priority may include (i) amounts owed in respect of occupational pension schemes, (ii) certain amounts owed to employees, (iii) certain unpaid suppliers, (iv) amounts owed to governmental agencies, including tax authorities, and (v) expenses of an insolvency practitioner. In addition, in some jurisdictions, the administrator or similar party may be legally required to consider the interest of third parties (including, for example, employees) in connection with the proceedings. In certain cases, the ability of a holder to collect interest accruing on the New Notes in respect of any period after the commencement of liquidation or other insolvency proceedings and a holder’s rights in respect of the New Notes Guarantees may be limited.

Enforcement of civil liabilities and judgments against the Company or the New Notes Guarantors or any of our directors or officers may be difficult

The Company and the New Notes Guarantors are organized under the laws of the Cayman Islands and England and Wales, respectively, and all of our assets and all of our operations are located, and all of our revenue is derived, outside the United States. In addition, most of our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, investors may be unable to effect service of process within the United States upon such persons, or to enforce judgments against them obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. Federal and state securities laws. In addition, we cannot assure you that civil liabilities predicated upon the Federal securities laws of the United States will be enforceable in the Cayman Islands or England and Wales.

The security over the New Notes Collateral will not be granted directly to the holders of the New Notes

The security interests in the New Notes Collateral that secure the obligations of the Company and the New Notes Guarantors under the New Notes and the New Notes Guarantees, respectively, are not granted directly to the holders of the New Notes but are granted only in favor of the New Notes Collateral Agent. The New Notes Indenture provides that only the New Notes Collateral Agent has the right to enforce the relevant security documents. As a consequence, the holders of the New Notes are not entitled to take enforcement action in respect of the New Notes Collateral, except through the New Notes Collateral Agent. Holders of the New Notes also bear some risks associated with a possible insolvency or bankruptcy of the New Notes Collateral Agent.

There are circumstances other than repayment or discharge of the New Notes under which the New Notes Collateral and the New Notes Guarantees will be released automatically and under which the New Notes Guarantees will be released automatically, without your consent or the consent of the New Notes Trustee

Under various circumstances, subject to the terms of the New Notes Indenture, the New Notes Collateral will be released automatically, including, but not limited to:

•        in connection with any sale or disposition of such property or assets to a person that is not the Company or a restricted subsidiary either before or after giving effect to such transaction, if such sale or other disposition does not violate the New Notes Indenture;

•        in connection with the release of a New Notes Guarantor from its New Notes Guarantee pursuant to the terms of the New Notes Indenture, the release of the property and assets, and capital stock, of such New Notes Guarantor;

•        if the Company designates any restricted subsidiary to be an unrestricted subsidiary in accordance with the applicable provisions of the New Notes Indenture, the release of the property, assets and capital stock of such unrestricted subsidiary;

•        upon legal defeasance, covenant defeasance or satisfaction and discharge of the New Notes Indenture; or

•        upon the full and final payment and performance of all obligations of the Company under the New Notes Indenture and the New Notes.

In addition, under various circumstances, the New Notes Guarantees will be released automatically, including:

•        upon a sale or other disposition (including by way of consolidation or merger) of the capital stock of the relevant New Notes Guarantor (whether by direct sale or sale of a holding company) or the sale or disposition of all or substantially all the assets of the New Notes Guarantor in each case, other than to the Company or a restricted subsidiary otherwise permitted by the New Notes Indenture;

•        upon the designation in accordance with the New Notes Indenture of such New Notes Guarantor as an unrestricted subsidiary;

•        upon defeasance or discharge of the New Notes;

•        with respect to an additional New Notes Guarantee, upon release of the guarantee that gave rise to the requirement to issue such additional guarantee so long as no event of default would arise as a result and no other indebtedness that would give rise to an obligation to give an additional Guarantee is at that time guaranteed by the relevant New Notes Guarantor;

•        with respect to any New Notes Guarantor which is not the continuing or surviving person in the relevant consolidation or merger, as a result of a transaction permitted by the New Notes Indenture; or

•        upon the full and final payment and performance of all obligations of the Company and the New Notes Guarantors under the New Notes Indenture and the New Notes.

The granting of the security interests in connection with the issuance of the New Notes, or the incurrence of permitted debt in the future, may create or restart hardening periods

The granting of security interests to secure the New Notes and the New Notes Guarantees may create hardening periods (the period of time during which security is liable to be set aside if the entity granting the security enters into insolvency proceedings) for such security interests in certain jurisdictions. The granting of shared security interests to secure future indebtedness permitted to be secured on the New Notes Collateral may restart or reopen such hardening periods in particular, as the New Notes Indenture permits the release and retaking of security granted in favor of the New Notes in certain circumstances including in connection with the incurrence of future indebtedness. The applicable hardening period for these new security interests can run from the moment each new security interest has been granted, perfected or recreated. At each time, if the security interest granted, perfected or recreated were to be enforced before the end of the respective hardening period applicable in such jurisdiction, it may be declared void or ineffective and/or it may not be possible to enforce it. If the grantor of such security interest were to become subject to a bankruptcy or winding up proceeding after the New Notes Issue Date, any security interest in the New Notes Collateral delivered after the New Notes Issue Date would face a greater risk than security interests in place on the New Notes Issue Date of being avoided by the grantor or by its trustee, receiver, liquidator, administrator or similar authority, or otherwise set aside by a court, as a preference under insolvency law. To the extent that the grant of any security interest is voided, holders of the New Notes would lose the benefit of the security interest.

The same rights and risks also apply with respect to future security interests granted in connection with the accession of further subsidiaries as additional New Notes Guarantors and the granting of security interests over their relevant assets and equity interests for the benefit of holders of the New Notes.

Your rights in the New Notes Collateral may be adversely affected by the failure to perfect security interests in the New Notes Collateral

Under applicable law, a security interest in certain assets can only be properly perfected, and its priority retained, through certain actions undertaken by the secured party and/or the grantor, as applicable, of the security. The liens on the New Notes Collateral may not be perfected with respect to the claims of such New Notes if we fail or are unable to take the actions required to perfect any of these liens.

Absent perfection, the holder of the security interest may have difficulty enforcing such holder’s rights in the New Notes Collateral with regard to third parties, including a trustee in bankruptcy and other creditors who claim a security interest in the same New Notes Collateral. In addition, a debtor may discharge its obligation by paying the security provider until, but not after, the debtor receives a notification of the existence of the security interest granted by the security provider in favor of the security taker over the claims the security taker (as creditor) has against the debtor. Finally, since the ranking of pledges is determined by the date on which they became enforceable against third parties, a security interest created on a later date over the same New Notes Collateral, but which came into force for third parties earlier (by way of registration in the appropriate register or by notification) has priority. None of the New Notes Trustee or the New Notes Collateral Agent has any obligation to monitor the New Notes Collateral or the acquisition of additional property or rights that constitute the New Notes Collateral or the perfection of, or to take steps to perfect, any security interest in the New Notes against third parties.

It may be difficult to realize the value of the New Notes Collateral

The New Notes Collateral is subject to any and all exceptions, defects, encumbrances, liens and other imperfections permitted under the New Notes Indenture and accepted by other creditors that have the benefit of security interests in the New Notes Collateral from time to time. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the New Notes Collateral as well as the ability of the New Notes Collateral Agent to realize or foreclose on such security. Furthermore, the first priority ranking of security interests with respect to the New Notes can be affected by a variety of factors, including, among others, the timely satisfaction of perfection requirements, statutory liens, recharacterization under the laws of certain jurisdictions or regulatory approvals.

The security interests of the New Notes Collateral Agent are subject to practical problems generally associated with the realization of security interests over real or personal property such as the New Notes Collateral. For example, the New Notes Collateral Agent may need to obtain the consent of a third party to enforce a security interest. We cannot assure you that the New Notes Collateral Agent will be able to obtain any such consents or that such consents will be given when required. Accordingly, the New Notes Collateral Agent may not have the ability to foreclose upon security and the value of the security may significantly decrease. See “— The New Notes Guarantees and the New Notes Collateral are subject to certain limitations on enforcement and may be limited by applicable laws or subject to certain defenses that may limit their validity and enforceability”.

Lien searches may not reveal all liens on the New Notes Collateral

We cannot guarantee that the lien searches on the New Notes Collateral that will secure the New Notes and the related New Notes Guarantees will reveal any or all existing liens on such New Notes Collateral. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens created by the relevant collateral documents of the New Notes and could have an adverse effect on the ability of the New Notes Collateral Agent to realize or foreclose upon the New Notes Collateral and the related New Notes Guarantees.

The value of the New Notes Collateral may decrease because of obsolescence, impairment or certain casualty events

The value of any properties that the Company and the other New Notes Guarantors own or lease serving as the New Notes Collateral may be adversely affected by depreciation and normal wear and tear or because of certain events that may cause damage to these properties. Although the relevant security documents contain certain covenants in relation to the maintenance and preservation of assets, the Company and the New Notes Guarantors are not required to improve the New Notes Collateral.

Holders of the New Notes may not control certain decisions regarding the New Notes Collateral and other distressed disposals

From and following the New Notes Issue Date, the New Notes and the New Notes Guarantees will be secured with security interests in the New Notes Collateral, subject to certain limitations. In addition, under the terms of the New Notes Indenture, the Company and its restricted subsidiaries will be permitted to incur additional indebtedness and other obligations that may be secured by the same New Notes Collateral on a pari passu basis (“Pari Passu Liabilities”) or, in the case of certain hedging liabilities, any future security granted in respect of the New Notes or the New Notes Guarantees may rank junior with respect to distributions of proceeds of any enforcement of the New Notes Collateral and distressed disposal proceeds (“Super Senior Liabilities”) (as set out in more detail in “Appendix I — Description of the New Notes”). Upon the incurrence by the Company or the restricted subsidiaries of additional Pari Passu Liabilities and/or Super Senior Liabilities, the New Notes Trustee and the New Notes Collateral Agent will be required to enter into an intercreditor agreement with the creditors of any such additional indebtedness who, in each case, are permitted to benefit from the lien on the New Notes Collateral.

Any intercreditor agreement will provide that the common security agent, who will also serve as the security agent for the creditors of any Pari Passu Liabilities and/or Super Senior Liabilities, will act only as provided for in such intercreditor agreement and the security documents. The intercreditor agreement will regulate the ability of the New Notes Trustee or the holders of the New Notes to instruct the security agent to take enforcement action. The security agent will not be required to take enforcement action unless instructed to do so by an instructing group determined in accordance with the terms of the intercreditor agreement. Any instructions given by the instructing group will be binding on all of the secured creditors (as set out in more detail in “Appendix I — Description of the New Notes”).

To the extent we incur additional indebtedness or liabilities that are secured on a pari passu basis with the New Notes, the voting interest of holders of the New Notes in an instructing group will be diluted commensurately with the amount of indebtedness we incur.

The creditors of other indebtedness and obligations that we may incur in the future may have interests that are different from the interests of holders of the New Notes and they may, subject to the terms of any future intercreditor agreement, elect to pursue their remedies in respect of the New Notes Collateral at a time when it would be and/or in a manner that would be disadvantageous for the holders of the New Notes to do so.

These arrangements could be disadvantageous to the holders of the New Notes in a number of other respects. Other creditors not subject to an intercreditor agreement could commence enforcement action against the Company or its subsidiaries during such period, the Company or one or more of its subsidiaries could seek protection under applicable bankruptcy laws, or the value of certain New Notes Collateral could otherwise be impaired or reduced in value. Further, in accordance with the terms of any intercreditor agreement, the intragroup claims which form part of the New Notes Collateral may be released by the terms of any intercreditor agreement.

An active trading market may not develop for the New Notes, in which case your ability to sell the New Notes may be limited

We cannot assure you as to the liquidity of any market in the New Notes, your ability to sell your New Notes or the prices at which you would be able to sell your New Notes.

Future trading prices for the New Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The liquidity of a trading market for the New Notes may be adversely affected by a general decline in the market for similar securities and is subject to disruptions that may cause volatility in prices. The trading market for the New Notes may attract different investors and this may affect the extent to which the New Notes may trade. It is possible that the market for the New Notes will be subject to disruptions. Any such disruption may have a negative effect on you, as a holder of the New Notes, regardless of our prospects and financial performance. As a result, there is no assurance that there will be an active trading market for the New Notes. If no active trading market develops, you may not be able to resell your holding of the New Notes at a fair value, if at all.

Although an application will be made to list the New Notes on the Official List of the Exchange, we cannot assure you that the New Notes will be or remain listed. Although no assurance is made as to the liquidity of the New Notes as a result of the admission to trading on the Official List of the Exchange, failure to be approved for listing or the delisting (whether or not for an alternative admission to listing on another stock exchange) of the New Notes from the Official List of the Exchange may have a material effect on a holder’s ability to resell the New Notes, as applicable, in the secondary market.

In addition, the New Notes Indenture allows us to issue additional notes in the future, which could adversely impact the liquidity of the New Notes.

Credit ratings may not reflect all risks, are not recommendations to buy or hold securities and may be subject to revision, suspension or withdrawal at any time

One or more independent credit rating agencies may assign credit ratings to the New Notes. The credit ratings address our ability to perform our obligations under the terms of the New Notes and credit risks in determining the likelihood that payments will be made when due under the New Notes. The ratings may not reflect the potential impact of all risks related to the structure, market, additional risk factors discussed above and other factors that may affect the value of the New Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the New Notes by one or more of the credit rating agencies may adversely affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the New Notes.

Changes in the credit ratings of the Company or any of its subsidiaries issued by nationally recognized statistical rating organizations could adversely affect the cost of financing of the Company and its subsidiaries and the market price of securities issued by the Company or any of its subsidiaries, including the New Notes

Credit rating agencies rate debt securities of the Company and its subsidiaries on factors that include operating results, actions taken by the Company and its subsidiaries, their view of the general outlook for the industry in which we operate and their view of the general outlook for the economy. Actions taken by the rating agencies can include (i) maintaining, upgrading or downgrading the current rating or the credit rating of the New Notes after the issuance and other debt securities issued by the Company or any of its subsidiaries, or (ii) placing the Company on a watch list for possible future downgrading.

Ratings are limited in scope, and do not address all material risks relating to any debt securities (including relating to the New Notes), but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies

The ability of the Company and its subsidiaries to access the capital markets is in part driven by the Company’s ratings and a further downgrading the credit rating of the debt securities of the Company or its subsidiaries or placing the Company on a watch list for possible future downgrading could, among other things:

•        limit access by the Company and its subsidiaries to the capital markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all;

•        result in more restrictive covenants in agreements governing the terms of any future indebtedness that the Company and its subsidiaries may incur;

•        increase the cost of financing of the Company and its subsidiaries, including resulting in an increase to the interest rate applicable to borrowings under credit facilities entered into by us;

•        adversely affect the market price and marketability of the outstanding debt securities of the Company and its subsidiaries, including the New Notes; and

•        impair the resources available to the Company and the New Notes Guarantors to satisfy their obligations under the New Notes.

We cannot assure you that such ratings or outlooks will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant, and any such changes may have a material adverse effect on us.

The transferability of the New Notes may be limited under applicable securities laws

The New Notes and the New Notes Guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or any other jurisdiction and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable securities laws of any state or any other jurisdiction. The New Notes are not being offered in the United States except to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S under the Securities Act. We have not agreed to or otherwise undertaken to register the New Notes with the SEC (including by way of an exchange offer). Please see “Transfer Restrictions”. It is the obligation of holders of the New Notes to ensure that their offers and sales of the New Notes within the United States and other countries comply with applicable securities laws.

Because the New Notes will be held in book-entry form, holders of the New Notes must rely on DTC’s procedures to exercise their rights and remedies

The Company will issue the New Notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, the Company will not issue certificated notes. See “Summary of the New Notes — Book-Entry System; Delivery and Form and Denomination of the New Notes.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the New Notes. Instead, DTC or its nominee will be the sole holder of the New Notes. Payments of principal, interest and other amounts on global notes will be made to a paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the New Notes. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

We are not providing all of the information that would be required if this offering were being registered with the SEC on a registration statement filed pursuant to the Securities Act

This Offering Memorandum does not include all of the information that would be required if the Exchange Offer and the offering, issuance and sale of the New Notes were being registered with the SEC on a registration statement filed pursuant to the Securities Act. For example, this Offering Memorandum does not contain certain executive compensation information or the guarantor/non-guarantor disclosures that would be required under Rule 3-10 of Regulation S-X. We urge you to consider this factor in connection with your evaluation of your investment in the New Notes.

The New Notes may not be a suitable investment for all investors

Each potential investor in the New Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•        have sufficient knowledge and experience to make a meaningful evaluation of the New Notes, the merits and risks of investing in the New Notes and the information contained in, or incorporated by reference into, this Offering Memorandum or any applicable supplement;

•        have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the New Notes and the impact the New Notes will have on its overall investment portfolio;

•        have sufficient financial resources and liquidity to bear all of the risks of an investment in the New Notes;

•        understand thoroughly the terms of the New Notes and be familiar with the behavior of any relevant indices and financial markets; and

•        be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

The New Notes are expected to be issued with significant original issue discount (“OID”)

Because the Company may elect for a portion of the stated interest on the New Notes to be PIK, that portion of stated interest (whether the Company elects to PIK or not) is not qualified stated interest for purposes of U.S. federal income tax rules relating to original issue discount (“OID”). Additionally, because the “issue price” of the New Notes may be equal to either their fair market value as of the Closing Date or the fair market value of the Convertible Notes as of the Closing Date, the New Notes may have an issue price that is significantly below its stated redemption price at maturity. U.S. Holders (as defined below) of the New Notes will be required to include OID on a constant yield to maturity basis whether or not stated interest is paid. See “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of the Offered Securities — Interest and OID on the New Notes” for a further discussion of the OID rules.

Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Convertible Notes

None of the Company, the New Notes Guarantors, the Convertible Notes Trustee, the New Notes Trustee, the Exchange Agent or the Information Agent makes any recommendation as to whether you should tender your Convertible Notes in exchange for the Offered Securities in the Exchange Offer and we have not made a determination or obtained a third-party determination that the Exchange Offer is fair to holders of the Convertible Notes.

No director or officer of the Company or any New Notes Guarantor, has made or will make, any recommendation as to whether holders of Convertible Notes should tender their Convertible Notes in exchange for the Offered Securities pursuant to the Exchange Offer. Furthermore, the board of directors has not made any determination that the consideration to be received represents a fair valuation of the Convertible Notes, and we also have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Convertible Notes for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer. Therefore, if an Eligible Holder tenders their Convertible Notes, they may not receive more or as much value than if they had chosen to keep them. Eligible Holders of Convertible Notes must make their own independent decisions regarding their participation in the Exchange Offer.

While the consummation of the Exchange Offer may not occur if the conditions for closing are not satisfied, all Convertible Notes will eventually be exchanged into the Offered Securities

The completion of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the Minimum Exchange Condition. In addition, subject to applicable law and the Transaction Support Agreement, the Company may amend or extend the Exchange Offer at any time before the Expiration Deadline for any reason, and the Company may terminate or withdraw the Exchange Offer if any of the conditions of the Exchange Offer are not satisfied or waived by the Expiration Deadline. Subject to the Transaction Support Agreement, the Company may, in its sole discretion, waive any of the conditions to the Exchange Offer. See “Description of the Exchange Offer — Conditions to the Exchange Offer.” Even if the Exchange Offer is completed, it may not be completed on the schedule described in this Offering Memorandum. Accordingly, Eligible Holders participating in the Exchange Offer may have to wait longer than expected to receive the Exchange Consideration.

Furthermore, if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, the Company will implement the Exchange Offer through a Scheme Transaction. The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum, subject to the terms of the Transaction Support Agreement, and have agreed to vote in favor of a Scheme Transaction. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction. As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction. See “Description of the Exchange Offer — Minimum Exchange Condition.”

Eligible Holders are responsible for consulting their advisers regarding the suitability to themselves or of the consequences of participating in the Exchange Offer

Eligible Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Exchange Offer and an investment in the Offered Securities.

None of the Company, the New Notes Guarantors, the New Notes Trustee, the Convertible Notes Trustee, the Exchange Agent, the Information Agent or their respective directors, employees or affiliates is acting for any Eligible Holder, or will be responsible to any Eligible Holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Exchange Offer, and accordingly none of the Company, the New Notes Guarantors, the New Notes Trustee, the Convertible Notes Trustee, the Exchange Agent, the Information Agent or their respective directors, employees and affiliates makes any recommendation whatsoever regarding the Exchange Offer or any recommendation as to whether Eligible Holders should tender their Convertible Notes for exchange pursuant to the Exchange Offer.

The exchange of Convertible Notes for Offered Securities may be taxable, in whole or in part, for U.S. federal income tax purposes

The U.S. federal income tax treatment of the exchange of Convertible Notes for Offered Securities under the Exchange Offer is uncertain and will depend upon whether such exchange will be treated as occurring pursuant to a recapitalization of the Company under Section 368 of the Code and whether the New Notes are considered “securities” for such purposes. Whether the exchange of Convertible Notes for Offered Securities in the Exchange Offer will be treated as occurring pursuant to a recapitalization of the Company will generally depend on whether the Convertible Notes are considered “securities” for U.S. federal income tax purposes.

The U.S. federal income tax characterization of the Convertible Notes as either debt or equity is not free from doubt. Whether an instrument is treated as debt or equity for U.S. federal income tax purposes is a factual determination based on all relevant facts and circumstances. Certain factors such as the possibility of mandatory conversion and the contingent right to receive the special premium at maturity of the Convertible Notes (which could be equal to 50% of the principal amount, payable in either cash, shares or both) favor equity treatment. However other factors, including the form of the Convertible Notes, the posting of collateral, presence of guarantees and presence of creditor’s rights favor debt treatment. If the Convertible Notes are treated as equity interests in the Company, they will be treated as securities for purposes of Section 368 of the Code. However, if the Convertible Notes are treated as debt instruments for U.S. federal income tax purposes, whether they will be treated as “securities” for purposes of Section 368 of the Code will depend on a number of additional factors.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the facts and circumstances, but most authorities have held that the stated tenor of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a debt obligation with an initial legal maturity of five years or less is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that an instrument is a security. The Convertible Notes have a stated maturity of five years. Numerous other factors could be considered in determining whether a debt instrument is a security, including, among others, the convertibility into the stock of the borrower, the security for payment, the creditworthiness of the borrower, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the borrower, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

Because of the uncertainty as to whether the Convertible Notes are considered securities for purposes of Section 368 of the Code, it is uncertain whether the exchange of Convertible Notes for Offered Securities will be considered to occur pursuant to a recapitalization of the Company for U.S. federal income tax purposes. The Company will not seek a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel regarding whether the Exchange Offer qualifies as a recapitalization for purposes of Section 368 of the Code.

If the exchange of Convertible Notes for Offered Securities is treated as a recapitalization of the Company under Section 368 of the Code, then the tax consequences to a U.S. Holder (as defined below) will depend on whether the New Notes are considered “securities” for purposes of Section 368 of the Code. If the New Notes are considered securities for these purposes, U.S. Holders would generally not recognize any gain or loss on the exchange of the Convertible Notes for Offered Securities under the Exchange Offer. However, if the New Notes are not considered securities for purposes of Section 368 of the Code (or if the New Notes are considered securities but the Convertible Notes are treated as equity instruments), then U.S. Holders will be required to recognize any gain (but not loss) on their Convertible Notes realized on the exchange of those Convertible Notes for Offered Securities in an amount not to exceed the fair market value of the New Notes.

If the exchange of Convertible Notes for Offered Securities under the Exchange Offer is not treated as a recapitalization under Section 368 of the Code, then the Exchange Offer should be a taxable exchange for U.S. federal income tax purposes and U.S. Holders generally would be required to recognize gain or loss on the exchange of Convertible Notes for Offered Securities in amount equal to the difference between the amount realized (less any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Notes. The amount realized will be the sum of the fair market value of the New Shares and the “issue price” of the New Notes.

See “Certain Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of the Exchange Offer” for a further discussion of the U.S. federal income tax considerations for U.S. Holders exchanging Convertible Notes for Offered Securities.

Late deliveries of Convertible Notes or any other failure to comply with the Exchange Offer’s procedures could prevent an Eligible Holder from exchanging its Convertible Notes

Eligible Holders of Convertible Notes are responsible for complying with all the procedures of the Exchange Offer. The issuance of the Offered Securities in exchange for Convertible Notes will only occur upon proper completion of the procedures described in this Offering Memorandum under “Description of the Exchange Offer — Procedures for Tendering Convertible Notes.” Therefore, holders of Convertible Notes who wish to exchange their Convertible Notes for the Offered Securities should allow sufficient time for timely completion of the procedures of the Exchange Offer. Neither the Company nor the Exchange Agent are obligated to extend the Exchange Offer or notify Eligible Holders of any failure to follow the proper procedures.

If an Eligible Holder holds Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, they should keep in mind that such entity may require them to take action with respect to the Exchange Offer a number of days before the Expiration Deadline in order for such entity to tender Convertible Notes on their behalf at or prior to the Expiration Deadline.

Failure to complete the Exchange Offer successfully could negatively affect the price of the Convertible Notes

Several conditions must be satisfied or waived in order to complete each of the Exchange Offer. The conditions to the Exchange Offer may not be satisfied, and if such conditions are not satisfied or waived, the Exchange Offer may not occur or may be delayed. If the Exchange Offer is not completed or is delayed, the market price of the Convertible Notes may decline to the extent that the respective current market price reflects an assumption that the Exchange Offer has been or will be completed.

Risks Related to the Ownership of our Securities, the Law of the Cayman Islands and Provisions of our Memorandum and Articles of Association

If our business and results of operations do not meet the expectations of investors, shareholders or financial analysts following the completion of the Transactions, the market price of our securities may decline

If our business, financial condition, results of operations and prospects do not meet the expectations of investors or securities analysts following the completion of the Transactions, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our financial results (including in connection with the implementation of our Revised Business Plans) or the financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results, including in connection with the completion of the Transactions;

•        the successes of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        our ability to execute and achieve the benefits of the Transactions;

•        changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        the commencement of, or involvement in, litigation;

•        changes in our capital structure, such as future issuances of securities, the impact of the Reverse Stock Split, or the incurrence of additional debt;

•        the volume of our Class A ordinary shares available for public sale;

•        any major change in our Board or management;

•        sales of substantial amounts of our securities by our directors, executive officers or significant shareholders, or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, inflation, fuel prices, international currency fluctuations and acts of war or terrorism;

•        inability to raise new capital when needed on acceptable terms; and

•        material changes to commercial terms with our suppliers and partners.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention. In addition, you should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the prices of our securities could decline substantially. Such price declines could occur even when we have met any previously stated revenue or earnings forecasts that we may provide.

The NYSE may delist our Class A ordinary shares, or our New Board could decide to voluntarily delist our Class A ordinary shares beginning three months after the Closing Date of the Transactions, which could limit investors’ ability to transact in our securities, and subject us to additional trading restrictions

Our Class A ordinary shares are listed on the NYSE. Although we were able to meet their initial listing requirements, we may be unable to maintain the listing of our Class A ordinary shares in the future. We received a notice on July 15, 2022 from the NYSE that we were not in compliance with the continued listing standards set forth in Rule 802.01C of the NYSE Listed Company Manual, as amended (the “NYSE Manual”) that require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period. In response to the NYSE notice, the Board approved a consolidation of the Company’s issued and unissued share capital at a ratio of 1-for-20 (the “First Reverse Stock Split”), which became effective on February 8, 2023. The Class A ordinary shares began trading on a split-adjusted basis on Thursday, February 9, 2023.

Rule 802.01B of the NYSE Manual provides that a company will be considered to be below compliance if (i) its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and its published stockholders’ equity is less than $50 million and/or (ii) its average global market capitalization over a consecutive 30 trading-day period is less than $15 million. In addition, under Rule 802.01B of the NYSE Manual the NYSE may commence delisting procedures when a company’s listed securities experience an abnormally low selling price.

On September 19, 2023, we received a written notice (the “Market Capitalization Notice”) from the NYSE that we are not in compliance with the continued listing standards set forth in Rule 802.01B of the NYSE Manual because our average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, our last reported shareholders’ equity was less than $50 million. We have notified the NYSE that we intend to submit a plan to cure the deficiency and restore our compliance with the NYSE continued listing standards. In accordance with applicable NYSE procedures, we have 90 days from receipt of the Market Capitalization Notice to submit a plan advising the NYSE of the definitive action we have taken, or are taking, that would bring the Company into compliance with the minimum global market capitalization listing standard within 18 months of receipt of the Market Capitalization Notice (the “Cure Period”). We intend to develop and submit a plan to bring the Company into compliance with the NYSE continued listing standards within the required timeframe by pursuing measures that are in the best interests of the Company, our shareholders and other stakeholders. The NYSE will review the plan and, within 45 days of its receipt, determine whether we have made a reasonable demonstration of an ability to conform to the relevant standards in the Cure Period. The Market Capitalization Notice has no immediate impact on the listing of the Class A ordinary shares. If the NYSE accepts the plan, the Class A ordinary shares will continue to be listed and traded on the NYSE during the Cure Period, subject to our compliance with other NYSE continued listing standards and continued periodic review by the NYSE of our progress with respect to our plan. The Class A ordinary shares will continue to trade on the NYSE under the symbol “CZOO” with the designation of “.BC” to indicate the status of the shares as “below criteria.” There can be no assurance that the NYSE will favorably determine that we have made a reasonable demonstration of an ability to conform with the relevant standards, or that any such plan, if implemented, will be successful and enable us to retain compliance. If the plan is not submitted on a timely basis or is not accepted by the NYSE, or if the plan is implemented but does not result in us regaining compliance with the continued listing standards, the NYSE could initiate delisting proceedings.

On September 28, 2023, we received a written notice (the “Trading Standards Notice,” together with the Market Capitalization Notice, the “Listing Standards Notices”) from the NYSE that we are not in compliance with the continued listing standards set forth in Rule 802.01C of the NYSE Manual because the average closing price of our Class A ordinary shares over a consecutive 30 trading-day period was less than $1.00. Pursuant to Rule 802.01C, we have a period of six months following the receipt of the Trading Standards Notice to regain compliance with the minimum average closing price requirement. In accordance with the NYSE Manual, we notified the NYSE within 10 business days of receipt of the Trading Standards Notice of our intent to cure the deficiency. We can regain compliance with the minimum average closing price requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period our Class A ordinary shares have a closing price of at least $1.00 and an average closing price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If at the expiration of the six-month cure period we have not regained compliance with Rule 802.01C, the NYSE will commence suspension and delisting procedures. We expect that the Reverse Stock Split will cure the minimum average closing price deficiency. However, there can be no assurance that our shareholders will approve the Reverse Stock Split or that, if and when the Reverse Stock Split is implemented, that our Class A ordinary shares will continue to trade above the minimum $1.00 average closing price going forward.

In addition, our New Board could determine to voluntarily delist our Class A ordinary shares. Under the terms of the Transaction Support Agreement, we will only be required to undertake commercially reasonable efforts to maintain the NYSE listing (or a listing on Nasdaq or other reputable international stock exchange) for our Class A ordinary shares for a period of at least six months following execution of the Transaction Support Agreement (and in no event less than three months following the Closing Date); provided that this period will be automatically extended in order to ensure that individuals subject to our insider trading policies and applicable securities laws have at least 30 trading days during which they can trade in Class A ordinary shares in compliance with such policies and securities laws. Accordingly, there is no assurance that the New Board will maintain a listing of the Class A ordinary shares, and therefore shareholders may not be able to trade the Class A ordinary shares, including any Class A ordinary shares issuable upon exercise of the New Warrants and the New Shares, and the Class A ordinary shares and the New Warrants may lose most or all of their value.

We expect to have fewer than 300 shareholders of record of Class A ordinary shares following the consummation of the Reverse Stock Split. If the Company is no longer registered pursuant to Section 12(b) of the Exchange Act because the Class A ordinary shares are no longer listed on the NYSE, then having fewer than 300 shareholders of record would allow us to deregister as an SEC reporting company under Section 12(g) or Section 15(d) of the Exchange Act if the New Board determines it is in the interests of the Company to do so. In the New Registration Rights Agreement to be entered into on the Closing Date, the Company has agreed to provide at least 30 days’ notice to the Holders (as defined in the New Registration Rights Agreement) in the event it expects that it will no longer be subject to SEC reporting following the delisting of the Class A ordinary shares. If the New Board determines it is in the interests of the Company to deregister as an SEC reporting company, then the Company will take action to withdraw each of the Company’s then-effective registration statements, including the Form F-3 registering the resale of the New Shares.

If the NYSE subsequently delists our Class A ordinary shares, or we voluntarily delist our Class A ordinary shares, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Class A ordinary shares;

•        reduced liquidity for our Class A ordinary shares;

•        determination that our Class A ordinary shares are a “penny stock” which will require brokers trading our Class A ordinary shares to provide a statement explaining why they have determined that penny stocks are a suitable investment for the investor, resulting in a reduced level of trading of our Class A ordinary shares;

•        a limited amount of, or no, news and analyst coverage;

•        a decreased ability to issue additional Class A ordinary shares or obtain additional financing in the future; and

•        the triggering of a “Fundamental Change” under the Convertible Notes, if such delisting occurs prior to the Closing Date or if the Transactions are not consummated, requiring us to repurchase for cash the Convertible Notes at 100% of their principal amount, plus any accrued and unpaid interest thereon.

If securities analysts do not publish research or reports about our business or if they downgrade our Class A ordinary shares or our industry, our share price and trading volume could decline

The trading market for our Class A ordinary shares relies in part on the research and reports that industry or financial analysts publish about our business. We do not control these analysts. If one or more of the analysts who do cover us downgrade our Class A ordinary shares or industry, or the shares of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A ordinary shares could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline.

Future resales of our Class A ordinary shares, or Class A ordinary shares issuable upon the exercise of Existing Warrants and/or New Warrants or issuable upon the exercise of outstanding stock options or other stock options or other equity securities which may be issued in the future, may cause the market price of our Class A ordinary shares to drop significantly, even if our business is doing well

The sale or possibility of sale of our Class A ordinary shares, or Class A ordinary shares issuable upon the exercise of existing warrants issued pursuant to the certain warrant agreement, dated as of October 27, 2020, between Ajax I and Continental Stock Transfer & Trust Company, as amended by the amendment to and assignment of warrant agreement, dated as of August 23, 2021, by and among Ajax I, the Company, Continental Stock Transfer & Trust Company and Equiniti Trust Company (the “Existing Warrants”) and/or New Warrants or issuable upon the exercise of outstanding stock options or other stock options or other equity securities which may be issued in the future, could have the effect of increasing the volatility in the value of our Class ordinary shares or putting significant downward pressure on the price of our Class A ordinary shares.

We may issue additional Class A ordinary shares or other equity or equity-linked securities, which would dilute the interests of our then existing shareholders and may depress the market price of our Class A ordinary shares

Following the completion of the Transactions, we may issue additional Class A ordinary shares or other equity or equity-linked securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without shareholder approval in many circumstances. We may also issue additional Class A ordinary shares upon exercise of our Existing Warrants, New Warrants and/or issuance of new equity securities in connection with the MIP.

Our issuance of additional Class A ordinary shares or other equity or equity-linked securities would have the following effects:

•        our shareholders’ proportionate ownership interest in us may decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting power of each previously outstanding Class A ordinary share may be diminished; and

•        the market price of our Class A ordinary shares may decline.

Any future issuances of our Class A ordinary shares may be dilutive to current holders of Class A ordinary shares and negatively impact the value of your investment.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of our securities

The stock market experiences volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of our Class A ordinary shares and, as a result, there may be significant volatility in the market price of our Class A ordinary shares. In addition, the price of our securities could fluctuate significantly for various reasons, many of which are outside our control, such as our performance, large purchases or sales of the Class A ordinary shares, legislative changes and general economic, political or regulatory conditions. Separately, if we are unable to achieve profitability in line with investor expectations, the market price of our Class A ordinary shares will likely decline when it becomes apparent that the market expectations may not be realized.

In addition to operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of our Class A ordinary shares and increase fluctuations in our results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the vehicle industry.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by the Articles, the Companies Act (as Revised) of the Cayman Islands as the same may be amended from time to time (the “Companies Act”) and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to the Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Board or the New Board (as applicable) or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

We do not currently intend to pay dividends on our Class A ordinary shares and, consequently, a shareholder’s ability to achieve a return on its investment will depend on appreciation in the price of our Class A ordinary shares

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, a shareholder’s ability to achieve a return on their investment in our Class A ordinary shares will depend on appreciation in the price of our Class A ordinary shares.

Provisions in our Articles may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for our Class A ordinary shares and could entrench management

Our Articles currently contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions currently include that the Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual general meetings. Our authorized but unissued Ordinary Shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer or otherwise that could involve the payment of a premium over prevailing market prices for our Class A ordinary shares. Following the Closing Date, the New Board and the holders of the New Shares could act to amend the Articles, resulting in the modification or removal of one or more of the foregoing provisions and/or the addition of further provisions that discourage a takeover of the Company.

We are a foreign private issuer, and as such are exempt from certain provisions of U.S. securities laws applicable to U.S. domestic public companies

Because we qualify as a foreign private issuer, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we have been publishing certain quarterly financial information as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we generally are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards applicable to U.S. domestic companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards

We are considered a foreign private issuer as such term is defined in Rule 405 under the Securities Act. The NYSE rules generally permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.

Among other things, we are not required to: (i) have a majority of the Board be independent; (ii) have a compensation committee consisting entirely of independent directors; (iii) have a nominating and corporate governance committee consisting entirely of independent directors; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, our securityholders will not have the benefit of all of the NYSE corporate governance rules that apply to U.S. domestic companies.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Cazoo on June 30, 2024.

In the future, we would lose our foreign private issuer status if both (1) a majority of our shareholders are U.S. residents, and (2) either (a) a majority of our directors or executive officers are U.S. citizens or residents, (b) more than 50% of our assets are located in the United States or (c) our business is administered principally in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to prepare our financial statements in compliance with U.S. GAAP rather than IFRS as adopted by the IASB. In addition, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders would become subject to the related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

Investing in our New Shares entails the risks inherent in making investment in private placements of equity securities, including the junior ranking of equity securities in any future liquidation, the potential loss of value depending on the Company’s performance and other factors, and the impact of potential transfer restrictions

The New Shares, unlike the New Notes, are not secured by collateral or any guarantees and are not a debt obligation. As a result, our existing and future indebtedness and other non-equity claims will rank senior to the New Shares as to rights upon any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding relating to the Company or any of its subsidiaries. In the event of any distribution or payment of the assets of the Company or any of its subsidiaries in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our creditors will have the right to be paid in full before any distributions are paid to holders of the New Shares. In addition, unlike indebtedness, where principal and interest are payable on specified due dates, in the case of the New Shares, dividends are payable only if and to the extent declared in compliance with applicable law.

Holders of the New Shares may suffer more from future adverse developments relating to our financial condition, performance, results of operations or prospects than they would as holders of its indebtedness. While we have not valued the New Shares and they currently could have only a limited option value, if our performance does not improve, the value of the New Shares could decrease. In addition, if, for example, our business is adversely affected by economic conditions or other factors, or if we fail to comply with the covenants in our debt agreements after the completion of the Transactions, resulting in an event of default and subsequent acceleration of our outstanding indebtedness, this could have a material adverse effect on the value of the New Shares. You could lose your entire investment in the New Shares.

The New Shares will be issued in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the New Shares cannot be sold or transferred following the consummation of the Exchange Offer other than pursuant to registration with the SEC or through an exemption from registration. The Company has agreed to register the resale of all of the New Shares on a registration statement on Form F-3 shortly after the closing of the Exchange Offer but there can be no assurances that such registration statement will be declared effective. In the absence of an effective resale registration statement, the New Shares may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable securities laws of any state or any other jurisdiction. See “Transfer Restrictions”. It is the obligation of holders of the New Shares to ensure that their offers and sales of the New Shares within the United States and other countries comply with applicable securities laws.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer or the issuance of the Offered Securities. The Convertible Notes acquired by the Company pursuant to the Exchange Offer will be cancelled.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization and indebtedness as of June 30, 2023 (i) on an actual basis and (ii) as adjusted to give pro forma effect to (a) the consummation of the Exchange Offer, assuming 100% participation, (b) implementation of the Reverse Stock Split and the Share Increase and (c) the issuance of the New Warrants. The table does not give effect to any proceeds that may be received by us in connection with any exercise of the New Warrants issued in connection with the Transactions. The data in the table is derived from, and should be read in conjunction with, our unaudited consolidated statement of financial position as of June 30, 2023, included elsewhere (or incorporated by reference) in this Offering Memorandum.

(£ in thousands)	As of June 30, 2023
	Actual	As adjusted
Third party debt:
Secured asset financing(1)	3,362	3,362
Subscription facility(2)	746	746
Stocking loan facilities(3)	82,368	82,368
Convertible Notes(4)	276,417	—
Convertible Notes embedded derivative	78,978	—
Warrants(5)	16	18,045
New senior secured notes(6)	—	70,941
Total third-party debt	441,887	175,462
Total cash and cash equivalents and restricted cash	194,578	194,578

Share capital	55	55
Share premium	925,637	925,637
Merger reserve	420,834	420,834
Retained earnings	(1,427,344)	(1,160,919)
Foreign currency translation reserve	2,885	2,885
Total equity	(77,933)	188,492

____________

(1)      Secured and unguaranteed.

(2)      Secured and unguaranteed.

(3)      All of our stocking loan facilities are secured. Of the aggregate £82.4 million outstanding under our stocking loan facilities as of June 30, 2023, £78.0 million was outstanding under guaranteed facilities.

(4)      The Convertible Notes are not secured by any of our assets and are not guaranteed by any of our subsidiaries.

(5)      Reflects the Existing Warrants in addition to the New Warrants having been issued to the Existing Shareholders. The New Warrants are recorded at fair value upon establishment and revalued at the period end through the income statement.

(6)      Assumes that $200 million aggregate principal amount of New Notes are issued upon completion of the Exchange Offer and that interest on the New Notes for each interest period is paid at the rate of 4.00% cash and 2.00% PIK. The New Notes have been recorded at fair value as at June 30, 2023. The New Notes will be senior secured obligations of the Company, guaranteed by all of the Company’s subsidiaries organized in the United Kingdom (subject to customary exceptions and limitations) and, subject to a materiality threshold and guarantor coverage test, will be guaranteed by other subsidiaries of the Company and secured by a fixed charge over the shares in each such guarantor, the bank accounts of the Company, the bank accounts of such guarantors kept in England and Ireland (including at least one bank account of Cazoo Holdings Limited that shall hold a minimum balance of £50,000,000 at all times) and an assignment of all intragroup receivables owing to such guarantors and the Company, as well as a floating charge over the assets of such guarantors (including intellectual property but excluding (among others) vehicles which secure or are subject to a negative pledge under floor plan facilities and transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles).

Assuming that the settlement of the Exchange Offer, including the cancellation of the Convertible Notes and the issuance of the New Notes, took place on January 1, 2023, net interest expense for the six months ended June 30, 2023 would have been £7.3 million, converted at an average rate for the six months ended June 30, 2023, which represents interest expense in respect of the New Notes, at 4.00% cash and 2.00% PIK and certain of the Company’s existing financing arrangements instead of interest expense in respect of the Convertible Notes. Assuming that the settlement of the Exchange Offer, including the cancellation of the Convertible Notes and the issuance of the New Notes, took place on February 16, 2022 (the original issuance date of the Convertible Notes), net interest expense for the year ended December 31, 2022 would have been £13.5 million, converted at an average rate for the 12 months ended December 31, 2023, which represents interest expense in respect of the New Notes, at 4.00% cash and 2.00% PIK and certain of the Company’s existing financing arrangements instead of interest expense in respect of the Convertible Notes.

DESCRIPTION OF THE EXCHANGE OFFER

The Offeror and the Company

The offeror in the Exchange Offer and the issuer of the Convertible Notes is Cazoo Group Ltd. Cazoo is an exempted company incorporated under the laws of the Cayman Islands on March 24, 2021. Its registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its principal executive office is at 41 Chalton Street, London, NW1 1JD, United Kingdom. Cazoo’s telephone number at such office is +44 20 3901 3488.

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to improve the Company’s capital structure, decrease the total amount of outstanding indebtedness and create a platform for the Company to pursue profitable growth and unlock the opportunity for potential strategic initiatives. See “Description of the Transactions and the Transaction Agreements — Cazoo’s Board of Directors Reasons for Approval of the Transactions” elsewhere herein for a description of the reasons the Company is undertaking the Transactions, including the Exchange Offer.

The Exchange Offer

The Company is making an offer to Eligible Holders of the Convertible Notes to exchange, upon the terms and subject to the conditions set forth in this Offering Memorandum, all of the US$630,000,000 outstanding principal amount of the 2.00% Convertible Senior Notes due 2027, for (i) a pro rata portion of US$200 million aggregate principal amount of 4%/2% cash/payment-in-kind toggle senior secured notes due February 16, 2027 and (ii) a pro rata portion of newly issued Class A ordinary shares which represent 92% of the outstanding Class A ordinary shares after giving effect to the Transaction. Consummation of the Exchange Offer is subject to, among other things, satisfaction of the Minimum Exchange Condition, as described in “— Minimum Exchange Condition.” Unless the context indicates otherwise, all references to a valid tender of Convertible Notes in this Offering Memorandum shall mean that the Convertible Notes have been validly tendered at or prior to the Expiration Deadline and have not been validly withdrawn at or prior to the Withdrawal Deadline.

Transaction Support Agreement

We have entered into the Transaction Support Agreement dated September 20, 2023, as amended on November 3, 2023, among the Company, certain of its subsidiaries, the Consenting Noteholders and the Consenting Equityholders. Subject to the terms and conditions set forth in the Transaction Support Agreement, the Consenting Noteholders have agreed to tender their Convertible Notes in the Exchange Offer prior to the Expiration Deadline.

Eligibility to Participate in the Exchange Offer

The offering, issuance and sale of the Offered Securities has not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. This Offering Memorandum is being provided for informational use solely in connection with the consideration of the Exchange Offer and an investment in the Offered Securities (1) inside the United States, to (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) (“IAIs”), and (2) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S under the Securities Act (collectively, “Regulation S Holders”). All of the holders of the Convertible Notes are known to the Company and all of the holders of the Convertible Notes are either QIBs, IAIs or Regulation S Holders. The holders of Convertible Notes are authorized to receive and review this Offering Memorandum and are referred to in this Offering Memorandum as Eligible Holders.

If a holder of Convertible Notes is not an Eligible Holder, they should dispose of this Offering Memorandum.

Only Eligible Holders that also comply with the other requirements set forth in this Offering Memorandum are eligible to participate in the Exchange Offer. See “Transfer Restrictions” and “Offer and Distribution Restrictions.” Each Eligible Holder that participates in the Exchange Offer and submits an Agent’s Message through ATOP will make or will be deemed to make certain representations and agreements as set forth herein, including representations as to the foregoing matters. See “Description of the Exchange Offer — Representations, Warranties and Covenants of Holders of Convertible Notes” and “Transfer Restrictions.”

Exchange Consideration

Upon the terms and subject to the conditions set forth in this Offering Memorandum, Eligible Holders that validly tender Convertible Notes at or prior to the Expiration Deadline, and whose Convertible Notes are accepted for exchange by the Company, will receive the Exchange Consideration. The Exchange Consideration to be received by each Eligible Holder consists of such Eligible Holder’s pro rata portion of the New Notes and the New Shares, equal to (1) $317.46 of New Notes and (2) 7.08 Class A ordinary shares per $1,000 principal amount of Convertible Notes, subject to any rounding as described herein.

The above is an illustrative calculation using the number of Class A ordinary shares issued and outstanding as of September 22, 2023 of 38,833,034 Class A ordinary shares to represent the 8% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer held by Existing Shareholders, resulting in 446,579,891 Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities, representing 92% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer. After applying the 1-to-100 ratio to be used in the Reverse Stock Split, the total number of Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities amounts to 4,465,799 Class A ordinary shares. The actual number of Class A ordinary shares to be issued in connection with the Exchange Offer will depend on the number of Class A ordinary shares issued and outstanding following the Reverse Stock Split immediately prior to the Closing Date.

Minimum Exchange Condition

The obligation of the Company to complete the Exchange Offer with respect to the Convertible Notes is subject to certain conditions, including with respect to the Exchange Offer, the receipt of Convertible Notes validly tendered (and not validly withdrawn) prior to the Expiration Deadline representing not less than 100% of the aggregate principal amount of Convertible Notes outstanding (which we refer to as the Minimum Exchange Condition).

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an Alternative Tender Agreement or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

Pursuant to a Scheme Transaction, if approved by the requisite majorities (which are more than 75% by value of the Convertible Notes who vote in the case of a restructuring plan and more than 75% by value of the Convertible Notes and more than 50% by number of the holders of the Convertible Notes who vote in the case of a scheme of arrangement) and then sanctioned by an English court, the Company would be authorized by the court to exchange the Convertible Notes for the New Notes and the New Shares.

The Consenting Noteholders own 100% of the aggregate principal amount of the Convertible Notes outstanding as of the date of this Offering Memorandum and, subject to the terms of the Transaction Support Agreement, have agreed to vote in favor of a Scheme Transaction. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction. As a result, if you do not tender your Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, your Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction. If any Scheme Transaction pursued by the Company is not sanctioned by an English court and so cannot be implemented, the Transaction Support Agreement would terminate, and the Company and the holders of the Convertible Notes would likely continue discussions regarding potential options for restructuring the Convertible Notes.

Expiration Deadline

The “Expiration Deadline” for the Exchange Offer is 11:59 p.m., New York City time, on December 4, 2023, unless extended, in which case the Expiration Deadline will be such time and date to which the Expiration Deadline is extended.

Closing Date

Upon the terms and subject to the conditions of the Exchange Offer, the Closing Date for the Exchange Offer will occur promptly after the Expiration Deadline (as may be extended by the Company at its sole option and subject to the terms of the Transaction Support Agreement).

On the Closing Date, the New Notes (in addition to the New Shares) will be issued in exchange for any Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date and Additional Amounts (as defined in the 2022 Indenture), if any, tendered and accepted for exchange by the Company on the Closing Date in the amount and manner described in this Offering Memorandum. On the Closing Date, the New Notes due to such holders pursuant to the terms of this Offering Memorandum will be delivered to the accounts designated by such holders through DTC and the New Shares due to such holders pursuant to the terms of this Offering Memorandum will be delivered to accounts established for each such holder at the Company’s transfer agent, Equiniti.

Minimum Authorized Denomination

Convertible Notes may be tendered and will be accepted for payment only in principal amounts equal to the minimum denomination of US$1,000 and integral multiples of US$1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

No Fractional Amount of Offered Securities

The New Notes will be issued in a minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof. In addition, no fractional Class A ordinary shares will be issued in connection with the Exchange Offer. If, under the terms of the Exchange Offer, (1) any tendering Eligible Holder is entitled to receive New Notes in a principal amount that is not a permitted denomination, the principal amount of the New Notes will be rounded down to the nearest permitted denomination and no cash will be paid for fractional New Notes not received as a result of such rounding down and (2) any tendering Eligible Holder is entitled to receive fractional amounts of New Shares, the amount of the New Shares will be rounded down to the nearest Class A ordinary share and no cash will be paid for fractional New Shares not received as a result of such rounding down.

No Partial Tenders

In order to tender Convertible Notes pursuant to the Exchange Offer, Eligible Holders will be required, at the time of such tender, to certify to the Company that they have validly tendered and not validly withdrawn any and all Convertible Notes beneficially owned by them pursuant to the Exchange Offer. No Eligible Holder may tender less than all of its Convertible Notes in the Exchange Offer.

Amendments; Extensions; Termination; Announcements

Subject to applicable law and the Transaction Support Agreement, the Company reserves the right, in its absolute discretion, to amend or extend the Exchange Offer.

If the Exchange Offer is amended in a manner that the Company determines constitutes a material change, or if the Company waives a material condition with respect to the Exchange Offer, the Company will promptly disclose such amendment in a manner reasonably calculated to inform holders of the Convertible Notes and extend the Exchange Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, the Company may, if it deems appropriate, extend the Exchange Offer for any other reason. In addition, if the Exchange Consideration is adjusted, the Exchange Offer will remain open for at least ten business days from the date the Company first gives notice of such change to holders of the Convertible Notes, by press release or otherwise.

Any increase in the consideration offered to Eligible Holders of Convertible Notes pursuant to the Exchange Offer will be paid to all Eligible Holders whose Convertible Notes have been previously tendered and not validly withdrawn and are accepted for exchange by the Company.

The Company will promptly announce any extension or amendment of the Exchange Offer, as well as any other event for which an announcement is contemplated in this Offering Memorandum or as required by applicable law, by issuing a press release. The Company will announce any extension of the Expiration Deadline no later than 9:00 a.m.,

New York City time, on the first business day after the previously scheduled Expiration Deadline. The Company has no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

The Company also may terminate the Exchange Offer if a condition to the Company’s obligation to exchange the Convertible Notes subject to the Exchange Offer for Offered Securities is not satisfied or waived on or before the Expiration Deadline, subject in each case to the requirements of applicable law and the Transaction Support Agreement.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept any Convertible Notes for exchange or exchange any Offered Securities for Convertible Notes, and the Company may terminate the Exchange Offer or, at its option, modify, extend or otherwise amend the Exchange Offer, if any of the following conditions have not been satisfied or waived on or before the Expiration Deadline:

(i)     the Minimum Exchange Condition, which provides that the Company will not consummate the Exchange Offer unless the holders of 100% of the Convertible Notes tender their Convertible Notes;

(ii)    no action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been issued, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer, the exchange of Convertible Notes for Offered Securities under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority, instrumentality or tribunal, including, without limitation, taxing authorities, that challenges the making of the Exchange Offer, the exchange of Convertible Notes for Offered Securities under the Exchange Offer or might, directly or indirectly, be expected to prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any manner, the Exchange Offer, the exchange of Convertible Notes for Offered Securities under the Exchange Offer;

(iii)   the registration statement on Form F-1 filed by the Company with the SEC on September 29, 2023 to register the issuance of the New Warrants and the issuance of the Class A ordinary shares issuable upon exercise of the New Warrants shall have been declared effective by the SEC;

(iv)   our shareholders shall have approved the Transactions in the manner contemplated in the term sheet attached to the Transaction Support Agreement and the Reverse Stock Split and Share Increase shall have been effectuated;

(v)    each of the New Warrants, New Notes and New Shares shall have been issued in accordance with the terms of the Transaction Support Agreement;

(vi)   the Company shall have paid or reimbursed in full any and all financial advisory and legal fees and expenses of the Consenting Noteholders in accordance with the terms of the Transaction Support Agreement; and

(vii)  the Convertible Notes Trustee under the 2022 Indenture that is the subject of the Exchange Offer and the New Notes Trustee with respect to the New Notes to be issued in the Exchange Offer shall not have been directed by any holders of Convertible Notes subject to the Exchange Offer to object in any respect to, nor take any action that could, in the Company’s reasonable judgment, adversely affect the consummation of the Exchange Offer or the exchange of Convertible Notes for New Notes under the Exchange Offer, nor shall the Convertible Notes Trustee have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offer or the exchange of Convertible Notes for New Notes under the Exchange Offer.

The foregoing conditions are for our sole benefit. We may assert or waive in whole or in part in our absolute discretion, subject to the Transaction Support Agreement, any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be conclusive and binding, subject to challenge in a court of competent jurisdiction.

If any of the foregoing conditions are not satisfied, at any time prior to the Expiration Deadline, the Company will promptly disclose its decision whether or not to waive such condition and, if the condition is material, the Company may be required to extend the Exchange Offer. The Company will amend this Offering Memorandum to report material changes, such as if a material condition to the Exchange Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act. The Company may terminate the Exchange Offer if any of the conditions of the Exchange Offer are not satisfied prior to the Expiration Deadline.

Absence of Appraisal and Dissenters’ Rights

Holders of the Convertible Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Acceptance of Convertible Notes for Exchange and Delivery of New Notes and New Shares

Subject to the satisfaction or waiver of the conditions to the Exchange Offer, including the Minimum Exchange Condition, the Company will accept for exchange the Convertible Notes validly tendered and not validly withdrawn as of the Expiration Deadline. The Company shall be deemed to have accepted validly tendered Convertible Notes when and if it has given written notice to the Exchange Agent of its acceptance.

On the Closing Date, the New Notes to be issued in exchange for Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date and Additional Amounts (as defined in the 2022 Indenture), if any) in the Exchange Offer, if consummated, will be delivered in book-entry form. The Exchange Agent will act as agent for the Eligible Holders who validly tender their Convertible Notes in the Exchange Offer for the purposes of receiving the New Notes and delivering the New Notes.

The Convertible Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Deadline in exchange for the Offered Securities, will be retired and cancelled on or around the Closing Date and cannot be reissued. Upon such retirement and cancellation, the 2022 Indenture will be discharged and any claims under the Convertible Notes will be released in consideration for the Offered Securities.

If any tendered Convertible Notes are not accepted for any reason described in the terms and conditions of the Exchange Offer, such unaccepted Convertible Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offer.

On the Closing Date, the New Shares to be issued in exchange for Convertible Notes in the Exchange Offer, if consummated, will be delivered to accounts established at our transfer agent, Equiniti, for the benefit of each of the holders of Convertible Notes.

Procedures for Tendering Convertible Notes

Tenders by Beneficial Owners

All of the Convertible Notes are held in book-entry form through the facilities of DTC. Only an Eligible Holder of the Convertible Notes may tender the Convertible Notes in the Exchange Offer. To tender Convertible Notes that are held through a broker, dealer, commercial bank, trust company or other nominee, a beneficial owner thereof must instruct such nominee to tender the Convertible Notes on such beneficial owner’s behalf according to the procedure described below. There is no separate letter of transmittal in connection with this Offering Memorandum, the Exchange Offer. See “— Book-Entry Notes,” “— Representations, Warranties and Covenants of Holders of Convertible Notes,” “— General,” and “Transfer Restrictions” for discussions of the items that all Eligible Holders who tender Convertible Notes in the Exchange Offer will be deemed to have represented, warranted and agreed.

For an Eligible Holder to tender Convertible Notes validly pursuant to the Exchange Offer, (1) an Agent’s Message must be received by the Exchange Agent via DTC’s Automated Tender Offer Program (“ATOP”) and (2) tendered Convertible Notes must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Exchange Agent at or prior to the Expiration Deadline.

To effectively tender Convertible Notes, DTC participants should transmit their acceptance through ATOP, for which the Exchange Offer will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the Exchange Agent for acceptance by the Company. Delivery of tendered Convertible Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below.

Except as otherwise provided herein, delivery of Convertible Notes will be deemed made, and the risk of loss of the Convertible Notes will pass to the Exchange Agent, only when the Agent’s Message is actually received by the Exchange Agent.

Book-Entry Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC. The Company expects that that the Exchange Agent will make a request promptly after the date of this Offering Memorandum to establish accounts with respect to the Convertible Notes at DTC for the purpose of facilitating the Exchange Offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may tender Convertible Notes in any Exchange Offer through book-entry delivery of such Convertible Notes by causing DTC to transfer the Convertible Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of Convertible Notes that have been tendered by such participant pursuant to the Exchange Offer, that such participant has received this Offering Memorandum and that such participant agrees to be bound by and makes the representations and warranties contained herein and that the Company may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering DTC participant that the representations contained herein are true and correct.

Eligible Holders desiring to tender Convertible Notes pursuant to ATOP must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. If you desire to tender Convertible Notes held in book-entry form with DTC, the Exchange Agent must receive, on or prior to the Expiration Deadline, a confirmation of book-entry transfer of Convertible Notes into the Exchange Agent’s account at DTC, an Agent’s Message transmitted through ATOP and any other required documentation. Except as otherwise provided herein, delivery of Convertible Notes will be made only when the Agent’s Message is actually received by the Exchange Agent. No documents should be sent to the Company or the New Notes Guarantors. If you are tendering through a nominee, you should check to see whether there is an earlier deadline for instructions with respect to your decision.

DTC participants are required to electronically transmit their acceptance of the Exchange Offer by complying with DTC’s ATOP procedures. When a DTC participant participates in the Exchange Offer via ATOP, and also causes the transfer of book-entry Convertible Notes to the Exchange Agent’s account as described above, DTC is expected to send a book-entry confirmation, including an Agent’s Message, to the Exchange Agent.

The valid tender by an Eligible Holder of Convertible Notes by the Expiration Deadline that is not validly withdrawn, and the subsequent acceptance of such tender by the Company, will constitute a binding agreement between such Eligible Holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer set forth in this Offering Memorandum. The participation in the Exchange Offer by a tendering Eligible Holder will constitute the agreement by that Eligible Holder to deliver good and valid title to the tendered Convertible Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties. By participating in the Exchange Offer, the Eligible Holder will also have agreed to (i) not sell, pledge, hypothecate or otherwise encumber or transfer any Convertible Notes tendered from the date of such tender and that any such purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect, and (ii) execute and deliver such further documents and give such further assurances as may be required in connection with the Exchange Offer and the transactions contemplated thereby, in each case on and subject to the terms and conditions of the Exchange Offer. In addition, by tendering Convertible Notes an Eligible Holder will also have released us and our affiliates from any and all claims that Eligible Holders may have arising out of or relating to the Convertible Notes.

Representations, Warranties and Covenants of Holders of Convertible Notes

Subject to, and effective upon, the acceptance by the Company of, and the issuance of the Offered Securities in exchange for, the principal amount of Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date and Additional Amounts (as defined in the 2022 Indenture), if any) tendered in accordance with the terms and subject to the conditions of the Exchange Offer, a tendering Eligible Holder, by submitting or sending an Agent’s Message to the Exchange Agent in connection with the tender of Convertible Notes, will have:

•        irrevocably agreed to sell, assign and transfer to or upon order of the Company or the order of its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Convertible Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against the Company, the New Notes Guarantors or the Convertible Notes Trustee under the 2022 Indenture arising under, from or in connection with the Convertible Notes;

•        waived any and all rights with respect to the Convertible Notes tendered, including, without limitation, any existing or past defaults and their consequences in respect of the Convertible Notes;

•        released and discharged the Company, the New Notes Guarantors and the Convertible Notes Trustee with respect to the 2022 Indenture from any and all claims that the holder may have, now or in the future, arising out of or related to the Convertible Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Convertible Notes tendered thereby, other than accrued and unpaid interest on the Convertible Notes or as otherwise expressly provided in this Offering Memorandum, or to participate in any redemption, repurchase or defeasance of the Convertible Notes tendered thereby;

•        irrevocably constituted and appointed the Exchange Agent as the true and lawful agent and attorney-in-fact of such tendering Eligible Holder (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to any tendered Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver such Convertible Notes or transfer ownership of such Convertible Notes on the account books maintained by DTC together with all accompanying evidences of transfer and authenticity, to or upon our order, (ii) present such Convertible Notes for transfer on the register, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes, including receipt of the Offered Securities issued in exchange therefor and the balance of the Exchange Consideration for any Convertible Notes tendered pursuant to the Exchange Offer that are accepted for exchange by the Company and transfer such Offered Securities and such funds to the Eligible Holder, all in accordance with the terms of the Exchange Offer; and

•        represented, warranted and agreed that:

•        it has received this Offering Memorandum;

•        it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Convertible Notes tendered thereby, and it has full power and authority to tender the Convertible Notes;

•        the Convertible Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Company will acquire good, indefeasible and unencumbered title to those Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when it accepts the same;

•        it will not sell, pledge, hypothecate or otherwise encumber or transfer any Convertible Notes tendered thereby from the date of this Offering Memorandum, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•        it has validly tendered and not validly withdrawn any and all Convertible Notes beneficially owned by it pursuant to the Exchange Offer;

•        it is either (1) located inside the United States and is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act), or (2) a Regulation S Holder located outside of the United States and who is a non-U.S. qualified offeree (as defined under “— Eligibility to Participate in the Exchange Offer” and “Transfer Restrictions”) (an Eligible Holder) and is tendering Convertible Notes for its own account or for a discretionary account or accounts on behalf of one or more persons who are Eligible Holders as to which it has been instructed and has the authority to make the statements contained in, or incorporated by reference into, this Offering Memorandum;

•        it is not resident and/or located in the United Kingdom or, if resident and/or located in the United Kingdom, it is not a retail investor. For the purposes hereof “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of EUWA, (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA, or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA;

•        it is not resident and/or located in any Member State of the European Economic Area or, if resident in any Member State of the European Economic Area, it is not a retail investor. For the purposes hereof “retail investor” means a person who is one (or more) of (i) a retail client as defined in point (11) of Article 4(1) of MiFID II, (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in the Prospectus Regulation;

•        it is not located or resident in Canada or, if it is located or resident in Canada, it is an “accredited investor” and a “permitted client,” each as defined under applicable Canadian provincial securities laws;

•        it is otherwise a person to whom it is lawful to make available this Offering Memorandum or to make the Exchange Offer in accordance with applicable laws (including the transfer restrictions set out in this Offering Memorandum);

•        it has had access to such financial and other information and has been afforded the opportunity to ask such questions of representatives of the Company and the New Notes Guarantors and receive answers thereto, as it deems necessary in connection with its decision to participate in the Exchange Offer;

•        in evaluating the Exchange Offer and in making its decision whether to participate in such Exchange Offer by the tender of Convertible Notes, it has made its own independent appraisal of the matters referred to in this Offering Memorandum and in any related communications;

•        the tender of Convertible Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this Offering Memorandum;

•        either (a) such holder is not (i) an “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or to provisions under applicable Federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Law”), or (iii) an entity the underlying assets of which are considered to include “plan assets” of such plans or (b) such holder’s tender of the Convertible Notes and acquisition, holding and disposition of the Offered Securities either (i) are not a prohibited transaction under ERISA, the Code or Similar Law (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under any applicable Similar Law;

•        it and the person receiving the Offered Securities have observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid or cause to be paid any issue, transfer or other taxes or requisite payments due from any of them in each respect in connection with any offer or acceptance in any jurisdiction, and that it and such person or persons have not taken or omitted to take any action in breach of the terms of the Exchange Offer or which will or may result in the Company or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Exchange Offer or the tender of Convertible Notes in connection therewith;

•        neither it nor the person receiving the Offered Securities is acting on behalf of any person who could not truthfully make the foregoing representations, warranties and undertakings or those set forth in the Agent’s Message; and

•        it acknowledges that the Company, the New Notes Guarantors, the Exchange Agent, the Information Agent, the Convertible Notes Trustee and the New Notes Trustee will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and warranties made by its submission of a tender in accordance with the procedures set forth herein, are, at any time prior to the consummation of the Exchange Offer, no longer accurate, it shall promptly notify the Exchange Agent and the Information Agent. If it is tendering the Convertible Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.

The representations, warranties and agreements of an Eligible Holder tendering Convertible Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Deadline and the Closing Date. For purposes of this Offering Memorandum, the “beneficial owner” of any Convertible Notes means any holder that exercises investment discretion with respect to those Convertible Notes.

Validity of Tenders and Interpretation

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Convertible Notes. The Company’s determination will be final and binding though you may challenge the Company’s determination in a court of competent jurisdiction. The Company reserves the absolute right to reject any and all Convertible Notes not validly tendered or any Convertible Notes the acceptance of which would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in, or conditions of, any tenders as to particular Convertible Notes, including any delay in the submission thereof or any instruction with respect thereto. The Company’s interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Convertible Notes must be cured by the Expiration Deadline. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Convertible Notes, none of the Company, the Exchange Agent or any other person will incur any liability for failure to give notification. Tenders of Convertible Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Convertible Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder promptly following the Expiration Deadline.

Withdrawal of Tenders

Holders of Convertible Notes may withdraw their tenders at any time prior to the Withdrawal Deadline, but will thereafter be irrevocable. Subject to applicable law, the Company may extend the Expiration Deadline, which will have the effect of extending the Withdrawal Deadline.

Unless the context indicates otherwise, all references to a valid tender of the Convertible Notes in this Offering Memorandum shall mean that the Convertible Notes have been validly tendered, at or prior to the Expiration Deadline, and such tender has not been validly withdrawn at or prior to the Withdrawal Deadline.

For a withdrawal of a tender of Convertible Notes to be effective, a properly transmitted “Request Message” through ATOP must be timely received by the Exchange Agent prior to the Withdrawal Deadline. Any such notice of withdrawal must contain (1) the name of the DTC participant whose name appears on the security position as the owner of such Convertible Notes and (2) the description of the Convertible Notes to be withdrawn (including the principal amount of the Convertible Notes to be withdrawn).

Withdrawal of tenders of Convertible Notes may not be rescinded, and any Convertible Notes properly withdrawn will thereafter not be validly tendered for purposes of the Exchange Offer. Withdrawal of Convertible Notes may only be accomplished in accordance with the foregoing procedures. Convertible Notes validly withdrawn may thereafter be retendered at any time on or before the Expiration Deadline by following the procedures described under “— Procedures for Tendering Convertible Notes.”

If you are a beneficial owner whose Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to withdraw previously tendered Convertible Notes, you should contact the nominee promptly and instruct the nominee to withdraw your Convertible Notes on your behalf prior to the Withdrawal Deadline. If Convertible Notes have been tendered pursuant to the procedure for book-entry transfer described under “— Procedures for Tendering Convertible Notes,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Convertible Notes and otherwise comply with the procedures of DTC.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and its determination shall be final and binding on all parties though you may challenge the Company’s determination in a court of competent jurisdiction. The Company will deem any Convertible Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offer. Validly withdrawn Convertible Notes will be returned without expense to the tendering holder thereof promptly following the valid withdrawal thereof. In the case of Convertible Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry transfer procedures described above, any such withdrawn Convertible Notes will be credited to the account at DTC from which such Convertible Notes were tendered promptly following a valid withdrawal.

You may re-tender validly withdrawn Convertible Notes by following one of the procedures described under the caption “— Procedures for Tendering Convertible Notes” above at any time by the Expiration Deadline.

The Company may, in its sole discretion (subject to applicable law, regulation or interpretation of the staff of the SEC and the Transaction Support Agreement), extend the Withdrawal Deadline with respect to the Exchange Offer. In the case of any extension of the Withdrawal Deadline, the Company will notify the Exchange Agent in writing of any such extension and also will notify the holders of the Convertible Notes by public announcement promptly following such extension of the Withdrawal Deadline.

Notwithstanding the foregoing, tendered Convertible Notes may also be withdrawn if the Company has not accepted the Convertible Notes for exchange by the 40th business day after the initial commencement of the Exchange Offer.

Exchange Agent; Information Agent

U.S. Bank Trust Company, National Association, has been appointed as the Exchange Agent and the Information Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer should be sent or delivered by each Eligible Holder of Convertible Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address listed on the back cover page of this Offering Memorandum. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum should be directed to the Information Agent at the address and telephone numbers listed on the back cover page of this Offering Memorandum. Eligible Holders of Convertible Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer. The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Other Fees and Expenses

The Company will bear the expenses of soliciting tenders of the Convertible Notes. The principal offer and solicitation is being made by electronic communications. Additional offers or solicitations may, however, be made by e-mail, mail, facsimile transmission, telephone or in person by the Information Agent, as well as by the officers and other employees of the Company and the New Notes Guarantors and those of their respective affiliates.

Holders of Convertible Notes will not be required to pay any fee or commission in connection with the tender of Convertible Notes. If, however, a holder of Convertible Notes tenders its Convertible Notes through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Purchasing Convertible Notes Other than in the Exchange Offer

Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Convertible Notes, other than in the Exchange Offer, until at least ten business days after the Expiration Deadline, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem the Convertible Notes, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise.

Interests of Directors and Executive Officers in the Exchange Offer

None of the directors, executive officers or affiliates of the Company owns any Convertible Notes, other than three entities affiliated with Daniel Och, a director of the Company, which collectively own $15 million of the Convertible Notes (2.3% of the total amount of Convertible Notes outstanding). The entities affiliated with Mr. Och are as follows: JADOFF Investments, LP, which owns $3 million of the Convertible Notes, WCHS Holdings 1, LLC, which owns $3 million of the Convertible Notes, and WCH 2022 Quad, LLC which owns $9 million of the Convertible Notes. Mr. Och’s affiliates are expected to tender their Convertible Notes in the Exchange Offer pursuant to the Transaction Support Agreement.

In addition, the Remuneration Committee of the board of directors of the Company has approved the grant of retention bonuses to certain members of management in connection with the execution of the Transaction Support Agreement. These bonuses include £225,000 to be awarded to Paul Whitehead, the Company’s chief executive officer, and £180,000 to be awarded to Paul Woolf, the Company’s chief financial officer. It is expected that these bonuses will be paid after the consummation of the transactions contemplated by the Transaction Support Agreement, including this Exchange Offer.

Alex Chesterman, our founder and Executive Chairman, and certain entities affiliated with Daniel Och, one of our directors, are parties to the Transaction Support Agreement. The parties to the Transaction Support Agreement have agreed to use their commercially reasonable efforts to support the consummation of the transactions contemplated by the Transaction Support Agreement, including the Exchange Offer. See “Description of the Transactions and the Transaction Agreements” for a description of the material terms and conditions of the Transaction Support Agreement.

Accounting Treatment

For the aggregate principal amount of existing Convertible Notes that are cancelled in the Exchange Offer, we will eliminate the principal amount of Convertible Notes and any related accrued interest and embedded derivatives, and replace it with the par value (par value $0.20 per Class A ordinary share) of our Class A ordinary shares as well as $200 million of New Notes, a new embedded derivative and New Warrants. Any difference in the cancellation of the elements stated and the fair value of the aggregate of the Class A ordinary shares issued at par value, the new $200 million of New Notes, the new embedded derivative and the New Warrants will be recognized in the income statement and reflected in equity.

We will also recognize an expense for the fees and expenses related to the Exchange Offer.

DESCRIPTION OF THE TRANSACTIONS AND THE TRANSACTION AGREEMENTS

Overview

On September 20, 2023, the Company and certain of its subsidiaries (the “Company Parties”) entered into the transaction support agreement (together with all exhibits, annexes and schedules thereto, the “Transaction Support Agreement”) with (i) Viking, (ii) Farallon, (iii) certain other holders of the Convertible Notes (Viking, Farallon, together with any other holders of the Convertible Notes that have become a party to the Transaction Support Agreement as of the date of this Offering Memorandum, the “Consenting Noteholders”), (iv) Alex Chesterman, our founder and Executive Chairman, and (v) Daniel Och, one of our directors (together with Alex Chesterman and the shareholders who have become party to the Transaction Support Agreement as of the date of this Offering Memorandum, the “Consenting Equityholders” and, together with the Consenting Noteholders, the “Consenting Stakeholders” and, together with the Company and its subsidiaries party to the agreement, the “Transaction Support Parties”). On November 3, 2023, the Transaction Support Agreement was amended by an Amendment No. 1 to the Transaction Support Agreement in order to, among other things, extend the Outside Date set out in the Transaction Support Agreement from November 15, 2023 to December 15, 2023 (and December 15, 2023 to January 15, 2024, if the Transactions have not been consummated by the Outside Date because the registration statement on Form F-1 filed in connection with the New Warrants has not yet been declared effective by the SEC or the Schedule TO filed in connection with the Exchange Offer remains subject to ongoing SEC review, in each case for reasons outside of the Company’s control (regardless of whether any other condition remains unsatisfied at the Outside Date)). On the date of this Offering Memorandum, the Consenting Noteholders owned 100% of the Convertible Notes and the Consenting Equityholders owned more than 32% of the Class A ordinary shares.

As part of the Transactions, and subject to Shareholder Approval, the Company hereby conducts the exchange offer in which it will offer the holders of $630 million principal amount of the Company’s Convertible Notes, in exchange for the Convertible Notes, (1) $200 million principal amount of newly issued senior secured notes due 2027 (the “New Notes”) and (2) newly issued Class A ordinary shares such that immediately following the Closing Date, the holders of the Convertible Notes will hold 92% of the Company’s outstanding Class A ordinary shares (the “New Shares”) (such exchange for the Convertible Notes, the “Exchange Offer”). The Company agreed to register the Class A ordinary shares to be issued to the holders of the Convertible Notes on a registration statement on Form F-3 for resale.

In addition, the Existing Shareholders, including the Consenting Equityholders, will retain in aggregate 8% of the outstanding Class A ordinary shares immediately following the Closing Date and will receive three tranches of New Warrants which provide the opportunity to acquire further Class A ordinary shares in the future depending upon the achievement of equity value hurdles of $525 million, $1.025 billion and $1.5 billion. The New Warrants and the Class A ordinary shares issuable upon exercise of the New Warrants are being registered on a registration statement on Form F-1 prior to consummation of the Transactions.

As part of the Transactions, the Company agreed to seek the Shareholder Approval, including approval of the Exchange Offer and the issuance of the New Warrants. The Company will require the approval of at least 66 2/3% of the voting power of the Company’s shareholders present or represented by proxy at the Company’s extraordinary general meeting (provided that the requisite quorum is present) to consummate the Transactions.

The Transactions and actions proposed by the Transaction Support Agreement will deleverage the Company’s capital structure and are expected to improve the Company’s financial flexibility. Consummation of the Transaction is subject to various conditions discussed below, including shareholder approval. The Company expects the Transactions to close in the fourth quarter of 2023.

Background of the Transactions

On February 16, 2022, the Company issued $630.0 million in aggregate principal amount of its Convertible Notes. The Convertible Notes are not secured and do not benefit from guarantees by the Company’s subsidiaries. The Convertible Notes bear regular interest at a rate of 2% per year, payable quarterly, and mature on February 16, 2027. The Convertible Notes became convertible at the option of the holders after November 6, 2022 at an initial conversion rate of 200 Class A ordinary shares per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of $5.00 per share (which amount was proportionately adjusted to $100.00 per share as a result of the reverse stock split implemented by Cazoo in February 2023). Holders can require the Company to repurchase for cash all or any portion of their Convertible Notes at 100% of their principal amount, plus accrued interest, upon the occurrence of a Fundamental Change (as defined in the 2022 Indenture, which includes a delisting of the Company’s Class A ordinary shares). The

Convertible Notes are not redeemable prior to February 16, 2025, and after February 16, 2025 can only be redeemed by the Company if the trading price of the Class A ordinary shares is at least 150% of the conversion price. If the Convertible Notes have not been converted, repurchased or redeemed at or prior to February 16, 2027, holders of the Convertible Notes will also be entitled to payment of a premium at maturity of the Convertible Notes, equal to 50% of the principal amount of the Convertible Notes. The premium is payable in cash, Class A ordinary shares, or a combination of cash and shares at the option of the Company. The Convertible Notes were issued pursuant to the 2022 Indenture.

The Convertible Notes were issued pursuant to a Purchase Agreement, dated as of February 9, 2022, between the Company and the purchasers of the Convertible Notes. In connection with the sale of the Convertible Notes, and in accordance with the Purchase Agreement, the purchasers of the Convertible Notes agreed that they would not transfer the Convertible Notes, or shares issuable upon conversion, until November 6, 2022. This lockup agreement was later extended to September 30, 2023.

The purchasers of the Convertible Notes included, among others, (1) affiliates of Viking Global Investors LP (collectively, “Viking”), which purchased $300 million of the Convertible Notes, (2) affiliates of Farallon Capital Management, L.L.C. (“Farallon”), which purchased $100 million of the Convertible Notes, (3) affiliates of Inherent Group LP (“Inherent”), which purchased $50 million of the Convertible Notes, (4) affiliates of Mubadala Investment Co. PJSC, which purchased $50 million of Convertible Notes, (5) D1 Capital Partners, L.P., which purchased $30 million of the Convertible Notes, and (6) affiliates of Daniel Och, a director of the Company, which purchased $15 million of the Convertible Notes.

During 2022 and early 2023 the Company evaluated a number of different strategic alternatives. Over time it became apparent to the Company that the high amount of debt outstanding was becoming an impediment to the Company’s ability to raise capital as planned in 2024 and to negotiate and consummate strategic options, including a sale or merger of the Company. The high amount of debt outstanding also posed a refinancing risk to the Company because if the Convertible Notes were left outstanding to maturity the Company would need to repay $945 million after giving effect to the 50% premium that would be due at maturity. The existence of the Convertible Notes also posed a risk to the Company’s ability to continue as a going concern.

On March 17, 2023, Viking, Farallon and Inherent, who owned $450 million out of the $630 million of Convertible Notes, or 71%, entered into a Cooperation Agreement (the “Cooperation Agreement”). The stated purpose of the Cooperation Agreement was to engage with the Company in discussions regarding a potential financing, recapitalization, asset or equity sale, reorganization, and/or restructuring transaction or series of such transactions or alternative extraordinary transactions involving the Company (in each case, effecting a permanent change to the existing capital structure of the Company) (any such transaction, a “Transaction”). The parties to the Cooperation Agreement agreed, among other things, (i) to use commercially reasonable efforts to cooperate in good faith with each other to engage in such discussions and negotiations with the Company regarding a Transaction, and (ii) to not directly or indirectly sell, loan, assign, transfer, hypothecate, tender or otherwise dispose of (including by participation), in whole or in part, its right, title or interest in any Convertible Notes, or grant any proxies, deposit any of its Convertible Notes into a voting trust, or enter into a voting agreement with respect to any such Convertible Notes, each without the prior written consent of the other parties. Each party further agreed that it would not support, either directly or indirectly, consent to, or otherwise vote in favor of, any Transaction that is not supported by the parties holding a majority of the Convertible Notes held by all parties. However, nothing in the Cooperation Agreement obligates any of the parties to consent to, or otherwise vote in favor of, any Transaction. The Cooperation Agreement by its terms was scheduled to automatically terminate upon the earlier to occur of (i) June 30, 2023 and (ii) the consummation of a Transaction to which all the parties were bound.

On April 25, 2023, affiliates of D1 Capital Partners L.P. and Mubadala Investment Co. PJSC, who collectively owned an additional $80 million of Convertible Notes, signed a joinder agreement and became parties to the Cooperation Agreement. On June 15, 2023, the parties to the Cooperation Agreement extended the agreement from June 30, 2023 to September 30, 2023.

Between May 2023 and September 2023, the Company engaged in negotiations with Viking and Farallon, who own a majority of the Convertible Notes, with respect to a potential restructuring of the Company’s capital structure. During these negotiations, the Company was advised by Goldman Sachs International and Viking and Farallon were advised by PJT Partners. The Company’s legal advisor was Freshfields Bruckhaus Deringer US LLP and Viking and Farallon’s legal advisor was Weil Gotshal & Manges LLP. The parties exchanged a number of proposals, multiple drafts of a term sheet, and multiple drafts of a transaction support agreement.

Key topics of negotiation between May 2023 and September 2023 included the following terms, among others:

•        The amount of indebtedness which the Company would issue to the holders of Convertible Notes, with the Company seeking to reduce the amount of outstanding indebtedness as much as possible;

•        The percentage of outstanding Class A ordinary shares which the holders of Convertible Notes would own after giving effect to the Transactions;

•        The interest rate on the New Notes to be issued, including the amount of interest which could be paid in kind;

•        With respect to the outstanding Class A ordinary shares which the holders of Convertible Notes would not own, the amount of such shares that would be issued to the existing equityholders as compared to the amount that would be allocated toward a new management incentive plan;

•        The extent to which the Transactions would require shareholder approval and the threshold of approval that would be needed in order for the Transactions to be consummated;

•        The future equity valuation targets which would need to be reached in order for the three tranches of warrants for existing equityholders to become exercisable;

•        The size and composition of the new board of directors after giving effect to the Transactions;

•        The extent to which the Company would be required to remain listed on the NYSE, Nasdaq or another major exchange for a specific period of time after the closing of the Transactions;

•        The nature and parameters of the liquidity covenant to be included in the indenture governing the New Notes;

•        The nature and parameters of the liquidity covenant to apply to the Company between the date of signing the Transaction Support Agreement and the closing of the Transactions;

•        The extent and duration of restrictions on transfer of Class A ordinary shares held by Consenting Equityholders;

•        The timing of the transaction and the Outside Date for completing the Transactions;

•        The appropriate threshold vote necessary for shareholder approval of the Transactions;

•        Minority rights for Existing Shareholders, including tag along rights and preemptive rights; and

•        The minimum amount of Convertible Notes whose holders would be necessary to sign the Transaction Support Agreement.

The parties ultimately reached a general agreement on the parameters of the Transactions. The Transaction Support Agreement was finalized on September 15, 2023. On September 16, 2023, the Board approved the Transaction Support Agreement and Term Sheet. On September 20, 2023, the Transaction Support Agreement was executed by the Transaction Support Parties. The Company promptly issued a press release announcing the Transactions and filed a Form 6-K with a summary of the Transactions. On November 3, 2023, the Transaction Support Agreement was amended by an Amendment No. 1 to the Transaction Support Agreement in order to, among other things, extend the Outside Date set out in the Transaction Support Agreement from November 15, 2023 to December 15, 2023 (and December 15, 2023 to January 15, 2024, if the Transactions have not been consummated by the Outside Date because the registration statement on Form F-1 filed in connection with the New Warrants has not yet been declared effective by the SEC or the Schedule TO filed in connection with the Exchange Offer remains subject to ongoing SEC review, in each case for reasons outside of the Company’s control (regardless of whether any other condition remains unsatisfied at the Outside Date)).

Cazoo’s Board of Directors Reasons for Approval of the Transactions

In evaluating the proposed Transactions, the Board consulted with management and our financial, accounting, tax and legal advisors. In reaching its unanimous resolution (i) that the Transactions are advisable and in the best interests of Cazoo and its shareholders and (ii) to recommend that the shareholders approve the Transactions, the

Board considered a range of factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision.

The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Cazoo’s reasons for supporting the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The Board considered a number of factors pertaining to the Transactions as generally supporting its decision to approve the Transactions and related matters contemplated thereby, including, but not limited to, the following material factors (which are presented in no particular order and which were not ranked in any manner by the Board):

•        Improvement to our Capital Structure; Reduce Refinancing Risk.    Cazoo currently has a debt quantum that is disproportionately high compared to its equity value. Today’s capital structure includes $630 million principal amount of Convertible Notes outstanding with a conversion option into ordinary shares at $100 per share. If the Convertible Notes remain unconverted (which is highly likely, given the current share price), the 2022 Indenture provides that the Convertible Notes will be repayable at maturity in February 2027 if certain events do not occur prior to such time, such as a change of control. The 2022 Indenture also contains a provision providing for a 50% premium if the Convertible Notes remain outstanding at maturity, which would increase the amount due at maturity from $630 million to $945 million.

Absent significant capital raising or other strategic transactions as discussed below, the Company will not have sufficient cash to repay amounts due under the Convertible Notes at maturity in February 2027 ($630 million, or $945 million including the 50% premium). We had £195 million of cash and cash equivalents and approximately £35 million of self-financed inventory at June 30, 2023. We successfully executed the business restructuring changes we had targeted in the Revised 2023 Plan, which are resulting in sustained improvement in Retail GPU, on-target fixed and variable cost reduction and improved Adjusted EBITDA and net cash flow from operating activities as reported for the six months ended June 30, 2023. However, our business model is still loss-making at the current level of unit sales, and we would need to scale our operations significantly to reach cash breakeven. Without raising further funds to allow us to return to growth, which includes significant investment in inventory, we will not be able to deliver our goal of achieving profitability and positive cash flow from operating activities. However, even if we raise additional funds to execute our Five-Year Plan (as defined below), we would not generate adequate levels of cash in 2027 in order to repay $630 million (or $945 million including the 50% premium) in principal amount of the Convertible Notes at maturity.

•        Ability to Raise Capital.    The Convertible Notes severely constrain the ability of Cazoo to obtain additional capital to return to growth. Cazoo’s business plan assumes continued growth in retail units sold, with a corresponding growth in inventory to support such sales, but in order to achieve these volumes of retail units sold, Cazoo will need to raise additional capital in 2024 to support its ongoing cash requirements. Reducing the outstanding debt quantum will better position Cazoo to raise capital, depending on market conditions. Moreover, without reducing the outstanding debt quantum, Cazoo faces the inability to refinance or raise sufficient capital to repay the Convertible Notes at maturity in February 2027. Exchanging the Convertible Notes for the New Notes and New Shares significantly reduces the principal amount to be refinanced at maturity from $945 million to $200 million.

•        Ability to Engage in Strategic Initiatives.    In the past, our strategy has been to grow organically and to opportunistically review acquisitions where they meet our strategic goals. Since the winddown of operations in mainland Europe and focus on the UK, the Convertible Notes have severely constrained the ability of Cazoo to pursue meaningful strategic options in the UK, representing a significant impediment to our growth in the UK and our ability to leverage the benefits of an increase in scale. Therefore, the Board believes that reducing the debt quantum to a more modest level will improve Cazoo’s ability to unlock the opportunity for potential strategic initiatives. While the proposed Transactions dilute our shareholders, the Board believes it will create potential value for our shareholders compared to what would be the result of the status quo remaining unchanged (i.e., Cazoo continuing to utilize cash in the business without the ability to grow its platform). We are not currently engaged in any active discussions for strategic initiatives because our current capital structure effectively precludes us from pursuing such initiatives.

•        Opportunity for Existing Shareholders to Participate in Cazoo’s Potential Growth.    Under the terms of the Transaction Support Agreement, the Existing Shareholders, including the Consenting Equityholders, will retain 8% of the post-Transaction Class A ordinary shares and will receive three tranches of New Warrants exercisable in the future for additional Class A ordinary shares of Cazoo outstanding upon the achievement of certain equity valuation hurdles, which are outlined below.

The Board believes that the Transactions offer the Existing Shareholders the best value reasonably obtainable from their investment in Cazoo, as the revised capital structure is expected to provide Cazoo with a platform to execute on its business strategy to achieve greater market share in the UK and to avail itself of possible strategic options, all of which could benefit the Existing Shareholders.

The New Warrants also provide potential upside value for Existing Shareholders. The New Tranche 1 Warrants will represent 8% of our outstanding Class A ordinary shares as of the Closing Date (after giving effect to the Exchange Offer) plus shares issued or issuable upon the exercise of the New Tranche 1 Warrants. The New Tranche 2 Warrants will represent 8% of our outstanding Class A ordinary shares as of the Closing Date (after giving effect to the Exchange Offer) plus shares issued or issuable upon the exercise of the New Tranche 1 Warrants and the New Tranche 2 Warrants. The New Tranche 3 Warrants will represent 8% of our outstanding Class A ordinary shares as of the Closing Date (after giving effect to the Exchange Offer) plus shares issued or issuable upon the exercise of the New Tranche 1 Warrants, the New Tranche 2 Warrants and New Tranche 3 Warrants. The New Warrants will become exercisable (i) in the case of the New Tranche 1 Warrants, if the Company’s equity value reaches $525 million, (ii) in the case of the New Tranche 2 Warrants, if the Company’s equity value reaches $1.025 billion and (iii) in the case of the New Tranche 3 Warrants, if the Company’s equity value reaches $1.5 billion. Based on the number of Class A ordinary shares outstanding on September 22, 2023, the New Tranche 1 Warrants would be initially exercisable for 422,098 Class A ordinary shares, the New Tranche 2 Warrants would be initially exercisable for 462,298 Class A ordinary shares, and the New Tranche 3 Warrants would be exercisable for 510,961 Class A ordinary shares. In addition, based on the number of Class A ordinary shares outstanding on September 22, 2023, the initial exercise price for the New Warrants would be $99.50 per Class A ordinary share for the New Tranche 1 Warrants, $177.37 per Class A ordinary share for the New Tranche 2 Warrants and $234.85 per Class A ordinary share for the New Tranche 3 Warrants. To the extent that (x) any of the New Tranche 1 Warrants have not been exercised at the time, if ever, when the second tranche equity value hurdle is reached, and (y) any of the New Tranche 1 Warrants and New Tranche 2 Warrants have not been exercised at the time, if ever, when the third tranche equity value hurdle is reached, the exercise price per share of the New Tranche 1 Warrants or New Tranche 2 Warrants, as applicable, will be reduced and the number of underlying Class A ordinary shares issuable upon exercise of the New Tranche 1 Warrants or New Tranche 2 Warrants, as applicable, will be increased to mitigate the dilutive effect of the next tranche of New Warrants becoming exercisable. The New Warrants will expire five years after issuance.

•        Ability to Grow Shareholder Base.    We believe that removing the large debt overhang from our capital structure will enable us to grow our shareholder base. We believe that institutional investors will be more likely to consider investing in our securities once such debt overhang and our refinancing risk have been reduced.

•        Reduce Delisting Risk.    As of June 30, 2023, we had indebtedness outstanding with a carrying amount of £441.9 million, which included £82.4 million related to stocking loans, £0.8 million related to facilities for financing subscription vehicles, secured asset financing of £3.4 million and £355.4 million related to the Convertible Notes and embedded derivative. Post-Transactions, our aggregate liabilities will be reduced upon cancellation of the Convertible Notes, thereby increasing Total Equity to £188.5 million on a pro forma basis as of June 30, 2023. In addition to this immediate increase in Total Equity, the Company’s reduced level of indebtedness post-Transactions is expected to improve its capacity to raise equity capital going forward, which will be necessary to maintain compliance with the NYSE’s continued listing standards regarding maintaining a market capitalization of at least $50 million and Total Equity of at least $50 million.

•        Ability to Continue as a Going Concern.    As reported in our public filings, our management has determined that there is substantial doubt about our ability to continue as a going concern, due to the risk that we may not have had sufficient cash and liquid assets at June 30, 2023 to cover our operating and capital requirements for the period through August 31, 2024; and if sufficient cash cannot be obtained, we would have to substantially alter, or possibly even discontinue, operations. This going concern status will be better addressed through the consummation of the Transactions as it improves the probability of being able to raise new financing given the improved capital structure.

•        Ability to Achieve Business Plan.    In coming to its conclusion to recommend the Transactions to the Existing Shareholders, the Board reviewed management’s internal five-year business plan (the “Five-Year Plan”). Such business plan reflects numerous estimates and assumptions, including that over the next five years Cazoo’s revenues will increase as (i) the number of retail units sold increases, (ii) revenue from ancillary products increases and (iii) Cazoo continues to invest in infrastructure while also leveraging third party capabilities. The ability to achieve such increased revenues, however, assumes that Cazoo is able to raise additional capital during 2024 in order to scale significantly its operations in line with the Five-Year Plan. Such financing would be subject to market conditions, might contain onerous terms and restrictive covenants and, even if raised, would not enable Cazoo to repay the Convertible Notes at maturity in February 2027. The business plan is also subject to a number of other assumptions regarding improved operating efficiencies expected to be achieved over the five-year period. Approval of the Transactions, by significantly reducing the quantum of indebtedness, while still enabling us to preserve our meaningful cash balance, would make it more likely that Cazoo could achieve management’s internal Five-Year Plan as compared to the status quo, although Cazoo will continue to need to raise capital which is subject to the uncertainties described above. Notwithstanding the foregoing, there is no guarantee the Five-Year Plan can be executed either in whole or in part, or that it would produce the results currently contemplated by management.

The Board also considered a variety of uncertainties and risks and other potentially negative factors regarding the Transactions, including but not limited to the following:

•        Benefits Not Achieved.    The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within a reasonable timeframe so as to permit Cazoo to achieve the potential benefits of the Transactions.

•        Post-Transactions Debt Capital Structure.    Post-Transactions, Cazoo will still have outstanding indebtedness under the New Notes of a $200 million principal amount payable in February 2027. The New Notes will be secured by certain of the assets of the Company, subject to customary exceptions, and will contain covenants restricting the ability of the Company to engage in certain transactions. A failure to comply with the covenants contained in the New Notes Indenture could allow the holders of the New Notes to accelerate the maturity of the New Notes, and a failure to pay the New Notes at maturity or upon acceleration would entitle the holders of the New Notes to foreclose on certain of the assets of the Company and its subsidiaries which constitute collateral. The terms of the New Notes could also restrict Cazoo’s ability to pursue certain strategic options.

•        Post-Transactions Equity Capital Structure.    Post-Transactions, the Existing Shareholders who currently own 100% of the outstanding ordinary shares of Cazoo will own 8% of the then outstanding ordinary shares with the potential to acquire additional Class A ordinary shares if certain equity value hurdles are achieved pursuant to the terms of the New Warrants. There is a risk that the equity value hurdles for the New Warrants may not be achieved, and therefore the New Warrants may never be exercisable. Also, the New Warrants will not be listed on any securities exchange and a trading market may not develop for the New Warrants. The New Warrants are also subject to dilution if Cazoo issues additional equity securities or securities that are convertible into or exercisable or exchangeable for equity securities.

•        Ability to Raise Capital.    Despite Cazoo’s improved debt profile post-Transactions, it may still be challenging to raise the capital necessary during 2024 to fund the Five-Year Plan, whether due to Cazoo’s circumstances at that time, general economic conditions or some combination thereof. Following the consummation of the Transactions, Cazoo will have $200 million principal amount of indebtedness outstanding under the New Notes which is payable in February 2027. Even if we raise additional funds to execute our return to growth under the Five-Year Plan, we will not generate adequate levels of cash by

2027 in order to repay the principal amount of $200 million of New Notes and would seek to refinance the New Notes instead, depending on market conditions. Such refinancing would be subject to market conditions and might contain onerous terms and restrictive covenants.

•        Listing.    Under the terms of the Transaction Support Agreement, Cazoo will only be required to undertake commercially reasonable efforts to maintain the NYSE listing (or a listing on Nasdaq or other reputable international stock exchange) for Class A ordinary shares for a period of at least six months following execution of the Transaction Support Agreement (and in no event less than three months following the Closing Date; provided that this period will be automatically extended in order to ensure that individuals subject to our insider trading policies and applicable securities laws have at least 30 trading days during which they can trade in Class A ordinary shares in compliance with such policies and securities laws). Accordingly, there is no assurance that the New Board will maintain a listing of the Class A ordinary shares or that the Company will remain an SEC registrant, and therefore shareholders may not be able to trade the Class A ordinary shares, including any Class A ordinary shares issuable upon exercise of the New Warrants, and the Class A ordinary shares and New Warrants may lose most or all of their value.

•        Post-Transactions Governance.    Post-Transactions, the Board will form a New Board consisting of seven members on or after the Closing Date, six of whom will be chosen by the holders of the Convertible Notes and one will be chosen by the existing Board. The New Board may take actions with which you disagree.

•        Post-Transactions Business Plan.    The Consenting Noteholders have not informed the Board or management of their plans with respect to the operation of the business of Cazoo following the consummation of the Transactions. Accordingly, Cazoo’s business plan following the consummation of the Transactions may be different than its current business plan, and the business could be changed significantly following the consummation of the Transactions. Any such changes to the business plan or the business may not be in the best interests of the Existing Shareholders who would only own 8% of the Class A ordinary shares and might be in the interests of the holders of the New Notes who would own 92% of the Class A ordinary shares immediately following the Closing Date.

•        Shareholder Vote.    There is a risk that our shareholders may fail to provide the votes necessary to effect the Transactions. As described elsewhere herein, the Company will require approval of at least 66 2/3% of the voting power of the Company’s shareholders present or represented by proxy at the Company’s extraordinary general meeting (provided that the requisite quorum is present) in order to approve the Transactions. There is no assurance that the Company will be able to obtain this level of shareholder support for the Transactions.

•        Effects of the Announcement of the Transactions.    The public announcement of the Transactions may have a negative impact on our share price, harm our ability to retain key employees, impair our relationship with counterparties and lead to potential litigation.

•        Closing Conditions.    Completion of the Transactions is conditioned on the satisfaction of certain closing conditions, many of which are outside of our control. There is no assurance that any or all of these conditions will be satisfied or that a party will be willing to waive any unsatisfied closing conditions.

•        Other Risks.    Various other risks associated with Cazoo’s business are described in the section titled “Risk Factors” appearing elsewhere or incorporated by reference herein, including risks related to the ability of Cazoo to achieve greater market share in the UK market.

The Board concluded that the potential benefits that it expects Cazoo and its shareholders to realize as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the Board unanimously determined that the Transactions and the matters contemplated by the Transaction Support Agreement were advisable and in the best interests of Cazoo and its shareholders.

The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transactions. The Board believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Transactions are fair from a financial perspective to our shareholders.

Transaction Support Agreement

On September 20, 2023, the Transaction Support Agreement was executed by the Company and certain of its subsidiaries, and certain of the Consenting Stakeholders. In October 2023, additional Consenting Stakeholders signed joinder agreements to the Transaction Support Agreement. On November 3, 2023, the Transaction Support Agreement was amended by an Amendment No. 1 to the Transaction Support Agreement in order to, among other things, extend the Outside Date set out in the Transaction Support Agreement from November 15, 2023 to December 15, 2023 (and December 31, 2023 to January 15, 2024, if the Transactions have not been consummated by the Outside Date because the registration statement on Form F-1 filed in connection with the New Warrants has not yet been declared effective by the SEC or the Schedule TO filed in connection with the Exchange Offer remains subject to ongoing SEC review, in each case for reasons outside of the Company’s control (regardless of whether any other condition remains unsatisfied at the Outside Date)). The Consenting Noteholders in the aggregate own 100% of the Convertible Notes and the Consenting Equityholders in the aggregate own more than 32% of the outstanding Class A ordinary shares. Pursuant to the Transaction Support Agreement, among other things and subject to the terms and conditions set forth therein, the Transaction Support Parties have agreed to the terms of the Transactions described therein.

Exchange Offer

The Company has agreed, subject to approval by our shareholders, to conduct the Exchange Offer in which it will offer the holders of $630 million principal amount of the Company’s Convertible Notes, in exchange for the Convertible Notes, (1) $200 million principal amount of New Notes and (2) New Shares such that immediately following the Closing Date, the holders of the Convertible Notes will hold 92% of the Company’s outstanding Class A ordinary shares. The Company also agreed to register the New Shares with the SEC for resale.

The New Notes and the New Shares will be offered (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1993, as amended (the “Securities Act”), or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) and (2) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S under the Securities Act.

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an Alternative Tender Agreement or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

In connection with any Scheme Transaction, holders of the Convertible Notes will receive their pro rata portion of up to $180 million of the New Notes. In addition, in connection with any Scheme Transaction, only Scheme Incentive Noteholders will receive a pro rata portion of the remaining $20 million of the New Notes, which comprises the Scheme Transaction Incentive while holders of the Convertible Notes who are not Scheme Incentive Noteholders will not receive any portion of the remaining $20 million of the New Notes. As a result, in connection with any Scheme Transaction, if the Scheme Incentive Noteholders comprise less than all of the holders of the Convertible Notes, the aggregate principal amount of the New Notes would be less than $200 million. For the avoidance of doubt, the Scheme Transaction Incentive will not apply and the Company will not implement any Scheme Transaction if the Exchange Offer is completed in accordance with its terms, including if 100% of the holders of the Convertible Notes become a party to the Transaction Support Agreement or an Alternative Tender Agreement prior to the Scheme Incentive Deadline. If the Exchange Offer is not completed in accordance with its terms and the Company completes a Scheme Transaction, all Convertible Notes will be exchanged for the Offered Securities. However, any holder of the Convertible Notes who validly tendered and did not withdraw their Convertible Notes in connection with the Exchange Offer but did not execute a joinder to become a party to the Transaction Support Agreement or become a party to an Alternative Tender Agreement with the Company by November 17, 2023, will receive their pro rata portion of the New Shares and their pro rata portion of up to $180 million of the New Notes but will not receive any portion of the remaining $20 million of the New Notes. To become a party to the Transaction Support Agreement, holders of the Convertible Notes are requested to submit a validly completed executed joinder to the Transaction Support Agreement in the form attached hereto as Appendix V to the Company at legal@cazoo.co.uk.

Prior to the first interest payment date, the New Notes shall be listed and admitted to trading on the Official List of the Exchange and/or another recognized stock exchange (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) for the purposes of section 987 of the ITA) acceptable to the Steering Committee and the Company and, following such listing, the Company shall maintain the listing of the New Notes on that exchange.

New Warrants

The Company has agreed to issue three tranches of New Warrants to the Existing Shareholders based on the aggregate amount of Class A ordinary shares held by each such shareholder. The Company also agreed to register the issuance of the New Warrants and the Class A ordinary shares issuable upon exercise of the New Warrants on a registration statement on Form F-1 filed with the SEC on September 29, 2023.

The first tranche of the New Warrants (the “New Tranche 1 Warrants”) will represent the right to acquire (in the aggregate) newly issued Class A ordinary shares representing 8% of the number of shares equal to the sum of (i) the number of Class A ordinary shares outstanding on the Closing Date (after giving effect to the Exchange Offer) plus (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants. The New Tranche 1 Warrants will become exercisable if the Company’s equity value reaches $525 million. Based on the number of Class A ordinary shares outstanding on September 22, 2023, 422,098 Class A ordinary shares would initially be issuable upon the exercise of the New Tranche 1 Warrants, and the initial exercise price of the New Tranche 1 Warrants would be $99.50 per Class A ordinary share. If the Company’s equity value reaches $1.025 billion or $1.5 billion, to the extent the New Tranche 1 Warrants have not yet been exercised, the number of Class A ordinary shares issuable upon exercise of the New Tranche 1 Warrants will increase and the exercise price will decrease. The New Tranche 1 Warrants will permit cashless exercise at any time such New Tranche 1 Warrants are exercisable and will expire five years after issuance.

The second tranche of the New Warrants (the “New Tranche 2 Warrants”) will represent the right to acquire (in the aggregate) newly issued Class A ordinary shares representing 8% of the number of shares equal to the sum of (i) the number of Class A ordinary shares outstanding on the Closing Date (after giving effect to the Exchange Offer) plus (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants and the New Tranche 2 Warrants. The New Tranche 2 Warrants will become exercisable if the Company’s equity value reaches $1.025 billion. Based on the number of Class A ordinary shares outstanding on September 22, 2023, 462,298 Class A ordinary shares would initially be issuable upon the exercise of the New Tranche 2 Warrants, and the initial exercise price of the New Tranche 2 Warrants would be $177.37 per Class A ordinary share. If the Company’s equity value reaches or exceeds $1.5 billion, to the extent the New Tranche 2 Warrants have not yet been exercised, the number of Class A ordinary shares issuable upon exercise of the New Tranche 2 Warrants will increase and the exercise price will decrease. The New Tranche 2 Warrants will permit cashless exercise at any time such New Tranche 2 Warrants are exercisable and will expire five years after issuance.

The third tranche of the New Warrants (the “New Tranche 3 Warrants”) will represent the right to acquire (in the aggregate) newly issued Class A ordinary shares representing 8% of the number of shares equal to the sum of (i) the number of Class A ordinary shares outstanding on the Closing Date (after giving effect to the Exchange Offer) plus (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants, the New Tranche 2 Warrants and the New Tranche 3 Warrants. The New Tranche 3 Warrants will become exercisable if the Company’s equity value reaches or exceeds $1.5 billion. Based on the number of Class A ordinary shares outstanding on September 22, 2023, 510,961 Class A ordinary shares would be issuable upon the exercise of the New Tranche 3 Warrants, and the exercise price of the New Tranche 3 Warrants would be $234.85 per Class A ordinary share. The New Tranche 3 Warrants will permit cashless exercise at any time such New Tranche 3 Warrants are exercisable and will expire five years after issuance.

New Board

The Company agreed to replace the current board of directors of the Company with a new board of directors consisting of seven members on or after the Closing Date, six of whom will be chosen by the Consenting Noteholders and one of whom will be chosen by the Company’s current board of directors. Of the six directors chosen by the holders of the Convertible Notes, four will initially be selected by Viking and two will initially be selected by Farallon.

English Restructuring Plan or English Scheme of Arrangement

If either (1) on November 17, 2023, more than 75% but less than 100% of the holders of the Convertible Notes by aggregate outstanding principal amount of the Convertible Notes have become Consenting Noteholders or a party to an Alternative Tender Agreement or (2) 20 business days have passed after the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction (either event, a “Scheme Transaction Trigger Event”), the Company will then commence preparations to implement an English restructuring plan or an English scheme of arrangement in the event that the Exchange Offer is not completed in accordance with its terms (a “Scheme Transaction”).

Reverse Stock Split and Increase in Share Capital

Prior to completion of the Transactions and subject to receiving the Shareholder Approval, the Company plans to effect the Reverse Stock Split and the Share Increase.

Articles Amendment

Prior to completion of the Transactions and subject to receiving the Shareholder Approval, the Company plans to effect the Articles Amendment.

Representations and Warranties

The Transaction Support Agreement contains customary representations and warranties by the Transaction Support Parties as of the date of the Transaction Support Agreement. The representations and warranties survive the closing of the Transactions. The assertions embodied in these representations and warranties were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. In particular, the assertions embodied in the representations and warranties in the Transaction Support Agreement were made as of a specified date, in some cases are modified or qualified by information contained in schedules to the Transaction Support Agreement prepared in connection with the execution and delivery of the Transaction Support Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Transaction Support Agreement are not necessarily characterizations of the actual state of facts about the Company or the Consenting Stakeholders at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Covenants

The Consenting Stakeholders and the Company have agreed in the Transaction Support Agreement to use their commercially reasonable efforts to support the Transactions, to act in good faith and to take any and all actions or steps reasonably necessary to consummate the Transactions in a manner consistent with the Transaction Support Agreement, as promptly as possible. The Consenting Stakeholders also agreed to use their commercially reasonable efforts to not solicit, initiate or encourage the submission of any proposal or offer from any person relating to any alternative transaction or participate in any discussions or negotiations regarding such, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do any of the foregoing.

In addition, the Company has agreed in the Transaction Support Agreement to use commercially reasonable efforts to (among other customary covenants):

•        notify the Steering Committee of the receipt of an unsolicited bona fide proposal or expression of interest in undertaking an alternative transaction within 24 hours of the receipt of such expression of interest;

•        except as expressly authorized by the Transaction Support Agreement, not solicit, initiate or encourage the submission of any proposal or offer from any person relating to an alternative transaction, other than in accordance with the fiduciary out;

•        upon signing the Transaction Support Agreement, pay or reimburse the fees and expenses of counsel to the Consenting Noteholders and the monthly fees of the financial advisor to the Consenting Noteholders, in each case, through the date of the Transaction Support Agreement, and no later than the Closing Date, pay or reimburse any remaining unpaid fees and expenses of the legal and financial advisors to the Consenting Noteholders;

•        every other week until termination of the Transaction Support Agreement or the closing of the Transaction, deliver to the Steering Committee cash flow reporting (prepared in the ordinary course of business) for the prior two weeks;

•        maintain, at all times until termination of the Transaction Support Agreement or the closing of the Transaction, cash and cash-financed retail inventory together totaling at least £170 million in value, which such amount shall be decreased by (x) any fees and expenses incurred in connection with the Transactions and paid or reimbursed by the Company as of the date of any calculation and (y) £10 million on October 1, 2023 and £10 million on the first day of each succeeding calendar month; provided that any sale leaseback proceeds will not count toward the minimum liquidity balance; provided, further, that the lease exit costs acceptable to the Steering Committee will be added back to the liquidity balance for such purposes; and

•        except as expressly contemplated by the Transaction Support Agreement or otherwise in the ordinary course of business consistent with past practice, each of the Company Parties shall not, except with the prior written consent of the Steering Committee, (A) amend its organizational documents or convene a meeting for the purpose of amending its organizational documents, (B) amend, alter, combine or reclassify any shares of its capital stock or its authorized share capital or declare, set aside, or pay any dividend or other distribution in respect of its capital stock or share capital (other than intercompany dividends), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, or convene a meeting for the purpose of taking any of the mentioned actions, (C) issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its equity securities or amend any term of any of its equity securities, (D) make any material payments, dispositions, or investments, grant any pledge, lien, security interest, or charge, or enter into any transactions that are outside the ordinary course of business consistent with past practice, except pursuant to arrangements in effect as of the date of the Transaction Support Agreement, (E) restrict or encumber cash or cash equivalent balances in excess of the amounts restricted or encumbered as of the date of the Transaction Support Agreement, (F) make any material changes to employee agreements or arrangements, other than retention payments to be made to members of management in connection with the Transactions in an aggregate amount not to exceed £524,000, or (G) enter into an agreement to do any of the foregoing.

The Company also agreed to undertake commercially reasonable efforts to maintain the public listing of its Class A ordinary shares on the New York Stock Exchange, the Nasdaq Stock Market LLC or such other reputable international exchange mutually agreed upon by the Company and the Steering Committee for a period of at least six (6) months after the execution of the Transaction Support Agreement but in any event no less than three (3) months following the Closing Date; provided that such period may be extended to the extent necessary to ensure that the Company’s executive officers and directors (and former executive officers and directors) have at least 30 open trading days following the Closing Date on which to trade their Class A ordinary shares, if they choose to do so.

Closing Conditions

The closing of the Transactions and the obligations of the parties in connection therewith are subject to satisfaction of the following conditions, in addition to other customary conditions:

•        the registration statement on Form F-1 filed by the Company with the SEC on September 29, 2023 to register the issuance of the New Warrants and the issuance of the Class A ordinary shares issuable upon exercise of the New Warrants shall have been declared effective by the SEC;

•        our shareholders shall have approved the Transactions in the manner contemplated in the term sheet attached to the Transaction Support Agreement and the Reverse Stock Split and Share Increase shall have been effectuated;

•        each of the New Warrants, New Notes and New Shares shall have been issued in accordance with the terms of the Transaction Support Agreement;

•        each of the definitive documents, including the New Investor Rights Agreement and the New Registration Rights Agreement, (a) shall have been executed and delivered by each party thereto, and (b) each of the conditions precedent related to each such definitive document shall have been satisfied or waived;

•        the existing Investor Rights Agreement has been amended in a manner satisfactory to the Company and the Steering Committee and subsequently terminated;

•        unless the Transactions are implemented through an English restructuring plan or an English scheme of arrangement, the Consenting Noteholders must own or control, in the aggregate, no less than 100% of the aggregate outstanding principal amount of the Convertible Notes;

•        if the Transactions are effected through an English restructuring plan or an English scheme of arrangement, the restructuring plan or scheme of arrangement shall have been approved by the applicable English court and shall have been recognized by an order of an applicable U.S. court; and

•        the Company shall have paid or reimbursed in full any and all financial advisory and legal fees and expenses of the Consenting Noteholders in accordance with the terms of the Transaction Support Agreement.

The Company expects the Transactions to close in the fourth quarter of 2023. A proxy statement seeking shareholder approval of the Transactions, including the Reverse Stock Split, the Share Increase and the Articles Amendment, will be distributed to the Company’s shareholders and furnished to the SEC.

Termination

The Transaction Support Agreement may be terminated by the Company Parties upon the occurrence of any of the following events:

•        with respect to the applicable Consenting Stakeholder only, the material breach by any of the Consenting Stakeholders of any covenant or other obligation contained in the Transaction Support Agreement if such breach remains uncured for five business days after receipt of written notice thereof;

•        with respect to the applicable Consenting Stakeholder only, a representation or warranty made by a Consenting Stakeholder was untrue in any material respect when made;

•        the definitive documents include terms that are materially inconsistent with the Transaction Support Agreement and are not otherwise reasonably acceptable to the Company, and such event remains unremedied for a period of five business days following the receipt of notice thereof;

•        the Board reasonably determines in good faith, taking into account the advice of outside counsel, that continued performance under the Transaction Support Agreement or pursuit of the Transactions would be inconsistent with the exercise of its fiduciary or other duties under applicable law;

•        the issuance by any governmental authority of any ruling, judgment or order declaring the Transaction Support Agreement to be unenforceable, enjoining the consummation of the Transactions or rendering illegal the Transaction Support Agreement or the Transactions and either (A) such ruling, judgment or order has been issued at the request of a Consenting Stakeholder or (B) in all other circumstances such ruling, judgment or waiver has not been stayed, reversed or vacated within 25 calendar days after such issuance;

•        with respect to the applicable Consenting Stakeholder only, if any Consenting Stakeholder publicly announces an intention not to support the Transactions or proposes, supports or agrees in writing to pursue or support any other transaction in respect of the Company or validly terminates the Transaction Support Agreement;

•        if the definitive documents shall not have been executed and delivered or filed by December 15, 2023, unless such date is extended to January 15, 2024 or later in accordance with the terms of the Transaction Support Agreement (the “Outside Date”);

•        with respect to the applicable Consenting Stakeholder only, if a Consenting Stakeholder does not comply in any material respect with its obligations to support the Transactions and to forbear from exercising rights and remedies against the Company; and

•        if a Scheme Transaction Trigger Event has occurred and Consenting Noteholders own or control, in the aggregate, 75% or less of the aggregate principal amount of the Convertible Notes.

The Transaction Support Agreement may be terminated by any Consenting Stakeholder upon the occurrence of any of the following events:

•        the material breach by the Company or (with respect to such Consenting Stakeholder only) another Consenting Stakeholder of any covenant or any other obligation contained in the Transaction Support Agreement if such breach remains uncured for five business days after receipt of written notice thereof;

•        the representations or warranties made by the Company were untrue in any material respect when made;

•        the representations or warranties made by any Consenting Stakeholder was untrue in any material respect when made (and only with respect to such Consenting Stakeholder);

•        the definitive documents and any amendments, modifications or supplements thereto include terms that are materially inconsistent with the Transaction Support Agreement and are not otherwise reasonably acceptable to the Consenting Stakeholders who have consent rights with respect to such definitive document, and such event remains unremedied for a period of five business days following the receipt of notice thereof;

•        the issuance by any governmental authority of any ruling, judgment or order declaring the Transaction Support Agreement to be unenforceable, enjoining the consummation of the Transaction or rendering illegal the Transaction Support Agreement or the Transactions and either (A) such ruling, judgment or order has been issued at the request of a Company Party or (B) in all other circumstances, such ruling, judgment or other has not been stayed, reversed or vacated within 25 calendar days after such issuance;

•        if any Company Party (other than a shareholder of the Company in respect of an alternative proposal submitted in response to the Company solicitation of proposals in the proxy statement for the shareholder vote related to the Transactions) (A) proposes, supports, or agrees in writing to pursue to the exclusion of the Transaction an alternative transaction (other than with respect to a fiduciary out), or (B) validly terminates the Transaction Support Agreement as to themselves;

•        if the definitive documents shall not have been executed and delivered or filed by the Outside Date;

•        if the Company does not comply in any material respect with its covenants contained in the Transaction Support Agreement;

•        the occurrence of any material adverse effect (as defined in the Transaction Support Agreement);

•        if the Company distributes publicly proxy documents with a statement regarding the ability of our shareholders to submit alternative proposals other than the alternative proposal statement as agreed between the Company and the Steering Committee;

•        if the Company breaches its agreement to maintain, at all times until termination of the Transaction Support Agreement or the closing of the Transactions, cash and cash-financed retail inventory together totaling at least £170 million in value, which such amount shall be decreased by (x) any fees and expenses incurred in connection with the Transactions and paid or reimbursed by the Company as of the date of any calculation and (y) £10 million on October 1, 2023 and £10 million on the first day of each succeeding calendar month;

•        if the Company makes any payment to any Convertible Noteholder seeking to exercise any rights under the indenture governing the Convertible Notes other than as expressly permitted by the Transaction Support Agreement;

•        if a Scheme Transaction Trigger Event has occurred, any failure to meet any of the Scheme Transaction milestone dates specified in the Transaction Support Agreement; or

•        if a Scheme Transaction Trigger Event has occurred and the Consenting Noteholders own or control, in the aggregate, 75% or less of the aggregate principal amount of the Convertible Notes.

The Transaction Support Agreement may be terminated by mutual agreement of each of the Transaction Support Parties upon the receipt of written notice delivered in accordance with the Transaction Support Agreement.

The Transaction Support Agreement will also terminate automatically upon the occurrence of any of the following events:

•        other than as may arise in connection with a Scheme Transaction, upon the Company commencing or filing any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of their property;

•        other than as may arise in connection with a Scheme Transaction, upon the Company applying for or consenting to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of their property;

•        other than as may arise in connection with a Scheme Transaction, upon the Company making an assignment for the benefit of creditors or admission in writing of its inability to pay its debts generally as they become due;

•        if the Company fails to adhere to its agreements (A) to not send any notice of repurchase price under the indenture governing the Convertible Notes and (B) to not make any payment, exchange or conversion to any holder of Convertible Notes seeking to exercise or exercising any rights under the indenture governing the Convertible Notes;

•        if the consummation of the Transactions has not occurred on or before the Outside Date; or

•        upon the occurrence of the Closing Date.

The foregoing description of the terms of the Transaction Support Agreement is not complete and is qualified in its entirety by reference to the Transaction Support Agreement, a copy of which is attached hereto as Appendix IV and is incorporated herein by reference.

New Notes Indenture

On or around the Closing Date, the Company expects to issue $200 million of the New Notes, pursuant to the New Notes Indenture to be entered into by and between the Company, the guarantors named therein, U.S. Bank Trust Company, National Association, as trustee and GLAS Trust Corporation Limited, as security agent. For a description of the material terms of the New Notes Indenture, see Description of the New Notes attached as Appendix I hereto.

The New Notes will be senior secured obligations of the Company, guaranteed by all of the Company’s existing subsidiaries organized in the UK and, subject to a materiality threshold and guarantor coverage test, will be guaranteed by other subsidiaries of the Company and secured by certain of the assets of the Company and the New Notes Guarantors, subject to exceptions and limitations. Interest on the New Notes will accrue at a rate of 6.00% per annum from the date of the issuance of the New Notes, with a minimum of 4.00% payable in cash and, at the option of the Company, up to 2.00% payable in kind, and will be payable semi-annually. The New Notes will be redeemable at the option of the Company in the first two years after issuance only upon payment of a make-whole premium and thereafter will be redeemable upon payment of a 4% premium in the third year after issuance and 2% in the fourth year after issuance. Upon the occurrence of a change of control, the Company will be required to offer to repurchase the New Notes at 101% of their principal amount plus accrued interest. The New Notes will mature on February 16, 2027, unless earlier redeemed or repurchased in accordance with the terms of the New Notes.

The New Notes Indenture will contain incurrence-based negative covenants customary for notes of this nature, including but not limited to, (i) limitations on debt, (ii) limitations on liens, (iii) limitations on mergers, consolidations or sales of all or substantially all assets, (iv) limitations on transactions with affiliates, (v) limitations on restricted payments, (vi) limitations on dividends and other payment restrictions affecting any direct or indirect restricted subsidiaries, (vii) limitations on future guarantees by restricted subsidiaries without such subsidiaries also guaranteeing the New Notes, (viii) limitations on disposals of assets, (ix) limitations on impairment of security, (x) suspension of covenants on achievement of investment grade status, (xi) holding company covenant and (xii) limitations on business activities. The New Notes Indenture will also include usual and customary affirmative covenants, including but not limited to, (i) further assurance, (ii) payment of obligations, (iii) reporting, and (iv) compliance certificate. The New Notes will also include a minimum liquidity covenant to be set at £50 million, tested quarterly.

The New Notes Indenture will contain other customary terms including with respect to events of default, amendments, defeasance, and satisfaction and discharge, and will be governed by New York law.

Prior to the first interest payment date, the New Notes shall be listed and admitted to trading on the Official List of the Exchange and/or another recognized stock exchange (within the meaning of Section 1005 of the ITA for the purposes of section 987 of the ITA) acceptable to the Steering Committee and the Company and, following such listing, the Company shall maintain the listing of the New Notes on that exchange.

The foregoing description of the New Notes Indenture is not complete. See also the Description of the New Notes attached as Appendix I hereto.

New Warrant Agreements

On or around the Closing Date, the Company expects to issue three tranches of New Warrants pursuant to the New Warrant Agreements, to be entered into by and between the Company and Equiniti, as warrant agent. See “— Transaction Support Agreement — New Warrants” above for more information regarding the terms of the New Warrants.

The foregoing description of the New Warrant Agreements, including any related description in “— Transaction Support Agreement — New Warrants,” is not complete and is qualified in its entirety by reference to the New Warrant Agreements, the forms of which are attached hereto as Appendix II and are incorporated herein by reference.

New Registration Rights Agreement

On or around the Closing Date, the Company, the Consenting Noteholders and certain of the Company’s existing equityholders who are party to the existing Investor Rights Agreement will enter into a registration rights agreement (the “New Registration Rights Agreement”) pursuant to which the Company will file a shelf registration statement registering the resale of the New Shares and New Warrants held by the holders of the New Notes. The New Registration Rights Agreement will also provide for customary piggyback registration rights and underwritten shelf takedowns by the holders of New Notes, and will provide that the Company’s existing resale shelf registration will remain outstanding for a specified period of time. The New Registration Rights Agreement will provide that the Company will pay certain expenses relating to any registration and related offering, subject to customary exceptions, and will indemnify the holders of securities registrable pursuant to the New Registration Rights Agreement against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

The foregoing description of the New Registration Rights Agreement is not complete and is qualified in its entirety by reference to the New Registration Rights Agreement, the form of which is attached hereto as Appendix III and is incorporated herein by reference.

New Investor Rights Agreement

In connection with the consummation of the Transactions, the Company intends to enter into an Investor Rights Agreement with the Consenting Noteholders (the “New Investor Rights Agreement”).

The New Investor Rights Agreement will provide certain board nomination rights with respect to the members of the New Board. As contemplated by the Transaction Support Agreement, the New Board will consist of seven members. Viking will have the right to nominate up to four members of the New Board, with such right declining as Viking’s equity ownership decreases. As long as Viking has the right to board representation, Viking will be entitled to proportionate representation on each board committee, subject to a minimum of one member on each committee. Farallon will have the right to nominate up to two members of the New Board, with such right declining as Farallon’s equity ownership decreases. In the event of the resignation, death or removal of a director, the shareholders entitled to designate such director shall be entitled to nominate a new director to fill such vacancy. Further to the foregoing nomination rights, Viking and Farallon will have the right to appoint an observer to the Board to attend all meetings of the Board (and any committee thereof) in a non-voting capacity and receive all notices and written documents and materials provided to the Board, subject to certain customary confidentiality obligations. In addition, the existing Board will have the right to nominate one director, who will be assigned to the class of directors that will be subject to reelection in the third annual general meeting following the Closing Date. In the event such director resigns during his or her initial term, he or she will have the right to designate his or her successor. The director selected by the existing Board may not be removed by the shareholders without cause prior to the third annual general meeting of the Company following the Closing Date.

The New Investor Rights Agreement will also provide certain shareholders of the Company, including Alex Chesterman and affiliates of Daniel Och with certain tag-along and preemptive rights. The tag-along rights will provide that such holders will have customary tag-along rights with respect to any transfer of at least 50% of the Class A ordinary shares of the Company. The preemptive rights will entitle such holders to subscribe to a pro rata portion of future issuances of equity securities of the Company made in exchange for cash, subject to customary exceptions.

At or prior to the Closing Date, the existing Investor Rights Agreement will be amended in a manner satisfactory to the Company and the Steering Committee and subsequently terminated. Notwithstanding the foregoing, the New Registration Rights Agreement will contain certain registration rights which had previously been in the existing Investor Rights Agreement.

DESCRIPTION OF OUR CLASS A ORDINARY SHARES

The following description of the material terms of our share capital includes a summary of specified provisions of our amended and restated memorandum and articles of association (the “Articles”) (as well as the proposed amendments to the Articles). This description is not complete and is qualified in its entirety by reference to the Articles, which has been filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2022.

Cazoo is a Cayman Islands exempted company and our affairs are governed by the Articles, the Companies Act and the common law of the Cayman Islands. Pursuant to the Articles, the Company’s authorized share capital as of the date of this offering memorandum is $435,500, divided into 165,000,000 Class A ordinary shares, par value of $0.002 each, 2,500,000 Class B ordinary shares, par value of $0.002 each, 50,000,000 Class C ordinary shares, par value of $0.002 each (such Class A ordinary shares, Class B ordinary shares and Class C ordinary shares collectively, the “Ordinary Shares”), and 250,000 preference shares, par value of $0.002 each. If the Company’s shareholders approve the proposed Reverse Stock Split and the Share Increase, the Company’s authorized share capital will be US$22,105,000, divided into 100,000,000 Class A ordinary shares with a par value of US$0.20 each, 25,000 Class B ordinary shares with a par value of US$0.20 each, 500,000 Class C ordinary shares with a par value of US$0.20 each and 10,000,000 preference shares with a par value of US$0.20 each.

As of September 22, 2023, we had 38,833,034 Class A ordinary shares issued and outstanding, which would become 4,854,129 Class A ordinary shares after giving effect to the issuance of the New Shares and the Reverse Stock Split. As of September 22, 2023, we had no Class B ordinary shares, Class C ordinary shares, or preference shares outstanding.

Class A Ordinary Shares

Holders of Class A ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by members. There is no cumulative voting with respect to the election of directors.

Preference Shares

The Company’s Board is authorized to issue preference shares from time to time in one or more series without member approval. The Company’s Board has the discretion under the Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Ordinary Shares until the Company’s Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

•        restricting dividends in respect of the Ordinary Shares;

•        diluting the voting power of the Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

•        impairing the liquidation rights of the Ordinary Shares; or

•        delaying or preventing a change of control of Cazoo.

As of June 30, 2023, there were no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board or the New Board, as applicable.

Variation of Rights

Under the Articles, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Company’s Board not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Shares

Members may transfer all or any of the member’s Class A ordinary shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Company’s Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Company’s Board may, but is not required to, decline to register a transfer of any Class A ordinary shares unless certain requirements are met.

Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Class A ordinary shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Articles

Certain provisions in the Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Class A ordinary shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Company’s Board.

Class A Ordinary Shares

The authorized but unissued Class A ordinary shares will be available for future issuance by the Company’s Board on such terms as the Board may determine, subject to any limitations in the Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Class A ordinary shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If the Company’s Board decides to issue these preference shares, the price of Class A ordinary shares may fall and the voting and other rights of the holders of Class A ordinary shares may be materially adversely affected. Pursuant to the Articles, preference shares may be issued by us from time to time, and the Company’s Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our members).

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Classified Board

The Board is currently comprised of eight directors, and following consummation of the Transactions, the New Board will be comprised of seven directors. The Articles currently provide that, subject to the right of holders of any series of preference shares, the Board is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Board will be elected each year.

The classification of directors has the effect of making it more difficult for members to change the composition of the Board. The Articles provide for a Board comprised of between five and nine directors, but in accordance with the Articles, the Company may by ordinary resolution increase or reduce the upper and lower limits of the number of directors.

Unanimous Action by Written Consent

The Articles provide that members may approve and pass resolutions by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Articles may only be amended by a special resolution passed by the Company’s members.

Member Proposals and Director Nominations

A special meeting may be called by the Board or any other person authorized to do so in the Articles, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of members.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide members with any right to put any proposal before a general meeting. The Articles permit the Company’s Board or the chairperson of the Board to call general meetings. The Articles do not allow members to requisition a general meeting. Pursuant to the Articles Amendment and assuming that Shareholder Approval is obtained and that the Transactions are implemented, members holding a majority of the then outstanding Class A ordinary shares will be able to call a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law does not have a statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of the Company with one or more constituent companies shall require the approval of a special resolution (66 2/3% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, Cazoo may be wound up by either an order of the courts of the Cayman Islands following the filing with the court of a winding up petition presented by the company, one or more creditors or shareholders, a combination of these or voluntarily by a special resolution passed by its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Class A ordinary shares held by them at the commencement of the winding up subject to a deduction from those Class A ordinary shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Articles on the rights of non-resident or foreign members to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Company’s Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Waiver of Certain Corporate Opportunities

The Articles provide for a waiver of the obligation to provide business opportunities to the Company for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

The Company’s shareholders are being asked to approve the replacement of the Board with the New Board. It is expected that on or around the Closing Date, the existing members of the Board will resign and the members of the New Board will become the directors of the Company.

Pursuant to the Articles Amendment and assuming that Shareholder Approval is obtained and that the Transactions are implemented, members holding a majority of the then outstanding Class A ordinary shares may appoint any person to fill any director position that remains unfilled.

The Company’s Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively, with directors divided as nearly as possible into thirds among the classes. Directors are assigned to each class by the Company’s Board. At our 2024 annual general meeting, the term of office of the Class II directors shall expire and the Class II directors shall be elected for a full term of three (3) years. At our 2025 annual general meeting, the term of office of the Class III directors shall expire and the Class III directors shall be elected for a full term of three (3) years. At our 2026 annual general meeting, the term of office of the Class I directors shall expire and the Class I directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Removal of Directors

Under the Articles, a director may be removed from office only for cause by special resolution of the Company. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Company’s Board without special leave of absence from the Board, and the Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director. Pursuant to the Articles Amendment and assuming that Shareholder Approval is obtained and that the Transactions are implemented, (1) members holding a majority of the then outstanding Class A ordinary shares will be able to remove any director; provided that the director appointed by the current Board (or his or her designee) may not be removed without cause prior to the third annual general meeting of the Company following the Closing Date and (2) directors numbering at least a majority of the then appointed directors will be able to remove any director for cause.

Filling Vacancies on the Board of Directors

Vacancies on the Company’s Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings. However, pursuant to the Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting. Pursuant to the Articles Amendment and assuming that Shareholder Approval is obtained and that the Transactions are implemented, members holding a majority of the then outstanding Class A ordinary shares will be able to call a general meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A ordinary shares is Equiniti Trust Company (“Equiniti”).

Listing

Our Class A ordinary shares are currently listed on the New York Stock Exchange under the symbol “CZOO.” Under the terms of the Transaction Support Agreement, we will only be required to undertake commercially reasonable efforts to maintain the NYSE listing (or a listing on Nasdaq or other reputable international stock exchange) for Class A ordinary shares for a period of at least six months following execution of the Transaction Support Agreement (and in no event less than three months following the Closing Date); provided that this period will be automatically extended in order to ensure that individuals subject to our insider trading policies and applicable securities laws have at least 30 trading days during which they can trade in Class A ordinary shares in compliance with such policies and securities laws. Accordingly, there is no assurance that the New Board will maintain a listing of the Class A ordinary shares or that the Company will remain an SEC registrant, and therefore shareholders may not be able to trade the Class A ordinary shares, including any Class A ordinary shares issuable upon exercise of the New Warrants, and the Class A ordinary shares and New Warrants may lose most or all of their value.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our members on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company,” “us,” “our” and “we” refers to Cazoo Group Ltd and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Member’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(1)    where this is necessary for the performance of our rights and obligations under any purchase agreements;

(2)    where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(3)    where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A ordinary shares as of September 22, 2023, based on 38,833,034 Class A ordinary shares outstanding, by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Class A ordinary shares;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Class A ordinary shares they own or have the right to acquire within 60 days, as well as Class A ordinary shares for which they have the right to vote or dispose of. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Class A ordinary shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Class A ordinary shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. All Class A ordinary share figures shown below do not take into account the effects of the Reverse Stock Split or Share Increase to be consummated as part of the Transactions.

Except as indicated by the footnotes below, the Company believes that the persons named below have sole voting and dispositive power with respect to all Class A ordinary shares that they beneficially own. The Class A ordinary shares owned by the persons named below have the same voting rights as the Class A ordinary shares owned by other holders. The percentage of outstanding Class A ordinary shares indicated in the table below is based on 38,833,034 Class A ordinary shares outstanding at September 22, 2023.

Due to the fact that a majority of our Class A ordinary shares are held by brokers and other nominees, the number of Class A ordinary shares held by, and the number of, beneficial holders with addresses in the U.S. is not fully ascertainable. According to the records of our transfer agent, as of September 22, 2023, approximately 3,448,568 Class A ordinary shares (approximately 8.9% of our outstanding Class A ordinary shares) were owned by 29 record holders in the U.S. These estimates do not include 31,521,584 Class A ordinary shares (approximately 81% of our outstanding Class A ordinary shares as of September 22, 2023) held by Cede & Co., the nominee of The Depository Trust Company, in whose name all shares held in “street name” are held in the U.S. We believe that the Class A ordinary shares held by Cede & Co. include Class A ordinary shares beneficially owned by both U.S. and non-U.S. beneficial owners. As a result, these numbers may not accurately represent the number of beneficial owners of our Class A ordinary shares in the U.S.

Name and Address of Beneficial Owner	Number of Class A ordinary shares†	Percentage of outstanding Class A ordinary shares
Directors and Executive Officers of the Company
Alex Chesterman(1)(2)	9,509,414	24.4%
Paul Whitehead(1)	*	*
Paul Woolf(1)	*	*
Luciana Berger(1)	*	*
Moni Mannings(1)	*	*
Daniel S. Och(3)(4)	2,311,207	5.8%
Mary Reilly(1)	*	*
Duncan Tatton-Brown(1)	*	*
All Directors and Executive Officers of the Company as a Group (8 Individuals)	12,014,679	29.8%
Holders of 5% or Greater:
Greenvale Capital LLP(5)	2,522,820	6.5%
Viking Global Entities(6)	3,000,000	7.2%
D1 Capital Partners L.P.(7)(8)	2,141,326	5.5%
Mubadala Entities(9)	2,737,836	7.0%
Rothermere entities(10)	2,244,908	5.6%

____________

*        Less than one percent.

†        Amounts in this column do not include any Class A ordinary shares issuable upon exercise of New Warrants that may be held by the individuals and entities named in this table.

(1)      The business address of each of the individuals is c/o Cazoo Group Ltd, 41 Chalton Street, London, NW1 1JD, United Kingdom.

(2)      For Mr. Chesterman, consists of (i) 9,312,748 Class A ordinary shares and (ii) 196,666 Class A ordinary shares issuable upon exercise of vested options granted on October 1, 2021 with an exercise price of £nil and an expiration date 10 years following the date of grant.

(3)      The business address of Daniel S. Och is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(4)      Consists of (i) 447,217 Class A ordinary shares and (ii) 1,056,490 private warrants held directly by the Sponsor. Daniel S. Och controls the managing member of the Sponsor. As such, he may be deemed to beneficially own the securities held by the Sponsor. In addition, consists of (i) 5,000 Class A ordinary shares held by ASO GST Holdings, LLC; (ii) 5,000 Class A ordinary shares held by AJO GST Holdings, LLC; (iii) 5,000 Class A ordinary shares held by GST VII Holdings, LLC; (iv) 130,000 Class A ordinary shares held by JADOFF Investments, LP and 30,000 Class A ordinary shares issuable upon conversion of the Convertible Notes held by JADOFF Investments, LP; (v) 5,000 Class A ordinary shares held by JAO GST Holdings, LLC; (vi) 377,500 Class A ordinary shares held by WCH 2021 Quad, LLC; (vii) 130,000 Class A ordinary shares held by WCHS Holdings 1, LLC and 30,000 Class A ordinary shares issuable upon conversion of the Convertible Notes held by WCHS Holdings 1, LLC; and (viii) 90,000 Class A ordinary shares issuable upon conversion of the Convertible Notes held by WCH 2022 Quad, LLC. Daniel S. Och may be deemed to hold voting and dispositive power over the shares held by ASO GST Holdings, LLC, AJO GST Holdings, LLC, GST VII Holdings, LLC, JADOFF Investments, LP, JAO GST Holdings, LLC, WCH 2021 Quad, LLC, WCHS Holdings 1, LLC and WCH 2022 Quad, LLC.

(5)      Based solely on information reported on a Schedule 13G filed with the SEC on February 14, 2023. The business address of Greenvale Capital LLP is 3rd Floor, 1 Vere Street, London W1G 0DF, United Kingdom.

(6)      Reflects (i) 2,940,000 Class A ordinary shares issuable upon conversion of the Convertible Notes held by Viking Global Equities Master Ltd. (“VGEM”) and (ii) 60,000 Class A ordinary shares issuable upon conversion of the Convertible Notes held by Viking Global Equities II LP (“VGEII” and together with VGEM, the “Viking Global Entities”). VGEM has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its investment manager, Viking Global Performance LLC (“VGP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to VGEII. O. Andreas Halvorsen, David C. Ott, and Rose S. Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and VGP, have shared power to direct the voting and disposition of investments beneficially owned by VGI and VGP. The business address of each of the Viking Global Entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.

(7)      Based solely on information reported on a Schedule 13D/A filed with the SEC on January 31, 2023. Consists of (i) 1,841,326 Class A ordinary shares and (ii) 300,000 Class A Ordinary shares issuable upon conversion of the Convertible Notes.

(8)      D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class A ordinary shares held by D1 Capital Partners L.P. The principal business address of each of D1 Capital Partners L.P. and Daniel Sundheim is 9 West 57th Street, New York, NY 10019.

(9)      Consists of (i) 727,955 Class A ordinary shares directly held by 94th Investment Company LLC, which is a wholly owned subsidiary of Mamoura Diversified Global Holdings PJSC, which is wholly owned by Mubadala Investment Company PJSC; (ii) 500,000 Class A ordinary shares issuable upon conversion of the Convertible Notes directly held by MIC Capital Management 38 RSC Ltd., which is a wholly owned subsidiary of Mamoura Diversified Global Holdings PJSC, which is wholly owned by Mubadala Investment Company PJSC; (iii) 1,134,728 Class A ordinary shares held directly by MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp, which is managed by MIC Capital Management UK LLP; and (iv) 375,153 Class A ordinary shares directly held by MC Alternative Solutions, LP, which is managed by MIC Capital Management UK LLP. The principal business address of each of Mubadala Investment Company PJSC and Mamoura Diversified Global Holdings PJSC is Mamoura A Buildings Abu Dhabi, 45005 United Arab Emirates. The principal business address of 94th Investment Company LLC is 2462ResCowork01, 24th Floor, Al Sila Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. The principal business address of MIC Capital Management 38 RSC Ltd. is PO Box 45005 Muroor Road, Abu Dhabi, United Arab Emirates. The principal business address of MIC Capital Management UK LLP is Floor 7, 25 Berkeley Square, London, United Kingdom. The principal business address of MIC Capital Partners (Ventures) Europe Parallel (Luxembourg) Aggregator SCSp is 19 Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg. The principal business address of MC Alternative Solutions, LP is Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman, Cayman Islands KY1-1104.

(10)    Based solely on information reported on a Schedule 13D/A filed with the SEC on June 15, 2023. Consists of (i) 2,173,046 Class A ordinary shares held by Rothermere Continuation Limited and (ii) 71,862 Class A ordinary shares held by Harmsworth Trust Company (PTC) Limited. The principal business address of Rothermere Continuation Limited and Harmsworth Trust Company (PTC) Limited is 35-37 New Street, St Helier JE2 3RA, Jersey, the Channel Islands.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following section includes a summary of the terms of the Convertible Notes and the 2022 Indenture. This summary is qualified in its entirety by reference to the text of the 2022 Indenture, which has been filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2022.

Convertible Notes

On February 16, 2022, we issued $630.0 million in aggregate principal amount of the Convertible Notes pursuant to the 2022 Indenture, dated February 16, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee.

The Convertible Notes bear regular interest at a rate of 2.00% per year. Interest accrues from February 16, 2022 and is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The Convertible Notes will mature on February 16, 2027, unless earlier redeemed, repurchased or converted in accordance with the terms of the Convertible Notes. The principal amount of the Convertible Notes does not accrete.

The Convertible Notes are convertible at the option of the holders at any time prior to the close of business on the second scheduled trading day immediately preceding February 16, 2027. In addition, the Company may force the conversion of the Convertible Notes on or after February 16, 2025, if the trading price of the Company’s Class A ordinary shares exceeds 150% of the conversion price for at least 20 trading days (whether or not consecutive) in any consecutive 30 trading day period (the “Trading Condition”). At the current conversion price of $100, the Trading Condition would be met at a stock price of $150.

Upon conversion, the Company will satisfy its conversion obligation by delivering Class A ordinary shares (subject to certain exceptions set forth in the 2022 Indenture). The Convertible Notes are currently convertible at a rate of 10 Class A ordinary shares per $1,000 principal amount of Convertible Notes. This is equivalent to a conversion price of $100.00 per share. The conversion rate is subject to customary adjustments under certain circumstances in accordance with the terms of the 2022 Indenture.

Holders of the Convertible Notes have the right to require the Company to repurchase for cash all or a portion of their Convertible Notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a Fundamental Change (as defined in the 2022 Indenture). The Company is also required to increase the conversion rate for holders who convert their Convertible Notes in connection with a Fundamental Change prior to the maturity date. The term Fundamental Change includes, among other things, a delisting of our Class A ordinary shares.

The Company may not redeem the Convertible Notes prior to February 16, 2025. The Convertible Notes are redeemable, in whole or in part, for cash at the Company’s option at any time, and from time to time, on or after February 16, 2025, but only if (i) the Trading Condition (as defined above) is met, or (ii) the aggregate principal amount of the Convertible Notes outstanding and held by persons other than the Company or its affiliates is less than 15% of the initial aggregate principal amount of the Convertible Notes.

If the Convertible Notes have not been converted, repurchased or redeemed at or prior to February 16, 2027, holders of the Convertible Notes will also be entitled to payment of a premium at maturity of the Convertible Notes, equal to 50% of the principal amount of the Convertible Notes. The premium is payable in cash, Class A ordinary shares, or a combination of cash and Class A ordinary shares at the option of the Company. The premium will not be payable if the trailing 10 trading day volume weighted average price of the Class A ordinary shares is above $135.00 for any trading day beginning on (and excluding) March 4, 2024 and ending on (and including) March 18, 2024 (the “premium fall-away trigger”), provided that in connection with a share exchange event on or prior to March 4, 2024 involving a third-party acquirer, the premium fall-away trigger shall be tested using the fair market value of the consideration paid per Class A ordinary share on the date of the share exchange event or if resulting in less consideration, the date on which any lock-up applicable to holders of the Class A ordinary shares expires after the share exchange event. For the avoidance of doubt, this premium will not be payable by the Company (i) in the event of a mandatory conversion on or prior to the maturity date, (ii) in the event of a voluntary conversion by a holder on or prior to the maturity date, (iii) in connection with the redemption of the Convertible Notes on or prior to the maturity date, or (iv) in connection with a make-whole Fundamental Change or an offer to purchase Convertible Notes upon a Fundamental Change.

The Convertible Notes are the Company’s senior unsecured obligations and (i) rank equal in right of payment to all of the Company’s existing and future unsubordinated indebtedness, (ii) rank senior in right of payment to any of the Company’s existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes, (iii) are effectively subordinated in right of payment to any of the Company’s future secured indebtedness to the extent of the value of the collateral securing such indebtedness (subject to the next succeeding paragraph) and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of current or future subsidiaries of the Company (subject to the next succeeding paragraph).

The Convertible Notes were not guaranteed or secured upon issuance but will receive the benefit of any guarantees or security provided at any time for the benefit of certain other indebtedness of the Company for borrowed money issued or incurred in the future, other than indebtedness incurred to purchase, finance or refinance the purchase of vehicles, vehicle parts, supplies and inventory and certain other indebtedness. The Indenture also contains covenants, events of default and other provisions which are customary for offerings of convertible notes.

The Convertible Notes acquired by the Company pursuant to the Exchange Offer will be cancelled and will not be reissued.

Stocking Loans

To fund the working capital required to maintain sufficient levels of inventory the Company has entered into stocking loan arrangements. Under a stocking loan arrangement, a bank will take the legal title of cars held in Cazoo’s stock and provide a loan relative to the value of the car at an agreed LTV ratio. Our stocking loans are subject to customary terms applicable to facilities of this nature and do not contain financial or other restrictive covenants; however, one of the facilities has a feature where the applicable LTV ratio decreases from 80% to 50% incrementally over a period eight weeks if our free cash falls below £70 million. The loans charge a rate of interest at a base rate plus a margin. Once the car is sold the car is settled by the Company. These facilities have no fixed end date but are subject to annual review. The stocking loan facilities are secured by security interests in the vehicles purchased using such facilities.

As at June 30, 2023, the Company maintained three stocking loan facilities with aggregate committed funds of £130 million, of which approximately £82 million was utilized. We reduced our stocking facilities from £180 million to £130 million with effect from August 10, 2023. We have been notified that due to a change in global strategy, Santander is ceasing to provide wholesale stocking loan facilities with effect from January 1, 2024, and as of November 3, 2023, the committed funds under the Santander stocking loan facility had decreased, resulting in a reduction in our stocking loan facilities from £130 million to £116 million. The expected future termination of the Santander stocking loan facility with effect from January 1, 2024 is expected to reduce our committed car financing facilities to approximately £105 million.

The Transactions, if consummated, will constitute a change of control for purposes of two of our stocking loan facilities with Lombard and Santander (the latter, as noted above, will be exiting its wholesale stocking loan facility business with effect from January 1, 2024). The lenders under these facilities will have the right to terminate their facilities as a result of the change of control, unless waived in the sole discretion of the lender. We have notified Lombard and Santander of the contemplated Transactions and are in discussions relating to receiving waivers in connection with the Transactions and the change of control provisions contained in the respective stocking loan agreements.

AGREEMENTS INVOLVING THE COMPANY’S SECURITIES

Convertible Notes Purchase Agreement

On February 9, 2022, the Company and the purchasers of the Convertible Notes entered into a Purchase Agreement pursuant to which the Company agreed to sell $630 million of the Convertible Notes. The Purchase Agreement contained customary representations, warranties and agreements of the parties thereto. In the Purchase Agreement, among other things, the purchasers of the Convertible Notes agreed that they would not transfer the Convertible Notes, or shares issuable upon conversion, until November 6, 2022. This date was later extended to September 30, 2023.

The purchasers of the Convertible Notes included, among others, (1) Viking which purchased $300 million of the Convertible Notes, (2) Farallon which purchased $100 million of the Convertible Notes, (3) Inherent which purchased $50 million of the Convertible Notes, (4) affiliates of Mubadala Investment Co. PJSC, which purchased $50 million of Convertible Notes, (5) D1 Capital Partners, L.P., which purchased $30 million of the Convertible Notes, and (6) affiliates of Daniel Och, a director of the Company, which collectively purchased $15 million of the Convertible Notes

2022 Indenture

On February 16, 2022, the Company issued $630.0 million in aggregate principal amount of its Convertible Notes pursuant to an Indenture, dated February 16, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee. The Convertible Notes bear regular interest at a rate of 2% per year, payable quarterly, and mature on February 16, 2027. The Convertible Notes became convertible at the option of the holders after November 6, 2022 at an initial conversion rate of 200 Class A ordinary shares per $1,000 principal amount of Convertible Notes, equivalent to an initial conversion price of $5.00 per share. Holders can require the Company to repurchase for cash all or any portion of their Convertible Notes at 100% of their principal amount, plus accrued interest, upon the occurrence of a Fundamental Change (which includes a delisting of the Company’s Class A ordinary shares). The Convertible Notes are not redeemable prior to February 16, 2025, and after February 16, 2025 could only be redeemed by the Company if the trading price of the Class A ordinary shares is at least 150% of the conversion price. If the Convertible Notes have not been converted, repurchased or redeemed at or prior to February 16, 2027, holders of the Convertible Notes will also be entitled to payment of a premium at maturity of the Convertible Notes, equal to 50% of the principal amount of the Convertible Notes. The premium is payable in cash, Class A ordinary shares, or a combination of cash and shares at the option of the Company. The Convertible Notes are not secured and do not benefit from guarantees by the Company’s subsidiaries.

Convertible Notes Registration Rights Agreement

In connection with the issuance of the Convertible Notes, the Company entered into a Registration Rights Agreement, dated February 16, 2022, with the purchasers of the Convertible Notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement which would register the issuance and resale of the Class A ordinary shares issuable upon conversion of the Convertible Notes. The Registration Rights Agreement also provided other customary registration rights with respect to the Class A ordinary shares underlying the Convertible Notes. In accordance with this requirement, the Company filed a registration statement on Form F-3 on October 4, 2022, which registered for resale the Class A ordinary shares issuable upon conversion of the Convertible Notes. The SEC declared this registration statement effective on October 12, 2022.

Board Observer and Confidentiality Agreement

In connection with the issuance of the Convertible Notes, the Company entered into a Board Observer and Confidentiality Agreement (the “Board Observer Agreement”) with Viking. The Board Observer Agreement provides that, for so long as Viking or its affiliates own at least (i) $225,000,000 of the principal amount of Convertible Notes issued to Viking or (ii) 75% of the Class A ordinary shares issuable upon conversion of the Convertible Notes issued to Viking, then Viking and its affiliates may appoint an individual to act as a non-voting observer to the Company’s board of directors to attend all meetings of the board (and any committee thereof). Viking has appointed an individual to act in such capacity. Viking also undertook certain customary confidentiality obligations under the Board Observer Agreement.

Viking Letter Agreement

In connection with the issuance of the Convertible Notes, the Company also entered into a Letter Agreement with Viking. The Letter Agreement provides that for so long as Viking or its affiliated funds own at least $100,000,000 aggregate principal amount of Convertible Notes, subject to certain exceptions, Viking and its affiliated funds and their respective officers, directors and employees acting on their behalf may not, and may not direct any other person or entity to, directly or indirectly, enter into any short sales with respect to the Class A ordinary shares for the periods (i) between the 23-month anniversary of the date the Convertible Notes were issued through and including the 25-month anniversary of the date the Convertible Notes were issued and (ii) to the extent the Premium Fall-Away Trigger (as defined in the indenture governing the Convertible Notes) shall not have been satisfied, between the date that is the fifth business day prior to two months before the date on which the Convertible Notes mature through and including the fifth business day prior to the date on which the Convertible Notes mature.

Noteholder Lockup Extension Agreement

On November 9, 2022, the Company announced that it had entered into agreements with holders of 96% of the Convertible Notes (including D1 Capital Partners Master LP, an affiliate of David Hobbs, a former director, and WCH 2022 Quad, LLC, WCHS Holdings 1, LLC and JADOFF Investments, LP (each an affiliate of Daniel Och), pursuant to which such holders have agreed to extend their original lock-up period from November 6, 2022 to September 30, 2023. The Company has granted the holders of Convertible Notes a right of first refusal to participate in certain financings for cash (other than equity, except for convertible or exchangeable debt) by the Company and its subsidiaries until June 30, 2024.

Investor Rights Agreement

On August 26, 2021, the Company, Ajax I (the “Sponsor”) and the other holders party thereto (the “IRA Holders”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”). Under the Investor Rights Agreement, the IRA Holders hold registration rights that obligate the Company to register for resale under the Securities Act certain securities, including all of the Class A ordinary shares issued upon the conversion or exchange of any Class B ordinary shares or Class C ordinary shares held by such IRA Holder, the Existing Warrants (including any Class A ordinary shares issued or issuable upon the exercise of any such Existing Warrants) held by such IRA Holder, and any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by an IRA Holder as of August 26, 2021 (collectively, the “Registrable Securities”).

Under the Investor Rights Agreement, (i) Alex Chesterman, (ii) any of DMGV Limited (“DMGV”) and each of its permitted transferees that is Rothermere Continuation Limited, Daily Mail & Trust plc (“DMGT”) or a controlled affiliate of DMGT holding Registrable Securities (the “DMGV Group”), or (iii) IRA Holders of a majority-in-interest of Registrable Securities held by the Sponsor Group (as such term is defined in the Investor Rights Agreement) (a “Demanding Holder”) may make a written demand for registration of all or part of their Registrable Securities on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting registration of such Registrable Securities for resale by such Demanding Holders). Under no circumstances will the Company be obligated to effect more than an aggregate of (i) three (3) registrations pursuant to a demand registration initiated by Alex Chesterman, (ii) three (3) registrations pursuant to a demand registration initiated by a member of the DMGV Group, or (iii) two (2) registrations pursuant to a demand registration by the Sponsor Group (which number of registrations may be increased to three (3) under certain circumstances).

Subject to certain exceptions, if the Company proposes to file a registration statement under the Securities Act with respect to its securities, under the Investor Rights Agreement, it will be required to give notice to the IRA Holders as to the proposed filing and offer the IRA Holders an opportunity to register the sale of such number of Registrable Securities as requested by the IRA Holders in writing. The Company also agreed to file a resale registration statement on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting registration of such Registrable Securities for resale). The Company satisfied this obligation by filing the registration statement on September 24, 2021.

Under the Investor Rights Agreement, the Company is required to promptly notify each of the IRA Holders in writing if a registration statement or prospectus contains an untrue statement of a material fact or an omission to state a material fact required to be stated in a registration statement or prospectus, or necessary to make the statements in a registration statement or prospectus (and in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”) and, upon receipt of such written notice from the Company, each of the IRA Holders is required to discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the prospectus may be resumed or has received copies of a supplemented or amended prospectus correcting the Misstatement. If the filing, initial effectiveness or continued use of a registration statement or prospectus included in any registration statement at any time (i) would require the Company to make any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Company’s Board, after consultation with counsel to the Company, (a) would be required to be made in any registration statement or prospectus in order for the applicable registration statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (a) would not be required to be made at such time if the registration statement were not being filed, and (c) would materially impede, delay or interfere with any significant financing, significant acquisition, significant corporate reorganization or other significant transaction then pending or proposed to be taken by the Company or any of its subsidiaries (or any negotiations, discussions or pending proposals with respect thereto), or would otherwise materially adversely affect the Company, or (ii) would require the inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may defer the filing, initial effectiveness or continued use of any registration statement pursuant to (i) or (ii) for a period of not more than sixty (60) consecutive days and the Company may not defer any such filing, initial effectiveness or use of a registration statement for more than three times or for more than a total of 120 days (in each case counting deferrals initiated pursuant to (i) or (ii) in the aggregate) in any 12-month period.

Under the Investor Rights Agreement, the Company has agreed to indemnify the IRA Holders and certain persons or entities related to the IRA Holders such as their officers, directors, agents and persons who control such IRA Holder against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The IRA Holders including Registrable Securities in any registration statement or prospectus agree to indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such IRA Holder expressly for use therein.

Pursuant to the terms of the Investor Rights Agreement, certain shareholders are entitled to nominate individuals to the Board of the Company, in each case, on the terms and subject to the conditions set forth therein. In particular, the Company and such securityholders have agreed to take all necessary and desirable action within their control to cause the nominating committee of the Board to nominate and recommend to the Board, the following individuals for election to Board as directors:

(i)     for so long as Alex Chesterman is the Chief Executive Officer of the Company or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of the Company, Alex Chesterman (this right will terminate upon consummation of the Transactions);

(ii)    for so long as Stephen Morana was the Chief Financial Officer of the Company. Stephen Morana (this right no longer exists as Mr. Morana is no longer Chief Financial Officer of the Company); and

(iii)   until the expiration of the term of office of the Company’s Class III directors in office on the Closing Date, one individual designated by the Sponsor, who will initially be Daniel Och.

Pursuant to the terms of the Investor Rights Agreement, the Company’s Board was initially set at nine members, at least three of whom were required to satisfy the independence criteria applicable to the audit committee. So long as the Company’s Board comprises nine members, three of such directors are required to sit in each of Class I, Class II and Class III.

Pursuant to the Investor Rights Agreement, during the period in which the Sponsor is permitted to designate a nominee to the Company’s Board under the provision described above, in the event that (i) a vacancy is created at any time by the death, retirement, disability, removal or resignation of any member nominated by the Sponsor (the “Shareholder Designee”) or (ii) a Shareholder Designee fails to be elected to the Company’s Board at any annual or special meeting of the shareholders of the Company at which such Shareholder Designee stood for election but was nevertheless not elected, the remaining directors and the Company shall cause such open seat to be filled by a new member designated in writing by the Sponsor, as soon as possible, and the Company and the other parties to the Investor Rights Agreement shall take all necessary and desirable actions within their control to accomplish the same.

On September 2, 2021, DMGV transferred and assigned all of its Class A ordinary shares and Class C ordinary shares to Daily Mail and General Holdings Ltd. (“DMGH”). On November 29, 2021, DMGH transferred and assigned all of its Class A ordinary shares and Class C ordinary shares to DMGT. On October 28, 2022, DMGT and Cazoo Group Ltd signed a waiver (the “Waiver”) pursuant to which DMGT waived (i) its Board nomination and appointment rights and (ii) its right to appoint a Board observer set forth in the Investor Rights Agreement, and such rights under the Investor Rights Agreement were terminated.

Following the consummation of the Transactions, the Investor Rights Agreement will be terminated, but certain registration rights provisions will be included in the New Registration Rights Agreement.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the text of the Investor Rights Agreement, the form of which is included as an exhibit to the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, which is incorporated herein by reference.

TRANSFER RESTRICTIONS

The following transfer restrictions apply to the Offered Securities. The offering, issuance and sale of the Offered Securities has not been registered under the Securities Act or any U.S. or other securities laws, and they may not be offered, sold, pledged or otherwise transferred in the United States or to or for the account of any U.S. person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable U.S. and non-U.S. securities laws.

Each participating Eligible Holder of Convertible Notes, by submitting or sending an Agent’s Message to the Exchange Agent in connection with the tender of Convertible Notes, will have represented and agreed as follows, will be deemed to have:

1.      represented that it is (a) acquiring the Offered Securities for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB or IAI, and is aware, and each beneficial owner of such Offered Securities has been advised, that the sale to it is being made in a transaction exempt from registration under the Securities Act, (b) a Regulation S Holder, and (c) if resident and/or located in a Relevant State, not a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II, (ii) a customer within the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in the Prospectus Regulation and (d) if resident and/or located in the United Kingdom, either (i) a person having professional experience in matters relating to investments and falling within the definition of investment professionals as defined in Article 19(5) of the Financial Promotion Order, (ii) a person falling within Article 43(2) of the Financial Promotion Order, or (iii) a person to whom this Offering Memorandum and other documents or materials relating to the Offered Securities may otherwise lawfully be communicated in accordance with the Financial Promotion Order;

2.      acknowledged that (a) the Offered Securities are being offered and sold in the United States only in a transaction not involving any public offering within the meaning of the Securities Act and (b) the offering, issuance and sale of the Offered Securities has not been registered under the Securities Act or with any securities regulatory authority of any jurisdiction and may not be offered or sold except as set forth below;

3.      agreed that it shall not, within the time period referred to in Rule 144(d) under the Securities Act after the original issuance of the Offered Securities, offer, resell, pledge or otherwise transfer any such Offered Securities except (a) to the Company or any of its subsidiaries, (b) in the United States, so long as the Offered Securities remain eligible for resale pursuant to Rule 144A, to a person who it reasonably believes is a QIB acquiring for its own account or for the account of one or more other QIBs in a transaction meeting the requirements of Rule 144A and to whom notice is given that such resale, pledge or transfer is being made in reliance on Rule 144A, (c) pursuant to any available exemption from registration under the Securities Act, (d) outside the United States in compliance with Rule 904 of Regulation S under the Securities Act, or (e) pursuant to an effective registration statement under the Securities Act and, in each case, in compliance with applicable state securities laws and securities laws of any other jurisdiction. Prior to any proposed transfer of any of the New Notes (other than pursuant to an effective registration statement) within the time period referred to in Rule 144(d) under the Securities Act, the holder thereof must check the appropriate box set forth on the reverse of the transfer certificate relating to the manner of such transfer and submit such certificate to the New Notes Trustee;

4.      agreed that it will give to each person to whom it transfers the Offered Securities notice of any restrictions on transfer of such Offered Securities;

5.      if it is a Regulation S Holder outside the United States, acknowledged that the New Notes will be represented by the Regulation S Global Note and that transfers are restricted as described in the transfer restrictions referred to above; if it is a QIB, acknowledged that the New Notes will be represented by a Rule 144A Global Note and that transfers are restricted as described in the transfer restrictions referred to above; and if it is an IAI, acknowledged that the New Notes will be represented by the IAI Global Note and that transfers will be restricted as described in the transfer restrictions referred to above;

6.      acknowledged that the New Notes will bear a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

THE NEW NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER (1) REPRESENTS THAT (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, (B) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3), (7), (8), (9), (12) OR (13) UNDER THE SECURITIES ACT) OR (C) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), IS NOT ACQUIRING THE NEW NOTES FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THE NEW NOTES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES FOR THE BENEFIT OF CAZOO GROUP LTD THAT IT WILL NOT OFFER, SELL PLEDGE OR OTHERWISE TRANSFER THE NEW NOTES OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY (A) TO CAZOO GROUP LTD OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) IN THE UNITED STATES, SO LONG AS THE NEW NOTES REMAIN ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO IT REASONABLY BELIEVES IS A QIB ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ONE OR MORE OTHER QIBS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A AND TO WHOM NOTICE IS GIVEN THAT SUCH RESALE, PLEDGE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, CAZOO GROUP LTD, AS ISSUER, RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

7.      if it is a Regulation S Holder, acknowledged that until the expiration of the Distribution Compliance Period (as defined in Rule 902 of Regulation S), any offer or sale of the Offered Securities shall not be made by it to a U.S. person or for the account or benefit of a U.S. person within the meaning of Rule 902 under the Securities Act, except in compliance with applicable securities laws;

8.      acknowledged that (a) none of the Company, the New Notes Guarantors, the Information Agent, the Exchange Agent or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to us or the offer or sale of any Offered Securities, other than the information we have included in this Offering Memorandum (as supplemented to the Expiration Deadline), and (b) any information it desires concerning us and the Offered Securities or any other matter relevant to its decision to purchase the Offered Securities (including a copy of this Offering Memorandum) is or has been made available to it;

9.      represented and warranted that it (a) is able to act on its own behalf in the transactions contemplated by this Offering Memorandum, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Offered Securities, and (c) (or the account for which it is acting) has the ability to bear the economic risks of its prospective investment in the Offered Securities and can afford the complete loss of such investment;

10.    represented and warranted that (a) either (i) such holder is not a Plan (which term includes (A) employee benefit plans that are subject to ERISA, (B) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or to provisions under applicable Federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”) and (C) entities the underlying assets of which are considered to include “plan assets” of any such plans, accounts or arrangements) and it is not holding the Convertible Notes on behalf of, or as the “plan assets” of, any Plan; or (ii) such holder’s disposition of the Convertible Notes and acquisition, holding and disposition of the Offered Securities either (A) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (B) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws; and (b) such holder will not transfer the Offered Securities to any person or entity, unless such person or entity could itself truthfully make the foregoing representations and covenants; and

11.    acknowledged that the Company, the New Notes Guarantors, the Exchange Agent, the Information Agent, the Convertible Notes Trustee and the New Notes Trustee will rely upon the truth and accuracy of the acknowledgements, representations and agreements set forth herein and agreed that if any of the acknowledgements, representations and warranties made by its submission of a tender in accordance with the procedures set forth herein, are, at any time prior to the consummation of the Exchange Offer, no longer accurate, it shall promptly notify the Exchange Agent and the Information Agent. If it is tendering the Convertible Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of such account.

CERTAIN ERISA CONSIDERATIONS

Certain ERISA Considerations

The following is a summary of certain considerations associated with the acquisition and holding of the Offered Securities (or any interest therein) by (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to the provisions of Title I of ERISA, or a plan, individual retirement account or other arrangement to which Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) applies (each, a “ERISA Plan”), (ii) an entity or account whose underlying assets include “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) by reason of an ERISA Plan’s investment in such entity or account (“Plan Assets”), or (iii) a governmental, church or non-U.S. plan which is subject to any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or the provisions of Section 4975 of the Code (“Similar Laws”) (each of the foregoing, a “Plan”).

General Fiduciary Considerations

ERISA and the Code impose certain duties on persons who are fiduciaries of an ERISA Plan and prohibit certain transactions involving Plan Assets and their fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of such ERISA Plan.

When considering an investment in the Offered Securities of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code and any Similar Laws relating to the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any Similar Laws. No representation is made that the offer of any Offered Securities to a Plan meets the fiduciary requirements for investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan. None of the Company, the New Notes Guarantors, the initial holder or any of the parties described in this offering memorandum, or their respective affiliates, is providing any advice or recommendation to any Plan, including, without limitation, in a fiduciary capacity, through this memorandum or otherwise, in connection with the offer of the Offered Securities. The decision to acquire and hold the Offered Securities must be made solely by each prospective Plan investor on an arm’s length basis.

Prohibited Transaction and Plan Asset Considerations

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving Plan Assets with persons or entities, including fiduciaries, who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available.

A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Plans that are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code may be subject to similar provisions under applicable Similar Laws. The acquisition, holding or disposition of the Offered Securities (or any interest therein) by an ERISA Plan with respect to which the Company, the New Notes Guarantors, the initial holders or their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, administrative, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Offered Securities. These exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in house asset managers. Further, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may also provide exemptive relief; provided that neither the Company nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the acquisition or holding of the Offered Securities and provided further that the ERISA Plan receives no less, and pays no more, than “adequate compensation” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with such acquisition and holding. There can be no assurance that any of the PTCEs or any other exemption will be available with respect to any particular transaction involving the Offered Securities, or that, if any of the PTCEs or another exemption is available, it will cover all aspects of any particular transaction. Prospective investors should consult with their advisors regarding the prohibited transaction rules and these exemptions.

Under the Plan Asset Regulations, when an ERISA Plan acquires an “equity interest” in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company”, in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if benefit plan investors hold, in the aggregate, less than 25% of the value of each class of equity interests of such entity, excluding equity interests held by any person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of the entity or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates of such person. For purposes of this 25% test, “benefit plan investors” include ERISA Plans, and any entity whose underlying assets include, or are deemed for purposes of ERISA or the Code to include, their “plan assets” by reason of such plan’s investment in the entity under the Plan Asset Regulations, but exclude governmental, church and non-U.S. plans. It is anticipated that the New Shares will constitute “publicly offered securities” for purposes of the U.S. Plan Asset Regulations.

If the Company’s assets were deemed to be “plan assets” of an ERISA Plan holding the Offered Securities, this would result in, among other things, (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Company, and (ii) the possibility that certain transactions that the Company might enter into, or may have entered into, in the ordinary course of business might constitute or result in non-exempt prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code and might have to be rescinded.

The Offered Securities (and interests therein) should not be acquired or held by any person investing the assets of any Plan, unless such acquisition, holding and subsequent disposition would not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Representations and Covenants

By accepting the Offered Securities, each acquirer, transferee, or holder of the Offered Securities will be deemed to have represented, warranted, and agreed, in its corporate and fiduciary capacity, that:

(a)     With respect to the acquisition, holding and disposition of the Offered Securities, or any interest therein, (1) either (A) it is not, and it is not acting on behalf of (and for so long as it holds such Offered Securities or any interest therein will not be, and will not be acting on behalf of), a Plan, or (B)(i) its acquisition, holding and disposition of such Offered Securities or any interest therein does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a violation of any Similar Laws; and (ii) neither we nor the Trustee nor any of its respective affiliates, is a sponsor of, or a fiduciary (within the meaning of Section 3(21) of ERISA or, with respect to a governmental, church or non-U.S. plan, any definition of “fiduciary” under Similar Laws) with respect to, the acquirer, transferee or holder in connection with any acquisition, transfer or holding of such Offered Securities, or as a result of any exercise by us or any of our affiliates of any rights in connection with such Offered Securities, and no advice provided by us or any of our affiliates has formed a primary basis for any investment or other decision by or on behalf of the acquirer, transferee or holder in connection with such Offered Securities and the transactions contemplated with respect to such Offered Securities; and (2) it will not sell or otherwise transfer such Offered Securities or any interest therein otherwise than to a purchaser or transferee that is deemed (or if required by the applicable indenture, certified) to make these same representations, warranties and agreements with respect to its acquisition, holding and disposition of such Offered Securities or any interest therein.

(b)    Each acquirer and transferee of any Offered Securities (or any interest therein) that is, or is acting on behalf of ERISA Plan should consider the fact that neither we nor the Trustee nor any of its respective affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to acquire, hold or dispose of the Offered Securities or any interest therein. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to acquire, hold or dispose of the Offered Securities or any interest therein. All communications, correspondence and materials from the Transaction Parties with respect to the Offered Securities are intended to be general in nature and are not directed at any specific acquirer of the Offered Securities, and do not constitute advice regarding the advisability of investment in the Offered Securities for any specific acquirer. The decision to acquire, hold or dispose of the Offered Securities or any interest therein must be made solely by each prospective Plan investor on an arm’s length basis. The Transaction Parties have a financial interest in Plan investor’s acquisition and holding of the Offered Securities, which interests may conflict with the interest of such Plan investor.

(c)     The acquirer and any fiduciary causing it to acquire an interest in any Offered Securities agrees to indemnify and hold harmless us, the Trustee, and their respective affiliates, from and against any cost, damage or loss incurred by any of them as a result of any of the foregoing representations and agreements being or becoming false.

(d)    Any purported acquisition or transfer of any Offered Securities or beneficial interest therein to an acquirer or transferee that does not comply with the requirements of the above provisions shall be null and void ab initio.

(e)     In the case of New Shares, transfers of the New Shares are restricted by the terms of the Company’s Articles.

Other Matters

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the Offered Securities (or any interest therein) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Offered Securities (or any interest therein). Acquirers and transferees of the Offered Securities (or any interest therein) have exclusive responsibility for ensuring that their acquisition and holding of the Offered Securities (or any interest therein) does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The offer of any Offered Securities to a Plan is in no respect a representation by the Company, the New Notes Guarantors, the initial holder or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

In addition, the foregoing discussion is based upon the provisions of ERISA and the Code and related guidance in effect as of the date of this memorandum. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Convertible Notes receiving Offered Securities in the Exchange Offer. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of Convertible Notes or Offered Securities; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold their Convertible Notes and Offered Securities as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations) and their owners, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, certain former U.S. citizens and lawful permanent residents of the United States, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s stock or of the total value of the Company’s equity interests, investors that will hold Convertible Notes or Offered Securities in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as Medicare contribution tax on net investment income, the alternative minimum tax, or estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations. U.S. Holders are urged to consult their own tax advisors to determine the consequences to them in light of their particular circumstances.

As used in this section, “U.S. Holder” means a beneficial owner of Convertible Notes that exchanges such Convertible Notes for Offered Securities in the Exchange Offer that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Convertible Notes or Offered Securities generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Convertible Notes should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s participation in the Exchange Offer and ownership and disposition of Offered Securities.

U.S. HOLDERS ARE ENCOURAGED TO SEEK ADVICE FROM THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THEIR PARTICIPATION IN THE EXCHANGE OFFER AND THE TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE OFFERED SECURITIES UNDER THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTIONS.

U.S. Federal Income Taxation of the Exchange Offer

The U.S. federal income tax treatment of the exchange of Convertible Notes for Offered Securities under the Exchange Offer will depend upon whether the exchange of Convertible Notes for Offered Securities under the Exchange Offer is treated as occurring pursuant to a recapitalization of the Company under Section 368 of the Code. Whether the exchange of Convertible Notes for Offered Securities in the Exchange Offer will be treated as occurring pursuant to a recapitalization of the Company will generally depend on whether the Convertible Notes are considered “securities” for U.S. federal income tax purposes.

The U.S. federal income tax characterization of the Convertible Notes as either debt or equity is not free from doubt. Whether an instrument is treated as debt or equity for U.S. federal income tax purposes is a factual determination based on all relevant facts and circumstances. Certain factors such as the possibility of mandatory conversion and the contingent right to receive the special premium at maturity on the Convertible Notes (which could be equal to 50% of the principal amount, payable in either cash, shares or both) favor equity treatment. However other factors, including the form of the Convertible Notes, the posting of collateral, presence of guarantees and presence of creditor’s rights favor debt treatment. If the Convertible Notes are treated as equity interests in the Company, they will be treated as securities for purposes of Section 368 of the Code. However, if the Convertible Notes are treated as debt instruments for U.S. federal income tax purposes, whether they will be treated as securities for purposes of Section 368 of the Code will depend on a number of additional factors.

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the facts and circumstances, but most authorities have held that the stated tenor of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a debt obligation with an initial legal maturity of five years or less is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that an instrument is a security. The Convertible Notes have a stated maturity of five years. Numerous other factors may be considered in determining whether a debt instrument is a security, including, among others, the convertibility into stock of the borrower, the security for payment, the creditworthiness of the borrower, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the borrower, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

Because of the uncertainty as to whether the Convertible Notes are considered securities for purposes of Section 368 of the Code, it is uncertain whether the exchange of Convertible Notes for Offered Securities will be considered to occur pursuant to a recapitalization of the Company for U.S. federal income tax purposes. The Company will not seek a ruling from the IRS or an opinion of counsel regarding whether the exchange of Convertible Notes for Offered Securities qualifies as a recapitalization for purposes of Section 368 of the Code.

U.S. Federal Income Tax Considerations if the Exchange Offer is Not Treated as a Recapitalization

If the exchange of Convertible Notes for Offered Securities under the Exchange Offer is not considered to occur pursuant to a recapitalization of the Company under Section 368 of the Code, then the Exchange Offer should be a taxable exchange for U.S. federal income tax purposes. U.S. Holders generally would be required to recognize gain or loss on the exchange of Convertible Notes for Offered Securities in amount equal to the difference between the amount realized (less any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Notes.

A U.S. Holder’s adjusted tax basis in an Existing Note generally will be equal to the cost of the Existing Note, increased by market discount, if any, previously included in the U.S. Holder’s income with respect to the Existing Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium that an electing U.S. Holder has previously amortized. Market discount is generally the excess, if any, of the stated principal amount of an Existing Note over the U.S. Holder’s initial tax basis in the Existing Note, if such excess equals or exceeds a statutory de minimis amount (generally equal to 0.25 per cent. for each complete year to stated maturity at the time of Existing Note was acquired). Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in an Existing Note immediately after its acquisition by such U.S. Holder over the Existing Note’s principal amount.

The amount realized will be the sum of the fair market value of the New Shares and the “issue price” of the New Notes. The “issue price” of the New Notes will be determined according to the OID provisions of the Code and implementing Treasury Regulations. Under these provisions, the New Notes will be treated as debt instruments issued for property (i.e., the Convertible Notes). If the New Notes are treated as “publicly traded,” then the issue price of the New Notes will be their fair market value on the Closing Date. Although it is not free from doubt, the fair market value of the New Notes is expected to be the first sale price of an Existing Note or the first firm or indicative price quote for the New Notes in the 31-day period ending 15 days after the Closing Date. If the New Notes are not treated as “publicly traded,” but the Convertible Notes are treated as “publicly traded,” then the issue price of the New Notes will be the fair market value of the Convertible Notes, on the Closing Date. Although it is not free from doubt, the fair market value of the Convertible Notes is expected to be the most recent sale price of an Existing Note or the most recent firm or indicative price quote for the Convertible Notes in the 31-day period ending 15 days after the Closing Date. If no sale price or firm or indicative price quotes for the Convertible Notes or the New Notes are available such that neither the Convertible Notes nor the New Notes are properly treated as publicly traded, the issue price of the New Notes will be their stated principal amount.

Gain or loss on the exchange of an Existing Note for Offered Securities will generally be U.S. source and will, subject to the “market discount” rules described below, be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Existing Note for more than one year as of the date of the sale or exchange. The long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at lower rates. Deductions for capital losses are subject to limitations.

A U.S. Holder that realizes a gain on the exchange of Convertible Notes for Offered Securities pursuant to the Exchange Offer may be required to recharacterize some or all of any capital gain recognized as ordinary income under the “market discount” rules. The “market discount” rules are applicable to U.S. Holders that hold Convertible Notes with an adjusted tax basis that is less than the adjusted issue price of the Convertible Notes by at least a statutory de minimis amount (generally equal to 0.25 per cent. of the principal amount of the Convertible Notes multiplied by the number of remaining whole years to maturity at the time of acquisition). In general, gain recognized by a U.S. Holder on the disposition of Convertible Notes that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued while the Convertible Notes were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

A U.S. Holder will have a tax basis in the New Notes equal to their “issue price” and in the New Shares in an amount equal to their fair market value as of the Closing Date. A U.S. Holder will have a holding period in the Offered Securities that begins on the day after the Closing Date of the Exchange Offer.

U.S. Federal Income Tax Considerations if the Exchange Offer is Treated as a Recapitalization

If the Convertible Notes are treated as “securities” for purposes of Section 368 of the Code with the result that the exchange of Convertible Notes for Offered Securities is treated as occurring pursuant to a recapitalization of the Company under Section 368 of the Code, then the tax consequences to a U.S. Holder will depend on whether (i) the Convertible Notes are respected as debt instruments consistent with their form for U.S. federal income tax purposes, and (ii) whether the New Notes are considered “securities” for purposes of section 368 of the Code.

U.S. Federal Income Taxation of the Exchange Offer if the Convertible Notes are Treated as Debt for U.S. Federal Income Tax Purposes.

If the exchange of Convertible Notes for Offered Securities is treated as occurring pursuant to a recapitalization of the Company under Section 368 of the Code and the Convertible Notes are respected as debt instruments consistent with their form, then the tax consequences to a U.S. Holder will depend on whether the New Notes are considered securities for purposes of Section 368 of the Code.

If the New Notes are considered securities for such purposes, then U.S. Holders would generally not recognize any gain or loss on the exchange of the Convertible Notes for Offered Securities under the Exchange Offer except with respect to any Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes. To the extent that a U.S. Holder realizes gain on the exchange of Convertible Notes for Offered Securities that is not recognized as ordinary income under the market discount rules due to the Exchange Offer qualifying as a recapitalization under Section 368 of the Code, any accrued market discount will be treated as ordinary income on the disposition of the Offered Securities (such transferred accrued market discount, “Carryover Market Discount”). The law is not completely clear regarding the calculation of the amount of Carryover Market Discount. U.S. Holders that hold their Convertible Notes with accrued market discount and have not previously elected to include accrued market discount in income currently should consult their tax advisors regarding the calculation of any Carryover Market Discount.

If the New Notes are considered securities for purposes of Section 368 of the Code, the holding period of the Offered Securities received in the Exchange Offer will generally include the holding period for the Convertible Notes surrendered therefor, except with respect to any Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes, in which case the holding period for such Offered Securities will begin on the day after the Closing Date. U.S. Holders generally would have an aggregate adjusted tax basis in the Offered Securities received in the Exchange Offer equal to the adjusted tax basis of the Convertible Notes surrendered by such U.S. Holder under the Exchange Offer, except that any Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes will have a tax basis equal to the amount of such interest. If a holder holds different blocks of Convertible Notes (generally, Convertible Notes acquired on different dates or at different prices), such holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular Offered Securities received in the Exchange Offer.

However, if the New Notes are not considered securities for purposes of Section 368 of the Code, then U.S. Holders will be required to recognize (i) any gain (but not loss) on the exchange of the Convertible Notes for Offered Securities under the Exchange Offer in an amount not to exceed the fair market value of the New Notes and (ii) with respect to any amounts treated as received in consideration for accrued unpaid interest on the Convertible Notes, ordinary interest income to the extent not previously included in income. Any gain recognized will generally be treated as described above in the discussion “— U.S. Federal Income Tax Considerations if the Exchange Offer is Not Treated as a Recapitalization.” To the extent that a U.S. Holder realizes gain on the exchange of Convertible Notes for Offered Securities that is not recognized as ordinary income under the market discount rules due to the Exchange Offer qualifying as a recapitalization under Section 368 of the Code, the Offered Securities will have Carryover Market Discount. The law is not completely clear regarding the calculation of the amount of Carryover Market Discount. U.S. Holders that hold their Convertible Notes with accrued market discount and have not previously elected to include accrued market discount in income currently should consult their tax advisors regarding the calculation of any Carryover Market Discount.

In addition, if the New Notes are not securities for purposes of Section 368 of the Code, then U.S. Holders will generally have the following adjusted tax basis in their Offered Securities received: (i) for Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes, a basis equal to the amount of such interest, (ii) for any New Notes not described in (i), a basis equal to their fair market value, and (iii) for any New Shares not described in (i), a basis equal to such holder’s adjusted tax basis of the Convertible Notes surrendered, reduced by the fair market value of the New Notes described in (ii) and increased by any gain recognized. If the New Notes are not considered securities for purposes of Section 368 of the Code, the holding period of the Offered Securities received in the Exchange Offer will generally include the holding period for the Convertible Notes surrendered therefor, except that the holding period for such Offered Securities will begin on the day after the Closing Date with respect to (i) any Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes and (ii) the New Notes. If a U.S. Holder owns different blocks of Convertible Notes (generally, Convertible Notes acquired on different dates or at different prices), such holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular Offered Securities received in the Exchange Offer.

It is not clear whether the New Notes will qualify as securities for purposes of Section 368 of the Code. As discussed above, most authorities have held that the stated tenor of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a debt obligation with an initial legal maturity of five years or less is evidence that the instrument is not a security, whereas an initial term of ten years or more is evidence that an instrument is a security.

New Notes will have a stated maturity of approximately three years and three months from the expected Closing Date, which will be the maturity date of the Convertible Notes. While the IRS has ruled that a debt instrument maturing in two years received in exchange for other debt instruments constituting securities pursuant to a reorganization qualifying under Section 368 of the Code was a security, this ruling relied on the fact that that the debt received in the exchange had the same terms (other than interest rate), including original maturity date, as the exchanged securities and, therefore, represented a continuation of the security holder’s investment in the original security issuer in substantially the same form. Although the New Notes will have the same maturity date as the Convertible Notes and will also be secured and guaranteed, other terms of the New Notes are materially different from the terms of the Convertible Notes including that only a portion of interest will be partially deferrable, prepayment premiums will be included, no special premium on redemption will be payable, and the New Notes will not be convertible for shares of the Company. Accordingly, while not free from doubt, it is likely that the New Notes will not constitute “securities” for purposes of Section 368 of the Code.

U.S. Federal Income Taxation of the Exchange Offer if the Convertible Notes are Treated as Equity for U.S. Federal Income Tax Purposes.

If the Convertible Notes are treated as equity for U.S. federal income tax purposes U.S. Holders will be required to recognize any gain (but not loss) on their Convertible Notes in an amount not to exceed the fair market value of the New Notes. Such gain will be the difference between the amount realized (less any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Notes. The amount realized should be generally as discussed under as described above in the discussion “— U.S. Federal Income Tax Considerations if the Exchange Offer is Not Treated as a Recapitalization.”

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held its Convertible Notes for more than one year, as of the date of the Exchange Offer. The long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at lower rates. Deductions for capital losses are subject to limitations.

U.S. Holders will generally have the following adjusted tax basis in their Offered Securities received: (i) for Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes, a basis equal to the amount of such interest, (ii) for any New Notes not described in (i), a basis equal to their fair market value, and (iii) for any New Shares not described in (i), a basis equal to such holder’s adjusted tax basis of the Convertible Notes surrendered, reduced by the fair market value of the New Notes described in (ii) and increased by any gain recognized. The holding period of the Offered Securities received in the Exchange Offer will generally include the holding period for the Convertible Notes surrendered therefor, except that the holding period for such Offered Securities will begin on the day after the Closing Date with respect to (i) any Offered Securities treated as received in consideration for accrued unpaid interest on the Convertible Notes and (ii) the New Notes. If a U.S. Holder owns different blocks of Convertible Notes (generally, Convertible Notes acquired on different dates or at different prices), such holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular Offered Securities received in the Exchange Offer.

Notwithstanding the above, if the Company had been a passive foreign investment company (a “PFIC”) for any year in a U.S. Holder’s holding period, such U.S. Holder will be subject to additional taxes on any gain recognized on their Convertible Notes. See the below under “— U.S. Federal Income Taxation of the Offered Securities — Passive Foreign Investment Company Rules Relating to the New Shares” for a discussion of the PFIC rules, in particular relating to determining the Company’s PFIC status during a U.S. Holder’s holding period and the additional taxes which would be applicable to a disposition of the Company’s equity (which would include the Convertible Notes if considered equity for U.S. federal income tax purposes) if the Company were considered a PFIC.

U.S. Federal Income Taxation of the Offered Securities

Interest and OID on the New Notes

A U.S. Holder must accrue OID into income on a constant yield to maturity basis whether or not it receives cash payments. Generally, the New Notes will have been issued with OID to the extent that their stated redemption price at maturity exceeds their issue price (as determined above under “— U.S. Federal Income Taxation of the Exchange Offer — U.S. Federal Income Tax Considerations if the Exchange Offer is Not Treated as a Recapitalization”). The stated redemption price at maturity is generally the sum of all payments due on a New Note other than payments of stated interest that is unconditionally payable at least annually at a single fixed rate or, subject to certain conditions, one or more qualified floating rates (such interest “qualified stated interest”). Because the Company may elect for a portion of the stated interest on the New Notes to be PIK, that portion (whether the Company elects to PIK or not) of stated interest is not qualified stated interest for purposes of the OID rules. Accordingly, the stated redemption price at maturity of the New Notes includes stated principal and any payments of stated interest that the Company may elect to PIK. Stated interest and OID on the New Notes will generally be ordinary income from sources outside the United States.

A U.S. Holder generally must include in income the sum of the “daily portions” of OID with respect to the New Notes for each day during the taxable year or portion of the taxable year in which such holder held that New Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a debt instrument issued with OID may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of: (i) the product of the New Note’s “adjusted issue price” at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (ii) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, and reduced by any payments previously made on the note other than a payment of qualified stated interest. Under these rules, a U.S. Holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder may elect to include in gross income all yield on a New Note (including de minimis OID) using a constant yield method. The constant yield election will generally apply only to the New Notes with respect to which it is made, and it may not be revoked without the consent of the IRS.

Sale, Exchange, Retirement or Other Taxable Disposition of New Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a New Note in an amount equal to the difference between the amount realized (less any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the New Note. A U.S. Holder’s adjusted tax basis in a New Note will generally be their issue price (as determined above under — “U.S. Federal Income Taxation of the Exchange Offer — U.S. Federal Tax Consideration if the Exchange Offer is Not Treated as a Recapitalization”), increased by the amount of OID included in the U.S. Holder’s income with respect to the New Note, if any, and less any payments previously received by the holder (other than payments of qualified stated interest).

Gain or loss on disposition of a New Note will generally be U.S. source and will be capital gain or loss, except that any gain will be ordinary to the extent of any Carryover Market Discount. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the New Note for more than one year, as of the date of the sale or exchange. The long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at lower rates. Deductions for capital losses are subject to limitations.

Taxation of dividends and other distributions on our New Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to New Shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations.

Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that New Shares will be considered readily tradable on an established securities market in future years. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Taxation of dispositions of New Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on the sale or other disposition of New Shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the disposed New Shares. Any gain or loss will generally be capital gain or loss, except that any gain will be ordinary to the extent of any Carryover Market Discount. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Passive Foreign Investment Company Rules Relating to the New Shares

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the New Shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year during a U.S. Holder’s holding period (which will include any time that such U.S. Holder owns any equity interest in the Company or rights to acquire an equity interest in the Company, including through the conversion right on the Convertible Notes), such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition (including certain pledges) of New Shares or other equity interests in the Company regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on New Shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year. If the Company is a PFIC, with respect to a U.S. Holder such U.S. Holder will generally be subject to similar rules with respect to distributions paid by, and dispositions of the stock of, any of our direct or indirect subsidiaries or any other entities in which we hold equity interests that are also PFICs (each, a “lower-tier PFIC”), as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, the U.S. Holder.

If the Company were to qualify as a PFIC, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark its New Shares to market annually. The election is available only if the New Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes NYSE). If a U.S. Holder makes the mark-to-market election, any gain from marking New Shares to market or from disposing of them would be ordinary income. Any loss from marking New Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking New Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the New Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the New Shares cease to be marketable stock.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of New Shares if the U.S Holder validly elects (or had elected) to treat the Company (for the first taxable year in such U.S. Holder’s holding period in the Company) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders should consult their own tax advisors concerning the Company’s possible PFIC status during their holding period and the consequences to them if the Company were classified as a PFIC for any taxable year.

Backup Withholding and Information Reporting

Dividends on New Shares, interest on the New Notes and proceeds from the exchange, sale or other disposition of Convertible Notes and the Offered Securities may be reported to the IRS unless the holder establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to investments in the Offered Securities that are not held through an account with a domestic financial institution. U.S. Holders that fail to report required information could become subject to substantial penalties. Potential investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in the Offered Securities.

If U.S. Holders are considered to exchange Convertible Notes in a recapitalization described in Section 368 of the Code, they may be required to file an IRS Form 926. Substantial penalties may be imposed on a U.S. Holder that fails to comply with such reporting requirements. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file an IRS Form 926 and any other information reporting requirements.

THE FOREGOING DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT ADDRESS ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER’S INDIVIDUAL CIRCUMSTANCES. MOREOVER, ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR CONVERTIBLE NOTES IN THE EXCHANGE OFFER, AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OFFERED SECURITIES IN LIGHT OF THEIR PARTICULAR SITUATION.

CERTAIN CAYMAN ISLANDS TAX CONSIDERATIONS

Cayman Islands Taxation

The following is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Holders of Convertible Notes should consult their professional advisers on the possible tax consequences of buying, holding or selling any Offered Securities under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws

The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No withholding will be required on any payments made by the Company pursuant to the Transactions.

Stamp duty may be payable if any document is executed in or brought into the Cayman Islands or produced before the courts of the Cayman Islands.

The Company has received an undertaking from the Financial Secretary of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of the Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the Company.

CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

United Kingdom Taxation

The following summary is of a general nature and describes certain UK tax considerations relating to the Offered Securities. The comments are based on current UK law and what is understood to be the practice of H.M. Revenue and Customs (“HMRC”) as of the date hereof, both of which may change (possibly with retroactive effect). The comments relate only to the withholding tax treatment of the Offered Securities and to the stamp duty and stamp duty reserve tax (“SDRT”) consequences of their issuance, and do not deal with any other UK taxation implications of acquiring, holding or disposing of the Offered Securities; they are not a substitute for tax advice. The comments relate only to the position of persons who are the absolute beneficial owners of the Offered Securities and any payments in respect of such Offered Securities.

Noteholders are encouraged to consult their own tax advisors concerning the consequences of owning the Offered Securities in their particular circumstances under UK law and the laws of any other taxing jurisdiction.

(a) Interest on the New Notes

The New Notes will constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (the “ITA”) as long as they are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the ITA as it applies for the purposes of section 987 of the ITA. In the case of New Notes to be traded on the Official List of the Exchange, which is a recognised stock exchange, this condition will be satisfied if (and only if) they are admitted to trading on that exchange and they are officially listed in Guernsey in accordance with provisions corresponding to those generally applicable in the European Economic Area states. Accordingly, payments of interest on the New Notes may be made without withholding on account of UK income tax provided the New Notes remain so listed at the time of payment.

In other cases an amount must generally be withheld on account of income tax at the basic rate (currently 20 per cent), subject to any direction to the contrary by HMRC under an applicable double taxation treaty, and except that the withholding obligation is disapplied in respect of payments to holders which the Company reasonably believes are either a UK resident company or a non-UK resident company carrying on a trade in the UK through a permanent establishment which brings into account the interest in computing its UK taxable profits, or fall within various categories enjoying a special tax status (including charities and pension funds), or are partnerships consisting of such persons (unless HMRC direct otherwise).

Interest on the New Notes constitutes UK source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a UK source received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a holder who is not resident for tax purposes in the UK unless that holder carries on a trade, profession or vocation in the UK through a UK branch or agency or for holders who are companies through a UK permanent establishment, in connection with which the interest is received or to which the New Notes are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

The provisions relating to Additional Amounts (as described in “Summary of the New Notes”) would not apply if HMRC sought to assess the person entitled to the relevant interest or (where applicable) profit on any New Note directly to UK income tax. However, exemption from or reduction of such UK tax liability might be available under an applicable double taxation treaty.

(b) Dividends

Dividend payments may be made by the Company in respect of our Class A ordinary shares (including the New Shares) without withholding or deduction for or on account of UK income tax.

(c) Stamp duty and SDRT

No stamp duty or SDRT will be payable on the issuance of Offered Securities.

UK stamp duty will not normally be payable in connection with any transfer of the Offered Securities, provided that the instrument of transfer is executed and retained outside the UK and no other action is taken in the UK by the transferor or transferee.

No SDRT will be payable in respect of any agreement to transfer the Offered Securities provided that the Offered Securities are not registered in a register kept in the UK by or on behalf of the Company.

OFFER AND DISTRIBUTION RESTRICTIONS

No action has been or will be taken in any jurisdiction that would permit a public offering of the Offered Securities, or the possession, circulation or distribution of this Offering Memorandum or any material relating to the Company, the New Notes Guarantors, the Convertible Notes or the Offered Securities in any jurisdiction where action for that purpose is required. Accordingly, the Offered Securities included in this offering may not be offered, sold or exchanged, directly or indirectly, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Notice to Eligible Holders of Convertible Notes in the European Economic Area

This Offering Memorandum has been prepared on the basis that any offer of the Offered Securities in any member state of the European Economic Area (“EEA”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Offered Securities. Accordingly, any person making or intending to make an offer in that Member State of the Offered Securities which are the subject of the offering contemplated in this Offering Memorandum may only do so in circumstances in which no obligation arises for the Company to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. The Company has not authorized, nor do they authorize, the making of any offer of the Offered Securities in circumstances in which an obligation arises for the Company to publish a prospectus for such offer. The Company has not authorized, nor do they authorize, the making of any offer of the Offered Securities through any financial intermediary which constitute the final placement of the Offered Securities contemplated in this Offering Memorandum.

For the purpose of the above provisions, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The Offered Securities are not offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(i)     the expression “retail investor” means a person who is one (or more) of the following:

(a)     a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b)    a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c)     not a qualified investor as defined in the Prospectus Regulation; and

(ii)    the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Offered Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Any distributor subject to MiFID II subsequently offering, selling or recommending the Offered Securities is responsible for undertaking its own target market assessment in respect of the Offered Securities and determining the appropriate distribution channels.

These offer and distribution restrictions are in addition to any other offer and distribution restrictions set out in this Offering Memorandum.

United Kingdom

This Offering Memorandum has not been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Market Act 2000 (“FSMA”). This document is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) professionals falling within Article 19(5) of the Financial Promotion Order; (iii) persons falling within Articles 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any Offered Securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Offered Securities will be engaged in only with relevant persons.

The Offered Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (the “Prospectus Regulation”) as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Offered Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Canada

The Offered Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Offered Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Offering Memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of the National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the Dealer Managers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the Offered Securities.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is incorporated in the Cayman Islands, with its registered office is located in the Cayman Islands and principal executive office located in England. All New Notes Guarantors guaranteeing the New Notes as of the Closing Date are incorporated in and have their respective principal executive offices in England and Wales. The majority of the directors and executive officers of the Company and the majority of the directors and executive officers of the New Notes Guarantors are non-residents of the United States, and a substantial portion of the assets of the Company and the New Notes Guarantors and such persons are located outside the United States. Although the Company and each of the New Notes Guarantors have submitted to the jurisdiction of certain New York courts in connection with actions under U.S. securities laws, it may not be possible for investors to effect service of process within the United States upon the Company, a New Notes Guarantor or such persons or to enforce against any of them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States, and there is doubt as to the enforceability in England and Wales of civil liabilities predicated upon the federal securities laws of the United States, either in original actions or in actions for enforcement of judgments of U.S. courts.

If a judgment is obtained in a U.S. court against the Company, a New Notes Guarantor or a security provider, investors will need to enforce such judgment in jurisdictions where the relevant company has assets. You should consult with your own advisors in any pertinent jurisdictions as needed to enforce a judgment in those countries or elsewhere outside the United States.

England and Wales

The following summary with respect to the enforceability of certain U.S. court judgments in England is based upon advice provided to us by the Company’s English legal advisors. The U.S. and the United Kingdom currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (as opposed to arbitration awards) in civil and commercial matters. Consequently, a final judgment of a U.S. federal or state court, whether or not predicated solely upon U.S. federal securities law, will not automatically be recognized or directly enforceable in England but may be enforceable by separate action in accordance with English common law rules. In order to enforce any such U.S. judgment in England, proceedings must first be initiated before a court of competent jurisdiction in England. In such an action, the English court would not generally re-investigate the merits of a final and conclusive judgment of the U.S. court (subject to what is described below) and it would usually be possible to obtain summary judgment on such a claim (assuming that there is no real prospect of a successful defense to it).

Recognition and enforcement of a U.S. judgment by an English court is conditional upon (among other things) the following:

•        the U.S. court being recognized by the English court as having had jurisdiction over the original proceedings at the time they were served, and the party against whom judgment was given having properly submitted to the jurisdiction of the U.S. court (including by presence), according to English rules of the conflict of laws and private international law;

•        the U.S. judgment being final and conclusive on the merits in the sense of being final and unalterable in the court which pronounced it (even though it may be subject to an appeal);

•        the U.S. judgment not having been obtained by fraud or being in breach of English principles of natural or substantial justice;

•        the U.S. judgment being for a debt or definite sum of money (provided that the judgment is not for a sum payable in respect of taxes or other charges of a like nature, or in respect of a penalty or fine or other penalty, or otherwise based on a U.S. law that an English court considers to be a penal, revenue or other public law);

•        recognition of the U.S. judgment not being contrary to public policy or statute in England;

•        recognition of the U.S. judgment not violating the Human Rights Act 1998;

•        the U.S. judgment (i) is not a judgment in respect of the same subject matter involving the same parties that has previously been determined by an English court or another court whose judgment is entitled to recognition in England; and (ii) does not conflict with an earlier English or foreign judgment given earlier in time which is enforceable in an English court;

•        the U.S. judgment was not given in proceedings brought in breach of an agreement for the settlement of disputes, including in breach of a binding arbitration agreement (as provided by section 32 of the Civil Jurisdiction and Judgments Act 1982);

•        enforcement of the U.S. judgment would not contravene the Protection of Trading Interests Act 1980 (Section 5 of which precludes, among other things, the enforcement in the United Kingdom of any judgment given by a court of an overseas country which is a judgment for multiple damages arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and which exceeds the compensatory element of the award); and

•        the English enforcement proceedings being commenced within the relevant limitation period.

In addition, an English court may decline to accept jurisdiction and impose civil liability if the original action was commenced in England and was predicated solely upon a law other than the law of England.

Subject to the foregoing, investors may be able to enforce in England judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. However, the Company cannot assure you that those judgments will be recognized or enforceable in England. Furthermore, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. The judgment debtor may also appeal the English judgment and seek a stay of execution, or other relief, from the English court.

There are risks, including risks similar to those described above, in relation to enforcing judgments from a U.S. federal or state court in other jurisdictions. Accordingly, we cannot assure you that such risks do not and will not exist in other jurisdictions, including those in which the assets of some or all of the Company’s subsidiaries that may guarantee the New Notes in the future are located.

Cayman Islands

The Company has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

INSOLVENCY LAW CONSIDERATIONS AND LIMITATIONS ON
THE VALIDITY AND ENFORCEABILITY OF THE NEW NOTES GUARANTEES AND CERTAIN SECURITY INTERESTS

Introduction

The following is a summary of certain insolvency and other legal considerations in the jurisdictions in which the Company, each New Notes Guarantor and/or certain subsidiaries are incorporated, and a summary of certain limitations on the validity and enforceability of the New Notes Guarantees and the security interests. The descriptions below are only a summary and do not purport to be complete or to discuss all insolvency law considerations that may affect the validity or enforceability of the obligations of the Company or any New Notes Guarantor. See “Risk Factors — Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral”. In addition, the laws of more than one jurisdiction could potentially apply in respect of certain matters and laws in multiple jurisdictions could result in disputes over which jurisdiction’s law should apply, which could adversely affect your rights and your ability to enforce your rights and collect payment in full under the New Notes, the New Notes Guarantees or the security interests. Prospective investors in the Offered Securities should consult their own legal advisors with respect to all such limitations and considerations.

In the event that the Company, the New Notes Guarantors or any provider of New Notes Collateral experiences financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings will be commenced, or the outcome of such proceedings. Applicable insolvency laws may affect the enforceability of the obligations of the Company, the New Notes Guarantors and the New Notes Collateral provided by any other company. The insolvency, administration and other laws of the jurisdictions in which the respective companies are organized or operate may be materially different from, or conflict with, each other and there is no assurance as to how the insolvency laws of the potentially involved jurisdictions will be applied in relation to one another.

England and Wales

Matters relating to the New Notes Guarantors

The New Notes Guarantors are companies incorporated under the laws of England and Wales. Those New Notes Guarantors’ registered office is also located in England and Wales. Therefore, any insolvency proceedings in respect of such New Notes Guarantors would likely be commenced in England and conducted in accordance with the requirements of English insolvency laws in force at the time of commencement of the relevant proceedings. The scope of the English courts’ jurisdiction varies for the different insolvency (and restructuring) proceedings available in England and Wales, further detail is set out below. To the extent that any of the New Notes Guarantors has any assets and/or creditors in any overseas jurisdictions and enters into insolvency proceedings in England, recognition of those proceedings in such other jurisdictions is likely to be a relevant consideration. Such recognition would be a matter for the private international law of the relevant jurisdictions.

However, insolvency proceedings in relation to the New Notes Guarantors could also be opened in a country other than England and Wales in circumstances dictated by the domestic local rules of the jurisdiction in which those insolvency proceedings were to be commenced. By way of example, where a debtor has its “centre of main interests” (as defined in The EU Insolvency Regulation 2015, SI 2015/848, the “EU Insolvency Regulation”) (the “EIR COMI”) in a member state of the EU, then (and subject to certain exceptions), insolvency proceedings in relation to that debtor could be opened in the relevant EU member state and be subject to the laws of that EU member state.

If insolvency proceedings were to be opened in a place other than England and Wales such proceedings could be in parallel to proceedings opened in England. Such foreign proceedings would not benefit from automatic recognition in England, although the foreign officeholder could apply under the Model Law Regulations (see below), which provide that foreign insolvency proceedings may be recognised in England where a company has its centre of main interest (as that concept is used in the Model Law Regulations) or an “establishment” (being a place of operations where it carries out a non-transitory economic activity with human means and assets) in such foreign jurisdiction. See “— Cross Border Insolvency Regulations 2006” below.

It is therefore not possible to say with certainty where insolvency proceedings will be brought.

Matters relating to the Company

The English courts have jurisdiction to open insolvency proceedings not only in respect of a debtor that is incorporated and/or has its registered office in England and Wales (such as the New Notes Guarantors). The English courts may have jurisdiction to open insolvency proceedings in respect of a foreign (i.e., non-UK) entity in relation to specific insolvency proceedings (these are set out more fully below, but by way of example, the English courts may have jurisdiction to place foreign companies into compulsory liquidation as an unregistered company).

If insolvency proceedings were to be opened in a place other than England and Wales, such foreign proceedings would not benefit from automatic recognition in England, although the foreign officeholder could apply under the Model Law Regulations (see below), which provide that foreign insolvency proceedings may be recognised in England where a company has its centre of main interest (as that concept is used in the Model Law Regulations) or an “establishment” (being a place of operations where it carries out a non-transitory economic activity with human means and assets) in such foreign jurisdiction. See “— Cross Border Insolvency Regulations 2006” below.

It is therefore not possible to say with any certainty where insolvency proceedings in respect of any entity will be brought.

Cross-Border Insolvency Regulation 2006

The Model Law Regulations provide that the UNCITRAL Model Law on Cross Border Insolvency (the “Model Law”) has the force of law in Great Britain, subject to certain modifications. For current purposes, the relevance of the Model Law Regulations is in allowing assistance to be sought in Great Britain by a foreign court or a foreign representative in connection with foreign insolvency proceedings. This may be relevant to the extent that the Company or the New Notes Guarantors have non-UK assets and/or foreign creditors which may be subject to foreign proceedings or to the extent that the Company, which may be subject to foreign proceedings, has a UK presence.

The Model Law Regulations provide for the recognition of two types of foreign insolvency proceedings (defined to be collective judicial or administrative proceedings in a foreign state, including an interim proceeding pursuant to a law relating to insolvency in which proceeding the assets and affairs of the company are subject to control or supervision by a foreign court, for the purpose of reorganisation or liquidation): (i) “foreign main proceedings”, which can be opened in the state in which the company has its “centre of main interests” (which is subject to a rebuttable presumption that the company’s registered office is the centre of the company’s main interests and it should be noted that the “centre of main interests” for the purposes of the Model Law Regulations may be different from the “centre of main interests” of an entity for the purposes of the EU Insolvency Regulation); and (ii) “foreign non-main proceedings”, which can be opened in the state in which the company possesses an “establishment” (defined as any place of operations where the company carries out a non-transitory economic activity with human means and assets or services).

A foreign representative (defined to be a person or body, including one appointed on an interim basis, authorised in a foreign proceeding to administer the reorganisation or the liquidation of the company’s assets or affairs or to act as a representative of the foreign proceeding) appointed in a foreign main proceeding or foreign non-main proceeding is entitled to apply to commence a proceeding under British insolvency law (as defined in the Model Law Regulations) if the conditions for commencing such a proceeding are otherwise met.

A foreign representative may apply to the court for recognition of the foreign proceeding in which the foreign representative has been appointed. From the time of filing of such an application until the time the application is decided upon, the court may, at the request of the foreign representative and where relief is urgently needed to protect the assets of the company or the interests of the creditors, grant relief of a provisional nature. Such relief may include staying execution against the company’s assets, entrusting the administration or realisation of all or part of the company’s assets located in Great Britain to the foreign representative or another person designated by the court, suspending the right to transfer, encumber or otherwise dispose of any assets of the company, providing for the examination of witnesses, the taking of evidence or the delivery of information concerning the company’s assets, affairs, rights, obligations or liabilities and the granting of any additional relief that may be available to a British insolvency officeholder (as defined in the Model Law Regulations) under the law of Great Britain, including any relief provided under paragraph 43 of Schedule B1 to the IA86.

Upon recognition of a foreign main proceeding, commencement or continuation of individual actions or individual proceedings concerning the company’s assets, rights, obligations or liabilities and execution against the company’s assets are stayed and the right to transfer, encumber or otherwise dispose of any assets of the company is suspended. Any such stay and suspension does not affect any right to take any steps to enforce security over the company’s property or of a creditor to set off its claim against a claim of the company, provided that such right would have been exercisable if the company had been made the subject of a winding-up order under the IA86.

Upon recognition of a foreign proceeding, whether main or non-main, where necessary to protect the assets of the company or the interests of the creditors the court may, at the request of the foreign representative, grant any appropriate relief. This may include, without limitation, staying the commencement or continuation of individual actions or individual proceedings concerning the company’s assets, rights, obligations or liabilities, staying execution against the company’s assets, suspending the right to transfer, encumber or otherwise dispose of any assets of the company, providing for the examination of witnesses, the taking of evidence or the delivery of information concerning the company’s assets, affairs, rights, obligations or liabilities entrusting the administration or realisation of all or part of the company’s assets located in Great Britain to the foreign representative or another person designated by the court, extending relief of a provisional nature previously granted and the granting of any additional relief that may be available to a British insolvency officeholder under the law of Great Britain, including any relief provided under paragraph 43 of Schedule B1 to the IA86.

In addition, upon recognition of a foreign proceeding, the foreign representative has standing to make an application to the court for an order under or in connection with sections 238, 239, 244, 245 and 423 of the IA86. See “— Antecedent Transaction Laws” below. For such purpose, certain time periods and notice periods specified in such sections shall be determined by reference to the date of the opening of the foreign proceeding or the date on which a person has notice of the opening of the relevant foreign proceedings as provided in the Model Law Regulations. Where such an application is made, then those sections (together with ancillary sections of the IA86 relating thereto) shall apply whether or not the company is being wound-up or is in administration under British insolvency law.

The Insolvency Test

The IA86 has no test for or definition of insolvency per se but instead relies on the concept of a company’s ‘inability to pay its debts’ as the keystone for many of its provisions. Pursuant to section 123 of the IA86, the circumstances in which a company is deemed unable to pay its debts include, among others, the following: (i) if a creditor to whom the company is indebted in a sum exceeding £750 then due has served a statutory demand on the company requiring the company to pay the sum so due and the company has failed for three weeks to pay, secure or compound the sum to the reasonable satisfaction of the creditor; (ii) if it is proved to the satisfaction of the court that the company is unable to pay its debts as they fall due (“cashflow” basis); or (iii) if it is proved to the satisfaction of the court that the value of the company’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (“balance sheet” basis).

Formal insolvency proceedings under the laws of England may be initiated in a number of ways and by different parties depending on the process (see below for further detail on each process).

Administration

A company can enter into administration if the company: (i) is registered under the Companies Act 2006 (“CA 2006”) in England and Wales or Scotland; (ii) is incorporated in an EEA State; (iii) is not incorporated in an EEA State but has its COMI in an EU member state (other than Denmark) or in the UK; (iv) has its COMI in an EU Member State (other than Denmark) and there is an establishment in the UK; or (v) it has its COMI in the UK.

There are two distinct methods for placing a company into administration: (i) an application to court followed by a court order for administration (the ‘in-court route’); or (ii) the filing of certain forms with the court following which the administration takes effect (the ‘out-of-court route’). The in-court route is commenced by an application to court by the company itself, a majority of its directors, one or more of its creditors including contingent or prospective creditors and, where applicable, the Financial Conduct Authority or the Prudential Regulation Authority or certain other designated persons. The out-of-court method of appointment is available only to the directors, the company itself and the holder of a qualifying floating charge (“QFC”) (see further below for the meaning of this term). No physical court hearing is required and the administrator’s appointment takes effect when the court stamps receipt of the relevant forms.

A QFC is defined in paragraph 14 of Schedule B1 to the IA86 as being a floating charge created by an instrument which: (i) states on its face that paragraph 14 applies to it; and/or (ii) purports to empower the holder of the floating charge to appoint an administrative receiver and/or an administrator of the company. A person is the holder of a QFC if that person holds one or more debentures of the company secured by charges and other forms of security which together relate to the whole or substantially the whole of the company’s property and at least one of which is a qualifying floating charge.

It is possible to obtain an administration order other than as listed above. For example, a foreign court in a state designated for the purposes of section 426 of the IA86 (which includes the Cayman Islands) may make a request to the English court for the English court to make an administration order in relation to a foreign company incorporated in such designated jurisdiction.

When any person other than a holder of a QFC makes an administration appointment (whether by the in-court or out-of-court route), it will be necessary to show that the company is, or is likely to become, unable to pay its debts. See “— The Insolvency Test” above). Regardless of how an administrator is appointed, the administrator will need to consent to act as administrator and to state that, in his or her opinion, one of the following statutory objectives can be satisfied (the second objective can only be considered if the first objective is not reasonably practicable and similarly for the third objective): (i) to rescue the company as a going concern (the “first objective”); (ii) to achieve a better result for creditors as a whole than would be likely if the company were wound up without first being in administration (the “second objective”); or (iii) to realise property to make a distribution to one or more secured or preferential creditors (see “— Statutory order of priorities” below) (the “third objective”). An administrator must attempt to achieve the first objective of administration, unless he or she thinks either that it is not reasonably practicable to achieve the first objective, or that the second objective would achieve a better result for the company’s creditors as a whole. The administrator cannot pursue the third objective unless he or she thinks that it is not reasonably practicable to achieve either the first objective or the second objective and that it will not unnecessarily harm the interests of the creditors of the company as a whole to pursue the third objective. Subject to this, the administrator must perform his or her functions in the interests of the company’s creditors as a whole. In order to make an order, the court must be satisfied that it is reasonably likely that the administration will achieve one or more of these purposes.

An interim moratorium takes effect when an application to appoint an administrator is made or a notice of intention to appoint an administrator is filed at court. This becomes final once the company is in administration. Additionally, even where no interim moratorium was previously in effect, a company will nevertheless gain the benefit of the moratorium once in administration. The moratorium means, among other things, that no other legal process or proceedings may be commenced or continued against the company (creditors cannot enforce their claims against the company to recover debts, for example) and no step can be taken to enforce security over the company’s property, no administrative receiver can be appointed, no resolution can be passed for the winding-up of the company and, except in certain limited circumstances, no order can be made for the winding-up of the company (in each case except with the consent of the administrator or the permission of the court). This moratorium does not apply to financial collateral that has been created under a financial collateral arrangement within the meaning of the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003/3226) (as amended) (the “Financial Collateral Regulations”) (generally, such arrangements are in respect of cash or financial instruments, such as shares, bonds or tradable capital market debt instruments and credit claims). During the administration of a company, a creditor would not be able to enforce any security interest (other than security financial collateral arrangements) without the consent of the administrator or the permission of the court.

An administrator owes his or her duties to the creditors of the company as a whole. Upon appointment, an administrator takes control of the day-to-day running of the company and takes custody or control of all property to which the administrator thinks the company is entitled. He or she has broad powers to deal with the company and its assets, except in respect of assets which are subject to fixed charge security (where powers are more restrictive). The permission of the court is required to dispose of any such fixed charge assets, such permission will only be granted if disposing of the property in question is likely to promote the administration’s purpose and the net proceeds of sale are applied towards discharging the obligations of the company to the fixed charge holder. An administrator’s powers further extend to investigating why the company failed and, where appropriate, bringing actions against the directors or former directors or seeking to set aside certain transactions (see “— Antecedent Transaction Laws” below in respect of the latter).

An administration does not itself terminate any contracts and an administrator does not have the power to disclaim contracts (although he or she can choose to breach a contract if he or she considers it to be in the best interests of the creditors as a whole, in which case the resulting damages will rank as an unsecured debt — see “— Statutory order of priorities” below).

Following the enactment of CIGA, contractual terms providing for automatic termination or a right of termination by the counterparty upon the occurrence of an insolvency event (including administration) will generally be suspended for the duration of the relevant insolvency procedure. See “— Supplier Contracts” below.

Administrative receivership

Section 72A(1) of the IA86 provides that the holder of a QFC in respect of a company’s property may not appoint an administrative receiver of the company subject to certain exemptions set out in sections 72B to 72GA.

Pursuant to section 72B of the IA86, the first exception to this general prohibition is in the context of capital markets. There are three limbs that have to be satisfied in order to qualify for this exception: (i) the appointment is in pursuance of an agreement which is or forms part of a capital market arrangement; (ii) a party incurs, or when the agreement was entered into was expected to incur, a debt of at least £50 million under the arrangement; and (iii) the arrangement involves the issue of a capital market investment.

Each of the above three limbs is considered further below.

Pursuant to paragraph 1 of Schedule 2A to the IA86, an arrangement is a capital market arrangement if: (i) it involves a grant of security to (A) a person holding it as trustee for a person who holds a capital market investment issued by a party to the arrangement; or (B) a party to the arrangement who issues a capital market investment; or (C) a person who holds the security as trustee for a party to the arrangement in connection with the issue of a capital market investment; or (D) a person who holds the security as trustee for a party to the arrangement who agrees to provide finance to another party; or (ii) at least one party guarantees the performance of obligations of another party; or (iii) at least one party provides security in respect of the performance of the obligations of another party; or (iv) it involves an investment of a kind described in articles 83 to 85 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (SI 2001/544), which relates to options, futures and contracts for differences (the “Regulated Activities Order”).

Paragraph 1(3) of Schedule 2A to the IA86 states that a party to an arrangement includes a party to an agreement which forms part of the arrangement, provides for the raising of finance as part of the arrangement, or is necessary for the purposes of implementing the arrangement. We note that there is no statutory definition or case law on the meaning of the term “arrangement”, however it is clear that an arrangement can be more than just one agreement and in our view the term is apposite to describe a series of inter-related transactions.

Pursuant to paragraph 5 of Schedule 2A to the IA86, the requirement to incur debt of at least £50 million may be incurred at any time during the life of the capital market arrangement and may be expressed wholly or partly in foreign currency (in which case the sterling equivalent shall be calculated as at the time when the arrangement is entered into).

Pursuant to paragraph 2 of Schedule 2A to the IA86, an investment is a capital market investment if it: (i) is within article 77 or 77A of the Regulated Activities Order; and (ii) is rated, listed or traded or designed to be rated, listed or traded.

To place a company into administrative receivership, the holder of a QFC must execute a document appointing an administrative receiver in accordance with the terms of the security document pursuant to which the QFC was created. This appointment document must then be delivered to the proposed administrative receiver and the appointment takes effect upon receipt (provided that the administrative receiver formally accepts the appointment by the end of the next business day). There is no statutory moratorium that takes effect in relation to or as a result of the appointment of an administrative receiver.

The principal duty of an administrative receiver is to realise the assets of the company in order to repay the principal and interest secured by the document pursuant to which the administrative receiver was appointed (the “Secured Debt”). An administrative receiver generally has broad powers to deal with the company and its assets which derive from both the security document pursuant to which he or she was appointed and Schedule 1 of the IA86 (except insofar as this is inconsistent with the terms of that security document). In exercising such powers, an administrative receiver acts as agent of the company, unless and until it goes into liquidation. However, an administrative receiver can only dispose of assets which are subject to prior ranking security with the permission of the court if the court is satisfied that the disposal (with or without other property) would be likely to promote a more advantageous realisation of the company’s property than would otherwise be effected and on the condition that the proceeds of sale and any difference between those and the open market value are used to discharge that security. Further, unlike an administrator, an administrative receiver’s powers do not extend to bringing actions against the directors or former directors or (except in very limited circumstances) seeking to set aside certain transactions.

Assets coming into the hands of the administrative receiver are applied in payment of Secured Debt, less any costs of realisation, the preferential debts and the prescribed part (as to the meaning of which see “— Statutory order of priorities” below).

If an administrative receiver has been appointed, an administrator can only be appointed by the court (and not by the company, its directors or the holder of a qualifying floating charge using the out of court procedure) and then only if the person who appointed the administrative receiver consents or the court considers that the security pursuant to which the administrative receiver was appointed is capable of challenge as a transaction at an undervalue, a preference or an invalid floating charge. If an administrator is appointed, any administrative receiver will vacate office.

Fixed charge receivership

A fixed charge receiver (as opposed to an administrative receiver, who is appointed under certain floating charges — see “— Administrative receivership” above) may be appointed over some or all of the assets secured by a fixed charge in accordance with the terms of a security document creating a fixed charge or (in limited circumstances) pursuant to statute.

If appointed under the terms of a security agreement, grounds for appointment under the terms of the charge (such as a default) must exist and the charging company must have failed to satisfy the demand made for an appointment to take place. A fixed charge receiver can be appointed in parallel to a liquidator. An administrator may require a fixed charge receiver to vacate office unless that fixed charge receiver was appointed under a charge created or otherwise arising under a “financial collateral arrangement”, as per Regulation 8(4) of the Financial Collateral Regulations.

The primary duty of the fixed charge receiver is to realise the assets over which he or she is appointed, meaning he or she owes an over-riding duty of care to the appointor. This contrasts with the duty of an administrator, who performs his or her duties in the interests of a company’s creditors as a whole. In other words, receivership is a proprietary remedy whereas administration is a collective procedure. In realising the charged assets, the receiver will need to take reasonable care to obtain the best price obtainable in the circumstances. In doing so, the fixed charge receiver will be entitled to a statutory indemnity in respect of any liabilities from the realisations made of the assets of the company (and may also have the benefit of a contractual indemnity from the appointor).

To the extent the receiver has been appointed under a crystallised floating charge, amounts will be deducted from the proceeds of the realisation of the charged assets to pay the prescribed part and any preferential creditors.

Liquidation/Winding-Up

Liquidation proceedings may be opened where: (i) the company is registered in England and Wales or Scotland; (ii) the debtor’s COMI is in the UK, or (iii) the debtor’s COMI is in an EU member state (other than Denmark) and there is an establishment in the UK. The English courts can also open compulsory liquidation (see below) in respect of foreign companies as unregistered companies if such foreign company has a sufficient connection to England and Wales.

Liquidation is a terminal insolvency process pursuant to which the assets of a company are realised by the liquidator and the proceeds distributed to creditors in accordance with a statutory order of priority (see “— Statutory order of priorities” below), with any surplus paid to the shareholders. Once the liquidator has completed this task, the company will be dissolved and removed from the register of companies.

There are two different types of liquidation: (i) compulsory; and (ii) voluntary, which is in turn divided into members’ voluntary liquidation (“MVL”) and creditors’ voluntary liquidation (“CVL”). Compulsory liquidation is a court-based procedure initiated by the presentation of a winding-up petition, commonly but not exclusively on the grounds that the company is unable to pay its debts. See “— The Insolvency Test”. Voluntary liquidations are initiated by the company out-of-court. A CVL is initiated by the shareholders but the process involves some degree of control by the creditors. The company may be solvent or insolvent. An MVL is a solvent voluntary liquidation that is controlled by the shareholders and, given that it requires that all creditors are paid in full, no further detail on MVLs is included here.

Regardless of how a liquidator is appointed, a liquidator owes his or her duties to the company and its creditors as a whole and has wide powers to do whatever is necessary for the conduct of the liquidation. This includes the power to: (i) agree, compromise and pay creditor claims; (ii) sell any of the company’s property; (iii) bring or defend any legal proceedings on behalf of the company; (iv) disclaim onerous property or contracts in accordance with section 178 of the IA86; (v) bring actions against the directors or former directors; and (vi) bring actions to set aside certain transactions (see “— Antecedent Transaction Laws” below in respect of the latter).

In a compulsory liquidation, under section 127 of the IA86, any disposition of the company’s property, any transfer of the company’s shares and any altering of the status of company members is void if made following the ‘commencement of a winding up’ unless the court orders otherwise (this means that the Company loses its ability to service its debt, for example, without the court’s permission). Further, there is an automatic stay on proceedings being commenced or continued against the company or its property except with the permission of the court and subject to such terms as the court may impose although there is no freeze on the enforcement of security. In a voluntary liquidation, there is no such automatic stay although the court may, upon the application of the liquidator or any creditor, or contributory of the company, order a stay under its general discretionary power in section 112 of the IA86. Ordinary practice is to grant the stay on proceedings brought by a creditor in respect of a debt that is largely admitted and should be determined in the liquidation rather than through separate legal proceedings. This is important because it means secured creditors, for example, can go ahead and enforce their security.

A liquidation does not in itself terminate financial or commercial contracts, but a liquidator does have the power to disclaim onerous contracts and he or she can choose to breach a contract if he or she considers it to be in the best interests of the creditors as a whole, in which case the resulting damages will rank as an unsecured debt. See “— Statutory order of priorities” below.

Restructuring procedures

As well as formal insolvency proceedings, there are various restructuring tools under the laws of England which a Guarantor may be subject to and which may adversely affect investors and their ability to enforce their rights relating to the New Notes or the New Notes Guarantees. Some of these processes are under the CA 2006 (e.g., a scheme of arrangement and a restructuring plan) and some under the IA86 (e.g., a company voluntary arrangement). Further details on these processes are set out below.

Schemes of arrangement

Pursuant to Part 26 of the CA 2006 the English courts have jurisdiction to sanction the compromise of a company’s liabilities between a company and its creditors (or any class of its creditors) where such company is liable to be wound-up under the IA86; and in the context of a foreign company, all that is required is a “sufficient connection” to the English jurisdiction. In practice, the sufficient connection test has been found to be satisfied where, amongst other things, the company’s COMI is in England, the company’s finance documents are English law-governed, or the company’s finance documents have been amended in accordance with their terms to be governed by English law. Ultimately, each case will be considered on its particular facts and circumstances so previous cases will not necessarily determine whether or not any of the grounds of the second limb are satisfied in the present case.

Recognition of an English scheme in an EU member state will, in part, be dependent on the relevant countries’ private internal law rules. Where a contract is English law governed, Regulation (EC) 593/2008 on the Law Applicable to Contractual Obligations (Rome I) (“Rome I”) continues to apply following the UK’s exit from the EU.

Before the court considers the sanction of a scheme of arrangement at a hearing where the fairness and reasonableness of the scheme will be considered, affected creditors will vote on the proposed compromise in respect of their claims in a single class or in a number of classes, depending on the rights of such creditors that will be affected by the proposed scheme and any new rights that such creditors are given under the scheme. Such compromise can be proposed by the company or its creditors. If 75 per cent or more by value and over 50 per cent in number of those creditors present and voting at the creditor meeting(s) of each class vote in favour of the proposed compromise, irrespective of the terms and approval thresholds contained in the finance documents, that compromise will (subject to the sanction of the court) be binding on all affected creditors, including those affected creditors who did not participate in the vote on the scheme of arrangement and those who voted against the scheme of arrangement. In certain circumstances, a scheme of arrangement can also result in the release of guarantees in order to ensure the effectiveness of the compromise. The court has discretion as to whether to sanction the scheme as approved, make an order conditional upon modifications being made or reject the scheme.

Restructuring plan

Pursuant to Part 26A of the CA 2006, the English courts have jurisdiction to sanction a compromise or arrangement (a “Restructuring Plan”) proposed between a company and its creditors and/or members (or any class of its creditors and/or members) in circumstances where the company has encountered, or is likely to encounter, financial difficulties that affect, or will or may affect, its ability to carry on business as a going concern. The purpose of the Restructuring Plan must be to eliminate, reduce or prevent, or mitigate the effect of these financial difficulties. Similar to a scheme of arrangement, the Restructuring Plan procedure is open to any company liable to be wound up under the IA86 (i.e., a foreign company may use the procedure provided that certain conditions are met).

For a consensual plan (i.e., one where each class votes in favour) to be capable of being sanctioned by the court, the Restructuring Plan must be approved by 75 per cent by value of creditors or members in each class present in person or by proxy and voting at each meeting convened to consider the Restructuring Plan (there is no majority by number test as is the case with a scheme of arrangement). The applicant may also apply to the court to exclude a class from voting if they have no genuine economic interest in the company. Unlike a scheme, if the Restructuring Plan is not approved by a number representing at least 75 per cent. in value of any class of creditors or members of the company present in person or by proxy and voting at the relevant plan meeting (the Dissenting Class), the Dissenting Class may be crammed down provided that: (i) the court is satisfied that no members of the Dissenting Class would be any worse off under the Restructuring Plan than they would be in the most likely alternative scenario (in the court’s view) if the Restructuring Plan is not sanctioned (the ‘relevant alternative’); and (ii) the Restructuring Plan is agreed by 75 per cent by value of a class of creditors or (as the case may be) members present in person or by proxy and voting at the relevant plan meeting who would receive a payment or have a genuine economic interest in the company in the event of the relevant alternative. Even if the voting threshold is met, the court has discretion as to whether to sanction the Restructuring Plan and will refuse to sanction if it is not ‘just and equitable’ to do so. If the Restructuring Plan is sanctioned, it will be binding on all affected parties, including those who did not participate in the vote on the Restructuring Plan and those who voted against the Restructuring Plan.

Restructuring moratorium

Pursuant to the Corporate Insolvency and Governance Act 2020, which received Royal Assent on 25 June 2020 and came into effect on 26 June 2020 (“CIGA”, as may be amended from time to time), a free-standing moratorium is available to protect certain companies, both UK and overseas if there is a sufficient connection with England, from creditor action for a specified period, granting a ‘payment holiday’ for ‘pre-moratorium debts’. Pre-moratorium debts are debts due prior to the moratorium coming into force or debts which become due during the moratorium if they relate to obligations incurred before the moratorium comes into force. The moratorium is similar in scope to that which applies in administration, preventing security enforcement and legal proceedings amongst other things. The moratorium is available for a limited initial period of 20 business days, subject to permitted extensions. Any extension beyond 40 business days will require the consent of the company’s pre-moratorium creditors (among other conditions) or the consent of the court. In order to be eligible for the moratorium a company must be or be likely to be unable to pay its debts and the moratorium must be likely to result in the rescue of the company as a going concern. The moratorium will be overseen by a licensed insolvency practitioner who will act as a monitor. The monitor will scrutinise the company for the duration of the moratorium, assessing whether it is likely that the moratorium will result in the rescue of the company as a going concern. However, there are broad exclusions including for companies which are party to a capital markets arrangement.

Company voluntary arrangements

Pursuant to Part I of the IA86, a company (by its directors or its administrator or liquidator as applicable) may propose a company voluntary arrangement to the company’s shareholders and creditors which entails a compromise, or other arrangement, between the company and its creditors. Provided that the proposal is approved by the requisite majority of creditors by way of a decision procedure, it will bind all unsecured creditors who were entitled to vote on the proposal (notwithstanding the terms and approval thresholds contained in the finance documents). A company voluntary arrangement cannot affect the right of a secured creditor to enforce its security, except with its consent.

A company is eligible to propose a company voluntary arrangement proposal if it: (i) is a company registered under the CA 2006 in England and Wales or Scotland; (ii) is a company incorporated in an EEA State, or (iii) is a company not incorporated in an EEA State but having its COMI in an EU Member State (other than Denmark) or the UK; (iv) has its COMI in an EU Member State (other than Denmark) and there is an establishment in the UK or (v) it has its COMI in the UK.

In order for the company voluntary arrangement proposal to be passed, it must be approved by at least 75 per cent (by value) of the company’s creditors who respond in the decision procedure, a majority (by value) of the company’s members and no more than 50 per cent (by value) of unconnected creditors may vote against it. Secured debt cannot be voted in a company voluntary arrangement. However, a secured creditor may vote to the extent that it is under-secured. A secured creditor who proves in the company voluntary arrangement for the whole of its debt may be deemed to have given up its security.

Supplier contracts

One of the common challenges involved in using a formal process to rescue and restructure a company is that it can trigger termination or other consequences under supplier contracts. This makes the company vulnerable to ransom creditors. New provisions have been introduced by CIGA in order to supplement the existing essential supplier regime (see below) to help the continuation of supply of goods and services to companies in an insolvency process.

Essential suppliers

The essential supplier regime under sections 233 and 233A of the IA86 (i) prevents the suppliers from, where a company is subject to a qualifying form of insolvency procedure (including administration, liquidation and CVA) and a request is made by or with the concurrence of the insolvency officerholder for the giving, after the date that insolvency procedure commenced or the CVA took effect (as applicable), of any essential supplies, making it a condition of the giving of the supply, or doing anything which has the effect of making it a condition of the giving of the supply, that any outstanding charges in respect of a supply given to the company before the effective date are paid; and (ii) where a company enters administration or a CVA takes effect, subject to certain exceptions, compels continued supply by restricting the effect of existing insolvency-related terms in contracts for the supply of essential goods or services.

Essential goods and services include such things as water, gas, electricity, communications services, wi-fi and chip-and-pin devices.

Other suppliers

Section 233B of the IA86 says that (subject to certain exceptions), if a company is subject to a qualifying form of insolvency procedure (including the new moratorium, CVA, administration and liquidation or where a court order is made summoning a meeting relating to a Restructuring Plan), (i) any provision of a supply contract which provides that the contract or supply would terminate, or any other thing would take place, or that the supplier would be entitled to terminate the contract or the supply or do any other thing (for example, change payment or supply terms) because the company becomes subject to the relevant insolvency procedure, will cease to have effect; (ii) suppliers will be unable to exercise any entitlement arising before the start of the insolvency period to terminate the contract or the supply because of an event occurring before the start of the insolvency period, for the duration of the insolvency period (which in some cases could be measured in years) and (iii) suppliers will be unable to impose ransoms by demanding payment of outstanding amounts in respect of pre-commencement supply as a condition of continuing supply.

The prohibitions apply to both new and pre-existing contracts. Certain contracts involving financial services are excluded from the regime, including a capital market arrangement. In addition, certain types of entities (such as banks or insurance companies), whether such entities are the customer or the supplier, are excluded from this regime. Additionally, the regime does not apply to insolvency-related terms of a contract for the supply of essential goods or services which cease to have effect under section 233A of the IA86 (as described above).

Suppliers may still terminate contracts if: (i) they receive consent from the company or insolvency officeholder (where in office); or (ii) the court is satisfied that the continuation of the contract would cause the supplier hardship and grants permission for the termination of the contract. Supplier rights relating to events arising after the insolvency process begins are not affected.

Statutory order of priorities

A liquidator or administrator will need to comply with a set statutory order of priority when he or she distributes the proceeds of realised assets to a company’s creditors and, with the exception of the prescribed part (as described below), distributions generally cannot be made to a class of creditors until the claims of the creditors in a prior-ranking class have been paid in full. This statutory order of priority is broadly summarised as follows:

(a)     proceeds of realisations from assets subject to a fixed charge are paid to the fixed charge holder (less any costs of realisation);

(b)    any prescribed fees or expenses of the official receiver and moratorium debts and certain “priority pre-moratorium debts” in circumstances where a company has entered into a restructuring moratorium and subsequently entered into administration or liquidation within 12 weeks beginning with the day after the end of the moratorium;

(c)     expenses of the liquidation or the administration, which includes monies arising under a contract entered into by the administrator or liquidator, or any necessary disbursements made in the ordinary insolvency process;

(d)    ordinary preferential debts (these rank equally among themselves), which include (but are not limited to) debts owed by the insolvent company in relation to contributions to occupational and state pension schemes, wages and salaries of employees for work done in the four months before the insolvency date, up to a maximum of £800 per person, holiday pay due to any employee whose contract has been terminated and bank and building society deposits eligible for compensation under the Financial Services Compensation Scheme (“FSCS”) up to the statutory limit;

(e)     secondary preferential debts (these rank equally among themselves), including bank and building society deposits eligible for compensation under the FSCS to the extent that the claims exceed the statutory limit, deposits made through a non-EEA branch of a credit institution that would otherwise have been eligible for FSCS compensation and claims by HMRC in respect of certain taxes including VAT, PAYE income tax (including student loan repayments), employee NI contributions and Construction Industry Scheme deductions (but excluding corporation tax and employer NI contributions) which are held by the company on behalf of employees and customers;

(f)     subject to certain exceptions, the prescribed part, which is a ring fenced amount of money that the administrator or liquidator must set aside from realisations from floating charge assets to distribute to unsecured creditors (after making full provision for preferential creditors and expenses out of floating charge realisations, and unless the cost of making the prescribed part available to unsecured creditors would be disproportionate to the resulting benefit to creditors) — calculated as 50 per cent. of the first £10,000 of net realisations and 20 per cent. of the net realisations thereafter, up to a maximum of £800,000 (except where the company’s net property is available to be distributed to the holder of a first-ranking floating charge created before 6 April 2020, in which case the maximum aggregate cap is £600,000);

(g)    proceeds of floating charge asset realisations (less any costs of realisation, the preferential debts and the prescribed part), according to the priority of the security;

(h)    provable debts of unsecured creditors (these rank equally among themselves unless there are subordination agreements in place between any of them) and any secured creditor to the extent of any unsecured shortfall, in each case including accrued and unpaid interest on those debts up to the date of commencement of the relevant insolvency proceedings (to pay the secured creditors any unsecured shortfall, the insolvency officeholder can only use realisations from unsecured assets as secured creditors are not entitled to any distribution from the prescribed part unless the prescribed part is sufficient to pay out all unsecured creditors);

(i)     statutory interest that arises on debts after the commencement of liquidation or after the commencement of an administration which has been converted into a distributing administration at the higher of the applicable contractual rate and the rate determined in accordance with the Judgments Act 1838 (currently 8 per cent. per annum); and

(j)     non-provable liabilities, being liabilities that do not fall within any of the categories above and which are therefore only recovered in the (unusual) event that all categories above are fully paid.

Any surplus following the repayment of all unsecured creditors in full will be paid to the shareholders in accordance with the company’s articles of association. There are no equitable subordination provisions under English law, meaning that an unsecured shareholder loan ranks as a provable debt alongside other unsecured creditors and will not be subordinated by law.

Subject to the above order of priority, subordinated creditors are ranked according to the terms of the subordination language in the relevant documentation.

Unless creditors have agreed otherwise with the company, distributions are made on a pari passu basis, that is, the assets are distributed in proportion to the debts due to each creditor within a class.

Contractual setting-off arrangements entered into after a company enters liquidation or administration are only respected to the extent they fall within the definition of “mutual dealing” as applied by the mandatory insolvency set-off regime. This regime sees an account being taken of what is due from each party to the other in respect of their mutual dealings, and only the resulting net balance is either provable by the creditor in the administration or liquidation of the company (if amounts remain due to the creditor) or, conversely, is payable by the creditor to the company (if amounts remain due to the company).

Foreign Currency Risk

In administration or liquidation, any debt payable in a currency other than pounds sterling must be converted into pounds sterling at a single rate for each currency as determined by the administrator or liquidator by reference to the exchange rates prevailing on the date that the company went into administration or liquidation. This provision overrides any agreement between the parties. Accordingly, in the event that the Company or a New Notes Guarantor goes into liquidation or administration, holders of the New Notes may be subject to exchange rate risk between the date on which the Company or such New Notes Guarantor went into liquidation or administration and the date of receipt of any amounts to which such holders of the New Notes may become entitled (by way of a distribution in the liquidation or administration).

Post-petition interest

Any interest accruing under or in respect of amounts due under the New Notes or any New Notes Guarantee to which an English company is a party (at the higher of the applicable contractual rate and the official rate) in respect of any period after the commencement of administration or liquidation proceedings would only be recoverable from any surplus remaining after payment of all other debts proved in the English company’s insolvency proceedings and accrued and unpaid interest up to the date of the commencement of those proceedings provided that such interest may, if there are sufficient realisations from the secured assets, be discharged out of such security recoveries.

Trust Assets

Assets held on trust by the company for a third party generally fall outside the insolvent estate that is available for distribution.

Antecedent Transaction Laws

There are five principal provisions of the IA86 under which transactions entered into prior to a company’s insolvency are capable of being set aside. They are: (i) transactions at an undervalue (section 238); (ii) preferences (section 239); (iii) avoidance of certain floating charges (section 245); (iv) transactions defrauding creditors (section 423); and (v) extortionate credit transactions (section 244).

These provisions all apply where the company has gone into liquidation or administration, with the exception of section 423 which applies regardless of whether the company is in insolvency proceedings. The granting of security or guarantees by a company could be subject to challenge under these provisions. The Company cannot be certain that, in the event that the onset of an English company’s insolvency (as described below) is within any of the requisite time periods, the granting of a security interest and/or guarantee in respect of the New Notes would not be challenged or that a court would uphold the transaction as valid.

Transactions at an undervalue

If a company goes into administration or liquidation and it has entered into a transaction at an undervalue, the court may, on the application of the insolvency officeholder, set the transaction aside. We note that section 118 of the Small Business, Enterprise and Employment Act 2015 (the “SBEEA”) introduced section 246ZD to the IA86 from 1 October 2015 and provides that liquidators and administrators may assign the cause of action (including the proceeds of the cause of action) in respect of any transaction under section 238 of the IA86. Where a foreign officeholder has been granted recognition under the Model Law Regulations, he or she also has standing to bring a claim for a transaction at an undervalue.

A transaction will constitute a transaction at an undervalue if: (i) the transaction is at an undervalue (a gift or a transaction on terms that provide for the company to receive no consideration or a transaction for a consideration the value of which (in money or money’s worth) is significantly less than the value (in money or money’s worth) of the consideration provided by the company); (ii) the transaction took place within the relevant time (2 years before the onset of insolvency, being broadly the commencement of its liquidation or administration); and (iii) the company was at the time of the transaction, or became, as a result of the transaction, unable to pay its debts within the meaning of section 123 of the IA86 (although there is a rebuttable presumption that the company was unable to pay its debts at the time of the transaction if the transaction is made to a person connected to the company such as a shareholder or a director (a “connected person”)).

The court will not make an order in respect of a transaction at an undervalue if it is satisfied that: (i) the company which entered into the transaction did so in good faith and for the purposes of carrying on its business; and (ii) when it did so, there were reasonable grounds for believing that the transaction would benefit the company.

If the court determines that the transaction was a transaction at an undervalue, the court can make such order as it thinks fit to restore the position to what it would have been in if the transaction had not been entered into. In any proceedings, it is for the administrator or liquidator to demonstrate that the company was insolvent unless a beneficiary of the transaction was a connected person (as defined in the IA86, as amended), in which case there is a presumption of insolvency and the connected person must demonstrate the solvency of the company in such proceedings.

Preferences

If a company goes into administration or liquidation and it has granted a preference the court may, on the application of the insolvency officeholder, set the transaction aside. We note that section 118 of the SBEA introduced section 246ZD to the IA86 from 1 October 2015 and provides that liquidators and administrators may assign the cause of action (including the proceeds of the cause of action) in respect of any preference claim under section 239 of the IA86. Where a foreign officeholder has been granted recognition under the Model Law Regulations, he or she also has standing to bring a preference claim.

A company gives a preference to a person if: (i) that person is one of the company’s creditors, a surety or a guarantor for any of the company’s debts or other liabilities; (ii) the company has done something, or has suffered something to be done which (in either case) has had the effect of putting that person into a position which, in the event that the company goes into insolvent liquidation, will be better than the position that person would have been in if that thing had not been done; (iii) the company was influenced in deciding to give the preference by a desire to put the creditor in a better position than that person would have been in if the thing had not been done or suffered to be done (this desire is rebuttably presumed in the case of connected persons); (iv) the preference was given within the relevant time (6 months before the onset of the insolvency or 2 years before the onset of insolvency where the transaction is with a connected person); and (v) the company was at the time of the transaction, or became as a result of the transaction, unable to pay its debts within the meaning of section 123 of the IA86.

If the court determines that the transaction constituted such a preference, the court has very wide powers for restoring the position to what it would have been if that preference had not been given. However, for the court to do so, it must be shown that in deciding to give the preference the company was influenced by a desire to produce the preferential effect. In any proceedings, it is for the administrator or liquidator to demonstrate that the company was insolvent at the relevant time and that the company was influenced by a desire to produce the preferential effect, unless the beneficiary of the transaction was a connected person, in which case there is a presumption that the company was influenced by a desire to produce the preferential effect and the connected person must demonstrate in such proceedings that there was no such influence.

The desire to prefer requires a “positive wish to improve the creditor’s position in the event of the company’s insolvent liquidation” (Re Fairway Magazines Ltd [1993] BCLC 643). A preferential effect for a creditor may be foreseen by the company without being desired. Where a company is influenced by “proper commercial considerations” there will be no desire to prefer and therefore no voidable preference (Re MC Bacon [1990] BCLC 324).

Voidable floating charges

A floating charge created by a company over its property may be invalid if it was created in the relevant time. Where the transaction is with a connected person, this means within a period of 2 years before the onset of insolvency. In all other cases, this means within a period of 12 months before the onset on insolvency when the company was at the time of the transaction, or became as a result of the transaction, unable to pay its debts within the meaning of section 123 of the IA86. However, if the floating charge qualifies as a “security financial collateral agreement” under the Financial Collateral Regulations, the floating charge will not be subject to challenge as described in this paragraph.

This is the only requirement for setting aside the floating charge and, if met, the security is automatically invalid except to the extent of the aggregate of the value of so much of the consideration for the creation of the charge (as consists of money paid, goods or services supplied or debts discharged and interest thereon) supplied to the company at the time of, or after the creation of, the charge. This means that a floating charge can be partly invalid to the extent that it is provided for past consideration. No court action is required save for where there is a foreign officeholder recognised under the Model Law Regulations who wishes to attack the floating charge under article 23 of the Model Law Regulations.

In practical terms, a floating charge will therefore only be invalid to the extent that it is given in exchange for prior consideration (e.g., to secure loans previously made) and any floating charge provided to, amongst other matters, secure new debt provided at the same time as, or after, the creation of the charge, will not be invalid under section 245 of the IA86.

Section 245 of the IA86 does not apply to a floating charge that has been created under a financial collateral arrangement within the meaning of the Financial Collateral Regulations.

The requirement for the company to be insolvent at the time of (or as a result of) granting the floating charge does not apply where the floating charge is granted to a connected person. If the floating charge is granted to a connected person, and the floating charge was granted within the specified period referred to above, then the floating charge is invalid except to the extent of the aggregate of the value of the money paid to, or goods or services supplied to, or any discharge or reduction of any debt of (and the amount of such interest payable in respect of the money paid, services supplied in reduction/discharge in debt), the relevant company at the same time as or after the creation of the floating charge, whether the relevant company is solvent or insolvent.

Transactions defrauding creditors

A transaction entered into by a company can be set aside by the court if: (i) the transaction is at an undervalue (see above); and (ii) it was entered into for the purpose of putting assets beyond the reach of a person who is making or may make a claim against the company or otherwise prejudicing that person’s interests in relation to the claim which that person is making or may make.

It is not necessary for the company to be in insolvency proceedings and unlike a transaction at an undervalue or a preference, the claim is not restricted to the officeholder and can be made by, subject to certain conditions, the Financial Conduct Authority, the Prudential Regulation Authority and the UK Pensions Regulator. The victim of the transaction can apply to court to set aside a transaction. A foreign officeholder recognised under the Model Law

Regulations also has standing to apply to court. The IA86 also does not prescribe a set time limit within which to bring the action (subject to the normal statutory limitation periods). The fact that the transaction was not entered into with a dishonest motive is no defence to the claim. It will suffice that the company’s subjective purpose was to place the assets out of the reach of creditors or a particular creditor. There is no need to show that the intention was the sole purpose and a substantial purpose is likely to suffice.

If the court determines that the transaction was a transaction defrauding creditors, the court can make such orders as it thinks fit to restore the position to what it would have been if the transaction had not been entered into and to protect the interests of the victims of the transaction. The relevant court order may affect the property of, or impose any obligation on, any person, whether or not he is the person with whom the transaction was entered into. However, such an order will not prejudice any interest in property which was acquired from a person other than the debtor in good faith, for value and without notice of the relevant circumstances and will not require a person who received a benefit from the transaction in good faith, for value and without notice of the relevant circumstances, to pay any sum unless such person was a party to the transaction.

Extortionate credit transactions

If a company goes into administration or liquidation and it has entered into an extortionate credit transaction, the court may, on the application of the insolvency officeholder or a foreign officeholder recognised under the Model Law Regulations, set the transaction aside. We note that section 118 of the SBEA introduced section 246ZD to the IA86 from 1 October 2015 and provides that liquidators and administrators may assign the cause of action (including the proceeds of the cause of action) in respect of any extortionate credit transaction claim under section 244 of the IA86.

A transaction is extortionate if, having regard to the risk accepted by the person providing the credit, either: (i) its terms require grossly exorbitant payments to be made (whether unconditionally or in certain contingencies) in respect of the provision of the credit; or (ii) it otherwise grossly contravenes ordinary principles of fair dealing.

The court can make an order in relation to extortionate credit transactions entered into by the company up to three years before the day on which the company entered into administration or went into liquidation (which is slightly different to the concept of the onset of insolvency used in relation to transactions at an undervalue and preferences).

Orders

In the case of any of the above applying and where a court order is required, the court has very wide statutory powers to make such orders as it thinks fit to restore the position to that which existed before the transaction was entered into.

Fixed and floating charges

There are a number of ways in which fixed charge security has an advantage over floating charge security: (a) a fixed charge, even if created after the date of a floating charge, may have priority as against the floating charge over the same charged assets (provided that the floating charge has not crystallised at the time the fixed charge was granted); (b) general costs and expenses (including the liquidator’s or administrator’s remuneration and the costs of continuing to operate the business of the charging company while in administration) properly incurred in a winding up or administration are payable out of the charging company’s assets (including the assets (including cash) that are the subject of the floating charge) and insolvency officeholders appointed to a charging company can convert floating charge assets to cash and use such cash to meet such general costs and expenses in priority to floating charge claims; (c) an administrator may dispose of or take action relating to property subject to a floating charge without the prior consent of the charge holder or court, although the floating charge holder retains the same priority in respect of the proceeds from the disposal of the assets subject to the floating charge; (d) until the floating charge security crystallises, a company is entitled to deal with assets that are subject to floating charge security in the ordinary course of business, meaning that such assets can be effectively disposed of by the charging company so as to give a third-party good title to the assets free of the floating charge and so as to give rise to the risk of security being granted over such assets in priority to the floating charge security; (e) in comparison to fixed charge security, floating charge security is subject to certain additional challenges under English insolvency law; and (f) where the floating charge is not created or otherwise arising under a “financial collateral arrangement” (generally, a charge over cash or financial instruments such as shares, bonds or tradeable capital market debt instruments and credit claims) under the Financial Collateral Regulations, floating charge security is subject to the claims of certain preferential creditors (such as occupational pension scheme contributions and salaries owed to employees) and to ring-fencing of the “prescribed part” for unsecured creditors. This summary does not set out an exhaustive statement of consequences of the distinction between fixed and floating security interests.

Please note, however, that with prior approval of the court, an administrator may also deal with property subject to a fixed charge, provided that disposing of the property is likely to promote the purpose of the administration and that the administrator applies the net proceeds from the disposal of the property in question towards discharging the obligations of the company to the charge holder. Under English law there is a possibility that a court could re-characterise fixed security interests purported to be created by a security document governed by English law as floating charges; the description given to security interests by the parties is not determinative. Whether security interests labelled as fixed will be upheld as fixed security interests rather than floating security interests will depend on, among other things, whether the chargee has the requisite degree of control over the relevant chargor’s ability to deal with the relevant assets (and for certain assets the proceeds thereof) and, if so, whether such control is exercised by the chargee in practice. Where the chargor is free to deal with the secured assets (and for certain assets the proceeds thereof) in the course of its business without the consent of the chargee prior to crystallisation, the court is likely to hold that the security interest in question constitutes a floating charge, notwithstanding that it may be described as a fixed charge in the security documents.

An administrator, receiver (including administrative receiver) or liquidator of the company will be required to ring-fence the ‘prescribed part’. See “— Statutory Order of Priorities” above.

There are circumstances under English insolvency law in which the granting by an English company of security and guarantees can be challenged. In most cases this will only arise if the company is placed into administration or liquidation within a specified period (as set out in more detail above) following the granting of the guarantee or security.

Secondary Legislation

UK secondary legislation, such as the Financial Collateral Regulations, may be invalid and ineffective if, among other things, it is not enacted within the scope of the relevant primary statute or within the powers of the relevant rule-making authorities.

Filings

The prescribed particulars in respect of a security document under which an English company purports to create security, together with a certified copy of the security document, should be delivered to the Registrar of Companies within 21 days after the date of the security document in accordance with Chapter A1 of Part 25 of the CA 2006. Failing this, the security created by the security document will (subject as mentioned in the above Chapter) be void against a liquidator or administrator and any creditor of the charging company. The application of the above Chapter to a security interest is subject to the application of the Financial Collateral Regulations. In addition, the following categories of charge are not registrable under the above Chapter (as set out in section 859A(6) of the CA 2006): (i) a charge in favour of a landlord on a cash deposit given as a security in connection with the lease of land; (ii) a charge created by a member of Lloyd’s (within the meaning of the Lloyd’s Act 1982) to secure its obligations in connection with its underwriting business at Lloyd’s; and (iii) a charge excluded from the application of section 859A of the CA 2006 by or under any other Act (such as charges that are exempted from registration under the Banking Act 2009). Registration may also determine the order of priority of registrable security interests and may provide notice of a pre-existing security interest for the purpose of priorities. In some cases, such as the registration regime under the CA 2006, the priority of security interests which are registrable and have been duly registered follows chronological order of creation (subject to certain exceptions — see, for example, and without limitation, the exceptions under “— Assignments” below). In other cases, priority in respect of security interests over certain types of asset depends on the time at which those security interests are registered in a particular asset register. Thus, for instance, the priority of security interests over ships and aircraft are governed by their respective dates of registration in the appropriate register, whether or not the relevant secured party had notice of an earlier unregistered security interest over the relevant asset. Similar rules apply in relation to security interests over registered land and certain intellectual property rights, such as patents.

Corporate authorisations and maintenance of capital

The legality, validity and enforceability of the obligations of the New Notes Guarantors under the New Notes, the New Notes Guarantees and the security interests are subject to matters affecting companies generally, including that: (i) its entry into and performance of such obligations: (A) are not prohibited by its constitutional documents (or contracts to which it is party); and (B) have been duly authorised and do not breach or result in inconsistency with applicable laws or regulations; and (ii) the documents evidencing such obligations have been duly executed and delivered in accordance with all applicable procedures and laws. In addition, the granting of guarantees or security by an English company could be subject to challenge if it results in a reduction in that company’s net assets as properly recorded in its books or, to the extent that it does, the company does not have sufficient distributable reserves to cover that reduction.

Enforcement

Enforcement of security and guarantees may be affected by general legal and equitable principles regarding the legality, validity and enforceability of contractual provisions and contractual obligations and liabilities (including guarantees and security).

Wrongful trading

If, in the course of an insolvent winding up or insolvent administration of a company, it appears that a person who is, or was, a director of the company knew or ought to have concluded at some point before the commencement of the liquidation or administration that there was no reasonable prospect that the company would avoid going into insolvent liquidation or insolvent administration, the liquidator or administrator of the company can seek a court declaration that the director make a contribution to the company’s assets pursuant to the IA86.

Assignments

Any assignment of a debt or other chose in action, including by way of security, can only take effect as a legal assignment under section 136 of the Law of Property Act 1925 if it meets the requirements of that provision, which are: (i) the assignment must be in writing; (ii) the assignment must be absolute and not purporting to be by way of charge only; and (iii) notice of the assignment must be given to the underlying obligor. If any of these requirements is not satisfied, the assignment may still constitute a valid equitable assignment. Equitable assignments, including by way of security, are subject to certain limitations, including, without limitation: (i) where an equitable interest is followed by a legal interest, the subsequent legal interest will take priority if the holder acquired it for value without notice of the equitable interest; and (ii) the priority of dealings in most equitable interests is determined by the time at which notice of such interest is given to the underlying obligor or to the person in control of that equitable interest. The first person to give notice will take priority, if that person does not have actual or constructive notice of the prior interest and has given consideration for his or her interest.

Share mortgages

A mortgage of shares can only take effect as a legal mortgage if the relevant transfers of shares are registered, although it may still give rise to a valid equitable security interest.

“People with significant control” regime

Pursuant to Part 21A of the CA 2006 (and related Schedules 1A and 1B to the CA 2006), from 6 April 2016 certain UK incorporated companies, societates europaeae registered in the UK and limited liability partnerships formed under the Limited Liability Partnerships Act 2000 (for the purposes of this paragraph, each a “relevant company”) must keep a register of certain registrable individuals and legal entities that have significant control over them. Failure of such registrable individuals or legal entities or other persons specified in Part 21A of (and Schedule 1B to) the CA 2006 (for the purposes of this paragraph, each a “notifying party”) to comply with the requirements of that Part may give relevant companies the right to issue a restrictions notice to such notifying party for the purposes of Schedule 1B to the CA 2006. Subject to certain exceptions, the effect of a restrictions notice is that in respect of any relevant interest in the relevant company (as defined in Schedule 1B to the CA 2006, for example, a share in the relevant company): (i) any transfer of (or agreement to transfer) the interest is void; (ii) no rights are exercisable in respect of the interest; (iii) no shares may be issued in right of the interest or in pursuance of an offer made to the interest-holder; and (iv) except in a liquidation, no payment may be made of sums due from the relevant company in respect of the interest, whether in respect of capital or otherwise. Such restrictions could adversely affect the validity of the security interests and the ability of the relevant secured parties to enforce their rights under or in respect of the security interests.

Application of proceeds

The enforceability of a provision in a security document that relates to the application of proceeds will be subject to any obligations mandatorily preferred by applicable law.

Turnover trust

A turnover trust may be construed as creating a registrable charge under section 859A of the CA 2006, in which case it will be void in the circumstances set out in section 859H of the CA 2006, unless the prescribed statement of particulars, together with a certified copy of the agreement or instrument under which the turnover trust arises, are delivered to the Registrar of Companies in accordance with section 859A of the CA 2006 within 21 days after the date of creation of that charge (see “— Filings” above) (unless an order allowing an extended period is made under section 859F of the CA 2006).

Ranking

The description given by the parties to the ranking of security interests is not determinative of the ranking of those security interests.

Foreign laws

If, and to the extent that, an asset subject to security under a security document (or the obligor of any debt or other right against any person, which debt or right constitutes all or part of the property or rights subject to that security) is located in any jurisdiction other than England and Wales or is not governed by English law, the validity and priority of that security may be affected by any applicable foreign laws.

Third party rights

Security granted over debts from, or other rights against, third parties (including contracts and insurance policies) may be subject to any rights of those third parties.

Amendments

An English court may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

Fetters on exercise of powers

A provision under which a company or other legal person agrees, or purports to agree, to fetter the exercise of its powers under its constitutional documents or any applicable law (or regulation) may not be enforceable against the company or other legal person.

Account Bank’s right to set off

With respect to any security over bank accounts (each an “Account Charge”) granted by an English Obligor, the banks with which some of those accounts are held (each an “Account Bank”) may have reserved their right at any time to exercise the rights of netting or set-off to which they are entitled under their cash pooling or other arrangements with that English Obligor. As a result, and if the security granted over those accounts is merely a floating (rather than fixed) charge, the collateral constituted by those bank accounts will be subject to the relevant Account Bank’s rights to exercise netting and set-off with respect to the bank accounts charged under the relevant Account Charge. Once the floating charge has crystallised and converted into a fixed charge (as it would on enforcement or the occurrence of certain insolvency events with respect to the relevant English Obligor) and the Account Bank has been formally notified of that fact, the collateral will no longer be subject to the relevant Account Bank’s netting and set-off rights unless the Account Bank has expressly reserved set-off rights in such circumstances.

Cayman Islands

The Company is an exempted company incorporated with limited liability in the Cayman Islands. Given that the Company is a Cayman Islands incorporated company, insolvency or restructuring proceedings could be commenced in the Cayman Islands and such proceedings would be governed by Cayman Islands insolvency and restructuring laws. However, insolvency or restructuring proceedings in respect of Cayman Islands companies can, in certain circumstances, be commenced in other jurisdictions, for example the United States, and so it should not be assumed that, in the event of insolvency or restructuring, the Company would be subject solely to Cayman Islands insolvency or restructuring proceedings.

The Cayman Islands are a British Overseas Territory. The legal system is a common law system founded on the English system. Specific sources of Cayman Islands law are Cayman Islands legislation, English legislative provisions extended to the Cayman Islands by United Kingdom Orders in Council, Cayman Islands case law and comparative case law from England and other common law jurisdictions.

The doctrine of judicial precedent applies in the Cayman Islands as it applies in England. The sitting courts of the Cayman Islands are the Grand Court, a court of first instance, and the Court of Appeal, an appellate court in which appeals from the Grand Court are heard and determined. The ultimate court of appeal from these courts, as with many other Commonwealth jurisdictions, is the Judicial Committee of the Privy Council (the “Privy Council”) in London. Decisions of the Privy Council on appeal from the courts of the Cayman Islands are binding on the Court of Appeal and the Grand Court. Decisions of the Court of Appeal are similarly binding on the Grand Court. Where there is no applicable Cayman Islands case law, the courts of the Cayman Islands will generally follow English authorities to the extent they are not inconsistent with Cayman Islands statute or authority and do not relate to English statutory provisions that have no equivalent in the Cayman Islands. Such authorities are persuasive but not binding. Similarly, decisions of the courts of other Commonwealth jurisdictions, including decisions of the Privy Council on appeal from other Commonwealth jurisdictions, are also of persuasive, but not binding, authority. Generally, the decisions of the appellate courts of other Commonwealth jurisdictions are of more persuasive value before the courts of the Cayman Islands, while decisions of the Privy Council on appeal from other Commonwealth jurisdictions are of the highest persuasive value.

Under the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), companies can be subject to voluntary or involuntary winding-up proceedings. The Grand Court can also appoint a provisional liquidator after the presentation of a petition for the winding up of the company but before an order for the winding up of the debtor company is made where, for example, there is a prima facie case for making a winding-up order but there is an immediate need for the appointment of a provisional liquidator to take certain safeguarding actions, such as: to prevent the dissipation or misuse of the company’s assets; to prevent the oppression of minority shareholders in the company; or to prevent the mismanagement or misconduct on the part of the company’s directors. As an alternative to winding up proceedings, the Companies Act was amended in 2022 to allow a company to restructure under the supervision of a restructuring officer appointed by the Grand Court (including on an interim basis, on such terms and conditions seen fit by the court) on the application of the company, in circumstances where the company is or is likely to become unable to pay its debts and it intends to present a compromise or arrangement with its creditors. Although there is an automatic stay of civil proceedings against a company when an application for the appointment of a restructuring officer is made, on the appointment of a provisional liquidator, or where an order for winding up has been made (with the option to apply for an additional stay of criminal proceedings against the company), the stay does not prevent a creditor who has security over the whole or part of the assets of the company from enforcing its security if entitled to do so. Further, such secured creditors do not have any statutorily implied right to appoint a receiver under Cayman Islands law and any right to do so must be contractual.

Cayman Islands law emphasizes a company’s cash flow position as being determinative of a company’s ability to pay its debts, but whether the company is balance sheet insolvent could also be relevant. A company is cash flow insolvent if it is unable to pay its debts (this test contains an element of futurity; how far into the future a court may look is highly fact sensitive). A company is balance sheet insolvent if the value of the company’s assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

Under the Companies Act, the Grand Court may wind up a company incorporated under the laws of the Cayman Islands (such as the Company) in certain circumstances and as set out in section 92 of the Companies Act, and may accept and hear petitions for the winding up of such company from a creditor or contributory of such company in accordance with the Companies Act. Where a company incorporated under the laws of the Cayman Islands is wound up by way of voluntary liquidation commenced in the circumstances set out in section 116 of the Companies Act or is subject to a winding up order by the Grand Court, then the provisions of the Companies Act, including Cayman Islands insolvency law, would apply.

Notwithstanding that a liquidator and the Grand Court would apply Cayman Islands insolvency law to a winding up under the Companies Act, foreign laws, including foreign insolvency laws, may nevertheless be relevant in certain instances in the Cayman Islands. For example, foreign law may be relevant in a Cayman liquidation where it is the proper law of a creditor’s claim. If under foreign law the creditor’s claim has been compromised (for example, in a foreign scheme of arrangement), then any liquidator appointed by the Grand Court is likely to be bound by that compromise. Furthermore, where a company incorporated under the laws of the Cayman Islands is also being wound up in a foreign jurisdiction, the insolvency laws of that foreign jurisdiction are likely to apply to the treatment of any of the company’s assets that are under the jurisdiction of the foreign court. The rules applicable in such a foreign (ancillary) winding up may be different to the rules applicable to the winding up in the Cayman Islands.

Section 95(2) of the Companies Act provides that the Grand Court shall dismiss a winding up petition or adjourn the hearing of a winding up petition in circumstances where a petitioner is contractually bound not to present a winding up petition against the company.

Section 140(2) of the Companies Act provides that upon the insolvency of a company that the collection in and application of the property of a company is without prejudice to any agreement between the company and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and after taking into account and giving effect to any contractual rights of set-off or netting of claims between the company and any person or persons (including without limitation any bilateral or any multi-lateral setoff or netting arrangements between the company and any person or persons).

There is no established doctrine or statutory provision authorizing substantive consolidation (whereby a court can agree to consolidate the assets and liabilities of separate legal entities within a group on bankruptcy, winding up, liquidation or other insolvency proceeding) under the insolvency laws of the Cayman Islands. However, the Cayman Islands courts could approve a pooling arrangement in very limited and specific circumstances. Such jurisdiction exists pursuant to a Cayman Islands court-appointed restructuring officer or liquidator’s power to make any compromise or arrangement with creditors with the sanction of the Grand Court. This jurisdiction will only be exercised in exceptional circumstances where the affairs of two or more companies (or other entities) are so hopelessly intertwined that a pooling of their assets and liabilities is the only sensible way to proceed.

A similar commercial effect to a pooling arrangement could potentially be achieved through schemes of arrangement under sections 86 or 91I of the Companies Act. A scheme of arrangement is a formal arrangement between a company and its creditors, which, when approved by the creditors (a simple majority of creditors by number holding 75% by value in each class who attend and vote, either in person or by proxy) and sanctioned by the Grand Court, becomes binding on the parties to the scheme of arrangement. It may be possible to have linked schemes of arrangement in respect of multiple companies within the same group that would result in those companies’ assets and liabilities being pooled. However, the companies’ creditors would need to approve such an arrangement (in accordance with the majorities set out above) and the final arrangement would need to be approved by the Grand Court.

Potential Limitations on the Validity and Enforcement of Security Interests

There are circumstances under Cayman Islands insolvency law in which the granting by a Cayman Islands company of security over the whole or part of its assets, or a transaction entered into by a company, can be challenged. In the event of the liquidation of a company under Part V of the Companies Act, any disposition of the property of the company (defined as every form of conveyance, transfer, assignment, lease, mortgage, pledge or other transaction by which any legal or equitable interest in property is created, transferred or extinguished, which includes the granting of security over the whole or part of the company’s assets) may be capable of being set aside by a liquidator in certain circumstances. In particular, it should be noted that:

•        Section 145 of the Companies Act provides that every conveyance or transfer of a Cayman Islands company’s property, or charge thereon, is invalid as a voidable preference if the company is unable to pay its debts (i.e. is insolvent) at the time of such disposition or transfer and the company commences winding up within six months of such conveyance, transfer or charge and such conveyance, transfer or charge is made, incurred, taken or suffered by the company in favor of a creditor with a view to giving that creditor a preference over the other creditors of the company.

•        Section 146 of the Companies Act provides that every disposition of the company’s property, including any transfer of collateral, made at an undervalued amount (or for no consideration at all) with intent to defraud the company’s creditors shall be voidable at the instance of the official liquidator within six years of the date of the relevant disposition or transfer of collateral.

•        Section 147 of the Companies Act provides that persons who are knowingly party to any business of the company that has been carried on with an intent to defraud creditors of the company or creditors of any other person, or for any fraudulent purpose, may be liable to make such contributions to the company’s assets as the Grand Court may declare.

•        Rights of creditors (including secured creditors) may be affected by a scheme of arrangement. A compromise or arrangement between a company and its creditors or any class of them shall, if sanctioned by the Grand Court, be binding on all the creditors or a class of creditors. If there are creditors who form a class, the class will be bound by the scheme if a majority representing 75% in value of the class who attended (whether in person or by proxy) and voted approved the scheme. Cayman Islands law provides that a class is constituted by those persons whose rights against the company which are to be released or varied under the scheme, or the new rights which the scheme gives in their place, “are not so dissimilar as to make it impossible for them to consult together with a view to their common interest.” Two or more creditors could constitute separate classes in a compromise or arrangement if they hold security over different assets or hold security over the same asset but do not rank equally.

•        Section 99 of the Companies Act provides that: “when a winding up order has been made, any disposition of the company’s property and any transfer of shares or alteration in the status of the company’s members made after the commencements of the winding up is, unless the Court otherwise orders, void.” Although there is no published decision of a Cayman Islands court of which we are aware, a creditor who has security over the whole or part of the assets of a company is entitled to enforce his security without the leave of the Grand Court and without reference to its restructuring officer or liquidator. Further, English authority (which would be regarded as persuasive but not binding in the Cayman Islands) holds that the equivalent English legislative provision does not prevent a secured creditor from enforcing their security.

•        Neither a restructuring officer nor a liquidator has any statutory right to disclaim an onerous contract under Cayman Islands law. There is no reported Cayman Islands authority as to whether a restructuring officer or liquidator would have a right under common law as applied in the Cayman Islands to disclaim onerous contracts, although English case law indicates that no right of disclaimer exists under the common law.

•        On a winding up of a Cayman Islands company, a liquidator may at any time give notice to a creditor whose debt is secured that the liquidator proposes, at the expiration of 28 days from the date of the notice, to redeem the security at the value put upon it in the creditor’s proof. Conversely, a secured creditor may at any time give notice to the liquidator requiring him to elect whether or not he will exercise his right to redeem the security at the value put on it in the creditor’s proof of debt and the liquidator shall make his election within 90 days, failing which he shall lose his right to redeem the security.

Further, on a winding up of a Cayman Islands company, the following debts are paid in priority to all unsecured debts or debts secured by a floating charge:

•        any sum due by the company to an employee, whether employed in the Cayman Islands or elsewhere, in respect of salaries, wages and gratuities accrued during the four months immediately preceding the commencement of the liquidation;

•        any sum due and payable by the company on behalf of an employee in respect of medical health insurance premiums or pension fund contributions;

•        any sum due in respect of severance pay and earned vacation leave where the employee’s contract has been terminated as a result of the winding up;

•        any compensation payable to a workman in respect of injuries incurred at work pursuant to the Workmen’s Compensation Act (as revised) of the Cayman Islands (“WCA”);

•        certain taxes and related penalties due to the Cayman Islands government comprising customs duties and penalties, stamp duty and penalties, license fees payable under Cayman Islands regulatory laws, fees payable under the Companies Act (such as annual return fees), and sums due in respect of taxes payable under the Tourist Accommodation (Taxation) Act (as revised) of the Cayman Islands;

•        certain preferential claims in respect of severance pay and pension contributions may also rank ahead of secured creditors in limited circumstances. See section 40(2) of the Labour Act (as revised) of the Cayman Islands and section 65(3) of the National Pensions Act (as revised) of the Cayman Islands;

•        subject to certain exceptions, eligible depositors with a bank incorporated in the Cayman Islands which holds a category “A” License issued under the Banks and Trust Companies Act (as revised) of the Cayman Islands in respect of the first CI$20,000 (or the equivalent in any foreign currency) of each of their deposits on a winding up; and

•        section 21 of the WCA provides that a workman is subrogated to the company’s rights against an insurance company in respect of liabilities insured under the WCA, and that those rights of subrogation are preferential debts.

Ireland

Receivership

The enforcement of security over an Irish law bank account would typically be conducted via a receivership process. A receiver may be appointed on foot of a fixed and/or floating charge over the assets secured by an Irish law governed security agreement in accordance with the terms thereof. Grounds for appointment under the terms of the security agreement (such as a default or acceleration of debt) must exist and the charging company must have failed to satisfy the demand made for an appointment to take place.

The primary duty of a receiver is to realise the assets over which he or she is appointed. Although nominally the agent of the chargor, his or her primary duty is to realise the assets in the interests of the security holder. The powers of a receiver are found in both the security agreement leading to his or her appointment and statute.

Fixed and floating charges

Although the security constituted by the Irish law bank account charges is expressed to take effect as a fixed charge, it may take effect as a floating charge. It is the essence of a fixed charge that the person creating the charge does not have liberty to deal with the secured assets. Whether fixed security interests will be upheld as fixed interests rather than floating security interests will depend, among other things, on whether the security holder has the requisite degree of control over the relevant chargor’s ability to deal with the relevant assets and the proceeds thereof and, if so, whether such control is exercised by the security holder in practice (irrespective of the description given to the security interests in the underlying security agreement). In the context of bank account security, the ability of the chargor to withdraw or otherwise deal with the monies standing to the credit of such account without the consent of the security holder would risk the purported fixed charge being recharacterised by the Irish courts as a floating charge.

Floating charges have certain weaknesses, including they rank after fixed charges. This summary does not set out an exhaustive statement of consequences of the distinction between fixed and floating security interests nor does it deal with the ranking of preferential claims in an insolvency given the chargors are not incorporated in Ireland.

Assignments

For a security assignment of an Irish bank account to be created as a legal as opposed to an equitable security interest, a notice of the assignment of the bank account must be served on the relevant account bank informing it that the account has been assigned by way of security to a third party. There is no timeframe within which this notice must be served, however, service is a determinant of priority. It is not necessary to require the account bank to acknowledge the notice. Equitable assignments, including by way of security, are subject to certain limitations, including, without limitation: (i) where an equitable interest is followed by a legal interest, the subsequent legal interest will take priority if the holder acquired it for value without notice of the equitable interest; and (ii) the priority of dealings in most equitable interests is determined by the time at which notice of such interest is given to the underlying obligor or to the person in control of that equitable interest. The first person to give notice will take priority, if that person does not have actual or constructive notice of the prior interest and has given consideration for his or her interest.

Account Bank’s right to set off

With respect to any security over Irish bank accounts, the relevant account bank may have the ability to exercise certain netting and set-off rights under cash pooling or other arrangements with the relevant chargor. As a result, security over Irish bank accounts may be subject to the relevant account bank’s rights to exercise netting and set-off with respect to the bank accounts charged under the relevant Irish law account charge.

Enforcement

Enforcement of Irish security may be affected by general legal and equitable principles regarding the legality, validity and enforceability of contractual provisions and contractual obligations and liabilities (including security).

Application of proceeds

The enforceability of a provision in a security document that relates to the application of proceeds will be subject to any obligations mandatorily preferred by applicable law.

Ranking

The description given by the parties to the ranking of security interests is not determinative of the ranking of those security interests.

LEGAL MATTERS

We are being represented as to matters of U.S. federal, New York and English law by Freshfields Bruckhaus Deringer US LLP, and as to matters of Cayman Islands law by Maples and Calder.

INDEPENDENT AUDITORS

The consolidated financial statements of the Company at December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, 2021 and 2020 included in the Company’s 2022 Form 20-F for the year ended December 31, 2022 incorporated by reference in this Offering Memorandum have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2.7 to the consolidated financial statements), and incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.cazoo.co.uk. Information contained on, or that can be accessed through, our website does not constitute a part of this Offering Memorandum. We have included our website address in this Offering Memorandum solely for informational purposes.

We are “incorporating by reference” into this Offering Memorandum certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this Offering Memorandum and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this Offering Memorandum is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this Offering Memorandum and information incorporated by reference into this Offering Memorandum, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

(i)     the 2022 Form 20-F, filed with the SEC on March 30, 2023;

(ii)    our Report on Form 6-K, filed with the SEC on August 15, 2023;

(iii)   our Report on Form 6-K, filed with the SEC on October 2, 2023; and

(iv)   our Report on Form 6-K, filed with the SEC on October 25, 2023.

Unless specifically stated to the contrary in this Offering Memorandum or in any report on Form 6-K furnished with the SEC, none of the information that we disclose in any report on Form 6-K that we have furnished or may from time to time furnish to the SEC is or will be incorporated by reference into, or otherwise included in, this Offering Memorandum.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at +44 20 3901 3488 during regular business hours:

Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD
United Kingdom

Application will be made to the Authority to list the New Notes on the Official List of the Exchange and for permission to be granted to deal in the New Notes on the Official List. There is no guarantee that such application to the Authority will be approved. The Authority assumes no responsibility for the correctness of any of the statements made, opinions expressed, or reports contained in, this Offering Memorandum or in the documents incorporated by reference into this Offering Memorandum. The application to, approval in-principle from, admission of the New Notes to the Official List of the Exchange and quotation of the New Notes on the Exchange are not to be taken as an indication of the merits of the Exchange Offer, the Company, its subsidiaries, their respective associated companies, their respective joint venture companies or the New Notes. We will be required to comply with any undertakings given by us from time to time to the Authority in connection with the listing of the New Notes, and to furnish to it all such information as the rules of the Authority may require in connection with the listing of the New Notes.

None of the Company or the New Notes Guarantors has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Company nor the New Notes Guarantors will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this Offering Memorandum is accurate only as of the date of the document in which such information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

The Exchange Agent for the Exchange Offer is:
U.S. Bank Trust Company, National Association
By Regular, Registered or Certified Mail; Hand or Overnight Delivery: 111 Fillmore Avenue St. Paul, MN 55107 Attention: Corporate Actions	By Facsimile Transmission (for Eligible Institutions Only): (651) 495-8158 Attention: Specialized Finance
For Information or Confirmation by Telephone: Toll Free: (800) 934-6802
The Information Agent for the Exchange Offer is:
U.S. Bank Trust Company, National Association
111 Fillmore Avenue St. Paul, MN 55107
Toll Free: (800) 934-6802

Questions or requests for assistance related to the Exchange Offer or for additional copies of this Offering Memorandum may be directed to the Information Agent at its telephone numbers and address listed above.

You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

APPENDIX I: DESCRIPTION OF THE NOTES

Cazoo Group Ltd, an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”), will issue US$200 million aggregate principal amount of 4%/2% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”), among, inter alios, the Issuer, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), GLAS Trust Corporation Limited, as security agent (the “Security Agent”) and U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”), transfer agent (the “Transfer Agent”) and notes registrar (in such capacity, the “Registrar”). In this “Description of the Notes”, the term “Issuer” refers to Cazoo Group Ltd only and not to any of its Subsidiaries. The Indenture will not be qualified under, incorporate provisions by reference to or otherwise be subject to, the U.S. Trust Indenture Act of 1939, as amended.

The Notes are being issued together with Class A ordinary shares of the Issuer in exchange for all $630 million aggregate principal amount of the Issuer’s 2% Convertible Senior Notes due 2027 in accordance with the terms and conditions of the Transaction Support Agreement. The Notes will be issued in a private exchange offer that is not subject to the registration requirements of the Securities Act. For further information about resale restrictions, see “Transfer Restrictions.”

The following describes the material provisions of the Notes, the Indenture and the Note Guarantees and refers to the Security Documents and the Fundamental Intercreditor Rights that would be applicable to any future Intercreditor Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, the Security Documents and, if applicable, any Intercreditor Agreement, respectively. Because this is a summary, it may not contain all the information that is important to you. You should read the Indenture, the Security Documents and, if applicable, any Intercreditor Agreement in their entirety. Upon the entry into any Intercreditor Agreement as provided for under the Indenture, the Indenture will be subject to the terms of such Intercreditor Agreement (as defined below). The terms of such Intercreditor Agreement will be important to understanding the relative ranking of indebtedness and security, the ability to make payments in respect of the indebtedness, the procedures for undertaking enforcement action, the subordination of certain indebtedness, turnover obligations, release of security and guarantees, and the payment waterfall. We urge you to read the Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement (if any) because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture, the Notes, the Security Documents and the Intercreditor Agreement (if any) are or will be available as set forth under “Where You Can Find More Information”. You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions”.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes

The Notes will:

•     constitute senior obligations of the Issuer;

•     rank equal in right of payment with all of the Issuer’s existing and future obligations that are not subordinated in right of payment to the Notes;

•     be secured by the Collateral (as defined below) on a first-ranking basis;

•     rank senior in right of payment to any existing and future Indebtedness of the Issuer that is subordinated in right of payment to the Notes;

•     rank effectively senior in right of payment to any existing or future unsecured obligations of the Issuer, to the extent of the value of the Collateral (as defined below) that is available to satisfy the obligations of the Issuer under the Notes;

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•     be effectively subordinated to the Issuer’s existing and future secured Indebtedness that is secured by property or assets that do not secure the Notes, to the extent of the value of such property or assets securing such Indebtedness; and

•     be structurally subordinated to all existing and future obligations of the Issuer’s Subsidiaries that do not guarantee the Notes.

The Note Guarantees

On the Issue Date, subject to the Agreed Security Principles, the Notes will initially be guaranteed (the “Issue Date Guarantees”) on a senior, secured basis by the following Subsidiaries of the Issuer incorporated in the United Kingdom (collectively, the “Issue Date Guarantors”): Cazoo Holdings Limited, Cazoo Ltd, Cazoo Properties Limited, Imperial Car Supermarkets Limited, Imperial Cars of Swanwick Limited, Cazoo Subscription Services Limited, Cazoo Wholesale Services Limited, Project Chicago Newco Limited, Arctos Holdings Limited, Moorgate House (Newco) Limited, GBJ Developments Limited, CD Auction Group Limited, Cazoo Support Services Limited, Ensco 1109 Limited, SMH Fleet Solutions Limited and Vans 365 Limited.

In addition, the Issuer may from time to time be required to procure from certain of its Subsidiaries (each, a “Guarantor”) the issuance of additional guarantees pursuant to the provisions set forth under “— Covenants — Future Guarantors” and “— Covenants — Guarantor Coverage” below (any such guarantee an “Additional Note Guarantee” and, together with the Issue Date Guarantees, the “Note Guarantees”). Any Note Guarantee shall be limited as necessary to prevent the relevant Note Guarantee from constituting a fraudulent conveyance, preference, transfer at under value or unlawful financial assistance under applicable law, or otherwise to reflect corporate benefit rules, “thin capitalization” rules, laws on the capital maintenance, limitations of corporate law or purpose, regulations or defenses affecting the rights of creditors generally or other limitations under applicable law which, among other things, might significantly limit the amount that can be guaranteed by the relevant Guarantor. By virtue of these limitations, the obligations of such Guarantor under its Note Guarantee could be significantly less than amounts payable with respect to the Notes or even zero. Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee. See “Risk Factors — Risks Related to the New Notes, the New Notes Guarantees and the New Notes Collateral — Fraudulent and/or voidable transfer laws and other applicable laws permit a court to void the New Notes Guarantees and any liens and security interests in respect thereof, and, if that occurs, you may not receive any payments on the New Notes Guarantees” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”. The Note Guarantees may be released under certain circumstances as described under “— Release of Note Guarantees.”

The term “Note Guarantees” shall, in addition to the Issue Date Guarantees, also include any such Additional Note Guarantees.

Subject to the above, the Note Guarantee of each Guarantor will:

•     constitute general senior obligations of such Guarantor;

•     rank equally in right of payment with any existing and future indebtedness of such Guarantor that is not subordinated in right of payment to such Guarantor’s Note Guarantee;

•     be secured by the Collateral (as defined below);

•     rank senior in right of payment to any existing and future indebtedness of such Guarantor that is expressly subordinated in right of payment to such Guarantor’s guarantee of the Notes;

•     rank senior to any existing and future unsecured indebtedness of such Guarantor to the extent of the value of the property and assets which secure the Note Guarantee;

•     be effectively subordinated to any existing and future indebtedness of such Guarantor that is secured by liens on property or assets that do not secure such Guarantor’s Note Guarantee, to the extent of the value of the property and assets securing such indebtedness;

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•     be structurally subordinated to any existing and future indebtedness of subsidiaries of such Guarantor that do not guarantee the Notes (if any); and

•     be subject to the limitations described herein.

As of and for the year ended December 31, 2022, the Guarantors represented 100% of the Issuer’s revenue and 87.3% of the Issuer’s total assets. As of and for the six months ended June 30, 2023, the Guarantors represented 100% of the Issuer’s revenue and 100% of the Issuer’s total assets. As of the Issue Date, certain of our Subsidiaries will not guarantee the Notes and we may establish further Subsidiaries in the future that will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holder of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of and for the year ended December 31, 2022, the non-Guarantor Subsidiaries represented 0% of the Issuer’s revenue and 12.7% of the Issuer’s total assets. As of and for the six months ended June 30, 2023, the non-Guarantor Subsidiaries represented 0% of the Issuer’s revenue and 0% of the Issuer’s total assets.

Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Issuer, including the Holders. The Notes and each Note Guarantee will therefore be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of any future Subsidiaries of the Issuer that do not become Guarantors.

Additional Notes

The Indenture will be unlimited in aggregate principal amount, of which US$200.0 million aggregate principal amount of Notes will be issued on the Issue Date. After the Issue Date, we may issue an unlimited principal amount of additional Notes having substantially identical terms and conditions as the Notes originally issued (together with any notes issued under the Indenture of any other series as further described below, the “Additional Notes”) under the Indenture. We will only be permitted to issue Additional Notes in compliance with the covenants contained in the Indenture, including the covenants restricting the Incurrence of Indebtedness and Liens (as described below under “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens”).

Any such Additional Notes shall have terms substantially identical to the Notes originally issued, except in respect of any of the following terms which shall be set forth in an Officer’s Certificate (as defined below) supplied to the Trustee:

(1)         the title of such Additional Notes;

(2)         the aggregate principal amount of such Additional Notes;

(3)         the date or dates on which such Additional Notes may be issued;

(4)         the rate or rates (which may be fixed or floating) at which such Additional Notes may bear interest and, if applicable, the interest rate basis, formula or other method of determining such interest rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest may be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable and the basis upon which such interest will be calculated;

(5)         the currency or currencies in which such Additional Notes may be denominated and the currency in which cash or government obligations in connection with such series of Additional Notes may be payable;

(6)         the maturity date or dates of such Additional Notes, and the date or dates and price or prices at which, the period or periods within which, and the terms and conditions upon which, such Additional Notes may be redeemed, in whole or in part, including, but not limited to, any special mandatory redemption using amounts released from any escrow account into which proceeds of the issuance of such Additional Notes are deposited pending consummation of any acquisition, Investment, refinancing or other transaction (such redemption, an “Additional Notes Special Mandatory Redemption”);

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(7)         the provisions relating to the escrow of all or a portion of the proceeds of such Additional Notes and the granting of Liens described in clause (30) of the definition of “Permitted Liens” in favor of the Trustee or a security agent solely for the benefit of the Holders of such Additional Notes (and not, for the avoidance of doubt, for the benefit of the Trustee and the Holders of any other Notes), together with all necessary authorizations for the Trustee and the Security Agent to enter into such arrangements; provided that, for so long as the proceeds of such Additional Notes are in escrow, such Additional Notes shall benefit only from such Liens and shall not be subject to any Intercreditor Agreement (if any) or any Additional Intercreditor Agreement and shall not benefit from any security interest in the Collateral;

(8)         if other than in denominations of US$1,000 and in integral multiples of US$1 in excess thereof, the denominations in which such Additional Notes may be issued and redeemed;

(9)         the status of registration with the SEC of such Additional Notes or the applicable exemption from such registration pursuant to which such Additional Notes may be offered or sold; and

(10)       the CUSIP, ISIN, Common Code or other securities identification numbers with respect to such Additional Notes, and the relevant clearing systems.

The Notes (together with any Additional Notes issued from time to time) will be treated as a single class for the purposes of the Indenture with respect to waivers, amendments and all other matters which are not specifically distinguished for a specific series. Unless the context otherwise requires or unless otherwise specified, for all purposes of the Indenture and this “Description of the Notes,” references to the “Notes” include the Notes issued on the Issue Date under the Indenture and any Additional Notes that are actually issued from time to time (including PIK Notes issued in respect of PIK Interest). Additional Notes may be designated to be of the same series as any other series of Notes, including the Notes issued on the Issue Date, but only if they have terms substantially identical in all material respects to such other series, and if so designated shall be deemed to form one series with such other series (it being understood that any Additional Notes that are substantially identical in all material respects to any other series of Notes but for being subject to an Additional Notes Special Mandatory Redemption shall be deemed to be substantially identical to such series of Notes only following the date on which such Additional Notes Special Mandatory Redemption provision ceases to apply).

In the event that any Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax, and/or Cayman Islands or United Kingdom tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP, ISIN, Common Code or other securities identification number, as applicable, so that they are distinguishable from such Notes.

Principal and Maturity

The Issuer will initially issue US$200.0 million aggregate principal amount of Notes. The Notes will mature on February 16, 2027 (the “Maturity Date”) at their principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the Maturity Date. The Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1 in excess thereof.

The rights of Holders to receive the payments of interest on the Notes will be subject to applicable procedures of DTC. If a particular interest payment date is not a Business Day, then the payment date will move to the next Business Day, and the Holders of such Notes will not be entitled to any further interest or other payment as a result of any such delay.

Interest

Interest on the Notes will accrue on their outstanding aggregate principal amount at the rate of 6.00% per annum, of which a minimum of 4.00% per annum shall be payable in cash and up to 2.00% per annum shall be with respect to any PIK Interest (as defined below) that the Issuer may, at its option, elect to pay in cash or via the issuance of PIK Notes (as defined below). Interest on the Notes will be paid from and including the Issue Date to but excluding the Maturity Date and will be payable semi-annually in arrears on May 15 and November 15 of each year commencing on May 15, 2024 to the Holders of record of the Notes on the immediately preceding May 1 and November 1 of each year. The Notes shall cease to bear interest at the end of the Business Day immediately preceding the relevant due date for repayment (for so long as the Notes are registered in book-entry form). Interest on the Notes will accrue from

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the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months on the aggregate nominal amount outstanding.

If interest is to be calculated for a period of less than one year (a “Calculation Period”) it shall be calculated on the basis of the Day Count Fraction. “Day Count Fraction” means with regard to the calculation of interest on any Note for any Calculation Period the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months on the aggregate nominal amount outstanding.

Interest on overdue principal, Cash Interest and PIK Interest, as applicable, will accrue at a rate that is 1.00% higher than the then applicable rate of Cash Interest, in the case of overdue principal and/or overdue Cash Interest, or the then applicable rate of PIK Interest, in the case of overdue PIK Interest. In no event, however, will the rate of interest on the notes be higher than the maximum rate permitted by applicable law.

The Issuer is entitled, without the consent of the holders of the Notes, to pay interest by issuing Additional Notes having the same terms and conditions as the Notes (“PIK Notes”). For any interest period, interest at a rate of up to 2% per annum in respect of the then outstanding principal amount of the Notes may be paid through the issuance of PIK Notes either by increasing the principal amount of the outstanding Notes (or by issuing a new Global Note of an increased principal amount) or by issuing PIK Notes in a principal amount equal to such interest (in each case, “PIK Interest”). Unless previously redeemed or repaid, all PIK Notes will mature on the Maturity Date.

Unless so elected by the Issuer, in respect of each interest period, interest payable on the Notes will be paid entirely in cash at the rate of 6.00% per annum (“Cash Interest”); provided that interest in respect of the first interest period from (and including) the Issue Date to May 15, 2024 shall be paid 4.00% in Cash Interest and 2.00% in PIK Interest. In respect of any subsequent interest period, unless the Issuer intends to pay 100% in Cash Interest, the Issuer shall deliver a notice (the “Interest Determination Notice”) to the Trustee and the Paying Agent no later than the date that is five Business Days prior to the commencement of any subsequent Interest Period, which notice shall state the rate of the outstanding principal amount of Notes with respect to which such interest shall be paid in the form of Cash Interest (provided that such rate shall not be less than 4.00% per annum in respect of the then outstanding principal amount of the Notes) (the “Cash Interest Rate”), the corresponding amount of such Cash Interest, the rate of the outstanding principal amount of Notes up to 2.00% per annum with respect to which interest shall be paid in the form of PIK Interest (the “PIK Interest Rate”) and the corresponding amount of such PIK Interest. If the Issuer does not deliver an Interest Determination Notice to the Trustee and the Paying Agent with respect to any Interest Period within this timeline or at all, then the applicable interest in respect to such Interest Period shall be deemed to be the Cash Interest Rate and the PIK Interest Rate set out in the Interest Determination Notice last delivered to the Trustee and the Paying Agent.

Methods of receiving payments on the Notes

Principal, interest, premium and Additional Amounts, if any, on the notes issued in global form (“Global Notes”) will be made by one or more Paying Agents by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof (initially being DTC or its nominee). PIK Interest will be payable with respect to the notes represented by one or more Global Notes by the Issuer delivering an order to increase the principal amount of the applicable Global Note by the relevant amount or, if necessary, by issuing a new Global Note executed by the Issuer and a written order to the Trustee or to the authenticating agent on its behalf to authenticate such new Global Note under the Indenture.

Principal, interest, premium and Additional Amounts, if any, on any certificated securities (“Definitive Registered Notes”) will be payable at the specified office or agency of one or more Paying Agents maintained for such purposes. In addition, Cash Interest payments on the Definitive Registered Notes may be paid by wire transfer to the persons entitled thereto as shown on the register for the Definitive Registered Notes. PIK Interest will be payable with respect to Definitive Registered Notes by the Issuer issuing and delivering to the Trustee and Paying Agent such additional notes in the relevant amount as Definitive Registered Notes and a written order to the Trustee to authenticate and deliver such notes. See “— Paying Agent, Registrar and Transfer Agent for the Notes.”

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Book-entry; Delivery and Form

The Notes will be issued in global registered form without interest coupons, as follows:

•     Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act will initially be represented by one or more global notes in registered form without interest coupons attached (the “144A Global Notes”). The 144A Global Notes will, on the Issue Date, be deposited with the custodian on behalf of DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

•     Notes sold within the United States to institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3). (7), (8), (9), (12) or (13) under the Securities Act) will initially be represented by one or more global notes in registered form without interest coupons attached (the “IAI Global Notes”). The IAI Global Notes will, on the Issue Date, be deposited with the custodian on behalf of DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

•     Notes sold to persons who are not U.S. persons (as defined in Regulation S) outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one or more global notes in registered form without interest coupons attached (the “Regulation S Global Notes” and, together with the 144A Global Notes and the IAI Global Notes, the “Global Notes”). The Regulation S Global Notes will, on the Issue Date, be deposited with and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to Persons that have accounts with DTC for credit to an account of a direct or indirect participant in DTC.

Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements summarized below and described more fully under “Transfer Restrictions”. DTC will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not have the notes registered in their names, will not receive physical delivery of the notes in certificated form and will not be considered the registered owners or “holders” of the notes for any purpose.

So long as the notes are held in global form, DTC (or its nominee) will be considered the sole holder of the Global Notes for all purposes under the indenture. In addition, participants must rely on the procedures of DTC, and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, in order to exercise any rights of holders of the notes under the indenture.

Book-Entry Interests in the 144A Global Notes (the “144A Book-Entry Interests”) and Book-Entry Interests in the IAI Global Notes (the “IAI Book-Entry Interests”) may be transferred to a person who takes delivery in the form of Book-Entry Interests in the Regulation S Global Notes (the “Regulation S Book-Entry Interests”) denominated in the same currency only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Regulation S under the Securities Act.

Prior to 40 days after the Issue Date of the Notes, ownership of Regulation S Book-Entry Interests will be limited to persons that have accounts with Euroclear or Clearstream or persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A under the Securities Act. Subject to the foregoing, Regulation S Book-Entry Interests may be transferred to a person who takes delivery in the form of a Rule 144A Book-Entry Interest only upon delivery by the transferor of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is a “qualified institutional buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act or otherwise in accordance with the transfer restrictions described under “Transfer Restrictions,” and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

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In connection with transfers involving an exchange of a Regulation S Book-Entry Interest for a Rule 144A Book-Entry Interest or an IAI Book-Entry Interest, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Notes and a corresponding increase in the principal amount of the Rule 144A Global Notes or the IAI Global Notes.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only as described in the indenture and, if required, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note will, upon transfer, cease to be a Book-Entry Interest in the first mentioned Global Note and become a Book-Entry Interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Transfers involving an exchange of a Regulation S Book-Entry Interest for a Rule 144A Book-Entry Interest or an IAI Book-Entry Interest will be done by DTC by means of an instruction originating from the trustee through the DTC Deposit/Withdrawal Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the relevant Regulation S Global Note and a corresponding increase in the principal amount of the corresponding Rule 144A Global Note or IAI Global Note. The policies and practices of DTC may prohibit transfer of unrestricted Book-Entry Interests in the Regulation S Global Note prior to the expiration of the 40 days after the date of initial issuance of the Notes.

Security; Release of Collateral

As of the Issue Date, the payment obligations of the Issuer under the Notes and the Guarantors under the Note Guarantees will be secured, respectively, by the following collateral (subject to any Permitted Collateral Liens, the Agreed Security Principles, applicable perfection requirements and exceptions and limitations described herein) (collectively, the “Collateral”):

(a)         a first priority fixed charge over the Issuer’s bank accounts;

(b)         a first priority assignment of all intragroup receivables owed to the Issuer;

(c)         a first priority fixed charge over all of the shares in Cazoo Holdings Ltd granted by the Issuer;

(d)         a first priority fixed charge over each Guarantors’ bank accounts kept in England and the Republic of Ireland, including in the case of Cazoo Holdings Limited, a CHL Blocked Account (as defined below);

(e)         a first priority fixed charge over the shares in each Guarantor;

(f)          a first priority assignment of all intragroup receivables owed to each Guarantor; and

(g)         a first priority floating charge over substantially all of the assets of each Guarantor, including intellectual property.

In determining whether and what additional collateral and guarantees may be provided, the following Agreed Security Principles will be taken into account, including the following:

•        general law and statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent conveyance, preference, insolvency or “thin capitalization” rules, retention of title claims and similar principles may limit the ability of a member of the group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

•        subject to the guarantee limitations set out in the Indenture, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Issuer and Guarantors under the Notes, the Note Guarantees and the Indenture in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. Security Documents will, subject to the applicable “guarantee” limitations, secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Issuer and Guarantors under the Notes, the Note Guarantees and the Indenture, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction;

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•        Collateral will be limited to security over the shares in each Guarantor, all intragroup receivables owed to the Issuer and each Guarantor, all bank accounts of the Issuer and each Guarantor and for Guarantors incorporated in England and Wales, a customary floating charge over substantially all assets (including intellectual property);

•        security over intragroup receivables shall include the following:

(i)     prior to the Closing, the Issuer and each member of the Group shall further agree that their rights and obligations under any existing funding arrangements (if any) amongst the Issuer and/or any member of the Group (other than Cazoo Holdings Limited) (in their capacity as intra-group creditor, the “Relevant Intra-Group Creditor”) and Cazoo Limited (as intra-group debtor) shall be assigned by way of transfer to Cazoo Holdings Limited, in the amount equal to any intra-group loans owed by the Relevant Intra-Group Creditor (in its capacity as intra-group debtor) to Cazoo Holdings Limited (as intra-group creditor) and such assigned receivables shall be subject to the first priority security created by Cazoo Holdings Limited in favour of the Security Agent (the “Assigned Receivables Transfers”);

(ii)    any future upstream or downstream intragroup loans amongst the Issuer and/or any Guarantor shall be documented under intragroup loan agreements substantially in the agreed form (the “Agreed Form Intra-Group Loan Agreement”) and receivables under such intra-group loans shall be subject to first priority security in favor of the Security Agent;

(iii)   any equity investment to be made into any Guarantor shall be made by way of an intragroup loan documented under an intragroup loan, in each case, any such intragroup loan agreement shall be substantially in the Agreed Form Intra-Group Loan Agreement and receivables under such intragroup loans shall be subject to first priority security in favor of the Security Agent;

•        the entry into any intra-group loan agreements by a Guarantor (other than Cazoo Holdings Limited) as an intra-group debtor shall be subject to the relevant Guarantor first confirming that the aggregate available cash resources held by the Guarantors (other than Cazoo Holdings Limited) is less than £36 million (“Minimum Cash Resource Threshold”), in addition to any restricted cash held by such Guarantors in favor of third parties and permitted under the Indenture (“Restricted Cash”), to be allocated from time to time across the relevant Guarantors by Cazoo Holdings Limited. For the avoidance of doubt, any cash held at the level of the Issuer shall count towards the Minimum Cash Resource Threshold;

•        to the extent any such “Restricted Cash” ceases to be restricted or otherwise held in favor of third parties, such amounts of previously Restricted Cash shall be part of the available cash resources which constitute the Minimum Cash Resource Threshold;

•        if the aggregate available cash resources held by the Guarantors (other than Cazoo Holdings Limited) is less than the Minimum Cash Resource Threshold (in addition to any Restricted Cash) taking into account pro forma payments to be made on such day, the relevant Guarantor (as an intra-group debtor) may enter into intra-group loan agreements with Cazoo Holdings Limited (as intra-group creditor) for liquidity purposes to ensure that the aggregate cash balance of the Guarantors (other than Cazoo Holdings Limited) is equal to Minimum Cash Resource Threshold (in addition to any Restricted Cash). If at any time the aggregate available cash resources held by the Guarantors (other than Cazoo Holdings Limited) is greater than the Minimum Cash Resource Threshold (in addition to any Restricted Cash) for a period of three consecutive Business Days, the relevant Guarantors shall ensure that any amounts in excess of the Minimum Cash Resource Threshold (in addition to any Restricted Cash) will be either (i) upstreamed by way of repayment of any intra-group loans owing to Cazoo Holdings Limited within three Business Days thereafter or (ii) upstreamed to Cazoo Holdings Limited within five Business Days thereafter by way of (x) to the extent commercially reasonable, carrying out a reallocation or transfer of assigned receivables in a manner similar to the Assigned Receivables Transfer or (y) if required, by way of intra-group loans to Cazoo Holdings Limited in the Agreed Form Intra-Group Loan Agreement receivables of which shall be subject to first priority fixed charge in favor of the Security Agent;

•        the relevant member of the group or security provider shall use all reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each relevant member of the group or security provider and to overcome any such other limitations to the extent reasonably practicable;

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•        in determining whether or not security shall be taken and/or perfected, due regard shall be made to the applicable cost and a cost/benefit analysis, which shall include that no incremental costs must be incurred and no administrative burden or material inconvenience to the ordinary course of operations of the provider of any security interest must be assumed which is disproportionate to the benefit obtained by the beneficiaries of that security interest;

•        the granting or perfection of security, as required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Security Documents therefore or (if earlier or to the extent no such time periods are specified in the Security Documents) within the time periods specified by applicable law in order to ensure due perfection;

•        an entry of any security interest created by the Issuer pursuant to a Security Document to which it is a party shall be made in the register of mortgages and charges of the Issuer to comply with section 54 of the Companies Act (As Revised) of the Cayman Islands;

•        certain supervisory board, works council or other external body consent or advice may be required to enable a member of the group to provide a guarantee or security; such guarantee and/or security shall not be provided unless such consent or advice has been received provided that reasonable endeavors have been used by the relevant member of the group to obtain the relevant consent or advice to the extent reasonably practicable and permissible by law, regulation and custom;

•        any Subsidiary of the Issuer will not be required to give guarantees or enter into Security Documents if they are not wholly-owned by another member or members of the group, provided that no Subsidiary shall be excluded solely as a result of any disposition, sale or other transfer of the equity interests in such Subsidiary if, prior to such disposition, sale or transfer, such Subsidiary was a Guarantor unless (x) such disposition, sale or transfer was consummated for fair market value (as determined by the Issuer acting in good faith) and on an arms’ length basis to a bona fide third party and (y) the primary purpose of such disposition was not the release of the Guarantee by such Subsidiary nor of the Liens securing the Notes on the equity interests in such Subsidiary; provided, further, that such Guarantor shall only be released from its Guarantee if (i) no Event of Default exists or will otherwise result from such transaction and (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a Guarantor, the Issuer is deemed to have made a new investment in such Subsidiary in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Issuer’s or any Restricted Subsidiary’s equity interest therein as determined by the Issuer in good faith and such investment is permitted under the Indenture;

•        it is acknowledged that in certain jurisdictions, it may be impossible, impractical, or disproportionately costly to create guarantees or security over certain categories of assets, in which event guarantees or security will not be taken over such assets;

•        each Security Document shall expressly provide that, with respect to the grant of a floating charge, no transaction security is granted over or in respect of Excluded Assets, provided that (a) immediately following Closing, reasonable commercial efforts shall be made by the Board of Directors of the relevant member of the Group to seek consents of third parties where required in relation to any Excluded Assets to enable such assets to be part of the transaction security, provided that the board is satisfied that seeking the consent of the relevant party and the extent of the consent requested would not have, or cannot reasonably be expected to have, a material adverse effect on the business and/or liquidity of the Group (taken as a whole) or of Cazoo Limited, (b) all fixed charges shall create first priority security over the relevant assets and (c) there shall be no assets (Excluded Assets or otherwise) excluded from any fixed or floating charges granted by Cazoo Holdings Limited;

•        members of the group will not be required to give guarantees or enter into Security Documents if (or to an extent) it is not within the legal capacity of the relevant members of the group or if the same would entail a significant risk of violating the fiduciary duties of those directors or contravening any contractual or legal prohibition or restriction or resulting in personal or criminal liability on the part of any officer; and

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•        Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided.

Furthermore, any assets (other than (i) shares, and (ii) except in the case of Cazoo Ltd, bank accounts and intra group receivables) subject to pre-existing third-party arrangements which are permitted by the Indenture and which prevent those assets from being charged will be excluded from any fixed charges under any relevant Security Document, provided that all reasonable endeavors to obtain consents or waivers to subject any such assets to transaction security shall be used by the relevant security grantor.

To the extent that any intra-group receivables are owed to Cazoo Limited (in its capacity as intra-group creditor), it shall agree to be subordinated in respect of such claims at all times on terms acceptable to the Security Agent.

Applicable law may require that a security interest in certain assets can only be properly perfected and its priority retained through certain actions which, in the case of some Collateral, may not be completed until after the Issue Date.

The Collateral will be pledged pursuant to the Security Documents to the Security Agent on behalf of itself, the Holders of the Notes, the Trustee and holders of any other secured obligations that are secured by the Collateral. Any additional security interests that may in the future be pledged to secure obligations under the Notes and the Note Guarantees would also constitute Collateral.

Subject to certain conditions, including compliance with the covenants described under “— Covenants — Impairment of Security Interest”, “Covenants — Limitations on Indebtedness” and “— Covenants — Limitation on Liens”, the Issuer and its Restricted Subsidiaries will be permitted to grant security over the Collateral in connection with certain future issuances of Indebtedness of the Issuer or its Restricted Subsidiaries, including any Additional Notes, in each case, as permitted under the Indenture and any Intercreditor Agreement.

The Liens on the Collateral will be limited as necessary to recognize certain limitations arising under or imposed by local law and defenses generally available to providers of Collateral (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law. For a brief description of such limitations, see “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the Holders of Notes and the creditors of any other obligations secured thereby. No appraisals of any Collateral have been prepared by or on behalf of the Issuer, the Security Agent or the Trustee in connection with the offering of the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, or at all. See “Risk Factors — Risks Related to the New Notes — The New Notes are secured only to the extent of the value of the New Notes Collateral that has been granted as security for the New Notes and the New Notes Guarantees, and such security may not be sufficient to satisfy the obligations under the New Notes and the New Notes Guarantees.”

In addition, pursuant to any Intercreditor Agreement or Additional Intercreditor Agreements, in each case as entered into after the Issue Date, the Collateral may be pledged to secure other Indebtedness. See “— Covenants — Impairment of Security Interest” and “— Certain Definitions — Permitted Collateral Liens”).

References to “first-priority” security interests include security interests that were created later in time and thus with junior ranking but are contractually pari passu first-priority and entitled to equal treatment with other first-priority security secured creditors by virtue of any Intercreditor Agreement and include security interests that rank on a first-priority secured basis subject to creditors mandatorily preferred by law.

Under the Security Documents, the Issuer and the Guarantors, among others, will grant security over the Collateral to secure the payment when due of, among others, the Issuer’s and the Guarantors’ payment obligations under the Notes, the Note Guarantees and the Indenture. The Security Documents have been or will be entered into by, among others as the case may be, the relevant security provider and the Security Agent as agent for the secured parties pursuant to the terms of the Indenture and any Intercreditor Agreement. When entering into the Security Documents, the Security Agent will act in its own name, but for the benefit of the secured parties (including the Trustee

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and the Holders of Notes from time to time) pursuant to the terms of the Indenture and any Intercreditor Agreement. The Holders of Notes may only act through the Security Agent in accordance with the terms of the Indenture, any Intercreditor Agreement and any Additional Intercreditor Agreement.

In the event that the Issuer or its Subsidiaries enter into insolvency, bankruptcy or similar proceedings, the security interests created under the Security Documents or the rights and obligations enumerated in any Intercreditor Agreement could be subject to potential challenges. If any challenge to the validity of the security interests or the terms of any Intercreditor Agreement were successful, the Holders of Notes might not be able to recover any amounts under the Security Documents. See “Risk Factors — Risks Related to the New Notes — It may be difficult to realize the value of the New Notes Collateral”.

Subject to the terms of the Indenture, the Security Documents, any Intercreditor Agreement and any Additional Intercreditor Agreement, the Issuer and the relevant security provider will have the right to remain in possession and retain exclusive control of the Collateral securing Notes, to freely operate the property and assets constituting Collateral and to collect, invest and dispose of any income therefrom (including any and all dividends, distributions or similar cash and non-cash payments in respect of Capital Stock that is part of the Collateral), provided that (i) first priority fixed charge security over the banks accounts of Cazoo Holdings Limited shall also require that at least one bank account of Cazoo Holdings Limited, which may be a money market account, will hold a minimum balance of at least £50,000,000 at all times (“CHL Blocked Account”) and will be subject to a first priority fixed charge created in favor of the Security Agent. Any withdrawals by Cazoo Holdings Limited from the account shall require the consent of the Security Agent, provided that Cazoo Holdings Limited shall be permitted to give instructions to the relevant account bank to invest any cash balance standing to the credit of that account in term deposits from time to time and in the case of any interest accrued thereon, in any cash equivalents or term deposits from time to time, provided further that the same continues to be subject to a fixed charge created in favor of and subject to the control of the Security Agent. The Security Agent shall, on the request of Cazoo Holdings Limited, agree to release any cash standing to the credit of the CHL Blocked Account in excess of £50,000,000, unless an Event of Default has occurred and is continuing.

The Security Agent will release the security interest in respect of the Collateral under one or more of the following circumstances:

(a)         in connection with any sale, exchange, assignment, transfer, conveyance or other disposition of such property or assets to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale, exchange, assignment, transfer, conveyance or other disposition does not violate the provisions described under “— Covenants — Limitation on Sales of Assets” below and is otherwise in compliance with the Indenture;

(b)         in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of the Indenture, the release of the property, assets and Capital Stock, of such Guarantor which was part of the Collateral;

(c)         if the Issuer designates any of its Restricted Subsidiaries to be an Unrestricted Subsidiary as permitted under and in compliance with the Indenture, the release of the property, assets and Capital Stock of such Restricted Subsidiary;

(d)         upon payment in full of principal, interest and all other obligations on the Notes or legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in “— Legal Defeasance or Covenant Defeasance” and “— Satisfaction and Discharge”;

(e)         upon redemption of all the Notes;

(f)          in connection with an enforcement action taken by certain secured creditors of the Issuer and its Restricted Subsidiaries in accordance with any Intercreditor Agreement or any Additional Intercreditor Agreement;

(g)         as provided for under “— Amendments and Waivers”;

(h)         with respect to any property or assets that become Collateral securing the Notes and/or any Note Guarantee pursuant to clause (a)(ii) of the covenant “— Covenants — Limitation on Liens”, upon the release and discharge (other than as a result of an enforcement action) of the Initial Lien, to the extent that such Lien does not secure any other Pari Passu Indebtedness;

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(i)          in accordance with the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement;

(j)          as a result of a transaction permitted by the covenant described below under “— Covenants — Merger and Consolidation”; or

(k)         as otherwise permitted in accordance with the Indenture.

The Security Agent shall be entitled to accept an Officer’s Certificate and Opinion of Counsel as sufficient evidence of compliance with this paragraph, in which event it shall be conclusive and binding on the Holders.

The Security Agent and the Trustee (but only if required as evidenced by an Officer’s Certificate and Opinion of Counsel) will take all action requested by the Issuer to effectuate any release of Collateral securing the Notes and the Note Guarantees, in accordance with the provisions of the Indenture, any Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required to effect such release as evidenced by an Officer’s Certificate and Opinion of Counsel).

Intercreditor Agreement

At the request of the Issuer, at the time of, or prior to, the Incurrence of (A) any Indebtedness by the Issuer or any of its Restricted Subsidiaries that is permitted to share the Collateral permitted to be incurred under the covenant described below under “Covenants — Limitation on Indebtedness” on a pari passu basis (“Pari Passu Indebtedness”) or (B) Indebtedness permitted under clause (vi) of “Covenants — Limitations on Indebtedness” (the “Super Senior Hedging Liabilities”), for which any security that may be granted in respect of the Notes or the Note Guarantees (the “Shared Collateral”) may rank junior with respect to distributions of proceeds of any enforcement of the Shared Collateral, the Issuer or the relevant Restricted Subsidiary, the Trustee and the relevant security agent will enter into an intercreditor agreement (each an “Intercreditor Agreement”) in respect of the Shared Collateral with the other creditors sharing the benefit of such Lien (together with the Trustee and the Holders of the Notes, the “Secured Creditors” and the liabilities owing to such creditors being the “Secured Liabilities”) (or their agent, representative or trustee), containing provisions which reflect the following (together, the “Fundamental Intercreditor Rights”):

(i) obligations under the Notes and the Note Guarantees shall rank pari passu in right and priority of payment with any Pari Passu Indebtedness, any Super Senior Hedging Liabilities and any obligations under any other hedging agreements permitted to be secured on a senior ranking pari passu basis with the Notes and Note Guarantees (“Pari Passu Hedging Liabilities”);

(ii) the Shared Collateral shall rank and secure the obligations under the Notes and the Note Guarantees (as applicable under the relevant Security Document), any Pari Passu Indebtedness, any Super Senior Hedging Liabilities and any Pari Passu Hedging Liabilities pari passu provided that all amounts received or recovered by any security agent in connection with the realization of the Shared Collateral or on an enforcement or a distressed disposal of assets comprising part of the Shared Collateral or otherwise for application in accordance with the payments waterfall in any Intercreditor Agreement shall be applied such that, among other things, payments of any Super Senior Hedging Liabilities (the creditors of such liabilities being the “Super Senior Hedging Counterparties”) shall be applied pari passu and pro rata among such Super Senior Hedging Liabilities, and in priority to payments in respect of the obligations under the Notes and the Note Guarantees, any Pari Passu Indebtedness and any Pari Passu Hedging Liabilities (together, the “Pari Passu Liabilities” and the creditors of such liabilities being the “Pari Passu Creditors”), which shall be applied pari passu and pro rata among such Pari Passu Liabilities;

(iii) any Intercreditor Agreement shall not restrict payments in respect of any obligations under Pari Passu Indebtedness or obligations under the Pari Passu Indebtedness or under the Notes or the Note Guarantee (together, the “Pari Passu Creditor Obligations”) or any obligations under any Super Senior Hedging Liabilities except that, following the occurrence of an acceleration event under any Pari Passu Indebtedness, the Notes under the Indenture or any Super Senior Hedging Liabilities or certain events of bankruptcy or insolvency, neither the Issuer nor the Restricted Subsidiaries (the “Debtors”) may make and no Pari Passu Creditors or Super Senior Hedging Counterparties may receive payments of the Pari Passu Creditor Obligations or the Super Senior Hedging Liabilities, respectively, except amounts distributed in accordance with such Intercreditor Agreement;

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(iv) upon any of the Liens becoming enforceable, enforcement decisions under the Shared Collateral documents will be made by the instructing group (“Instructing Group”) being (i) at any time on or after the discharge of the Pari Passu Liabilities in full or subject to customary step-in events, the Super Senior Hedging Counterparties whose super senior credit participations represent more than 66 2/3% of the aggregate super senior credit participations in respect of any Super Senior Hedging Liabilities (the “Majority Super Senior Hedging Counterparties”) and/or (ii) the Pari Passu Creditors whose senior secured credit participations represent more than 50% of the aggregate senior secured credit participations in respect of the Pari Passu Liabilities (the “Majority Senior Secured Creditors”), on a euro-for-euro basis and, in each case, subject to the consultation period referred to below and provided that such instructions are consistent with the Enforcement Principles (as defined below). No Secured Creditor shall have any independent right to enforce any of the Liens or to instruct or require the security agent to enforce any of the Shared Collateral documents except as instructed by the Instructing Group. Any instructions given by the Instructing Group will be binding on all of the Secured Creditors;

(v) the Security Agent shall enforce or restrain from enforcing any transaction security in a manner aimed to maximize the recoveries for Secured Liabilities in so far as is consistent with the terms of any Intercreditor Agreement and subject to the Enforcement Principles (taking into account, among other things, the manner of enforcement) to be agreed amongst the relevant Secured Creditors under the relevant Intercreditor Agreement;

(vi) prior to giving any instructions to the security agent to commence enforcement of all or part of the Shared Collateral and/or the requesting of a distressed disposal in respect of assets subject to the Shared Collateral and/or the release or disposal of claims (“Enforcement”), the relevant representative of the Secured Creditors shall notify the representatives in respect of the other relevant Secured Creditors that the applicable Shared Collateral has become enforceable. As soon as reasonably practicable after receipt of such a notice instructing the security agent to solicit instructions to enforce security given by the Majority Super Senior Hedging Counterparties (if any) and/or the Majority Senior Secured Creditors, the security agent shall distribute such notice to the relevant addressees, following which such representatives will consult in good faith with each other and the security agent for a period of 15 days from the date such notice is received by such persons (or such shorter period as the relevant parties may agree) with a view to coordinating the instructions to be given by an Instructing Group and agreeing an enforcement strategy (the “Consultation Period”);

(vii) no such consultation shall be required where (a) the Shared Collateral is enforceable due to an insolvency event affecting the Issuer, any other borrower or guarantor of any Secured Liabilities, or any subsidiary that is a “Significant Subsidiary” or “Material Company” as may be defined in the documentation in respect of the Secured Liabilities (each a “Relevant Company”); or (b) the relevant Instructing Group determines in good faith (and notifies each other representative of the Secured Creditors) that any delay caused by such consultation could reasonably be expected to reduce the amount likely to be realized to a level such that the Super Senior Hedging Liabilities (if any) would not be discharged in full or to have a material adverse effect on the ability to effect an Enforcement or a distressed disposal and, in each case any instructions will be limited to those necessary to protect or preserve the interests of the Secured Creditors on behalf of which the relevant Instructing Group is acting and the security agent shall act in accordance with the instructions first received;

(viii) subject to the paragraph below, in the event that conflicting instructions (and for these purposes silence is deemed to be a conflicting instruction) are received from either Instructing Group by the end of the Consultation Period (which have not be resolved), the security agent shall enforce the Shared Collateral and/ or refrain from enforcing the Shared Collateral and/or take the relevant other enforcement action in accordance with the instructions provided by the Majority Senior Secured Creditors, in each case, provided such instructions are consistent with the Enforcement Principles;

(ix) if any Super Senior Hedging Liabilities have been incurred and (a) the Super Senior Hedging Liabilities have not been repaid in full in cash within six months of the end of the Consultation Period; (b) the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action within three months of the end of the Consultation Period; or (c) an insolvency event has occurred with respect to a Relevant Company and the security agent has not commenced any Enforcement (or any transaction in lieu) or other enforcement action at that time with respect to such Relevant Company, then the security agent shall thereafter follow any instructions that are subsequently given by the Majority Super Senior Hedging Counterparties (provided such instructions are consistent with the Enforcement Principles) to the exclusion of any given by the Majority Senior Secured Creditors;

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(x) any Intercreditor Agreement will contain (a) customary turnover and distressed disposal provisions (for the avoidance of doubt, distressed disposal will be defined to only apply to distressed disposals in respect of assets that are subject of the Shared Collateral), (b) customary anti-layering provisions and (c) customary subordination provisions regarding shareholder and/or intra-group liabilities. (for the avoidance of doubt, (x) shareholder creditors will not be required but will, at their discretion, be permitted to accede to the Intercreditor Agreement in order to subordinate their claims; and (y) there will be no requirement to grant Liens over any shareholder liabilities in favor of the Secured Parties);

(xi) any Intercreditor Agreement shall include provisions such that if, for any reason, any of the Pari Passu Creditor Obligations remain unpaid after the date enforcement action is taken and the resulting losses are not borne by the Pari Passu Creditors in the proportions which their respective exposures at such enforcement date bore to the aggregate exposures of all of the Pari Passu Creditors at such enforcement date, the Pari Passu Creditors will make such payments among themselves as the security agent shall require to put the Pari Passu Creditors in such a position that (after taking into account such payments) those losses are borne in those proportions. The Trustee will not be required to make payments if it has distributed amounts received to Holders of the Notes and did not have actual notice on the date of such distribution of the obligation to make such equalization payments;

(xii) if in relation to any request for a vote, action or decision to be taken by any group of Pari Passu Creditors as required under any Intercreditor Agreement (including, without limitation, for the purpose of constituting the Instructing Group as defined above), any Pari Passu Creditor within such respective class fails to vote in favor of or against such request, or fails to provide details of its relevant participation or liabilities owed to it to the security agent within 30 Business Days from the date on which notice of such request, action or decision was given to all the Pari Passu Creditors then eligible to vote thereon, then that Pari Passu Creditor’s participation and/or liabilities owed to it shall be deemed to be zero for the purpose of calculating the relevant total participations and/or liabilities when ascertaining whether any relevant percentage has been obtained to carry that vote or approve that action or decision;

(xiii) any Intercreditor Agreement shall permit, on customary terms, the refinancing of:

(a) any Pari Passu Creditor Obligations with other senior secured equal ranking debt and for such new indebtedness to be ranked equally with other Pari Passu Creditor Obligations (including sharing in the Shared Collateral), provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of (1) any Pari Passu Creditor Obligations that will remain following such refinancing and (2) any Super Senior Hedging Liabilities; and

(b) any Super Senior Hedging Liabilities with other senior secured equal ranking hedging liabilities and for such new indebtedness to be ranked senior to the Pari Passu Liabilities, provided that such debt is permitted to be incurred under the terms of the relevant credit documentation in respect of any Pari Passu Creditor Obligations;

(xiv) the Intercreditor Agreement will also allow for accession by creditors of future indebtedness of the Issuer and/or the Debtors (which is permitted by or not restricted under the Notes and terms of the Indenture as senior subordinated creditors ranking subordinated in respect of payment to Pari Passu Creditor Obligations and secured on certain of the Collateral on a second or lesser-ranking basis (the “Future Senior Subordinated Debt”) and provided that the establishment of such future indebtedness complies with agreed parameters (if any) for the relevant class of such future indebtedness. Any such future indebtedness that is subordinated to the Senior Secured Debt and complies with agreed parameters (if any) for the establishment of senior subordinated debt shall be “Future Senior Subordinated Debt” for the purposes of the Intercreditor Agreement. Holders of Future Senior Subordinated Debt are “Future Senior Subordinated Creditors”. There will, subject to the agreement of the Security Agent, be a single Security Agent appointed to act at all times on behalf of all Senior Secured Creditors and Future Senior Subordinated Creditors;

(xv) future Senior Subordinated Creditors will be subject to customary restrictions on enforcement (including customary standstill provisions and payment blocks) and customary provisions with regards to turnover, distressed disposal and value protection;

(xvi) any Intercreditor Agreement will contain the guarantees and indemnities, in each case in a form substantially identical to the form of the Note Guarantees contained in the Indenture, for the benefit of Secured Creditors under the Pari Passu Indebtedness and the Super Senior Hedging Liabilities and such debt shall not be permitted to have the benefit of any other guarantees or indemnities not otherwise granted for the benefit of the Holders;

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(xvii) the Intercreditor Agreement will contain customary subordination provisions and restrictions relating to (x) the receivables owing from any member of the Group to any shareholder of the Issuer in respect of any existing or future loan (the “Shareholder Debt Liabilities”) made to the Issuer or any of its Restricted Subsidiaries (each a “Shareholder Subordinated Lender”) and such Shareholder Subordinated Lenders shall accede to the Intercreditor Agreement in respect of such Shareholder Debt Liabilities, and (y) certain members of the Group that lend to a Debtor (each an “Intragroup Lender”) that will accede to the Intercreditor Agreement with respect to the loans or indebtedness owing from such Debtor to such member of the Group in respect of intra-group loans (the “Intra-Group Liabilities”); and

(xviii) any Intercreditor Agreement shall be governed by the laws of England and Wales.

The Shared Collateral will only be released, and Liens will only be granted on the assets the subject of the Shared Collateral, to the extent permitted under (or not prohibited by) the Indenture, the documents governing the terms of the Pari Passu Indebtedness, the documents governing the terms of any Super Senior Hedging Liabilities and the documents governing the terms of the Future Senior Subordinated Debt, and the terms for release of the Shared Collateral will be substantially similar to the terms of the release of the Note Guarantees in the Indenture (including as to the release and retaking of any of the Shared Collateral in order to give effect to any future incurrence of Indebtedness or a refinancing of any Indebtedness that shares in the Shared Collateral).

Each Intercreditor Agreement will have an intercreditor agent or security agent who acts on behalf of all of the Super Senior Hedging Counterparties (if any), the Future Senior Subordinated Creditors (if any) and the Pari Passu Creditors, including the Holders of the Notes and the Trustee.

Any Intercreditor Agreement may contain provisions in addition to those described above to the extent necessary or desirable to enable the Issuer or any of its Restricted Subsidiaries to enter into and consummate corporate, financing and other transactions. Provided such provisions do not conflict with the Fundamental Intercreditor Rights described above, and provided that such Intercreditor Agreement contains such provisions as are customarily requested by note trustees when entering into intercreditor agreements on behalf of Holders of Notes, the Trustee shall enter into such Intercreditor Agreements on behalf of the Holders of Notes.

The Indenture will provide that, at the written direction of the Issuer and without the consent of the Holders of the Notes, the Trustee may from time to time enter into one or more amendments to any Intercreditor Agreement or deed to: (i) cure any ambiguity, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered by any Intercreditor Agreement in a manner not prohibited by the Indenture and in a manner substantially consistent with the ranking and terms of such Intercreditor Agreement; (iii) add Guarantors or other parties (such as representatives of new issuances of Indebtedness) thereto; (iv) make any change necessary or desirable, in the good faith determination of the Board of Directors of the Issuer, in order to implement any transactions permitted under the caption “— Certain Covenants — Merger and Consolidation;” provided that such change does not adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes in any material respect; or (v) make any other such change thereto that does not in any material respect adversely affect the Fundamental Intercreditor Rights of any Holder of the Notes. The Issuer shall not otherwise direct the Trustee to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted below under “— Amendments and Waiver” and shall not direct the Trustee to enter into any amendment to any Intercreditor Agreement which adversely affects the rights or immunities of the Trustee. In connection with such notices, the Trustee will be entitled to receive and rely absolutely upon an Officer’s Certificate and Opinion of Counsel.

Each Holder of a Note, by accepting such Note, will be deemed to have: (1) appointed and authorized the Trustee to give effect to such provisions; (2) authorized the Trustee to become a party to any future intercreditor arrangements described above; (3) agreed to be bound by such provisions and the provisions of any future intercreditor arrangements described above; and (4) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such provisions and the provisions of any future intercreditor arrangements described above. All references to the Trustee in this section “— Intercreditor Agreement” shall be deemed to include reference to the Security Agent as applicable.

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In this section, “Enforcement Principles” shall include the following:

1.           Definitions:

“Competitive Sales Process” means any public auction or other competitive sale process conducted in accordance with the advice of a Third Party Adviser as selected by the Security Agent (it being acknowledged that the Security Agent shall have no obligation to select or engage any Third Party Adviser unless it shall have been indemnified and/or secured and/or prefunded to its satisfaction) with a view to obtaining the best price reasonably obtainable taking into account all relevant circumstances in which the relevant Secured Creditors are entitled to participate as prospective buyers and/or financiers (including as part of a consortium).

For the purposes of this definition, “entitled to participate” shall be interpreted to mean:

(i)        that any offer, or indication of a potential offer, that a holder of any Secured Liabilities makes shall be considered by those running the Competitive Sales Process against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder; and

(ii)       any holder of any Secured Liabilities that is considering making an offer in any Competitive Sales Process is provided with the same information, including any due diligence reports, and access to management that is being provided to any other bidder at the same stage of the process.

If, after having applied the same criteria referred to in paragraph (i) above, the offer or indication of a potential offer made by a holder of any Secured Liabilities is not considered by those running the Competitive Sales Process to be sufficient to continue in the sales process, such consideration being against the same criteria as any offer, or indication of a potential offer, by any other bidder or potential bidder (such continuation may include being invited to review additional information or being invited to have an opportunity to make a subsequent or revised offer, whether in another round of bidding or otherwise), then the right of a holder of any Secured Liabilities under any Intercreditor Agreement to so participate shall be deemed to be satisfied.

“Enforcement Objective” means maximising, to the extent consistent with a prompt and expeditious realisation of value and with the rights and obligations of the Security Agent under the Intercreditor Agreement, the value realised from Enforcement; and

“Fairness Opinion” means, in respect of any Enforcement, an opinion from a reputable, independent and internationally recognised investment bank, firm of accountants or third party professional firm which is regularly engaged in issuing such opinions (a “Third Party Adviser”) that the proceeds received or recovered in connection with that Enforcement are fair from a financial point of view taking into account all relevant circumstances.

2.           Any enforcement of transaction security shall be consistent with the Enforcement Objective, provided that the Security Agent shall have no obligation to postpone (or request the postponement of) any distressed disposal or liabilities sale in order to achieve a higher price.

3.           Without prejudice to the Enforcement Objective, the transaction security will be enforced and other action as to Enforcement will be taken such that either:

(a)       to the extent the relevant Instructing Group is the Majority Super Senior Hedging Counterparties, all proceeds of enforcement are received by the Security Agent in cash for distribution in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds; or

(b)       to the extent the relevant Instructing Group is the Majority Senior Secured Creditors either:

(i)        all proceeds of Enforcement are received by the Security Agent in cash for distribution in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds; or

(ii)       sufficient proceeds from Enforcement will be received by the Security Agent in cash to ensure that, when the proceeds are applied in accordance with the section of the relevant Intercreditor Agreement governing application of proceeds, all Super Senior Hedging Liabilities would be fully and finally discharged to the satisfaction of each Super Senior Hedging Counterparty.

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4.           On:

(a)       a proposed Enforcement in relation to assets forming part of the Shared Collateral other than shares in a member of the Group over which transaction security exists, where the aggregate book value of such assets exceeds £5,000,000 (or its equivalent in any other currency or currencies); or

(b)       a proposed Enforcement in relation to Shared Collateral comprising some or all of the shares in a member of the Group over which transaction security exists,

which, in either case, is not being effected through a Competitive Sales Process, the Security Agent shall, if requested by the Majority Super Senior Hedging Counterparties or the Majority Senior Secured Creditors, appoint a Third Party Adviser to provide a Fairness Opinion in relation to that Enforcement, provided that the Security Agent shall not be required to appoint a Third Party Adviser nor obtain a Fairness Opinion if a proposed Enforcement:

(i)        is in accordance with any applicable law; and

(ii)       complies with section of the relevant Intercreditor Agreement governing distressed disposals.

5.           The Security Agent shall be under no obligation to appoint a Third Party Adviser or to seek the advice of a Third Party Adviser unless expressly required to do so by these Enforcement Principles or any other provision of the relevant Intercreditor Agreement.

6.           The Fairness Opinion (or any equivalent opinion obtained by the Security Agent in relation to any other Enforcement of the transaction security that such action is fair from a financial point of view after taking into account all relevant circumstances) will be conclusive evidence that the Enforcement Principles have been met.

7.           In the absence of written notice from a Secured Creditor or group of Secured Creditors, that such Secured Creditor(s) object to any enforcement of any transaction security on the grounds that such enforcement action does not aim to achieve the Enforcement Objective, the Security Agent is entitled to assume that such enforcement of any Transaction Security is in accordance with the Enforcement Objective.

8.           If the Security Agent is unable to obtain a Fairness Opinion after attempting to do so (and after considering making such modifications to the enforcement process as may be reasonably available and consistent with the Enforcement Principles to obtain such opinion) because such opinions are not generally available in the market in such circumstances it shall notify each Senior Creditor (or their agent, representative or trustee) and may proceed to enforce any transaction security without needing to demonstrate (by way of a Fairness Opinion or otherwise) that such enforcement is aiming to achieve the Enforcement Objective.

Release of Note Guarantees

A Note Guarantee shall be released and discharged, automatically, unconditionally and without further action on the part of the Security Agent or the Trustee:

(a)         (i) upon a sale, exchange, assignment, transfer, conveyance or other disposition (including by way of consolidation or merger) of any Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company as a result of which such Guarantor would no longer be a Restricted Subsidiary) or (ii) in connection with any sale, exchange, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, in each case, if the sale, exchange, assignment, transfer, conveyance or other disposition does not violate the provisions described in sub-paragraphs (i) and (ii) of the first paragraph under “— Covenants — Limitation on Sales of Assets” below and is otherwise in compliance with the Indenture;

(b)         upon the release of the Note Guarantee of Indebtedness that resulted in the creation of the relevant Note Guarantee under the covenant described below under “— Covenants — Future Guarantors” or “— Covenants — Guarantor Coverage” so long as no Event of Default would arise as a result and no other Indebtedness of the Issuer or any Guarantor at that time is Guaranteed by the relevant Guarantor;

(c)         upon legal defeasance, covenant defeasance or satisfaction and discharge of the Notes, as provided in “— Legal Defeasance or Covenant Defeasance” and “— Satisfaction and Discharge”;

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(d)         upon redemption of all the Notes;

(e)         if the Issuer designates a Guarantor as an Unrestricted Subsidiary as permitted under and in compliance with the Indenture;

(f)          in accordance with the provisions of any Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document;

(g)         as a result of a transaction permitted by the covenant described below under “— Covenants — Merger and Consolidation — Guarantors”; or

(h)         as provided for under “— Amendments and Waivers”.

No release and discharge of a Note Guarantee pursuant to clauses (b) and (e) above shall be effective (i) if a Default or an Event of Default has occurred and is continuing under the Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Issuer shall have delivered to the Trustee (x) an Officer’s Certificate and (y) Opinion of Counsel, each stating that all conditions precedent set forth in the Indenture have been fulfilled and that such release and discharge is authorized and permitted pursuant to the Indenture. The Trustee shall be entitled to accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of such conditions precedent, in which event it shall be conclusive and binding on the Holders.

Upon any occurrence giving rise to a release of a Note Guarantee, as specified above, the Trustee, subject to receipt of certain documents from the Issuer or a Guarantor, will take all action and execute any documents, including the granting of releases or waivers under any Intercreditor Agreement or any Additional Intercreditor Agreement, reasonably requested by the Issuer in order to evidence such release, discharge and termination in respect of any Note Guarantee to be released as described above. None of the Issuer nor any Guarantor will be required to make a notation on the Notes to reflect any such release, discharge or termination. Each of the releases and amendments set forth above shall be effected by the Trustee without any consent of the holders or any action on the part of the Trustee unless such action is required to effect a release.

Restricted Subsidiaries

As of the Issue Date, all of the Subsidiaries of the Issuer will be “Restricted Subsidiaries”. However, under the circumstances described below under “— Covenants — Restricted and Unrestricted Subsidiaries”, the Issuer will be permitted to designate Restricted Subsidiaries as “Unrestricted Subsidiaries”. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Paying Agent, Registrar and Transfer Agent

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes. The initial Paying Agent will be U.S. Bank Trust Company, National Association.

The Issuer will also maintain one or more registrars (each a “Registrar”) and one or more transfer agents (each a “Transfer Agent”). The initial Registrar will be U.S. Bank Trust Company, National Association, and the initial Transfer Agent will be U.S. Bank Trust Company, National Association. No service charge will be made for any registration of a transfer, exchange or redemption of the Notes but, in certain circumstances, the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration or transfer or exchange.

Upon written notice to the Trustee, the Issuer may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the holders of the Notes. For so long as the Notes are listed on the Official List of The International Stock Exchange (the “Exchange”) and the rules of The International Stock Exchange Authority Limited (the “Authority”) so require, the Issuer will notify the Authority of any change of the Paying Agent, the Registrar or the Transfer Agent.

In addition, the Issuer or any of its Subsidiaries may act as paying agent in connection with the Notes, provided, however in no event may the Issuer act as Paying Agent or appoint a Paying Agent in any jurisdiction where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes. The Issuer will make payments on the Global Notes to the Paying Agent for further credit to DTC which will

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in turn, distribute such payments in accordance with their applicable procedures. The Issuer will make all payments in same-day funds.

Payment of Additional Amounts

All payments by or on behalf of the Issuer or, pursuant to the terms of the relevant Note Guarantee, any present or future Guarantor or any successor of any of the foregoing (each a “Payor”) under or with respect to the Notes or any Note Guarantee shall be made free and clear of and without withholding or deduction for or on account of any Taxes, unless the deduction or withholding of such Taxes is required by law. If any withholding or deduction for, or on account of, any Taxes imposed by or on behalf of or levied within (i) the United Kingdom or any political subdivision or taxing authority thereof or therein, (ii) any jurisdiction from or through which payment on the Notes or a Note Guarantee is made for or on behalf of a Payor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein, (iii) any other jurisdiction in which a Payor is organized or otherwise considered to be resident or has a permanent establishment for tax purposes or (iv) any province, municipality or other political subdivision or taxing authority in or of any such jurisdiction under foregoing (i) through (iii) (any such jurisdiction under foregoing (i) through (iv) a “Relevant Tax Jurisdiction”), will at any time be required by law to be made from any payments including, without limitation, payments of, or in respect of, principal, redemption or repurchase price, premium or interest made by or on behalf of the Issuer or any Guarantor under or with respect to the Notes or any Note Guarantee, the relevant Payor shall pay (together with such payment) such additional amounts as may be necessary in order that the net amounts received by the holders of the Notes after such withholding or deduction (including any deduction or withholding from such additional amounts) shall equal the respective amounts that would have been receivable in respect of the relevant Notes, in the absence of such deduction or withholding (the aggregate of such additional amounts, “Additional Amounts”), except that no such Additional Amounts shall be payable with respect to:

(a)         any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the Holder or beneficial owner of a Note (or a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) having, or having had, some personal or business connection with the Relevant Tax Jurisdiction (other than the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Note Guarantee, or the receipt of any payments in respect of such Note or Note Guarantee);

(b)         any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to the Notes or any Note Guarantee;

(c)         any Taxes imposed on a payment on a Note presented for payment (where presentation is required for payment) by or on behalf of a Holder who would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent;

(d)         any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(e)any Taxes, to the extent such Taxes are withheld, deducted or imposed by reason of the failure of the Holder, following the written request of the Payor, the Paying Agent, or any other person acting as an agent for any Payor or the Paying Agent addressed to the Holder (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request, and in all events, at least 60 days before any such withholding or deduction would be required), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Tax Jurisdiction), but in each case, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(f)          any Taxes, to the extent such Taxes are withheld, deducted or imposed under section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended, as of the Issue Date (and any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), including any current or future Treasury regulations or other official interpretations thereunder or any law or regulation implementing an intergovernmental agreement between a non-U.S. government and the United States with respect to the foregoing;

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(g)         any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last of day of such 30 day period);

(h)         any Taxes, to the extent such Taxes are withheld, deducted or imposed on or with respect to any payments under, or with respect to, the Notes or under or with respect to any Note Guarantee by reason of the Holder being, or having been a fiduciary or partnership or any person other than the sole beneficial owner of any such payments to the extent that such Taxes would not have been imposed or required to be withheld or deducted on such payments had the beneficial owner of the applicable Notes been the holder of such Note; or

(i)          any combination of items (a) through (h) above.

In cases where the deduction or withholding of Taxes on or with respect to any payments under or with respect to the Notes or with respect to any Note Guarantee is required by law to be made by a Payor, the Payor will (i) make any required withholding or deduction and (ii) timely remit the full amount deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes and will furnish to a Holder such certified copies of tax receipts as soon as reasonably practical.

Additional Amounts may be paid by the Issuer in the form of (i) with respect to PIK interest, Additional Notes and (ii) in other cases, cash. If the Payor becomes aware that it will be obligated to pay Additional Amounts with respect to such payment, at least 30 days prior to each date on which any payment under or with respect to the Notes or any Note Guarantee is due and payable (unless such obligation to pay Additional Amounts arises after the 45th day prior to such date, in which case it must be delivered promptly thereafter), the Payor will deliver to the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amounts estimated to be payable and shall deliver a notice to the relevant Holders of the payment of such Additional Amounts in accordance with the procedures set forth in “— Notices” on the payment date.

The Payor will pay any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies imposed by a Relevant Tax Jurisdiction (including penalties and interest related thereto and any other reasonable expenses with respect thereto) which arise from or in connection with the execution, delivery, issuance or registration of the Notes or any Note Guarantee or any other document or instrument in relation thereto (other than a transfer of the Notes after the Issue Date), or the receipt of any payments with respect to, or enforcement of, the Notes or any Note Guarantee (limited, in the case of any such taxes, charges or levies that arise from the receipt of any payments with respect to the Notes, to any such taxes, charges or levies that are not excluded under items (a) and (c) through (h) of the first paragraph of this covenant), and the Payor agrees to indemnify the Holders for any such taxes, charges or levies paid by such Holders.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment or non-payment of principal, premium or interest, if any, or any other amount payable under or with respect to any Note or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligation will survive any termination, defeasance or discharge of the Indenture and any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor to a Payor is incorporated, organized or otherwise considered to be resident or conducts business for tax purposes or any jurisdiction from or through which any payment on the Notes or any Note Guarantee is made by or on behalf of the Payor and any political subdivision or taxing authority or agency thereof or therein.

Currency Indemnity

The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer or any Guarantors under or in connection with the Notes. Any amount received or recovered in a currency other than the U.S. dollar (each, a “Required Currency”), which is made to or for the account of any Holder in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or a Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under the Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency which such Holder, as the case may be, could purchase in the London foreign exchange markets

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with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder, as the case may be, the Issuer shall indemnify and hold harmless the Holder, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the Indenture and shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Optional Redemption

Except as set forth below and except pursuant to “— Optional Redemption upon Certain Tender Offers” and “— Early Redemption for Taxation Reasons”, the Notes will not be redeemable at the Issuer’s option.

At any time prior to November 15, 2025, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of Notes (including the original principal amount of any Additional Notes and PIK Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the applicable redemption date (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date); provided, however, that:

(i)          at least 60% of the original principal amount of the Notes (including the original principal amount of any Additional Notes) remains outstanding after each such redemption; and

(ii)         the redemption occurs within 90 days after the closing of such Equity Offering upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee.

At any time prior to November 15, 2025, the Issuer may on any one or more occasions redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium and accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to but excluding the applicable redemption date (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date).

At any time on or after November 15, 2025, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior written notice to the Holders and the Trustee, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date:

2025	104.000%
2026	102.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If the due date for any redemption payment in respect of a Note is not a Business Day, payment shall be made on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

Optional Redemption upon Certain Tender Offers

In connection with any tender for, or other offer to purchase, any Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes of such series validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of Notes of such series shall be deemed to have consented to such tender offer or other offer and, accordingly, the Issuer or such third party will have the right, upon not less than 10 and not more than 60 days’ prior written notice to the Holders and the Trustee following such purchase date, to redeem all Notes of such series that remain outstanding following

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such purchase at a price equal to the price (excluding any early tender premium or similar payment) paid to each other Holder of Notes in such tender offer or other offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest (including PIK Interest, if any) thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not withdrawn their Notes in a tender for or other offer to purchase any Notes, Notes owned by an affiliate of the Issuer or by funds controlled or managed by any affiliate of the Issuer shall be deemed to be outstanding for the purposes of such tender offer or other offer, as applicable.

Early Redemption for Taxation Reasons

If (i) any Payor becomes obligated to pay Additional Amounts on any Notes as set forth under “— Payment of Additional Amounts” above, (ii) such obligation cannot be avoided by the taking of reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable) and (iii) the requirement arises as a result of:

(a)         any change in or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the Relevant Tax Jurisdiction, affecting taxation, which change or amendment has not been publicly announced as formally proposed before, and which becomes effective on or after, the Issue Date or, if a Relevant Tax Jurisdiction has changed since the Issue Date, the date on which such Relevant Tax Jurisdiction became an applicable Relevant Tax Jurisdiction pursuant to the Indenture (the “Relevant Tax Jurisdiction Date”); or

(b)         any change in, or amendment to, the existing published official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before, and becomes effective on or after, the Relevant Tax Jurisdiction Date (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), such Notes may be redeemed, in whole but not in part, at the option of the Issuer, upon the Issuer providing not less than 10 days’ nor more than 60 days’ prior written notice to the Holders and the Trustee, at a redemption price equal to 100% of the outstanding principal amount thereof together with accrued and unpaid interest, if any, to but excluding the date fixed for redemption (a “Tax Redemption Date”) and Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of applicable Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof).

Prior to giving any notice of redemption pursuant to this provision, the Issuer shall deliver to the Trustee (i) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred and (ii) an Opinion of Counsel qualified under the laws of the Relevant Tax Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts on the Notes as a result of a Change in Tax Law. The Trustee shall be entitled to accept such Officer’s Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of such conditions precedent, in which event it shall be conclusive and binding on the applicable Holders.

No notice of redemption pursuant to this provision may be given (i) earlier than 60 days prior to the earliest date on which the Payor would be obligated to pay such Additional Amounts were a payment in respect of any Notes then due, or (ii) if at the time such notice is given, such obligation to pay (at the time of the related payment) such Additional Amounts does not remain in effect.

The foregoing provisions will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

Notices

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange or depository requirements (it being agreed that the Trustee shall have no obligation to monitor such requirements). The Trustee will not be liable for any selections made by it in accordance with this paragraph.

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For so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer shall publish notice of redemption in accordance with the prevailing rules of the Authority and in addition to such publication, not less than 10 nor more than 60 days prior to the redemption date (except as permitted below), mail such notice to Holders of the Notes by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar with a copy to the Trustee and the Paying Agent. In the case of Global Notes, such notice of redemption may also be sent in accordance with the rules and procedures of DTC. On and after the redemption date, interest ceases to accrue on the Notes or the part of the Notes called for redemption upon payment thereof.

If any Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Global Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption.

Except as otherwise required under the Indenture, the Issuer may elect to redeem or repurchase one or more series of Notes or a portion of a series of Notes without redeeming any other series of Notes.

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchase, negotiated transactions or otherwise, in accordance with applicable laws, as long as such transaction does not otherwise violate the Indenture.

Any redemption of the Notes (including with the proceeds from an Equity Offering) may, in the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall describe each such condition and may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including in connection with any delay which causes the redemption date to be more than 60 days after the date on which such notice is first given), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. Notwithstanding anything else in the Indenture or the Notes to the contrary, redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders upon a Change of Control

If a Change of Control occurs, each Holder shall have the right to require the Issuer to repurchase all or any part (equal to US$1,000 or an integral multiple of US$1 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to but excluding the applicable purchase date (the “Change of Control Purchase Price”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

No later than 30 days following any Change of Control, the Issuer shall give written notice in accordance with the procedures set forth in “— Notices” below, with a copy to the Trustee, stating:

(a)         that a Change of Control has occurred or may occur and that each Holder has the right to require the Issuer to purchase such Holder’s Notes at the Change of Control Purchase Price (the “Change of Control Payment”);

(b)         the repurchase date (the repurchase date so stated the “Change of Control Payment Date”), which date shall be no earlier than 10 days nor later than 60 days from the date such notice is given;

(c)         the procedures determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased;

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(d)         that, if such notice is given prior to the occurrence of a Change of Control, the Change of Control Offer is conditional on the occurrence of such Change of Control;

(e)         the circumstances and relevant facts regarding such Change of Control;

(f)          that any Note accepted for Change of Control Payment will cease to accrue interest after the Change of Control Payment Date unless the Change of Control Purchase Price is not paid; and

(g)         that any Note (or part thereof) not tendered will continue to accrue interest (the offer so being made the “Change of Control Offer”).

The Issuer shall not be required to make the Change of Control Offer upon a Change of Control if (i) a third party makes an offer in a manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described above under “— Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

For so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer will notify the Authority of any Change of Control Offer.

The definitions of “Change of Control” and “Permitted Holder” expressly permit a third party to obtain control of the Issuer in certain circumstances without any obligation to make a Change of Control Offer. Except as otherwise set forth under this heading “— Repurchase at the Option of Holders upon a Change of Control”, the Indenture will not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction that may adversely affect the Holders if such transaction does not constitute a Change of Control. The Change of Control provisions described under this heading “— Repurchase at the Option of Holders upon a Change of Control” may deter certain mergers, tender offers and other takeover attempts involving the Issuer by increasing the capital required to effectuate such transactions.

The Issuer will comply with the requirements of any applicable securities laws or regulations in connection with the repurchase of Notes. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of the conflict.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuer to make an offer to repurchase the Notes as described above.

Future debt of the Issuer or its Subsidiaries may prohibit the Issuer from purchasing Notes in the event of a Change of Control or provide that a Change of Control is a default under the instruments governing such debt or may require repurchase of such debt upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under, or require a repurchase of, other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuer.

Finally, the Issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Issuer’s then existing financial resources. If a Change of Control Offer is made, there can be no assurance that the Issuer will have sufficient funds or other resources to pay the Change of Control Payment for all the Notes that might be delivered by Holders thereof seeking to accept the Change of Control Offer. See “Risk Factors — Risks Related to the Transactions — If the Transactions are not completed, we may not have sufficient cash to repay amounts

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due under the Convertible Notes at their maturity in 2027 or upon a Fundamental Change (as defined in the 2022 Indenture). If the Transactions are completed, we may not have sufficient cash to repay amounts due under the New Notes at their maturity or upon a Change of Control (as defined in the New Notes Indenture)”.

Covenants

Limitation on Indebtedness

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving pro forma effect thereto (including pro forma application of the proceeds thereof) (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) to the extent such Indebtedness is purported to be secured by a Lien, the Consolidated Secured Net Debt Ratio of the Issuer and its Restricted Subsidiaries would be no greater than 3.00 to 1.00.

The foregoing paragraph shall not prohibit the Incurrence of the following Indebtedness:

(i)          [reserved];

(ii)         Indebtedness of the Issuer or any Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that

(A)        if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor (except in respect of intercompany liabilities Incurred in the ordinary course of business in connection with cash pooling or cash management or tax positions of the Issuer and its Restricted Subsidiaries), such Indebtedness must be unsecured and to the extent legally permitted (the Issuer and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness) expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Issuer, or the relevant Note Guarantee, in the case of a Guarantor; and

(B)         (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary; and (y) any sale or other transfer of any such Indebtedness to a Person that is neither the Issuer nor a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (ii);

(iii)        any Refinancing Indebtedness Incurred to refinance, refund, renew or replace any Indebtedness Incurred pursuant to the first paragraph of this covenant “— Limitation on Indebtedness” or clause (iv), (v), (ix) and (xvi) or this clause (iii) (including without limitation Capitalized Lease Obligations constituting Refinancing Indebtedness related to one or more transporter vehicles or facilities which refinances, refunds, renews or replaces Indebtedness related to one or more different transporter vehicles or assets, including new Capitalized Lease Obligations related to transporter vehicles or facilities replacing existing transporter vehicles or facilities);

(iv)        Indebtedness outstanding on the Issue Date after giving effect to the relevant transactions described under “Summary — The Transactions”, other than the Notes and Note Guarantees issued on the Issue Date and for the avoidance of doubt, including the Capitalized Lease Obligation related to the Throckmorton facility even if such lease is entered into after the Issue Date;

(v)         Indebtedness Incurred by the Issuer and the Guarantors represented by (i) the Notes to be issued on the Issue Date and the Note Guarantees in respect of these Notes, (ii) an unlimited principal amount of PIK Interest issued from time to time in payment of accrued interest or Additional Amounts on the Notes (either in the form of an issuance of PIK Notes or by increasing the amount of principal on any Note) but not including any Additional Notes other than PIK Notes issued with respect to Additional Notes otherwise permitted to be Incurred hereunder, and (iii) any “parallel debt” obligations under any Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents;

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(vi)        Indebtedness under Hedging Obligations of the Issuer or any of its Restricted Subsidiaries that is Incurred in the ordinary course of business and not for speculative purposes not to exceed the greater of (x) £5 million and (y) 1% of Consolidated Total Assets at any time outstanding;

(vii)       Indebtedness Incurred under a Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant “— Limitation on Indebtedness”; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(viii)      Indebtedness Incurred after the Issue Date in respect of workers’ compensation claims, early retirement obligations, self-insurance obligations, or social security or wage taxes in the ordinary course of business;

(ix)        Indebtedness of the Issuer or any Guarantor represented by (a) Capitalized Lease Obligations, Purchase Money Obligations or other Indebtedness Incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property or other assets (including Capital Stock), in each case Incurred for the purpose of financing or refinancing all or any part of the purchase price, lease expense, rental payments or cost of design, installation, construction or improvement of property used in the business of the Issuer or such Guarantor in an aggregate principal amount pursuant to this clause (ix)(a), including any Refinancing Indebtedness that refinances, refunds, renews or replaces such Indebtedness, not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at any time outstanding; provided that the principal amount of any Indebtedness permitted under this clause (ix)(a) did not in each case at the time of Incurrence exceed the Fair Market Value of the acquired or constructed asset or improvement so financed and (b) represented by the sale and leaseback transaction with Geenhous Limited related to the Issuer’s Cold Meece freehold property;

(x)         [reserved];

(xi)        Indebtedness of the Issuer or its Restricted Subsidiaries in respect of (a) letters of credit, surety, performance, indemnity or appeal bonds, completion guarantees, judgment, appeal, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations, (b) the financing of insurance premiums in the ordinary course of business, (c) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business provided that such amount is reimbursed within 30 days following such drawing, (d) inventory financing or any guarantees thereof, (e) customer deposits and advance payments received in the ordinary course of business from customers, (f) letters of credit, bankers’ acceptances, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (g) any customary treasury, depositary, cash management, cash pooling or netting or setting-off arrangements, automatic clearinghouse arrangements, overdraft protections, credit or debit card, electronic funds transfer, or other similar arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(xii)       Indebtedness Incurred in any Qualified Securitization Financing;

(xiii)      [reserved];

(xiv)      [reserved];

(xv)       [reserved];

(xvi)      Indebtedness incurred under any Floor Plan Facility;

(xvii)     [reserved];

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(xviii)    Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance rights, in each case in accordance with the Indenture; and

(xix)      Indebtedness arising from agreements providing for indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price, guarantees or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds, actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition.

For purposes of determining compliance with this “— Limitation on Indebtedness” covenant:

(i)          in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the foregoing first paragraph of this covenant “— Limitation on Indebtedness” and clauses (ii) through (xix) of the second paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to include the amount and type of such Indebtedness in one or more of the foregoing clauses (ii) through (xix) of the second paragraph of this covenant or pursuant to the first paragraph of this covenant (including in part in one such provision and in part in one or more of such provisions);

(ii)          with respect to Indebtedness Incurred to refinance Indebtedness Incurred in reliance on a clause of this covenant “— Limitation on Indebtedness” measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, if such refinancing would cause the relevant percentage restriction to be exceeded if calculated based on the relevant percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall be deemed not to be exceeded, as long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs, fees and other expenses in connection with such refinancing;

(iii)        with respect to Indebtedness Incurred under a Credit Facility, re-borrowings of amounts previously repaid pursuant to “cash sweep” or “clean down” provisions or any similar provisions under a Credit Facility that provide that Indebtedness is deemed to be repaid periodically shall only be deemed for the purposes of this covenant to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof;

(iv)        for the purposes of determining Consolidated Total Assets under this covenant “— Limitation on Indebtedness”, Consolidated Total Assets shall be measured at the option of the Issuer on the most recent date on which new commitments are obtained or on the date on which new Indebtedness is Incurred;

(v)         in the event Indebtedness relates to Guarantees of Indebtedness permitted by this covenant, such Guarantees shall not be treated as an additional Incurrence of Indebtedness;

(vi)        if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (ix) of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(vii)        the principal amount of any Disqualified Stock of the Issuer or a Guarantor, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)      the amount of any Indebtedness outstanding as of any date will be:

(A)        the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(B)         the principal amount of the Indebtedness, in the case of any other Indebtedness; and

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(C)         in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(x)    the Fair Market Value of such assets at the date of determination; and

(y)    the amount of the Indebtedness of the other Person;

(ix)        for purposes of determining compliance with any GBP-denominated restriction on the Incurrence of Indebtedness, the GBP Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving Credit Facility; provided that:

(A)        the GBP Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date; and

(B)         if for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in GBP will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the GBP Equivalent of such amount plus the GBP Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement;

(x)         the principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being refinanced will be the GBP Equivalent of the Indebtedness refinanced determined as of the date such Indebtedness was originally Incurred, except that to the extent that:

(A)        such GBP Equivalent was determined based on an agreement intended to protect against fluctuations in currency exchange rates, in which case the Refinancing Indebtedness will be determined in accordance with sub-clause (B) of clause (ix) above; and

(B)         the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the GBP Equivalent of such excess will be determined on the date such Refinancing Indebtedness is being Incurred;

(xi)        as of any relevant date, the exchange rates used in relation to an item of Indebtedness may be, at the election of the Issuer (A), the weighted average exchange rates for that period, (B) the exchange rate used in the relevant financial statements as of the last day of such period, or (C) the exchange rate as in effect on the date that Indebtedness was incurred or deemed to be incurred; provided that, where applicable and at the election of the Issuer, any amount of Indebtedness will be stated so as to take into account the hedging effects of any currency hedging entered into in respect of or by reference to that Indebtedness;

(xii)       when calculating the availability under any basket or ratio under the Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Issuer, be the date the definitive agreements or actions for such Limited Condition Acquisition are entered into or taken, and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Fixed Charge Coverage Ratio or Consolidated Secured Net Debt Ratio, as applicable, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (1) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in the Consolidated EBITDA of the Issuer or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (2) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuer elects to have such

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determinations occur at the time of entry into such definitive agreement or action, any such transactions (including any Incurrence of Indebtedness and the use of proceeds therefrom) shall be deemed to have occurred on the date the definitive agreements or action are entered or taken and outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement or action and before the consummation of such Limited Condition Acquisition; and

(xiii)      accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of preferred stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, including a change in IFRS itself or a change from IFRS to a different set of accounting principles, will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make a Restricted Payment if at the time of such Restricted Payment:

(i)          a Default or Event of Default shall have occurred and be continuing (or would result from such Restricted Payment);

(ii)         the Issuer is not able to Incur an additional £1.00 of Indebtedness pursuant to clause (i)(x) of the first paragraph described under “— Covenants — Limitation on Indebtedness”, after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)        the aggregate amount of such Restricted Payment and all other Restricted Payments (other than pursuant to (ii), (iii), (v), (vii), (viii), (x) and (xiii)) described under the second paragraph of this “— Limitation on Restricted Payments” covenant made subsequent to the Issue Date, would exceed the sum of:

(A)        [reserved];

(B)         100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) any Parent Debt Contributions) or from the issuance or sale of Subordinated Shareholder Debt (other than an issuance or sale to a Subsidiary of the Issuer) excluding in any event Net Cash Proceeds received by the Issuer from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under “— Optional Redemption”; plus

(C)         to the extent that any Restricted Investment that was made after the Issue Date is (a) sold, disposed of or otherwise cancelled, liquidated or repaid (whether through repurchases, redemptions, repayments of principal, interest payments, dividends, distributions, returns of capital or other transfer of assets), 100% of the aggregate amount received in cash and the Fair Market Value of the property, assets or marketable securities received by the Issuer or any Restricted Subsidiary, (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Restricted Investment of the Issuer and its Restricted Subsidiaries as of the date such entity becomes a Restricted Subsidiary, or (c) in the case of a Guarantee made by the Issuer or any Restricted Subsidiary, that is fully and unconditionally released, an amount equal to the amount of such Guarantee to the extent such Guarantee reduced the capacity to make Restricted Payment pursuant to this clause (iii); plus

(D)        to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is re-designated as a Restricted Subsidiary or is merged or consolidated into the Issuer or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Issuer or a Restricted Subsidiary, the Fair Market Value of the property and assets received by the Issuer or

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Restricted Subsidiary or the Issuer’s Restricted Investment in such Subsidiary as of the date of such re-designation, merger, consolidation or transfer of assets, to the extent such investments reduced the restricted payments capacity under this clause (iii) and were not previously repaid or otherwise reduced; plus

(E)         100% of any cash dividends or distributions received by the Issuer or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

(F)         100% of the Net Cash Proceeds and the Fair Market Value of property or assets or marketable securities received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than issuance or sale to the Issuer or any Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) by the Issuer or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock) or Subordinated Shareholder Debt (other than Parent Debt Contributions) pursuant to provisions of such Indebtedness which existed at the time of its issuance (plus the amount of any cash, and the Fair Market Value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary less the amount of any cash, and the Fair Market Value of property or assets or marketable securities, distributed by the Issuer or any Restricted Subsidiary, in each case upon such conversion or exchange).

The provisions of the preceding paragraph shall not prohibit:

(i)          the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of the preceding paragraph and such payment shall have been deemed to have been paid on such date of declaration; or any redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of the Indenture;

(ii)         any Restricted Payment made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock or Subordinated Indebtedness of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale is financed with loans or guaranteed by the Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Debt or a substantially concurrent contribution to the equity of the Issuer (other than by a Subsidiary of the Issuer and other than Parent Debt Contributions); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “— Optional Redemption” provisions of the Indenture;

(iii)        the purchase, redemption or other acquisition for value of Capital Stock in connection with the obligations under employee or management stock option agreements or other agreements to compensate management or employees or pursuant to any equity incentive plan or program or upon the termination of any employee, officer or director; provided that such redemptions or repurchases pursuant to this clause will not exceed £1 million in the aggregate during any calendar year with any unused amounts in any calendar year being carried over to the immediately following calendar year but not any subsequent calendar years; provided that any such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to members of management, directors or employees of the Issuer or any of its Subsidiaries that occurred after the Issue Date, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments, plus (B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less (C) the amount of any Restricted Payments made in previous calendar years pursuant to the immediately preceding clauses (A) and (B);

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(iv)        the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”;

(v)payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director or officer of the Issuer or any Restricted Subsidiary, and purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(vi)        dividends or other distributions in amounts required and used for a direct or indirect parent of the Issuer to pay interest on Indebtedness the proceeds of which have been contributed as a Parent Debt Contribution to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “— Limitation on Indebtedness”; provided that any amounts payable (a) as interest on any proceeds loan or other Indebtedness of the Issuer or any Restricted Subsidiary pursuant to which the Parent Debt Contribution was made, or (b) on any Guarantee or other obligation of the Issuer or any Restricted Subsidiary on such Indebtedness will, in each case, reduce the amount available for making Restricted Payments under this clause (vi);

(vii)       the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described under “— Limitation on Indebtedness”;

(viii)      payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (x) the exercise of options or warrants, (y) the conversion or exchange of Capital Stock of any such Person or (z) the consummation of any reverse stock split;

(ix)        [reserved];

(x)         distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets, or Vehicle Assets and purchases of Securitization Assets or Vehicle Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Floor Plan Facility;

(xi)        [reserved];

(xii)       [reserved];

(xiii)      so long as no Default has occurred and is continuing (or would result therefrom), other Restricted Payments in an amount not to exceed the greater of (x) £5 million and (y) 1% of Consolidated Total Assets from the Issue Date;

(xiv)      dividends, loans, advances or distributions to any Holding Company or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(A)        the amounts reasonably expected to be required (as determined in good faith by the Issuer’s Board of Directors) for any Holding Company to pay any Holding Company Expenses or any Related Taxes; or

(B)         amounts constituting or to be used for purposes of making payments (x) of fees and expenses incurred, or payments made, in connection with the Transactions or (y) to the extent specified in clauses (i) and (v) of the second paragraph under “— Limitation on Affiliate Transactions”;

(xv)       the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary (a) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to “— Repurchase at the Option of Holders upon a Change of Control” or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to

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“— Limitation on Sales of Assets”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer or (c) from Net Available Cash to the extent permitted under “— Limitation on Sales of Assets” hereunder, but only if the Issuer first complied with “— Limitation on Sales of Assets” and purchased all Notes tendered pursuant to any offer to repurchase all of the Notes required thereby prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or preferred stock;

(xvi)      [reserved];

(xvii)     payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action pursuant to or in connection with a consolidation, merger, or transfer of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole); and

(xviii)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of preferred stock of the Issuer or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of preferred stock of the Issuer or a Restricted Subsidiary (in each case, other than Disqualified Stock), as the case may be, that, in each case, is permitted to be incurred pursuant to the provisions under “— Limitation on Indebtedness” above.

Limitation on Liens

The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume, or permit to subsist any Lien or other security interest upon any of their or any of the Restricted Subsidiaries’ present or future property or assets, or assign or otherwise convey any right to receive income or profits therefrom, to secure any Indebtedness (including any guarantees or indemnities in respect thereof) (such Lien, the “Initial Lien”) except (a) in the case of any property or asset that does not constitute Collateral, (i) Permitted Liens and (ii) Liens that are not Permitted Liens if, contemporaneously with the incurrence of such Initial Lien, the Notes and the obligations under the Indenture (or a Note Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with, or in the case of Liens with respect to Subordinated Indebtedness, with priority to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured and (b) in the case of any property or asset constituting Collateral, Permitted Collateral Liens.

Any such Lien created in favor of the Notes pursuant to sub-clause (a)(ii) of the preceding paragraph will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien to which it relates to the extent it does not also secure the relevant Indebtedness at such time and (ii) otherwise as set forth under “— Security; Release of Collateral.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increase in the value of property securing Indebtedness.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)         pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(b)         make any loans or advances to the Issuer or any Restricted Subsidiary; or

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(c)         sell, transfer or lease any of its property or assets to the Issuer or any Restricted Subsidiary.

The foregoing paragraph shall not prohibit:

(i)          any encumbrance or restriction pursuant to the Indenture, the Security Documents or any Intercreditor Agreement or any other agreement in effect or entered into on the Issue Date;

(ii)         any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Issuer or was acquired by the Issuer or in contemplation of the transaction) and outstanding on such date;

(iii)        any agreement or instrument (a “Refinancing Agreement”) effecting Refinancing Indebtedness or Disqualified Stock incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument or obligation in effect or entered into on the Issue Date (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the holders of the Notes taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Board of Directors or an Officer of the Issuer) and either (x) the Issuer determines that such encumbrances and restrictions will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(iv)        any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(v)         in the case of clause (c) of the first paragraph of this “— Limitation on Restrictions on Distributions from Restricted Subsidiaries” covenant, any encumbrance or restriction:

(A)        that restricts in a customary manner the assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment of transfer of any such lease, license or other contract entered into in the ordinary course of business;

(B)         contained in mortgages, pledges or other security agreements permitted under and in compliance with the Indenture to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C)         pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(vi)        encumbrances or restrictions arising or existing by reason of applicable law (including, but not limited to, any capital maintenance or similar corporate law restrictions applicable to such Restricted Subsidiary the breach of which would, as determined in good faith by the Board of Directors or an Officer of the Issuer or relevant Restricted Subsidiary, result in any civil or criminal liability of any directors or officers of the relevant Restricted Subsidiary) or any applicable rule, regulation or order or governmental license, permit or concession;

(vii)       restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts (not evidencing or relating to Indebtedness) entered into in the ordinary course of business;

(viii)      Liens or other security interests permitted to be created, to be assumed or to subsist under the provisions of the “— Limitation on Liens” covenant that limit the right of the debtor to dispose of the assets subject to such Lien or other security interest;

(ix)        encumbrances or restrictions contained in any agreement relating to, or pertaining to, Hedging Obligations;

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(x)         customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with a Restricted Investment), entered into with the approval of the Issuer’s Board of Directors or an Officer of the Issuer which limitation is applicable only to the assets or property that are the subject of such agreements;

(xi)        encumbrance or restriction effected in connection with (A) a Qualified Securitization Financing that, in the good faith determination of the Issuer, are customary in connection with or necessary to effect such Qualified Securitization Financing or (B) a Floor Plan Facility that, in the good faith determination of the Issuer, are customary in connection with or necessary to enter into such Floor Plan Facility or would not have an adverse effect on the ability of the Issuer to make principal and interest payments on the Notes as they come due;

(xii)       encumbrances or restrictions on the assets of or ownership interests in a joint venture, in each case contained in the terms of the agreement or agreements governing such joint venture; provided, however, that any such encumbrance or restriction (i) is customary in joint venture agreements, (ii) is not less favorable to the Issuer or any Restricted Subsidiary than to any other joint venturer and (iii) will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors or an Officer of the Issuer, at the time of entering into such agreement or agreements (and at the time of any modification of the terms of any such encumbrance or restriction);

(xiii)      any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions on the property so acquired; and

(xiv)      any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness Incurred by the Issuer or any Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the “— Limitation on Indebtedness” covenant if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than (i) the encumbrances and restrictions contained in the Indenture, any Intercreditor Agreement and the Security Documents, in each case, as in effect on the Issue Date or (ii) as is customary in comparable financings (as determined in good faith by the Board of Directors or an Officer of the Issuer) and where, in the case of this clause (ii), either (x) the Issuer determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (y) the Issuer determines that such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness.

The priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares will not be deemed to be an encumbrance or restriction hereunder. In addition, the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute an encumbrance or restriction hereunder

Limitation on Sales of Assets

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)          the Issuer or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or an Officer of the Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(ii)         in any such Asset Disposition, at least 75% of the consideration is in the form of cash or Cash Equivalents. For purposes of this “— Limitation on Sales of Assets” covenant, each of the following shall be deemed cash:

(A)        any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Disqualified Stock and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to any agreement that releases the Issuer or the relevant Restricted Subsidiary from or indemnifies against further liability;

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(B)         any securities, notes or other obligations received by the Issuer or a Restricted Subsidiary from such transferee that are converted by the Issuer or the relevant Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Disposition, to the extent of the cash or Cash Equivalents received in that conversion;

(C)         any Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Disposition;

(D)        consideration consisting of Pari Passu Indebtedness of the Issuer or any Restricted Subsidiary received from Persons who are not the Issuer or any Restricted Subsidiary; and

(E)         any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received and designated pursuant to this clause (E) that is at any one time outstanding, not to exceed the greater of (x) £15 million and (y) 3% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(iii)        with respect to Asset Dispositions related to transporter vehicles, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or the relevant Restricted Subsidiary, as the case may be:

(A)        to the extent the Issuer elects, to prepay, repay or purchase (w) Indebtedness that is secured by a Permitted Collateral Lien that ranks equal to or in priority to any Lien on such assets securing the Notes and the Note Guarantees and is pari passu in right of payment with the Notes and the Note Guarantees, (x) any Notes, plus accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any, to the date of such prepayment, repayment, purchase or redemption, pursuant to open market purchases, an optional redemption in accordance with the terms of the Indenture, or an Asset Disposition Offer, (y) Indebtedness which is secured by a Lien (other than a Permitted Collateral Lien) on the asset which is the subject of the Asset Sale or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Issuer or an Affiliate of the Issuer), in each case, within 365 days from the date of the receipt of such Net Available Cash;

(B)         to invest in Additional Assets within 365 days from the date of receipt of such Net Available Cash or pursuant to binding arrangements in place within such 365 day period; provided that such binding arrangement is completed within 180 days of such 365 day period;

(C)         to make a capital expenditure within 365 days from the date of receipt of such Net Available Cash or pursuant to binding arrangements in place within such 365-day period; provided that such binding arrangement is completed within 180 days of such 365-day period; or

(D)        to make an offer to the Holders and any other Pari Passu Indebtedness (to the extent the terms of such Pari Passu Indebtedness so require) on a pro rata basis to purchase the Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase and such Pari Passu Indebtedness pursuant to and subject to the Indenture (a “Transporter Vehicle Asset Disposition Offer”).

(iv)        with respect to Asset Dispositions related to any assets other than transporter vehicles (a “Non-Transporter Vehicle Asset Disposition Offer” and together with a Transporter Vehicle Asset Disposition Offer, the “Asset Disposition Offers” and each, an “Asset Disposition Offer”), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer or the relevant Restricted Subsidiary, as the case may be, to make an offer within 10 business days from the date of receipt of the Net Available Cash to (A) purchase the Notes at a purchase price equal to (x) prior to November 15, 2025, 100% of the principal amount of the Notes plus the Applicable Premium and accrued and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any (subject to the rights of Holders of the Notes to receive interest on the relevant interest payment date); and (y) on or after November 15, 2025, at the price (expressed as a percentage of principal amount) set forth in the fourth paragraph under the caption “— Optional Redemption”, plus accrued

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and unpaid interest (including PIK Interest, if any) and Additional Amounts, if any; and (B) second, to the extent any Net Available Cash remains following a Non-Transporter Vehicle Asset Asset Disposition Offer, the Issuer or the relevant Restricted Subsidiary shall apply such Net Available Cash in accordance with clause (iii)(A), (B) or (C) above.

Any Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Pari Passu Indebtedness, if applicable, required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness, if applicable, validly tendered in response to the Asset Disposition Offer. If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder of record at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer. On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness, if applicable, or portions of Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn, in each case with a principal amount of US$1,000 or in integral multiples of US$1 in excess thereof. The Issuer will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Indebtedness, if applicable, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness, if applicable, so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase. In addition, the Issuer will take any and all other actions required by the agreements governing the Pari Passu Indebtedness, if applicable. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

Limitation on Affiliate Transactions

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including the rendering of services) with any Affiliate of the Issuer (any such transaction or series of related transactions, an “Affiliate Transaction”) involving aggregate consideration in excess of £5 million unless:

(i)          the terms of such Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction with a Person who is not an Affiliate; and

(ii)         in the event such Affiliate Transaction involves aggregate consideration in excess of £10 million, the terms of such transaction have been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i)).

The provisions of the foregoing paragraph shall not apply to:

(i)          transactions pursuant to any employee, officer or director compensation arrangements or benefit plans entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(ii)         any transaction effected as part of a Qualified Securitization Financing, any disposition or acquisition of Securitization Assets, Vehicle Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets or Vehicle Assets pursuant to a Securitization Repurchase Obligation;

(iii)        any Affiliate Transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such Affiliate Transaction);

(iv)        any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the provisions set forth under “— Limitation on Restricted Payments” above and any Permitted Investment;
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(v)         the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any trusts or related parties of such directors, officers, contractors, consultants, distributors or employees);

(vi)        the incurrence of Subordinated Shareholder Debt;

(vii)       transactions pursuant to, or contemplated, by any agreement in effect on the Issue Date and any amendment, modification or extension of such agreement and transactions pursuant to any amendment (including to change any party to the agreement), modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not more disadvantageous to the Holders than the original agreement as in effect on the Issue Date;

(viii)      issuances or sales of Capital Stock (other than Disqualified Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(ix)        transactions for which the Issuer shall have received a written opinion from an independent investment bank or an accounting or appraisal firm of internationally recognized standing or other recognized independent expert of international standing with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that such Affiliate Transaction is (a) fair to the Issuer or such Restricted Subsidiary from a financial point of view or (b) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate;

(x)         (x) transactions with customers, clients, suppliers, landlords or purchasers or sellers of goods or services or providers of employees or other labor, in each case in the ordinary course of trading, or (y) any transaction in the ordinary course of business between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Issuer solely because a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer, in each case, provided (a) such transaction is otherwise in compliance with the terms of the Indenture and (b) such transaction is on terms at least as favorable as could have been obtained at such time from an unaffiliated Person, in the reasonable determination of the members of the Board of Directors or an Officer of the Issuer provided such Officer has been delegated such power by the Board of Directors in the prior twelve months (provided no member of the Board of Directors or Officer of the Issuer with an interest in such transaction may participate in such determination);

(xi)        compliance by the Issuer with its obligations under registration rights agreements related to the equity securities of the Issuer and investor rights agreements between the Issuer and any of its shareholders; and

(xii)       execution of definitive documentation in accordance with the requirements of the Transaction Support Agreement, compliance with the Issuer’s obligations under the Transaction Support Agreement and the definitive documentation entered into pursuant thereto, amendments to the Transaction Support Agreement and the definitive documentation entered into pursuant thereto, and the consummation of the Transactions.

Reports

So long as any Notes are outstanding, the Issuer will furnish in English to the Trustee:

(1)         within 120 days following the end of each fiscal year of the Issuer (beginning with the fiscal year ending December 31, 2023), audited consolidated balance sheets of the Issuer as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

(2)         within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer (beginning with the fiscal quarter ended March 31, 2024), management accounts in respect of such quarter; and

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(3)         promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and the Restricted Subsidiaries, taken as a whole, or any changes of the chief executive officer or chief financial officer of the Issuer or change in auditors of the Issuer or any other material event that the Issuer announces publicly, a report containing a description of such event;

provided, however, that the reports set forth in clauses (1), (2) and (3) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or IFRS or (ii) include separate financial statements for any Guarantors or non-guarantor Subsidiaries of the Issuer.

In addition, if the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

All financial statements shall be prepared in accordance with IFRS (or, at the Issuer’s election, US GAAP). Except as provided for above, no report needs to include separate financial statements for the Issuer or Subsidiaries of the Issuer or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in this offering memorandum.

In addition, for so long as any Notes remain outstanding, during any period in which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer has agreed that it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

Notwithstanding the foregoing, the Issuer may satisfy its obligations under clauses (1) and (2) of the first paragraph of this covenant by delivering the corresponding consolidated annual and quarterly reports of any Holding Company of which the Issuer is a Subsidiary. To the extent that material differences exist between the management, business, assets, shareholding or results of operations or financial condition of the Issuer and such Holding Company that is the reporting entity (if applicable), the annual and quarterly reports shall include an explanation and an unaudited reconciliation of such material differences, starting with the reporting period during which the consolidated annual and quarterly reports for such Holding Company are first used.

For so long as the equity securities of the Issuer or any Holding Company are listed on the New York Stock Exchange, Nasdaq or another Recognized Stock Exchange, and the Issuer or such Holding Company is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such exchange, or for so long as the Issuer or any Holding Company is otherwise subject to the reporting requirements of the SEC, then, for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer is required to file pursuant to such admission and disclosure standards or SEC filing requirements. Upon complying with the foregoing requirements, the Issuer will be deemed to have complied with the provisions contained in this covenant.

Contemporaneously with the furnishing of each such report set forth in clauses (1), (2) and (3) above, the Issuer will also post such report on the Issuer’s website. Notwithstanding the foregoing, the Issuer will be deemed to have provided such information to the Trustee, the Holders, prospective purchasers and beneficial owners of the Notes and to have complied with the requirements of this covenant if such information referenced above in clauses (1), (2) and (3) above has been posted on the Issuer’s website or filed on EDGAR with the SEC.

The Issuer may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect Holding Company so long as such reports (if an annual, half yearly or quarterly report) (a) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Issuer therein were references to such Holding Company and (b) explains in reasonable detail the differences between the information relating to such Holding Company, on the one hand, and the information to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand. Upon complying with the foregoing requirement, the Issuer will be deemed to have complied with the provisions contained in this covenant.

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The delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determined therefrom, including the Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of the Indenture or to ascertain the correctness or otherwise of the information or statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a responsible officer of the Trustee is informed in writing otherwise. The Trustee shall have no responsibility for the filing, timeliness or content of any such reports, information or documents, and the Trustee shall have no duty to participate in or monitor any conference calls or EDGAR or any other website maintained by the Issuer.

Merger and Consolidation

The Issuer

The Issuer shall not, directly or indirectly, consolidate with or merge with or into another Person, or convey, transfer or lease all or substantially all the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)          the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized, incorporated and/or registered (as the case may be) and existing under the laws of the Cayman Islands, the United Kingdom, any member state of the European Union, Switzerland, any state of the United States of America or the District of Columbia, and the Successor Company (if not the Issuer) will expressly assume in appropriate documentation delivered to the Trustee all the obligations of the Issuer under the Notes, the Security Documents, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture (pursuant to a supplemental indenture executed and delivered to the Trustee and amendments to the Intercreditor Agreement or the Security Documents, as applicable);

(ii)         immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)        immediately after giving effect to such transaction and any related financings either (A) the Successor Company would be able to Incur at least an additional £1.00 of Indebtedness pursuant to clause (i)(x) of the first paragraph of the “— Limitation on Indebtedness” covenant above or (B) the Fixed Charge Coverage Ratio of the Issuer or the Successor Company and its Restricted Subsidiaries taken as a whole as calculated pursuant to clause (i)(x) of the first paragraph of the “— Limitation on Indebtedness” covenant above would not be lower following such transaction than it was prior to such transaction after giving pro forma effect to such transaction and any Indebtedness incurred in connection therewith; and

(iv)        the Issuer shall have delivered to the Trustee and the Security Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any is required in connection with such transaction) comply with the Indenture, and an Opinion of Counsel to the effect that such supplemental indenture (if any) and amendments to any Intercreditor Agreement or Security Documents (as applicable) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

Guarantors

In addition, the Issuer shall not permit any Guarantor, directly or indirectly, to consolidate with or merge with or into another Person, or convey, transfer or lease all or substantially all the properties and assets of such Guarantor and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)          either:

(A)        the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a Person organized, incorporated and/or registered (as the case may be) and existing under the laws of the Cayman Islands, the United Kingdom, any member state of the European Union, Switzerland, any

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state of the United States of America, the District of Columbia or the jurisdiction in which it was originally organized, and such Person (if not a Guarantor) will expressly assume in appropriate documentation delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee(s), the Indenture (pursuant to a supplemental indenture executed and delivered to the Trustee), any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents; or

(B)         the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the conveyance, transfer or lease of all or substantially all the properties and assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture;

(ii)         immediately after giving effect to, and as a result of, such transaction no Default or Event of Default shall have occurred and be continuing; and

(iii)        the Issuer and such Guarantor shall deliver to the Trustee and the Security Agent in accordance with “Notices” an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger, conveyance, transfer or lease, such supplemental indenture (if any is required in connection with such transaction) and, in the case of clause (i)(A) only, such assumption by the resulting, surviving or transferee Person comply with the Indenture, and an Opinion of Counsel to the effect that such supplemental indenture (if any) and amendments to any Intercreditor Agreement or Security Documents (as applicable) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Guarantor; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

The successor to any Guarantor will succeed to, and be substituted for, such Guarantor under the applicable Note Guarantee.

This “— Merger and Consolidation” covenant will not apply to (a) any consolidation, merger or transfer of assets of any Restricted Subsidiary that is not a Guarantor into the Issuer or a Guarantor, (b) consolidation, merger or transfer of assets among Guarantors, or (c) any consolidation, merger or transfer of assets among the Issuer and any Guarantor; provided that, clauses (i) and (iv) of the first paragraph of this covenant will be complied with. Clauses (ii) and (iii) of the first paragraph and clause (ii) of the second paragraph of this covenant will not apply to any merger or consolidation of the Issuer or any Guarantors with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Guarantor in another jurisdiction.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of the Issuer and its Restricted Subsidiaries.

If and for so long as the Notes are listed on the Official List of the Exchange and the rules of the Authority so require, the Issuer shall publish notice of the occurrence of any of the events described in this “— Merger and Consolidation” covenant in accordance with the prevailing rules of the Authority.

Future Guarantors

The Issuer shall cause each Restricted Subsidiary that is not a Guarantor and that, after the Issue Date, Guarantees any (i) Public Debt or (ii) Indebtedness under any Credit Facility, in each case, of the Issuer or any Guarantor (subject to the Agreed Security Principles as set forth therein), to execute and deliver concurrently to the Trustee a supplemental indenture providing for a Note Guarantee of such Restricted Subsidiary pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

Each Additional Note Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to general statutory limitations, capital maintenance, corporate benefit, fraudulent preference, financial assistance or thin-capitalization rules or other similar laws or regulations (or analogous restrictions) of any applicable jurisdiction). See “Risk Factors — Risks Related to the New Notes — The New Notes Guarantees and the New Notes Collateral are subject to certain limitations on enforcement and may be limited by applicable laws or

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subject to certain defenses that may limit their validity and enforceability” and “Insolvency Law Considerations and Limitations On The Validity And Enforceability Of the New Notes Guarantees and Certain Security Interests”.

Notwithstanding the foregoing, the Issuer shall not be obligated to cause such Restricted Subsidiary to Guarantee the Notes to the extent that such Note Guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in a violation of applicable law which, in any case, cannot be prevented or otherwise avoided through measures reasonably available to the Issuer or the Restricted Subsidiary (including “whitewash” or similar procedures) or any liability for the officers, directors or shareholders of such Restricted Subsidiary.

Limitation on Issuer Activities

The Indenture will provide that the Issuer may not engage in any business trading activities or own any assets or Incur any Indebtedness, other than:

(a)         (i) the entry into and performance of its rights and obligations under and in connection with the Transactions, the Transaction Support Agreement, the Indenture, any Intercreditor Agreement, the Security Documents and any documents related to the foregoing; and (ii) the performance of any contract, agreement or other transaction existing or entered into on the Issue Date;

(b)         the performance of any contract, agreement or other transaction with the Issuer’s Restricted Subsidiaries and the making of any Investment, in each case to the extent not prohibited by this Indenture and reasonably relating to the other activities enumerated herein;

(c)         the entry into and performance of its rights and obligations in respect of (i) contracts and agreements with its officers, directors, employees, consultants and independent directors, (ii) subscription or purchase agreements for securities, preparation and issuance of common and/or preferred equity certificates, public offerings, debt offerings, rights offerings, tender offers, change of control offers or asset disposition offers, consent solicitations, voting and other shareholder agreements, registration rights agreements, investor rights agreements, engagement letters, underwriting agreements, dealer manager agreements, solicitation agency agreements, agreements with rating agencies and other agreements in respect of its securities or any offering, issuance or sale thereof and (iii) engagement letters and reliance letters in respect of legal, accounting and other advice and/or reports received and/or commissioned by it;

(d)         holding shares and other debt and equity interests in Subsidiaries and the subscription for debt or equity in and the making of capital contributions in or loans to or Investments in Subsidiaries;

(e)         (i) ownership of cash and Cash Equivalents and (ii) entry into, holding and utilization of Bank Products and participation in cash pooling and cash management arrangements, in each case to the extent not prohibited by this Indenture and reasonably relating to the other activities enumerated herein;

(f)          the Incurrence of (including liabilities and obligations in respect of) Indebtedness, Subordinated Shareholder Debt and Liens not otherwise prohibited by this Indenture (including in respect of Permitted Collateral Liens and Permitted Liens) and activities reasonably incidental thereto (including, without limitation, the entry into and performance of the terms and conditions of, and any obligations under, any document in connection therewith) and guaranteeing Indebtedness of Subsidiaries;

(g)         administrative, managerial, legal, treasury, tax, insurance, human resources and accounting services, arrangements with shareholders and the employment and secondment of employees, including the entry into and performance of any employee incentive or benefit arrangements, the fulfilment of any audit, financial monitoring or reporting requirements, taking of any actions necessary or required by its auditors in connection with the preparation of annual or quarterly financial statements or management accounts, services agreements, tax consolidation agreements or arrangements, retention of counsel, and any activities or requirements in connection with any public offering or private placement, and activities reasonably incidental to such services and arrangements (including entering into contracts with employees) and the ownership of assets necessary to provide such services as well as other holding company activities in the ordinary course of business;

(h)         the making or receipt of any payment, distribution, dividend, repurchase of equity securities or Investment which is permitted or not prohibited by the covenant under “— Limitation on Restricted Payments” and any transaction permitted under the covenant described under “— Merger and Consolidation” or under “— Limitation on Sales of Assets and Subsidiary Stock” and taking all actions necessary or advisable in connection with a Change of Control;

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(i)          owning, leasing, managing or operating any properties or assets related to administration, employees and functions incidental to its existence or properties and assets related to the business or operations as a holding company or as permitted by the other paragraphs of this covenant;

(j)          the incurrence and payment of any fees, costs, expenses and Taxes relating to the activities of or services provided to or duties of the Issuer and any Restricted Subsidiaries (including, without limitation, overhead costs, management costs, filling fees, audit costs, Taxes and other ordinary course fees, costs and expenses) and completion of acquisitions of assets and securities otherwise permitted hereby;

(k)         other transactions, activities and arrangements related or reasonably incidental to the establishment and/or maintenance of its or the Issuer’s or any Restricted Subsidiary’s corporate existence (including the provision of holding company, corporate or performance guarantees) and otherwise consistent with the activities of a holding company and activities reasonably incidental thereto;

(l)          the performance of obligations and exercise of rights under contracts or arrangements with any Parent Entity, Permitted Holder, joint venture or joint venture partner or direct or indirect shareholder or other holder of the Issuer’s securities entered into in compliance with this Indenture;

(m)        entry into, performance of and Incurrence of Indebtedness and liabilities under any Intercreditor Agreement, Additional Intercreditor Agreement and the Security Documents or any Permitted Lien, Permitted Collateral Lien or Lien Incurred in accordance with the covenant described under “— Limitation on Liens;”

(n)         the issuance, offering, sale and listing of Capital Stock (including in a public offering or private placement) and conducting activities related or reasonably incidental to any public offering or private placement, including the maintenance of any listing and compliance with its obligations under registration rights agreements, shareholder agreements, investor rights agreements or warrant agreements to which it may be a party;

(o)         compliance with the Securities Act, the Exchange Act, SEC reporting obligations, New York Stock Exchange rules and regulations, and the rules and regulations of any stock exchange on which the Issuer’s securities may be listed or traded, including payment of listing and filing fees required thereby and compliance with the requirements described under “Reports” above;

(p)         ordinary course transactions, contracts and arrangements with transfer agents, paying agents, trustees, registrars, collateral agents, exchange agents, solicitation agents, depositaries, stock exchanges and clearing agencies;

(q)         the making, payment and receipt of Holding Company Expenses and any other transaction, activities and arrangements contemplated by the covenant described under “— Limitation on Affiliate Transactions;” and

(r)          other transactions, activities and arrangements that are either (i) consistent with the above or (ii) not specifically set out above that are de minimis in nature.

Guarantor Coverage

If (i) the aggregate earnings before interest, tax, depreciation and amortization of the Guarantors as a group represents less than 85% of the earnings before interest, tax, depreciation and amortization of the Issuer and its Subsidiaries on a consolidated basis during the most recent quarter for which financial statements are available and (ii) the aggregate gross revenue of the Guarantors as a group represents less than 85% of the gross revenue of the Issuer and its Subsidiaries on a consolidated basis for the most recent quarter for which financial statements are available (the “Guarantor Coverage Test”), the Issuer is required to cause additional Restricted Subsidiaries to become Guarantors (subject to Agreed Security Principles) until the Guarantor Coverage Test is satisfied.

Beginning on the date which is 60 days after the Issue Date, the Issuer is required to ensure that (subject to the Agreed Security Principles) each Restricted Subsidiary of the Issuer which becomes a Material Company and each direct holding company of such Material Company and each other Restricted Subsidiary of the Issuer as may be necessary to ensure that the Guarantor Coverage Test is satisfied executes and delivers to the Trustee a supplemental indenture providing for a Note Guarantee. Such execution and delivery of a supplemental indenture must occur (i) on the date falling 60 days after the Issue Date; (ii) within 60 days of receipt by the Trustee of the semi-annual financial statements which indicates that a Restricted Subsidiary of the Issuer is a Material Company or (as relevant) indicates that other Restricted Subsidiaries of the Issuer must become guarantors to ensure that the Guarantor Coverage Test is satisfied; and (iii) 60 days following the acquisition of a Material Company.

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Minimum Liquidity

The Indenture will include a minimum liquidity covenant pursuant to which the Issuer is required to ensure that the available liquidity (being the aggregate amount of cash and Cash Equivalent, any undrawn commitments under any Credit Facility and any undrawn commitments under any Indebtedness permitted to be incurred under “— Covenants — Limitation on Indebtedness”)) is not less than £50.0 million (“Minimum Liquidity Threshold”). The Minimum Liquidity Threshold will be tested as of the last day of each fiscal quarter in each fiscal year of the Issuer, beginning with the fiscal quarter ending on December 31, 2023, and the Issuer shall be required to deliver to the Trustee within 10 Business Days of each quarter end a compliance certificate evidencing whether or not the Issuer’s minimum liquidity as of such quarter end exceeds the Minimum Liquidity Threshold. Any cash held in a blocked account, which may be a money market account, subject always to fixed charge security (in accordance with the terms under “— Security; Release of Collateral”), including any cash in such account which contains the proceeds of the sale and leaseback transaction with Geenhous Limited related to the Issuer’s Cold Meece freehold property deposited into the CHL Blocked Account, shall count for purposes of calculating whether the Minimum Liquidity Threshold has been met.

Maintenance of Listing

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Official List of the Exchange for so long as any Notes are outstanding; provided that if the Issuer is unable to obtain admission to such listing or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of the Notes on another “recognised stock exchange” (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) as it applies for the purposes of section 987 of the ITA) (in which case, references in this covenant to the Exchange will be deemed to refer to such other “recognised stock exchange”).

Restricted and Unrestricted Subsidiaries

As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)          such Subsidiary or any of its Subsidiaries does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(ii)         such Subsidiary is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation to:

(A)        subscribe for additional Capital Stock of such Person; or

(B)         maintain or preserve such Person’s financial condition or cause such person to achieve any specified levels of operating results;

(iii)        all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount which shall be the Restricted Payment’s Fair Market Value at the time of such transfer and a Restricted Payment in such amount would be permitted at such time under the covenant set forth under “— Limitation on Restricted Payments” or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”; and

(iv)        after giving effect to, and as a result of, such designation there will be no Default or Event of Default.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (ii) the Issuer could Incur at least £1.00 of additional Indebtedness as described in clause (i)(x) of the

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first paragraph under “— Limitation on Indebtedness”, on a pro forma basis taking into account such designation as if it had occurred at the beginning of the applicable reference period, or the Issuer could otherwise Incur any outstanding Indebtedness of such Unrestricted Subsidiary pursuant to one or more of the clauses in the second paragraph under “— Limitation on Indebtedness.” Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

Impairment of Security Interest

The Issuer will not, and the Issuer will not cause or permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the incurrence of Liens on the Collateral permitted by the definition of “Permitted Collateral Liens” shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral), for the benefit of the Trustee and the Holders, and the Issuer will not, and the Issuer will not cause or permit any of its Restricted Subsidiaries to, grant to any Person other than the Security Agent, for the benefit of the Holders and the other beneficiaries described in the Security Documents and any Intercreditor Agreement, any interest whatsoever in any of the Collateral; provided that

(i)          nothing in this provision shall restrict the discharge or release of the Collateral in accordance with the Indenture, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents; and

(ii)         the Issuer and the Issuer’s Restricted Subsidiaries may incur Permitted Collateral Liens;

and provided further, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, replacement, restatement, supplement, modification or renewal, the Issuer delivers to the Security Agent either:

(A)        a solvency opinion from an accounting, appraisal or investment banking firm of national standing confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement; or

(B)         a certificate from the chief financial officer, chief executive officer or the Board of Directors of the relevant Person, which confirms the solvency of the person granting such Security Interest after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(C)         an Opinion of Counsel (subject to customary exceptions and qualifications), confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, and that such Lien or Liens were not otherwise subject to any limitation, imperfection or a hardening period immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

Notwithstanding the preceding paragraph which shall not apply to the actions described in this paragraph, at the direction of the Issuer and without the consent of the Holders or the Trustee, the Security Agent may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens to the extent permitted by the Indenture; (iii) add to the Collateral or add additional Guarantors or obligors; (iv) comply with the terms of any Intercreditor Agreement or any Additional Intercreditor Agreement; (v) evidence the succession of another Person to the Issuer and the assumption by such successor of the obligations under the Indenture, the Notes and the Security Documents, in each case, in accordance with “— Merger and Consolidation”; (vi) provide for the release of property and assets constituting Collateral from the Lien of the Security Documents or the release of a Note Guarantee granted by a Guarantor, in each case, in accordance with (and if permitted by) the terms of the Indenture and any Intercreditor Agreement; (vii) conform the Security Documents to this “Description of the Notes”; (viii) evidence and provide for the acceptance of the appointment of a successor Trustee or Security Agent; or (ix) make any other change thereto that does not adversely affect the rights of the Holders in any material respect.

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In the event that the Issuer or the relevant Restricted Subsidiary complies with this covenant, the Trustee and the Security Agent shall (subject to customary protections and indemnifications and each of the Trustee and the Security Agent being indemnified and secured to its satisfaction) consent to such amendment, extension, renewal, restatement, supplement, modification or replacement with no need for instructions from Holders, but upon receipt of an Officer’s Certificate and Opinion of Counsel by the Trustee and the Security Agent.

Further Assurances

The Issuer shall, and the Issuer shall procure that each Guarantor shall, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require

(i)          subject to the Agreed Security Principles, for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by such Security Documents; and

(ii)         if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. The Issuer shall, and the Issuer shall procure that each Guarantor shall, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.

Additional Intercreditor Agreements

At the request of the Issuer, at the time of, or prior to, the Incurrence of any Indebtedness that is permitted to share the Collateral, the Issuer, the relevant Guarantors, the Trustee and the Security Agent shall enter into an additional intercreditor agreement (each an “Additional Intercreditor Agreement”) on terms substantially similar to any Intercreditor Agreement (or not materially less favorable to the Holders) or an amendment to, or an amendment and restatement of, any Intercreditor Agreement (which amendment is not materially less favorable to the Holders); provided that such Intercreditor Agreement or Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee under the Indenture or any Intercreditor Agreement; provided further that it is understood and agreed that an increase in the amount of Indebtedness being subjected to the terms of any Intercreditor Agreement or any Additional Intercreditor Agreement will be deemed to be on substantially similar terms to any Intercreditor Agreement and will be deemed not to adversely affect the rights of the Holders and will be permitted by this covenant if, in each case, the Incurrence of such Indebtedness (and any Lien in its favor), would not be otherwise prohibited by the Indenture.

The Indenture will also provide that, at the direction of the Issuer and without the consent of the Trustee, the Security Agent or any Holder, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement and any Additional Intercreditor Agreement at the Issuer’s request to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement; (2) include customary provisions implementing that any new Indebtedness that is permitted to share the Collateral (other than to the extent such Indebtedness constitutes Super Senior Hedging Liabilities or Pari Passu Indebtedness pursuant to Note Documents) ranks junior in right of payment to the Notes, (3) subject to customary anti-layering protections included in any Intercreditor Agreement, increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Issuer or any Restricted Subsidiary that is subject to any such agreement; (4) add Restricted Subsidiaries or Guarantors to any Intercreditor Agreement or an Additional Intercreditor Agreement; (5) further secure the Notes (including any Additional Notes); (6) make provision for equal and ratable pledges of the Collateral to secure Additional Notes; (7) implement any Permitted Collateral Liens; (8) amend any Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof; (9) amend any Intercreditor Agreement or any Additional Intercreditor Agreement to (i) remove any references to any secured obligations following the full redemption or repayment of any such obligations and the cancellation or termination of underlying contractual arrangements, as applicable and/or (ii) replace any such references with references to any new contractual obligations governing any such secured obligations that replace and/or refinance, as applicable such secured obligations, in each case to the extent permitted by the Indenture; or (10) make any other change to any such agreement that does not adversely affect the Holders in any material respect.

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Save as may be required by mandatory provisions of law, each Holder, by accepting a Note, will be deemed to have agreed to and accepted the terms and conditions of, and to have directed the Trustee and the Security Agent to enter into, each Intercreditor Agreement and Additional Intercreditor Agreement and any amendment referred to in the preceding paragraphs, and the Trustee or the Security Agent shall not be required to seek the consent of any Holders to perform its obligations under and in accordance with this covenant. Before entering into an Additional Intercreditor Agreement or effecting any amendment to any Intercreditor Agreement pursuant to this covenant, the Trustee or the Security Agent may elect to base its decision on an Officer’s Certificate and an Opinion of Counsel. Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate and Opinion of Counsel. The Issuer shall notify the Holders of the entry into an Additional Intercreditor Agreement or any amendment to any Intercreditor Agreement effected pursuant to this covenant without undue delay in accordance with the procedures set forth in the Indenture.

Suspension of Covenants

If on any date following the date of the Indenture:

(i)          the Notes are rated with an Investment Grade Rating by two Rating Agencies; and

(ii)         no Default has occurred and is continuing under the Indenture (the foregoing conditions being referred to collectively as the “Suspension Condition”);

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of the Notes” (collectively, the “Suspended Covenants”) of the Indenture will be suspended as to the Notes:

•     “— Limitation on Indebtedness”;

•     “— Limitation on Restricted Payments”;

•     “— Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

•     “— Limitation on Sales of Assets”;

•     “— Limitation on Affiliate Transactions”;

•     “— Future Guarantors”;

•     “— Limitation on Issuer Activities”;

•     “— Guarantor Coverage”;

•     “— Restricted and Unrestricted Subsidiaries”;

•     “— Minimum Liquidity”; and

•     clauses (ii) and (iii) of the first paragraph and (ii) of the second paragraph, respectively, of “— Merger and Consolidation”.

During any period that the foregoing sections have been suspended, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to “— Restricted and Unrestricted Subsidiaries” unless the designation would have complied with the covenant described under “— Limitation on Restricted Payments”.

Notwithstanding the foregoing, if the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the Suspension Condition having been met and, subsequently, one or both of the respective Rating Agencies withdraw their Investment Grade Rating or downgrade the Investment Grade Rating assigned to the Notes such that the Notes no longer have an Investment Grade Rating by the respective two Rating Agencies, then the Issuer and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. (a) Compliance with the Suspended Covenants (i) with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the reinstated “— Limitation on Restricted Payments” covenant as if the provisions had been in effect since the Issue Date (accordingly, Restricted Payments made during such period when the Suspended Covenants are suspended will reduce

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the amount available to be made as Restricted Payments described under the first paragraph of “— Limitation on Restricted Payments”) and (ii) with respect to Indebtedness incurred after the time of such withdrawal or downgrade, will be calculated in accordance with the terms of the reinstated “— Limitation on Indebtedness” covenant as if any Indebtedness incurred on or after the occurrence of the Suspension Condition will be deemed to have been incurred pursuant to the first paragraph described under “— Limitation on Indebtedness”; and (b) the Issuer will, and will cause each Restricted Subsidiary that would have been required to Guarantee the Notes pursuant to “— Future Guarantors” during such period when the Suspended Covenants are suspended to take all actions it would have been required to take to comply with “— Future Guarantors” if it had not been suspended including executing a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under the Indenture and pledging the Restricted Subsidiary’s existing and future assets and pledging all of the Capital Stock in such Restricted Subsidiary to secure the Notes and the Note Guarantees; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after such Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions, taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable sections had remained in effect during such period.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve an Investment Grade Rating or have such Investment Grade Rating withdrawn. The Issuer shall notify the Trustee in writing that the conditions set forth in the first paragraph under this caption has been satisfied, provided that, no such notification shall be a condition for the suspension of the covenants described under this caption to be effective.

Events of Default, Enforcement

Each of the following constitutes an “Event of Default” under the Indenture:

(a)         default in any payment of interest or Additional Amounts, if any, on any Note when due and payable, continued for 30 days;

(b)         default in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c)         failure by the Issuer or any of the Guarantors to comply with any obligation under the covenant set forth under “— Covenants — Merger and Consolidation”, continued for 30 days;

(d)         failure by the Issuer or any of the Guarantors to comply for 60 days after written notice from the Trustee on behalf of the Holders or upon written instruction by Holders of at least 25% in aggregate principal amount of the Notes then outstanding with its other obligations contained in the Indenture;

(e)         default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(i)          is caused by a failure to pay when due principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any applicable grace period provided for under the terms of such Indebtedness (“payment default”); or

(ii)         results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated aggregates £5 million or more;

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(f)          certain events of bankruptcy, insolvency or reorganization under bankruptcy laws of (i) the Issuer, (ii) any Guarantor, (iii) any Significant Subsidiary or (iv) a group of Restricted Subsidiaries that taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary;

(g)         failure by the Issuer, any Guarantor or any Restricted Subsidiary which is a Significant Subsidiary to pay final judgments aggregating in excess of £5 million (net of any amounts that are covered by insurance policies issued by reputable and creditworthy insurance companies), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment exceeding such threshold becomes final;

(h)         any Note Guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of such Note Guarantee or the Indenture or as provided under applicable law) or is declared null and void in a judicial proceeding or the Issuer or any such Guarantor denies or disaffirms in writing or in any pleading in any court its obligations under the Indenture or its Note Guarantee and any such Default continues for 10 days; or

(i)          with respect to any Collateral having a Fair Market Value in excess of £5 million, individually or in the aggregate, (i) (a) the security interest under the Indenture or the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Security Documents and other than the satisfaction in full of all obligations under the Notes or (b) any security interest created thereunder or under the Security Documents is declared invalid or unenforceable and such Default continues for 15 days after the Issuer becomes aware of the Default or (ii) the Issuer or any Guarantor asserts that any such security interest or Security Document is invalid or unenforceable prior to the time that the Collateral is to be released to the Issuer or the Guarantors.

If an Event of Default (other than an Event of Default pursuant to the foregoing clause (f)) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 25% in principal amount of all outstanding Notes by written notice to the Issuer and the Trustee shall declare the principal amount of and all accrued interest under all outstanding Notes to be due and payable immediately. If an Event of Default with respect to the Issuer pursuant to the foregoing clause (f) occurs and is continuing, (i) the Notes will automatically become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder and (ii) (A) if prior to November 15, 2025, the aggregate principal amount of such Notes plus accrued and unpaid interest (including PIK interest, if any), any Additional Amounts and the Applicable Premium as of the date of such acceleration or (B) if on or after November 15, 2025, the applicable redemption price as set forth under “— Optional Redemption” as of the date of such acceleration, plus accrued and unpaid interest (including PIK interest, if any) and any Additional Amounts, in each case, shall all be immediately due and payable. The Issuer expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing premium in connection with any such acceleration. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the holders to purchase or invest in the Notes. Certain enforcement actions, including acceleration, will be suspended during a consultation period under any Intercreditor Agreement entered into in the future. See “— Intercreditor Agreement”.

In the event of a declaration of acceleration of the Notes because an Event of Default pursuant to foregoing clause (e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the relevant default triggering such Event of Default pursuant to the foregoing clause (e) shall be remedied or cured by the Issuer or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness, or the relevant Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal, premium, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

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The Holders may rescind any acceleration with respect to the Notes and its consequences within three months of the acceleration by simple majority vote of the Holders if such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; provided, however, that the aggregate of such cast votes exceeds the number of votes having required the acceleration.

Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”), then at the time such Initial Default is cured, such Default for failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in “— Covenants — Reports”, or otherwise to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon delivery of any such report required by such covenant or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered (and, if requested, provided) to the Trustee indemnity (including by way of prefunding) or security satisfactory to the Trustee against any loss, liability or expense that may be incurred. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(a)         such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)         Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c)         the Trustee has not complied with such request within 60 days following the receipt of the written request and the offer of security or indemnity; and

(d)         the Holders of a majority in principal amount of the outstanding Notes have not within such 60 day period given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request.

Subject to the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture will provide that, in the event an Event of Default has occurred and is continuing for which a responsible officer of the Trustee has actual knowledge, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being agreed that the Trustee shall have no obligation to make such determination) or would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification and/or security (including by way of prefunding) satisfactory to it against all losses, liabilities, and expenses that may be caused by taking or not taking such action.

The Issuer shall deliver to the Trustee in accordance with the procedures set forth in the Indenture, within 120 days after the end of each fiscal year an Officer’s Certificate stating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, after becoming aware of the occurrence thereof, written notice of any events of which it is aware which would constitute Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

If an Event of Default occurs and is continuing, the Trustee may or, subject to the provisions of any Intercreditor Agreement with respect to any Note Guarantee and the Collateral, the Security Agent may:

(a)         in its sole discretion, but shall not be required to, proceed to protect and enforce the rights of the Holders by such appropriate judicial proceedings as the Trustee or the Security Agent, as applicable, shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or any Note Guarantee or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including making demand under one or more of the Note Guarantees on behalf of the Holders unless such Holders have offered to the Trustee and the Security Agent indemnity and/or security (including by way of prefunding) satisfactory to the Trustee and Security Agent against any loss, liability and expense; and

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(b)         prosecute and enforce all rights of action and claims under the Indenture or any Note Guarantee without the possession of any of the Notes or the Global Notes or the production thereof in any proceeding relating thereto, and to bring any such proceeding on behalf of the Holders.

Amendments and Waivers

Subject to certain exceptions and without limiting the ability of the Issuer, without consent of the Trustee, the Security Agent or any Holder, to direct the Trustee and the Security Agent to enter into one or more amendments to any Intercreditor Agreement and any Additional Intercreditor Agreement in accordance with the covenant set forth under “— Covenants — Additional Intercreditor Agreements” above, the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents may be amended, supplemented or otherwise modified with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). For the avoidance of doubt, an amendment, supplement or waiver of the provisions in the covenant described above under “— Covenants — Limitation on Sales of Assets” shall require the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). If any such amendment, supplement or waiver will only affect one series of Notes (but not all series of Notes), only the consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes of the series so affected (and not the consent of the Holders of at least a majority in aggregate principal amount of all Notes then outstanding), shall be required.

Without the consent of Holders holding not less than 90% of the then outstanding principal amount of the Notes then outstanding (provided, however, that if any such amendment, supplement, waiver or other modification or consent will only affect one series of Notes (but not all series of Notes), only the consent of the holders of at least 90% of the aggregate principal amount of the then outstanding Notes of the series so affected will be required), an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(i)          reduce the principal amount of Notes whose Holders must consent to an amendment, waiver or modification;

(ii)         reduce the stated rate of or extend the stated time for payment of interest on any Note;

(iii)        reduce the principal of or extend the Stated Maturity of any Note;

(iv)        reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as described above under “— Optional Redemption”;

(v)         make any Note payable in money other than that stated in the Note;

(vi)        impair the right of any Holder to receive payment of principal of and interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(vii)       make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes;

(viii)      release any security interest granted for the benefit of the Holders in the Collateral other than in accordance with the terms of the Security Documents, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Indenture;

(ix)        waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

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(x)         release any Guarantor from any of its obligations under the Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, any Intercreditor Agreement and any Additional Intercreditor Agreement;

(xi)        waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders upon a Change of Control” and “— Covenants — Limitation on Sales of Assets”); or

(xii)       make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

The Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents may be amended or supplemented without the consent of any Holder:

(i)          to cure any ambiguity, omission, defect, error or inconsistency;

(ii)         to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(iii)        to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(iv)        to make any change that would provide additional rights or benefits to the Trustee, the Security Agent or the Holders or that does not adversely affect the rights or benefits to the Trustee, the Security Agent or any of the Holders in any material respect under the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(v)         make such provisions as necessary (as determined in good faith by the Board of Directors or an Officer of the Issuer) for the issuance of Additional Notes;

(vi)        to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with the covenant described under “— Covenants — Limitation on Indebtedness” or “— Covenants — Future Guarantors”, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien (including the Collateral and the Security Documents) or any amendment in respect thereof with respect to or securing the Notes when such release, termination, discharge or retaking or amendment is provided for under the Indenture, the Security Documents, any Intercreditor Agreement or any Additional Intercreditor Agreement;

(vii)       to conform the text of the Indenture, any Intercreditor Agreement, the Security Documents or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Security Documents or the Notes;

(viii)      to evidence and provide for the acceptance and appointment under the Indenture or any Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee or Security Agent pursuant to the requirements thereof or to provide for the accession by the Trustee or Security Agent to any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(ix)        in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Agent for the benefit of the Holders, in any property which is required by the Security Documents to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Agent, or to the extent necessary to grant a security interest in the Collateral for the benefit of any Person; provided that the granting of such security interest is not prohibited by the Indenture or any Intercreditor Agreement or any Additional Intercreditor Agreement and the covenant described under “— Covenants — Impairment of Security Interest” is complied with;

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(x)         as provided in “— Covenants — Additional Intercreditor Agreements”;

(xi)        at the Issuer’s election, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required;

(xii)       to make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Notes issued as part of a PIK Payment in accordance with the terms of the Indenture and/or the Security Documents; or

(xiii)      make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes, including to facilitate the issuance and administration of Notes; provided, however, that compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law.

In connection with such matters, the Trustee and the Security Agent shall be entitled to receive and rely absolutely on an Officer’s Certificate and Opinions of Counsel.

Notwithstanding anything to the contrary in the paragraphs above, in order to effect an amendment authorized by paragraphs (iii) or (vi) above to add a Guarantor under the Indenture, it shall only be necessary for the supplemental indenture providing for the accession of such additional Guarantor to be duly authorized and executed by the Issuer, such additional Guarantor and the Trustee. Any other amendments permitted by the Indenture need only be duly authorized and executed by the Issuer and the Trustee and, if applicable, the Security Agent.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any of the Indenture, the Notes, the Note Guarantees, any Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Acts by Holders

In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer will be disregarded and deemed not to be outstanding; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a responsible officer actually knows are so owned shall be so disregarded. Any Notes held by any Person directly or indirectly controlled, or controlled by, or under direct or indirect common control with, the Issuer, will not cease to be outstanding and will not be disregarded but will be counted for purposes of determining the percentage of Holders who have voted on any matter.

Legal Defeasance or Covenant Defeasance

The Indenture will provide that the Issuer may, as evidenced by a resolution set forth in an Officer’s Certificate, elect to have the obligations of the Issuer and the Guarantors discharged with respect to the outstanding Notes and the Note Guarantees (“Legal Defeasance”). Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes that are being defeased and Note Guarantees except as to:

(a)         the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust account referred to below;

(b)         the Issuer’s obligations to exchange any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust;

(c)         the rights and obligations of the Trustee and the obligations of the Issuer and the Guarantors in connection therewith; and

(d)         the “Legal Defeasance or Covenant Defeasance” provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants set forth in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to the

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Notes. In the event Covenant Defeasance occurs, certain events described under “— Events of Default, Enforcement” will no longer constitute an Event of Default with respect to the Notes. These events do not include events relating to non-payment on the Notes or, solely with respect to the Issuer, bankruptcy, insolvency, receivership and reorganization. The Issuer may exercise its Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)          the Issuer must irrevocably deposit or cause to be deposited in a trust account for the benefit of the holders of the Notes, cash in US$, non-callable U.S. Government Securities or a combination thereof, in each case, in such amounts as will be sufficient, in the opinion of the Issuer (acting in good faith), to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (x) prior to depositing such monies or securities to the trust account, procure an Opinion of Counsel stating, subject to customary assumptions and qualifications, that the trust account will be bankruptcy remote; (y) specify whether the Notes are being defeased to such Stated Maturity or to a particular redemption date; and (z) if applicable, have delivered to the Paying Agent and the Trustee an irrevocable notice to redeem all the outstanding Notes of such principal, premium, if any, or interest;

(ii)         in the case of Legal Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the original issue date of the Notes, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)        in the case of Covenant Defeasance, the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)        the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(v)         the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

The Trustee shall be entitled to accept any Officer’s Certificate and Opinion of Counsel delivered to it pursuant to this paragraph as sufficient evidence of compliance with the relevant paragraph and shall not be obligated to independently investigate whether the requirements of the relevant paragraph are otherwise met.

Satisfaction and Discharge

The Indenture, and the rights of the Trustee and the Holders under any Intercreditor Agreement and any Additional Intercreditor Agreement and the Security Documents, will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes and rights, privileges and immunities of the Trustee, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)         either:

(a)         all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee or Paying Agent for cancellation; or

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(b)         all Notes not previously delivered to the Trustee or Paying Agent for cancellation (i) have become due and payable (including by the giving of a notice of redemption to the Holders), (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Paying Agent for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuer;

(2)         the Issuer has deposited or caused to be deposited with the Trustee (or such other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose), for the benefit of the holders of the Notes, cash in US$ or US$-denominated U.S. Government Securities or a combination thereof, in each case, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee or Paying Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be;

(3)         the Issuer has paid or caused to be paid all other sums payable under the Indenture;

(4)         the Issuer has delivered irrevocable instructions to the Trustee, Paying Agent (or other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose) as applicable to apply the funds deposited towards the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)         the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which the Trustee may rely on without further inquiry) each to the effect that all conditions precedent under the Satisfaction and Discharge section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).

If requested in writing by the Issuer, which request may be included in the applicable notice of redemption or pursuant to the applicable Officer’s Certificate the Trustee, Paying Agent or such other entity directed, designated, selected or appointed by the Issuer and reasonably acceptable to the Trustee for this purpose, as applicable, shall distribute any amounts deposited to the Holders prior to Stated Maturity or the redemption date, as the case may be; provided, however, that the Holders shall have received at least five Business Days’ notice from the Issuer of such earlier payment date (which may be included in the notice of redemption). For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above shall not include any negative interest, present value adjustment, additional break cost or any additional premium on such amounts. To the extent the Notes are represented by a Global Note deposited with a depositary for a clearing system, any payment to the beneficial holders holding Book-Entry Interests as participants of such clearing system will be subject to the then applicable procedures of the clearing system.

Concerning the Trustee and Certain Agents

U.S. Bank Trust Company, National Association, is to be appointed as Trustee under the Indenture. The Notes Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee has received written notice, the Trustee will perform only such duties as are set forth specifically in the Indenture where indemnified to its satisfaction. During the existence of an Event of Default of which a responsible officer of the Trustee has received written notice, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty. If the Trustee, the Security Agent or any other agent under the Indenture becomes the Holder, beneficial owner or pledgee of any Notes, it may deal with the Issuer with the same rights it would have if it were not the Trustee, Security Agent or such other agent. The Trustee will be permitted to engage in transactions with the Issuer and its Affiliates.

The Indenture will set out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the then outstanding Notes, or may resign at any time by giving written notice to the Issuer and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, or (b) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder

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who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.

The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability, expenses Incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Indenture.

Notices

If and for so long as any of the Notes are listed on the Official List of the Exchange and if and to the extent the rules of the Authority so require, the Issuer will notify the Authority of any notice to the Holders of the Notes and, in connection with any redemption, the Issuer will notify the Authority of any change in the principal amount of the Notes outstanding. In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered by or on behalf of the Issuer to DTC.

Each such notice shall be deemed to have been given on the date of such publication or; if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. Notices to the Trustee or the Security Agent shall be effective upon actual receipt thereof.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, member or shareholder of the Issuer or the Guarantors will have any liability for any obligations of the Issuer or any Guarantor under the Notes or the Indenture or any Note Guarantee or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws.

Prescription

Claims against the Issuer and the Guarantors for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer and the Guarantors for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest, provided that such claim has not been stayed or otherwise prohibited or delayed by applicable law or court order.

Additional Information

Following the Issue Date, copies of the Indenture, the Notes and any Intercreditor Agreement will be available at the specified office of the Issuer.

Governing Law

The Indenture, the Notes and the Note Guarantees, and the rights and duties of the parties thereunder, shall be governed by and construed in accordance with the laws of the State of New York. Any Intercreditor Agreement and the Security Documents and the rights and duties of the parties thereunder will be governed by and construed in accordance with English law.

Consent to Jurisdiction and Service of Process

In relation to any legal action or proceedings arising out of or in connection with the Indenture and the Notes, the Issuer and the Guarantors will in the Indenture irrevocably submit to the jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States. The Indenture will provide that the Issuer and each Guarantor, will appoint, on or before the Issue Date, an agent for service of process

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in any suit, action or proceeding with respect to the Indenture, the Notes and the Note Guarantees brought in any U.S. federal or New York state court located in the City of New York.

Enforceability of Judgments

Since substantially all the assets of the Issuer and the Guarantors are located outside the United States, any judgment obtained in the United States against the Issuer or any Guarantor, including judgments with respect to the payment of principal, premium, interest, Additional Amounts, if any, and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or that is assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Additional Assets” means:

(1)         any property or assets (other than Indebtedness and Capital Stock) in a Related Business including newly acquired property or assets and improvements of existing property or assets;

(2)         the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary; or

(3)         Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Security Principles” means the security principles as set out, from time to time, in an annex to the Indenture, as applied mutatis mutandis with respect to the Notes reasonably and in good faith by the Issuer.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(i)          1.0% of the principal amount of such Note; and

(ii)         the excess of (i) the present value on such redemption date of (A) the redemption price of such Note at November 15, 2025 (such redemption price being set forth in the table appearing above under “— Optional Redemption”, exclusive of any accrued and unpaid interest), plus (B) all required remaining scheduled interest payments due on the Notes through November 15, 2025 (but excluding accrued and unpaid interest to the redemption date and assuming all interest payments were made in the form of Cash Interest), in each case computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Note on such redemption date.

The calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate and shall be conclusive in the absence of manifest error. For the avoidance of doubt, the calculation of the applicable premium shall not be the obligation or responsibility of the Trustee or the Paying Agent.

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“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance, transfer, assignment or any other disposition, or series of related sales, conveyances, transfers, assignments, leases or other dispositions that form part of a common plan by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of any shares of Capital Stock of any Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or any of its Subsidiaries) or any other assets of the Issuer or any of its Restricted Subsidiaries, other than:

(1)         a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2)         a disposition of cash or Cash Equivalents;

(3)         for purposes of the covenant set forth under “— Covenants — Limitation on Sales of Assets” only, a disposition that constitutes a Restricted Payment permitted by the covenant set forth under “— Covenants — Limitation on Restricted Payments” or a Permitted Investment;

(4)         transactions permitted by the covenant set forth under “— Covenants — Merger and Consolidation — The Issuer” or transactions constituting a Change of Control;

(5)         dispositions in connection with Permitted Liens, foreclosures on assets and any release of claims which have been written down or written off;

(6)         dispositions of obsolete or worn out equipment or equipment that is no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries and which is disposed of in the ordinary course of business;

(7)         any sale, transfer or other disposition of Securitization Assets and related assets in connection with any Qualified Securitization Financing;

(8)         dispositions of inventory and goods of sale in the ordinary course of business and dispositions of vehicles, vehicle parts, vehicle supplies and other related assets in the ordinary course of business;

(9)         the licensing, sublicensing or sale of intellectual property or other intangibles and licenses in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(10)       dispositions of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(11)       the granting of Liens not prohibited by the covenant described above under “— Covenants — Limitation on Liens”;

(12)       dispositions of receivables in connection with the compromise, settlement or collection thereof or surrender or waiver of contract rights or settlement, release of contract, tort or other claim, in each case, in the ordinary course of business;

(13)       dispositions required by law or any governmental authority or agency;

(14)       any exchange of assets for assets related to a Related Business of comparable or greater market value, as determined in good faith by the principal financial officer and the principal executive officer of the Issuer;

(15)       sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with the covenant described under “— Covenants — Limitation on Sales of Assets”;

(16)       taking by eminent domain, condemnation or any similar action with respect to any property or other assets;

(17)       any enforcement action taken in accordance with any Intercreditor Agreement or any Additional Intercreditor Agreement;

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(18)       dispositions of assets the Fair Market Value of which does not exceed £5 million in any transaction or series of related transactions;

(19)       an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(20)       dispositions of assets pursuant to the sale and leaseback transaction with Geenhous Limited related to the Cold Meece freehold property, provided that all net cash proceeds received by Cazoo Properties Limited of such dispositions relating to the Cold Meece freehold property shall be promptly used for the repayment of the amounts owed to Cazoo Holdings Limited by Cazoo Properties Limited under any intercompany loan agreement or similar arrangements (if any) to Cazoo Holdings Limited;

(21)       any disposition of vehicle, vehicle parts, vehicle supplies or other related inventory, including any participations or beneficial interests therein, in connection with any Floor Plan Facility, provided that any such disposition is on then market terms, on an arm’s length basis, in the ordinary course of business;

(22)       the disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition, provided that any such disposition shall not result in the release of any Guarantee.

“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

“Business Day” means any day which is a day (other than a Saturday or a Sunday) on which banks are open for general business in New York and London or any place of payment on the Notes.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person (but excluding any debt securities convertible into such equity).

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)         securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States, the United Kingdom or any agency or instrumentality thereof or a member state of the European Union (other than Greece, Ireland, Italy, Portugal or Spain) or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States, the United Kingdom or such member state of the European Union is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)         certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or trust company; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of £250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long term debt is rated “Baa3” or higher by Moody’s or “BBB−” or higher by Standard & Poor’s or the equivalent rating category of another internationally recognized rating agency;

(3)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) of this definition;

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(4)         commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2”or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by an internationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(5)         interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (4) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)         the Issuer becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the U.S. Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the U.S. Exchange Act as in effect on the Issue Date) other than a Permitted Holder is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of the Issuer measured by voting power rather than number of shares;

(2)         the Issuer ceasing to hold 100% of the equity interest in Cazoo Holdings Limited;

(3)         the sale, lease, transfer, conveyance or other disposition (other than by way of merger, or consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person other than the Issuer, one of its Restricted Subsidiaries or a Permitted Holder; or

(4)         the adoption of a plan relating to the liquidation, winding up or other disposition of all or substantially all of assets of the Issuer.

Notwithstanding the foregoing, (1) a transaction will not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect wholly-owned subsidiary of a holding company (even if such holding company owns more than 50% of the Voting Stock of the Issuer) if (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, (2) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) will not cause a party to be a beneficial owner and (3) any Voting Stock of which any Permitted Holder is the beneficial owner shall not be included in any Voting Stock of which any other person or group is the beneficial owner, unless that person or group is not an Affiliate of a Permitted Holder and has greater voting power with respect to that Voting Stock of such Permitted Holder.

“Collateral” means any and all assets from time to time over which a Lien has been or will be provided on the Issue Date or thereafter pursuant to any Security Document to secure the obligations under the Notes and/or any Notes Guarantee.

“Commodity Agreement” means, with respect to any Person, any commodity or raw material futures contract, commodity or raw materials option, or any other similar agreement or arrangement designed to protect against or manage exposure to fluctuations in the price of commodity or raw materials actually used in the ordinary course of business of such Person.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus to the extent deducted in calculating such Consolidated Net Income:

(1)         Fixed Charges for such period; plus

(2)         any amount of tax on profits, gains or income whether paid or accrued by the Issuer and its Restricted Subsidiaries for such period; plus

(3)         any amount attributable to any amortization of the Issuer and its Restricted Subsidiaries (including amortization of any goodwill arising from purchase accounting) and any depreciation of the Issuer and its Restricted Subsidiaries for such period; plus

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(4)         the amount of “run rate” cost savings, operating expense reductions and cost synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, other operating expense reductions, cost savings initiatives and other similar initiatives consummated or implemented after the Issue Date that are reasonably identifiable and factually supportable and projected by the Issuer in good faith to result from actions taken or to be taken within the next twelve months in connection with a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative, net the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions and cost synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA (or included in the calculation of any financial ratio), whether through a pro forma adjustment or otherwise, for such period; plus

(5)         any fees, costs, expenses or charges related to any actual, proposed or contemplated Equity Offering, issuance of warrants, exchange offer, incurrence of Indebtedness permitted to be Incurred by this Indenture (including a refinancing, replacement or restructuring thereof), Investment, acquisition, disposition or recapitalization (whether or not successful), including (i) all fees, expenses or charges (including rating agency fees and related expenses) related to the offer and sale of the Notes, and (ii) any amendment, waiver or other modification of the Notes or any other Indebtedness permitted to be Incurred under this Indenture, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(6)         (i) the amount of any incurred restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including incurred charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) incurred fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(7)         earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus

(8)         all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in this Offering Memorandum applied in good faith to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; plus

(9)         the amount of any minority interest expenses deducted in calculating Consolidated Net Income; less

(10)       the following non-cash items taken into account in calculating such Consolidated Net Income:

(a)         income from the release of investment grants for fixed assets, or

(b)         income from appreciation or revaluation of fixed assets.

Notwithstanding the preceding sentence, clauses (2) and (3) relating to amounts of a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Issuer.

“Consolidated Net Income” means, for any period, the profit (loss) for the period of the Issuer and its Restricted Subsidiaries determined on a consolidated basis in accordance with IFRS; provided, however, that there shall not be included in such Consolidated Net Income:

(1)         any profit (loss) for the period of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that:

(a)         subject to the limitations contained in clauses (2), (3) and (4) of this definition, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment; and

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(b)         the Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Issuer or a Restricted Subsidiary;

(2)         any net after-tax gain (loss) realized upon the sale or other disposition of any asset (including Capital Stock) of the Issuer or its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(3)         any net after-tax goodwill impairment;

(4)         the non-cash impact of any capitalized interest on any Subordinated Shareholder Debt;

(5)         the cumulative effect of a change in material accounting principles after the Issue Date;

(6)         any extraordinary gain, loss or charge as determined in good faith by the Issuer;

(7)         any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(8)         (a) any asset impairments charges or the financial impacts of natural disasters (including fire, flood and storm and related events); or (b)(x) any one-time non-cash charges or amortization or depreciation, or (y) any one-time cash charges, in each case, in relation to any acquisition of, or merger or consolidation with, another Person or business or resulting from any restructuring, reorganization, redundancy or severance;

(9)         [reserved];

(10)       any fees, expenses, charges or other costs related to the issuance of any Capital Stock, or any Permitted Investment, acquisition, disposition, recapitalization or listing or the Incurrence of Indebtedness permitted to be Incurred under the covenant described above under the caption “— Covenants — Limitation on Indebtedness” (including refinancing thereof) whether or not successful, including (i) such fees, expenses or charges related to any Incurrence of Indebtedness issuance and (ii) any amendment or other modification of any documentation for Indebtedness;

(11)       any foreign currency translation gains or losses;

(12)       minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Capital Stock held by such parties;

(13)       any expenses, charges, reserves or other costs related to the Transactions;

(14)       any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards;

(15)       any extraordinary, exceptional, one-off, or nonrecurring loss, charge or expense (including any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense or relocation costs, one-time compensation charges, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions)), systems development and establishment costs, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred with any of the foregoing; and

(16)       deferred financing costs written off and premium paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net loss from any write-off or forgiveness of Indebtedness.

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“Consolidated Net Leverage Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries to (2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such pro forma adjustments to Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”, except for clause (2) of such definition.

“Consolidated Secured Net Debt Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Net Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens to (2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Assets” means the total assets of the Issuer on a consolidated basis based on the most recent quarterly balance sheet available to the Issuer (giving pro forma effect to any acquisitions of assets made after the date of the most recent quarterly balance sheet).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness (excluding clause (1)(i) of the definition of “Indebtedness”) of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Qualified Securitization Financings) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with IFRS. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or preferred stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer.

“Consolidated Total Net Indebtedness” means, as at any date of determination, Consolidated Total Indebtedness minus available cash and Cash Equivalents that would be stated on a balance sheet of the Issuer and its Restricted Subsidiaries as of such date in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that, in each case, does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)         to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)         to advance or supply funds:

(a)         for the purchase or payment of any such primary obligation; or

(b)         to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)         to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, one or more debt facilities, instruments or arrangements or commercial paper facilities or overdraft facilities or conditions of issue or trust deeds or indentures or note purchase agreements, in each case, with banks, other institutions, funds or investors, providing for revolving credit loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bonds, notes, debentures or other corporate debt instruments or

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other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more credit or other agreements, conditions of issue, trust deeds, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding or removing Subsidiaries of the Issuer as additional borrowers, companies or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described above under the caption “— Covenants — Limitation on Sales of Assets”.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Issuer’s Board of Directors who does not have any personal stake in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)         matures or is mandatory redeemable pursuant to a sinking fund obligation or otherwise;

(2)         is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(3)         is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the stated maturity of the Notes or (b) on which there are no Notes outstanding;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions as set forth under “— Repurchase at the Option of Holders upon a Change of Control” and “— Covenants — Limitation on Sales of Assets” and such repurchase or redemption complies with “— Covenants — Limitation on Restricted Payments”.

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“DTC” means The Depository Trust Company or any successor thereof.

“Equity Offering” means a bona fide underwritten primary public offering or private placement of Capital Stock (other than Disqualified Stock) of the Issuer or any Holding Company to the extent the proceeds from such offering or private placement are contributed to the Issuer’s ordinary share capital (other than through a Parent Debt Contribution) or are paid to the Issuer as consideration for the issuance of ordinary shares of the Issuer, either (in the case of a public offering):

(1)         pursuant to a flotation on the New York Stock Exchange, Nasdaq or any other nationally Recognized Stock Exchange or listing authority in the United States, the United Kingdom or a member state of the European Union; or

(2)         pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to Capital Stock issued or issuable under any employee benefit plan).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Excluded Assets” means, in each case, subject to the Agreed Security Principles:

(1)(a) vehicles, vehicle parts, supplies or other inventory and related assets which secure or are subject to a negative pledge under Floor Plan Facilities existing on the Issue Date or entered into after the Issue Date (such loans, in each case, permitted under “— Covenants — Limitation on Indebtedness”) and (b) transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles, existing on the Issue Date or entered into in the ordinary course of business after the Issue Date (such arrangements, in each case, permitted under “— Covenants — Limitation on Indebtedness”), provided, in each case, no assets under these limbs (a) and (b) shall be deemed to be an Excluded Asset solely as a result of any such Floor Plan Facilities or other arrangements unless (x) such Floor Plan Facility or other arrangement was entered into in the ordinary course of business and (y) the primary purpose of securing or entering into such Floor Plan Facility or other arrangement was not the inclusion of such asset in Excluded Assets;

(2)         any asset or property right of any nature if the grant of such security interest shall constitute or result in (A) the violation of any applicable law; (B) the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right or (C) a breach, termination or default under any or violation of lease, license, contract or agreement existing on the Issue Date or on the date of the acquisition of such asset or property right (other than any property acquired by a Restricted Subsidiary subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that (i) such contracts are permitted to contain such restrictions under provisions of the Indenture and (ii) all reasonable endeavors to obtain consents or waivers to subject any such assets to transaction security shall be used by the relevant security grantor, in each case other than to the extent, and only so long as, such prohibition is not terminated or rendered unenforceable or that any such term would be rendered ineffective pursuant to any applicable law (including insolvency laws) or principles of equity, to which the Issuer or any Guarantor is party; provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clause (A), (B) or (C) above;

(3)         any property right of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon of any relevant jurisdiction or any other applicable law (including insolvency laws or principles of equity) or requires a consent not obtained of any governmental authority pursuant to applicable law;

(4)         any real property owned, leased or operated by the Issuer or any Guarantor, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures thereon; and

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(5)         any Capital Stock of any joint venture or subsidiary of the Issuer that is not a Wholly Owned Subsidiary only to the extent and for so long as the terms of the organizational documents pursuant to which such joint venture or subsidiary is organized validly prohibits the creation of a security interest in such Capital Stock (other than to the extent that any such term would be rendered ineffective pursuant to any other applicable law (including Insolvency Laws or principles of equity) and (ii) any Capital Stock in any subsidiary that is not a Restricted Subsidiary;

provided, that notwithstanding anything to the contrary contained above in this definition, (i) if and so long as any asset that was an Excluded Asset ceases to constitute an Excluded Asset pursuant to all of the above clauses (1) through (5), at such time such asset automatically shall become subject to the Lien granted to the Security Agent, and (ii) any proceeds received by the Issuer or any Guarantor from the sale, transfer or other disposition of any Excluded Asset shall constitute Collateral unless such proceeds are themselves subject to the exclusions set forth in clauses (1) through (5) above.

“Existing Notes” means the $630,000,000 Convertible Senior Notes due 2027.

“Existing Notes Indentures” means the indenture dated as of February 16, 2022, between the Issuer, and U.S. Bank Trust Company, National Association, as the trustee, under which the Existing Notes were issued.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the principal financial officer and the principal executive officer of the Issuer or the Board of Directors of the Issuer.

“Financial Indebtedness” means any Indebtedness described under clauses (1)(a), (1)(b), (1)(e), (1)(f) and (1)(h) of the definition of “Indebtedness”.

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to the Issuer and its Restricted Subsidiaries, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recently ended four consecutive full fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Issuer are available to (ii) Fixed Charges for such four consecutive full fiscal quarters; provided, however, that:

(1)         if the Issuer or any Restricted Subsidiary:

(a)         has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be deemed to be (i) the average daily balance of such Indebtedness during such four quarter period or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four quarter period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or

(b)         has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)         the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred on such date of calculation pursuant to the provisions described in the second paragraph described under “— Covenants — Limitation on Indebtedness” (other than for the purposes of the calculation of the Fixed Charge Coverage Ratio under clause (x) thereunder) or (ii) the discharge on such date of calculation of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to the provisions described in the second paragraph described under “— Covenants — Limitation on Indebtedness”;

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(3)         if since the beginning of such period the Issuer or any Restricted Subsidiary will have made any Asset Disposition or discontinued any company, division, operating unit, segment, business or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a)         the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)         Fixed Charges for such period shall be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition or discontinuation for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, Fixed Charges for such period shall be reduced by the amount of Fixed Charges directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)         if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Issuer) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, and which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5)if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) of this definition if made by the Issuer or a Restricted Subsidiary during such period, Consolidated EBITDA and Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Incurrence or discharge of Indebtedness, Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations (including, without limitation, in respect of anticipated expense or cost savings and expense or cost synergies relating to any such transaction) shall be determined in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

“Fixed Charges” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)         the consolidated interest expense (net of interest income) of the Issuer and its Restricted Subsidiaries for such period, whether paid or accrued, including without limitation:

(a)         amortization of debt discount, debt issuance costs, commissions, fees, discounts, prepayment fees, premium or charges and other finance costs in respect of Financial Indebtedness whether paid or payable and depreciation of any such financing costs capitalized during such period (but excluding in each case (x) financing costs such as legal fees, advisory costs, security valuation expenses or similar expenses, (y) any commissions, fees, discounts, prepayment fees, premium, swap termination costs or other charges or payments Incurred in connection with the Transactions and (z) commissions, discounts, yield and other fees and charges related to any Qualified Securitization Financing), and

(b)         the interest portion of any deferred payment obligation with respect to any Financial Indebtedness; plus

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(2)         any interest on Indebtedness of another Person that is guaranteed by the Issuer or one of its Restricted Subsidiaries or secured by a Lien on assets of the Issuer or one of its Subsidiaries whether or not such Guarantee or Lien is called upon; plus

(3)         the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Issuer or on any series of preferred stock of any Restricted Subsidiaries of the Issuer other than dividends to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with IFRS; plus

(4)         interest expense attributable to Capitalized Lease Obligations; plus

(5)         non-cash interest expense; plus

(6)         costs associated with Hedging Obligations related to Indebtedness (but excluding any non-cash interest expense or income attributable to the movement in the mark to market valuation thereof); plus

(7)         interest expense capitalized during such period (but excluding such interest on Subordinated Shareholder Debt).

“Floor Plan Facility” means any stocking loan or other similar financing Indebtedness all or substantially all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts, supplies, other inventory or other assets, to be sold or otherwise used in the ordinary course of business of the Issuer and its Subsidiaries.

“GBP” or “£” means British pound, the lawful currency of the United Kingdom.

“GBP Equivalent” means, with respect to any monetary amount in a currency other than GBP, at any time of determination thereof, the amount of GBP obtained by converting such currency other than GBP involved in such computation into GBP at the spot rate for the purchase of GBP with the applicable currency other than GBP as published in the Financial Times in the “Currency and Financial Data” section (or if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Issuer) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether the Issuer or any of its Restricted Subsidiaries has complied with any covenant or other provision in the Indenture or if there has occurred an Event of Default and an amount is expressed in a currency other than the GBP, such amount will be treated as the GBP Equivalent determined as of the date such amount is initially determined in such non-GBP currency.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)         entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Agreements” means any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means, as applied to any Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Note is registered on the note register.

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“Holding Company” means a Parent Entity or any Person of which the Issuer at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Holding Company.

“Holding Company Expenses” means:

(1)         costs (including all professional fees and expenses) Incurred by any Holding Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary;

(2)         customary indemnification obligations of any Holding Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)         obligations of any Holding Company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4)         fees and expenses payable by any Holding Company in connection with the Transactions;

(5)         reasonable general corporate overhead expenses, including but not limited to (a) professional fees and expenses and other operational expenses of any Holding Company related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries, (b) costs and expenses with respect to any litigation or other dispute relating to the Transactions or the ownership or operations, directly or indirectly, by any Holding Company, (c) any taxes and other fees and expenses required to maintain such Holding Company’s corporate existence and to provide for other ordinary course operating costs, including reasonable customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of such Holding Company and (d) to reimburse reasonable out-of-pocket expenses of the Board of Directors of such Holding Company;

(6)         expenses Incurred by any Holding Company in connection with any sale of Capital Stock or Indebtedness:

(a)         where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary;

(b)         in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed; or

(c)         otherwise on an interim basis prior to completion of such offering so long as any Holding Company shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed; and

(7)         amounts to enable a Holding Company of the Issuer to pay taxes, duties or similar amounts; pay fees, expenses and other costs incurred in acting as, or maintaining its existence as, a Holding Company of the Issuer and its Subsidiaries and/or host of any management incentive scheme or similar arrangement or arising by operation of law or in the ordinary course of administration of its business as a Holding Company of the Issuer; and/or meet substance requirements for tax purposes;

provided, in each case, that such expense relates to the Issuer and its Subsidiaries in the ordinary course of business and has been deducted from Consolidated Net Income as an expense.

“IFRS” means the International Financial Reporting Standards as endorsed by the European Union (a) for purposes of the covenant described under “— Covenants — Reports”, as in effect from time to time and (b) for other purposes of the Indenture, as in effect on the Issue Date. Except as otherwise set forth in the Indenture, all ratios and calculations based on IFRS contained in the Indenture shall be computed in accordance with IFRS as in effect on the Issue Date; provided that at any date after the Issue Date, the Issuer may, by written notice to the Trustee and the Holders, make an election to establish that IFRS means IFRS as in effect on a date that is after the Issue Date and on or prior to the date of such election; provided further that any such election, once made, shall be irrevocable.

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“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for (contingently or otherwise); provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and further provided that for purposes of the first paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”, “the obligation to pay the deferred and unpaid purchase price of property” is considered Incurred on the date of signing the related purchase agreement if the delivery and taking title of such property under such purchase agreement is not subject to any conditions within the control of the purchaser and such delivery and taking title of such property will be completed less than six months after the signing of the related purchase agreement. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness”

(1)         means, with respect to any Person on any date of determination (without duplication):

(a)         the principal of indebtedness for borrowed money;

(b)         the principal of obligations evidenced by bonds, debentures, notes or other similar instruments;

(c)         all reimbursement obligations in respect of letters of credit, bankers’ acceptances or other similar instruments (except to the extent such reimbursement obligation relates to a trade payable or other obligation not constituting Indebtedness and such obligation is satisfied within 30 days of Incurrence);

(d)         obligations to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to trade creditors accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(e)         Capitalized Lease Obligations;

(f)          the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchases of any Disqualified Stock or, with respect to any Restricted Subsidiary, preferred stock (but excluding any accrued dividends);

(g)         the principal component of Indebtedness of other Persons to the extent Guaranteed by the Issuer or a Restricted Subsidiary;

(h)         the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Issuer or any Restricted Subsidiary, whether or not such Indebtedness is assumed by the Issuer or any Restricted Subsidiary; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such assets at such date of determination and (b) the amount of such Indebtedness of such other Person; and

(i)          to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with IFRS. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described in this definition and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

(2)         Notwithstanding the other provisions of this definition, in no event shall the following constitute Indebtedness:

(a)         Subordinated Shareholder Debt;

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(b)         in connection with the purchase by the Issuer or any Restricted Subsidiary of any business or product, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business or product after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(c)         indebtedness Incurred by the Issuer or one of the Restricted Subsidiaries in connection with a transaction where (A) such indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than £250 million, whose debt is rated “Baa3” or higher by Moody’s Investors Service Inc or “BBB-” or higher by Standard & Poor’s Ratings Group, Inc or the equivalent rating category of another internally recognized rating agency and (B) a substantially concurrent Investment is made by the Issuer or a Restricted Subsidiary in the form of cash deposited with the lender of such indebtedness, or a Subsidiary of Affiliate thereof, in an amount equal to such indebtedness;

(d)         Contingent Obligations in the ordinary course of business;

(e)         for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(f)          taxes owed to any government or governmental authority; or

(g)         any guarantee granted by Cazoo Holdings Limited pursuant to section 479C of the Companies Act 2006.

(3)         In addition, “Indebtedness” of any Person shall include Indebtedness described in clause (1) of this definition that would not appear as a liability on the balance sheet of such person if:

(a)         such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(b)         such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(c)         there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(i)          the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii)         if less than the amount determined pursuant to the preceding clause (3)(c)(i) of this definition, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced in writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by the Issuer or its Restricted Subsidiaries.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement) (in each case, other than advances, loans or other extensions of credit to customers or suppliers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and all other items that

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are or would be classified as investments on a balance sheet prepared in accordance with IFRS. A guarantee of lease obligations of any Subsidiary of the Issuer or other contractual obligations of any Subsidiary of the Issuer shall not be an Investment hereunder.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant set forth under “— Covenants — Limitation on Restricted Payments”, “Investment” shall include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to the excess of the Issuer’s “Investment” in such Subsidiary at the time of such re-designation less the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary.

Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, except as would otherwise be required in relation to the valuation of a Restricted Payment pursuant to the covenant set forth under “— Covenants — Limitation on Restricted Payments” covenant. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Rating” means with respect to Fitch Ratings, Inc., a rating of BBB– or higher, with respect to Moody’s Investors Service Inc., a rating of Baa3 or higher and with respect to Standard & Poor’s Ratings Group, Inc., a rating of BBB– or higher.

“Issue Date” means the date on which the Notes will be issued.

“Lien” means any mortgage, pledge, encumbrance, easement, deposit arrangement, security interest, lien or charge of any other kind of security right in rem (including with respect to any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing), whether or not filed, recorded or otherwise perfected under applicable law.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary:

(1)         (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock or Subordinated Shareholder Debt (or similar obligations) of the Issuer, its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors of the Issuer;

(2)         in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)         not exceeding £2 million in the aggregate outstanding at any time.

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“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)         all legal, accounting, investment banking, and other fees and expenses Incurred, and all taxes required to be paid or accrued as a liability under IFRS as a consequence of such Asset Disposition (after taking into account any available tax credit or deductions);

(2)         all payments made on any Indebtedness which is secured on a higher priority than the Notes by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)         all distributions and other payments required to be made to minority interest holders in any of the Issuer’s Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)         the deduction of appropriate amounts to be provided for by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(5)         any portion of the purchase price from an Asset Disposition required by the terms of the sale agreements to be placed in escrow (A) to provide assurance to the purchaser that the seller will be able to satisfy its indemnification and other obligations with respect to such sale and (B) which escrow is not under the sole control of the Issuer or any of its Subsidiaries; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary.

“Material Company” means (a) the Issuer, (b) each Guarantor, and (c) any Restricted Subsidiary of the Issuer which has EBITDA or revenue representing 5% or more of the EBITDA or revenue of the Issuer and its Subsidiaries on a consolidated basis for the most recently ended quarter for which financial statements are available (and any Restricted Subsidiary of the Issuer which is a holding company of any Restricted Subsidiary identified in this clause (c)).

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions).

“Officer” means, with respect to the Company, any director, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, any Executive or Senior Vice President, the General Counsel or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the intended recipient under the Indenture. The counsel may be an employee of or counsel to the Issuer.

“Parent Debt Contribution” means a contribution to the equity of the Issuer or any of its Restricted Subsidiaries in relation to which dividends or other distributions may be paid pursuant to clause (vi) of the second paragraph under “— Covenants — Limitation on Restricted Payments”.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Pari Passu Indebtedness” means, in the case of the Notes, any Indebtedness of the Issuer that ranks equally in right of payment with the Notes and, in the case of the Guarantors, any Indebtedness of the applicable Guarantor that ranks equally in right of payment to the Note Guarantee of such Guarantor.

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“Permitted Collateral Liens” means:

(1)         Liens on the Collateral to secure Indebtedness under the Notes (or the Note Guarantees) issued on the Issue Date and an unlimited principal amount of PIK Interest issued from time to time in payment of accrued interest or Additional Amounts on the Notes (either in the form of an issuance of PIK Notes or by increasing the amount of principal on any Note) but not including any Additional Notes other than PIK Notes issued with respect to Additional Notes otherwise permitted to be Incurred hereunder; provided that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(2)         [reserved];

(3)         Liens on the Collateral securing the Issuer’s or any Restricted Subsidiary’s obligations under Hedging Obligations permitted by clause (vi) of the second paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”; provided that all property and assets securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)         [reserved];

(5)         Liens securing Indebtedness Incurred pursuant to the first paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”; provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(6)         [reserved];

(7)         Liens on the Collateral to secure Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge, any Indebtedness secured by a Lien on the Collateral pursuant to the preceding clauses (1), (5) or this clause (7); provided that all property and assets (including, without limitation, the Collateral) securing such Refinancing Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis; provided further that each of the parties thereto will have entered into any Intercreditor Agreement or an Additional Intercreditor Agreement;

(8)         [reserved];

(9)         Liens described in clauses (1), (2), (3), (4), (5), (6), (10), (11), (18), (20), (21), (22), (23), (24), (25) and (28) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce any Lien over the Collateral.

provided that, any Indebtedness secured by a Permitted Collateral Lien pursuant to the preceding Clause (3) may receive priority over the Notes and the Notes Guarantees as to any proceeds from distressed disposals or enforcement over the Collateral.

“Permitted Holders” means (1) any Person owning or beneficially owning the Existing Notes on the Issue Date prior to giving pro forma effect to the Transactions, (2) any Person acting as underwriter in connection with any public or private offering of Capital Stock of the Issuer or any Holding Company of the Issuer and (3) any Related Person of any of the persons referred to in clauses (1) and (2) above. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary:

(1)         in the Issuer or a Restricted Subsidiary;

(2)         in a Person, if as a result of such Investment, such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

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(3)         in Capital Stock, obligations or securities received (i) in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary, (ii) as a result of foreclosure, perfection or enforcement of any Lien, (iii) in satisfaction of judgments or (iv) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(4)         in existence on the Issue Date or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional Investments;

(5)         (i) in connection with a Qualified Securitization Financing or Floor Plan Facility, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Vehicle Assets in connection with a Qualified Securitization Financing or Floor Plan Facility;

(6)         in the Notes or other Indebtedness of the Issuer or its Restricted Subsidiaries which is Pari Passu Indebtedness;

(7)         in cash and Cash Equivalents;

(8)         acquired by the Issuer or any Restricted Subsidiary in connection with an asset disposition exempted from the definition of “Asset Disposition” or permitted under “— Covenants — Limitation on Sales of Assets” to the extent such Investments are non-cash proceeds or deemed cash proceeds as permitted under such covenant;

(9)         Hedging Obligations, which transactions or obligations are incurred in compliance with the “— Covenants — Limitation on Indebtedness” covenant;

(10)       Guarantees of Indebtedness permitted to be incurred by the covenant described under the “— Covenants — Limitation on Indebtedness” covenant and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(11)       acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of another Person (including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described under “— Covenants — Merger and Consolidation”) after the Issue Date; provided that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)       any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Issuer or Subordinated Shareholder Debt;

(13)       (a) in Management Advances or (b) in payroll, travel, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(14)       taken together with all other Investments made pursuant to this clause (14) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of (x) £15 million and (y) 3% of Consolidated EBITDA; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to “— Covenants — Restricted and Unrestricted Subsidiaries”, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(15)       in connection with any customary cash management, cash pooling or netting or setting-off arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(16)       in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

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(17)       pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “— Limitation on Liens”;

(18)       to the extent made using Capital Stock of the Issuer (other than Disqualified Stock);

(19)       any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions under the covenant described under “Limitation on Affiliate Transactions”;

(20)       consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or services, in any case, in the ordinary course of business and in accordance with the Indenture;

(21)       (i) Guarantees of Indebtedness, which Indebtedness is not prohibited by the covenant described under “Certain Covenants — Limitation on Indebtedness,” (ii) guarantees, keepwells and similar arrangements in the ordinary course of business (not related to Indebtedness) and (iii) performance guarantees with respect to obligations that are permitted by the Indenture;

(22)       in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at the time of such Investment, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; and

(23)       Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary.

“Permitted Liens” means:

(1)         pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance-related obligations, or in connection with bids, tenders, completion guarantees, contracts (other than for the payment of Indebtedness), warranty obligations or leases to which the Issuer or a Restricted Subsidiary is a party, or to secure public or statutory obligations of the Issuer or a Restricted Subsidiary or deposits of cash or Cash Equivalents to secure surety, judgment, performance or appeal bonds (or other similar bonds, instruments or obligations) to which the Issuer or a Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(2)         Liens imposed by law;

(3)         Liens for taxes, assessments or other governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(4)         Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Issuer or a Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)         judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(6)         Liens arising solely by virtue of banks’ standard business terms and conditions;

(7)         Liens existing on the Issue Date (other than in respect of the Notes and the Note Guarantees);

(8)         Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

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(9)         Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)       Liens securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary under a cash pool or similar arrangement owed to a Restricted Subsidiary;

(11)       Liens arising in connection with conditional sale or retention of title arrangements or similar arrangements entered into in the ordinary course of business;

(12)       Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided, however, that any such Lien is limited to all or part of the same security package that secured the Indebtedness being refinanced and shall rank the same priority as the Indebtedness being refinanced;

(13)       Liens to secure Indebtedness permitted by clause (vi), (ix) (provided that any such Lien in respect of the Indebtedness permitted by clause (ix)(a) shall be limited to the asset financed with such Indebtedness) and (xvi) of the second paragraph of the covenant set forth under “— Covenants — Limitation on Indebtedness”;

(14)       Liens securing any Indebtedness of a Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary, provided that such Liens are subordinated to the Liens securing the Notes;

(15)       [reserved];

(16)       Liens in favor of the Issuer or any Guarantor or, as long as such Lien does not secure any obligation of the Issuer or a Guarantor, any Restricted Subsidiary that is not a Guarantor;

(17)       leases (including operating leases), licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(18)       Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(19)       Liens created for the benefit of (or to secure) the Notes (or any Note Guarantee);

(20)       Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(21)       limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(22)       minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(23)       (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto; and (b) any condemnation or eminent domain proceedings affecting any real property;

(24)       Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(25)       Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(26)       [reserved];

(27)       [reserved];

(28)       Liens granted in connection with any customary cash management, cash pooling or netting or setting-off arrangements entered into in the ordinary course of business (as determined in good faith by the Issuer’s Board of Directors);

(29)       Liens on assets of the Issuer and its Restricted Subsidiaries with respect to obligations not to exceed the greater of (x) £10 million and (y) 2% of Consolidated Total Assets at any time; and

(30)       Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose.

“Person” means any individual, corporation, company (including, without limitation, an exempted limited company), partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors pursuant to Section 4(a)(2) of the Securities Act or that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Public Offering” means an Equity Offering of common stock, ordinary shares or other common equity interests or other Capital Stock of the Issuer or any Parent Entity (or any successor of the Issuer or any Parent Entity).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, design, installation, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets or otherwise.

“Qualified Securitization Financing” means any financing pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person or grant a security interest in, any Securitization Assets in any aggregate principal amount equivalent to the Fair Market Value of such Securitization Assets of the Issuer or any of its Restricted Subsidiaries; provided that (a) the covenants, events of default and other provisions applicable to such financing shall be on market terms (as determined in good faith by the Issuer’s Board of Directors or an Officer) at the time such financing is entered into, (b) the interest rate applicable to such financing shall be a market interest rate (as determined in good faith by the Issuer’s Board of Directors or an Officer) at the time such financing is entered into and (c) such financing shall be non-recourse to the Issuer or any of its Restricted Subsidiaries.

“Rating Agencies” means Fitch Ratings, Inc., Moody’s Investors Service Inc. and Standard & Poor’s Ratings Group, Inc.

“Recognized Stock Exchange” means a regulated market operated by any of Euronext, the London Stock Exchange, the Deutsche Börse, the Paris Stock Exchange Group, the Amsterdam Stock Exchange, the New York Stock Exchange, Nasdaq or any successors of the foregoing.

“Refinancing Indebtedness” means Indebtedness that refinances, refunds, replaces or renews any Indebtedness Incurred or existing as permitted under and in compliance with the Indenture; provided, however, that:

(1)         the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(2)         such Refinancing Indebtedness has an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than (i) in the case of Capitalized Lease Obligations related to one or more transporter vehicles or facilities, the original book cost of the Indebtedness being refinanced (plus

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all accrued interest and the amount of all fees and expenses, including any premiums, Incurred in connection with such refinancing) and (ii) in the case of Indebtedness other than Indebtedness described in clause (i) above, the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus all accrued interest and the amount of all fees and expenses, including any premiums, Incurred in connection with such refinancing);

(3)         if the Indebtedness being refinanced is subordinated in right of payment to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(4)         if the Indebtedness being refinanced is Indebtedness of the Issuer or a Guarantor, the Refinancing Indebtedness may not be Indebtedness of or Guaranteed by a Restricted Subsidiary that is not a Guarantor; and

(5)         such Refinancing Indebtedness is incurred either by the Issuer or a Guarantor (if the Issuer or a Guarantor was the obligor of the Indebtedness being refinanced, replaced or discharged) or by the Restricted Subsidiary that was the obligor of the Indebtedness being refinanced, replaced or discharged and is Guaranteed only by Persons who were obligors or Guarantors of the Indebtedness being refinanced, replaced or discharged.

“Related Business” means any of the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date, and any services, activities or businesses incidental or directly related or similar thereto, or any line of business or business activity that is a reasonable extension, development, application or expansion thereof or ancillary thereto (including by way of geography or product or service line).

“Related Person” with respect to any Permitted Holder, means:

(1)         any controlling equity holder or Subsidiary of such person;

(2)         in the case of an individual, any spouse, former spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, former spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(3)         any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and

(4)         any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

“Related Taxes” means:

(1)         any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Holding Company), required to be paid (provided such Taxes are in fact paid) by any Holding Company by virtue of its:

(a)         being incorporated, organized or otherwise being established having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of its Subsidiaries);

(b)         issuing or holding Subordinated Shareholder Debt;

(c)         being a holding company, directly or indirectly, of the Issuer or any of its Subsidiaries;

(d)         receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of its Subsidiaries; or

(e)         having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Person pursuant to “— Covenants — Limitation on Restricted Payments”; or

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(2)         if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Holding Company, any Taxes measured by income for which such Holding Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means:

(1)         the declaration or payment of any dividend or any distribution (whether made in cash, securities or other property) by the Issuer or any Restricted Subsidiary on or in respect of its Capital Stock (including any payment in connection with any merger, de-merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) other than:

(a)         dividends or distributions payable solely in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer and dividends or distributions payable solely in Subordinated Shareholder Debt; and

(b)         dividends or distributions payable to the Issuer or a Restricted Subsidiary and, if the Restricted Subsidiary paying such dividends or distributions is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis;

(2)         the purchase, redemption or other acquisition for value of any Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than in exchange for Capital Stock of the Issuer (other than Disqualified Stock));

(3)         the purchase, repurchase, redemption, defeasance or other acquisition for value, prior to scheduled maturity or scheduled repayment of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any Guarantor), other than the purchase, repurchase, redemption, defeasance or other acquisition of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance, other acquisition or scheduled repayment;

(4)         any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Shareholder Debt; or

(5)         the making of any Restricted Investment in any Person.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The determination of the Fair Market Value shall be determined conclusively by the Board of Directors or an Officer of the Issuer acting in good faith.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Securities Act” means the U.S. Securities Act, as amended and the rules and regulation of the U.S. Securities and Exchange Commission promulgated thereunder.

“Securitization Assets” means any assets subject to a Qualified Securitization Financing, including (a) any accounts receivable, vehicle leases and leased vehicles, or loan receivables, in each case, arising from bona fide, ordinary course vehicle sale transactions with non-Affiliate customers of the Issuer, (b) any securities backed by such accounts receivable, vehicle leases and leased vehicles, or loan receivables and (c) all collateral securing such receivable or asset, all contracts and contract rights in respect of such receivable or asset, guarantees or other obligations in respect of such receivable or asset, and lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together

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with accounts receivable, vehicle leases and leased vehicles, or loan receivables in connection with a securitization, factoring, or receivable sale transaction.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or any of its Restricted Subsidiaries in connection with any Qualified Securitization Financing or Floor Plan Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Vehicle Assets in a Qualified Securitization Financing or Floor Plan Facility to repurchase Securitization Assets or Vehicle Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agent” means GLAS Trust Corporation Limited, as security agent pursuant to any Intercreditor Agreement or any successor or replacement security agent acting in such capacity.

“Security Documents” means any agreement or document that provides for a Lien over any Collateral for the benefit of the Holders, the Trustee and the Security Agent in each case as amended or supplemented from time to time.

“Significant Subsidiary” means any Restricted Subsidiary which has total assets or sales representing 5% or more of the total assets or sales of the Issuer and its consolidated Subsidiaries (respectively), in each case, after elimination of any effects of any intra-group transactions, and determined by reference to the most recent audited consolidated financial statements of the Issuer and the most recent audited (if available) or unaudited (if audited statements are not available) unconsolidated financial statements of such Restricted Subsidiary.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subordinated Shareholder Debt” means any Indebtedness provided to the Issuer held by any Holding Company or any Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1)         does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Capital Stock of the Issuer (other than Disqualified Stock) or for any other security or instrument meeting the requirements of this definition);

(2)         does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the final maturity of the Notes;

(3)         does not (including upon the happening of any event) provide for the acceleration of its maturity nor confers any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the final maturity of the Notes;

(4)         is not secured by a Lien on any assets of the Issuer or a Restricted Subsidiary and is not Guaranteed by any Subsidiary of the Issuer;

(5)         is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Issuer;

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(6)         does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture;

(7)         does not (including upon the happening of an event) constitute Voting Stock; and

(8)         is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Issuer;

provided, however, that any event or circumstance that results in such Indebtedness ceasing to qualify as a Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the Issuer which incurrence will only be permitted to the extent permitted under the provision set forth under “— Covenants — Limitation on Indebtedness”, and any and all Restricted Payments made through the use of the net proceeds from the Incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Debt shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Debt.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election or appointment of directors or managers of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including, without limitation, interest, penalties and other liabilities with respect thereto) that are imposed or collected by any government or other taxing authority.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 20, 2023, among the Issuer and the other parties thereto, as such agreement may be amended from time to time.

“Transactions” means the transactions contemplated by the Transaction Support Agreement.

“Treasury Rate” as selected by the Issuer, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to November 15, 2025; provided, however, that if the period from the redemption date to November 15, 2025 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“U.S. Dollars,” “US$” and the symbol “$” each mean currency of the United States of America.

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“U.S. Government Securities” means (1) direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Unrestricted Subsidiary” means:

(1)         any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided for under “— Covenants — Restricted and Unrestricted Subsidiaries”; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

“Vehicle Asset” means any vehicles, vehicle parts, vehicle supplies or other related inventory, to be sold or otherwise used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, including any participations or beneficial interests therein.

“Voting Stock” of a corporation or company means all classes of Capital Stock of such corporation or company then outstanding whose holders are normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Wholly Owned Subsidiary) is owned by the Issuer or another Wholly Owned Subsidiary.

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APPENDIX II: FORM OF NEW WARRANT AGREEMENTS

FORM OF WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of [_____________], 2023 (this “Agreement”), by and between Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability company (“Equiniti” or the “Warrant Agent”).

WHEREAS, in connection with the distribution on the date hereof by the Company of its Tranche 1 Warrants to purchase up to [______________] of the Company’s Class A ordinary shares (the “Class A Shares”) (the “Warrants” or the “New Tranche 1 Warrants”), subject to adjustment as provided herein, the Company desires to issue the Warrants in book-entry form entitling the respective holders of the Warrants upon the terms and subject to the conditions set forth in this Agreement and in the Warrant Certificates (as defined herein) attached hereto;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (File No. 333-274807) (as the same may be amended or supplemented from time to time, the “Registration Statement”) for the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of the Warrants and the Class A Shares issuable upon exercise of the Warrants, and the Registration Statement was declared effective by the SEC on [______________], 2023;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Agreement in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined herein); and

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they will be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants, as applicable.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.    Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Close of Business” on any given date means 5:00 p.m., prevailing Eastern time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., prevailing Eastern time, on the next succeeding Business Day.

“Person” means an individual, corporation, exempted company association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Class A Shares as in effect on the date of delivery of the Notice of Exercise.

“Trading Day” means any day on which the Class A Shares is traded on the Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Class A Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Shares for such date (or the nearest preceding date) on the Trading Market on which the Class A Shares is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m.

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(New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Shares are then reported in the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Shares so reported, or (d) in all other cases, the fair market value of a Class A Share as set forth in the most recent Equity Value Determination as defined in the Definitive Certificate (as defined herein).

“Warrant Shares” means the Class A Shares issuable upon exercise of the Warrants.

Section 2.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions of this Agreement (and no implied terms or conditions).

Section 3.    Form of Warrants.

a.        Global Certificate. The Warrants will be registered securities in book-entry form and will initially be evidenced by a global certificate in the form of Exhibit A (the “Global Certificate”) attached to this Agreement, which shall be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company shall instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Company shall instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the Global Certificate, and the Company shall instruct the Warrant Agent to deliver to DTC separate certificates in the form attached hereto as Exhibit B evidencing the Warrants (each a “Definitive Certificate” and, together with the Global Certificate, the “Warrant Certificates”) registered as requested through the DTC system. The Definitive Certificates, together with the form of election to purchase Class A Shares (the “Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be substantially in the form of Exhibit B attached hereto.

b.        Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants, which Warrant Register will be maintained in the United States.

c.        Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Certificates and deliver the Warrants in the DTC book-entry settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”). If the Company so elects, a Holder will be permitted to elect at any time or from time to time a Warrant Exchange (as defined herein) pursuant to a Warrant Certificate Request Notice (as defined herein). If the Company has so elected, then upon written notice by a Holder to the Warrant Agent and the Company for the exchange of some or all of such Holder’s Warrants held in book-entry form for a Definitive Certificate evidencing the same number of Warrant Shares, which request shall be in the form attached hereto as Annex A (such notice, the “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the actual surrender upon delivery by the Holder of a number of Warrants in the DTC book-entry settlement system for the same number of Warrants evidenced by a Definitive Certificate, a “Warrant Exchange”), the Warrant Agent shall, as promptly as practicable, effect the Warrant Exchange and shall promptly issue and deliver (or cause to be delivered) to the Holder a Definitive Certificate for such number of Warrant Shares in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate will be dated the original issue date of the Warrants, will be executed manually or by facsimile or electronic signature by an authorized signatory of the Company and will be in the form attached hereto as Exhibit B. In no event shall the Warrant Agent be liable for the Company’s failure to deliver the Warrant Certificate. The Company agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Definitive Certificate and the terms of this Agreement. A party requesting a Warrant Exchange must provide to the Warrant Agent any evidence of authority that may reasonably be required by the Warrant Agent or the Company.

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d.        Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent shall deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (each a “Holder” and, collectively, the “Holders,” which terms include a given Holder’s transferees, successors and assigns and, if the Warrants are held in “street name,” the applicable Participant) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Certificate shall be exercised by the Holder or a Participant through the DTC system, except to the extent set forth herein or in the Global Certificate.

e.        Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile or electronic signature. The Warrant Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any other person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an Authorized Officer.

f.        Registration of Transfer. Subject to the provisions of the Warrants, at any time prior to Close of Business on the Termination Date (as defined herein), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged together with any required form of assignment and certificate duly executed and properly completed by such Holder at the office or offices of the Warrant Agent designated for such purpose and, in the case of registration of transfer, shall provide a signature guarantee (a “Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and such other documentation as the Warrant Agent may reasonably request. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

g.        Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount satisfactory to the Warrant Agent, and satisfaction of any other reasonable requirements, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of

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lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

h.        Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Agreement or the Warrants; provided, however, that at all times that Warrants are evidenced by a Global Certificate, exercise of those Warrants shall be effected on their behalf by Participants through DTC in accordance with the procedures administered by DTC.

Section 4.    Terms and Exercise of Warrants.

a.        Initial Exercise Price. Each Warrant will entitle the Holder thereof, subject to the provisions of the applicable Warrant Certificate and of this Agreement, to purchase from the Company the number of Class A Shares, stated therein or recorded as a book-entry position in the Warrant Register, at the initial exercise price of $[______] per whole share, subject to the subsequent adjustments provided by Section 5 hereof and Section 3 of the Definitive Certificate. The term “Exercise Price” as used in this Agreement refers to the price per share at which Class A Shares may be purchased at the time a Warrant is exercised.

b.        Exercisability and Duration of Warrants. The Warrants have a five-year term that commences on the date of this Agreement (the “Issue Date”) and ends at the Close of Business on the five year anniversary of the date of issuance (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day). Each Warrant not exercised before the Close of Business on the Termination Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the Close of Business on the Termination Date. The Warrants will become exercisable as and to the extent provided in the Definitive Certificate.

c.        Notice of Exercisability. The Company shall promptly provide notice to the Warrant Agent of the Exercisability Date (as defined in the Definitive Certificate), and shall further cause related notice to be given to the Holders of the Exercisability Date as and to the extent provided in the Definitive Certificate.

d.        Exercise of Warrants.

i.     Exercise and Payment.

1.        Exercise Procedures. Subject to the provisions of this Agreement and the Warrant Certificates, a Holder of a Definitive Certificate may exercise Warrants evidenced by such Definitive Certificate by delivering to the Warrant Agent a duly executed Notice of Exercise in the form annexed to the Warrant Certificate, in accordance with the procedures of the Warrant Agent and DTC as they may be in effect from time to time. Notwithstanding any other provision in this Agreement, a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

2.        Deemed Exercise for Purposes of Regulation SHO. The Company hereby acknowledges and agrees that, with respect to a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), upon delivery of irrevocable instructions to such Holder’s Participant to exercise such Warrants, solely for purposes of Regulation SHO, such Holder shall be deemed to have exercised such Warrants.

3.        Payment of Exercise Price. Any Holder exercising a Warrant shall deliver payment of the Exercise Price pursuant to Sections 2(a) and 2(b) of the Definitive Certificate (other than in the case of cashless exercises pursuant to Section 2(c) of the Definitive Certificate) to the Warrant Agent. The Warrant Agent shall forward funds received for Warrant exercises as soon as practicable, but in no event later than the fifth (5th) Business Day of the following month after such funds are received by the Warrant Agent, by wire transfer to an account designated by the Company.

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4.        Funds Held by Warrant Agent. The Warrant Agent may deposit any funds received by it in connection with this Agreement (the “Warrant Funds”) in one or more accounts maintained by the Warrant Agent in its name as agent for Company with a bank, trust company, or other financial institution (including without limitation, its affiliate American Stock Transfer & Trust Company, LLC, a New York limited liability trust company). The Warrant Funds shall not be used for any purpose except in accordance with the applicable provisions hereof. The Warrant Agent shall not be obligated to pay interest, dividends or earnings to the Company or any other party. If either the Notice of Exercise or the Exercise Price relating to an exercise are received or deemed to be received after the Termination Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent or the Company (as applicable) will be returned to the Holder or Participant, as the case may be, as soon as practicable.

ii.   Termination; Cost Basis. The Warrants will cease to be exercisable and will terminate and become void and callable as set forth in the applicable Warrant Certificate. The Company hereby instructs the Warrant Agent to record cost basis for newly issued Warrant Shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

iii.  Issuance of Warrant Shares.

1.        The Warrant Agent shall, as promptly as practicable (but in no event later than the Close of Business on the Trading Day following the date of exercise of any Warrant), advise the Company (to the extent known to the Warrant Agent) and the transfer agent and registrar for the Company’s Class A Shares, which on the date hereof is Equiniti (the “Transfer Agent”), in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise, and (iii) such other information as the Company or the Transfer Agent shall reasonably request.

2.        Upon the Warrant Agent’s receipt, at or prior to the Close of Business on the Termination Date set forth in a Warrant Certificate, of the executed Notice of Exercise, accompanied by payment of the Exercise Price pursuant to Sections 2(a) and 2(b) (other than in the case of cashless exercise pursuant to Section 2(c) of the Definitive Certificate), the Warrant Shares underlying such Warrant shall be issued by the Company and the Warrant Agent shall cause such Warrant Shares to be registered by the Transfer Agent to or upon the order of the Holder of such Warrant, in such name or names as may be designated by such Holder, as provided in the Definitive Certificate, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date (such date, the “Warrant Share Delivery Date”), as and to the extent provided in the Definitive Certificate.

iv.   Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

v.    No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the nearest whole share.

vi.   Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, the Warrant when surrendered for exercise shall be accompanied by the Assignment Form, attached as Annex II to the Definitive Certificate, properly completed and duly executed by the Holder and accompanied by a Signature Guarantee and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary and reasonable information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost

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or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to Section 2(d)(vi) of the Definitive Certificate. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the date of exercise of any Warrant solely to the extent provided in Section 5(a) of the Definitive Certificate.

viii.    Cashless exercise. Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with such cashless exercise. The Company shall promptly calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant Shares issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement.

ix.   Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

Section 5.    Adjustments. The Exercise Price, the number of Warrant Shares issuable upon exercise and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Definitive Certificate. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any such adjustments. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an event resulting in any such adjustment has occurred or to calculate any of the adjustments set forth herein. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Definitive Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of Warrant Shares, purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein and in the Definitive Certificate. Whenever the Exercise Price or the number of Warrant Shares issuable upon the exercise of each Warrant is adjusted, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with the Transfer Agent a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant. If the Company requests the Warrant Agent to send such notices, it shall provide the Warrant Agent with a draft notice to be used for this purpose. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

Section 6.    Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Company shall not issue fractions of Warrants or distribute a Global Certificate or Warrant Certificates that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall be made in accordance with Section 4(d)(v) of this Agreement. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant. The Company shall not issue fractions of Class A Shares upon exercise of Warrants or distribute share certificates that evidence fractional Class A Shares. Whenever any fraction of a share of Class A Shares would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the Definitive Certificate.

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Section 7.    Other Provisions Relating to the Rights of Holders of Warrants.

a.        No Rights as a Shareholder. Except as otherwise specifically provided herein and in accordance with the Warrant Certificates, a Holder, solely in his, her or its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of share, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

b.            Reservation of Class A Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Shares pursuant to this Agreement and Section 5(d) of the Definitive Certificate.

Section 8.    Concerning the Warrant Agent and Other Matters.

a.        Instructions. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8.

b.        Fees and Expenses.

i.        Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Agreement, including, without limitation, the reasonable and documented fees and expenses of the Warrant Agent’s counsel but excluding, in each case, any recoverable value added or similar tax. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

ii.        All amounts owed by the Company to the Warrant Agent under this Agreement are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Company agrees to reimburse the Warrant Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments.

iii.        No provision of this Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

c.        Scope of Obligations. As agent for the Company hereunder the Warrant Agent: (i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (iii) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (iv) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties; (v) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (vi) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (vii) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions

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with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (viii) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (ix) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Agreement; (x) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (xi) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

d.        Liability and Disputes.

i.        In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control or that could not have been prevented even with the exercise of reasonable care, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

ii.        In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

e.        Indemnification. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

f.        Termination. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days after the earlier of the Termination Date and the date on which no Warrants remain outstanding (the “Agreement Termination Date”). On the Business Day following the Termination Date, the Warrant Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Agreement. The Warrant Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Agreement.

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g.        Severability. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties to it to the full extent permitted by applicable law.

h.        Representations and Warranties of the Company. The Company represents and warrants that: (i) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (ii) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (iv) the Warrants will comply in all material respects with all applicable requirements of law; and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

i.        Inconsistencies. In the event of inconsistency between this Agreement and the descriptions in a Registration Statement, as either may from time to time be amended, the terms of this Agreement will control. In the event of inconsistency between this Agreement and terms set forth in a Warrant Certificate, the terms of the Warrant Certificate shall control.

j.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

k.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by the Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Warrant Agent or the Company shall not be deemed to constitute an assignment of this Agreement.

l.        Amendment. The Company and the Warrant Agent may from time to time supplement or amend this Agreement and all Warrants issuable hereunder without the approval of any Holders in order to: (i) add to the covenants and agreements of the Company for the benefit of the Holders or to surrender any rights or power reserved to or conferred upon the Company in this Agreement; or (ii) to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable; provided that such addition or surrender or such change shall not adversely affect the interests of the Holders in any material respect. In addition to the foregoing, with the consent of Holders entitled, upon exercise thereof, to receive not less than a majority of the Warrant Shares issuable pursuant to the Warrant Certificates then outstanding and this Agreement, the Company and the Warrant Agent may modify this Agreement and all Warrants issuable hereunder for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders; provided, however, that no modification of the terms upon which the Warrants are exercisable (including, but not limited to, the provisions set forth in Section 3 of the Definitive Certificate, increasing the Exercise Price or decreasing the number of Warrant Shares issuable upon exercise of the Warrants (except to the extent permitted by Section 3 of the Definitive Certificate), bringing forward the Termination Date (except as expressly provided in the last sentence of Section 3(d) of the Definitive Certificate) or revising the definitions of “Equity Value” and “Equity Hurdle”) or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant affected thereby. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 8(l). Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any amendment to this Agreement that it has determined would adversely affect

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its own rights, duties, obligations or immunities under this Agreement. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent. Upon execution and delivery of any supplement or amendment pursuant to this Section 8(l), such amendment will be considered a part of this Agreement for all purposes and every Holder, including Holders of a Definitive Certificate theretofore or thereafter countersigned and delivered hereunder, shall be bound thereby.

m.        Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may, pursuant to the terms of this Agreement and the Warrant Certificates, require the Holders to pay any transfer taxes in respect of the Warrants or such Warrant Shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

n.        Resignation of Warrant Agent.

i.        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company and the Holders of the Warrants, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent and the Holders of the Warrants, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

ii.        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent not later than the effective date of any such appointment.

iii.        Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Agreement, without any further act or deed. For purposes of this Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

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Section 9.    Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 8(n) hereof, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given (a) on the date delivered, if delivered personally, (b) when deposited with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) when mailed with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a.        If to the Company, to:

Cazoo Group Ltd
41 Chalton Street
London NW1 1JD
United Kingdom
Attention: Head of Legal
E-mail: legal@cazoo.co.uk

with a copy to (which copy shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue; 31st Floor
New York, NY 10022
Attention: Valerie Ford Jacob
E-mail: valerie.jacob@freshfields.com

b.        If to the Warrant Agent, to:

Equiniti Trust Company, LLC
48 Wall Street — 23rd Floor
New York, NY 10005
Attention: Corporate Actions — Warrants
E-mail: ReorgWarrants@equiniti.com

c.        If to the Holder of any Warrant Certificate, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant Certificate may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Warrant Certificate, such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the procedures of DTC or its designee.

Section 10.    Financial Statements and Other Information.

a.        So long as any Warrants are outstanding, the Company shall furnish to the Warrant Agent (and the Warrant Agent shall furnish such to a Holder upon reasonable request by such Holder):

i.        within 120 days following the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2023), audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

ii.        within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company (beginning with the fiscal quarter ended March 31, 2024), management accounts in respect of such quarter; and

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iii.        promptly after the occurrence of any material acquisition, disposition or restructuring of the Company and its subsidiaries, taken as a whole, or any changes of the chief executive officer or chief financial officer of the Company or change in auditors of the Company or any other material event that the Company announces publicly, a report containing a description of such event;

provided, however, that the reports set forth in clauses (i), (ii) and (iii) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or IFRS or (ii) include separate financial statements for any of the Company’s subsidiaries.

b.        All financial statements shall be prepared in accordance with IFRS (or, at the Company’s election, US GAAP).

c.        For so long as the equity securities of the Company or any holding company thereof are listed on the New York Stock Exchange, Nasdaq or another Trading Market, and the Company or such holding company is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such exchange, or for so long as the Company or any such holding company is otherwise subject to the reporting requirements of the SEC, then, for so long as it elects, the Company will make available to the Warrant Agent such annual reports, information, documents and other reports that the Company is required to file pursuant to such admission and disclosure standards or SEC filing requirements. Upon complying with the foregoing requirements, the Company will be deemed to have complied with the provisions contained in this covenant. Notwithstanding the foregoing, the Issuer will be deemed to have provided such information to the Warrant Agent, the Holders and beneficial owners of the Warrants and to have complied with the requirements of this covenant if such information referenced above in clauses (i), (ii) and (iii) above has been posted on the Company’s website or filed on EDGAR with the SEC.

d.        The Company may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect holding company so long as such reports (if an annual, half yearly or quarterly report) (i) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Company therein were references to such holding company and (ii) explains in reasonable detail the differences between the information relating to such holding company, on the one hand, and the information to the Company its subsidiaries on a stand alone basis, on the other hand. Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in this covenant.

e.        The delivery of any reports, information and documents to the Warrant Agent is for informational purposes only and the Warrant Agent’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determined therefrom, including the Company’s compliance with any of its covenants or obligations hereunder. The Warrant Agent is under no duty to examine such reports, information or documents to ensure compliance with this Section 10 or to ascertain the correctness or otherwise of the information or statements contained therein. The Warrant Agent is entitled to assume such compliance and correctness unless a responsible officer of the Warrant Agent is informed in writing otherwise. The Warrant Agent shall have no responsibility for the filing, timeliness or content of any such reports, information or documents, and the Warrant Agent shall have no duty to participate in or monitor any conference calls or EDGAR or any other website maintained by the Company.

Section 11.    Miscellaneous Provisions.

a.        Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

b.        Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

c.        Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the compensation

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for services performed hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

d.        Further Assurances. The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by any party of the provisions of this Agreement.

e.        Counterparts. This Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

f.        Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and will not affect the interpretation thereof.

(signature page follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CAZOO GROUP LTD
By:
Name:
Title:
EQUINITI TRUST COMPANY LLC, as Warrant Agent
By:
Name:
Title:

[Signature Page to the Cazoo Group Ltd Warrant Agency Agreement]

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ANNEX A

FORM OF WARRANT CERTIFICATE REQUEST NOTICE

WARRANT CERTIFICATE REQUEST NOTICE

To:         Equiniti Trust Company LLC., as Warrant Agent for Cazoo Group Ltd (the “Company”)

The undersigned Holder of Warrants to purchase Class A Shares (“Warrants”) in the form of Global Certificates issued by the Company hereby elects to receive a Definitive Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Certificates:
________________________________________________
2.	Name of Holder in Definitive Certificate (if different from name of Holder of Warrants in form of Global Certificates):
________________________________________________
3.	Number of Warrants in name of Holder in form of Global Certificates:
________________________________________________
4.	Number of Warrants for which Definitive Certificate shall be issued:
________________________________________________
5.	Number of Warrants in name of Holder in form of Global Certificates after issuance of Definitive Certificate, if any:
________________________________________________
6.	Definitive Certificate shall be delivered to the following address:
________________________________________________ ________________________________________________ ________________________________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Definitive Certificate, the Holder is deemed to have surrendered the number of Warrant Shares in the form of Global Certificates in the name of the Holder equal to the number of Warrant Shares evidenced by the Definitive Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

A-II-15

EXHIBIT A

[FORM OF GLOBAL WARRANT CERTIFICATE OF
WARRANT TO PURCHASE CLASS A SHARES]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

Certificate No.: [_____]	CUSIP No.: [______]
Number of Warrants: [_____]	Issue Date: [_______]

CAZOO GROUP LTD
GLOBAL WARRANT CERTIFICATE
NOT EXERCISABLE AFTER [______], 2028

This certifies that CEDE & CO., or its registered assigns, is the registered owner of the number of Warrants set forth above (the “Warrants”). Each Warrant entitles its registered holder to purchase from CAZOO GROUP LTD, a Cayman Islands exempted company (the “Company”), at any time on or after the Exercisability Date (as defined in the Definitive Certificate (as defined below)) until 5:00 P.M. (New York City time) on the Termination Date (as defined in the Definitive Certificate), one Class A ordinary share, par value $0.20 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an initial exercise price of $[____] per share, subject to possible adjustments as provided in the Warrant Agency Agreement (as defined herein) and the Definitive Certificate in the form of Exhibit I attached to this Global Warrant Certificate (the “Definitive Certificate”).

The terms and conditions of the Warrants and the rights and obligations of the holder of this Global Warrant Certificate are set forth in the Definitive Certificate and the Warrant Agency Agreement, dated as of [_____________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), which Definitive Certificate and Warrant Agency Agreement are each hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agency Agreement is available for inspection during business hours at the office of the Warrant Agent. Defined terms used in this Global Warrant Certificate but not defined herein shall have the meanings given to them in the Definitive Certificate or Warrant Agency Agreement. In the event of any discrepancy or inconsistency between the terms and conditions of the Definitive Certificate and the Warrant Agency Agreement, the terms and conditions of the Definitive Certificate shall prevail, govern and control.

The Company and the Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Global Warrant Certificate entitles any holder hereof to any rights of a holder of Class A Shares.

This Global Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

(signature page follows)

A-II-16

IN WITNESS WHEREOF, the parties hereto have caused this Global Warrant Certificate to be duly executed as of the date first written above.

CAZOO GROUP LTD
By:
Name:
Title:

Dated: [_____________], 2023

Countersigned:

EQUINITI TRUST COMPANY LLC as Warrant Agent
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Global Warrant Certificate]

A-II-17

Exhibit I to Global Warrant Certificate

Definitive Certificate

(ATTACHED AS EXHIBIT B TO THIS WARRANT AGENCY AGREEMENT)

A-II-18

EXHIBIT B

FORM OF DEFINITIVE CERTIFICATE

TRANCHE 1 WARRANT

CAZOO GROUP LTD

Warrant Shares: [ ]	Issue Date: [ ], 2023

THIS TRANCHE 1 WARRANT (this “Warrant”) certifies that, for value received, [            ], or [his/her/its] assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Exercisability Date (as defined herein) and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the Issue Date (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day) but not thereafter, to subscribe for and purchase from Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), up to [_______________] (subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Class A ordinary shares, par value $0.20 per share (the “Class A Shares”). The purchase price of one Class A Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b) hereof and subject to adjustment pursuant hereto. This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company (“DTC”) or its nominee shall initially be the sole registered holder of this Warrant, subject to the Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, dated as of [__________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), in the form of the Definitive Certificate attached thereto as Exhibit B, in which case this sentence shall not apply.

Section 1.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Warrant Agency Agreement.

Section 2.    Exercise.

a.        Exercise of Warrant.

i.      Exercisability Date. This Warrant will become exercisable following the date on which the Company’s Equity Value (as defined herein) reaches $525 million (the “Equity Hurdle”), as determined pursuant to Section 2(a)(ii) hereof. In addition, this Warrant will automatically become exercisable immediately upon the consummation of a Fundamental Transaction (as defined herein), if an Equity Hurdle has been achieved; provided that upon consummation of such Fundamental Transaction, this Warrant shall no longer be subject to any further adjustment provided in Section 3(h) and such Section 3(h) will cease to have any further effect on this Warrant. The Company shall, promptly following achievement of the Equity Hurdle or completion of a Fundamental Transaction, as applicable, and in any event no later than ten (10) Business Days following the event triggering exercisability, cause notice to be given to the Holder that this Warrant has become exercisable. In lieu of such notice, the Company may provide public notice regarding the exercisability of this Warrant by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release. The date of such Equity Hurdle being achieved or completion of such Fundamental Transaction causing this Warrant to become exercisable is the “Exercisability Date.”

ii.      Determination of Equity Value.

1.        For so long as the Company has a class of equity securities that is Publicly Traded (as defined herein), Equity Value shall be determined at any time as described in the definition of Equity Value.

2.        In the event the Company does not have a class of equity securities that is Publicly Traded, then for as long as this Warrant is outstanding (A) as of the last Business Day for each of the first three quarters in the Company’s fiscal year and no later than twenty (20) Business Days thereafter, the Company’s board of directors (the “Board”) shall determine in good faith the Equity Value and (B) as of the last Business Day of the Company’s fiscal year and no later than twenty (20) Business Days thereafter, an independent nationally-recognized investment bank or valuation firm (an “Appraiser”) engaged by the Board (at the Company’s expense) shall determine the Equity Value (any such determination of Equity Value, an “Equity Value Determination”).

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3.        In the event that the Company enters into any agreement for any Fundamental Transaction, then solely for purposes of determining whether this Warrant is exercisable in connection therewith, a determination of Equity Value shall be made by an Appraiser as of the date of consummation of such Fundamental Transaction with reference to the consideration payable thereunder to holders of the Class A Shares (on a per share basis); provided that no determination of Equity Value by an Appraiser shall be required in connection with such Fundamental Transaction if the Company is represented by an independent nationally-recognized investment bank or independent financial advisor, in which case the determination of Equity Value will be made in good faith by the Board.

iii.      The following terms have the meanings indicated below:

1.        “Equity Value” means the aggregate value of the Company’s issued and outstanding share capital as determined at any given point in time, taking into account the Valuation Principles (as defined herein) and without any other adjustments to such valuation; provided that if the Company’s Class A Shares (or any successor class of equity securities) are Publicly Traded, then the Equity Value will be determined solely by reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding any date of determination.

2.        “Valuation Principles” means that any determination of Equity Value at a time when the Company does not have a class of equity securities that is Publicly Traded will take into account the relevant facts and circumstances that exist as of the date of determination, including the valuation of companies with similar operating profiles and performance metrics, and without reference to any potential sale of the company as a whole or in part, or any premium thereon; provided that, any determination of Equity Value made in connection with a Fundamental Transaction will be made with reference to the consideration payable thereunder to holders of the Company’s Class A Shares (on a per share basis).

3.        “Publicly Traded” means the Class A Shares (or any successor class of equity securities) are then traded or quoted on a nationally-recognized securities exchange, inter-dealer quotation system or over-the-counter market.

iv.        Exercise Procedures. Subject to Section 2(e) hereof, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercisability Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Annex I (the “Notice of Exercise”), and, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise, delivery of the aggregate Exercise Price of the Warrant Shares specified in the applicable Notice of Exercise as specified in this Section 2(a). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, in each case, of immediately available funds (unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise). Except as otherwise expressly provided for herein (including in Section 4(a) hereof), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise as promptly as practicable after receipt thereof. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with

A-II-20

the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to such holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

b.        Exercise Price.

i.        The initial exercise price per Class A Share under this Warrant shall be $[_____], subject to adjustment as provided herein (the “Exercise Price”).

c.        Cashless Exercise.

i.        Following the Exercisability Date, this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) =   the fair market value of a Class A Share (or any successor class of equity securities), determined (1) if the Class A Shares are Publicly Traded, with reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding the date of the Notice of Exercise, or (2) if the Class A Shares are not Publicly Traded, using the fair market value per Class A Share set forth in the most recent Equity Value Determination;

(B) =    the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =   the total number of Warrant Shares that the Holder has elected to exercise in the Notice of Exercise if such exercise were by means of a cash exercise rather than a cashless exercise.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable via a cashless exercise.

ii.        If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act and based on current interpretations of the U.S. Securities and Exchange Commission, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.

iii.        If (i) the Class A Shares are at the time of any exercise of this Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, or (ii) at the time of any exercise of this Warrant there is no effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the Warrants, the Company may, at its option, (1) require the Holder of this Warrant to exercise this Warrant on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described herein and (2) in the event the Company so elects, the Company shall use its commercially reasonable efforts to register or qualify for sale the Warrant Shares under applicable blue sky laws to the extent an exemption is not available.

iv.        Notwithstanding anything herein to the contrary, in no event shall more Warrant Shares than were issuable as of the date of issuance of this Warrant (as such number may be adjusted pursuant to the terms hereof) be issued if the cashless exercise mechanism pursuant to this Section 2(c) is elected by the Holder.

d.        Mechanics of Exercise.

i.        Delivery of Warrant Shares Upon Exercise. The Company shall issue the Warrant Shares to the Holder upon the valid exercise of this Warrant as set out herein and use its commercially reasonable efforts to cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (A) crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in such system and either (x) there is an effective registration statement registering the issuance of the Warrant Shares to the Holder or no such registration statement is required or (y) this Warrant is being cashless exercised, and (B) otherwise by the book-entry issuance of the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, registered in the Company’s share register in the name of the Holder or its designee, in each case as promptly as practicable after exercise.

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ii.        Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.        Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) hereof within ten (10) Business Days, then the Holder will have the right to rescind such exercise; provided that the Holder has not become entitled to receive any distribution pursuant to Section 5(a) hereof.

iv.        [Reserved]

v.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the next whole share.

vi.        Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Annex II duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to this Section 2(d)(vi). The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

Section 3.    Certain Adjustments.

a.        Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend on all of the outstanding Class A Shares payable in Class A Shares (which, for avoidance of doubt, shall not include any Class A Shares issued by the Company upon exercise of this Warrant or other warrants issued on or about the same date), (ii) subdivides all of the outstanding Class A Shares into a larger number of shares, (iii) combines (including by way of reverse share split or share consolidation) all of the outstanding Class A Shares into a smaller number of shares, or (iv) issues by reclassification of all of the outstanding Class A Shares into any other shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Class A Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Class A Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.        Subsequent Rights Offerings. If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Class A Shares (and not to the Holder) entitling them to subscribe for or purchase Class A Shares at a price per share less than the closing price on the record date mentioned below, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of Class A Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Class A Shares offered for subscription or purchase, and of which the numerator shall be the number of Class A Shares outstanding on

A-II-22

the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants (unless for any reason such contemplated issuance of rights, options or warrants to all holders of Class A Shares is not consummated, in which case any related adjustment will be reversed).

c.        Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Class A Shares (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Class A Shares, other than (a) Ordinary Cash Dividends (as defined below) or (b) those made by the Company in connection with any distribution of its assets in connection with its liquidation or any insolvency proceeding, scheme of arrangement or similar transaction (any distribution other than as described in (a) and (b), an “Extraordinary Dividend”), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price determined as of the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Class A Shares, as determined by the Board in good faith. Such adjustment shall be made whenever any Extraordinary Dividend is made and shall become effective immediately after the record date mentioned above. For purposes of this Section 3(c), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed 15% of the Company’s most recent Equity Value Determination (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Class A Shares issuable on exercise of each Warrant).

d.        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets (taken on a consolidated basis) in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Shares or any compulsory share exchange pursuant to which the Class A Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Section 13(d) of the Exchange Act) of Persons whereby such other Person or group (as defined in Section 13(d) of the Exchange Act) acquires more than 50% of the outstanding Class A Shares (not including any Class A Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, in the case of any such transaction, proper provision shall be made so that, upon the basis and terms and in the manner provided in this Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such transaction (subject to terms hereof and the Termination Date), shall be entitled to receive (at the Holder’s option, upon cashless exercise or the payment of the applicable aggregate Exercise Price), in lieu of the Class A Shares issuable upon such exercise as of immediately prior to such consummation, the amount of securities, cash or other property to which the Holder would have been entitled as a holder of Class A Shares upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to future adjustments (subsequent to such consummation) pursuant to Sections 3(a), 3(b) and 3(c) hereof (applied after giving effect to any adjustments necessary to reflect such transaction as the Company’s board of directors (or successor thereto) determines in good faith are equitable under such circumstances). If following consummation of a Fundamental Transaction this Warrant

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is exercisable and the Holder is entitled to receive cash, securities, other property or some combination thereof as a result of such Fundamental Transaction with a fair market value that is greater than the Exercise Price, the Company shall net settle any such subsequent exercises by the Holder. If holders of Class A Shares are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) in accordance with the provisions of this Section 3(d) pursuant to written agreements and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Class A Shares acquirable and receivable upon exercise of this Warrant, and with an exercise price which applies the exercise price hereunder to such shares (but taking into account the relative value of the Class A Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the Warrant Agency Agreement (if applicable) referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything to the contrary in this Warrant, if upon a Fundamental Transaction this Warrant has not become exercisable it shall be automatically cancelled without further action required on the part of the Company; provided that the Company shall promptly give notice following such cancellation by issuing a press release.

e.        Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Class A Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Shares (excluding treasury shares, if any) issued and outstanding.

f.        Notice to Holder.

i.        Adjustment to Exercise Price or Warrant Shares. Whenever the Exercise Price or number of Warrant Shares is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver or, if applicable, cause the Warrant Agent to deliver, to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment, any adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

ii.        Notice to Allow Exercise by Holder. If (1) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Shares, (2) the Company shall declare a redemption of the Class A Shares, or (3) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution, or redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice (provided the date of such notice is after the Exercisability Date) to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

g.        Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

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h.        Further Adjustments Based on Equity Value.

i.        If at any time prior to the Termination Date, the Company’s Equity Value reaches $1.025 billion then the terms of this Warrant, only to the extent it is unexercised at that time, will be adjusted as follows:

1.        the number of Warrants Shares will be increased by an amount that is equal to the Holder’s pro rata share of [_______] Class A Shares, which pro rata share will be determined based on the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to an adjustment pursuant to this Section 3(h)(i) as a proportion of [________] Class A Shares (such amount being the aggregate number of Class A Shares issuable upon exercise of all of the New Tranche 1 Warrants at the time of issuance); and

2.        the Exercise Price of this Warrant will be adjusted to equal $[_____] per share.

ii.        If at any time prior to the Termination Date, the Company’s Equity Value reaches $1.5 billion then the terms of this Warrant, only to the extent it is unexercised at that time, will be adjusted as follows:

1.        the number of Warrants Shares will be increased by an amount that is equal to the Holder’s pro rata share of [_______] Class A Shares, which pro rata share will be determined based on the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to an adjustment pursuant to this Section 3(h)(ii) as a proportion of [_______] Class A Shares (such amount being the aggregate number of Class A Shares issuable upon exercise of all of the New Tranche 1 Warrants at the time of issuance); and

2.        the Exercise Price of this Warrant will be adjusted to equal $[_____] per share.

Section 4.    Transfer of Warrant.

a.        Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of the Warrant Agency Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b.        New Warrants. If this Warrant is not held in global form through DTC (or any successor depository), this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c.        Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.    Miscellaneous.

a.        No Rights as Shareholder Until Issuance; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the issuance of shares upon exercise hereof as set forth in Section 2(d)(i) hereof; provided, that a Holder who has validly exercised this

A-II-25

Warrant (in whole or in part) shall be entitled to receive its proportionate share of any distribution to shareholders (as if the shares issuable upon exercise had been issued at the record date therefor) if the record date for such distribution is during the period from the date of exercise of the Warrant and issuance of such shares, and provided that such exercise has not been rescinded pursuant to Section 3(d)(iii) hereof.

b.        Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

c.        Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d.        Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Class A Shares a sufficient number of Class A Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, inclusive of the adjustment contemplated by Section 3(h) hereof. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e.        Jurisdiction. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and, by acceptance hereof, the Holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The Company and, by acceptance hereof, the Holder, hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(h) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company or the Holder, as applicable, in any action, proceeding or claim.

f.        Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws, and that the Company will have no obligation to issue any such Warrant Shares except in circumstances in which the issuance of such Warrant Shares are so registered or exempt from registration.

g.        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies of the other. Without limiting any other provision of this Warrant or the Warrant Agency Agreement, if either the Company or the Holder willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other, such defaulting party shall pay to the non-defaulting party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such non-defaulting party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

A-II-26

h.        Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 41 Chalton Street London NW1 1JD, United Kingdom, Attention: Head of Legal, email address: legal@cazoo.co.uk, or such other email address or address as the Company may specify for such purposes by notice to the Holders. The Company shall provide the Holder with prompt notice of all actions taken pursuant to this Warrant. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, and the Company is obligated to file reports with the SEC, the Company shall simultaneously file such notice with the SEC pursuant to a report on Form 6-K.

i.        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j.        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k.        Amendment. This Warrant may be modified or amended or the provisions hereof waived in accordance with Section 8(l) of the Warrant Agency Agreement.

l.        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m.        Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n.        Warrant Agency Agreement. If this Warrant is held in global form through DTC (or any successor depository), this Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant will govern and be controlling; provided, however, that the express terms of the Warrant Agency Agreement will control and supersede any provision in this Warrant concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.

(signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CAZOO GROUP LTD
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Definitive Warrant]

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ANNEX I

Notice of Exercise

To:         CAZOO GROUP LTD

41 Chalton Street
London NW1 1JD
United Kingdom
Attn: Head of Legal
legal@cazoo.co.uk

(1)         The undersigned hereby elects to purchase [            ] Class A Ordinary Shares of the Company pursuant to the terms of the attached Warrant (only required if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the respective meaning set forth in the Warrant.

(2)         Payment shall take the form of (check applicable box):

☐    in lawful money of the United States; or

☐    the cancellation of such number of Class A Ordinary Shares issuable upon exercise of the Warrant as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Class A Ordinary Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)         Please issue said Class A Ordinary Shares in the name of the undersigned or in such other name as is specified below:

_________________________________________________________________

The Class A Ordinary Shares shall be transmitted to the following DWAC Account Number:

__________________________________________________________________

__________________________________________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________________

Signature of Authorized Signatory of Investing Entity: ________________________________________

Name of Authorized Signatory: __________________________________________________________

Title of Authorized Signatory: ___________________________________________________________

Date: _______________________________________________________________________________

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ANNEX II

Assignment Form

To assign the foregoing Warrant, execute this form and supply the required information. Do not use this form to purchase shares.

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:	___________________________________________________
(Please Print)
Address:	___________________________________________________
___________________________________________________
___________________________________________________
Phone Number:	___________________________________________________
Email Address:	___________________________________________________
Dated:	_______________ ___, ______
Holder’s Signature:	___________________________________________________
Holder’s Address:	___________________________________________________
___________________________________________________
___________________________________________________

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

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FORM OF WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of [_____________], 2023 (this “Agreement”), by and between Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability company (“Equiniti” or the “Warrant Agent”).

WHEREAS, in connection with the distribution on the date hereof by the Company of its Tranche 2 Warrants to purchase up to [______________] of the Company’s Class A ordinary shares (the “Class A Shares”) (the “Warrants” or the “New Tranche 2 Warrants”), subject to adjustment as provided herein, the Company desires to issue the Warrants in book-entry form entitling the respective holders of the Warrants upon the terms and subject to the conditions set forth in this Agreement and in the Warrant Certificates (as defined herein) attached hereto;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (File No. 333-274807) (as the same may be amended or supplemented from time to time, the “Registration Statement”) for the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of the Warrants and the Class A Shares issuable upon exercise of the Warrants, and the Registration Statement was declared effective by the SEC on [______________], 2023;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Agreement in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined herein); and

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they will be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants, as applicable.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.    Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Close of Business” on any given date means 5:00 p.m., prevailing Eastern time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., prevailing Eastern time, on the next succeeding Business Day.

“Person” means an individual, corporation, exempted company association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Class A Shares as in effect on the date of delivery of the Notice of Exercise.

“Trading Day” means any day on which the Class A Shares is traded on the Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Class A Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Shares for such date (or the nearest preceding date) on the Trading Market on which the Class A Shares is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A

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Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Shares are then reported in the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Shares so reported, or (d) in all other cases, the fair market value of a Class A Share as set forth in the most recent Equity Value Determination as defined in the Definitive Certificate (as defined herein).

“Warrant Shares” means the Class A Shares issuable upon exercise of the Warrants.

Section 2.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions of this Agreement (and no implied terms or conditions).

Section 3.    Form of Warrants.

a.        Global Certificate. The Warrants will be registered securities in book-entry form and will initially be evidenced by a global certificate in the form of Exhibit A (the “Global Certificate”) attached to this Agreement, which shall be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company shall instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Company shall instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the Global Certificate, and the Company shall instruct the Warrant Agent to deliver to DTC separate certificates in the form attached hereto as Exhibit B evidencing the Warrants (each a “Definitive Certificate” and, together with the Global Certificate, the “Warrant Certificates”) registered as requested through the DTC system. The Definitive Certificates, together with the form of election to purchase Class A Shares (the “Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be substantially in the form of Exhibit B attached hereto.

b.        Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants, which Warrant Register will be maintained in the United States.

c.        Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Certificates and deliver the Warrants in the DTC book-entry settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”). If the Company so elects, a Holder will be permitted to elect at any time or from time to time a Warrant Exchange (as defined herein) pursuant to a Warrant Certificate Request Notice (as defined herein). If the Company has so elected, then upon written notice by a Holder to the Warrant Agent and the Company for the exchange of some or all of such Holder’s Warrants held in book-entry form for a Definitive Certificate evidencing the same number of Warrant Shares, which request shall be in the form attached hereto as Annex A (such notice, the “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the actual surrender upon delivery by the Holder of a number of Warrants in the DTC book-entry settlement system for the same number of Warrants evidenced by a Definitive Certificate, a “Warrant Exchange”), the Warrant Agent shall, as promptly as practicable, effect the Warrant Exchange and shall promptly issue and deliver (or cause to be delivered) to the Holder a Definitive Certificate for such number of Warrant Shares in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate will be dated the original issue date of the Warrants, will be executed manually or by facsimile or electronic signature by an authorized signatory of the Company and will be in the form attached hereto as Exhibit B. In no event shall the Warrant Agent be liable for the Company’s failure to deliver the Warrant Certificate. The Company agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Definitive Certificate and the terms of this Agreement. A party requesting a Warrant Exchange must provide to the Warrant Agent any evidence of authority that may reasonably be required by the Warrant Agent or the Company.
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d.        Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent shall deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (each a “Holder” and, collectively, the “Holders,” which terms include a given Holder’s transferees, successors and assigns and, if the Warrants are held in “street name,” the applicable Participant) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Certificate shall be exercised by the Holder or a Participant through the DTC system, except to the extent set forth herein or in the Global Certificate.

e.        Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile or electronic signature. The Warrant Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any other person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an Authorized Officer.

f.          Registration of Transfer. Subject to the provisions of the Warrants, at any time prior to Close of Business on the Termination Date (as defined herein), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged together with any required form of assignment and certificate duly executed and properly completed by such Holder at the office or offices of the Warrant Agent designated for such purpose and, in the case of registration of transfer, shall provide a signature guarantee (a “Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and such other documentation as the Warrant Agent may reasonably request. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

g.        Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount satisfactory to the Warrant Agent, and satisfaction of any other reasonable requirements, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

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h.        Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Agreement or the Warrants; provided, however, that at all times that Warrants are evidenced by a Global Certificate, exercise of those Warrants shall be effected on their behalf by Participants through DTC in accordance with the procedures administered by DTC.

Section 4.    Terms and Exercise of Warrants.

a.        Initial Exercise Price. Each Warrant will entitle the Holder thereof, subject to the provisions of the applicable Warrant Certificate and of this Agreement, to purchase from the Company the number of Class A Shares, stated therein or recorded as a book-entry position in the Warrant Register, at the initial exercise price of $[______] per whole share, subject to the subsequent adjustments provided by Section 5 hereof and Section 3 of the Definitive Certificate. The term “Exercise Price” as used in this Agreement refers to the price per share at which Class A Shares may be purchased at the time a Warrant is exercised.

b.        Exercisability and Duration of Warrants. The Warrants have a five-year term that commences on the date of this Agreement (the “Issue Date”) and ends at the Close of Business on the five year anniversary of the date of issuance (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day). Each Warrant not exercised before the Close of Business on the Termination Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the Close of Business on the Termination Date. The Warrants will become exercisable as and to the extent provided in the Definitive Certificate.

c.        Notice of Exercisability. The Company shall promptly provide notice to the Warrant Agent of the Exercisability Date (as defined in the Definitive Certificate), and shall further cause related notice to be given to the Holders of the Exercisability Date as and to the extent provided in the Definitive Certificate.

d.        Exercise of Warrants.

i.      Exercise and Payment.

1.        Exercise Procedures. Subject to the provisions of this Agreement and the Warrant Certificates, a Holder of a Definitive Certificate may exercise Warrants evidenced by such Definitive Certificate by delivering to the Warrant Agent a duly executed Notice of Exercise in the form annexed to the Warrant Certificate, in accordance with the procedures of the Warrant Agent and DTC as they may be in effect from time to time. Notwithstanding any other provision in this Agreement, a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

2.        Deemed Exercise for Purposes of Regulation SHO. The Company hereby acknowledges and agrees that, with respect to a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), upon delivery of irrevocable instructions to such Holder’s Participant to exercise such Warrants, solely for purposes of Regulation SHO, such Holder shall be deemed to have exercised such Warrants.

3.        Payment of Exercise Price. Any Holder exercising a Warrant shall deliver payment of the Exercise Price pursuant to Sections 2(a) and 2(b) of the Definitive Certificate (other than in the case of cashless exercises pursuant to Section 2(c) of the Definitive Certificate) to the Warrant Agent. The Warrant Agent shall forward funds received for Warrant exercises as soon as practicable, but in no event later than the fifth (5th) Business Day of the following month after such funds are received by the Warrant Agent, by wire transfer to an account designated by the Company.

4.        Funds Held by Warrant Agent. The Warrant Agent may deposit any funds received by it in connection with this Agreement (the “Warrant Funds”) in one or more accounts maintained by the Warrant Agent in its name as agent for Company with a bank, trust company, or other financial institution (including without limitation, its affiliate American Stock Transfer & Trust Company, LLC, a New York limited liability trust company). The Warrant Funds shall not be used for any purpose except in accordance with the applicable provisions hereof. The Warrant Agent

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shall not be obligated to pay interest, dividends or earnings to the Company or any other party. If either the Notice of Exercise or the Exercise Price relating to an exercise are received or deemed to be received after the Termination Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent or the Company (as applicable) will be returned to the Holder or Participant, as the case may be, as soon as practicable.

ii.        Termination; Cost Basis. The Warrants will cease to be exercisable and will terminate and become void and callable as set forth in the applicable Warrant Certificate. The Company hereby instructs the Warrant Agent to record cost basis for newly issued Warrant Shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

iii.        Issuance of Warrant Shares.

1.        The Warrant Agent shall, as promptly as practicable (but in no event later than the Close of Business on the Trading Day following the date of exercise of any Warrant), advise the Company (to the extent known to the Warrant Agent) and the transfer agent and registrar for the Company’s Class A Shares, which on the date hereof is Equiniti (the “Transfer Agent”), in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise, and (iii) such other information as the Company or the Transfer Agent shall reasonably request.

2.        Upon the Warrant Agent’s receipt, at or prior to the Close of Business on the Termination Date set forth in a Warrant Certificate, of the executed Notice of Exercise, accompanied by payment of the Exercise Price pursuant to Sections 2(a) and 2(b) (other than in the case of cashless exercise pursuant to Section 2(c) of the Definitive Certificate), the Warrant Shares underlying such Warrant shall be issued by the Company and the Warrant Agent shall cause such Warrant Shares to be registered by the Transfer Agent to or upon the order of the Holder of such Warrant, in such name or names as may be designated by such Holder, as provided in the Definitive Certificate, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date (such date, the “Warrant Share Delivery Date”), as and to the extent provided in the Definitive Certificate.

iv.        Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

v.        No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the nearest whole share.

vi.        Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, the Warrant when surrendered for exercise shall be accompanied by the Assignment Form, attached as Annex II to the Definitive Certificate, properly completed and duly executed by the Holder and accompanied by a Signature Guarantee and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary and reasonable information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to Section 2(d)(vi) of the Definitive Certificate. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

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vii.        Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the date of exercise of any Warrant solely to the extent provided in Section 5(a) of the Definitive Certificate.

viii.        Cashless exercise. Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with such cashless exercise. The Company shall promptly calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant Shares issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement.

ix.        Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

Section 5.    Adjustments. The Exercise Price, the number of Warrant Shares issuable upon exercise and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Definitive Certificate. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any such adjustments. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an event resulting in any such adjustment has occurred or to calculate any of the adjustments set forth herein. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Definitive Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of Warrant Shares, purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein and in the Definitive Certificate. Whenever the Exercise Price or the number of Warrant Shares issuable upon the exercise of each Warrant is adjusted, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with the Transfer Agent a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant. If the Company requests the Warrant Agent to send such notices, it shall provide the Warrant Agent with a draft notice to be used for this purpose. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

Section 6.    Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Company shall not issue fractions of Warrants or distribute a Global Certificate or Warrant Certificates that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall be made in accordance with Section 4(d)(v) of this Agreement. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant. The Company shall not issue fractions of Class A Shares upon exercise of Warrants or distribute share certificates that evidence fractional Class A Shares. Whenever any fraction of a share of Class A Shares would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the Definitive Certificate.

Section 7.    Other Provisions Relating to the Rights of Holders of Warrants.

a.        No Rights as a Shareholder. Except as otherwise specifically provided herein and in accordance with the Warrant Certificates, a Holder, solely in his, her or its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any

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corporate action (whether any reorganization, issue of share, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

b.        Reservation of Class A Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Shares pursuant to this Agreement and Section 5(d) of the Definitive Certificate.

Section 8.    Concerning the Warrant Agent and Other Matters.

a.        Instructions. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8.

b.      Fees and Expenses.

i.        Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Agreement, including, without limitation, the reasonable and documented fees and expenses of the Warrant Agent’s counsel but excluding, in each case, any recoverable value added or similar tax. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

ii.        All amounts owed by the Company to the Warrant Agent under this Agreement are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Company agrees to reimburse the Warrant Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments.

iii.        No provision of this Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

c.        Scope of Obligations. As agent for the Company hereunder the Warrant Agent: (i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (iii) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (iv) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties; (v) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (vi) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (vii) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date such application

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is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (viii) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (ix) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Agreement; (x) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (xi) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

d.      Liability and Disputes.

i.        In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control or that could not have been prevented even with the exercise of reasonable care, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

ii.        In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

e.      Indemnification. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

f.      Termination. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days after the earlier of the Termination Date and the date on which no Warrants remain outstanding (the “Agreement Termination Date”). On the Business Day following the Termination Date, the Warrant Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Agreement. The Warrant Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Agreement.

g.      Severability. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties to it to the full extent permitted by applicable law.

h.      Representations and Warranties of the Company. The Company represents and warrants that: (i) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (ii) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under

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the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (iv) the Warrants will comply in all material respects with all applicable requirements of law; and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

i.      Inconsistencies. In the event of inconsistency between this Agreement and the descriptions in a Registration Statement, as either may from time to time be amended, the terms of this Agreement will control. In the event of inconsistency between this Agreement and terms set forth in a Warrant Certificate, the terms of the Warrant Certificate shall control.

j.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

k.      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by the Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Warrant Agent or the Company shall not be deemed to constitute an assignment of this Agreement.

l.      Amendment. The Company and the Warrant Agent may from time to time supplement or amend this Agreement and all Warrants issuable hereunder without the approval of any Holders in order to: (i) add to the covenants and agreements of the Company for the benefit of the Holders or to surrender any rights or power reserved to or conferred upon the Company in this Agreement; or (ii) to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable; provided that such addition or surrender or such change shall not adversely affect the interests of the Holders in any material respect. In addition to the foregoing, with the consent of Holders entitled, upon exercise thereof, to receive not less than a majority of the Warrant Shares issuable pursuant to the Warrant Certificates then outstanding and this Agreement, the Company and the Warrant Agent may modify this Agreement and all Warrants issuable hereunder for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders; provided, however, that no modification of the terms upon which the Warrants are exercisable (including, but not limited to, the provisions set forth in Section 3 of the Definitive Certificate, increasing the Exercise Price or decreasing the number of Warrant Shares issuable upon exercise of the Warrants (except to the extent permitted by Section 3 of the Definitive Certificate), bringing forward the Termination Date (except as expressly provided in the last sentence of Section 3(d) of the Definitive Certificate) or revising the definitions of “Equity Value” and “Equity Hurdle”) or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant affected thereby. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 8(l). Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent. Upon execution and delivery of any supplement or amendment pursuant to this Section 8(l), such amendment will be considered a part of this Agreement for all purposes and every Holder, including Holders of a Definitive Certificate theretofore or thereafter countersigned and delivered hereunder, shall be bound thereby.

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m.      Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may, pursuant to the terms of this Agreement and the Warrant Certificates, require the Holders to pay any transfer taxes in respect of the Warrants or such Warrant Shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

n.      Resignation of Warrant Agent.

i.        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company and the Holders of the Warrants, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent and the Holders of the Warrants, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

ii.        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent not later than the effective date of any such appointment.

iii.        Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Agreement, without any further act or deed. For purposes of this Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

Section 9.    Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 8(n) hereof, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given (a) on the date delivered, if delivered personally, (b) when deposited with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) when mailed with postage prepaid, if mailed by registered

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or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a.        If to the Company, to:

Cazoo Group Ltd
41 Chalton Street
London NW1 1JD
United Kingdom
Attention: Head of Legal
E-mail: legal@cazoo.co.uk

with a copy to (which copy shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue; 31st Floor
New York, NY 10022
Attention: Valerie Ford Jacob
E-mail: valerie.jacob@freshfields.com

b.        If to the Warrant Agent, to:

Equiniti Trust Company, LLC
48 Wall Street — 23rd Floor
New York, NY 10005
Attention: Corporate Actions — Warrants
E-mail: ReorgWarrants@equiniti.com

c.        If to the Holder of any Warrant Certificate, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant Certificate may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Warrant Certificate, such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the procedures of DTC or its designee.

Section 10.    Financial Statements and Other Information.

a.        So long as any Warrants are outstanding, the Company shall furnish to the Warrant Agent (and the Warrant Agent shall furnish such to a Holder upon reasonable request by such Holder):

i.        within 120 days following the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2023), audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

ii.        within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company (beginning with the fiscal quarter ended March 31, 2024), management accounts in respect of such quarter; and

iii.        promptly after the occurrence of any material acquisition, disposition or restructuring of the Company and its subsidiaries, taken as a whole, or any changes of the chief executive officer or chief financial officer of the Company or change in auditors of the Company or any other material event that the Company announces publicly, a report containing a description of such event;

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provided, however, that the reports set forth in clauses (i), (ii) and (iii) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or IFRS or (ii) include separate financial statements for any of the Company’s subsidiaries.

b.      All financial statements shall be prepared in accordance with IFRS (or, at the Company’s election, US GAAP).

c.      For so long as the equity securities of the Company or any holding company thereof are listed on the New York Stock Exchange, Nasdaq or another Trading Market, and the Company or such holding company is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such exchange, or for so long as the Company or any such holding company is otherwise subject to the reporting requirements of the SEC, then, for so long as it elects, the Company will make available to the Warrant Agent such annual reports, information, documents and other reports that the Company is required to file pursuant to such admission and disclosure standards or SEC filing requirements. Upon complying with the foregoing requirements, the Company will be deemed to have complied with the provisions contained in this covenant. Notwithstanding the foregoing, the Issuer will be deemed to have provided such information to the Warrant Agent, the Holders and beneficial owners of the Warrants and to have complied with the requirements of this covenant if such information referenced above in clauses (i), (ii) and (iii) above has been posted on the Company’s website or filed on EDGAR with the SEC.

d.      The Company may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect holding company so long as such reports (if an annual, half yearly or quarterly report) (i) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Company therein were references to such holding company and (ii) explains in reasonable detail the differences between the information relating to such holding company, on the one hand, and the information to the Company its subsidiaries on a stand alone basis, on the other hand. Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in this covenant.

e.      The delivery of any reports, information and documents to the Warrant Agent is for informational purposes only and the Warrant Agent’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determined therefrom, including the Company’s compliance with any of its covenants or obligations hereunder. The Warrant Agent is under no duty to examine such reports, information or documents to ensure compliance with this Section 10 or to ascertain the correctness or otherwise of the information or statements contained therein. The Warrant Agent is entitled to assume such compliance and correctness unless a responsible officer of the Warrant Agent is informed in writing otherwise. The Warrant Agent shall have no responsibility for the filing, timeliness or content of any such reports, information or documents, and the Warrant Agent shall have no duty to participate in or monitor any conference calls or EDGAR or any other website maintained by the Company.

Section 11.    Miscellaneous Provisions.

a.        Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

b.        Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

c.        Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the compensation for services performed hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

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d.        Further Assurances. The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by any party of the provisions of this Agreement.

e.        Counterparts. This Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

f.        Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and will not affect the interpretation thereof.

(signature page follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CAZOO GROUP LTD
By:
Name:
Title:
EQUINITI TRUST COMPANY LLC, as Warrant Agent
By:
Name:
Title:

[Signature Page to the Cazoo Group Ltd Warrant Agency Agreement]

A-II-44

ANNEX A
FORM OF WARRANT CERTIFICATE REQUEST NOTICE

WARRANT CERTIFICATE REQUEST NOTICE

To:     Equiniti Trust Company LLC., as Warrant Agent for Cazoo Group Ltd (the “Company”)

The undersigned Holder of Warrants to purchase Class A Shares (“Warrants”) in the form of Global Certificates issued by the Company hereby elects to receive a Definitive Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Certificates:
________________________________________________
2.	Name of Holder in Definitive Certificate (if different from name of Holder of Warrants in form of Global Certificates):
________________________________________________
3.	Number of Warrants in name of Holder in form of Global Certificates:
________________________________________________
4.	Number of Warrants for which Definitive Certificate shall be issued:
________________________________________________
5.	Number of Warrants in name of Holder in form of Global Certificates after issuance of Definitive Certificate, if any:
________________________________________________
6.	Definitive Certificate shall be delivered to the following address:
________________________________________________
________________________________________________
________________________________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Definitive Certificate, the Holder is deemed to have surrendered the number of Warrant Shares in the form of Global Certificates in the name of the Holder equal to the number of Warrant Shares evidenced by the Definitive Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

A-II-45

EXHIBIT A

[FORM OF GLOBAL WARRANT CERTIFICATE OF
WARRANT TO PURCHASE CLASS A SHARES]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

Certificate No.: [___]	CUSIP No.: [______]
Number of Warrants: [_____]	Issue Date: [_______]

CAZOO GROUP LTD
GLOBAL WARRANT CERTIFICATE
NOT EXERCISABLE AFTER [______], 2028

This certifies that CEDE & CO., or its registered assigns, is the registered owner of the number of Warrants set forth above (the “Warrants”). Each Warrant entitles its registered holder to purchase from CAZOO GROUP LTD, a Cayman Islands exempted company (the “Company”), at any time on or after the Exercisability Date (as defined in the Definitive Certificate (as defined below)) until 5:00 P.M. (New York City time) on the Termination Date (as defined in the Definitive Certificate), one Class A ordinary share, par value $0.20 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an initial exercise price of $[____] per share, subject to possible adjustments as provided in the Warrant Agency Agreement (as defined herein) and the Definitive Certificate in the form of Exhibit I attached to this Global Warrant Certificate (the “Definitive Certificate”).

The terms and conditions of the Warrants and the rights and obligations of the holder of this Global Warrant Certificate are set forth in the Definitive Certificate and the Warrant Agency Agreement, dated as of [_____________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), which Definitive Certificate and Warrant Agency Agreement are each hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agency Agreement is available for inspection during business hours at the office of the Warrant Agent. Defined terms used in this Global Warrant Certificate but not defined herein shall have the meanings given to them in the Definitive Certificate or Warrant Agency Agreement. In the event of any discrepancy or inconsistency between the terms and conditions of the Definitive Certificate and the Warrant Agency Agreement, the terms and conditions of the Definitive Certificate shall prevail, govern and control.

The Company and the Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Global Warrant Certificate entitles any holder hereof to any rights of a holder of Class A Shares.

This Global Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Global Warrant Certificate to be duly executed as of the date first written above.

CAZOO GROUP LTD
By:
Name:
Title:

Dated: [_____________], 2023

Countersigned:

EQUINITI TRUST COMPANY LLC as Warrant Agent
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Global Warrant Certificate]

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Exhibit I to Global Warrant Certificate

Definitive Certificate

(ATTACHED AS EXHIBIT B TO THIS WARRANT AGENCY AGREEMENT)

A-II-48

EXHIBIT B

FORM OF DEFINITIVE CERTIFICATE

TRANCHE 2 WARRANT

CAZOO GROUP LTD

Warrant Shares: [ ]	Issue Date: [ ], 2023

THIS TRANCHE 2 WARRANT (this “Warrant”) certifies that, for value received, [            ], or [his/her/its] assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Exercisability Date (as defined herein) and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the Issue Date (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day) but not thereafter, to subscribe for and purchase from Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), up to [_______________] (subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Class A ordinary shares, par value $0.20 per share (the “Class A Shares”). The purchase price of one Class A Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b) hereof and subject to adjustment pursuant hereto. This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company (“DTC”) or its nominee shall initially be the sole registered holder of this Warrant, subject to the Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, dated as of [__________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), in the form of the Definitive Certificate attached thereto as Exhibit B, in which case this sentence shall not apply.

Section 1.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Warrant Agency Agreement.

Section 2.    Exercise.

a.        Exercise of Warrant.

i.      Exercisability Date. This Warrant will become exercisable following the date on which the Company’s Equity Value (as defined herein) reaches $1.025 billion (the “Equity Hurdle”), as determined pursuant to Section 2(a)(ii) hereof. In addition, this Warrant will automatically become exercisable immediately upon the consummation of a Fundamental Transaction (as defined herein), if an Equity Hurdle has been achieved; provided that upon consummation of such Fundamental Transaction, this Warrant shall no longer be subject to any further adjustment provided in Section 3(h) and such Section 3(h) will cease to have any further effect on this Warrant. The Company shall, promptly following achievement of the Equity Hurdle or completion of a Fundamental Transaction, as applicable, and in any event no later than ten (10) Business Days following the event triggering exercisability, cause notice to be given to the Holder that this Warrant has become exercisable. In lieu of such notice, the Company may provide public notice regarding the exercisability of this Warrant by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release. The date of such Equity Hurdle being achieved or completion of such Fundamental Transaction causing this Warrant to become exercisable is the “Exercisability Date.”

ii.      Determination of Equity Value.

1.        For so long as the Company has a class of equity securities that is Publicly Traded (as defined herein), Equity Value shall be determined at any time as described in the definition of Equity Value.

2.        In the event the Company does not have a class of equity securities that is Publicly Traded, then for as long as this Warrant is outstanding (A) as of the last Business Day for each of the first three quarters in the Company’s fiscal year and no later than twenty (20) Business Days thereafter, the Company’s board of directors (the “Board”) shall determine in good faith the Equity Value and (B) as of the last Business Day of the Company’s fiscal year and no later than twenty (20) Business Days thereafter, an independent nationally-recognized investment bank or valuation firm (an “Appraiser”) engaged by the Board (at the Company’s expense) shall determine the Equity Value (any such determination of Equity Value, an “Equity Value Determination”).

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3.        In the event that the Company enters into any agreement for any Fundamental Transaction, then solely for purposes of determining whether this Warrant is exercisable in connection therewith, a determination of Equity Value shall be made by an Appraiser as of the date of consummation of such Fundamental Transaction with reference to the consideration payable thereunder to holders of the Class A Shares (on a per share basis); provided that no determination of Equity Value by an Appraiser shall be required in connection with such Fundamental Transaction if the Company is represented by an independent nationally-recognized investment bank or independent financial advisor, in which case the determination of Equity Value will be made in good faith by the Board.

iii.      The following terms have the meanings indicated below:

1.        “Equity Value” means the aggregate value of the Company’s issued and outstanding share capital as determined at any given point in time, taking into account the Valuation Principles (as defined herein) and without any other adjustments to such valuation; provided that if the Company’s Class A Shares (or any successor class of equity securities) are Publicly Traded, then the Equity Value will be determined solely by reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding any date of determination.

2.        “Valuation Principles” means that any determination of Equity Value at a time when the Company does not have a class of equity securities that is Publicly Traded will take into account the relevant facts and circumstances that exist as of the date of determination, including the valuation of companies with similar operating profiles and performance metrics, and without reference to any potential sale of the company as a whole or in part, or any premium thereon; provided that, any determination of Equity Value made in connection with a Fundamental Transaction will be made with reference to the consideration payable thereunder to holders of the Company’s Class A Shares (on a per share basis).

3.        “Publicly Traded” means the Class A Shares (or any successor class of equity securities) are then traded or quoted on a nationally-recognized securities exchange, inter-dealer quotation system or over-the-counter market.

iv.        Exercise Procedures. Subject to Section 2(e) hereof, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercisability Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Annex I (the “Notice of Exercise”), and, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise, delivery of the aggregate Exercise Price of the Warrant Shares specified in the applicable Notice of Exercise as specified in this Section 2(a). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, in each case, of immediately available funds (unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise). Except as otherwise expressly provided for herein (including in Section 4(a) hereof), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise as promptly as practicable after receipt thereof. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with

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the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to such holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

b.        Exercise Price.

i.        The initial exercise price per Class A Share under this Warrant shall be $[_____], subject to adjustment as provided herein (the “Exercise Price”).

c.        Cashless Exercise.

i.        Following the Exercisability Date, this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) =    the fair market value of a Class A Share (or any successor class of equity securities), determined (1) if the Class A Shares are Publicly Traded, with reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding the date of the Notice of Exercise, or (2) if the Class A Shares are not Publicly Traded, using the fair market value per Class A Share set forth in the most recent Equity Value Determination;

(B) =    the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =    the total number of Warrant Shares that the Holder has elected to exercise in the Notice of Exercise if such exercise were by means of a cash exercise rather than a cashless exercise.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable via a cashless exercise.

ii.        If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act and based on current interpretations of the U.S. Securities and Exchange Commission, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.

iii.        If (i) the Class A Shares are at the time of any exercise of this Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, or (ii) at the time of any exercise of this Warrant there is no effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the Warrants, the Company may, at its option, (1) require the Holder of this Warrant to exercise this Warrant on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described herein and (2) in the event the Company so elects, the Company shall use its commercially reasonable efforts to register or qualify for sale the Warrant Shares under applicable blue sky laws to the extent an exemption is not available.

iv.        Notwithstanding anything herein to the contrary, in no event shall more Warrant Shares than were issuable as of the date of issuance of this Warrant (as such number may be adjusted pursuant to the terms hereof) be issued if the cashless exercise mechanism pursuant to this Section 2(c) is elected by the Holder.

d.        Mechanics of Exercise.

i.        Delivery of Warrant Shares Upon Exercise. The Company shall issue the Warrant Shares to the Holder upon the valid exercise of this Warrant as set out herein and use its commercially reasonable efforts to cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (A) crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in such system and either (x) there is an effective registration statement registering the issuance of the Warrant Shares to the Holder or no such registration statement is required or (y) this Warrant is being cashless exercised, and (B) otherwise by the book-entry issuance of the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, registered in the Company’s share register in the name of the Holder or its designee, in each case as promptly as practicable after exercise.

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ii.        Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.        Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) hereof within ten (10) Business Days, then the Holder will have the right to rescind such exercise; provided that the Holder has not become entitled to receive any distribution pursuant to Section 5(a) hereof.

iv.        [Reserved]

v.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the next whole share.

vi.        Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Annex II duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to this Section 2(d)(vi). The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

Section 3.    Certain Adjustments.

a.        Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend on all of the outstanding Class A Shares payable in Class A Shares (which, for avoidance of doubt, shall not include any Class A Shares issued by the Company upon exercise of this Warrant or other warrants issued on or about the same date), (ii) subdivides all of the outstanding Class A Shares into a larger number of shares, (iii) combines (including by way of reverse share split or share consolidation) all of the outstanding Class A Shares into a smaller number of shares, or (iv) issues by reclassification of all of the outstanding Class A Shares into any other shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Class A Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Class A Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.        Subsequent Rights Offerings. If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Class A Shares (and not to the Holder) entitling them to subscribe for or purchase Class A Shares at a price per share less than the closing price on the record date mentioned below, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of Class A Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Class A Shares offered for subscription or purchase, and of which the numerator shall be the number of Class A Shares outstanding on

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the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants (unless for any reason such contemplated issuance of rights, options or warrants to all holders of Class A Shares is not consummated, in which case any related adjustment will be reversed).

c.        Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Class A Shares (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Class A Shares, other than (a) Ordinary Cash Dividends (as defined below) or (b) those made by the Company in connection with any distribution of its assets in connection with its liquidation or any insolvency proceeding, scheme of arrangement or similar transaction (any distribution other than as described in (a) and (b), an “Extraordinary Dividend”), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price determined as of the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Class A Shares, as determined by the Board in good faith. Such adjustment shall be made whenever any Extraordinary Dividend is made and shall become effective immediately after the record date mentioned above. For purposes of this Section 3(c), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed 15% of the Company’s most recent Equity Value Determination (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Class A Shares issuable on exercise of each Warrant).

d.        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets (taken on a consolidated basis) in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Shares or any compulsory share exchange pursuant to which the Class A Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Section 13(d) of the Exchange Act) of Persons whereby such other Person or group (as defined in Section 13(d) of the Exchange Act) acquires more than 50% of the outstanding Class A Shares (not including any Class A Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, in the case of any such transaction, proper provision shall be made so that, upon the basis and terms and in the manner provided in this Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such transaction (subject to terms hereof and the Termination Date), shall be entitled to receive (at the Holder’s option, upon cashless exercise or the payment of the applicable aggregate Exercise Price), in lieu of the Class A Shares issuable upon such exercise as of immediately prior to such consummation, the amount of securities, cash or other property to which the Holder would have been entitled as a holder of Class A Shares upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to future adjustments (subsequent to such consummation) pursuant to Sections 3(a), 3(b) and 3(c) hereof (applied after giving effect to any adjustments necessary to reflect such transaction as the Company’s board of directors (or successor thereto) determines in good faith are equitable under such circumstances). If following consummation of a Fundamental Transaction this Warrant

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is exercisable and the Holder is entitled to receive cash, securities, other property or some combination thereof as a result of such Fundamental Transaction with a fair market value that is greater than the Exercise Price, the Company shall net settle any such subsequent exercises by the Holder. If holders of Class A Shares are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) in accordance with the provisions of this Section 3(d) pursuant to written agreements and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Class A Shares acquirable and receivable upon exercise of this Warrant, and with an exercise price which applies the exercise price hereunder to such shares (but taking into account the relative value of the Class A Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the Warrant Agency Agreement (if applicable) referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything to the contrary in this Warrant, if upon a Fundamental Transaction this Warrant has not become exercisable it shall be automatically cancelled without further action required on the part of the Company; provided that the Company shall promptly give notice following such cancellation by issuing a press release.

e.        Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Class A Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Shares (excluding treasury shares, if any) issued and outstanding.

f.        Notice to Holder.

i.        Adjustment to Exercise Price or Warrant Shares. Whenever the Exercise Price or number of Warrant Shares is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver or, if applicable, cause the Warrant Agent to deliver, to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment, any adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

ii.        Notice to Allow Exercise by Holder. If (1) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Shares, (2) the Company shall declare a redemption of the Class A Shares, or (3) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution, or redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice (provided the date of such notice is after the Exercisability Date) to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

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g.        Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

h.        Further Adjustments Based on Equity Value.

i.        If at any time prior to the Termination Date, the Company’s Equity Value reaches $1.5 billion then the terms of this Warrant, only to the extent it is unexercised at that time, will be adjusted as follows:

1.        the number of Warrants Shares will be increased by an amount that is equal to the Holder’s pro rata share of [_______] Class A Shares, which pro rata share will be determined based on the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to an adjustment pursuant to this Section 3(h)(i) as a proportion of [_______] Class A Shares (such amount being the aggregate number of Class A Shares issuable upon exercise of all of the New Tranche 2 Warrants at the time of issuance); and

2.        the Exercise Price of this Warrant will be adjusted to equal $[_____] per share.

Section 4.    Transfer of Warrant.

a.        Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of the Warrant Agency Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b.        New Warrants. If this Warrant is not held in global form through DTC (or any successor depository), this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c.        Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.    Miscellaneous.

a.        No Rights as Shareholder Until Issuance; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the issuance of shares upon exercise hereof as set forth in Section 2(d)(i) hereof; provided, that a Holder who has validly exercised this Warrant (in whole or in part) shall be entitled to receive its proportionate share of any distribution to shareholders (as if the shares issuable upon exercise had been issued at the record date therefor) if the record date for such distribution is during the period from the date of exercise of the Warrant and issuance of such shares, and provided that such exercise has not been rescinded pursuant to Section 3(d)(iii) hereof.

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b.        Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

c.        Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d.        Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Class A Shares a sufficient number of Class A Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant, inclusive of the adjustment contemplated by Section 3(h) hereof. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e.        Jurisdiction. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and, by acceptance hereof, the Holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The Company and, by acceptance hereof, the Holder, hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(h) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company or the Holder, as applicable, in any action, proceeding or claim.

f.        Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws, and that the Company will have no obligation to issue any such Warrant Shares except in circumstances in which the issuance of such Warrant Shares are so registered or exempt from registration.

g.        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies of the other. Without limiting any other provision of this Warrant or the Warrant Agency Agreement, if either the Company or the Holder willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other, such defaulting party shall pay to the non-defaulting party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such non-defaulting party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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h.        Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 41 Chalton Street London NW1 1JD, United Kingdom, Attention: Head of Legal, email address: legal@cazoo.co.uk, or such other email address or address as the Company may specify for such purposes by notice to the Holders. The Company shall provide the Holder with prompt notice of all actions taken pursuant to this Warrant. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, and the Company is obligated to file reports with the SEC, the Company shall simultaneously file such notice with the SEC pursuant to a report on Form 6-K.

i.        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j.        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k.        Amendment. This Warrant may be modified or amended or the provisions hereof waived in accordance with Section 8(l) of the Warrant Agency Agreement.

l.        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m.        Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n.        Warrant Agency Agreement. If this Warrant is held in global form through DTC (or any successor depository), this Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant will govern and be controlling; provided, however, that the express terms of the Warrant Agency Agreement will control and supersede any provision in this Warrant concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.

(signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CAZOO GROUP LTD
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Definitive Warrant]

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ANNEX I

Notice of Exercise

To:          CAZOO GROUP LTD

41 Chalton Street
London NW1 1JD
United Kingdom
Attn: Head of Legal
legal@cazoo.co.uk

(1)         The undersigned hereby elects to purchase [        ] Class A Ordinary Shares of the Company pursuant to the terms of the attached Warrant (only required if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the respective meaning set forth in the Warrant.

(2)         Payment shall take the form of (check applicable box):

☐    in lawful money of the United States; or

☐    the cancellation of such number of Class A Ordinary Shares issuable upon exercise of the Warrant as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Class A Ordinary Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)         Please issue said Class A Ordinary Shares in the name of the undersigned or in such other name as is specified below:

_________________________________________________________________

The Class A Ordinary Shares shall be transmitted to the following DWAC Account Number:

_________________________________________________________________

_________________________________________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________________

Signature of Authorized Signatory of Investing Entity: ________________________________________

Name of Authorized Signatory: __________________________________________________________

Title of Authorized Signatory: ___________________________________________________________

Date: _______________________________________________________________________________

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ANNEX II

Assignment Form

To assign the foregoing Warrant, execute this form and supply the required information. Do not use this form to purchase shares.

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:	___________________________________________________
(Please Print)
Address:	___________________________________________________
___________________________________________________
___________________________________________________
Phone Number:	___________________________________________________
Email Address:	___________________________________________________
Dated:	_______________ ___, ______
Holder’s Signature:	___________________________________________________
Holder’s Address:	___________________________________________________
___________________________________________________
___________________________________________________

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

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FORM OF WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of [_____________], 2023 (this “Agreement”), by and between Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability company (“Equiniti” or the “Warrant Agent”).

WHEREAS, in connection with the distribution on the date hereof by the Company of its Tranche 3 Warrants to purchase up to [______________] of the Company’s Class A ordinary shares (the “Class A Shares”) (the “Warrants” or the “New Tranche 3 Warrants”), subject to adjustment as provided herein, the Company desires to issue the Warrants in book-entry form entitling the respective holders of the Warrants upon the terms and subject to the conditions set forth in this Agreement and in the Warrant Certificates (as defined herein) attached hereto;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (File No. 333-274807) (as the same may be amended or supplemented from time to time, the “Registration Statement”) for the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of the Warrants and the Class A Shares issuable upon exercise of the Warrants, and the Registration Statement was declared effective by the SEC on [______________], 2023;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Agreement in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined herein); and

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they will be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants, as applicable.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.    Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Close of Business” on any given date means 5:00 p.m., prevailing Eastern time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., prevailing Eastern time, on the next succeeding Business Day.

“Person” means an individual, corporation, exempted company association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Class A Shares as in effect on the date of delivery of the Notice of Exercise.

“Trading Day” means any day on which the Class A Shares is traded on the Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Class A Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Shares is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Shares for such date (or the nearest preceding date) on the Trading Market on which the Class A Shares is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A

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Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Shares is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Shares are then reported in the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Shares so reported, or (d) in all other cases, the fair market value of a Class A Share as set forth in the most recent Equity Value Determination as defined in the Definitive Certificate (as defined herein).

“Warrant Shares” means the Class A Shares issuable upon exercise of the Warrants.

Section 2.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions of this Agreement (and no implied terms or conditions).

Section 3.    Form of Warrants.

a.        Global Certificate. The Warrants will be registered securities in book-entry form and will initially be evidenced by a global certificate in the form of Exhibit A (the “Global Certificate”) attached to this Agreement, which shall be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company shall instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Company shall instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the Global Certificate, and the Company shall instruct the Warrant Agent to deliver to DTC separate certificates in the form attached hereto as Exhibit B evidencing the Warrants (each a “Definitive Certificate” and, together with the Global Certificate, the “Warrant Certificates”) registered as requested through the DTC system. The Definitive Certificates, together with the form of election to purchase Class A Shares (the “Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be substantially in the form of Exhibit B attached hereto.

b.        Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants, which Warrant Register will be maintained in the United States.

c.        Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Certificates and deliver the Warrants in the DTC book-entry settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”). If the Company so elects, a Holder will be permitted to elect at any time or from time to time a Warrant Exchange (as defined herein) pursuant to a Warrant Certificate Request Notice (as defined herein). If the Company has so elected, then upon written notice by a Holder to the Warrant Agent and the Company for the exchange of some or all of such Holder’s Warrants held in book-entry form for a Definitive Certificate evidencing the same number of Warrant Shares, which request shall be in the form attached hereto as Annex A (such notice, the “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the actual surrender upon delivery by the Holder of a number of Warrants in the DTC book-entry settlement system for the same number of Warrants evidenced by a Definitive Certificate, a “Warrant Exchange”), the Warrant Agent shall, as promptly as practicable, effect the Warrant Exchange and shall promptly issue and deliver (or cause to be delivered) to the Holder a Definitive Certificate for such number of Warrant Shares in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate will be dated the original issue date of the Warrants, will be executed manually or by facsimile or electronic signature by an authorized signatory of the Company and will be in the form attached hereto as Exhibit B. In no event shall the Warrant Agent be liable for the Company’s failure to deliver the Warrant Certificate. The Company agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Definitive Certificate and the terms of this Agreement. A party requesting a Warrant Exchange must provide to the Warrant Agent any evidence of authority that may reasonably be required by the Warrant Agent or the Company.

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d.        Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent shall deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (each a “Holder” and, collectively, the “Holders,” which terms include a given Holder’s transferees, successors and assigns and, if the Warrants are held in “street name,” the applicable Participant) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Certificate shall be exercised by the Holder or a Participant through the DTC system, except to the extent set forth herein or in the Global Certificate.

e.        Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile or electronic signature. The Warrant Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any other person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an Authorized Officer.

f.        Registration of Transfer. Subject to the provisions of the Warrants, at any time prior to Close of Business on the Termination Date (as defined herein), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged together with any required form of assignment and certificate duly executed and properly completed by such Holder at the office or offices of the Warrant Agent designated for such purpose and, in the case of registration of transfer, shall provide a signature guarantee (a “Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and such other documentation as the Warrant Agent may reasonably request. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

g.        Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount satisfactory to the Warrant Agent, and satisfaction of any other reasonable requirements, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of

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lost Warrant Certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

h.        Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Agreement or the Warrants; provided, however, that at all times that Warrants are evidenced by a Global Certificate, exercise of those Warrants shall be effected on their behalf by Participants through DTC in accordance with the procedures administered by DTC.

Section 4.    Terms and Exercise of Warrants.

a.        Initial Exercise Price. Each Warrant will entitle the Holder thereof, subject to the provisions of the applicable Warrant Certificate and of this Agreement, to purchase from the Company the number of Class A Shares, stated therein or recorded as a book-entry position in the Warrant Register, at the initial exercise price of $[______] per whole share, subject to the subsequent adjustments provided by Section 5 hereof and Section 3 of the Definitive Certificate. The term “Exercise Price” as used in this Agreement refers to the price per share at which Class A Shares may be purchased at the time a Warrant is exercised.

b.        Exercisability and Duration of Warrants. The Warrants have a five-year term that commences on the date of this Agreement (the “Issue Date”) and ends at the Close of Business on the five year anniversary of the date of issuance (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day). Each Warrant not exercised before the Close of Business on the Termination Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the Close of Business on the Termination Date. The Warrants will become exercisable as and to the extent provided in the Definitive Certificate.

c.        Notice of Exercisability. The Company shall promptly provide notice to the Warrant Agent of the Exercisability Date (as defined in the Definitive Certificate), and shall further cause related notice to be given to the Holders of the Exercisability Date as and to the extent provided in the Definitive Certificate.

d.        Exercise of Warrants.

i.     Exercise and Payment.

1.        Exercise Procedures. Subject to the provisions of this Agreement and the Warrant Certificates, a Holder of a Definitive Certificate may exercise Warrants evidenced by such Definitive Certificate by delivering to the Warrant Agent a duly executed Notice of Exercise in the form annexed to the Warrant Certificate, in accordance with the procedures of the Warrant Agent and DTC as they may be in effect from time to time. Notwithstanding any other provision in this Agreement, a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

2.        Deemed Exercise for Purposes of Regulation SHO. The Company hereby acknowledges and agrees that, with respect to a Holder whose interest in a Warrant is a beneficial interest in a Global Certificate held in book-entry form through DTC (or another established clearing corporation performing similar functions), upon delivery of irrevocable instructions to such Holder’s Participant to exercise such Warrants, solely for purposes of Regulation SHO, such Holder shall be deemed to have exercised such Warrants.

3.        Payment of Exercise Price. Any Holder exercising a Warrant shall deliver payment of the Exercise Price pursuant to Sections 2(a) and 2(b) of the Definitive Certificate (other than in the case of cashless exercises pursuant to Section 2(c) of the Definitive Certificate) to the Warrant Agent. The Warrant Agent shall forward funds received for Warrant exercises as soon as practicable, but in no event later than the fifth (5th) Business Day of the following month after such funds are received by the Warrant Agent, by wire transfer to an account designated by the Company.

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4.        Funds Held by Warrant Agent. The Warrant Agent may deposit any funds received by it in connection with this Agreement (the “Warrant Funds”) in one or more accounts maintained by the Warrant Agent in its name as agent for Company with a bank, trust company, or other financial institution (including without limitation, its affiliate American Stock Transfer & Trust Company, LLC, a New York limited liability trust company). The Warrant Funds shall not be used for any purpose except in accordance with the applicable provisions hereof. The Warrant Agent shall not be obligated to pay interest, dividends or earnings to the Company or any other party. If either the Notice of Exercise or the Exercise Price relating to an exercise are received or deemed to be received after the Termination Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent or the Company (as applicable) will be returned to the Holder or Participant, as the case may be, as soon as practicable.

ii.   Termination; Cost Basis. The Warrants will cease to be exercisable and will terminate and become void and callable as set forth in the applicable Warrant Certificate. The Company hereby instructs the Warrant Agent to record cost basis for newly issued Warrant Shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

iii.  Issuance of Warrant Shares.

1.    The Warrant Agent shall, as promptly as practicable (but in no event later than the Close of Business on the Trading Day following the date of exercise of any Warrant), advise the Company (to the extent known to the Warrant Agent) and the transfer agent and registrar for the Company’s Class A Shares, which on the date hereof is Equiniti (the “Transfer Agent”), in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise, and (iii) such other information as the Company or the Transfer Agent shall reasonably request.

2.    Upon the Warrant Agent’s receipt, at or prior to the Close of Business on the Termination Date set forth in a Warrant Certificate, of the executed Notice of Exercise, accompanied by payment of the Exercise Price pursuant to Sections 2(a) and 2(b) (other than in the case of cashless exercise pursuant to Section 2(c) of the Definitive Certificate), the Warrant Shares underlying such Warrant shall be issued by the Company and the Warrant Agent shall cause such Warrant Shares to be registered by the Transfer Agent to or upon the order of the Holder of such Warrant, in such name or names as may be designated by such Holder, as provided in the Definitive Certificate, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company by such date (such date, the “Warrant Share Delivery Date”), as and to the extent provided in the Definitive Certificate.

iv.   Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

v.    No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the nearest whole share.

vi.   Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, the Warrant when surrendered for exercise shall be accompanied by the Assignment Form, attached as Annex II to the Definitive Certificate, properly completed and duly executed by the Holder and accompanied by a Signature Guarantee and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary and reasonable information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably

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requested pursuant to Section 2(d)(vi) of the Definitive Certificate. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the date of exercise of any Warrant solely to the extent provided in Section 5(a) of the Definitive Certificate.

viii.    Cashless exercise. Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with such cashless exercise. The Company shall promptly calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant Shares issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Agreement.

ix.   Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

Section 5.    Adjustments. The Exercise Price, the number of Warrant Shares issuable upon exercise and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the Definitive Certificate. The Company hereby agrees that it will provide the Warrant Agent with reasonable notice of any such adjustments. The Warrant Agent shall have no obligation under any Section of this Agreement to determine whether an event resulting in any such adjustment has occurred or to calculate any of the adjustments set forth herein. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Definitive Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of Warrant Shares, purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein and in the Definitive Certificate. Whenever the Exercise Price or the number of Warrant Shares issuable upon the exercise of each Warrant is adjusted, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with the Transfer Agent a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant. If the Company requests the Warrant Agent to send such notices, it shall provide the Warrant Agent with a draft notice to be used for this purpose. The Warrant Agent shall be entitled to rely conclusively on, and shall be fully protected in relying on, any certificate, notice or instructions provided by the Company with respect to any adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, or any related matter, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with any such certificate, notice or instructions or pursuant to this Agreement. The Warrant Agent shall not be deemed to have knowledge of any such adjustment unless and until it shall have received written notice thereof from the Company.

Section 6.    Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Company shall not issue fractions of Warrants or distribute a Global Certificate or Warrant Certificates that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall be made in accordance with Section 4(d)(v) of this Agreement. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant. The Company shall not issue fractions of Class A Shares upon exercise of Warrants or distribute share certificates that evidence fractional Class A Shares. Whenever any fraction of a share of Class A Shares would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the Definitive Certificate.

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Section 7.    Other Provisions Relating to the Rights of Holders of Warrants.

a.        No Rights as a Shareholder. Except as otherwise specifically provided herein and in accordance with the Warrant Certificates, a Holder, solely in his, her or its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of share, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

b.        Reservation of Class A Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Shares pursuant to this Agreement and Section 5(d) of the Definitive Certificate.

Section 8.    Concerning the Warrant Agent and Other Matters.

a.        Instructions. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8.

b.        Fees and Expenses.

i.     Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Agreement, including, without limitation, the reasonable and documented fees and expenses of the Warrant Agent’s counsel but excluding, in each case, any recoverable value added or similar tax. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems.

ii.   All amounts owed by the Company to the Warrant Agent under this Agreement are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Company agrees to reimburse the Warrant Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments.

iii.  No provision of this Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

c.        Scope of Obligations. As agent for the Company hereunder the Warrant Agent: (i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (iii) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (iv) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties; (v) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (vi) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (vii) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions

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in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (viii) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (ix) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Agreement; (x) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (xi) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

d.        Liability and Disputes.

i.     In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control or that could not have been prevented even with the exercise of reasonable care, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

ii.   In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

e.        Indemnification. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

f.        Termination. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days after the earlier of the Termination Date and the date on which no Warrants remain outstanding (the “Agreement Termination Date”). On the Business Day following the Termination Date, the Warrant Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Agreement. The Warrant Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Agreement.

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g.        Severability. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties to it to the full extent permitted by applicable law.

h.        Representations and Warranties of the Company. The Company represents and warrants that: (i) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (ii) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (iv) the Warrants will comply in all material respects with all applicable requirements of law; and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

i.        Inconsistencies. In the event of inconsistency between this Agreement and the descriptions in a Registration Statement, as either may from time to time be amended, the terms of this Agreement will control. In the event of inconsistency between this Agreement and terms set forth in a Warrant Certificate, the terms of the Warrant Certificate shall control.

j.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

k.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by the Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Warrant Agent or the Company shall not be deemed to constitute an assignment of this Agreement.

l.        Amendment. The Company and the Warrant Agent may from time to time supplement or amend this Agreement and all Warrants issuable hereunder without the approval of any Holders in order to: (i) add to the covenants and agreements of the Company for the benefit of the Holders or to surrender any rights or power reserved to or conferred upon the Company in this Agreement; or (ii) to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable; provided that such addition or surrender or such change shall not adversely affect the interests of the Holders in any material respect. In addition to the foregoing, with the consent of Holders entitled, upon exercise thereof, to receive not less than a majority of the Warrant Shares issuable pursuant to the Warrant Certificates then outstanding and this Agreement, the Company and the Warrant Agent may modify this Agreement and all Warrants issuable hereunder for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders; provided, however, that no modification of the terms upon which the Warrants are exercisable (including, but not limited to, the provisions set forth in Section 3 of the Definitive Certificate, increasing the Exercise Price or decreasing the number of Warrant Shares issuable upon exercise of the Warrants (except to the extent permitted by Section 3 of the Definitive Certificate), bringing forward the Termination Date (except as expressly provided in the last sentence of Section 3(d) of the Definitive Certificate) or revising the definitions of “Equity Value” and “Equity Hurdle”) or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant affected thereby. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 8(l). Notwithstanding anything in this Agreement to the contrary, the Warrant

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Agent shall not be required to execute any amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent. Upon execution and delivery of any supplement or amendment pursuant to this Section 8(l), such amendment will be considered a part of this Agreement for all purposes and every Holder, including Holders of a Definitive Certificate theretofore or thereafter countersigned and delivered hereunder, shall be bound thereby.

m.        Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may, pursuant to the terms of this Agreement and the Warrant Certificates, require the Holders to pay any transfer taxes in respect of the Warrants or such Warrant Shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

n.        Resignation of Warrant Agent.

i.        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company and the Holders of the Warrants, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent and the Holders of the Warrants, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

ii.        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent not later than the effective date of any such appointment.

iii.        Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Agreement, without any further act or deed. For purposes of this Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

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Section 9.    Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant Certificate to or on the Company, (ii) subject to the provisions of Section 8(n) hereof, by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given (a) on the date delivered, if delivered personally, (b) when deposited with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) when mailed with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) at or prior to 5:30 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (with confirmation) or email attachment (other than to the Warrant Agent) on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a.        If to the Company, to:

Cazoo Group Ltd
41 Chalton Street
London NW1 1JD
United Kingdom
Attention: Head of Legal
E-mail: legal@cazoo.co.uk

with a copy to (which copy shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue; 31st Floor
New York, NY 10022
Attention: Valerie Ford Jacob
E-mail: valerie.jacob@freshfields.com

b.        If to the Warrant Agent, to:

Equiniti Trust Company, LLC
48 Wall Street — 23rd Floor
New York, NY 10005
Attention: Corporate Actions — Warrants
E-mail: ReorgWarrants@equiniti.com

c.        If to the Holder of any Warrant Certificate, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant Certificate may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder of any Warrant Certificate, such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the procedures of DTC or its designee.

Section 10.    Financial Statements and Other Information.

a.        So long as any Warrants are outstanding, the Company shall furnish to the Warrant Agent (and the Warrant Agent shall furnish such to a Holder upon reasonable request by such Holder):

i.        within 120 days following the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2023), audited consolidated balance sheets of the Company as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Company for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

ii.        within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Company (beginning with the fiscal quarter ended March 31, 2024), management accounts in respect of such quarter; and

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iii.        promptly after the occurrence of any material acquisition, disposition or restructuring of the Company and its subsidiaries, taken as a whole, or any changes of the chief executive officer or chief financial officer of the Company or change in auditors of the Company or any other material event that the Company announces publicly, a report containing a description of such event;

provided, however, that the reports set forth in clauses (i), (ii) and (iii) above will not be required to (i) contain any reconciliation to U.S. generally accepted accounting principles or IFRS or (ii) include separate financial statements for any of the Company’s subsidiaries.

b.        All financial statements shall be prepared in accordance with IFRS (or, at the Company’s election, US GAAP).

c.        For so long as the equity securities of the Company or any holding company thereof are listed on the New York Stock Exchange, Nasdaq or another Trading Market, and the Company or such holding company is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such exchange, or for so long as the Company or any such holding company is otherwise subject to the reporting requirements of the SEC, then, for so long as it elects, the Company will make available to the Warrant Agent such annual reports, information, documents and other reports that the Company is required to file pursuant to such admission and disclosure standards or SEC filing requirements. Upon complying with the foregoing requirements, the Company will be deemed to have complied with the provisions contained in this covenant. Notwithstanding the foregoing, the Issuer will be deemed to have provided such information to the Warrant Agent, the Holders and beneficial owners of the Warrants and to have complied with the requirements of this covenant if such information referenced above in clauses (i), (ii) and (iii) above has been posted on the Company’s website or filed on EDGAR with the SEC.

d.        The Company may comply with any requirement to provide reports or financial statements under this covenant by providing any report or financial statements of a direct or indirect holding company so long as such reports (if an annual, half yearly or quarterly report) (i) meet the requirements (including as to content and time of delivery) of this covenant as if references to the Company therein were references to such holding company and (ii) explains in reasonable detail the differences between the information relating to such holding company, on the one hand, and the information to the Company its subsidiaries on a stand alone basis, on the other hand. Upon complying with the foregoing requirement, the Company will be deemed to have complied with the provisions contained in this covenant.

e.        The delivery of any reports, information and documents to the Warrant Agent is for informational purposes only and the Warrant Agent’s receipt of such reports, information or documents shall not constitute actual or constructive knowledge or notice of any information contained therein or determined therefrom, including the Company’s compliance with any of its covenants or obligations hereunder. The Warrant Agent is under no duty to examine such reports, information or documents to ensure compliance with this Section 10 or to ascertain the correctness or otherwise of the information or statements contained therein. The Warrant Agent is entitled to assume such compliance and correctness unless a responsible officer of the Warrant Agent is informed in writing otherwise. The Warrant Agent shall have no responsibility for the filing, timeliness or content of any such reports, information or documents, and the Warrant Agent shall have no duty to participate in or monitor any conference calls or EDGAR or any other website maintained by the Company.

Section 11.    Miscellaneous Provisions.

a.        Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

b.        Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

c.        Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the compensation

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for services performed hereunder shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

d.        Further Assurances. The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by any party of the provisions of this Agreement.

e.        Counterparts. This Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

f.        Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and will not affect the interpretation thereof.

(signature page follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CAZOO GROUP LTD
By:
Name:
Title:
EQUINITI TRUST COMPANY LLC, as Warrant Agent
By:
Name:
Title:

[Signature Page to the Cazoo Group Ltd Warrant Agency Agreement]

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ANNEX A

FORM OF WARRANT CERTIFICATE REQUEST NOTICE

WARRANT CERTIFICATE REQUEST NOTICE

To:         Equiniti Trust Company LLC., as Warrant Agent for Cazoo Group Ltd (the “Company”)

The undersigned Holder of Warrants to purchase Class A Shares (“Warrants”) in the form of Global Certificates issued by the Company hereby elects to receive a Definitive Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Certificates:
________________________________________________
2.	Name of Holder in Definitive Certificate (if different from name of Holder of Warrants in form of Global Certificates):
________________________________________________
3.	Number of Warrants in name of Holder in form of Global Certificates:
________________________________________________
4.	Number of Warrants for which Definitive Certificate shall be issued:
________________________________________________
5.	Number of Warrants in name of Holder in form of Global Certificates after issuance of Definitive Certificate, if any:
________________________________________________
6.	Definitive Certificate shall be delivered to the following address:
________________________________________________
________________________________________________
________________________________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Definitive Certificate, the Holder is deemed to have surrendered the number of Warrant Shares in the form of Global Certificates in the name of the Holder equal to the number of Warrant Shares evidenced by the Definitive Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

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EXHIBIT A

[FORM OF GLOBAL WARRANT CERTIFICATE OF
WARRANT TO PURCHASE CLASS A SHARES]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

Certificate No.: [___]	CUSIP No.: [______]
Number of Warrants: [_____]	Issue Date: [_______]

CAZOO GROUP LTD
GLOBAL WARRANT CERTIFICATE
NOT EXERCISABLE AFTER [______], 2028

This certifies that CEDE & CO., or its registered assigns, is the registered owner of the number of Warrants set forth above (the “Warrants”). Each Warrant entitles its registered holder to purchase from CAZOO GROUP LTD, a Cayman Islands exempted company (the “Company”), at any time on or after the Exercisability Date (as defined in the Definitive Certificate (as defined below)) until 5:00 P.M. (New York City time) on the Termination Date (as defined in the Definitive Certificate), one Class A ordinary share, par value $0.20 per share, of the Company (each, a “Warrant Share” and collectively, the “Warrant Shares”), at an initial exercise price of $[____] per share, subject to possible adjustments as provided in the Warrant Agency Agreement (as defined herein) and the Definitive Certificate in the form of Exhibit I attached to this Global Warrant Certificate (the “Definitive Certificate”).

The terms and conditions of the Warrants and the rights and obligations of the holder of this Global Warrant Certificate are set forth in the Definitive Certificate and the Warrant Agency Agreement, dated as of [_____________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), which Definitive Certificate and Warrant Agency Agreement are each hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agency Agreement is available for inspection during business hours at the office of the Warrant Agent. Defined terms used in this Global Warrant Certificate but not defined herein shall have the meanings given to them in the Definitive Certificate or Warrant Agency Agreement. In the event of any discrepancy or inconsistency between the terms and conditions of the Definitive Certificate and the Warrant Agency Agreement, the terms and conditions of the Definitive Certificate shall prevail, govern and control.

The Company and the Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Global Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Global Warrant Certificate entitles any holder hereof to any rights of a holder of Class A Shares.

This Global Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Global Warrant Certificate to be duly executed as of the date first written above.

CAZOO GROUP LTD
By:
Name:
Title:

Dated: [_____________], 2023

Countersigned:

EQUINITI TRUST COMPANY LLC as Warrant Agent
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Global Warrant Certificate]

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Exhibit I to Global Warrant Certificate

Definitive Certificate

(ATTACHED AS EXHIBIT B TO THIS WARRANT AGENCY AGREEMENT)

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EXHIBIT B

FORM OF DEFINITIVE CERTIFICATE

TRANCHE 3 WARRANT

CAZOO GROUP LTD

Warrant Shares: [ ]	Issue Date: [ ], 2023

THIS TRANCHE 3 WARRANT (this “Warrant”) certifies that, for value received, [            ], or [his/her/its] assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Exercisability Date (as defined herein) and on or prior to 5:00 p.m. (New York City time) on the five-year anniversary of the Issue Date (the “Termination Date”; provided that, if the Termination Date is not a Business Day, then the Termination Date will be the next succeeding Business Day) but not thereafter, to subscribe for and purchase from Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), up to [_______________] (subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Class A ordinary shares, par value $0.20 per share (the “Class A Shares”). The purchase price of one Class A Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b) hereof and subject to adjustment pursuant hereto. This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company (“DTC”) or its nominee shall initially be the sole registered holder of this Warrant, subject to the Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, dated as of [__________], 2023 (the “Warrant Agency Agreement”), by and among the Company and Equiniti Trust Company LLC (the “Warrant Agent”), in the form of the Definitive Certificate attached thereto as Exhibit B, in which case this sentence shall not apply.

Section 1.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Warrant Agency Agreement.

Section 2.    Exercise.

a.        Exercise of Warrant.

i.      Exercisability Date. This Warrant will become exercisable following the date on which the Company’s Equity Value (as defined herein) reaches $1.5 billion (the “Equity Hurdle”), as determined pursuant to Section 2(a)(ii) hereof. In addition, this Warrant will automatically become exercisable immediately upon the consummation of a Fundamental Transaction (as defined herein), if an Equity Hurdle has been achieved. The Company shall, promptly following achievement of the Equity Hurdle or completion of a Fundamental Transaction, as applicable, and in any event no later than ten (10) Business Days following the event triggering exercisability, cause notice to be given to the Holder that this Warrant has become exercisable. In lieu of such notice, the Company may provide public notice regarding the exercisability of this Warrant by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release. The date of such Equity Hurdle being achieved or completion of such Fundamental Transaction causing this Warrant to become exercisable is the “Exercisability Date.”

ii.      Determination of Equity Value.

1.        For so long as the Company has a class of equity securities that is Publicly Traded (as defined herein), Equity Value shall be determined at any time as described in the definition of Equity Value.

2.        In the event the Company does not have a class of equity securities that is Publicly Traded, then for as long as this Warrant is outstanding (A) as of the last Business Day for each of the first three quarters in the Company’s fiscal year and no later than twenty (20) Business Days thereafter, the Company’s board of directors (the “Board”) shall determine in good faith the Equity Value and (B) as of the last Business Day of the Company’s fiscal year and no later than twenty (20) Business Days thereafter, an independent nationally-recognized investment bank or valuation firm (an “Appraiser”) engaged by the Board (at the Company’s expense) shall determine the Equity Value (any such determination of Equity Value, an “Equity Value Determination”).

3.        In the event that the Company enters into any agreement for any Fundamental Transaction, then solely for purposes of determining whether this Warrant is exercisable in connection therewith, a determination of Equity Value shall be made by an Appraiser as of the date of consummation of such Fundamental Transaction with

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reference to the consideration payable thereunder to holders of the Class A Shares (on a per share basis); provided that no determination of Equity Value by an Appraiser shall be required in connection with such Fundamental Transaction if the Company is represented by an independent nationally-recognized investment bank or independent financial advisor, in which case the determination of Equity Value will be made in good faith by the Board.

iii.      The following terms have the meanings indicated below:

1.        “Equity Value” means the aggregate value of the Company’s issued and outstanding share capital as determined at any given point in time, taking into account the Valuation Principles (as defined herein) and without any other adjustments to such valuation; provided that if the Company’s Class A Shares (or any successor class of equity securities) are Publicly Traded, then the Equity Value will be determined solely by reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding any date of determination.

2.        “Valuation Principles” means that any determination of Equity Value at a time when the Company does not have a class of equity securities that is Publicly Traded will take into account the relevant facts and circumstances that exist as of the date of determination, including the valuation of companies with similar operating profiles and performance metrics, and without reference to any potential sale of the company as a whole or in part, or any premium thereon; provided that, any determination of Equity Value made in connection with a Fundamental Transaction will be made with reference to the consideration payable thereunder to holders of the Company’s Class A Shares (on a per share basis).

3.        “Publicly Traded” means the Class A Shares (or any successor class of equity securities) are then traded or quoted on a nationally-recognized securities exchange, inter-dealer quotation system or over-the-counter market.

iv.        Exercise Procedures. Subject to Section 2(e) hereof, exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercisability Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Annex I (the “Notice of Exercise”), and, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise, delivery of the aggregate Exercise Price of the Warrant Shares specified in the applicable Notice of Exercise as specified in this Section 2(a). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, in each case, of immediately available funds (unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise). Except as otherwise expressly provided for herein (including in Section 4(a) hereof), the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise as promptly as practicable after receipt thereof. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. Notwithstanding the foregoing in this Section 2(a), a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises made pursuant to this Section 2(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to such holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agency Agreement, in which case this sentence shall not apply.

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b.        Exercise Price.

i.        The initial exercise price per Class A Share under this Warrant shall be $[_____], subject to adjustment as provided herein (the “Exercise Price”).

c.        Cashless Exercise.

i.        Following the Exercisability Date, this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) =    the fair market value of a Class A Share (or any successor class of equity securities), determined (1) if the Class A Shares are Publicly Traded, with reference to the average closing price or average last sale price of the Class A Shares (or, in the absence of a closing or last sale price for a given Trading Day, the average of the best bid and ask prices for that Trading Day) over the twenty (20) consecutive Trading Days immediately preceding the date of the Notice of Exercise, or (2) if the Class A Shares are not Publicly Traded, using the fair market value per Class A Share set forth in the most recent Equity Value Determination;

(B) =    the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =    the total number of Warrant Shares that the Holder has elected to exercise in the Notice of Exercise if such exercise were by means of a cash exercise rather than a cashless exercise.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable via a cashless exercise.

ii.        If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act and based on current interpretations of the U.S. Securities and Exchange Commission, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.

iii.        If (i) the Class A Shares are at the time of any exercise of this Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, or (ii) at the time of any exercise of this Warrant there is no effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the Warrants, the Company may, at its option, (1) require the Holder of this Warrant to exercise this Warrant on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described herein and (2) in the event the Company so elects, the Company shall use its commercially reasonable efforts to register or qualify for sale the Warrant Shares under applicable blue sky laws to the extent an exemption is not available.

iv.        Notwithstanding anything herein to the contrary, in no event shall more Warrant Shares than were issuable as of the date of issuance of this Warrant (as such number may be adjusted pursuant to the terms hereof) be issued if the cashless exercise mechanism pursuant to this Section 2(c) is elected by the Holder.

d.        Mechanics of Exercise.

i.        Delivery of Warrant Shares Upon Exercise. The Company shall issue the Warrant Shares to the Holder upon the valid exercise of this Warrant as set out herein and use its commercially reasonable efforts to cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by (A) crediting the account of the Holder’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in such system and either (x) there is an effective registration statement registering the issuance of the Warrant Shares to the Holder or no such registration statement is required or (y) this Warrant is being cashless exercised, and (B) otherwise by the book-entry issuance of the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, registered in the Company’s share register in the name of the Holder or its designee, in each case as promptly as practicable after exercise.

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ii.        Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.        Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) hereof within ten (10) Business Days, then the Holder will have the right to rescind such exercise; provided that the Holder has not become entitled to receive any distribution pursuant to Section 5(a) hereof.

iv.        [Reserved]

v.        No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the next whole share.

vi.        Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Annex II duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall use its best efforts to pay, or procure payment of issue or stamp taxes levied in connection with the issuance of the Warrant or Warrant Shares to the Holder (the “Relevant Taxes”). The Holder agrees to cooperate with the Company and provide all necessary information and documentation to the Company in a timely manner (and in any event within ten (10) Business Days of request) to enable the Company to procure payment of any Relevant Taxes and facilitate the making of any necessary filings in respect of Relevant Taxes required to be made within applicable time limits. The Company shall not be liable for any Relevant Taxes or any penalty, fine, surcharge, interest, charge, cost or other similar imposition arising in respect of Relevant Taxes to the extent that such amount arises or is increased as a result of any failure by a Holder to timely provide the Company with any information or documentation reasonably requested pursuant to this Section 2(d)(vi). The Company shall pay all Transfer Agent fees required for processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

Section 3.    Certain Adjustments.

a.        Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend on all of the outstanding Class A Shares payable in Class A Shares (which, for avoidance of doubt, shall not include any Class A Shares issued by the Company upon exercise of this Warrant or other warrants issued on or about the same date), (ii) subdivides all of the outstanding Class A Shares into a larger number of shares, (iii) combines (including by way of reverse share split or share consolidation) all of the outstanding Class A Shares into a smaller number of shares, or (iv) issues by reclassification of all of the outstanding Class A Shares into any other shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Class A Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Class A Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b.        Subsequent Rights Offerings. If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Class A Shares (and not to the Holder) entitling them to subscribe for or purchase Class A Shares at a price per share less than the closing price on the record date mentioned below, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of Class A Shares outstanding on the date of issuance of such rights, options or warrants plus the number of additional Class A Shares offered for subscription or purchase, and of which the numerator shall be the number of Class A Shares outstanding on

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the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants (unless for any reason such contemplated issuance of rights, options or warrants to all holders of Class A Shares is not consummated, in which case any related adjustment will be reversed).

c.        Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Class A Shares (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Class A Shares, other than (a) Ordinary Cash Dividends (as defined below) or (b) those made by the Company in connection with any distribution of its assets in connection with its liquidation or any insolvency proceeding, scheme of arrangement or similar transaction (any distribution other than as described in (a) and (b), an “Extraordinary Dividend”), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price determined as of the record date mentioned above, and of which the numerator shall be such closing price on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Class A Shares, as determined by the Board in good faith. Such adjustment shall be made whenever any Extraordinary Dividend is made and shall become effective immediately after the record date mentioned above. For purposes of this Section 3(c), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed 15% of the Company’s most recent Equity Value Determination (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Class A Shares issuable on exercise of each Warrant).

d.        Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s assets (taken on a consolidated basis) in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Shares or any compulsory share exchange pursuant to which the Class A Shares is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Section 13(d) of the Exchange Act) of Persons whereby such other Person or group (as defined in Section 13(d) of the Exchange Act) acquires more than 50% of the outstanding Class A Shares (not including any Class A Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, in the case of any such transaction, proper provision shall be made so that, upon the basis and terms and in the manner provided in this Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such transaction (subject to terms hereof and the Termination Date), shall be entitled to receive (at the Holder’s option, upon cashless exercise or the payment of the applicable aggregate Exercise Price), in lieu of the Class A Shares issuable upon such exercise as of immediately prior to such consummation, the amount of securities, cash or other property to which the Holder would have been entitled as a holder of Class A Shares upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to future adjustments (subsequent to such consummation) pursuant to Sections 3(a), 3(b) and 3(c) hereof (applied after giving effect to any adjustments necessary to reflect such transaction as the Company’s board of directors (or successor thereto) determines in good faith are equitable under such circumstances). If following consummation of a Fundamental Transaction this Warrant

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is exercisable and the Holder is entitled to receive cash, securities, other property or some combination thereof as a result of such Fundamental Transaction with a fair market value that is greater than the Exercise Price, the Company shall net settle any such subsequent exercises by the Holder. If holders of Class A Shares are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) in accordance with the provisions of this Section 3(d) pursuant to written agreements and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of such Successor Entity (or its parent entity) equivalent to the Class A Shares acquirable and receivable upon exercise of this Warrant, and with an exercise price which applies the exercise price hereunder to such shares (but taking into account the relative value of the Class A Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the Warrant Agency Agreement (if applicable) referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Warrant Agency Agreement (if applicable) with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding anything to the contrary in this Warrant, if upon a Fundamental Transaction this Warrant has not become exercisable it shall be automatically cancelled without further action required on the part of the Company; provided that the Company shall promptly give notice following such cancellation by issuing a press release.

e.        Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Class A Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Class A Shares (excluding treasury shares, if any) issued and outstanding.

f.        Notice to Holder.

i.        Adjustment to Exercise Price or Warrant Shares. Whenever the Exercise Price or number of Warrant Shares is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver or, if applicable, cause the Warrant Agent to deliver, to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment, any adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

ii.        Notice to Allow Exercise by Holder. If (1) the Company shall declare a dividend (or any other distribution in whatever form) on the Class A Shares, (2) the Company shall declare a redemption of the Class A Shares, or (3) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution, or redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Class A Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice (provided the date of such notice is after the Exercisability Date) to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. In lieu of such notice, the Company may provide public notice thereof by furnishing a Form 6-K to the SEC (if applicable) or publishing a press release.

g.        Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

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Section 4.    Transfer of Warrant.

a.        Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of the Warrant Agency Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b.        New Warrants. If this Warrant is not held in global form through DTC (or any successor depository), this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c.        Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.    Miscellaneous.

a.        No Rights as Shareholder Until Issuance; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the issuance of shares upon exercise hereof as set forth in Section 2(d)(i) hereof; provided, that a Holder who has validly exercised this Warrant (in whole or in part) shall be entitled to receive its proportionate share of any distribution to shareholders (as if the shares issuable upon exercise had been issued at the record date therefor) if the record date for such distribution is during the period from the date of exercise of the Warrant and issuance of such shares, and provided that such exercise has not been rescinded pursuant to Section 3(d)(iii) hereof.

b.        Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

c.        Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d.        Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Class A Shares a sufficient number of Class A Shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided

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herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Class A Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

e.        Jurisdiction. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and, by acceptance hereof, the Holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The Company and, by acceptance hereof, the Holder, hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company or the Holder may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(h) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company or the Holder, as applicable, in any action, proceeding or claim.

f.        Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws, and that the Company will have no obligation to issue any such Warrant Shares except in circumstances in which the issuance of such Warrant Shares are so registered or exempt from registration.

g.        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies of the other. Without limiting any other provision of this Warrant or the Warrant Agency Agreement, if either the Company or the Holder willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the other, such defaulting party shall pay to the non-defaulting party such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by such non-defaulting party in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h.        Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 41 Chalton Street London NW1 1JD, United Kingdom, Attention: Head of Legal, email address: legal@cazoo.co.uk, or such other email address or address as the Company may specify for such purposes by notice to the Holders. The Company shall provide the Holder with prompt notice of all actions taken pursuant to this Warrant. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, and the Company is obligated to file reports with the SEC, the Company shall simultaneously file such notice with the SEC pursuant to a report on Form 6-K.

i.        Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Class A Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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j.        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k.        Amendment. This Warrant may be modified or amended or the provisions hereof waived in accordance with Section 8(l) of the Warrant Agency Agreement.

l.        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m.        Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

n.        Warrant Agency Agreement. If this Warrant is held in global form through DTC (or any successor depository), this Warrant is issued subject to the Warrant Agency Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agency Agreement, the provisions of this Warrant will govern and be controlling; provided, however, that the express terms of the Warrant Agency Agreement will control and supersede any provision in this Warrant concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.

(signature page follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CAZOO GROUP LTD
By:
Name:
Title:

[Signature page to Cazoo Group Ltd Definitive Warrant]

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ANNEX I

Notice of Exercise

To:         CAZOO GROUP LTD
41 Chalton Street
London NW1 1JD
United Kingdom
Attn: Head of Legal
legal@cazoo.co.uk

(1)         The undersigned hereby elects to purchase [            ] Class A Ordinary Shares of the Company pursuant to the terms of the attached Warrant (only required if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the respective meaning set forth in the Warrant.

(2)         Payment shall take the form of (check applicable box):

☐    in lawful money of the United States; or

☐    the cancellation of such number of Class A Ordinary Shares issuable upon exercise of the Warrant as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Class A Ordinary Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)         Please issue said Class A Ordinary Shares in the name of the undersigned or in such other name as is specified below:

_________________________________________________________________

The Class A Ordinary Shares shall be transmitted to the following DWAC Account Number:

__________________________________________________________________

__________________________________________________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ______________________________________________________________

Signature of Authorized Signatory of Investing Entity: ________________________________________

Name of Authorized Signatory: __________________________________________________________

Title of Authorized Signatory: ___________________________________________________________

Date: _______________________________________________________________________________

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ANNEX II

Assignment Form

To assign the foregoing Warrant, execute this form and supply the required information. Do not use this form to purchase shares.

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:	___________________________________________________
(Please Print)
Address:	___________________________________________________
___________________________________________________
___________________________________________________
Phone Number:	___________________________________________________
Email Address:	___________________________________________________
Dated:	_______________ ___, ______
Holder’s Signature:	___________________________________________________
Holder’s Address:	___________________________________________________
___________________________________________________
___________________________________________________

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

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APPENDIX III: FORM OF NEW REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

CAZOO GROUP LTD

AND

THE HOLDERS PARTY HERETO

DATED AS OF [•], 2023

Page
1.	DEFINITIONS	A-III-1
2.	REGISTRATION	A-III-4
3.	RELATED OBLIGATIONS	A-III-9
4.	OBLIGATIONS OF THE HOLDERS	A-III-13
5.	EXPENSES OF REGISTRATION	A-III-13
6.	INDEMNIFICATION	A-III-14
7.	[RESERVED]	A-III-16
8.	REPORTS UNDER THE EXCHANGE ACT	A-III-16
9.	ASSIGNMENT OF REGISTRATION RIGHTS	A-III-16
10.	AMENDMENT OF REGISTRATION RIGHTS	A-III-16
11.	MISCELLANEOUS	A-III-17

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REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•] 2023, by and among Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), and each of the parties identified on the signature pages hereto (collectively, the “Holders”, and each a “Holder”).

RECITALS

WHEREAS, pursuant to that certain Transaction Support Agreement, dated as of September 20, 2023, by and among the Company, the Holders and the other parties thereto (the “Transaction Support Agreement”), the Company has agreed to exchange $630 million aggregate principal amount of its outstanding 2.00% Convertible Senior Notes due 2027 held by the Holders for the issuance of $200 million aggregate principal amount of new senior secured notes and Class A ordinary shares (as defined below);

WHEREAS, pursuant to the Transaction Support Agreement, the Company has agreed to provide the Holders with registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) with respect to the Registrable Securities (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:

AGREEMENT

1.           DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Alternative Transaction” has the meaning ascribed to such term in Section 2(h).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Block Trade” means an offering and/or sale of Registrable Securities by one or more of the Holders on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Business Day” means any day other than Saturday, Sunday or any other day on which either commercial banks in the City of New York are authorized or required by Law to remain closed or the New York Stock Exchange LLC is not open for a full business day.

“Claims” has the meaning ascribed to such term in Section 6(a).

“Class A ordinary shares” means the Class A ordinary shares of the Company, par value $0.002 per share ($0.20 per share after giving effect to the reverse stock split consummated on the date of this Agreement), as it exists on the date of this Agreement, and any shares of any class or series of equivalent equity security of the Company resulting from any reclassification or reclassifications thereof, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the ordinary shares or any other equity security of such surviving corporation or its direct or indirect parent corporation, and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company.

“Closing Date” has the meaning ascribed to such term in the Transaction Support Agreement.

“Company” has the meaning ascribed to such term in the preamble.

“Effective Date” means the date that a Registration Statement is declared effective by the SEC.

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“Eligible Market” means The New York Stock Exchange, The NYSE MKT LLC, The NASDAQ Global Select, or The NASDAQ Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Filing Date” has the meaning ascribed to such term in Section 2(a).

“Filing Determination Date” has the meaning ascribed to such term in Section 2(a).

“Form F-1 Shelf” has the meaning ascribed to such term in Section 2(a).

“Form F-3 Shelf” has the meaning ascribed to such term in Section 2(a).

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Inspectors” has the meaning ascribed to such term in Section 3(h).

“Law” means any United States federal, state or local or foreign law, rule, regulation, statute, Order or other legally enforceable requirement (including common law) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Counsel” has the meaning ascribed to such term in Section 2(f).

“Maximum Offering Size” has the meaning ascribed to such term in Section 2(h).

“New Registration Rights Agreement” means a new registration rights agreement, providing the Holders with registration rights that are customary for investors in a company that is not subject to the reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act (including initial public offering demand registration rights at the request of the Holders holding a customary percentage of the outstanding Class A ordinary shares and seeking to register a customary minimum threshold amount of Class A ordinary shares and, after completion of an initial public offering of Class A ordinary shares, demand registration rights, shelf registration rights and piggyback registration rights customary for investors in a company that is not subject to the reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act), as shall be reasonably agreed among the Company and the Holders holding Registrable Securities at the time such registration rights agreement is entered into.

“New Warrants” has the meaning ascribed to such term in the Transaction Support Agreement.

“Order” means any judgment, decision, writ, order, injunction, award, decree or other determination of or by any Governmental Authority.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization or other entity and a government or any department or agency thereof.

“Piggyback Registration” has the meaning ascribed to such term in Section 2(c).

“Piggyback Registration Notice” has the meaning ascribed to such term in Section 2(c).

“Public Announcement” means disclosure in a press release, a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act or any other Regulation FD-compliant method.

“Records” has the meaning ascribed to such term in Section 3(h).

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the Securities Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

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“Registrable Securities” means (i) any Class A ordinary shares, whether now owned or hereafter acquired by the Holders (including any Class A ordinary shares issued or issuable upon the exercise of any other equity security), (ii) any other equity security of the Company issued or issuable with respect to the Class A ordinary shares described in clause (i), as a result of any share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, exchange or similar event or otherwise, and (iii) any New Warrants, whether now owned or hereafter acquired by the Holders; provided, that any Registrable Securities beneficially owned by a Holder shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, or (b)(i) such Holder, in aggregate with all of such Holder’s affiliates, holds less than five percent (5%) of the issued and outstanding share capital of the Company (excluding any Class A ordinary shares acquired after the Closing Date, based on the issued and outstanding share capital of the Company as of the date of this Agreement) and (ii) to the extent such securities may be sold pursuant to Rule 144 (or any similar provisions in force) without regard to volume or manner of sale limitations.

“Registration Actions” has the meaning ascribed to such term in Section 2(i).

“Registration Period” has the meaning ascribed to such term in Section 3(a).

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale of the Registrable Securities.

“Requested Shelf Registered Securities” has the meaning ascribed to such term in Section 2(h).

“Required Holders” means the holders of at least a majority of the Registrable Securities.

“Rule 144” has the meaning ascribed to such term in Section 8.

“Rule 415” means Rule 415 promulgated under the Securities Act or any successor rule providing for offering securities on a delayed or continuous basis.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (ii) any oral or written comments, requirements or requests of the SEC or its staff, (iii) the Securities Act and the Exchange Act and (iv) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” has the meaning ascribed to such term in the recitals.

“Shelf” has the meaning ascribed to such term in Section 2(a).

“Shelf Registered Securities” means any Registrable Securities whose resale is covered by an effective Registration Statement filed pursuant to this Agreement.

“Steering Committee Stockholders” means Viking Global Investors LP and Farallon Capital Management, L.L.C., and any of their respective affiliates or any related fund entities or employees (in each case, who own, from time to time, Registrable Securities).

“Subsequent Shelf Registration” has the meaning ascribed to such term in Section 2(b).

“Suspension Notice” has the meaning ascribed to such term in Section 2(i).

“Suspension Period” has the meaning ascribed to such term in Section 2(i).

“Transaction Support Agreement” has the meaning ascribed to such term in the recitals.

“Underwritten Offering” has the meaning ascribed to such term in Section 2(h).

“Underwritten Offering Notice” has the meaning ascribed to such term in Section 2(h).

“Underwritten Offering Request” has the meaning ascribed to such term in Section 2(h).

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“Underwritten Offering Requesting Holder” has the meaning ascribed to such term in Section 2(h).

“Violations” has the meaning ascribed to such term in Section 6(a).

2.           REGISTRATION.

(a)         Mandatory Registration. The Company shall prepare, and, on or prior to the date that is one (1) Business Day after the Closing Date (the “Filing Date”), file with the SEC a Registration Statement on Form F-3 (the “Form F-3 Shelf”) or, if the Company is ineligible to use a Form F-3 Shelf, a Registration Statement on Form F-1 (the “Form F-1 Shelf,” and together with the Form F-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”) covering the resale of all of the Registrable Securities. The Shelf prepared pursuant hereto shall register for resale the number of Registrable Securities determined as of the Business Day prior to the Filing Date (the “Filing Determination Date”). Not later than ten Business Days prior to the anticipated Filing Determination Date, the Company shall provide written notice to the Holders of such anticipated Filing Determination Date. Each Holder shall provide such information as is required by Section 4(a) not later than the fifth Business Day after receipt of such notice from the Company. The Company shall use its commercially reasonable best efforts to have the Shelf declared effective by the SEC as soon as reasonably practicable, subject to Section 3 hereof. The Shelf shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder, which may include underwritten marketed offerings, underwritten block trades, registered broker trades, or any other method of distribution elected by any such Holder. The Company shall use its best efforts to maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf effective and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. From time to time, the Holders may, by written notice to the Company, request that an amount of additional Registrable Securities be registered on the Shelf. Upon receipt of such notice, the Company shall prepare, and, as soon as reasonably practicable, file with the SEC a post-effective amendment to the Registration Statement on Form F-3 covering the resale of all of such additional Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its reasonable best efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

(b)         Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use all reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use all reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement (a “Subsequent Shelf Registration”) registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use all reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a “well-known seasoned issuer” as defined under Rule 405 promulgated under the Securities Act) and (ii) keep such Subsequent Shelf Registration continuously effective and usable until there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by any Holder in accordance with any method of distribution elected by any such Holder.

(c)         Piggyback Rights. If the Company at any time proposes to file a registration statement with respect to any offering of its securities for its own account (a “Primary Registration Statement”) or for the account of any Person who holds its securities (other than (i) a registration on Form F-4, S-4 or S-8 or any successor form to such forms, (ii) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, (iii) a registration of non-convertible debt securities, or (iv) any registration made pursuant to Section 2(a) or Section 2(b) herein) (a “Piggyback Registration”) then, as expeditiously as reasonably possible (but in no event less than ten (10) days following the date of filing such registration statement), the Company shall give written notice (the “Piggyback Registration Notice”) of such proposed filing to all Holders of Registrable Securities, and such notice shall offer the Holder the opportunity to register such number of Registrable Securities as each such Holder may request in writing, provided that, the Company

A-III-4

shall not be required to give a Piggyback Registration Notice in connection with the filing of any shelf registration statement if the Registrable Securities are all already registered for resale on a currently effective Shelf that has been filed pursuant to Section 2(a) or 2(b) above. Subject to Section 2(d) and Section 2(e), the Company shall include in such registration statement all such Registrable Securities which are requested to be included therein within fifteen (15) days after the Piggyback Registration Notice is given to such Holders.

(d)         Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include, after including all of the primary securities the Company desires to include in such registration, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder. Notwithstanding the foregoing, in no event shall the Company be required to include any Registrable Securities in any Primary Registration Statement if the Company’s board of directors, in its sole and absolute discretion for any reason or no reason, determines that the inclusion of any Registrable Securities in any such Primary Registration Statement would not be in the best interests of the Company.

(e)         Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the consent of the Required Holders to be included in such registration, the Company shall include in such registration the securities requested to be included therein by the Holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the Holders of such securities and such Registrable Securities on the basis of the number of shares requested to be included therein by each such Holder.

(f)          Legal Counsel. Subject to Section 5 hereof, the Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section 2 (“Legal Counsel”), which shall be Weil, Gotshal & Manges LLP or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Agreement. For the avoidance of doubt, the Company shall be entitled to select separate legal counsel to represent the Company in connection with fulfilling its obligations under this Agreement.

(g)         Termination of Exchange Act Registration. If the Company expects that it will no longer be subject to the reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act (collectively, the “Reporting Obligations”), subject to the condition precedents that (i) the Company shall have (A) provided thirty (30) days’ written notice to the Holders (including by way of Public Announcement) of such expectation (such notice, the “Exchange Act Registration Termination Notice”) and (B) used its commercially reasonable efforts to enter into a New Registration Rights Agreement with the Holders holding Registrable Securities at such time, and (ii) the Required Holders shall have acknowledged in writing receipt of such notice, then the Company and the Holders shall not be required to comply with their respective obligations under this Agreement and, for the avoidance of doubt, the Company shall not be required to file or maintain the effectiveness of any Registration Statements filed under this Agreement or perform any Registration Actions (as defined below) and may withdraw any such Registration Statements in accordance with SEC Guidance. Notwithstanding the foregoing, the Company may withdraw such Registration Statement and terminate such Reporting Obligations without compliance with such conditions precedent in the event of a Mandatory Delisting (as hereinafter defined). The New Registration Rights Agreement to which at least the Required Holders are party shall provide that it supersedes this Agreement in its entirety. The parties hereto acknowledge that the Exchange Act Registration Termination Notice may be provided during the Public Listing Period (as defined in the Transaction Support Agreement). The Company covenants that it (i) will use its reasonable best efforts to release the Company’s annual financial results for fiscal year 2023 sufficient to begin the Company’s “open window” period pursuant to the Company’s Insider Trading Policy, effective April 28, 2023, on or prior to February 1, 2024 and (ii) will continue to be subject to the reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act until the earlier of (A) compliance with the “Public Listing” covenant in the Transaction Support Agreement or (B) mandatory delisting (“Mandatory Delisting”) by the New York Stock Exchange. Notwithstanding anything to the contrary in this Agreement, immediately upon the occurrence of the earlier of (A) or (B) in the preceding sentence, the Company shall cease to have any obligation to any Holder (pursuant to this Agreement or any agreement) to maintain

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the effectiveness of the Company’s registration statements, including the registration statement on Form F-3 (File No. 333-267724), which was declared effective on October 12, 2022, and shall be free, in its sole discretion for any reason or no reason, to withdraw such registration statements at such time with respect to any such Holder; provided, however, that no such withdrawal shall occur prior to the earlier of (i) the date upon which Holders who are subject to the Company’s Insider Trading Policy on the date hereof have been permitted to trade for a total of thirty (30) trading days after the Closing Date and (ii) March 14, 2024. For the avoidance of doubt, this Agreement supersedes all other prior oral or written agreements between the Holders, the Company, their affiliates and persons acting on their behalf purporting to provide registration rights for any of the Company’s securities to any such Holder or its affiliates.

(h)         Conduct of Underwritten Offerings and Alternative Transactions.

(i)          Upon written request by a Holder holding Shelf Registered Securities (the “Underwritten Offering Requesting Holder”), which request (the “Underwritten Offering Request”) shall specify the class or series and amount of such Underwritten Offering Requesting Holder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall perform its obligations hereunder with respect to the sale of such Requested Shelf Registered Securities in the form of an underwritten offering (an “Underwritten Offering”) if the aggregate amount of Registrable Securities to be included in such Underwritten Offering represents no less than five percent (5%) of the issued and outstanding share capital of the Company as of the date of this Agreement. Promptly upon receipt of an Underwritten Offering Request, the Company shall provide notice (the “Underwritten Offering Notice”) of such proposed Underwritten Offering (which notice shall state the material terms of such proposed Underwritten Offering, to the extent known, as well as the identity of the Underwritten Offering Requesting Holder) to the other Holders holding Shelf Registered Securities. Such other Holders may, by written request to the Company and the Underwritten Offering Requesting Holders, within three Business Days after receipt of such Underwritten Offering Notice, offer and sell up to all of their Shelf Registered Securities of the same class or series as the Requested Shelf Registered Securities in such proposed Underwritten Offering. No Holder shall be entitled to include any of its Registrable Securities in an Underwritten Offering unless such Holder has complied with clause (v), below. The lead managing underwriter or underwriters selected for such Underwritten Offering shall be an investment bank of national reputation selected by the Underwritten Offering Requesting Holder(s). The Company shall, as soon as practicable, prepare and file (and cause to become effective, as applicable) a new Registration Statement, or any amendments (including post-effective amendments) and supplements to an existing Registration Statement and the prospectus used in connection with such Registration Statement, as necessary, to permit the consummation of the applicable Underwritten Offering. The terms and conditions of any customary underwriting or purchase arrangements pursuant to which Registrable Securities shall be sold in an Underwritten Offering shall be approved by the Underwritten Offering Requesting Holder(s) and shall be reasonably acceptable to the Company.

(ii)         Notwithstanding the foregoing, if any Steering Committee Stockholder holding Shelf Registered Securities wishes to engage in a Block Trade (either through filing an Automatic Shelf Registration Statement or through a take-down from an already effective Registration Statement), then notwithstanding the foregoing time periods, the Underwritten Offering Requesting Holder only needs to notify the Company of the Block Trade on the day such offering is to commence and the Company shall notify the other Holders that did not initiate the Block Trade. The Holders must elect whether or not to participate in such Block Trade on the day such offering is to commence, and the Company shall as expeditiously as possible use its reasonable best efforts (including co-operating with such Holders with respect to the provision of necessary information) to facilitate such Block Trade (which may close as early as two (2) Business Days after the date it commences), provided, that in the case of such Block Trade, only Steering Committee Stockholders shall have a right to notice and to participate, and provided, further, that the Steering Committee Stockholder requesting such Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of offering documents related to the Block Trade. For the avoidance of doubt, Holders other than the Steering Committee Stockholders shall not be entitled to receive notice of, or to elect to participate in, a Block Trade or any Registration Statement or prospectus to be used in connection with such Block Trade.

(iii)        In an Underwritten Offering, if the lead managing underwriter advises the Company and the Underwritten Offering Requesting Holder that, in its view, the number of Registrable Securities requested to be included in such Underwritten Offering (including any securities that the Company proposes to be included that are

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not Registrable Securities) exceeds the number of Registrable Securities that may be sold without having a material and adverse effect on such Underwritten Offering (the “Maximum Offering Size”), the Company shall include in such Underwritten Offering the following securities, in the priority listed below, up to the Maximum Offering Size:

(A)        first, Shelf Registered Securities that are requested to be included in such Underwritten Offering by the Underwritten Offering Requesting Holder(s);

(B)         second, Shelf Registered Securities that are requested to be included in such Underwritten Offering by Holders other than the Underwritten Offering Requesting Holder(s); and

(C)         third, all securities that are registered on the applicable Registration Statement and are requested to be included in such Underwritten Offering by the Company or other holders of the Company’s securities (including securities to be included pursuant to other applicable registration rights agreements or provisions).

(iv)        The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of the Holders holding Shelf Registered Securities in respect of any hedging transaction, derivatives transaction, short sale, stock loan or pledge or other transaction that is registered under a Registration Statement that is not a firm commitment Underwritten Offering or a Block Trade (each, an “Alternative Transaction”), including entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a transaction registered on a Registration Statement, subject to Section 3 hereof, to the extent customary for such transactions.

(v)         Notwithstanding anything herein to the contrary, no Holder may participate in any Underwritten Offering hereunder unless such Holder accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements (as approved in accordance with the terms of this Agreement), and other documents reasonably requested under the terms of such underwriting arrangements; provided, that all Persons participating in such Underwritten Offering shall be required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements, and other documents (if applicable). The right of a Holder to register and sell Registrable Securities in an Underwritten Offering shall also be subject to any restrictions, limitations or prohibitions on the sale of Registrable Securities as may be required by the underwriters in the interests of the offering (and, without limiting the foregoing, each Holder shall in connection therewith agree to be bound by (and if requested, execute and deliver) a lock-up agreement with the underwriter(s) of any such Underwritten Offering as provided in clause (vi), below).

(vi)        In connection with an Underwritten Offering:

(A)        Each Holder hereby agrees that, except for sales in such Underwritten Offering: (1) it will not effect any public sale or distribution (including sales pursuant to Rule 144 and through derivative transactions) of any Class A ordinary shares during (x) the period from the date of the Underwritten Offering Notice until the end of the 60-day period beginning on the date of commencement of such Underwritten Offering (which period may be extended to the extent required by applicable Law or SEC Guidance) or (y) such shorter period as the underwriters participating in such Underwritten Offering may require; provided, that the duration of the restrictions described in this subclause (1) shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Chief Executive Officer and the Chief Financial Officer of the Company (or persons in substantially equivalent positions) in connection with such Underwritten Offering; and (2) it will execute a lock-up agreement in favor of the underwriters in form and substance reasonably acceptable to the Company and the underwriters to such effect.

(B)        The Company agrees that (1) it shall not effect any public sale or distribution (including through derivative transactions) of Class A ordinary shares (except pursuant to registrations on Form S-8, Form F-4 or Form S-4 or any similar or successor form under the Securities Act), during (x) the period from the date of the Underwritten Offering Notice until the end of the [180]-day period beginning on the date of commencement of such Underwritten Offering (which period may be extended to the extent required by applicable Law or SEC Guidance) or (y) such shorter

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period as the underwriters participating in such Underwritten Offering may require; and (2) to the extent requested by the underwriters participating in such Underwritten Offering, it shall agree to include provisions in the relevant underwriting or other similar agreement giving effect to the restrictions described in the preceding subclause (1), in form and substance reasonably acceptable to such underwriters.

(vii)       Notwithstanding any other provision of this Agreement, in no event shall the Company be required to undertake more than one Underwritten Offering with respect to Underwritten Offering Requests in any ninety (90) day period.

(i)          Suspension. Notwithstanding anything to the contrary contained in this Agreement, but subject to the limitations set forth in this Section 2(i), the Company shall be entitled to suspend its obligation to (i) file or submit (but not to prepare) any Registration Statement, (ii) file or submit any amendment to such a Registration Statement, (iii) file, submit or furnish any supplement or amendment to a prospectus included in such a Registration Statement, (iv) make any other filing with the SEC, (v) cause such a Registration Statement or other filing with the SEC to become or remain effective or (vi) take any similar actions or actions related thereto (including entering into agreements and actions related to the marketing of securities) (collectively, “Registration Actions”) upon (1) the issuance by the SEC of a stop order suspending the effectiveness of any such Registration Statement or the initiation of proceedings with respect to such a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (2) the determination of the Company’s board of directors that any such Registration Action should not be taken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan, including any material financing, securities offering, acquisition, disposition, corporate reorganization or merger or other transaction involving the Company or any of its subsidiaries or (3) the Company possessing material non-public information the disclosure of which its board of directors determines would reasonably be expected to not be in the best interests of the Company. Upon the occurrence of any of the conditions described in clause (1), (2) or (3) above in connection with undertaking a Registration Action, the Company shall give prompt notice of such suspension (and whether such action is being taken pursuant to clause (1), (2) or (3) above) (a “Suspension Notice”) to the Holders. Upon the termination of such condition, the Company shall give prompt notice thereof to the Holders and shall promptly proceed with all Registration Actions that were suspended pursuant to this Section 2(i). The Company may only suspend Registration Actions pursuant to clause (2) or (3) above on two occasions during any period of 12 consecutive months for a reasonable time specified in the Suspension Notice but not exceeding an aggregate of 60 days (which period may not be extended or renewed) during such 12 consecutive month period (each such occasion, a “Suspension Period”). Each Suspension Period shall be deemed to begin on the date the relevant Suspension Notice is given to the Holders and shall be deemed to end on the earlier to occur of (x) the date on which the Company gives the Holders a notice that the Suspension Period has terminated and (y) the date on which the number of days during which a Suspension Period has been in effect exceeds the 60-day limit. Notwithstanding anything to the contrary in this Agreement, the Company shall not be in breach of, or have failed to comply with, any obligation under this Agreement where the Company acts or omits to take any action in order to comply with applicable Law, any SEC Guidance or any Order. Each Holder shall keep confidential the fact that a Suspension Period is in effect unless otherwise notified by the Company, except (a) for disclosure to the Holders and any underwriters or counterparties in Alternative Transactions, and their employees, agents and professional advisers who reasonably need to know such information, (b) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who are subject to confidentiality arrangements with such Holder, (c) if and to the extent such matters are publicly disclosed by the Company or any of its subsidiaries or any other Person that, to the actual knowledge of such Holder, was not subject to an obligation or duty of confidentiality to the Company or any of its subsidiaries, (d) as required by applicable Law (provided, that the Holder gives prior written notice to the Company of such requirement and the contents of the proposed disclosure to the extent it is permitted to do so under applicable Law), and (e) for disclosure to any other Holder who is subject to the foregoing confidentiality requirement.

(j)          Foreign Private Issuer Status. As of such time as the Company ceases to be a “foreign private issuer” (as defined in Rule 12b-2 under the Exchange Act), (i) all references in this Agreement to a Form F-1 Shelf shall thereafter be deemed to refer to a shelf registration on Form S-1, (ii) all references in this Agreement to a Form F-3 Shelf shall thereafter be deemed to refer to a shelf registration on Form S-3 and (iii) the Company shall promptly take all actions reasonably necessary to ensure the Holders gain the expected benefit of this Agreement, including, but not limited to, by filing (and making effective) (a) a new Registration Statement on the appropriate form and (b) any post-effective amendment to an existing Registration Statement or Subsequent Shelf Registration.

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3.           RELATED OBLIGATIONS.

At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2, the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a)The Company shall promptly prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as reasonably practicable after such filing. The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date on which there are no longer any Registrable Securities and (ii) the date on which the Holders shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). Each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. The term “commercially reasonable efforts” shall mean, among other things, that the Company shall submit to the SEC, within five Business Days after the later of the date that (i) the Company is advised by the SEC that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on a particular Registration Statement, as the case may be, and (ii) the approval of Legal Counsel pursuant to Section 3(c) (which approval is immediately sought), a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two Business Days after the submission of such request. The Company shall use its commercially reasonable efforts to respond in writing to comments made by the SEC in respect of a Registration Statement as soon as reasonably practicable.

(b)         In accordance with SEC Guidance, the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. The “Plan of Distribution” section of each Registration Statement shall permit, subject to the SEC Guidance, all customary means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, derivative transactions, short sales, stock loan or stock pledge transactions and sales not involving a public offering. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 3(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q, Form 8-K, Form 20-F, Form 6-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c)         The Company shall (A) permit Legal Counsel to review and comment upon (i) a Registration Statement at least five Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K or 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Reports on Form 6-K and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement or any such amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which approval shall not be unreasonably withheld. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by a Holder, and all exhibits, unless available on EDGAR and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto, unless available on EDGAR. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 3.

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(d)         The Company shall upon request furnish to each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by a Holder, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, the prospectus included in such Registration Statement and all amendments and supplements thereto and (iii) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder; provided, that any such item which is available on the SEC’s EDGAR System (or successor thereto) need not be furnished in physical form.

(e)         The Company shall use its commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by Holders of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” Laws of such jurisdictions in the United States as the Required Holders may reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” Laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f)          The Company shall notify Legal Counsel and each Holder in writing (which may be by email) of the happening of any event, as promptly as reasonably practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, subject to Section 3(q) hereof, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and upon request deliver such supplement or amendment to Legal Counsel and each Holder, provided, that any such item which is available on the SEC’s EDGAR System (or successor thereto) need not be furnished in physical form. The Company shall also promptly notify Legal Counsel in writing (which may be by email) (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel by facsimile or email on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate. By the end of the Business Day following the date any post-effective amendment has become effective, the Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

(g)         The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as early as is reasonably practicable and to notify Legal Counsel and each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h)         Subject to customary confidentiality arrangements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection (upon reasonable notice and during normal business hours) by any Holder and any underwriter or counterparty in an Alternative Transaction participating in any disposition pursuant to a Registration Statement and any attorney (including Legal Counsel), any accountant or any other professional retained by any such Holder, underwriter or counterparty (collectively, the “Inspectors”), all financial

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and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility and comply with SEC Guidance, and cause the officers and the employees of the Company to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or related prospectus, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such Records is necessary to comply with SEC Guidance, federal or state securities Laws or the rules of any securities exchange or trading market on which any Class A ordinary shares are listed or traded or is otherwise required by applicable Law, SEC Guidance or administrative or legal process, (iv) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public other than as a result of a violation of this paragraph (h) or any other agreement or duty of confidentiality, (v) the information in such Records is or becomes available to the public other than as a result of disclosure by any Inspector in violation of the confidentiality agreements or (vi) is or was independently developed by any Inspector without the benefit of the information in such Records. Each Inspector agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall, to the extent permitted by applicable Law, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. Nothing in this paragraph (h) (or in any other confidentiality agreement between the Company and any Inspector) shall be deemed to limit the Holders’ ability to sell Registrable Securities in a manner which is otherwise consistent with applicable Law.

(i)The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) the disclosure of such information is necessary to avoid or correct a misstatement or omission in such Registration Statement or related prospectus, (ii) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such information is necessary to comply with SEC Guidance, federal or state securities Laws or the rules of any securities exchange or trading market on which any Class A ordinary shares are listed or traded or is otherwise required by applicable Law, SEC Guidance or administrative or legal process, (iv) the information in such information was known to the Company on a non-confidential basis prior to its disclosure by the Holders or has been made generally available to the public other than as a result of a violation of this paragraph (i) or any other agreement or duty of confidentiality, (v) such information is or becomes available to the public other than as a result of disclosure by the Company in violation of the confidentiality agreements or (vi) is or was independently developed by the Company. The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or other Governmental Authority of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder, at such Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(j)          The Company shall use its commercially reasonable efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(j).

(k)         The Company shall cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend if such shares are sold pursuant to a Registration Statement to a person who is not an affiliate of the Company) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

(l)If requested by a Holder, the Company shall as soon as reasonably practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the manner of such sale and distribution, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by a Holder holding any Registrable Securities.

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(m)        The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary to consummate the disposition of such Registrable Securities as contemplated by the Registration Statement.

(n)         The Company shall comply with Rule 158 under the Securities Act.

(o)         The Company shall otherwise use its commercially reasonable efforts to comply with all SEC Guidance in connection with any Registration Statement.

(p)         Within two Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC. The Company shall provide such confirmation to any underwriters or counterparties in Alternative Transactions covered by such Registration Statement.

(q)         In connection with any Underwritten Offering or Alternative Transaction:

(i)          The Company shall enter into any underwriting or other agreements that are reasonably necessary to complete transactions of such type, which agreements shall provide for representations, warranties, covenants and indemnities that are customary for transactions of such type;

(ii)         The Company shall furnish to each Holder and to each underwriter in an Underwritten Offering or counterparty in an Alternative Transaction, if any, a signed counterpart, addressed to such underwriter or counterparty, of (A) an opinion or opinions of counsel to the Company and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, any Holder or the lead managing underwriter (or lead counterparty, as the case may be) therefor reasonably requests;

(iii)        Prior to filing or submitting to the SEC or any other Governmental Authority or distributing publicly any materials (including free writing prospectuses, prospectus supplements, materials to be incorporated by reference in the relevant Registration Statement and amendments or supplements to the relevant Registration Statement) related to such Underwritten Offering or Alternative Transaction, the Company shall afford counsel to any underwriter or counterparty in such Alternative Transaction a reasonable opportunity to review and comment on any such materials, and the Company shall use commercially reasonable efforts to address any such comments; and

(iv)        The Company shall take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Underwritten Offering or Alternative Transaction, including, if required, (A) engaging a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA, (B) providing reasonable cooperation to any underwriters or counterparties in Alternative Transactions in their filings with FINRA, (C) causing its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the Registration Statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions, “road shows” and rating agency presentations) and otherwise cooperate as requested by the underwriters or counterparties in an Alternative Transaction in the offering, marketing or selling of the Registrable Securities, taking into account the Company’s reasonable business needs, (D) including in such Registration Statement such additional information for marketing purposes as the managing underwriter or counterparty in an Alternative Transaction reasonably requests (which information may be provided by means of a prospectus supplement if permitted by SEC Guidance), (E) furnishing the underwriters or counterparties in Alternative Transactions such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such underwriters or counterparties may reasonably request in order to facilitate the disposition of the Registrable Securities.

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(r)          Neither the Company nor any subsidiary or affiliate thereof shall identify any Holder as an “underwriter” in any public disclosure or filing with the SEC or any Eligible Market without the prior written consent of such Holder (it being understood, that if the Company is required to name such Holder as an “underwriter” in such Registration Statement by the SEC (after a good faith discussion with the SEC to lift such requirement, including, without limitation, any reduction in the number of Registrable Securities of such Holder to be registered on such Registration Statement (to the extent necessary to lift such requirement)), such Holder shall have the option of electing to exclude all such Registrable Securities from such Registration Statement or to be named as an “underwriter” in such Registration Statement).

(s)          Neither the Company nor any of its subsidiaries has entered, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement, except with respect to the New Registration Rights Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

4.           OBLIGATIONS OF THE HOLDERS.

(a)         At least five Business Days prior to the first anticipated filing date of a Registration Statement (but subject to Section 2(c) hereof), the Company shall notify each Holder in writing (which may be by email) of the information the Company requires from each such Holder if such Holder elects to have any of such Holder’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect and maintain the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b)         Each Holder, by such Holder’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing (which may be by email) of such Holder’s election to exclude all of such Holder’s Registrable Securities from such Registration Statement.

(c)         Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder’s receipt of copies of the supplemented or amended prospectus as contemplated by Section 3(g) or the first sentence of Section 3(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended Class A ordinary shares to a transferee of a Holder in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(g) or the first sentence of Section 3(f) and for which such Holder has not yet settled.

(d)         Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

5.           EXPENSES OF REGISTRATION.

Any and all fees and expenses incident to the Company’s performance of or compliance with the Agreement shall be paid by the Company, including, without limitation: (i) SEC, stock exchange or FINRA, and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on any securities exchange or trading market on which any Class A ordinary shares are listed or traded, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including, without limitation, reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any “road show”, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration, Underwritten Offering or Alternative Transaction, the reasonable fees and disbursements of the Legal Counsel, (viii) fees and disbursements of all independent public accountants (including the expenses of

A-III-13

any audit and/or comfort letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to any “qualified independent underwriter”, (x) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (excluding, for the avoidance of doubt, any underwriting discount, commissions, or spread), (xi) fees and expenses of any transfer agent or custodian and (xii) expenses for securities law liability insurance and any rating agency fees.

6.           INDEMNIFICATION AND CONTRIBUTION.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a)         the Company will, and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, fiduciaries, trustees, employees, shareholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, shareholders, members, beneficiaries or general and limited partners thereof), any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or Exchange Act, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final prospectus related to the Registrable Securities or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company to any purchaser in connection with the offering of any Registrable Securities at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state, including “blue sky” Laws, or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such Registration Statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary or final prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

(b)         In connection with any Registration Statement in which a Holder is participating, each such Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 6) to the extent permitted by law the Company, its officers and directors, each Person controlling the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Holder, specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to Section 6(b) and (d) shall in no case be greater than the amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such

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Claim. The Company and each Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such Registration Statement, preliminary or final prospectus or amendment or supplement thereto or any free writing prospectus are statements specifically relating to (a) the beneficial ownership of Class A ordinary shares by such Holder and its affiliates and (b) the name and address of such Holder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c)            Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a Claim for indemnification may be made pursuant to this Section 6, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 6, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than pursuant to this Agreement. In case any action or proceeding is brought against an indemnified party, the indemnifying party shall be entitled to (x) participate in such action or proceeding and (y) unless, in the reasonable opinion of outside counsel to the indemnified party, a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume the defense thereof jointly with any other indemnifying party similarly notified, with counsel reasonably satisfactory to such indemnified party. The indemnifying party shall promptly notify the indemnified party of its decision to assume the defense of such action or proceeding. If, and after, the indemnified party has received such notice from the indemnifying party, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense of such action or proceeding other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 10 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. The indemnity obligations contained in this Sections 6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnified party which consent shall not be unreasonably withheld.

(d)         If for any reason the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party, then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim as well as any other relevant equitable considerations. The relative fault shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 6(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 6(d). The amount paid or payable in respect of

A-III-15

any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 6(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 6(d) to contribute any amount greater than the amount of the net proceeds actually received by such indemnifying party upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Section 6(b).

(e)         The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party and the completion of any offering of Registrable Securities in a Registration Statement.

7.           [RESERVED].

8.           REPORTS UNDER THE EXCHANGE ACT.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), while subject to the reporting requirements of the Exchange Act, the Company agrees to:

(a)         make and keep public information available, as those terms are understood and defined in Rule 144;

(b)         file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)         furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration; provided, that any such item which is available on the SEC’s EDGAR System (or successor thereto) need not be furnished in physical form.

9.           ASSIGNMENT OF REGISTRATION RIGHTS.

Neither the Company nor any Holder shall assign all or any part of this Agreement without the prior written consent of the Company and Required Holder; provided that without the prior written consent of the Company, the Holders may assign their rights and obligations under this Agreement in whole or in part to (i) any of their affiliates and/or (ii) any Person who becomes a holder of Registrable Securities upon a distribution by any of the Holders of Class A ordinary shares to their members, limited partners or stockholders that becomes a party hereto by executing and delivering an assignment and joinder agreement to the Company, substantially in the form of Exhibit A to this Agreement. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

10.         AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Holders; provided that any such amendment or waiver that complies with the foregoing but that disproportionately, materially and adversely affects the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders shall require the prior written consent of such adversely affected Holder. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Holder and the Company. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the parties to this Agreement.

A-III-16

11.         MISCELLANEOUS.

(a)         Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Holders, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters.

(b)         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any transferees of Registrable Securities permitted under Section 9. The Company shall not assign this Agreement or any rights or obligations hereunder, including by way of a fundamental change, without the prior written consent of the Required Holders. No purchaser of any Class A ordinary shares from a Holder shall be deemed a successor or assign by reason merely of such purchase; provided, however, that a Holder may assign some or all of its rights hereunder without the consent of the Company to any permitted assignee pursuant to Section 9, in which event such assignee shall be deemed to be a Holder hereunder with respect to such assigned rights. For the avoidance of doubt, and without limiting the rights of a permitted assignee hereunder, the assignment of this Agreement to a permitted assignee shall not relieve the Company of any obligations to a Holder for any fees, reimbursement of expenses, indemnification or any other payments hereunder.

(c)         No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(d)         Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon transmission, when delivered by email or facsimile; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD
United Kingdom

Attn.:     Alex Chesterman

(alex.chesterman@cazoo.co.uk)
Paul Woolf
(paul.woolf@cazoo.co.uk)
Paul Whitehead
(paul.whitehead@cazoo.co.uk)
Sophie Hosking
(legal@cazoo.co.uk)

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP
601 Lexington Avenue
New York, NY 10022

Attn.:     Valerie Ford Jacob, Esq.

(valerie.jacob@freshfields.com)
Mark Liscio, Esq.
(mark.liscio@freshfields.com)
Richard Tett, Esq.
(richard.tett@freshfields.com)
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If to a Holder:

To the individual named on such Holder’s signature page

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153

Attn.:     Frank R. Adams, Esq.

(Frank.Adams@weil.com)
Ashley Butler, Esq.
(Ashley.Butler@weil.com)

Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

(e)         Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief, this being in addition to any other remedy to which such party is entitled at law or in equity.

(f)          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g)         Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(h)         Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

A-III-18

(i)          Severability. If any provision of this Agreement is prohibited by Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j)          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

(k)         No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)          Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m)        Several and not Joint. Notwithstanding any other provision of this Agreement, the rights, duties, and obligations of each Holder hereunder are several and not joint, and no Holder shall be liable hereunder for the duties or obligations of any other Holder. No Holder makes any representation or warranty hereunder to or for the benefit of any other Holder.

(n)         Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature Page Follows]

A-III-19

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
CAZOO GROUP LTD
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

A-III-20

HOLDERS:
[•]
By:
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

A-III-21

Exhibit A

FORM OF ASSIGNMENT AND JOINDER

[          ], 20[    ]

Reference is made to the Registration Rights Agreement, dated as of [        ], 20[    ], by and among Cazoo Group Ltd, a Cayman Islands exempted company (the “Company”), and certain holders which hold Registrable Securities (as defined below) that become party thereto (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Pursuant to Section 9 of the Registration Rights Agreement, [        ] (the “Assignor”) hereby assigns [in part][or: in full] its rights and obligations under the Registration Rights Agreement to each of [        ], [        ] and [            ] (each, an “Assignee” and collectively, the “Assignees”). [For the avoidance of doubt, the Assignor will remain a party to the Registration Rights Agreement following the assignment in part of its rights and obligations thereunder to the undersigned Assignees.]

Each undersigned Assignee hereby agrees to and does become party to the Registration Rights Agreement. This assignment and joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below each undersigned Assignee is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto and each Assignee’s Class A ordinary shares shall be included as Registrable Securities under the Registration Rights Agreement.

[Remainder of page intentionally left blank]

A-III-22

IN WITNESS WHEREOF, the undersigned have duly executed this assignment and joinder as of date first set forth above.

ASSIGNOR:
[____________]
By:
Name:
Title:
ASSIGNEE(S):
[____________]
By:
Name:
Title:

A-III-23

APPENDIX IV: TRANSACTION SUPPORT AGREEMENT AND
AMENDMENT NO. 1 TO TRANSACTION SUPPORT AGREEMENT

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AND SHALL NOT BE DEEMED AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE (AS DEFINED HEREIN), DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT ON THE TERMS DESCRIBED IN THIS AGREEMENT.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 20, 2023, is entered into by and among:

(i)     Cazoo Group Ltd, a Cayman Islands exempted company (“Cazoo”) and each of its subsidiaries party hereto (each a “Company Party” and, collectively with each other subsidiary of Cazoo, the “Company”);

(ii)    the undersigned holders on the date hereof of the Convertible Notes representing approximately 76.98% of the aggregate principal amount of the Convertible Notes (the “Initial Consenting Noteholders” and, together with the Additional Consenting Noteholders, the “Consenting Noteholders”);

(iii)   the undersigned holders on the date hereof of Existing Equity holding, in the aggregate, approximately 25% of the Existing Equity (together with any holders of Existing Equity that subsequently become party to this Agreement, solely in their capacity as holders of Existing Equity, the “Consenting Equityholders,” and together with the Consenting Noteholders, the “Consenting Stakeholders”).

The Company, each Consenting Stakeholder, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Term Sheet.

WHEREAS, the Parties have agreed to undertake the Transaction on the terms and subject to the conditions set forth herein, including as set forth in the transaction term sheet attached hereto as Exhibit A (together with all term sheets, schedules, exhibits, and annexes attached thereto, and as may be modified in accordance with the terms hereof, the “Transaction Term Sheet”), which is the product of arm’s-length, good-faith discussions between the Parties and their respective advisors;

WHEREAS, as of the date hereof, each Consenting Noteholder is the beneficial owner, or the investment advisor or manager for the beneficial owner(s), of Convertible Notes, as applicable, in the amount set forth on its signature page to this Agreement or the Joinder Agreement, as applicable;

WHEREAS, as of the date hereof, each Consenting Equityholder is the beneficial owner, or the investment advisor or manager for the beneficial owner(s), of Existing Equity in the amounts set forth on its signature page hereto;

WHEREAS, as of the date hereof, each Initial Consenting Noteholder is the beneficial owner, or the investment advisor or manager for the beneficial owner(s), of Convertible Notes in the amounts set forth in its signature page hereto;

WHEREAS, as of the date hereof, the Consenting Equityholders collectively hold, directly or indirectly, approximately 25% of the Existing Equity; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters addressed in this Agreement and in the Transaction Term Sheet.

A-IV-1

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.  Certain Definitions.

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Term Sheet.

As used in this Agreement, the following terms have the following meanings:

(a)     “Additional Consenting Noteholder” means any Convertible Noteholder (or any fund or other entity advising, managing or acting on behalf of that Convertible Noteholder) who has become a Consenting Noteholder by executing a Joinder Agreement in accordance with Section 27 hereto.

(b)    “Affiliate” means, with respect to a person, any other person who, directly or indirectly, is in control of, or is controlled by, or is under common control with, such person and, for the purposes of this definition, “control” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c)     “Agreement” has the meaning set forth in the Preamble hereto.

(d)    “Alternative Proposal” has the meaning set forth in Section 4(b) hereto.

(e)     “Alternative Proposal Statement” has the meaning set forth in Section 4(b) hereto.

(f)     “Alternative Transaction” means any plan, dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, workout, reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale or disposition of all or substantially all assets, debt equitization, recapitalization, refinancing, new money financing transaction, or restructuring, in each case, of any of the Company Parties or substantially all their assets other than the Transaction; provided that transactions entered into by the Company in the ordinary course of business consistent with past practice shall not be deemed an Alternative Transaction.

(g)    “Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in (i) New York, New York, (ii) San Francisco, California, or (iii) London, England.

(h)    “Cazoo” has the meaning set forth in the Preamble hereto.

(i)     “Claim” means, except as otherwise defined solely for the purposes of Section 6 hereto, any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

(j)     “Closing Date” means the date on which the Transaction is consummated in accordance with the terms and conditions of the Definitive Documents.

(k)    “Company” has the meaning set forth in the Preamble hereto.

(l)     “Company Party” has the meaning set forth in the Preamble hereto.

(m)   “Company Released Parties” has the meaning set forth in Section 6(a) hereto.

(n)    “Company Releasing Parties” has the meaning set forth in Section 6(a) hereto.

(o)    “Company Termination Event” has the meaning set forth in Section 9(e) hereto.

(p)    “Connected Persons” means with respect to a person, (a) its Affiliates; (b) Related Entities; (c) its partners, officers, employees, financing sources, legal and other professional advisers (including auditors), agents and representatives; and (d) its Affiliates’ or its Related Entities’ partners, officers, employees, legal and other professional advisers (including auditors), agents and representatives.

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(q)    “Consent Deadline” means 5:00 p.m. (New York City time) on the date that is 45 days from the Support Effective Date or any other date specified in the Exchange Offer Memorandum as the date by which consents by Convertible Noteholders are due.

(r)     “Consenting Equityholders” has the meaning set forth in the Preamble hereto.

(s)     “Consenting Noteholders” has the meaning set forth in the Preamble hereto.

(t)     “Consenting Stakeholder Releasing Parties” has the meaning set forth in Section 6(a) hereto.

(u)    “Consenting Stakeholders” has the meaning set forth in the Preamble hereto.

(v)    “Consenting Stakeholder Termination Event” has the meaning set forth in Section 9(f).

(w)    “Convertible Noteholder” means a holder of Convertible Note(s).

(x)    “Convertible Notes” means the 2.00% convertible senior notes due 2027, payable at an interest rate of 2.00% and issued pursuant to the Indenture.

(y)    “Definitive Documents” means the material agreements that are necessary to implement the Transaction, including, but not limited to: (i) any documents relating to the New Notes, including, without limitation, the New Notes Indenture, the Exchange Offer Memorandum, the Registration Rights Agreement, and the security documents as set forth in the Transaction Term Sheet; (ii) any documents relating to the New Warrants, including, without limitation, the Warrant Registration Statement and New Warrant Agreement; (iii) any documents relating to the New Equity; (iv) any documents relating to the Existing Equity and any amendments required to be made to Cazoo’s authorized share capital to carry out the Transaction, including, without limitation, the Existing Equityholders’ Consent; (v) those portions of the Proxy Documents relating to the Alternative Proposal Statement and the Convertible Notes; (vi) any amendments to the Organizational Documents necessary to implement the Transaction; (vii) the Scheme Transaction Documents; and (viii) such other related documents and ancillary agreements required to implement the Transaction.

(z)     “Exchange Act” means the Securities Exchange Act of 1934.

(aa)   “Exchange Offer” means a private exchange offer which the Company will conduct in which it will offer the Convertible Noteholders the New Notes and the portion of the New Equity to which they are entitled pursuant to the Transaction Term Sheet in exchange for the Convertible Notes provided Convertible Noteholders vote in favor of the Transaction.

(bb)  “Exchange Offer Memorandum” means the memorandum to be issued to the Convertible Noteholders detailing the Exchange Offer.

(cc)   “Existing Equity” means all existing outstanding Class A ordinary shares of a par value of US $0.002 each, issued by Cazoo.

(dd)  “Existing Equityholders” means the holders of Existing Equity.

(ee)   “Existing Equityholders’ Consent” means any resolution of the Existing Equityholders required to approve (i) an increase in the authorized share capital of Cazoo, (ii) the transactions contemplated by the Transaction Term Sheet; (iii) a share consolidation of Cazoo’s issued and unissued share capital; (iv) the Transaction; (v) the Scheme Transaction; or (vi) other related matters, whether approved by a unanimous written resolution or at an extraordinary general meeting of the shareholders of Cazoo.

(ff)    “Existing Warrants” means all existing options, warrants, or other rights to acquire newly-issued ordinary shares of Cazoo or convert the holders’ existing interest into newly-issued ordinary shares of Cazoo.

(gg)  “Fees and Expenses” means the reasonable, documented fees and expenses, together with any value-added tax thereon, incurred by Weil, Gotshal & Manges LLP, Weil, Gotshal & Manges (London) LLP, and Campbells LLP, as legal counsel to the Consenting Noteholders, and PJT Partners, as financial advisors to the Consenting Noteholders.

(hh)  “Fiduciary Out” has the meaning set forth in Section 9(e) hereto.

(ii)    “Governmental Authority” means any international, federal, state, local, or other governmental authority having jurisdiction over the applicable Party.

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(jj)    “Indenture” means that certain that certain indenture dated as of February 16, 2022, by and between Cazoo and U.S. Bank Trust Company, National Association, as trustee, as amended, restated, or modified from time to time.

(kk)  “Initial Consenting Noteholders” has the meaning set forth in the Preamble hereto.

(ll)    “Interest” means any shares, capital stock, membership interest, partnership interest, or other equity security or rights exercisable or exchangeable into shares, capital stock or any other equity security, whether vested or unvested, of Cazoo.

(mm) “Joinder Agreement” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit B providing, among other things, that such Person signatory thereto is bound by the terms of this Agreement. Any party that executes a Joinder Agreement shall be a “Consenting Stakeholder” and “Party” under this Agreement as provided therein.

(nn)  “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance, condition, or combination of the foregoing, occurring or existing (as applicable) after the Support Effective Date, that, individually or in the aggregate, (A) has had a material and adverse effect on the business, assets, results of operations or financial condition of the Company, taken as a whole, or (B) prevents, materially delays, or materially impairs, the consummation of the Transaction; provided that no change, effect, event, occurrence, state of facts, circumstance, or condition to the extent arising from the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any change in the United States, United Kingdom, European Union or any other country’s economy or securities or financial markets in general or that generally affects any industry in which the Company operates; (ii) any “force majeure” events, including any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, calamities, acts of God or other natural disasters or comparable events in the European Union, the United Kingdom, the United States or any other country or region in the world, or any escalation of the foregoing; (iii) any national or international political or social conditions in the European Union, the United Kingdom, the United States or any other country, including the outbreak or escalation of war or hostilities by the United Kingdom, the United States or any other country, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, curfews, riots or any escalation or worsening thereof, (iv) any changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority or IFRS or GAAP; (v) any change resulting from compliance with terms of this Agreement or public disclosure thereof or made pursuant to this Agreement or the consummation of the Transaction, including the impact thereof on the relationships, contractual or otherwise, of any Company Party or subsidiary thereof with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto; (vi) any change resulting from any act or omission of any of the Company taken with the prior written consent of the Steering Committee; or (vii) any epidemic, pandemic, disease outbreaks, quarantines or global public health emergency (as declared by the World Health Organization); provided that any exception set forth in clauses (i), (ii), (iii), and (vii) shall not apply to the extent that such exception disproportionately adverse to the Company, taken as a whole, as compared to other companies in the industries in which the Company operates.

(oo)  “New Equity” means the new Class A ordinary shares to be issued by Cazoo to the Consenting Noteholders in a private placement on terms consistent with those set forth in the Transaction Term Sheet.

(pp)  “New Notes” means the new senior secured notes to be issued by Cazoo to the Consenting Noteholders pursuant to the New Notes Indenture, the material terms of which are set forth in the Transaction Term Sheet.

(qq)  “New Notes Indenture” means the indenture between the Company and an indenture trustee to be selected by the Company.

(a)     “New Warrant Agreement” means the warrant agreement or warrant certificate with respect to the New Warrants to be issued on the terms set forth in the Transaction Term Sheet.

(rr)    “New Warrants” has the meaning set forth in the Transaction Term Sheet.

(ss)   “Organizational Documents” means, as applicable, the memorandum and articles of association, charter, certificate or articles of incorporation, certificate of formation or organization, bylaws, operating or limited liability company agreement, partnership agreement, shareholders’ agreement, and such other applicable formation, constituent, organizational and governance documents.

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(tt)    “Outside Date” means November 15, 2023; provided that if the Transaction has not been consummated by the Outside Date because the Form F-1 has not yet been declared effective by the SEC or the SEC review of the Schedule TO has not been completed, in each case for reasons outside of the Company’s control (regardless whether any other condition remains unsatisfied at the Outside Date), the Outside Date shall be automatically extended to December 31, 2023; provided, further, if a Scheme Transaction Trigger Event has occurred, the Outside Date shall be automatically extended to the date that is 85 days after the Scheme Transaction Trigger Event; provided, further, that the Outside Date may be extended with the prior written consent (email shall suffice) of the Company, each Consenting Equityholder and the Steering Committee.

(uu)  “Permitted Joinder Transferee” has the meaning set forth in Section 7(a) hereto.

(vv)  “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, any federal, state, commonwealth, district, territory, municipality, foreign state, department, agency, or instrumentality of the United States, or state, commonwealth, district, territory, municipality, or foreign state, or other foreign or domestic government, or other entity of whatever nature.

(ww) “Proxy Documents” means proxy statements, information statements, or other disclosure documents.

(xx)  “Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company Parties or Interests in the Company Parties (including Convertible Notes Claims or Existing Equity Interests), or enter with customers into long and short positions in Claims against or Interests in the Company Parties, in its capacity as a dealer or market maker in such Claims or Interests and (b) is, in fact, regularly in the business of making a market in Claims against or Interests in issuers or borrowers (including term, loans, or debt or equity securities).

(yy)  “Registration Rights Agreement” means that certain registration rights agreement to be entered into by the Company and the Convertible Noteholders, which shall provide customary registration rights to the Convertible Noteholders related to resales of the New Equity.

(zz)   “Related Entity” in relation to an entity, means any investment managers or investment advisors of that entity, any person which is managed or advised by that entity in its capacity as investment manager or advisor, an entity which is managed or advised by the same investment manager or investment adviser as that entity (or its Affiliates) or, if it is managed by a different investment manager or investment adviser, an entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the that entity (or its Affiliates).

(aaa) “Released Parties” has the meaning set forth in Section 6(a) hereto.

(bbb) “Releasing Parties” has the meaning set forth in Section 6(a) hereto.

(ccc)  “Restrictions” has the meaning set forth in Section 5(f) hereto.

(ddd) “Restructuring Plan” means a restructuring plan under Part 26A of the Companies Act 2006.

(eee)  “Scheme” means a scheme of arrangement under Part 26 of the Companies Act 2006.

(fff)   “Scheme Transaction” means the Transaction as implemented through a Restructuring Plan or alternatively, if determined by the Company in consultation with the Steering Committee, a Scheme in order to give effect to the Transaction.

(ggg) “Scheme Transaction Documents” means, in relation to the Scheme Transaction, the practice statement letter, the explanatory statement, the Exchange Offer Memorandum, the plan or scheme document (as applicable), the sanction order and any other document necessary or desirable to implement the Scheme Transaction.

(hhh) “Scheme Transaction Milestone Dates” means the dates by which the key milestones in respect of the Scheme Transaction must occur as set out in Schedule 1(a)(ccc) hereto.

(iii)   “Scheme Transaction Trigger Event” means if (1) the Consenting Noteholders own or control, in the aggregate, in excess of 75% but less than 100% of the aggregate outstanding principal amount of the Convertible Notes as of the Consent Deadline, or (2) twenty (20) Business Days following the date that the Consenting Noteholders

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and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction, which notice has not been rescinded during such period; provided that such event shall not be deemed to occur any later than the Consent Deadline.

(jjj)   “SEC” means the U.S. Securities & Exchange Commission.

(kkk) “Securities Act” means the Securities Act of 1933, as amended.

(lll)   “Steering Committee” means Viking Global Partners LLC and Farallon Capital Management, LLC.

(mmm)  “Support Effective Date” means the date on which (1) the counterpart signature pages to this Agreement have been executed and delivered by the (a) Company Parties, (b) Consenting Noteholders holding, in the aggregate, in excess of 75% of the aggregate principal amount of the Convertible Notes, and (c) Existing Equityholders holding in the aggregate at least 25% of the aggregate Existing Equity, and (2) the Company has paid or reimbursed the reasonable, documented fees and expenses, together with any value-added tax thereon, incurred by Weil, Gotshal & Manges LLP, Weil, Gotshal & Manges (London) LLP, and Campbells LLP, as legal counsel to the Consenting Noteholders and any monthly fees and expenses of PJT Partners incurred prior to the date of this Agreement in connection with the Transaction in full.

(nnn)  “Transaction” means the proposed exchange of certain indebtedness of the Company and, if applicable, the Scheme Transaction, and all acts, events, and transactions related thereto or contemplated by, required for, and taken to implement the transactions contemplated under this Agreement (including the Transaction Term Sheet and, for the avoidance of doubt, all other term sheets, schedules, exhibits, and annexes attached thereto), pursuant to the Definitive Documents, each in the singular and collectively, as applicable.

(ooo) “Transaction Term Sheet” has the meaning set forth in the Preamble hereto.

(ppp) “Transfer” has the meaning set forth in Section 7(a) hereto.

(qqq) “Trustee” means U.S. Bank Trust Company, National Association, as trustee under the Indenture, or any successor trustee appointed in accordance with the Indenture.

(rrr)  “TSA Support Period” means the period commencing on the Support Effective Date and ending on the earliest of (i) with respect to any Party, the date on which this Agreement is terminated in accordance with Section 9 hereto with respect to such Party, (ii) the Outside Date, and (iii) the Closing Date.

(sss)  “Warrants Registration Statement” means a registration statement to be filed on Form F-1 form with the SEC in connection with the New Warrants and the Class A ordinary shares of Cazoo to be issued to the Existing Equityholders in connection with the Transaction.

2.       Transaction Term Sheet; Definitive Documents.

(a)     Transaction Term Sheet. The Transaction Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Transaction Term Sheet sets forth certain material terms and conditions of the Transaction. Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Transaction Term Sheet, this Agreement shall control. For the avoidance of doubt, consummation of the Transaction shall be subject to the execution of the Definitive Documents, the terms and conditions set forth therein, and, if applicable, the Scheme Transaction.

(b)    Definitive Documents. The Definitive Documents remain subject to negotiation and completion. Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement, including the Transaction Term Sheet, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 12 hereof, and (ii) otherwise be in form and substance reasonably acceptable to the Company and the Steering Committee.

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3.       Agreements of the Consenting Stakeholders.

(a)     Agreement to Support. During the TSA Support Period, each of the Consenting Stakeholders agree, subject to the terms and conditions hereof (including, for the avoidance of doubt, the termination rights under Section 9 hereof), that each Consenting Stakeholder, severally and not jointly, shall use commercially reasonable efforts to:

(i)          support the Transaction, to act in good faith and to take any and all actions or steps, or cause to be taken all actions or steps, reasonably necessary to consummate the Transaction in a manner consistent with this Agreement, as promptly as practicable, and in no event later than the Outside Date (to the extent not prohibited by law or regulation applicable to the Consenting Stakeholders) including, without limitation, by:

(A)        using commercially reasonable efforts to take any action requested by the Company to facilitate the implementation and consummation of the Transaction;

(B)         refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement;

(C)         voting, or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote, and exercising any powers or rights irrevocably and unconditionally in favor of the Transaction;

(D)        instructing the Trustee (and to the extent necessary, any security agent) to take all necessary or required actions to implement the Transaction on terms consistent in all material respects with the Transaction Term Sheet; and

(E)         executing and delivering, within any reasonably requested time period, any Definitive Document and any other document, giving any notice, confirmation, consent, order, instruction or direction, and making any application or announcement, which, in each case, is consistent with and may be necessary or reasonably desirable to support, facilitate, implement or otherwise give effect to the Transaction;

(ii)         on a timely basis, negotiate in good faith the Definitive Documents and, to the extent applicable and subject to Section 2(b)(ii) hereto, execute and deliver each Definitive Document to which it is a party;

(iii)        not direct any Person (including, without limitation, the Trustee) to take any action inconsistent with the Consenting Stakeholder’s obligations under this Agreement, and, if such Person, at the direction of the Consenting Stakeholder in breach of this Agreement, takes any action inconsistent with the Consenting Stakeholder’s obligations under this Agreement, the Consenting Stakeholder shall direct and use commercially reasonable efforts to cause such Person to cease, withdraw, and refrain from taking any such action;

(iv)        not (A) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to an Alternative Transaction or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing;

(v)         with respect to each of the Consenting Noteholders:

(A)        voting, or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote in favor of the Transaction as requested in the Exchange Offer Memorandum;

(B)         properly and timely tendering (or cause to be tendered) its Convertible Notes in the Exchange Offer in accordance with the Exchange Offer Memorandum and not withdrawing such Convertible Notes, including with respect to any Convertible Notes for which such Consenting Noteholder serves (now or hereafter) as the nominee, investment manager, or advisor for the beneficial holder thereof except as otherwise expressly permitted pursuant to this Agreement;

(C)         submitting any consent requested by the Company to amend the Indenture and instructing the Trustee of the same, so long as such amendments are only effective at and after the Closing Date; provided that any such amendments to the Indenture shall be treated as a Definitive Document hereunder;

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(vi)        not directly or indirectly, through any Person, take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Transaction, and not support or cause to be supported any Alternative Transaction (except as expressly authorized in this Agreement) or, if applicable, not challenge, object to, encourage or support any challenge or objection to any terms of a Scheme Transaction;

(vii)       to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction, negotiate in good faith appropriate additional or alternative provisions to address any such impediment (to the extent not prohibited by law or regulation applicable to the Consenting Stakeholders);

(viii)      obtain and deliver such approvals, consents, waivers, and documents as are necessary to authorize the Consenting Stakeholders’ or the Company’s consummation and implementation of the Transaction in accordance with this Agreement, including the Transaction Term Sheet;

(ix)        take such reasonable actions to facilitate discussions between the Company and other Convertible Noteholders regarding the Transaction, except as limited by applicable securities laws;

(x)         consent to the releases set forth in Section 6 hereof (it being understood that such releases shall not become effective until the Closing Date);

(xi)        subject to the terms of any Restructuring Plan or Scheme, in the event of a Scheme Transaction (A) attend any meeting of creditors by proxy or in person and vote or procure the vote in all respects in support and in favor of the Scheme Transaction and any amendment or modification thereto that is otherwise consistent with and does not conflict with the Transaction, (B) exercise any powers or rights available to it (including instructing the Trustee (and to the extent necessary, any security agent)) in respect of the same, (C) oppose (or instruct its counsel to oppose) any proposal to adjourn any meeting of creditors, (D) oppose (or instruct its counsel to oppose) any amendment or modification of the Scheme Transaction that will or is likely to adversely affect or conflict in any material respect with the terms of the Transaction or its implementation, in each case subject to the Company having funded the Consenting Stakeholder’s costs and expenses thereof; and

(xii)       if applicable and if required by the court or if reasonably requested by the Company, enter an appearance formally in connection with the Scheme Transaction or be joined formally to any Scheme Transaction, in each case subject to the Company having funded the Consenting Stakeholder’s costs and expenses thereof;

provided that any obligation arising under this Section 3(a), other than with respect to any Consenting Stakeholder’s obligations in connection with the New Notes, shall not require such Consenting Stakeholder to, directly or indirectly, incur any non de minimis cost or expense that the Company is not obligated to pay or reimburse in accordance with the terms of this Agreement.

(b)    Temporary Forbearance. Each of the Consenting Stakeholders shall forbear during the TSA Support Period from the exercise of any and all rights and remedies against the Company in contravention of this Agreement or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Transaction, whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of any Claims or Interests, as applicable, including, without limitation, any rights and all rights and remedies arising under or in connection with the Convertible Notes or Indenture (including any failure of the Company to perform any of its obligations under Section 15.01 of the Indenture in connection with any “Fundamental Change” under clause (d) of the definition thereunder), in each case to the maximum extent permitted by law. The foregoing forbearance shall not be construed to impair the ability of the Consenting Stakeholders to take any remedial action, without requirement for any notice, demand, or presentment of any kind (except as required by the Indenture), at any time after the TSA Support Period (unless the TSA Support Period is terminated solely as a result of the occurrence of the Closing Date). If the Transaction is not consummated or if this Agreement is terminated for any reason (other than termination solely as a result of the occurrence of the Closing Date), the Consenting Stakeholders fully reserve any and all of their rights.

(c)     Limited Prospective Waiver. In reliance upon the Company Parties’ representations, acknowledgments, agreements and warranties herein contained, upon the occurrence of effectiveness of this Agreement, the Consenting Noteholders agree that, pursuant to Section 10.02 of the Indenture, during the TSA Support Period, any potential Default or Event of Default that may occur under Section 6.01(h) as a result of implementing the Scheme Transaction in accordance with this Agreement and the Transaction Term Sheet are waived. Notwithstanding the preceding sentence, such waiver shall be permanent upon the Closing Date.

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(d)    Preservation of Rights. Notwithstanding the foregoing, nothing in this Section 3, shall: (i) be construed to limit consent and approval rights of the Consenting Stakeholders provided in this Agreement, the Transaction Term Sheet, or the Definitive Documents; (ii) be construed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (iii) except as set forth in Section 3(c) hereof, constitute a waiver or amendment of any provision of any documents or agreements that give rise to a Consenting Stakeholder’s Claims or Interests, as applicable.

4.      Agreements of the Company Parties.

(a)     Covenants. Each Company Party agrees that, for the duration of the TSA Support Period, such Company Party shall use commercially reasonable efforts to (and shall cause its subsidiaries to use commercially reasonable efforts to):

(i)          support the Transaction, to act in good faith, and to take any and all actions or steps, or cause to be taken all actions or steps, reasonably necessary to consummate the Transaction in a manner consistent with this Agreement, as promptly as practicable, and in no event later than the Outside Date (to the extent not prohibited by law or regulation applicable to the Company or the Company Parties) including, without limitation, by:

(A)        exercising any powers or rights available to it (including in any board, shareholders’ or creditors’ meeting, or in any other process requiring voting or approval), irrevocably and unconditionally, in favor of the Transaction;

(B)         instructing the Trustee (and to the extent necessary, any security agent or administrative agent) to take all necessary or required actions to implement the Transaction on terms consistent in all material respects with the Transaction Term Sheet;

(C)         keeping the Steering Committee updated on the status of the implementation of the Transaction, including promptly upon reasonable request, as to (i) the number of Consenting Noteholders and the total number of Convertible Notes held by such Consenting Noteholders; (ii) the number of Consenting Equityholders and the total number of Existing Equity held by such Consenting Equityholders; and (iii) the support by Existing Equityholders for the Existing Equityholders’ Consent; and

(D)        keeping the Steering Committee updated, including promptly upon reasonable request, as to (i) the number of Convertible Noteholders and the total number of Convertible Notes held by such Convertible Noteholders that have participated in the Exchange Offer and (ii) whether any Convertible Noteholders have rejected the Exchange Offer and the total number of Convertible Notes held by such Convertible Noteholders (if known);

(ii)         if the Company Parties receive an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction the Company Parties shall, within 24 hours of the receipt of such expression of interest, notify the Steering Committee of the receipt thereof, with such notice to include the material terms thereof;

(iii)        except as expressly authorized in this Agreement, not solicit, initiate or encourage the submission of any proposal or offer from any Person relating to an Alternative Transaction; provided that the foregoing shall not limit the Company’s rights under Section 9(e)(iv) hereof in connection with the Fiduciary Out, Section 4(b) hereof, or the fiduciary rights and other obligations provided in Section 17 hereof;

(iv)        not, nor encourage any other Person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the consummation or implementation of the Transaction, and, if such person or entity takes any action inconsistent with any Company Party’s obligations under this Agreement, the Company Party shall direct and use commercially reasonable efforts to cause such person or entity to cease, withdraw, and refrain from taking any such action;

(v)         no later than the Closing Date, pay or reimburse any unpaid Fees and Expenses, in each case in accordance with the written instructions provided with each such invoice;

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(vi)        prepare such Proxy Documents and Existing Equityholders’ Consent, with respect to solicitations of the Existing Equityholders necessary or advisable to implement the Transaction, including providing any and all information to the Existing Equityholders reasonably required in connection therewith; provided, further, that distribution of the Proxy Documents shall be consistent with Section 4(b) hereof;

(vii)       take all actions required to implement the Exchange Offer in accordance with the Transaction Term Sheet and in compliance with the applicable securities regulations, including by timely posting and distributing the Exchange Offer Memorandum and keeping such Exchange Offer open for a period of at least 20 Business Days (with any extension to be agreed by the Steering Committee);

(viii)      to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(ix)        consent to the releases set forth in Section 6 hereof;

(x)         provide prompt written notice (in accordance with Section 25 hereof) to the Steering Committee between the date hereof and the Closing Date of (A) receipt of any written notice from any Governmental Authority in connection with this Agreement or the Transaction; and (B) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, that, if successful, would prevent or materially interfere with, delay, or impede the consummation of the Transaction;

(xi)        every other week during the TSA Support Period, deliver to the Steering Committee cashflow reporting (prepared in the ordinary course of business) for the prior two weeks;

(xii)       provide a good faith response to all reasonable information requests by the Steering Committee, including requests regarding the Company’s operations and strategic planning, during ordinary business hours and made to the individuals listed on Schedule 4(a)(xii) hereto in connection with the Transaction and implementation thereof; provided that the Company shall not be required to prepare new reports in response to any such requests;

(xiii)      maintain, at all times during the TSA Support Period, cash and cash-financed retail inventory together totaling at least £170 million in value, which such amount (A) shall be decreased by any fees and expenses incurred in connection with the Transaction and paid or reimbursed by the Company as of the date of any calculation and (B) shall be further decreased by £10 million on October 1, 2023 and by £10 million on the first day of each succeeding calendar month; provided that any sale leaseback proceeds shall not count towards the minimum liquidity balance; provided, further, that lease exit costs acceptable to the Steering Committee shall be added back to the liquidity balance for such purposes;

(xiv)      without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or otherwise in the ordinary course of business consistent with past practice, each of the Company Parties shall not, and shall not cause any subsidiaries to, except with the prior written consent of the Steering Committee in its reasonable discretion, (A) amend its Organizational Documents or convene a meeting for the purpose of amending its Organizational Documents; (B) amend, alter, combine or reclassify any shares of its capital stock or its authorized share capital (as applicable) or declare, set aside, or pay any dividend or other distribution in respect of its capital stock or share capital (as applicable) (other than intercompany dividends), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, or convene a meeting for the purpose of taking any action set forth in this Section 4(a)(xiv)(B); (C) issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its equity securities or amend any term of any of its equity securities; (D) make any material payments, dispositions, or investments, grant any pledge, lien, security interest, or charge, or enter into any transactions that are outside the ordinary course of business consistent with past practice, except pursuant to arrangements in effect as of the date hereof; (E) restrict or encumber cash or cash equivalent balances in excess of the amounts restricted or encumbered as of the date hereof; (F) make any material changes to employee agreements or arrangements, other than retention payments to be made to members of management in connection with the Transaction in an aggregate amount not to exceed £524,000; or (G) enter into an agreement to do any of the foregoing;

(xv)       from and after the date of this Agreement and during the TSA Support Period, operate the business of the Company and its subsidiaries in a manner determined by the Company to be reasonable and prudent given the circumstances existing at the time;

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(xvi)      cause Consenting Noteholders to own or control, in the aggregate, 100% of the aggregate outstanding principal amount of the Convertible Notes as of the Consent Deadline;

(xvii)     notify, as soon as is reasonably practicable after the occurrence of a Scheme Transaction Trigger Event, each Consenting Stakeholder in writing that the Transaction shall proceed on the basis of a Scheme Transaction (and from the date on which the Company gives such notification, references in this Agreement to the Definitive Documents shall mean only the Definitive Documents applicable to a Scheme Transaction); and

(xviii)    following the occurrence of the Scheme Transaction Trigger Event, (A) take all action required to implement the Scheme Transaction; and (B) ensure that each of the Scheme Transaction Milestone Dates are met.

(b)    Notwithstanding anything to the contrary in this Agreement, the Proxy Documents will include a statement (the “Alternative Proposal Statement”) that Existing Equityholders may submit proposals for Alternative Transaction(s) (each, an “Alternative Proposal”) which Alternative Proposal Statement will be in the form attached hereto as Exhibit C; provided that (i) such Proxy Documents shall not be distributed publicly without prior disclosure to the Steering Committee at least three Business Days prior to such distribution, (ii) any Alternative Proposal(s) shall be promptly disclosed to the Steering Committee, and (iii) the board shall only pursue Alternative Transactions consistent with its fiduciary duties; provided, however, that nothing in this Agreement or the Transaction Term Sheet shall be construed as support or consent by the Consenting Stakeholders for any Alternative Transactions, and the Consenting Stakeholders reserve all rights in this regard.

(c)     Each Company Party agrees that, for the duration of the TSA Support Period, such Company Party shall (and shall cause its subsidiaries to): (i) promptly disclose to the Steering Committee any demands for payment, repurchase, or conversion of any Convertible Notes under the Indenture or of any other action taken by a Convertible Noteholder or Trustee to which the Company Parties are aware to exercise any rights or remedies under the Indenture (including, without limitation, the exercise by any such Convertible Noteholder of its rights under Articles 14 and 15 of the Indenture); (ii) not send any notice of repurchase price under Section 15.01 of the Indenture, including any “Fundamental Change Company Notice” (as defined in the Indenture), to any Convertible Noteholder; and (iii) not make any payment, exchange, or conversion to any Convertible Noteholder seeking to exercise or exercising any rights under the Indenture (including rights in connection with the Company’s obligations under Articles 14 and 15 of the Indenture); in each case, other than as expressly permitted by this Agreement.

5.    Conditions to Effectiveness of the Transaction.

Conditions to Closing. The closing of the Transaction and the obligations of the Parties in connection therewith are subject to satisfaction of each of the following conditions:

(a)     (A) each Definitive Document and any other contractual documentation necessary to consummate the Transaction (other than those documents permitted to be executed and delivered on a post-closing basis in accordance with the terms thereof) shall be in form and substance reasonably acceptable to, and have been executed and delivered by, each party thereto (including the New Notes Indenture and Exchange Offer), each of which shall be reasonably acceptable in form and substance to those Parties as required in accordance with the provisions of this Agreement, and (B) any conditions precedent related thereto shall have been satisfied or waived;

(b)    this Agreement shall not have been terminated and shall be in full force and effect;

(c)     the conditions precedent to any Definitive Document shall have been satisfied or waived by the appropriate parties in accordance with their terms;

(d)    the Company Parties shall have paid or reimbursed in full any and all Fees and Expenses in accordance with the terms of this Agreement;

(e)     Cazoo’s Warrant Registration Statement shall have been declared effective by the SEC;

(f)     the New Warrants shall have been issued to the Existing Equityholders in accordance with the requirements in the Transaction Term Sheet, including, without limitation, the requirement that Existing Equity and New Warrants (and ordinary shares issuable upon exercise thereof) held by the Consenting Equityholders shall be subject to contractual restrictions on transferability (the “Restrictions”) that provide that the Consenting Equityholders may not transfer their Existing Equity, other than to affiliates, family members, as a gift, for estate planning purposes or

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pursuant to other exceptions to be agreed, in each case subject to the Restrictions, provided that the Restrictions are subject to the following: (i) the Restrictions continue until the earlier of (1) the day a shelf registration statement registering the New Equity issued to the Convertible Noteholders and New Warrants, if any, received on account of equity held by them (and shares issuable upon exercise thereof) is declared effective by the SEC, and (2) 21 days after the Closing Date, (ii) existing counsel to the Company will be authorized to file and the Company shall cause to be filed a shelf registration statement in form and substance reasonably acceptable to the Steering Committee on Form F-3 (or Form F-1, if Form F-3 is not available) which registers the New Equity issued to the Convertible Noteholders and New Warrants, if any, received on account of equity held by them (and shares issuable upon exercise thereof) within 1 Business Day after the Closing Date and in connection with such filing, the Company shall procure that the required officers and directors of the Company (including any new directors elected in connection with the Transaction who, along with counsel, shall be provided with such diligence information as they shall reasonably request of the Company prior to closing) sign the shelf registration statement, that the auditors of the Company deliver a consent to be included as an exhibit to the shelf registration statement, that counsel to the Company in respect of the law of the Cayman Islands deliver an opinion related to the New Equity to be included as an exhibit to the shelf registration statement and that the required SEC filing fee is paid in advance of the filing of the shelf registration statement, (iii) if the SEC indicates that it will not review the shelf registration statement, the Company must promptly notify the Convertible Noteholders and the holders of Existing Equity of the no-review and must cause the shelf registration statement to become effective within 3 Business Days of the SEC notice of no-review, and (iv) the Company shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof;

(g)    the New Notes and New Equity shall have been issued in accordance with the requirements in the Transaction Term Sheet;

(h)    the Registration Rights Agreement shall have become effective in accordance herewith;

(i)     the shareholders of Cazoo shall have approved the Transaction in the manner contemplated in the Transaction Term Sheet and the reverse stock split shall have been effectuated;

(j)     unless the Transaction is implemented through a Scheme Transaction, the Consenting Noteholders own or control, in the aggregate, no less than 100% of the aggregate outstanding principal amount of the Convertible Notes; and

(k)    in the event the Transaction is implemented through a Scheme Transaction, the Restructuring Plan or Scheme (as applicable) has been approved by the applicable court and has been recognized by an order of a United States Bankruptcy Court in a Chapter 15 proceeding under the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded, or replaced from time to time.

6.      Releases.

(a)     In consideration of the agreements of the Company, the Consenting Noteholders, and the Consenting Equityholders contained herein and in the Definitive Documents, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, except with respect to the representations, warranties, and/or covenants of the Company, the Consenting Noteholders, and the Consenting Equityholders contained in this Agreement and the Definitive Documents and any other related transaction documents, (i) each Company Party, on behalf of itself and its successors, assigns, and other legal representatives (the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, remises, and forever discharges each Consenting Stakeholder, and, in each case, its successors and assigns, and its present and former shareholders, direct and indirect owners, partners, general partners, members, managers, consultants, Affiliates, subsidiaries, divisions, predecessors, directors, officers, employees, agents, attorneys, accountants, investment bankers, consultants and other representatives, Related Entities, and all Persons acting by, through, under, or in concert with any of them, and each solely in their capacity as such (the “Company Released Parties”), (ii) each Consenting Stakeholder, on behalf of itself and its successors, assigns, and other legal representatives (the “Consenting Stakeholder Releasing Parties” and, together with the Company Releasing Parties and the Consenting Stakeholder Releasing Parties, each in their capacity as such, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, remises, and forever discharges each Company Party, and, in each case, its successors and assigns, and its present and former shareholders, direct and indirect owners, partners, members, managers, consultants, Affiliates, subsidiaries, divisions, predecessors, directors, officers, employees, agents, attorneys, accountants, investment bankers, consultants and other representatives, and all

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Persons acting by, through, under, or in concert with any of them, and each solely in their capacity as such (together with the Company Released Parties, each in their capacities as such, the “Released Parties”), in each case, of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, recoupment, rights of setoff, demands, and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, contingent or mature, suspected or unsuspected, both at law and in equity which any Releasing Party may now or hereafter own, hold, have or claim to have against the applicable Released Parties (as specified in this Section 6(a)) or any of them for or on account of, or in relation to, or in any way in connection with the Company, the Company’s subsidiaries, the Transaction, actions taken to consummate the Transaction or any of the transactions contemplated thereunder or related thereto, and entry into the Definitive Documents; provided that (A) the release set forth in this Section 6(a) shall not be effective unless the Closing Date shall have occurred and (B) nothing in this Section 6(a) shall be construed to release the Released Parties from any (1) gross negligence, willful misconduct, or actual fraud, in each case as determined by a final order of a court of competent jurisdiction where such order is not subject to appeal, (2) Claims that arise solely from or relate to acts or omissions occurring after the Closing Date, or (3) obligations under, or waive any right to enforce, the terms of the Definitive Documents.

(b)    Each Releasing Party understands, acknowledges and agrees that, other than as specifically excluded from Section 6(a) above, the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Each of the Parties hereto agrees that they will not make any statement, orally or in writing, that disparages any of the Parties in connection with the Company, except for factual statements made in compliance with applicable law (including by statute or regulation), to the court as part of the evidence to be submitted in respect of the Scheme Transaction, or to a court in connection with Claims not subject to the releases set forth in Section 6(a) hereof; provided that such obligation shall not survive termination of this Agreement other than as set forth in Section 6(d) hereof.

(c)     In entering into this Agreement, each Releasing Party has consulted with, and has been represented by, legal counsel and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. Each Releasing Party acknowledges and agrees that the releases set forth above may not be changed, amended, waived, discharged or terminated orally.

(d)    Notwithstanding anything in this Agreement to the contrary, once effective pursuant to the terms of this Agreement upon the Closing Date, the releases and other agreements set forth in this Section 6 shall survive the automatic termination of this Agreement pursuant to Section 9(h)(vi) hereof.

7.       Transfer of Claims, Interests and Securities.

(a)     Except as otherwise provided in the Transaction Term Sheet, during the TSA Support Period, the Consenting Stakeholders agree, subject to the terms and conditions hereof, that each Consenting Stakeholder, severally and not jointly, shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign, novate, or otherwise dispose of or offer or contract to pledge, encumber, assign, sell or otherwise transfer (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims against or Interests in the Company, including its Convertible Notes or Existing Equity, or any option thereon or any right or interest therein, unless such Transfer is made to a (i) Person that is or becomes party to this Agreement in the applicable capacity by executing a Joinder Agreement and delivering such Joinder Agreement to counsel to the Company and counsel to the Steering Committee within 2 Business Days of the effectiveness of the relevant Transfer (a “Permitted Joinder Transferee”) or (ii) is otherwise approved by the Company. Upon such a Transfer in accordance herewith, the transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Stakeholder, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Stakeholder for all purposes under this Agreement. Upon compliance with the foregoing, the transferor shall be deemed to relinquish its rights (with respect to any such Claims and Interests that are the subject of such Transfer) under this Agreement and shall be released from its obligations (with respect to any such Claims and Interests that are the subject of such Transfer) hereunder. Any Transfer made in violation of this Section 7 shall be deemed null and void ab initio and of no force or effect.

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(b)    Notwithstanding the foregoing, the Consenting Stakeholders shall be permitted during the TSA Support Period to Transfer their Claims and Interests, as applicable, to their respective Affiliates and Related Entities without the consent of any other party, provided that any such Affiliate or Related Entity shall be automatically bound by the terms of this Agreement.

(c)     Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker that acquires any Convertible Note Claims or Interests in the Company Parties subject to this Agreement held by a Consenting Stakeholder with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests, shall not be required to become a party to this Agreement as a Consenting Stakeholder, if such Qualified Marketmaker transfers such Claims or Interests (by purchase, sale, assignment, or other similar means) within five (5) Business Days of its acquisition to a Consenting Stakeholder or a Permitted Joinder Transferee; provided that a Qualified Marketmaker’s failure to comply with this Section 7(c) shall result in the transfer of such Claims to such Qualified Marketmaker being deemed void ab initio.

8.      Disenfranchisement.

In accordance with Section 8.04 of the Indenture, Convertible Notes that are owned by the Company, by any Subsidiary (as such term is defined in the Indenture) thereof or by any Affiliate (as such term is defined in the Indenture) of the Company (except any Person set forth on Schedule 8 hereto that may be deemed an Affiliate of the Company) shall be disregarded and deemed not to be outstanding for the purpose of a determination of Consenting Noteholders.

9.      Termination of Agreement.

(a)     This Agreement shall terminate as to all Parties or, if such termination arises under Sections 9(e)(i), (ii), (vi) or (viii), the applicable Party, upon the receipt of written notice to all Parties or the applicable Consenting Stakeholder, as applicable, delivered in accordance with Section 25 hereof, from the Company at any time after and during the continuance of any Company Termination Event.

(b)    This Agreement shall terminate as to all Parties or, if such termination arises under Sections 9(f)(i) or (f)(iii), the applicable Party, upon the receipt of written notice to all Parties or the applicable Party, as applicable, delivered in accordance with Section 25 hereof, from the Steering Committee at any time after and during the continuance of any Consenting Stakeholder Termination Event.

(c)     This Agreement shall terminate with respect to a Consenting Stakeholder upon delivery to the other Parties of written notice, delivered in accordance with Section 25 hereof, from such Consenting Stakeholder at any time after and during the continuance of a Consenting Stakeholder Termination Event; provided that this Agreement shall remain in effect with respect to each other non-terminating Consenting Stakeholder unless and until such other Consenting Stakeholder separately terminates this Agreement as to itself pursuant to this Section 9(c)

(d)    Notwithstanding any provision to the contrary in this Section 9, no Party may terminate this Agreement on account of a Company Termination Event or Consenting Stakeholder Termination Event, as applicable, caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement or where such Party is otherwise in breach of this Agreement (in each case unless such failure to perform, failure to comply, or breach arises from another Party’s breach of this Agreement that would otherwise be a Company Termination Event or Consenting Stakeholder Termination Event, as applicable).

(e)     A “Company Termination Event” shall mean any of the following:

(i)          with respect to the applicable Consenting Stakeholder only, the material breach by any of the Consenting Stakeholders of (A) any covenant contained in this Agreement or (B) any other obligations of the Consenting Stakeholders set forth in this Agreement, and, in each case, such breach remains uncured for a period of five Business Days after the receipt of written notice thereof pursuant to Section 25 hereof (as applicable);

(ii)         the representations or warranties made by any Consenting Stakeholder will have been untrue in any material respect when made (and only with respect to such Consenting Stakeholder);

(iii)        the Definitive Documents and any amendments, modifications, or supplements thereto include terms that are materially inconsistent with this Agreement or the Transaction Term Sheet and are not otherwise reasonably acceptable to the Company, and such event remains unremedied for a period of five Business Days following the receipt of notice pursuant to Section 25 hereof (as applicable);

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(iv)        the board of directors of Cazoo reasonably determines in good faith taking into account the advice of outside counsel that continued performance under this Agreement or pursuit of the Transaction would be inconsistent with the exercise of its fiduciary or other duties under applicable law (the “Fiduciary Out”); provided that in the event a Company Party desires to terminate this Agreement pursuant to this Section 9(e)(iv), Cazoo shall, as soon as reasonably practicable but in no event less than one calendar day prior to the date Cazoo terminates this Agreement pursuant to the Fiduciary Out, provide advance written notice (email shall suffice) of such termination to the Steering Committee and the Consenting Equityholders;

(v)         the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement to be unenforceable, enjoining the consummation of the Transaction or rendering illegal this Agreement or the Transaction, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of a Consenting Stakeholder, or (B) in all other circumstances, such ruling, judgment, or order has not been stayed, reversed, or vacated within 25 calendar days after such issuance;

(vi)        if any Consenting Stakeholder (A) publicly announces their intention not to support the Transaction or proposes, supports, or agrees in writing to pursue (including, for the avoidance of doubt, as may be evidenced by a duly executed term sheet, letter of intent, or similar document) or support any transaction in respect of the Company other than the Transaction or (B) validly terminates this Agreement as to themselves pursuant to Section 9(c) hereof, in which case the Company may terminate as to such Consenting Stakeholder (and only to such Consenting Stakeholder);

(vii)       if the Definitive Documents shall not have been executed and delivered or filed, as applicable, by the respective intended parties thereto by the Outside Date;

(viii)      if a Consenting Stakeholder does not comply in any material respect with each of the obligations set forth in Section 3(a) or (b) hereof and the “Additional Obligations Prior to Closing Date” set forth in the Transaction Term Sheet (and only to such Consenting Stakeholder); or

(ix)        a Scheme Transaction Trigger Event has occurred and, as a result of the exercise of termination rights under Section 9(e)(i), (ii), (vi) or (viii) or Section 9(f)(i) or (iii), Consenting Noteholders own or control, in the aggregate, less than (x) 75% of the aggregate principal amount of the Convertible Notes.

(f)     A “Consenting Stakeholder Termination Event” shall mean any of the following:

(i)          the material breach by any Company Party or (with respect to such Consenting Stakeholder only) another Consenting Stakeholder of (A) any covenant contained in this Agreement (including without limitation Sections 4(a) and 4(b)) or (B) any other obligations of the Company Parties set forth in this Agreement, and, in each case, such breach remains uncured for a period of five Business Days after receipt of written notice thereof pursuant to Section 25 hereof (as applicable);

(ii)         the representations or warranties made by any Company Party will have been untrue in any material respect when made;

(iii)        the representations or warranties made by any Consenting Stakeholder will have been untrue in any material respect when made (and only with respect to such Consenting Stakeholder);

(iv)        the Definitive Documents and any amendments, modifications, or supplements thereto include terms that are materially inconsistent with this Agreement or the Transaction Term Sheet and are not otherwise reasonably acceptable to the Consenting Stakeholders who have consent rights over the applicable Definitive Document in accordance with Section 2(b) hereto, and such event remains unremedied for a period of five Business Days following the receipt of notice pursuant to Section 25 hereof (as applicable);

(v)         the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order declaring this Agreement to be unenforceable, enjoining the consummation of the Transaction or rendering illegal this Agreement or the Transaction, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of a Company Party, or (B) in all other circumstances, such ruling, judgment, or order has not been stayed, reversed, or vacated within 25 calendar days after such issuance;

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(vi)        if any Company Party (other than an Existing Equityholder in respect of an Alternative Proposal) (A) proposes, supports, or agrees in writing to pursue to the exclusion of the Transaction (including, for the avoidance of doubt, as may be evidenced by a duly executed term sheet, letter of intent, or similar document) an Alternative Transaction (for the avoidance of doubt, this Section 9(f)(vi) does not affect the Fiduciary Out, the terms set forth in Section 4(b) hereof or the fiduciary rights and other obligations provided in Section 17 hereof), or (B) validly terminates this Agreement as to themselves pursuant to Sections 9(a) and 9(e);

(vii)       if the Definitive Documents shall not have been executed and delivered or filed, as applicable, by the respective intended parties thereto by the Outside Date;

(viii)      if the Company does not comply in any material respect with each of the obligations set forth in Sections 4(a) or 4(b) hereof and the “Additional Obligations Prior to Closing Date” set forth in the Transaction Term Sheet;

(ix)         the occurrence of any Material Adverse Effect;

(x)          if the Company distributes publicly Proxy Documents with a statement regarding Alternative Proposals other than the Alternative Proposal Statement attached hereto as Exhibit C;

(xi)         if the Company breaches its agreement set forth in Section 4(a)(xiii);

(xii)       if the Company makes any payment to any Convertible Noteholder seeking to exercise any rights under the Indenture other than as expressly permitted by this Agreement;

(xiii)      if a Scheme Transaction Trigger Event has occurred, any failure to meet any of the Scheme Transaction Milestone Dates; or

(xiv)       a Scheme Transaction Trigger Event has occurred and, as a result of the exercise of termination rights under Section 9(e)(i), (ii), (vi) or (viii) or Section 9(f)(i) or (iii), Consenting Noteholders own or control, in the aggregate, less than (x) 75% of the aggregate principal amount of the Convertible Notes.

(g)    Mutual Termination. This Agreement may be terminated by mutual agreement of each Party upon the receipt of written notice delivered in accordance with Section 25 hereof.

(h)    Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon:

(i)          other than as may arise in connection with a Scheme Transaction, any Company Party commencing or filing any proceeding relating to any of the Company Parties under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the Company Parties or of any substantial part of their property;

(ii)         other than as may arise in connection with a Scheme Transaction, any Company Party applying or consenting to appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any of the Company Parties or of any substantial part of their property;

(iii)        other than as may arise in connection with a Scheme Transaction, the making by any of the Company Parties of an assignment for the benefit of creditors or the admission by any of the Company Parties in writing of its inability to pay its debts generally as they become due;

(iv)        if the Company breaches its agreements set forth in Section 4(c)(ii) or (iii) hereof;

(v)         if the Closing Date has not occurred on or before the Outside Date; and

(vi)        the occurrence of the Closing Date.

The termination events outlined in this Section 9 shall not survive the Closing Date.

(i)     Effect of Termination. Upon the termination of this Agreement as to a Party in accordance with this Section 9, if the Transaction has not been consummated, and except as provided in Section 19 hereof, (i) this Agreement shall forthwith become void and of no further force or effect as to such Party and such Party shall, except

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as provided otherwise in this Agreement, be immediately released from its liabilities, forbearances, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law and any applicable agreements, and (ii) any and all consents or ballots tendered by (or on behalf of) a terminating Party and any proxies with respect to consents or ballots given by such Party before such termination shall be deemed, for all purposes, to be null and void and revoked from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement or otherwise; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(j)     If the Transaction has not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. Pursuant to Rule 408 of the Federal Rules of Evidence, without prejudice of the rules under English law and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

10.     Representations and Warranties.

(a)     Each Consenting Stakeholder, severally and not jointly, and each Company Party, severally and jointly, represent and warrant to each Party that the following statements are true, correct and complete as of the date hereof:

(i)        such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)       the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or, as applicable, any of its subsidiaries or its Organizational Documents or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, as applicable, any of its subsidiaries is a party, other than any default contemplated by the Transaction or as listed in Schedule 10(a)(ii) hereto;

(iii)      this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(iv)      such Party (A) is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby, (B) has adequate information concerning the matters that are the subject of this Agreement and the transactions contemplated hereby, (C) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has independently and without reliance upon any warranty or representation by, or information from, any other Party or any officer, employee, agent or representative thereof, of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement, and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transaction contemplated hereby, and (D) acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress;

(v)       with respect to the Company, such Party is not aware of the occurrence of any event, fact or circumstance that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(vi)      such Party is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction.

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(b)    Each Consenting Noteholder, severally and not jointly, represents and warrants to each Party that such Consenting Noteholder:

(i)        is the beneficial owner of the aggregate principal amount of Convertible Notes set forth below its name on the signature page hereto or to the Joinder Agreement (as applicable), such amount constituting, in each case, the total principal amount of all that Consenting Noteholder’s Convertible Notes, free and clear of any restrictions on transfer, liens, or options, warrants, purchase rights, contracts, commitments, claims, demands, and other encumbrances and does not own any other Convertible Notes; and/or

(ii)       has sole investment and/or voting discretion and/or authority to vote on and provide consent or waivers with respect to such Convertible Notes.

(c)     Each Consenting Equityholder, severally and not jointly, represents and warrants to each Party that, as of the date hereof, each Consenting Equityholder (i) is the owner of the number of Existing Equity set forth below its name on the signature page hereto, free and clear of any restrictions on transfer, liens or options, warrants, purchase rights, contracts, commitments, claims, demands, and other encumbrances and does not own any other existing equity interests and (ii) has (A) sole investment or voting discretion with respect thereto, and (B) full power and authority to vote on and consent to matters concerning such equity interests or to exchange, assign, and transfer such equity interests.

(d)    Each Consenting Noteholder represents and warrants to each Party that it (i) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (ii) understands that any securities to be acquired by it (if any) pursuant to the Transaction have not been registered under the Securities Act and that such securities are being offered and sold pursuant to the exemption from registration pursuant to Regulation D promulgated under the Securities Act, or other available exemption from Securities Act registration, based in part upon such Consenting Noteholder’s representations, as applicable, contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, (iii) has such knowledge and experience in financial and business matters that such Consenting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Transaction and understands and is able to bear any economic risks with such investment, (iv) is acquiring any securities to be acquired by it (if any) pursuant to the Transaction for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act and (v) did not decide to acquire any securities to be acquired by it (if any) pursuant to the Transaction as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D promulgated under the Securities Act.

11.    Disclosure; Publicity.

(a)     Except as required by applicable law (including by statute or regulation), to the court as part of the evidence to be submitted in respect of the Scheme Transaction and in support of any application to the courts of any jurisdiction for recognition of the Scheme Transaction or as required by the rules of any relevant listing authority or stock exchange on which the shares of any Party are listed or traded, including, without limitation, in connection with any Schedule 13D filing with the SEC, the Consenting Noteholders agree that, without the prior written consent of the Company, none of them, individually or collectively, will disclose this Agreement, including the Transaction Term Sheet, or the contents hereof in any public communication or filing including any regulatory filing prior to the execution of the Definitive Documents. Notwithstanding the foregoing, each Consenting Noteholder may disclose this Agreement and its terms to:

(i)          that Consenting Noteholder’s Connected Persons and any other Consenting Noteholder and, if required, to the Trustee and any security agent (and their respective professional advisers) for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Transaction, the Transaction Term Sheet and this Agreement; provided that such parties owe a contractual or other duty of confidentiality to the Consenting Noteholder with respect to any confidential information so disclosed or have separately agreed to be bound by the provisions of this Agreement; and

(ii)         any other person (A) to (or through) whom that Consenting Noteholder assigns or transfers (or may potentially assign or transfer) all or any of its Convertible Notes, as permitted by this Agreement; or (B) with (or through) whom that Consenting Noteholder enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement, any

A-IV-18

Definitive Document, as permitted by this Agreement, for the purpose of that actual or potential sub-participation or other transaction; provided that, in each case, the person to whom the information is to be given pursuant to this Section 11(a)(ii) has, prior to any such disclosure, agreed in writing for the benefit of such Consenting Noteholder and the Company to keep the terms of this Agreement confidential on the terms of this Section 11 (with any necessary consequential changes).

(b)    Cazoo shall submit drafts to counsel to the Consenting Stakeholders, respectively, of any press release or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement or otherwise announcing the Transaction or relating to the Transaction at least two Business Days prior to disclosure, or if such submission two Business Days prior to disclosure is not possible, as soon as reasonably practicable prior to disclosure. All Parties hereto acknowledge that the Company will be required to file this Agreement as an exhibit to Form 6-K with the SEC upon execution.

(c)     Except as required by applicable statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required), order, subpoena, or other legal process or regulation or as requested or required by any Governmental Authority, and notwithstanding any provision of any other agreement between the Company and any Consenting Stakeholder to the contrary, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting Stakeholder), other than advisors to the Company, the principal amount or percentage of any debt or equity holdings of any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent; provided that (i) if such disclosure is required as described above in this Section 11(c), the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure, including, without limitation, regarding the scope, timing, and contents of such disclosure, and shall take commercially reasonable measures to limit such disclosure, (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of indebtedness or equity securities, as applicable, collectively held by the Consenting Stakeholders, provided that the amount of Convertible Notes of any individual Consenting Noteholder may not be disclosed. Notwithstanding the provisions in this Section 11, any Party may disclose, to the extent consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s individual holdings.

(d)    Nothing in this Section 11 shall constitute a waiver or modification of any provision of those certain confidentiality agreements entered into between the Company and each Consenting Stakeholder (as applicable).

12.    Amendments and Waivers.

(a)     This Agreement (or any exhibit, annex, or schedule hereto) may be modified, amended, or supplemented, or a condition or requirement of this Agreement (or any exhibit, annex, or schedule hereto) may be waived, in a writing signed by: (i) Cazoo and (ii) the Steering Committee.

(b)    Notwithstanding the foregoing, the consent of each such affected Consenting Noteholder shall also be required to effectuate any modification, amendment, waiver, or supplement if the proposed modification, amendment, waiver, or supplement has a disproportionate (as compared to other Consenting Noteholder holding similar Claims or Interests) adverse effect on any of the Claims or Interests held by a Consenting Noteholder.

(c)     Notwithstanding anything herein to the contrary, (A) the Outside Date may be extended with the mutual written consent (email being sufficient) of Cazoo, each Consenting Equityholder, and the Steering Committee; (B) no amendment, modification, waiver, or supplement of this Section 12 shall be effective without the consent of each Party hereto; and (C) this Agreement may not be amended in a manner adverse to any Released Party with respect to the releases governed by Section 6 hereof without such Released Party’s prior written consent.

(d)    Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio as to any non-consenting Party affected thereby.

(e)     The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy by such Party. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.

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13.    Tax Structure.

The Parties shall take all commercially reasonable actions to implement the Transaction in a mutually acceptable manner, taking regulatory, tax, accounting and legal considerations into account, to preserve and recognize tax attributes, and to mitigate the impact of any adverse tax consequences on the Company, the Convertible Noteholders, and Existing Equityholders, and the transactions contemplated by this Agreement, including the Transaction Term Sheet, will be structured in furtherance thereof; provided that such structure shall be reasonably acceptable to Cazoo, the Consenting Equityholders, and Consenting Noteholders.

14.    Effectiveness.

This Agreement shall become effective and binding on all Parties on the Support Effective Date.

15.    Governing Law; Jurisdiction; Waiver of Jury Trial

(a)     This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction, other than as provided herein.

(b)    Each of the Parties irrevocably agrees that, other than in connection with implementing the Scheme Transaction, any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the State of New York, and, in the event the Company becomes the subject of any bankruptcy cases under chapter 11 of title 11 of the United States Code, the presiding bankruptcy court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Transaction. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Other than in connection with implementing the Scheme Transaction, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Transaction, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party acknowledges and submits to the jurisdiction of the courts of England and Wales in respect of and for the sole purpose of a Scheme Transaction.

(c)     EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.    Specific Performance/Remedies.

(a)     It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including reasonable attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy. Each Party also agrees that it will not

A-IV-20

seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity.

(b)    For the avoidance of doubt, nothing set forth in this Section 16 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 16 prior to or as a condition to exercising any termination right under Section 9 herein, nor shall anything set forth in this Section 16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9 or pursue any other remedies under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

17.    Fiduciary Duties

Notwithstanding anything herein, nothing in this Agreement shall require the Company or any directors, officers, members, or managers of any Company Party, each in their capacity as such, to take any action, or to refrain from taking any action, to the extent that such person or persons reasonably determines or determine in good faith, taking into account the advice of counsel, that doing so would be inconsistent with their fiduciary or other obligations owed with respect to the Company Parties under applicable law.

18.    Independent Due Diligence and Decision-making.

Each of the Consenting Stakeholders and the Company Parties hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of the documents and information available to it, as it has deemed appropriate.

19.    Survival.

Notwithstanding the termination of this Agreement pursuant to Section 9 hereof, the agreements and obligations of the Parties in this Section 19, and Sections 6 (in accordance with Section 6(d) hereof), 9(i), 9(j), 10, 11, 15, 16, 21, 22, 23, 25, 26 and 28 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination. The Company’s obligations to pay accrued and unpaid Fees and Expenses incurred in connection with the Transaction prior to the Company’s exercise of the Fiduciary Out shall survive termination of this Agreement. The Parties’ agreements as set forth under the “Public Listing” heading in the Transaction Term Sheet shall survive the automatic termination of this Agreement pursuant to Section 9(h)(vi) hereof.

20.    Headings

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

21.    Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, and executors. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

22.    No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, and executors) and no other Person shall be a third-party beneficiary hereof; provided that with respect to any Released Party, such Released Party shall be, and is deemed to be, a third-party beneficiary with respect to the releases granted pursuant to Section 6 hereof; provided, further, that Existing

A-IV-21

Equityholders, executive officers and directors, and former executive officers and directors (in each case, to the extent such parties hold Existing Equity and only in their capacity as such) shall be third-party beneficiaries of the agreements as set forth under the “Public Listing” heading in the Transaction Term Sheet and shall be entitled to enforce any breach thereof against the Company and not against any other Party hereto.

23.    Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Transaction Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company Parties, on the one hand, and each Consenting Stakeholder, on the other hand, as applicable, shall continue in full force and effect; provided that, in the event of a conflict between this Agreement and the Transaction Term Sheet, this Agreement shall control in all respects.

24.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in or relating to this Agreement will be deemed to include electronic signatures or electronic records, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

25.    Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, by overnight courier or by registered or certified mail (return receipt requested) to the following addresses:

(a)     If to the Company Parties:

Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD
United Kingdom
Attention: Alex Chesterman

Paul Woolf
Paul Whitehead
Sophie Hosking

Email:       alex.chesterman@cazoo.co.uk

paul.woolf@cazoo.co.uk
paul.whitehead@cazoo.co.uk
legal@cazoo.co.uk

with a copy to (which shall not constitute notice):

Freshfields Bruckhaus Deringer LLP
601 Lexington Avenue
New York, NY 10022
Attention: Valerie Ford Jacob

Mark Liscio
Richard Tett

Email:       valerie.jacob@freshfields.com

mark.liscio@freshfields.com
richard.tett@freshfields.com

A-IV-22

(b)    If to the Consenting Noteholders:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Matthew S. Barr

Alexander P. Cohen

Email:       Matt.Barr@weil.com

Alexander.Cohen@weil.com

(c)     If to any Consenting Stakeholder, the address set forth on such Consenting Stakeholder’s signature page hereto.

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon transmission.

26.    Email Consents.

Where a written consent, acceptance, approval, notice, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, notice, or waiver shall be deemed to have occurred if, by agreement between legal counsel to the Parties submitting and receiving such consent, acceptance, approval, notice, or waiver, it is conveyed in writing (including electronic mail) between each such legal counsel without representations or warranties of any kind on behalf of such legal counsel.

27.    Joinder.

One or more additional Persons may become party hereto after the date of this Agreement by executing and delivering a Joinder Agreement to the Company. Immediately upon the execution and delivery of a Joinder Agreement (and without any further action), each such additional Person will be bound by the terms of this Agreement and deemed to be a (a) “Consenting Stakeholder” and (b) a “Party” for all purposes under this Agreement. For the avoidance of doubt, each Person that executes a Joinder Agreement shall have all of the rights and obligations of a Consenting Stakeholder of the applicable class of Consenting Stakeholder hereunder.

28.    Reservation of Rights; No Admission.

(a)     Subject to those certain confidentiality agreements entered into between the Company and each Consenting Stakeholder (as applicable), nothing contained herein shall limit the ability of any Party to consult with other Parties so long as such consultation or appearance is consistent with such Party’s obligations hereunder.

(b)    Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Claims against any of the other Parties (or their respective Affiliates or subsidiaries). This Agreement, including the Transaction Term Sheet, is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, without prejudice rules under English law, and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

29.    Execution by Consenting Noteholders

(a)     A reference to a “Consenting Noteholder” is a reference to such person solely in their capacity as a Consenting Noteholder and a party that beneficially owns or controls Convertible Notes under this Agreement, and not in any other capacity or in respect of any other debt, agreement or instrument.

(b)    Each of the Consenting Noteholders is entering into or acceding to this Agreement in its capacity as such and only in respect of the debt which it holds in that respective capacity and not in any other capacity in respect of any other debt or other instrument.

A-IV-23

(c)     Where a Consenting Noteholder enters into or accedes to this Agreement in its capacity as investment manager or investment adviser on behalf of funds or accounts it manages or advises:

(i)          if specific fund(s) or separate account(s) are specified in such Consenting Noteholders’ signature page, this Agreement shall apply to that investment manager or investment adviser only with respect to the specified fund or separate account, and will not apply to any other fund or account managed or advised by that investment manager or investment adviser or to its or their Affiliates and any funds or accounts managed or advised by its or their Affiliates; and

(ii)         references in this Agreement to debt beneficially owned by the Consenting Noteholder shall mean debt which is (A) beneficially owned by the holder of the Convertible Notes that is managed or advised by the Consenting Noteholder, and (B) subject to the discretionary management and control of the Consenting Noteholder.

(d)    If any investment manager or investment adviser (as applicable) enters into or accedes to this Agreement on behalf of funds or accounts it manages or advises, each other Party acknowledges that:

(i)          the relevant investment manager or investment adviser (as applicable) does not execute this Agreement in any personal capacity;

(ii)         the relevant investment manager or investment adviser (as applicable) executes this Agreement pursuant to, and to the extent of, its authority to act in such capacity; and

(iii)        the relevant investment manager or investment adviser (as applicable) does not make any representations, warranties or undertakings of any kind in any personal capacity to any Party, and shall have no personal liability whatsoever to any Party, under or in connection with this Agreement, and no Party will have any recourse to it in any personal capacity in any way whatsoever.

30.    Execution by Consenting Equityholders

(a)     A reference to a “Consenting Equityholder” is a reference to such person solely in their capacity as a Consenting Equityholder and a party that beneficially owns or controls Existing Equity under this Agreement, and not in any other capacity or in respect of any other debt, agreement or instrument.

(b)    Each of the Consenting Equityholders is entering into or acceding to this Agreement in its capacity as such and only in respect of the equity which it holds in that respective capacity and not in any other capacity in respect of any other debt or other instrument. Nothing in this Agreement shall require any Consenting Equityholder or any representative of any Consenting Equityholder serving as a director, officer, member, or manager of any Company Party to take any action, or to refrain from taking any action, in its capacity as a director, officer, member, or manager of any Company Party. Nothing in this Section 30(b) shall be construed to limit any existing obligations of any of the directors, officers, members, or managers of any Company Party.

(c)     Where a Consenting Equityholder enters into or accedes to this Agreement in its capacity as investment manager or investment adviser on behalf of funds or accounts it manages or advises, if specific fund(s) or separate account(s) are specified in such Consenting Equityholders’ signature page, this Agreement shall apply to that investment manager or investment adviser only with respect to the specified fund or separate account, and will not apply to any other fund or account managed or advised by that investment manager or investment adviser or to its or their Affiliates and any funds or accounts managed or advised by its or their Affiliates.

(d)    If any investment manager or investment adviser (as applicable) enters into or accedes to this Agreement on behalf of funds or accounts it manages or advises, each other Party acknowledges that:

(i)          the relevant investment manager or investment adviser (as applicable) does not execute this Agreement in any personal capacity;

(ii)         the relevant investment manager or investment adviser (as applicable) executes this Agreement pursuant to, and to the extent of, its authority to act in such capacity; and

A-IV-24

(iii)        the relevant investment manager or investment adviser (as applicable) does not make any representations, warranties or undertakings of any kind in any personal capacity to any Party, and shall have no personal liability whatsoever to any Party, under or in connection with this Agreement, and no Party will have any recourse to it in any personal capacity in any way whatsoever.

31.    Relationship Among Parties.

It is understood and agreed that any Consenting Noteholder may trade in any debt or equity securities of the Company (or any subsidiary thereof) without the consent of the Company or any other Consenting Noteholder, subject to Section 7 hereof, any applicable agreements to the contrary (including that (a) certain cooperation agreement dated March 17, 2023 by and among certain of the Consenting Noteholders and (b) those certain side letter agreements, each dated November 9, 2022 (as may have been extended from time to time), by and between the Company, and certain Consenting Noteholders) and applicable securities laws. Nothing contained herein and no action taken by any Consenting Noteholder shall be deemed to constitute the Consenting Noteholders as a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Consenting Noteholders are in any way acting in concert. The decision of each Consenting Noteholder to enter into this Agreement has been made by each such Consenting Noteholder independently of any other Consenting Noteholder. The Company acknowledges that the Consenting Noteholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Noteholders and the Company acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Noteholders that principally manage and/or supervise such Consenting Noteholder’s investment in the Company, and shall not apply to any other trading desk or business group of such Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting Noteholder. None of the Consenting Noteholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities of any kind or form to each other, the Company, or the Company’s creditors or other stakeholders. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, voting, or disposing of any securities of the Company. Neither the Consenting Stakeholders nor any subset thereof are part of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), with any other Party. All rights under this Agreement are separately granted to each Party, and the use of a single document is solely for purposes of convenience. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

32.    No Offer; Representation by Counsel; Adequate Information.

(a)     This Agreement is not and shall not be deemed an offer with respect to the issuance or sale of securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)    Each Party acknowledges that it has had an opportunity to receive information from the Company Parties and that it has been, or is part of a group that has been, or has had an opportunity to be, represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

33.    Time is of the Essence.

The Parties acknowledge and agree that time is of the essence and that they must each use commercially reasonable efforts to fulfill their respective obligations hereunder as soon as reasonably practicable.

[Signature Pages to Follow]

A-IV-25

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and, as applicable, delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CAZOO GROUP LTD
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title	Director
CAZOO HOLDINGS LIMITED
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title	Director
CAZOO LTD
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title	Director
CAZOO PROPERTIES LIMITED
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title	Director

[Signature Page to Transaction Support Agreement]

A-IV-26

VIKING GLOBAL EQUITIES MASTER LTD.,

By: Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler
Title:	Authorized Signatory

VIKING GLOBAL EQUITIES II LP,

By: Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler
Title:	Authorized Signatory

Contact Information for all Parties above:

c/o Viking Global Investors LP
660 Fifth Avenue
New York, NY 10103
Attention: General Counsel

With a mandatory copy to:
legalnotices@vikingglobal.com

[Signature Page to Transaction Support Agreement]

A-IV-27

Farallon Capital Partners, L.P.

By: Farallon Capital Management, L.L.C., its investment manager

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital Institutional Partners, L.P.

By: Farallon Capital Management, L.L.C., its investment manager

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Four Crossings Institutional Partners V, L.P.

By: Farallon Capital Management, L.L.C., its investment manager

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital Institutional Partners II, L.P.

By: Farallon Capital Management, L.L.C., its investment manager

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital Offshore Investors II, L.P.

By: Farallon Capital Management, L.L.C., its investment manager

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

[Signature Page to Transaction Support Agreement]

A-IV-28

Farallon Capital F5 Master I, L.P.
By: Farallon Capital Management, L.L.C., its investment manager
By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member
Farallon Capital (AM) Investors LP
By: Farallon Capital Management, L.L.C., its investment manager
By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member
Farallon Capital Institutional Partners III, L.P.
By: Farallon Capital Management, L.L.C., its investment manager
By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Contact Information for all Parties above:
c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111, USA
Attention:
With a mandatory copy to:
Legal-UK@faralloncapital.com

[Signature Page to Transaction Support Agreement]

A-IV-29

INHERENT ESG OPPORTUNITY MASTER, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner
By:	/s/ Michael Ellis
Name:	Michael Ellis
Title:	Chief Operating Officer
Inherent Private Opportunities 2021, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner
By:	/s/ Michael Ellis
Name:	Michael Ellis
Title:	Chief Operating Officer
Inherent Credit Opportunities Master, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner
By:	/s/ Michael Ellis
Name:	Michael Ellis
Title:	Chief Operating Officer

Contact Information for all Parties above:

530 Fifth Ave, Suite 702
New York, NY 10036
Attention: Michael Ellis, COO

With a mandatory copy to:
Admin@inherentgroup.com

[Signature Page to Transaction Support Agreement]

A-IV-30

Tru Arrow Technology Partners I, LP
By:	/s/ Glenn Fuhrman
Name:	Glenn Fuhrman
Title:	Managing Member
Contact Information for all Parties above:
640 Park Avenue
New York, NY 10065
Attention: Glenn Fuhrman
With a mandatory copy to:
risa@truarrow.com

[Signature Page to Transaction Support Agreement]

A-IV-31

Arleon LLC A Series of Virtru PE LLC
By:	/s/ Glenn Fuhrman
Name:	Glenn Fuhrman
Title:	Managing Member
Contact Information for all Parties above:
640 Park Avenue
New York, NY 10065
Attention: Glenn Fuhrman
With a mandatory copy to:
risa@truarrow.com

[Signature Page to Transaction Support Agreement]

A-IV-32

By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Founder and Executive Chairman
Notice Address:
Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD, United Kingdom
Attention: Alex Chesterman
Email: alex.chesterman@cazoo/co.uk

[Signature Page to Transaction Support Agreement]

A-IV-33

AJAX I HOLDINGS, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-34

ASO GST HOLDINGS, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-35

AJO GST HOLDINGS, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address: c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-36

GST VII HOLDINGS, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address: c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-37

JADOFF INVESTMENTS, LP
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-38

JAO GST HOLDINGS, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-39

WCH 2021 QUAD, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-40

WCHS HOLDINGS 1, LLC
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-41

WILLOUGHBY FLAGSHIP FUND, LLC (f/k/a WCH 2022 QUAD, LLC)
By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	President
Notice Address:
c/o Willoughby Capital Holdings, LLC
667 Madison Avenue
New York, New York 10065
Fax: 914-607-3576
Attention: J. Morgan Rutman
Email: investments@willcapllc.com

[Signature Page to Transaction Support Agreement]

A-IV-42

Exhibit A

TRANSACTION TERM SHEET

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring of certain indebtedness (the “Transaction”) of Cazoo Group Ltd (“Cazoo” and, together with each of its subsidiaries and affiliates, collectively, the “Company”) that have been negotiated between the Company and the steering committee of the holders of the Company’s 2.00% Convertible Senior Notes due 2027 representing in excess of 60% of the aggregate principal amount of the Convertible Notes (as defined below) outstanding (the “Steering Committee”).

This Term Sheet is not legally binding unless it is annexed to the transaction support agreement (“TSA”) and the Support Effective Date (as defined in the TSA) has occurred. This term sheet does not constitute (nor shall it be construed as) an offer or solicitation with respect to any securities of the Company, it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities and/or other applicable laws. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence, without prejudice rules under English law, and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. This Term Sheet and the information contained herein is strictly confidential.

This Term Sheet does not purport to summarize all of the terms, conditions, covenants, and other provisions that may be contained in the fully negotiated and definitive documentation necessary to implement the Transaction (as defined below), all of which shall remain subject to internal committee approvals, further discussion and negotiation, including such changes to the structure as are necessary or appropriate to implement a mutually acceptable structure, taking regulatory, tax, accounting and legal considerations into account. The regulatory, tax, accounting and other legal and financial matters related to the Transaction have not been fully evaluated, and any such evaluation may affect the terms and structure of the Transaction.

Unless otherwise expressly noted, all amounts in this Term Sheet are denominated in U.S. dollars.

Overview
Implementation

The Transaction shall be implemented following a vote by holders of Existing Equity (as defined below) in favor of the Transaction and entry by the Steering Committee and certain other Convertible Noteholders (as defined below) into transaction agreements, documents, or approvals necessary to implement the Transaction (including the TSA). The TSA shall include terms customary for a transaction of this kind, including (a) Company support undertakings, (b) undertakings not to pursue an alternative transaction (subject to the fiduciary-out provision referenced in the section below titled “Definitive Documents” and subject to clause (iii) below), (c) disclosure undertakings, (d) representations and warranties, (e) consent rights with respect to the modification of the TSA, this Term Sheet, and definitive documentation, and (f) termination provisions.

The Company and Consenting Noteholders contemplate that the Transaction shall be implemented substantially as follows:

(i)     The Company shall enter into a TSA with Convertible Noteholders that hold in excess of 75% of the aggregate principal amount of the Convertible Notes (as defined below) (such Convertible Noteholders, the “Consenting Noteholders”) and certain holders of Existing Equity (including holders of Existing Equity that hold at least 25% of the Existing Equity) (the “Consenting Equityholders”), which TSA shall reflect the terms of this Term Sheet and the support of such Consenting Noteholders and such Consenting Equityholders for the transaction.

A-IV-43

(ii)    The Company shall launch a private Exchange Offer Memorandum (the “Exchange Offer Memorandum”) pursuant to which the Convertible Noteholders will be asked to approve (x) an offer of New Notes and the New Equity in exchange for their Convertible Notes and (y) the transactions contemplated by this Term Sheet. The Company shall provide customary registration rights to the Convertible Noteholders related to resales of the New Equity.

a.      If, as of 5:00 p.m. (New York City time) on the date that is 45 days from the Support Effective Date (as defined in the TSA) (the “Consent Deadline”), holders of 100% of the aggregate outstanding principal amount of the Convertible Notes vote in favor of the Exchange Offer Memorandum, the Transaction will be implemented as an out-of-court consensual transaction in accordance with the TSA and this Term Sheet.

b.      If (1) the Consenting Noteholders own or control, in the aggregate, in excess of 75% but less than 100% of the aggregate outstanding principal amount of the Convertible Notes as of the Consent Deadline, or (2) twenty (20) Business Days following the date that the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction, which notice has not been rescinded during such period; provided that such event shall not be deemed to occur any later than the Consent Deadline (each, a “Scheme Transaction Trigger Event”), the Transaction shall proceed on the basis of a Scheme Transaction in accordance with the TSA and this Term Sheet. For the avoidance of doubt, any Scheme Transaction shall result in identical treatment as an out-of-court consensual transaction and shall otherwise be implemented on terms acceptable to the Company and the Steering Committee.[1]

(iii)   The Company shall solicit the approval of the holders of its Existing Equity at an extraordinary meeting of shareholders to be held promptly following effectiveness of the Warrants Registration Statement (as defined below) at which the shareholders will be asked to approve (1) an increase in the authorized capital stock of the Company, (2) the transactions contemplated by this Term Sheet and (3) a reverse stock split.[2] Shareholders holding 662/3% of the Existing Equity present at the meeting, so long as a quorum of 331/3% of the Existing Equity is present at the meeting, will be necessary to approve the transactions contemplated by the Term Sheet. The proxy materials will include a statement that shareholders may submit alternative restructuring proposals (each, an “Alternative Proposal”) for the board to consider (the form of which statement, which shall be consistent with the foregoing, will be agreed between the Company and the Steering Committee prior to the entry into the TSA); provided that (A) such proxy materials shall not be distributed publicly without prior disclosure to the Steering Committee at least 3 business days prior to such distribution, (B) any Alternative Proposal(s) shall be disclosed to the Steering Committee within 24 hours of receipt thereof, (C) the board shall

____________

1        Implementation procedures for scheme will include early tender economics for participating noteholders to be agreed, subject to applicable laws. Early tender economics shall consist of non-cash consideration that would otherwise be distributable to Convertible Noteholders.

2        The reverse stock split shall occur after the shareholder vote and concurrent with the Closing Date. Steering Committee advisors to work with the Company on implementation. Mechanics to provide that agent can cash out fractional shareholders.

A-IV-44

only pursue Alternative Proposal(s) consistent with their fiduciary duties and (D) the definition of “Definitive Documents” shall include those portions of the proxy materials relating to an Alternative Proposal and the Convertible Notes; provided, however, that, except as authorized by this clause (ii) and subject to any “fiduciary out” provision set forth in the TSA or any applicable Definitive Documents (as defined below), the Company and its representatives shall not solicit, initiate, or encourage the submission of any Alternative Proposal or offer from any person relating to the same; provided, further, that nothing in this Term Sheet or the TSA shall be construed as support or consent by the Consenting Noteholders for any Alternative Proposal, and the Consenting Noteholders reserve all rights in this regard.

(iv)   The Company shall file a registration statement on Form F-1 (the “Warrants Registration Statement”) as soon as practicable with the U.S. Securities & Exchange Commission that registers the issuance of the New Warrants and the ordinary shares issuable upon the exercise thereof.

(v)    The Existing Equity and New Warrants (and ordinary shares issuable upon exercise thereof) held by the Consenting Equityholders shall be subject to contractual restrictions on transferability (the “Restrictions”) that provide that the Consenting Equityholders may not transfer their Existing Equity, other than to affiliates, family members, as a gift, for estate planning purposes or pursuant to other exceptions to be agreed, in each case subject to the Restrictions, provided that the Restrictions are subject to the following: (i) the Restrictions continue until the earlier of (1) the day a shelf registration statement registering the New Equity issued to the Convertible Noteholders and New Warrants, if any, received on account of equity held by them (and shares issuable upon exercise thereof) is declared effective by the SEC, and (2) 21 days after the Closing Date, (ii) existing counsel to Cazoo will be authorized to file and the Company shall cause to be filed a shelf registration statement in form and substance reasonably acceptable to the Steering Committee on Form F-3 (or Form F-1, if Form F-3 is not available) which registers the New Equity issued to the Convertible Noteholders and New Warrants, if any, received on account of equity held by them (and shares issuable upon exercise thereof) within 1 business day after the Closing Date and in connection with such filing, the Company shall procure that the required officers and directors of Cazoo (including any new directors elected in connection with the Transaction who, along with counsel, shall be provided with such diligence information as they shall reasonably request of the Company prior to closing) sign the shelf registration statement, that the auditors of Cazoo deliver a consent to be included as an exhibit to the shelf registration statement, that counsel to Cazoo in respect of the law of the Cayman Islands deliver an opinion related to the New Equity to be included as an exhibit to the shelf registration statement and that the required SEC filing fee is paid in advance of the filing of the shelf registration statement, (iii) if the SEC indicates that it will not review the shelf registration statement, Cazoo must promptly notify the Convertible Noteholders and the holders of Existing Equity of the no-review and must cause the shelf registration statement to become effective within 3 business days of the SEC notice of no-review; and (iv) the Company shall use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after the filing thereof.

Closing Date

The date on which the Transaction is consummated in accordance with the terms and conditions of the Definitive Documents (which shall include satisfaction of the conditions referred to in the section entitled “Conditions Precedent to Closing” below and the conditions referred to in the TSA) shall be referred to herein as the “Closing Date.”

A-IV-45

Current Capital Structure
2.00% Convertible Senior Notes due 2027

The Company’s obligations arising under or in connection with the 2.00% Convertible Senior Notes due 2027 (the “Convertible Notes” and the respective holders thereof, from time to time, the “Convertible Noteholders”), payable at an interest rate of 2.00% and issued pursuant to that certain Indenture, dated as of February 16, 2022, by and between Cazoo and U.S. Bank Trust Company, National Association, as trustee (as amended, restated, or modified from time to time, the “Indenture”).

Excluded Debt

The Company’s obligations arising under or in connection with various agreements other than the Indenture, including agreements related to the Company’s stocking loans, mortgages, leases, subscription facilities, secured asset financings, bank loans, and trade and other unsecured debt obligations that may arise from time to time (the “Excluded Debt”).

Existing Equity	All existing outstanding ordinary shares issued by Cazoo (the “Existing Equity”).
Existing Warrants	Options, warrants, or other rights to acquire newly-issued ordinary shares of Cazoo or convert the holders’ existing interest into newly-issued ordinary shares of Cazoo (the “Existing Warrants”).
Post-Transaction Capital Structure
New Senior Secured Notes

On the Closing Date, the Company shall issue new senior secured notes (the “New Notes”) with the following material terms:

•   Issuer: Cazoo.

•   Aggregate Principal Amount: $200 million.

•   Maturity: February 16, 2027 (the “New Notes Maturity Date”).

•   Interest: Interest shall accrue at a rate of 6.00% per annum, with a minimum of 4.00% payable in cash and, at the option of the Company, up to 2.00% payable in kind. Interest shall be payable semi-annually.

•   Payment at Maturity: Bullet repayment of all outstanding amounts.

•   Guarantors: All subsidiaries of Cazoo located in the UK, subject to customary exceptions and limitations, including agreed security principles[3] and guarantor coverage test.[4] Guarantees to be included in the New Indenture and subject to customary New York law provisions including, without limitation, provisions relating to the maximum liability thereunder in connection with fraudulent transfer, voidable transfer or other similar applicable law.

•   Guarantor Threshold Test: to be set at 85% of the EBITDA and revenue of the Group (the “Guarantor Threshold Test”). Guarantors, each Material Company and any other member of the Group as is necessary to be party to and/or accede to the Indenture to ensure that the Guarantor Threshold Test is satisfied within 60 days from the Closing Date, 60 days following an acquisition of a Material Company and within 60 days following delivery of semi-annual financial statements. For the avoidance of doubt, and subject to the first sentence of “Guarantors”, above, it is current intention of the parties that all UK Guarantors shall be required to be Guarantors at closing.

____________

3        Form and scope of agreed security principles to be agreed.

4        For the avoidance of doubt, additional current or future non-UK subsidiaries shall also become “Guarantors” in the event of insufficient coverage under guarantor coverage test.

A-IV-46

•   Material Company: (a) each Guarantor, (b) the Issuer and (c) any member of the Group which has EBITDA or revenue representing 5% or more of the EBITDA or revenue of the Group (and any member of the Group which is a holding company of a member of the Group referred to in (c) above).

•   Security: Secured by a fixed charge over the shares in each Guarantor, bank accounts (subject to customary exceptions to be agreed) of, and assignment of material intragroup receivables owing to, such Guarantor and a floating charge over substantially all of the assets including any IP of such Guarantor (subject to customary exclusions, including agreed security principles); to include a single point of enforcement. To also include security to be granted by Cazoo over the shares in Cazoo Holdings Ltd, bank accounts of Cazoo and an assignment of material intragroup receivables owed to Cazoo. Amount secured pursuant to any security document to be limited to the respective Guarantor’s guarantee obligations as set forth above. All security to be first ranking subject to customary exceptions.

•   Call Protection: The New Notes shall not be redeemable by Cazoo prior to the date that is two years from the issue date of the New Notes (the “New Notes Issue Date”), subject to a customary make-whole redemption feature during such two-year period. On or after the date that is two years from the New Notes Issue Date, Cazoo, at its option, may redeem the New Notes subject to a prepayment premium equal to (i) 4.00% of the outstanding principal amount (including capitalized interest (if any)), if redeemed on or after the date that is two years from the New Notes Issue Date, but prior to the date that is three years from the New Notes Issue Date, and (ii) 2.00% of the outstanding principal amount (including capitalized interest (if any)), if redeemed on or after the date that is three years from the New Notes Issue Date, but prior to the New Notes Maturity Date, plus in each case, accrued and unpaid interest (and, for the avoidance of doubt, any applicable capitalized interest, without duplication). Indenture to include express agreement by Cazoo to pay applicable redemption premiums following acceleration caused by insolvency/bankruptcy event.

•   Change of Control: Upon the occurrence of a change of control (which shall include the acquisition by any person or group of more than 50% of the outstanding ordinary shares of the Company or a parent of the Company), the Company shall offer to repurchase all of the outstanding Notes for cash at a repurchase price equal to 101% of the aggregate principal amount of the Notes then outstanding (including capitalized interest, if any) plus accrued and unpaid interest.

• Conversion: No pre-agreed conversion or equitization.
• Governing Law: New York.
• Format: Indenture between the Company and an indenture trustee to be selected by the Company.

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•   Other Terms: Covenants and other terms shall be usual and customary for this type of instrument. The indenture governing the New Notes will include usual and customary incurrence-based negative covenants, including but not limited to (i) limitations on debt, (ii) limitations on liens, (iii) limitations on mergers, consolidations, sales of all or substantially all assets, (iv) limitations on transactions with affiliates, (v) limitations on restricted payments, (vi) limitations on dividends and other payment restrictions affecting any direct or indirect restricted subsidiaries, (vii) limitations on future guarantees by restricted subsidiaries without such subsidiaries also guaranteeing the New Notes, (viii) limitations on disposals of assets, (ix) limitations on impairment of security, (x) suspension of covenants on achievement of investment grade status, (xi) holding company covenant, (xii) minimum liquidity covenant (the “Liquidity Covenant”) to be set at £50 million tested quarterly, and (xiii) limitations on business activities. The indenture governing the New Notes will also include usual and customary affirmative covenants, including but not limited to, (i) further assurance, (ii) payment of obligations, (iii) reporting, and (iv) compliance certificate. The New Notes shall not be subject to restrictions on transferability except such as may arise under the securities laws. The New Notes shall be transferable pursuant to Rule 144A and Regulation S under the Security Act.

•   Listing: Prior to the first interest payment date, the New Notes shall be listed and admitted to trading on The International Stock Exchange and/or another recognized stock exchange (within the meaning of Section 1005 of the Income Tax Act of 2007 of the United Kingdom (“ITA”) for the purposes of section 987 of the ITA) acceptable to the Steering Committee and the Company and, following such listing, the Company shall maintain the listing of the New Notes on that exchange.

New Ordinary Shares

On the Closing Date, Cazoo shall issue new ordinary shares to the Convertible Noteholders in a private placement on terms consistent with this Term Sheet, customary for this type of transaction and consistent with Cazoo’s corporate organizational documents (as such documents may be amended and restated, from time to time, in accordance with this Term Sheet, the TSA, and other mutually agreed documents in connection with the Transaction) (the “New Equity”), which New Equity shall be allocated among the Convertible Noteholders as set forth in this Term Sheet.

New Tranche 1 Warrants

On the Closing Date, Cazoo shall issue new warrants (or such other equity or equity-like instruments as may be mutually agreed between Cazoo and the Steering Committee, taking regulatory, tax, accounting and legal considerations into account (the “New Tranche 1 Warrants”)) representing the right to acquire (in the aggregate) newly issued ordinary shares representing up to 8.00% of the number of shares equal to the sum of (i) ordinary shares outstanding on the Closing Date after giving effect to the issuance of the New Equity (New Equity plus Existing Equity being referred to herein as “Closing Date Equity”) and (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants. The exercise price of the New Tranche 1 Warrants would be calculated based on a Company equity value of $525 million, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants.

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At any time after the Closing Date, if the Company’s equity value at any time exceeds $1,025 million (and the New Tranche 2 Warrants become exercisable), then the terms of the New Tranche 1 Warrants would be modified as follows (the “Tranche 2 Event”):

•   The number of shares issued or issuable upon the exercise of the New Tranche 1 Warrant would be increased to equal (in the aggregate) 8% of the number of shares equal to the sum of (i) the Closing Date Equity and (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants and the New Tranche 2 Warrants; and

•   The exercise price of the New Tranche 1 Warrants would be calculated based on a Company equity value of $525 million, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants and New Tranche 2 Warrants.

At any time after the Closing Date, if the Company’s equity value at any time exceeds $1,500 million (and the New Tranche 3 Warrants become exercisable), then the terms of the New Tranche 1 Warrants would be modified as follows (the “Tranche 3 Event”):

•   The number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants would be increased to equal (in the aggregate) 8% of the number of shares equal to the sum of (i) the Closing Date Equity and (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants, the New Tranche 2 Warrants and the New Tranche 3 Warrants; and

•   The exercise price of the New Tranche 1 Warrants would be calculated based on a Company equity value of $525 million, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants, New Tranche 2 Warrants and New Tranche 3 Warrants.

For the avoidance of doubt, only those New Tranche 1 Warrants outstanding at the time of either the Tranche 2 Event or the Tranche 3 Event would be modified as set forth above and holders would only receive their pro rata increase based on the number of New Tranche 1 Warrants still held. Further, the recalculation of the number of shares issued or issuable upon exercise of the New Tranche 1 Warrants as well as the exercise price would be recalculated based upon the original number of New Tranche 1 Warrants issued (and not those outstanding at the time of either of the Tranche 2 Event or the Tranche 3 Event).

The New Tranche 1 Warrants will permit cashless exercise at any time such New Tranche 1 Warrants are exercisable and will also have other customary terms to be agreed.

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New Tranche 2 Warrants

On the Closing Date, Cazoo shall issue new warrants (or such other equity or equity-like instruments as may be mutually agreed between Cazoo and the Steering Committee, taking regulatory, tax, accounting and legal considerations into account (the “New Tranche 2 Warrants”)) representing the right to acquire (in the aggregate) newly issued ordinary shares representing up to 8.00% of the number of shares equal to the sum of (i) the Closing Date Equity and (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants and the New Tranche 2 Warrants. The exercise price of the New Tranche 2 Warrants would be calculated based on a Company equity value of $1.025 billion, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants and New Tranche 2 Warrants. The New Tranche 2 Warrants will become exercisable when the Company equity value is $1.025 billion or higher.

At any time after the Closing Date, if a Tranche 3 Event occurs, then the terms of the New Tranche 2 Warrants would be modified as follows:

•   The number of shares issued or issuable upon the exercise of the New Tranche 2 Warrant would be increased to equal (in the aggregate) 8% of the number of shares equal to the sum of (i) the Closing Date Equity and (ii) the number of shares issued or issuable upon the exercise of the New Tranche 1 Warrants, the New Tranche 2 Warrants and the New Tranche 3 Warrants; and

•   The exercise price of the New Tranche 2 Warrants would be calculated based on a Company equity value of $1.025 billion, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants, New Tranche 2 Warrants and New Tranche 3 Warrants.

For the avoidance of doubt, only those New Tranche 2 Warrants outstanding at the time of the Tranche 3 Event would be modified as set forth above and holders would only receive their pro rata increase based on the number of New Tranche 2 Warrants still held. Further, the recalculation of the number of shares issued or issuable upon exercise of the New Tranche 2 Warrants as well as the exercise price would be recalculated based upon the original number of New Tranche 2 Warrants issued (and not those outstanding at the time of the Tranche 3 Event).

The New Tranche 2 Warrants will permit cashless exercise at any time such New Tranche 2 Warrants are exercisable and will also have other customary terms to be agreed.

New Tranche 3 Warrants

On the Closing Date, Cazoo shall issue new warrants (or such other equity or equity-like instruments as may be mutually agreed between Cazoo and the Steering Committee, taking regulatory, tax, accounting and legal considerations into account (the “New Tranche 3 Warrants,” and, together with the New Tranche 1 Warrants and New Tranche 2 Warrants, the “New Warrants”)) representing the right to acquire (in the aggregate) newly issued ordinary shares representing up to 8.00% of the sum of (i) the Closing Date Equity and (ii) the number of shares issued or issuable upon exercise of the New Tranche 1 Warrants, New Tranche 2 Warrants and New Tranche 3 Warrants. The exercise price of the New Tranche 3 Warrants would be calculated based on a Company equity value of $1.5 billion, divided by the Closing Date Equity plus the shares issued or issuable upon the exercise of the New Tranche 1 Warrants, New Tranche 2 Warrants and New Tranche 3 Warrants.

The New Tranche 3 Warrants will permit cashless exercise at any time such New Tranche 3 Warrants are exercisable and will also have other customary terms to be agreed.

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Treatment of Existing Claims & Interests
Convertible Notes

On and from the Closing Date, in full and final satisfaction, release, and discharge of any claims, rights, and obligations arising from the Convertible Notes held by the Convertible Noteholders, the exchanged Convertible Notes shall be canceled, and in exchange for such cancelation, the Convertible Noteholders (or the permitted assignees and designees of such Convertible Noteholders) shall receive their pro rata share of:[5]

(i)          the New Notes; and

(ii)         ordinary shares of the Company so that the Convertible Noteholders will hold 92.00% of the Closing Date Equity (subject to dilution by the Existing Warrants, the New Warrants, and the MIP (as defined below)), in each case based on the aggregate amount of Convertible Notes obligations held by each Convertible Noteholder as of the Closing Date.

Excluded Debt

The legal, equitable, and contractual rights of holders of claims arising from the Excluded Debt shall be unaltered by the Transaction, and the Company shall continue to perform under all Excluded Debt agreements and/or pay, settle, or honor any Excluded Debt obligations in the ordinary course of business.

Existing Warrants	The legal, equitable, and contractual rights of holders of claims arising from the Existing Warrants shall be unaltered by the Transaction.[6]
Existing Equity

Existing Equity shall be diluted and receive the following treatment. At the Closing Date, holders of Existing Equity shall (i) receive their pro rata share of the New Warrants based on the aggregate amount of Existing Equity held by each holder of Existing Equity as of the Closing Date and (ii) hold 8.00% of the Closing Date Equity.

Other Material Transaction Terms
Pro Rata Dilution

For the avoidance of doubt, any subsequent issuance of equity securities following the Closing Date (including without limitation any conversion of the Existing Warrants, conversion of the New Warrants, and/or issuance of new equity in connection with the MIP) shall dilute all holders of equity on a pro rata basis in each case based on the aggregate amount of each holder’s equity holdings as of the date of such issuance or conversion, as the case may be.

Governance

On or after the Closing Date, Cazoo shall replace the existing Board of Directors with a new seven-member Board of Directors (the “New Board”). Six members of the New Board shall be appointed by the Convertible Noteholders, and one member of the New Board shall be selected by the current board of directors of the Company. The Company shall implement additional agreed-upon changes to its corporate governance arrangements customary for this type of transaction, including adoption of an amended and restated memorandum and articles of association.

____________

5        Tax efficiency of exchange and related CODI issues subject to ongoing review.

6        Subject to ongoing review.

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Public Listing

For a period of at least 6 months following the execution of the TSA, and in no event less than 3 months following the Closing Date, the Company shall undertake commercially reasonable efforts to maintain Cazoo as a publicly listed company on the NYSE, Nasdaq or such other reputable international exchange mutually agreed upon by the Company and the Steering Committee (such period, the “Public Listing Period”); provided that commercially reasonable efforts shall include providing any information required by any such exchange related to the business, its finances and strategies; provided, further, that notwithstanding anything to the contrary herein, commercially reasonable efforts shall not require the Company to maintain the public listing of Cazoo as a result of a sale of the Company in which the holders of Closing Date Equity receive cash or liquid, marketable securities of another company which are listed on NASDAQ, the NYSE, or such other reputable international stock exchange; provided, further, that (1) the Public Listing Period shall be automatically extended in order to ensure that Cazoo’s executive officers and directors (and former executive officers and directors) shall have at least 30 trading days following the Closing Date during which such persons shall be permitted to trade their Existing Equity on the applicable exchange in compliance with the Company’s insider trading policies and applicable securities laws; and (2) any waiver of the Restrictions by the Steering Committee on a given day shall count towards the 30 trading days (so long as such Cazoo executive officer or director (or former executive officer or director) is otherwise permitted to trade their Existing Equity under the Company’s insider trading policies and applicable securities laws on such day) and the Company provides such persons at least three business days advance notice of when a given day is a trading day.

Minority Rights

The Definitive Documents will include certain customary minority and majority protections including without limitation tag rights and preemptive rights for the holders of Existing Equity to be negotiated.

Management Incentive Plan

The New Board shall retain the right to enact or amend a Management Incentive Plan (“MIP”), including a MIP that will result in the dilution of all holders of Closing Date Equity, the Existing Warrants, and New Warrants on a pro rata basis.

Reimbursement of Fees and Expenses

On the Closing Date, the Company shall be responsible for and shall pay all reasonable, documented fees and expenses, together with any VAT thereon, incurred by Weil, Gotshal & Manges LLP, Weil, Gotshal & Manges (London) LLP, and Campbells LLP, as legal counsel to the Consenting Noteholders, and PJT Partners, as financial advisors to the Consenting Noteholders. TSA to include customary reimbursement obligations by the Company in favor of the Convertible Noteholders, including a requirement that legal fees and expenses and monthly fees of PJT Partners, in each case incurred as of the date of the TSA in connection with the Transaction be paid or reimbursed in full as a condition precedent to the effectiveness of the TSA.

Tax Structure

The Company, Convertible Noteholders and holders of Existing Equity shall take all commercially reasonable actions to implement the Transaction in a mutually acceptable manner, taking regulatory, tax, accounting and legal considerations into account, to preserve and recognize tax attributes, and to mitigate the impact of any adverse tax consequences on the Company, the Convertible Noteholders and the holders of Existing Equity, and the transactions contemplated by this Term Sheet will be structured in furtherance thereof. All terms of this Term Sheet are subject to tax review and diligence.

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Timetable

If the Transaction has not been consummated by the Outside Date, the Company and Convertible Noteholders shall no longer be bound to the terms of this Term Sheet or the TSA, except as otherwise provided herein or in the TSA.

“Outside Date” shall mean November 15, 2023; provided that, if the Transaction has not been consummated by November 15, 2023 because the Form F-1 has not yet been declared effective by the SEC or the SEC review of the Schedule TO has not been completed, in each case for reasons outside of the Company’s control (regardless whether any other condition remains unsatisfied on the Outside Date), then the Outside Date shall be extended to December 31, 2023; provided, further, if a Scheme Transaction Trigger Event has occurred, the Outside Date shall be automatically extended to the date that is 85 days after the Scheme Transaction Trigger Event; provided, further, that the Outside Date may be extended with the mutual written consent (email being sufficient) of the Company, each Consenting Equityholder and the Steering Committee.

Conditions Precedent to Closing

Customary conditions precedent to occurrence of the Closing Date, including (without limitation):

(i)     the TSA shall not have been terminated and shall remain in full force and effect;

(ii)    documentation implementing the Transaction in accordance with the terms and conditions set forth in the TSA;

(iii)   irrevocable written commitments from certain designated stakeholders to be agreed between the Company and the Steering Committee to support the Transaction (such commitments to be provided upon the execution of the TSA); and

(iv)   all fees and expenses incurred by the Convertible Noteholders through the Closing Date shall have been paid in full by the Company (as described in “Reimbursement of Fees and Expenses”).

Additional Obligations Prior to Closing Date

The Convertible Noteholders’ support for the Transaction on the terms set forth in this Term Sheet are conditioned on the following:

(i)     in accordance with the section above titled “Implementation,” the Company shall provide the statement regarding Alternative Proposals to be included in the proxy materials, the agreed form of which statement is attached to the TSA as Exhibit C;

(ii)    from the date on which the parties enter into the TSA until the Closing Date (the “Interim Period”), the Company will deliver bi-weekly cashflow reporting for the prior two weeks prepared in the ordinary course;

(iii)   the Company’s management and advisors shall provide a good faith response on all reasonable information requests, including requests regarding the Company’s operations and strategic planning, of the Steering Committee during ordinary business hours and made to the individuals listed on Schedule 4(a)(xii) to the TSA in connection with the Transaction and implementation thereof; and

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(iv)   during the Interim Period, the Company shall not (A) make any material payments, dispositions, or investments, grant any pledge, lien, security interest or charge, or enter into any transactions that are outside the ordinary course of business consistent with past practice, except pursuant to arrangements in effect as of the date of the entry of the TSA, (B) restrict or encumber cash or cash equivalent balances in excess of the amounts restricted or encumbered as of the date hereof, nor (C) make any material changes to employee agreements or arrangements, in each case except with the consent of the Steering Committee in its reasonable discretion, provided that retention payments may be made to members of management in connection with the Transaction in an aggregate amount not to exceed £524,000; and

(v)    the Company must maintain, at all times during the Interim Period, cash and cash-financed retail inventory together totaling at least £170 million in value, which such amount (A) shall be decreased by any fees and expenses incurred in connection with the Transaction and paid or reimbursed by the Company as of the date of any calculation and (B) shall be further decreased by £10 million on October 1, 2023 and by £10 million on the first day of each succeeding calendar month; provided that any sale leaseback proceeds shall not count towards the minimum liquidity balance; provided, further, that lease exit costs acceptable to the Steering Committee shall be added back to the liquidity balance for such purposes;

If the Company does not comply with each of these additional obligations set forth in clauses (i) through (v) above in any material respect, the Convertible Noteholders may terminate this Term Sheet and the TSA without further obligation arising therefrom or liability for such termination on the terms and conditions set forth in the TSA. For the avoidance of doubt, with respect to clause (i) above, if the Company releases proxy materials with a statement regarding Alternative Proposals other than the statement approved by the Company and Steering Committee, the Convertible Noteholders may terminate this Term Sheet and the TSA in accordance with this paragraph and the TSA.

Except as required by applicable law (including by statute or regulation), the Convertible Noteholders agree that, without the prior written consent of the Company, none of them, individually or collectively, will disclose this Term Sheet or the contents hereof in any public communication or filing including any regulatory filing prior to the execution of Definitive Documents. Further, the Steering Committee and each other Convertible Noteholder party to the TSA shall agree (i) during the period commencing upon the date of effectiveness of the TSA until the date the TSA is no longer in effect, to refrain from directing the Trustee, or encouraging or assisting any other Convertible Noteholder Party (whether directly or indirectly), to exercise any rights or remedies with respect to any failure of the Company to perform any of its obligations under Section 15.01 of the Convertible Notes Indenture, dated February 16, 2022 (as amended), in connection with any “Fundamental Change” under clause (d) of the definition thereunder and (ii) if the Convertible Noteholders do not comply with the foregoing, the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach.

Definitive Documents

This Term Sheet is indicative, and any final agreement shall be subject to the execution of relevant Definitive Documents, which documents shall be consistent in all material respects with the terms of this Term Sheet and the TSA and shall contain terms, conditions, representations, warranties, and covenants, in each case, customary for the transactions described herein and for transactions of this type, including a fiduciary out and releases for the Company, the Convertible Noteholders, each party’s officers and directors, and each party’s advisors (subject to customary exclusions for fraud, gross negligence, and willful misconduct). This Term Sheet shall not constitute a contract, arrangement, understanding or relationship among the Convertible Noteholders and the Company or any other person with respect to any securities of the Company. Nothing in this Term Sheet, the TSA, or the Definitive Documents shall impair or alter the fiduciary duties of the New Board.

A-IV-54

Exhibit B

FORM OF JOINDER AGREEMENT FOR CONSENTING STAKEHOLDER

This Joinder Agreement to the Transaction Support Agreement, dated as of September 20, 2023 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Stakeholders, is executed and delivered by_______________________ (the “Joining Party”) as of ____________, 2023. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a (i) “Consenting Stakeholder” and (ii) a “Party” for all purposes under the Agreement and with respect to any and all indebtedness or shares held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of indebtedness or number of shares, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties set forth in Section 10 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions that would require the application of the law of any other jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING STAKEHOLDER

By:
Name:
Title:

Principal Amount of Convertible Notes: $__________

Number of Existing Equity: __________

Notice Address:

Fax:
Attention:
Email:

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Exhibit C

Alternative Proposal Statement

•        The following statement will be included in the Summary section and the Invitation for Proposals section of the Proxy Document:

Invitation for Proposals

All existing holders of the Class A ordinary shares of Cazoo Group Ltd are invited to submit alternative proposals with respect to the restructuring of the Company’s debt and equity capital structure. Any and all proposals are welcome, whether dealing with a part or all of the debt and equity capital structure. The Board of Directors of Cazoo Group Ltd will review all proposals submitted by the deadline, consistent with its fiduciary duties under applicable law. Any proposals must be submitted by email to [•] or by mail to [•] by no later than [•], 2023 at 5:00 p.m. (Eastern Time). In the absence of a satisfactory alternative proposal, the existing share capital will be materially diluted as part of the Transaction.

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Schedule 1(a)(ccc)

No	Milestone	Date

A-IV-58

Schedule 4(a)(xii)

A-IV-59

Schedule 8

•        WCH 2022 Quad, LLC

•        WCHS Holdings 1, LLC

•        JADOFF Investments, LP

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Schedule 10(a)(ii)

•        Stocking Agreement (Purchase Agency & Sale Arrangement), dated 12 July 2019, between Lombard and Cazoo Limited (as amended, supplemented or otherwise modified from time to time)

•        Vehicle Purchase Agency, Purchase and Sales Agreement, dated December 2020, between Santander Consumer (UK) PLC and Cazoo Limited (as amended, supplemented or otherwise modified from time to time)

•        Investor Rights Agreement, dated August 26, 2021, with respect to the sponsor’s right to designate one director until the expiration of the term of office of the Class III directors

A-IV-61

AMENDMENT NO. 1 TO TRANSACTION SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO TRANSACTION SUPPORT AGREEMENT, dated as of November 3, 2023 (this “Amendment”), is entered into by and among (i) Cazoo Group Ltd, a Cayman Islands exempted company (“Cazoo”) and each of its subsidiaries party hereto (each a “Company Party” and, collectively with each other subsidiary of Cazoo, the “Company”), (ii) the undersigned Consenting Noteholders comprising the Steering Committee, and (iii) as of the date hereof unless otherwise set forth on the applicable signature page below and solely with respect to Section 1(b) of this Amendment, each Consenting Equityholder (each, a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Transaction Support Agreement (as defined below).

WHEREAS, the Company, the Steering Committee, and the Consenting Equityholders entered into that certain Transaction Support Agreement, dated as of September 20, 2023 (as amended, modified or supplemented prior to the date hereof, the “Transaction Support Agreement”); and

WHEREAS, as of the date hereof, the Parties desire to enter into this Amendment to make certain modifications to the Transaction Support Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intended to be legally bound, agree as follows:

1. Amendments. In accordance with the requirements of Section 12 of the Transaction Support Agreement, the Parties hereby agree to amend the Transaction Support Agreement as follows (and to amend the Transaction Term Sheet, mutatis mutandi):

(a)     Section 1(q) shall be amended and restated as follows:

“Consent Deadline” means 5:00 p.m. (New York City time) on the date that is 10 Business Days from the date the Exchange Offer Memorandum is issued, posted, and distributed or any other date specified in the Exchange Offer Memorandum as the date by which consents by Convertible Noteholders are due.

(b)    Section 1(tt) shall be amended and restated as follows:

“Outside Date” means December 15, 2023; provided that if the Transaction has not been consummated by the Outside Date because the Form F-1 has not yet been declared effective by the SEC or the SEC review of the Schedule TO has not been completed, in each case for reasons outside of the Company’s control (regardless of whether any other condition remains unsatisfied at the Outside Date), the Outside Date shall be automatically extended to January 15, 2024; provided, further, that if a Scheme Transaction Trigger Event has occurred, the Outside Date shall be automatically extended to the date that is 85 days after the Scheme Transaction Trigger Event; provided, further, that the Outside Date may be extended with the prior written consent (email shall suffice) of the Company, each Consenting Equityholder, and the Steering Committee.

(c)     Section 1(iii) shall be amended and restated as follows:

“Scheme Transaction Trigger Event” means if (1) holders of more than 75% but less than 100% of the aggregate outstanding principal amount of the Convertible Notes have become (a) Consenting Noteholders or (b) party to an alternative agreement with the Company to tender (or cause to be tendered) each such Convertible Noteholder’s Convertible Notes in the Exchange Offer in accordance with the Exchange Offer Memorandum and not withdraw such Convertible Notes, which agreement shall be in the form and substance reasonably acceptable to the Company and the Steering Committee (each such agreement, an “Alternative Tender Agreement”), in each case by the Consent Deadline, or (2) twenty (20) Business Days following the date that the Consenting Noteholders and the Company receive written confirmation from any Convertible Noteholder that such Convertible Noteholder will not participate in an out-of-court consensual transaction, which notice has not been rescinded during such period; provided that such event shall not be deemed to occur any later than the Consent Deadline.

A-IV-62

(d)    Section 1(lll) shall be amended and restated as follows:

“Steering Committee” means Viking Global Investors LP and Farallon Capital Management, LLC.

(e)     Section 4(a)(vii) shall be amended and restated as follows:

take all actions required to implement the Exchange Offer in accordance with the Transaction Term Sheet and in compliance with the applicable securities regulations, including by timely posting and distributing the Exchange Offer Memorandum and keeping such Exchange Offer open for a period of at least 20 Business Days (provided that the Company may terminate the Exchange Offer after the Consent Deadline, with any such early termination or any extension to be agreed by the Steering Committee);

(f)     Section 4(a)(xvi) shall be amended and restated as follows:

cause holders of 100% of the aggregate outstanding principal amount of the Convertible Notes to become either (A) Consenting Noteholders or (B) party to an Alternative Tender Agreement;

(g)    Section 5(j) shall be amended and restated as follows:

unless the Transaction is implemented through a Scheme Transaction, holders of 100% of the aggregate outstanding principal amount of the Convertible Notes shall be either (A) Consenting Noteholders or (B) party to an Alternative Tender Agreement;

(h)    The provision of the Transaction Term Sheet providing that Existing Equity and New Warrants (and ordinary shares issuable upon exercise thereof) held by the Consenting Equityholders shall be subject to certain contractual restrictions on transferability (the “Restrictions”) and the related portion of the Condition to Closing set forth in Section 5(f) are hereby waived. Accordingly, Section 5(f) of the Transaction Support Agreement shall be amended and restated as follows:

the New Warrants shall have been issued to the Existing Equityholders in accordance with the requirements in the Transaction Term Sheet, other than the requirement that Existing Equity and New Warrants (and ordinary shares issuable upon exercise thereof) held by the Consenting Equityholders be subject to contractual restrictions on transferability (the “Restrictions”) that provide that the Consenting Equityholders may not transfer their Existing Equity, other than to affiliates, family members, as a gift, for estate planning purposes or pursuant to other exceptions to be agreed, in each case subject to the Restrictions, which requirement has been waived by the Steering Committee;

(i)     The provisions of the Transaction Term Sheet set forth under the “Public Listing” heading shall be amended and restated as follows:

For a period of at least 6 months following the execution of the TSA, and in no event less than 3 months following the Closing Date, the Company shall undertake commercially reasonable efforts to maintain Cazoo as a publicly listed company on the NYSE, Nasdaq or such other reputable international exchange mutually agreed upon by the Company and the Steering Committee (such period, the “Public Listing Period”); provided that commercially reasonable efforts shall include providing any information required by any such exchange related to the business, its finances and strategies; provided, further, that notwithstanding anything to the contrary herein, commercially reasonable efforts shall not require the Company to maintain the public listing of Cazoo as a result of a sale of the Company in which the holders of Closing Date Equity receive cash or liquid, marketable securities of another company which are listed on NASDAQ, the NYSE, or such other reputable international stock exchange; provided, further, that (1) the Public Listing Period shall be automatically extended in order to ensure that Cazoo’s executive officers and directors (and former executive officers and directors) shall have at least 30 trading days (whether or not consecutive) following the Closing Date during which such persons shall be permitted to trade their Existing Equity on the applicable exchange in compliance with the Company’s insider trading policies and applicable securities laws; and (2) any waiver of the Restrictions by the Steering Committee on a given day shall count towards the 30 trading days (so long as such Cazoo executive officer or director (or former executive officer or director) is otherwise permitted to trade their Existing Equity under the Company’s insider trading policies and applicable securities laws on such day).

A-IV-63

2. Effectiveness. This Amendment shall become effective and binding when counterpart signature pages to this Amendment have been executed and delivered by (i) solely with respect to Section 1(b) of this Amendment, (a) the Company Parties, (b) the Steering Committee, and (c) the Consenting Equityholders and (ii) with respect to the remainder of this Amendment, (a) the Company Parties and (b) the Steering Committee, in each case, to the Parties’ respective counsel.

3. Miscellaneous. Except as expressly set forth herein, the Transaction Support Agreement is and shall remain unchanged and in full force and effect, and nothing contained in this Amendment shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights of any Party, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Transaction Support Agreement.

4. Survival. This Amendment is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, and executors.

5. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction, other than as provided herein.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.  The words “execution,” “signed,” “signature,” and words of like import in or relating to this Agreement will be deemed to include electronic signatures or electronic records, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

A-IV-64

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and, as applicable, delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

CAZOO GROUP LTD
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Founder and Executive Chairman
CAZOO HOLDINGS LIMITED
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title:	Director
CAZOO LTD
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title:	Director
CAZOO PROPERTIES LIMITED
By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Director
By:	/s/ Paul Woolf
Name:	Paul Woolf
Title:	Director

[Signature Page to TSA Amendment]

A-IV-65

Consenting Noteholder Signature Page

VIKING GLOBAL EQUITIES MASTER LTD.,

By: Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler
Title:	Authorized Signatory

VIKING GLOBAL EQUITIES II LP,

By: Viking Global Performance LLC, its investment manager

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler
Title:	Authorized Signatory

Contact Information for all Parties above:

c/o Viking Global Investors LP
660 Fifth Avenue
New York, NY 10103
Attention: General Counsel

With a mandatory copy to:
legalnotices@vikingglobal.com

[Signature Page to TSA Amendment]

A-IV-66

Consenting Noteholder Signature Page

Farallon Capital Partners, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital Institutional Partners, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Four Crossings Institutional Partners V, L.P.

By: Farallon Institutional (GP) V, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Manager

[Signature Page to TSA Amendment]

A-IV-67

Farallon Capital Institutional Partners II, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital Offshore Investors II, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital F5 Master I, L.P.

By: Farallon F5 (GP), L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Farallon Capital (AM) Investors LP

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

[Signature Page to TSA Amendment]

A-IV-68

Farallon Capital Institutional Partners III, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:	/s/ Rajiv A. Patel
Name:	Rajiv A. Patel
Title:	Managing Member

Contact Information for all Parties above:

c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111, USA
Attention:

With a mandatory copy to:
Legal-UK@faralloncapital.com

[Signature Page to TSA Amendment]

A-IV-69

Consenting Equityholder Signature Page

By:	/s/ Alex Chesterman
Name:	Alex Chesterman
Title:	Founder and Executive Chairman

Contact Information:

c/o Cazoo Group Ltd
41 Chalton Street
London, NW1 1JD, United Kingdom
Attention: Alex Chesterman
Email: alex.chesterman@cazoo.co.uk

[Signature Page to TSA Amendment]

A-IV-70

APPENDIX V: FORM OF JOINDER AGREEMENT FOR CONSENTING STAKEHOLDER

This Joinder Agreement to the Transaction Support Agreement, dated as of September 20, 2023 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Stakeholders, is executed and delivered by_______________________ (the “Joining Party”) as of ____________, 2023. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a (i) “Consenting Stakeholder” and (ii) a “Party” for all purposes under the Agreement and with respect to any and all indebtedness or shares held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of indebtedness or number of shares, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties set forth in Section 10 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions that would require the application of the law of any other jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING STAKEHOLDER

By:
Name:
Title:

Principal Amount of Convertible Notes: $__________

Number of Existing Equity: __________

Notice Address:

Fax:
Attention:
Email:

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